As filed with the Securities and Exchange Commission on July 27, 2026

Registration No. 333-292440

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hennessy Capital Investment Corp. VII
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	99-4813262
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrant, see “Co-Registrants Table” on the following page.

195 US Hwy 50, Suite 207

Zephyr Cove, Nevada 89448

Telephone: (775) 339-1671
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Jeffrey N. Smith Michael P. Heinz Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 Tel: (312) 853-7000	Jonathan H. Talcott E. Peter Strand Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW Suite 900 Washington, D.C., 20001 Tel: (202) 689-2800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
ONE Nuclear Energy LLC	Delaware	4911	33-3449269

(1)	The Co-Registrant has the following principal executive office:

ONE Nuclear Energy LLC
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
Telephone: (561) 779-9400

(2)	The agent for service for the Co-Registrant is:

Richard Taylor

ONE Nuclear Energy LLC

Co-Founder, Chairman, Chief Executive Officer
700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
Telephone: (561) 779-9400

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED JULY 27, 2026

proxy statement for extraordinary general meeting of hennessy capital investment corp. VII

(A Cayman Islands Exempted Company WITH LIMITED LIABILITY)

AND
PROSPECTUS FOR UP TO 137,410,526 SHARES OF COMMON STOCK, AND
19,690,000 RIGHTS TO RECEIVE SHARES OF COMMON STOCK
OF
HENNESSY cAPITAL INVESTMENT CORP. VII
(TO BE RENAMED “ONE Nuclear ENERGY INC.” EFFECTIVE IMMEDIATELY FOLLOWING
THE CONSUMMATION OF THE BUSINESS COMBINATION DESCRIBED HEREIN)

Hennessy Capital Investment Corp. VII

195 US Hwy 50, Suite 207

Zephyr Cove, Nevada 89448

Dear Hennessy Capital Investment Corp. VII Shareholders:

Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company with limited liability (“HVII”), cordially invites you to attend an extraordinary general meeting of shareholders (the “extraordinary general meeting”) to consider matters related to the proposed Business Combination (as defined and described below). The extraordinary general meeting will be held on [   ], 2026, at [  ] [a.m. / p.m.], Eastern time, or at such other time and such other date to which the extraordinary general meeting may be adjourned or postponed, via a virtual meeting. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (i.e., those holding shares in a stock brokerage account or by a bank or other nominee) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

Overview of the Business Combination and Domestication

On October 22, 2025, HVII, Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of HVII (“Merger Sub”), and ONE Nuclear Energy LLC, a Delaware limited liability company (“ONE Nuclear”), entered into the Business Combination Agreement, dated as of October 22, 2025 (as may be amended or supplemented from time to time, the “Business Combination Agreement”). ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies.

Pursuant to the terms of the Business Combination Agreement, among other things, at the closing of the transactions contemplated thereby (the “Closing,” and the date on which the Closing occurs, the “Closing Date”) and following the Domestication (as defined below), Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear being the surviving company of the Merger. The Merger and the other transactions described in the Business Combination Agreement are collectively referred to as the “Business Combination.” Following the Closing, ONE Nuclear will be a direct wholly-owned subsidiary of HVII, and HVII will be renamed “ONE Nuclear Energy Inc.” (HVII as of and following the Merger, “New ONE Nuclear”).

The aggregate consideration to be paid to the members of ONE Nuclear (the “ONE Nuclear Members”) at the Closing will be in the form of stock, comprised of newly issued shares of common stock of New ONE Nuclear, par value $0.0001 per share (“New ONE Nuclear Common Stock”). Pursuant to a formula set forth in the Business Combination Agreement, the number of shares to be issued at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the Redemption Price (as defined below). For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per HVII Public Share, the total number of shares of New ONE Nuclear Common Stock to be issued as consideration to the ONE Nuclear Members would be 95,693,779 shares of New ONE Nuclear Common Stock, which will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.” In addition, the ONE Nuclear Members will be entitled to receive up to an aggregate of 13.0 million additional shares of New ONE Nuclear Common Stock (“Earnout Shares”) in contingent consideration, subject to the achievement of certain New ONE Nuclear Common Stock share price milestones (e.g., one-third of the Earnout Shares are issuable when the closing price of New ONE Nuclear Common Stock equals or exceeds $12.50, $15.00 and $17.50 per share), subject to certain conditions and limitations. See “The Business Combination Agreement — Consideration; Conversion of Securities — Company Earnout” for further information on the contingent consideration payable to the ONE Nuclear Members.

On the Closing Date prior to Closing, (a) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of HVII (each an “HVII Class B Ordinary Share”) will convert (the “Sponsor Share Conversion”) automatically, on a one-for-one basis, into one Class A ordinary share, par value $0.0001 per share, of HVII (each an “HVII Class A Ordinary Share” and together with the HVII Class B Ordinary Shares, the “HVII Ordinary Shares”); (b) immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and (c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding HVII Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of New ONE Nuclear Common Stock, (ii) each then issued and outstanding HVII right will convert automatically into a right to acquire one-twelfth (1/12) of one share of New ONE Nuclear Common Stock at Closing (each a “Domesticated HVII Right”), and (iii) each then issued and outstanding unit of HVII will be cancelled, and one share of New ONE Nuclear Common Stock and one Domesticated HVII Right will be issued in respect thereof. For more information regarding the Domestication, see the section of the accompanying proxy statement/prospectus entitled “Proposal No. 2 – The Domestication Proposal”.

HVII’s units, HVII Class A Ordinary Shares and HVII Rights are currently listed on the Nasdaq Global Market under the symbols “HVIIU,” “HVII,” and “HVIIR,” respectively. Shares of New ONE Nuclear Common Stock are expected to trade on the Nasdaq under the ticker symbol “ONEN” following the Closing. At the Closing, each twelve Domesticated HVII Rights will convert into one share of New ONE Nuclear Common Stock, and therefore there will be no Nasdaq listing of Domesticated HVII Rights following the consummation of the Business Combination.

In connection with the execution of the Business Combination Agreement, certain of the ONE Nuclear Members, HVII and ONE Nuclear entered into a Member Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the ONE Nuclear Members parties thereto agreed (a) to attend and vote at any meeting of the ONE Nuclear Members (including any postponement or adjournment thereof) and execute and deliver written consent or approval in any action by written consent or approval of the ONE Nuclear Members requested by ONE Nuclear, all of the units of ONE Nuclear held by the ONE Nuclear Members parties thereto (i) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), and (ii) against any action, agreement or transaction or proposal that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect and (b) not to transfer or redeem any units of ONE Nuclear held by them prior to Closing, subject to certain exceptions.

In connection with the execution of the Business Combination Agreement, the Sponsor and HVII’s directors and officers executed a Sponsor Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, HC VII Sponsor LLC (the “Sponsor”) and the other HVII shareholders parties thereto agreed (a) to vote all of the HVII Ordinary Shares that they hold in favor of the Business Combination Agreement, the Transactions and any related actions, and against any other transactions or proposals intended, or that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect and (b) not to transfer or redeem any of the HVII Ordinary Shares or HVII units held by them prior to Closing, subject to certain exceptions.

Additionally, in connection with the Business Combination Agreement, certain related agreements and documents will be entered into, upon the consummation of the Mergers, including an Amended and Restated Registration Rights Agreement and Lock-up Agreements, substantially in the forms attached hereto as Annex D and Annex E, respectively, with certain of the HVII shareholders (including the Sponsor and HVII’s directors and officers) and ONE Nuclear Members. See the sections of the accompanying proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” and “—Lock-Up Agreements” for additional information.

The Extraordinary General Meeting and the Proposals

HVII cannot complete the Business Combination unless HVII’s shareholders approve the Business Combination Agreement and the Transactions. HVII is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements thereof. In connection with the extraordinary general meeting, shareholders of HVII Class A Ordinary Shares have certain redemption rights, as described in more detail in the accompanying proxy statement/prospectus.

At the extraordinary general meeting, HVII shareholders will be asked to consider and vote upon a proposal to approve the Business Combination Agreement and the Transactions (the “Business Combination Proposal”).

In additional to the Business Combination Proposal, HVII shareholders will also be asked to consider and vote upon:

●	The “Domestication Proposal” — a proposal to consider and vote upon a proposal to approve, by special resolution, of holders of HVII Class B Ordinary Shares, the Domestication.

●	The “Stock Issuance Proposal” — a proposal to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear Common Stock to the holders of units of ONE Nuclear as of immediately prior to the effective time of the Merger.

●	The “Organizational Documents Proposal” — a proposal to consider and vote upon a proposal to approve, by special resolution, and adopt the proposed new certificate of incorporation of HVII (the “New ONE Nuclear Charter”) and the proposed new bylaws (the “New ONE Nuclear Bylaws”) of HVII to be in effect following the Domestication. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	The “Advisory Organizational Documents Proposals” — a proposal to consider and vote upon six separate governance proposals to approve, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Charter and New ONE Nuclear Bylaws, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures:

○	Proposal No. 5A—Changes to Authorized Share Capital;

○	Proposal No. 5B—Required Vote to Amend Charter;

○	Proposal No. 5C—Director Removal;

○	Proposal No. 5D—Exclusive Forum Provision;

○	Proposal No. 5E—Shareholder Action by Written Consent; and

○	Proposal No. 5F—Removal of Blank Check Company Provisions.

●	The “Incentive Plan Proposal” — a proposal to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder. The form of the ONE Nuclear Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex F.

●	The “Director Election Proposal” — a proposal to consider and vote upon a proposal to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the board of directors of New ONE Nuclear until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

●	The “Adjournment Proposal” — a proposal to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

Each Proposal is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

HVII may not consummate the Business Combination unless the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved (collectively, the “Condition Precedent Proposals”). Each of the Condition Precedent Proposals is cross conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompany proxy statement/prospectus and is not a condition the approval of any of the Condition Precedent Proposals. The Advisory Organization Documents Proposals consists of non-binding advisory proposals.

Only holders of record of HVII Class A Ordinary Shares and HVII Class B Ordinary Shares, at the close of business on [      ], 2026 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are each being proposed as an ordinary resolution, being a resolution passed at the extraordinary general meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon. Approval of the Domestication Proposal is being proposed as a special resolution for the holders of HVII Class B Ordinary Shares, being a resolution passed at the extraordinary general meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Class B Ordinary Shares being entitled to do so, voting in person or by proxy thereon. Approval of the Organizational Documents and each of the Advisory Organizational Documents are being proposed as a special resolution, being a resolution passed at the extraordinary general meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII ordinary shares being entitled to do so, voting in person or by proxy thereon. An HVII shareholder’s failure to vote by proxy, over the internet, or in person online at the HVII Shareholders’ Meeting will have no effect on the approval of the Business Combination Proposal once a quorum (the holders of at least a majority of the issued and outstanding HVII ordinary shares, present in person or by proxy) is obtained.

Pursuant to a letter agreement, the Sponsor and HVII’s officers and directors have agreed to support the adoption of the Business Combination Proposal and the Business Combination. As of the record date, the Sponsor and HVII’s officers and directors beneficially own an aggregate of approximately 6,833,333 HVII ordinary shares. As a result, in addition to the HVII ordinary shares voted by the Sponsor and HVII’s officers and directors, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Class A Ordinary Shares sold in HVII’s initial public offering (the “IPO”) to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares (as defined below) sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding HVII ordinary shares are voted and the parties to the letter agreement do not acquire any additional HVII Ordinary Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII’s organizational documents vote their HVII Ordinary Shares at the extraordinary general meeting, and also assuming that the parties to the letter agreement do not acquire any additional HVII Ordinary Shares (i) HVII would not need any additional HVII Class A Ordinary Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Class A Ordinary Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved.

After careful consideration, the board of directors of HVII (the “HVII Board”) has unanimously approved the Business Combination Agreement and the Transactions, and the HVII Board has determined that the Transactions are in the best interests of HVII and its shareholders. The HVII Board recommends that you vote “FOR” each of the Proposals described in the accompanying proxy statement/prospectus.

Potential Conflicts of Interest and Compensation of the Sponsor and its affiliates in connection with the Business Combination

When you consider the HVII Board’s recommendation of these Proposals, you should keep in mind that there may be actual or potential material conflicts of interest between or among (i) the Sponsor, its affiliates, certain HVII directors and officers, or promoters and (ii) unaffiliated security holders of HVII. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the interest that the Sponsor and its affiliates have in the Business Combination. Also, ONE Nuclear and its officers have financials interests that are different from, or in addition to, the interests of unaffiliated HVII shareholders, which could cause ONE Nuclear to pursue terms in the Business Combination that are less favorable to non-redeeming shareholders. For additional information, see “The Business Combination — Interests of Certain Persons in the Business Combination” and “Summary of the Proxy Statement/Prospectus — Interests of HVII’s Directors and Officers in the Business Combination.” The HVII Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to HVII’s shareholders that they approve the Business Combination.

Upon the Closing, the Sponsor and HVII’s directors and officers will receive an aggregate of (i) 6,333,333 shares of New ONE Nuclear Common Stock in respect of the outstanding 6,333,333 HVII Class B Ordinary Shares, which were purchased for an aggregate purchase price of $25,000, and (ii) 747,500 shares of New ONE Nuclear Common Stock in respect of the Sponsor’s outstanding 500,000 HVII units, which were purchased for an aggregate purchase price of $5 million simultaneously with the consummation of the IPO. In addition, HVII pays $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support. If the Sponsor, an affiliate of the Sponsor, or HVII’s officers and directors make any working capital loans to HVII, up to $2,500,000 of such working capital loans may be convertible into private placement units of HVII at a price of $10.00 per unit at the option of the lender. The compensation received or to be received by the Sponsor, its affiliates, and HVII’s officers and directors and the securities to be issued to the Sponsor, its affiliates, and HVII’s officers and directors in connection with the Closing, may result in a material dilution of the equity interest of non-redeeming public shareholders of HVII. See “Risk Factors — Risks Related to HVII and the Business Combination — HVII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of New ONE Nuclear Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan and the HVII Rights. Having a minority stock ownership position may reduce the influence that current HVII Shareholders have on the management of New ONE Nuclear.”

Redemption Rights for HVII Class A Ordinary Shares

Pursuant to HVII’s amended and restated memorandum and articles of association, HVII is providing the holders of HVII Class A Ordinary Shares originally sold as part of the units issued in the IPO (the “HVII Public Shares” and such holders, the “HVII Public Shareholders”) with the opportunity to redeem, upon the Closing, a HVII Public Share then held by them for cash equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to HVII for permitted withdrawals) from the IPO and a concurrent private placement of units to the Sponsor and the IPO Underwriters, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to HVII to pay its taxes, divided by the number of then issued HVII Public Shares, calculated in accordance with HVII’s amended and restated memorandum and articles of association (the “Redemption Price”). For illustrative purposes, based on funds in the Trust Account of approximately $198.57 million (after giving effect to permitted withdrawals and franchise and income taxes payable) on March 31, 2026, the estimated per share Redemption Price would have been approximately $10.45. HVII Public Shareholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal.

Notwithstanding the foregoing redemption rights, an HVII Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding HVII Class A Ordinary Shares sold in the IPO.

The Sponsor and HVII’s officers and directors have agreed to waive their redemption rights in connection with the Business Combination with respect to any HVII Class A Ordinary Shares they may hold. The Sponsor and HVII’s officers and directors have agreed to waive their redemption rights in connection with the Business Combination with respect to any HVII Class A Ordinary Shares they may hold. HVII Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Conclusion and Requested Action

Your vote is very important. Please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the extraordinary general meeting. More information about HVII, ONE Nuclear, the Business Combination and the Proposals is contained in the accompanying proxy statement/prospectus. HVII and ONE Nuclear urge you to carefully read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 56 of the accompanying proxy statement/prospectus.

Following the Business Combination, New ONE Nuclear will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and you do not attend the extraordinary general meeting in person online, your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person online.

If you have any questions or need assistance voting your HVII ordinary shares, please contact Advantage Proxy, Inc., HVII’s proxy solicitor, by calling (877) 870-8565 or by emailing ksmith@advantageproxy.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [            ].

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HVII REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HVII’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the HVII Board, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
[ ], 2026	/s/ Daniel J. Hennessy
Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

The accompanying proxy statement/prospectus is dated [         ], 2026 and is first being mailed to the shareholders of HVII on or about [        ], 2026.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 27, 2026

Hennessy Capital INVESTMENT Corp. VII

195 US Hwy 50, Suite 207

Zephyr Cove, Nevada 89448

NOTICE OF AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON [___], 2026

To the shareholders of Hennessy Capital Investment Corp. VII:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company with limited liability (“HVII,” “we,” “our” or “us”), will be held on [___], 2026, at [___] [a.m. / p.m.], Eastern time, via live webcast at the following address [___]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. HVII recommends that you log in at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person. You are cordially invited to attend the extraordinary general meeting for the following purposes:

●	Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of October 22, 2025, by and among HVII, Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of HVII (“Merger Sub”), and ONE Nuclear Energy LLC, a Delaware limited liability company (“ONE Nuclear”) (as may be amended or supplemented from time to time, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, at the closing of the transactions contemplated thereby (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear being the surviving company of the Merger and ultimately continuing as a direct wholly-owned subsidiary of HVII (HVII as of and following the Merger, “New ONE Nuclear”), and the transaction contemplated thereby. We refer to the Merger and the other transactions described in the Business Combination Agreement collectively hereafter as the “Business Combination.”

●	Proposal No. 2 — The “Domestication Proposal” — to consider and vote upon a proposal to approve, by special resolution, of holders of Class B ordinary shares, par value $0.0001 per share, of HVII (each an “HVII Class B Ordinary Share”), a change in the corporate structure and domicile of HVII, which will be accomplished by continuation of HVII from an exempted company with limited liability incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected prior to the Closing on the date of the Closing by HVII filing a certificate of corporate domestication and the proposed new certificate of incorporation of HVII (the “New ONE Nuclear Charter”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HVII will become a Delaware corporation and in connection with the Business Combination all outstanding securities of HVII will convert into corresponding securities of common stock of New ONE Nuclear, as described in more detail in the accompanying proxy statement/prospectus.

●	Proposal No. 3 — The “Stock Issuance Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear common stock to the holders of units of ONE Nuclear as of immediately prior to the effective time of the Merger.

●	Proposal No. 4 — The “Organizational Documents Proposal” — to consider and vote upon a proposal to approve, by special resolution, and adopt the New ONE Nuclear Charter and the proposed new bylaws (the “New ONE Nuclear Bylaws” and together with the New ONE Nuclear Charter, the “New ONE Nuclear Organizational Documents”) of HVII to be in effect following the Domestication. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

●	Proposal No. 5A through 5F — The “Advisory Organizational Documents Proposals” — to consider and vote upon six separate governance proposals to approve, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Charter and New ONE Nuclear Bylaws, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures:

○	Proposal No. 5A—Changes to Authorized Share Capital; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of stockholders voting at least 66.67% of the voting power of all of the then outstanding shares of voting stock of New ONE Nuclear entitled to vote at an election of directors for the removal of directors with cause;

○	Proposal No. 5B—Required Vote to Amend Charter; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, to amend or repeal provisions of the New ONE Nuclear Charter; provided, however, that the affirmative vote of holders of at least 66.67% of the voting power of all the then-outstanding shares of voting stock of New ONE Nuclear, voting together as a single class, shall be required to amend, alter, repeal or rescind certain provisions of the New ONE Nuclear Charter relating to special meetings of New ONE Nuclear stockholders, the absence of action by written consent, directors’ and officers’ limitation of liability and indemnification, exclusive forum, amendment of the New ONE Nuclear Bylaws and the amendment process of the New ONE Nuclear Charter;

○	Proposal No. 5C—Director Removal; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of stockholders voting at least 66.67% of the voting power of all of the then outstanding shares of voting stock of New ONE Nuclear entitled to vote at an election of directors for the removal of directors with cause;

○	Proposal No. 5D—Exclusive Forum Provision; a proposal to provide that the New ONE Nuclear Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United State of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended;

○	Proposal No. 5E—Shareholder Action by Written Consent; a proposal to provide that the New ONE Nuclear Charter would provide that stockholders are required to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and

○	Proposal No. 5F—Removal of Blank Check Company Provisions; a proposal to provide that the New ONE Nuclear Charter would eliminate certain provisions related to HVII’s status as a blank check company.

●	Proposal No. 6 — The “Incentive Plan Proposal” — to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder. The form of the ONE Nuclear Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex F.

●	Proposal No. 7 — The “Director Election Proposal” — to consider and vote upon a proposal to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the board of directors of New ONE Nuclear until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

●	Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

These items of business are described in the accompanying proxy statement/prospectus, which you are encouraged to read carefully and in its entirety before voting.

Only holders of record of Class A ordinary shares, par value $0.0001 per share, of HVII (“HVII Class A Ordinary Shares”) and HVII Class B Ordinary Shares, at the close of business on [___], 2026 are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.

Pursuant to HVII’s amended and restated memorandum and articles of association (the “HVII Charter”), we are providing the holders of HVII Class A Ordinary Shares originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Shareholders”), with the opportunity to redeem, upon the Closing, HVII Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to HVII) from the IPO and a concurrent private placement of units to HC VII Sponsor LLC (the “Sponsor”) and underwriters of the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $198.57 million (after giving effect to permitted withdrawals and franchise and income taxes payable) on March 31, 2026, the estimated per share Redemption Price would have been approximately $10.45. Public Shareholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a Public Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding HVII Class A Ordinary Shares sold in the IPO. Holders of HVII’s outstanding share rights sold are part of the units in the IPO, which are exercisable for HVII Class A Ordinary Shares upon the Closing, do not have redemption rights in connection with the Business Combination. The Sponsor and our officers and directors have agreed to waive their redemption rights in connection with the Business Combination with respect to any HVII Class A Ordinary Shares they may hold. HVII Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Currently, the Sponsor and our officers and directors own approximately 26.3% of our issued and outstanding ordinary shares, including all of the HVII Class B Ordinary Shares. The Sponsor and our officers and directors have agreed to vote any HVII Class A Ordinary Shares and HVII Class B Ordinary Shares owned by them in favor of the Business Combination.

HVII may not consummate the Business Combination unless the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved (collectively, the “Condition Precedent Proposals”). Each of the Condition Precedent Proposals is cross conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompany proxy statement/prospectus and is not a condition the approval of any of the Condition Precedent Proposals. The Advisory Organization Documents Proposals consists of non-binding advisory proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HVII REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HVII’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

The Board of Directors of HVII has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Organizational Documents Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal. When considering our Board of Directors’ recommendation of these proposals, you should keep in mind that certain HVII directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as shareholders. Please see the section in the accompanying proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565; banks and brokers can call collect at (206) 870-8565.

By Order of the Board of Directors,

[___], 2026	Daniel J. Hennessy
Chairman of the Board and Chief Executive Officer

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by HVII (File No. 333-292440) (the “Registration Statement”), constitutes a prospectus of HVII under Section 5 of the Securities Act, with respect to (A) the New ONE Nuclear Common Stock and the Domesticated HVII Rights to be issued in exchange for the issued and outstanding HVII Ordinary Shares and the HVII Rights, in the Domestication, (B) the New ONE Nuclear Common Stock that constitute the Aggregate Consideration, and (C) the New ONE Nuclear Common Stock to be issued in exchange for the Domesticated HVII Rights (collectively, the “Registration Statement Securities”) if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the extraordinary general meeting of HVII Public Shareholders at which HVII Public Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

HVII files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read HVII’s SEC filings, including this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2025, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the extraordinary general meeting, you should contact us by telephone or in writing:

Nicholas Geeza, Executive Vice President, Chief Financial Officer and Secretary

Hennessy Capital Investment Corp. VII

PO Box 1036, 195 US HWY 50 Suite 207

Zephyr Cove, NV 89448

Tel: (775) 339-1671

Email: ngeeza@hennessycapitalgroup.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address, telephone number and email:

ADVANTAGE PROXY, INC.

P.O. Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

If you are a stockholder of HVII and would like to request documents, please do so by           , 2026 to receive them before the HVII extraordinary general meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning HVII, free of charge, by written request to ATTN: Nicholas Geeza, Executive Vice President, Chief Financial Officer and Secretary, 195 US Hwy 50, Suite 207 Zephyr Cove, NV 89448.

In order for HVII Shareholders to receive timely delivery of the documents in advance of the HVII Public Shareholders’ Meeting, you must request the information no later than [         ], 2026 or five business days prior to the date of the HVII Public Shareholders’ Meeting. You may also obtain additional information about HVII from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to HVII, ONE Nuclear, and other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the®, TM, or “SM” symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names, and service marks. Other trademarks, trade names, and service marks appearing in this proxy statement/prospectus are the property of their respective owners. HVII and ONE Nuclear do not intend their use or display of other parties’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of them by, any such parties.

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MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning ONE Nuclear’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by HVII and ONE Nuclear’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which ONE Nuclear operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.”

Unless otherwise expressly stated, HVII and ONE Nuclear obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither HVII nor ONE Nuclear have independently verified any third-party information contained herein.

In some cases, HVII and ONE Nuclear do not expressly refer to the sources from which this data is derived. In that regard, when HVII and ONE Nuclear refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that HVII or ONE Nuclear paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

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FREQUENTLY USED TERMS

In this document:

“A&R Registration Rights Agreement” means that certain Amended and Restated Registration Rights by and between New ONE Nuclear, the Initial Shareholders, and the ONE Nuclear Members upon completion of the Business Combination, a form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex D.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person relating to an Alternative Transaction.

“Adjournment Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

“Advisory Organizational Documents Proposals” mean the six separate governance proposals to be considered and voted upon at the extraordinary general meeting, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Organizational Documents.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation, or other similar proceeding initiated or conducted by a mediator, arbitrator, or Governmental Authority, whether administrative, civil, regulatory, or criminal, and whether at law or in equity, or otherwise under any applicable Laws.

“Alternative Transaction” means (A) with respect to ONE Nuclear and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) five percent (5%) or more of the business or assets of ONE Nuclear, or (y) five percent (5%) or more of any class of shares or other equity interests or profits of ONE Nuclear, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management contract, joint venture or partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, and (B) with respect to HVII, a transaction (other than the Transactions) concerning a business combination.

“Base Purchase Price” means $1,000,000,000. As described in more detail elsewhere in this proxy statement/prospectus, the aggregate number of shares to be issued to the ONE Nuclear Members at the Closing as consideration will be determined pursuant to a formula set forth in the Business Combination Agreement equal to the quotient of the Base Purchase Price divided by the Redemption Price. For the avoidance of doubt, the aggregate number of shares issuable pursuant to such formula will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026), and the numerical values utilized in such formula ($1,000,000,000 and the Redemption Price) do not represent an actual valuation of ONE Nuclear.

“Business Combination” means the series of transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 22, 2025 by and among (i) HVII, (ii) Merger Sub, and (iii) ONE Nuclear, as modified by the Omnibus Amendment 1, as further modified by the Omnibus Amendment 2, and as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as HVII remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger.

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“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New ONE Nuclear; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of New ONE Nuclear or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New ONE Nuclear.

“Closing” means the consummation of the Business Combination

“Closing Date” means date on which the Closing shall occur.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CCM” means Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, who served as representative of the underwriters in the HVII IPO.

“Completion Window” means the period of time starting upon the consummation of the IPO and ending 24 months from the closing of the IPO, or such later date if the HVII Shareholders approve an extension of such date, or such earlier date as determined by the HVII Board.

“Condition Precedent Proposals” mean, collectively, the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Director Election Proposal.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director, officer, employee or agent of HVII, Merger Sub and ONE Nuclear, as the case may be, or who, at the request of HVII, Merger Sub or ONE Nuclear, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators (collectively, with such individual’s heirs, executors or administrators).

“Deferred Underwriting Commissions” mean approximately $7,600,000 of deferred underwriting commissions being held in the Trust Account that HVII agreed to pay to the underwriters of the IPO upon the consummation of an initial business combination pursuant to the Underwriting Agreement.

“DGCL” means the Delaware General Corporate Law, as amended.

“Director Election Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the board of directors of New ONE Nuclear until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

“Disclosure Letters” mean the disclosure letters to the Business Combination Agreement.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication” means the transfer by way of continuation and deregistration to and domestication as a Delaware corporation of HVII in accordance with the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication.

“Domestication Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to approve, by special resolution, of holders of Class B ordinary shares, par value $0.0001 per share, of HVII (each an “HVII Class B Ordinary Share”), a change in the corporate structure and domicile of HVII, which will be accomplished by continuation of HVII from an exempted company with limited liability incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected prior to the Closing on the date of the Closing by HVII filing a certificate of corporate domestication and the New ONE Nuclear Charter with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HVII will become a Delaware corporation and in connection with the Business Combination all outstanding securities of HVII will convert into corresponding securities of common stock of New ONE Nuclear, as described in more detail in the accompanying proxy statement/prospectus.

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“DTC” means the Depository Trust Company.

“Earnout Period” means the time period beginning on the date that is the first anniversary of the Closing Date and ending on the date that is the third anniversary of the Closing Date.

“Earnout Shares” mean the up to 13,000,000 shares of New ONE Nuclear Common Stock that may be issued to the ONE Nuclear Members during the Earnout Period.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Share” means each ONE Nuclear Ordinary Share that, immediately prior to the Effective Time, is owned by HVII or Merger Sub (or any other subsidiary of HVII), or held by ONE Nuclear (in treasury or otherwise).

“Founder Shares” mean HVII Class B Ordinary Shares.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of any nation, province, state, city, locality, or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory (including as to mining, land, environmental, licensing, permit, lease, employment, and corporate rescue matters), taxing, or administrative functions of, or pertaining to, any government, regulation, or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or controlled by the above Governmental Authorities.

“HVII” means Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company with limited liability.

“HVII Board” means the board of directors of HVII.

“HVII Class A Ordinary Shares” mean the Class A ordinary shares of HVII, par value $0.0001 per share.

“HVII Class B Ordinary Shares” mean the Class B ordinary shares of HVII, par value $0.0001 per share.

“HVII Ordinary Shares” mean collectively, the HVII Class A Ordinary Shares and HVII Class B Ordinary Shares.

“HVII Organizational Documents” or “HVII Charter” means the current amended and restated memorandum and articles of association of HVII (as may be amended from time to time).

“HVII Public Right” means the HVII Rights sold in the IPO (whether they were purchased in the IPO as part of the HVII Units or thereafter in the open market).

“HVII Public Shares” mean the HVII Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the HVII Units or thereafter in the open market).

“HVII Public Shareholders” mean the holders of HVII Public Shares.

“HVII Right” mean the right to receive one one-twelfth (1/12) of one HVII Class A ordinary Share upon consummation of the Business Combination.

“HVII Securities” mean the HVII Rights and HVII Ordinary Shares.

“HVII Shareholders” mean the shareholders of HVII prior to the Effective Time.

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“HVII Shareholders’ Meeting” means the extraordinary general meeting of HVII’s shareholders with respect to the Proposals.

“HVII Units” mean the units sold in the IPO (including pursuant to the overallotment option), each consisting of one HVII Class A Ordinary Share and one HVII Right.

“Incentive Plan Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder.

“Initial Shareholders” mean the Sponsor and any other holders of Founder Shares immediately prior to the IPO.

“Interim Period” means the period from the date of the Business Combination Agreement through the earlier of the Closing or valid termination of the Business Combination Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means HVII’s initial public offering of the HVII Units, HVII Shares and HVII Rights pursuant to a registration statement on Form S-1 declared effective by the SEC on January 16, 2025 (SEC File No. 333-283087).

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign, or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter Agreement” means the letter agreement entered into by and among HVII, its directors and officers and the Sponsor, dated as of January 16, 2025.

“Merger” means, at Closing, the process whereby Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Merger Sub” means Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of HVII.

“Nasdaq” means the Nasdaq Stock Market LLC.

“New ONE Nuclear” means HVII following the Closing (which will be renamed “ONE Nuclear Energy Inc.” effective immediately following the consummation of the Business Combination).

“New ONE Nuclear Board” means the board of directors of New ONE Nuclear subsequent to the Closing.

“New ONE Nuclear Bylaws” means proposed new bylaws of HVII to be in effect upon the effective time of the Domestication, the form of which is attached to this proxy statement/prospectus as Annex C.

“New ONE Nuclear Charter” means proposed new certificate of incorporation of HVII to be in effect upon the effective time of the Domestication, the form of which is attached to this proxy statement/prospectus as Annex B.

“New ONE Nuclear Common Stock” means the common stock of New ONE Nuclear, par value $0.0001 per share.

“New ONE Nuclear Organizational Documents” means the New ONE Nuclear Charter and New ONE Nuclear Bylaws, collectively.

“New ONE Nuclear Preferred Stock” means the preferred stock of New ONE Nuclear, par value $0.0001 per share.

“New ONE Nuclear Securities” mean the New ONE Nuclear Common Stock and New ONE Nuclear Preferred Stock.

“Odyssey” means Odyssey Transfer and Trust Company, a limited purpose trust company, HVII’s transfer agent.

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“Omnibus Amendment 1” means that certain Omnibus Amendment No. 1 to the Business Combination Agreement and Promissory Note, dated as of March 31, 2026, by and among HVII, Merger Sub, and ONE Nuclear.

“Omnibus Amendment 2” means that certain Omnibus Amendment No. 2 to the Business Combination Agreement and Promissory Note, dated as of June 1, 2026, by and among HVII, Merger Sub, and ONE Nuclear.

“ONE Nuclear” means ONE Nuclear Energy LLC, a Delaware limited liability company, prior to the Closing.

“ONE Nuclear Board” means the board of directors of ONE Nuclear.

“ONE Nuclear Equity Incentive Plan” means the ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan to be adopted in connection with the Closing, substantially in the form attached to this proxy statement/prospectus as Annex F.

“ONE Nuclear Fully Diluted Capital” means the sum (without duplication) of (i) the aggregate number of ONE Nuclear Units that are issued and outstanding, whether vested or unvested, plus (ii) the aggregate number of ONE Nuclear Units issuable (on an as-converted basis) upon the exercise, exchange or conversion, as applicable, of any and all options, warrants, securities, instruments or other similar items exercisable, exchangeable or convertible into ONE Nuclear Units, in each case of the foregoing clauses (i) and (ii) as of immediately prior to the Effective Time.

“ONE Nuclear Members” mean the holders of ONE Nuclear Units as of immediately prior to the Effective Time and each of their respective successors and assigns.

“ONE Nuclear Opco” means ONE Nuclear, LLC, following the Closing.

“ONE Nuclear Operating Agreement” means the limited liability company operating agreement of ONE Nuclear, dated as of February 10, 2025.

“ONE Nuclear Unit” means the Ordinary Membership Units, as defined in the ONE Nuclear Operating Agreement, as in effect on the Signing Date.

“Organizational Documents Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to approve, by special resolution, and adopt the New ONE Nuclear Charter and New ONE Nuclear Bylaws. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

“Outside Date” means August 15, 2026.

“PCAOB” means the Public Company Accounting Oversight Board (United States) and any division or subdivision thereof.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PIPE Investment” means any (a) purchase of New ONE Nuclear Common Shares, with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day in which the Domestication is consummated), (b) the purchase from ONE Nuclear of any common equity of ONE Nuclear, and (c) any other form of equity financing (including backstops, recycling facilities and forward purchase agreements), project financing, debt financing or other credit products of HVII or ONE Nuclear, in each case, that are funded prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day on which the Domestication is consummated with respect to any financing of HVII), in each case solely to the extent the terms of any such purchase have been mutually consented to in writing by HVII and ONE Nuclear.

“PIPE Investors” mean certain investors with whom HVII has entered into the PIPE Subscription Agreements.

“PIPE Subscription Agreements” mean the subscription agreements, each dated as of [         ], with the PIPE Investors, pursuant to which, among other things, HVII has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of [        ] shares of New ONE Nuclear Common Stock for a purchase price of [         ] per share.

“Private Placement Rights” mean the right to receive one-twelfth (1/12) of an HVII Class A Ordinary Share upon consummation of a Business Combination, purchased by the Sponsor, CCM, Clear Street LLC, and Loop Capital Markets LLC in a private placement that closed simultaneously with the IPO.

“Private Placement Shares” mean HVII Class A Ordinary Shares purchased by the Sponsor, CCM, Clear Street LLC, and Loop Capital Markets LLC in a private placement that closed simultaneously with the IPO.

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“Private Placement Units” mean the 690,000 units, each consisting of one (1) Private Placement Share and one (1) Private Right, purchased by the Sponsor, CCM, Clear Street LLC, and Loop Capital Markets LLC for an aggregate purchase price of $6,900,000 or $10.00 per unit in a private placement that closed simultaneously with the IPO.

“Proposed Bylaws” mean the proposed bylaws of New ONE Nuclear to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New ONE Nuclear to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.

“Record Date” means [        ].

“Redemption” means the redemption of HVII Shares properly tendered for redemption in connection with the Business Combination pursuant to the HVII Organizational Documents.

“Redemption Amount” means the aggregate amount payable with respect to all HVII Shares tendered for Redemption.

“Redemption Price” means an amount equal to the price at which each HVII Public Share may be redeemed pursuant to the Redemption, which price will be the per-share price, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to HVII to pay its taxes, divided by the number of then issued HVII Public Shares, calculated in accordance with the HVII Organizational Documents, payable upon the Redemption of HVII Shares.

“Redemption Rights” mean the redemption rights provided for in the HVII Organizational Documents.

“Related Agreements” mean the Sponsor Support Agreement, Member Support Agreement, the A&R Registration Rights Agreement and the Sponsor Lock-Up Agreement.

“Rolls-Royce SA” means Rolls-Royce Solutions America, Inc.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Proposals” mean, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal and (h) the Adjournment Proposal, if presented.

“Signing Date” means October 22, 2025, the date of the Business Combination Agreement.

“Sponsor” means HC VII Sponsor LLC, a Nevada limited liability company.

“Sponsor Share Conversion” means the automatic conversion of all then issued and outstanding HVII Class B Ordinary Shares, on a one-for-one basis, into HVII Class A Ordinary Shares immediately prior to the Domestication.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated October 22, 2025, by and among HVII, the Sponsor and ONE Nuclear, as it may be amended and supplemented from time to time.

“Stock Issuance Proposal” means the proposal to be considered and voted upon at the extraordinary general meeting to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear common stock to the holders of units of ONE Nuclear as of immediately prior to the effective time of the Merger.

“Trading Days” mean days on which shares of HVII are actually traded on the principal securities exchange or securities market on which shares of HVII are then traded, or in respect of the New ONE Nuclear Common Stock days on which such shares are actually traded on the Nasdaq.

“Transaction Documents” mean each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the date of Closing by a ONE Nuclear Stockholder, ONE Nuclear, New ONE Nuclear, HVII, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transactions” mean, collectively, the Merger, the Domestication, and each of the other transactions contemplated by the Transaction Documents.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of January 16, 2025, between HVII and the Trustee.

“Trustee” means Odyssey.

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QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE HVII SHAREHOLDERS’ MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the HVII Shareholders’ Meeting and the Proposals to be presented at the HVII Shareholders’ Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to HVII Public Shareholders. HVII Public Shareholders are urged to read carefully this entire proxy statement/prospectus, including the accompanying financial statements, the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the HVII Shareholders’ Meeting, which will be held virtually, at [       ]

Q. Why am I receiving this proxy statement/prospectus?

A. HVII has entered into the Business Combination Agreement with ONE Nuclear and Merger Sub pursuant to which (i) HVII will domesticate as a Delaware corporation (as described in the next paragraph) and (ii) Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear being the surviving entity of the Merger and becoming a direct, wholly-owned subsidiary of HVII. Upon closing of the Merger (the “Closing,”), ONE Nuclear will become a direct, wholly-owned subsidiary of New ONE Nuclear, and New ONE Nuclear will be a publicly traded company operating under the name “ONE Nuclear.” Copies of the Business Combination Agreement, the Omnibus Amendment 1 and the Omnibus Amendment 2 are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3.

On the Closing Date prior to Closing, (a) each then issued and outstanding HVII Class B Ordinary Share will convert (the “Sponsor Share Conversion”) automatically, on a one-for-one basis, into one HVII Class A Ordinary Share; (b) immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and (c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding HVII Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of New ONE Nuclear Common Stock, (ii) each then issued and outstanding HVII Right will convert automatically into a right to acquire one-twelfth (1/12) of one share of New ONE Nuclear Common Stock at Closing (each a “Domesticated HVII Right”), and (iii) each then issued and outstanding unit of HVII will be cancelled, and one share of New ONE Nuclear Common Stock and one Domesticated HVII Right will be issued in respect thereof. See the section of this proxy statement/prospectus entitled “The Business Combination” for further information on the consideration being paid to the ONE Nuclear Members.

HVII Shareholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt of the Business Combination Agreement, among the other Proposals.

HVII Units, HVII Class A Ordinary Shares, and HVII Public Rights are currently listed on the Nasdaq Global Market under the symbols “HVIIU,” “HVII,” and “HVIIR,” respectively. Shares of New ONE Nuclear Common Stock are expected to trade on the Nasdaq under the ticker symbol “ONEN” following the Closing. At the Closing, each twelve (12) Domesticated HVII Rights will convert into one share of New ONE Nuclear Common Stock, and therefore there will be no Nasdaq listing of the Domesticated HVII Rights following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the HVII Shareholders’ Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New ONE Nuclear with respect to the shares of New ONE Nuclear Common Stock issuable in connection with the Business Combination.

Q: Who is entitled to vote at the HVII Shareholders’ Meeting?

A. As a HVII Shareholder, you have a right to vote on certain matters affecting HVII. The proposals that will be presented at the HVII Shareholders’ Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. HVII Shareholders will be entitled to vote or direct votes to be cast at the HVII Shareholders’ Meeting if they owned HVII Ordinary Shares at the close of business on [       ], 2026, which is the record date for the HVII Shareholders’ Meeting.

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Q. What are the specific proposals that HVII Shareholders are being asked to vote on at the HVII Shareholders’ Meeting?

A. Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1, pursuant to which, among other things, at the Closing and following the Domestication, Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear being the surviving company of the Merger and ultimately continuing as a direct wholly-owned subsidiary of HVII (HVII as of and following the Merger, “New ONE Nuclear”), and the transaction contemplated thereby.

Proposal No. 2 — The “Domestication Proposal” — to consider and vote upon a proposal to approve, by special resolution, of holders of HVII Class B Ordinary Shares, a change in the corporate structure and domicile of HVII, which will be accomplished by continuation of HVII from an exempted company with limited liability incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. The Domestication will be effected prior to the Closing on the date of the Closing by HVII filing a certificate of corporate domestication and the New ONE Nuclear Charter with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HVII will become a Delaware corporation and in connection with the Business Combination all outstanding securities of HVII will convert into corresponding securities of common stock of New ONE Nuclear.

Proposal No. 3 — The “Stock Issuance Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear Common Stock to the ONE Nuclear Members as of immediately prior to the Effective Time

Proposal No. 4 — The “Organizational Documents Proposal” — to consider and vote upon a proposal to approve, by special resolution, and adopt the New ONE Nuclear Charter and the New ONE Nuclear Bylaws to be in effect following the Domestication. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

Proposal No. 5A through 5F — The “Advisory Organizational Documents Proposals” — to consider and vote upon six separate governance proposals to approve, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Charter and New ONE Nuclear Bylaws, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures:

●	Proposal No. 5A—Changes to Authorized Share Capital;

●	Proposal No. 5B—Required Vote to Amend Charter;

●	Proposal No. 5C—Director Removal;

●	Proposal No. 5D—Exclusive Forum Provision;

●	Proposal No. 5E—Shareholder Action by Written Consent; and

●	Proposal No. 5F—Removal of Blank Check Company Provisions.

Proposal No. 6 — The “Incentive Plan Proposal” — to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder. The form of the ONE Nuclear Equity Incentive Plan is attached to this proxy statement/prospectus as Annex F.

Proposal No. 7 — The “Director Election Proposal” — to consider and vote upon a proposal to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the New ONE Nuclear Board until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

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Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the HVII Shareholders’ Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the HVII Shareholders’ Meeting, there are not sufficient votes to approve one or more proposals presented at the HVII Shareholders’ Meeting to HVII Shareholders for vote, (ii) in order to seek withdrawals from HVII Shareholders who have exercised their Redemption Right, or (iii) as otherwise determined by the Chairman of the HVII Shareholders’ Meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

Q. Are any of the Proposals conditioned on one another?

A. HVII may not consummate the Business Combination unless each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal and the Director Election Proposal (the “Condition Precedent Proposals”) is approved. Each of the Condition Precedent Proposals is cross conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompany proxy statement/prospectus and is not a condition the approval of any of the Condition Precedent Proposals. The Advisory Organization Documents Proposals consists of non-binding advisory proposals.

Q. Why is HVII proposing the Business Combination?

A. HVII is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company with limited liability on September 27, 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The HVII Board considered a wide variety of factors in connection with its evaluation of the Transactions. The HVII Board concluded, based on its review of the considerations in the subsection of this proxy statement/prospectus entitled “The Business Combination — HVII’s Board of Directors’ Reasons for the Approval of the Business Combination,” that the potential benefits that it expected HVII and HVII Shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the HVII Board unanimously determined that the Business Combination Agreement and the Transactions were advisable and in the best interests of HVII and HVII Shareholders. The HVII Board realized that there can be no assurances about future results, including results considered or expected, as disclosed in the section of the proxy statement/prospectus entitled “The Business Combination — HVII’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Q. What are the recommendations of the HVII Board?

A. The HVII Board believes that the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus to be presented at the HVII Shareholders’ Meeting are in the best interest of HVII and recommends that HVII’s shareholders vote “FOR” each of the Proposals described in this proxy statement/prospectus.

When you consider the recommendation of the HVII Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that HVII’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as an HVII Shareholder. Please see the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Q. What vote is required to approve the Proposals presented at the HVII Shareholders’ Meeting?

A. The following votes are required for each proposal at the HVII Shareholders’ Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by ordinary resolution under the HVII Charter, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Domestication Proposal: The Domestication Proposal must be approved by special resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Class B Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

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●	Stock Issuance Proposal: The Stock Issuance Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by special resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Advisory Organizational Documents Proposals: Approval of each of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon. A vote to approve each of the Advisory Organizational Documents Proposals is an advisory vote, and therefore, is not binding on HVII or ONE Nuclear or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Organizational Documents Proposals, HVII and ONE Nuclear intend that the New ONE Nuclear Charter and New ONE Nuclear Bylaws, in the forms attached to this proxy statement/prospectus as Annex B and Annex C, respectively, will take effect in connection with the Closing.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Director Election Proposal: The Director Election Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

An HVII Shareholder’s failure to vote by proxy, over the internet, or in person online at the HVII Shareholders’ Meeting will have no effect on the approval of the Business Combination Proposal once a quorum (the holders of at least a majority of the issued and outstanding HVII Ordinary Shares, present in person or by proxy) is obtained. Pursuant to the Letter Agreement, the Sponsor and HVII’s officers and directors that, in the aggregate, hold 6,333,333 HVII Class B Ordinary Shares (representing 100% of HVII Class B Ordinary Shares outstanding), have agreed to support the adoption of the Business Combination Proposal and the Business Combination. As of the record date, the Sponsor and HVII’s officers and directors beneficially own an aggregate of approximately 6,833,333 HVII Ordinary Shares. As a result, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any HVII Public Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII Charter, vote their HVII Ordinary Shares at the HVII Shareholders’ Meeting, and also assuming that the parties to the Letter Agreement do not acquire any HVII Public Shares, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares (i) HVII would not need any HVII Public Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved.

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Q. How has the announcement of the Business Combination affected the trading price of the securities of HVII?

A. On October 22, 2025, the trading date before announcement of the execution of the Business Combination Agreement, the HVII Units, the HVII Class A Ordinary Shares, and HVII Public Rights closed at $10.71, $10.34, and $0.4201, respectively. On [       ], 2026, the trading date immediately prior to the date of this proxy statement/prospectus, the HVII Units, HVII Class A Ordinary Shares, and HVII Public Rights closed at $[       ], $[       ], and $[       ], respectively.

Q. I am a HVII Right holder. Why am I receiving this proxy statement/prospectus?

A. In connection with the Business Combination, HVII Rights will cease to be rights with respect to HVII Class A Ordinary Shares and will become rights to receive shares of New ONE Nuclear Common Stock at the effective time of the Merger, subject to substantially the same respective terms and conditions prior to the effective time of the Merger. Each twelve (12) Domesticated HVII Right will entitle the holder thereof to receive one share of New ONE Nuclear Common Stock at the Closing. See the section of this proxy statement/prospectus entitled “Description of New ONE Nuclear Securities” for additional information.

Q. Who is ONE Nuclear?

A. ONE Nuclear is a development stage independent power producer dedicated to solving one of the most critical bottlenecks in the 21st-century digital economy: the acute shortage of reliable, high-density, low-carbon baseload electricity and heat. ONE Nuclear is structured to develop, own, and operate a portfolio of behind-the-meter (“BTM”) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. By combining the rapid deployment capabilities of high-efficiency natural gas generation with the long-term decarbonization and baseload potential of advanced Small Modular Reactors (“SMRs”), ONE Nuclear will offer a differentiated, dual-phase infrastructure solution tailored to the inelastic demand of hyperscale artificial intelligence (“AI”) data centers and critical industrial facilities. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants and critical-infrastructure customers. ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

Q. What happens if a substantial number of HVII Public Shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus and exercise their Redemption Rights?

A. HVII Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of HVII Public Shareholders are reduced as a result of redemptions by HVII Public Shareholders.

HVII’s net tangible book value as of March 31, 2026 was $(10,086) thousand, or $(0.39) per share, based on 26,023,333 HVII Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	Maximum Redemption(5)
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00

HVII’s net tangible book value as of March 31, 2026, as adjusted for redemptions	$186,142	$138,400	$90,658	$42,416	$(5,326)
HVII’s shares outstanding, as adjusted for redemptions	27,664,166	22,914,166	18,164,166	13,414,166	8,664,166
HVII’s net tangible book value per share as of March 31, 2026, as adjusted for redemptions	$6.73	$6.04	$4.99	$3.16	$(0.61)
Dilution per share to the existing HVII’s Shareholders	$3.27	$3.96	$5.01	$6.84	$10.61
Change in net tangible book value per share attributable to HVII’s Shareholders	$7.12	$6.43	$5.38	$3.55	$(0.23)

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $49.6 million based on a redemption price of approximately $10.45 per share.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $99.3 million based on a redemption price of approximately $10.45 per share.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $148.9 million based on a redemption price of approximately $10.45 per share.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, assuming a $10.45 per share redemption price.

The following table illustrates the as adjusted net tangible book value to HVII’s Shareholders and decrease in net tangible book value to HVII’s Shareholders as a result of transaction costs incurred by HVII, and funds released from the Trust Account at Closing (in thousands, except share and per share data).

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	No Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	Maximum Redemption(5)
As adjusted net tangible book value per share	$6.73	$6.04	$4.99	$3.16	$(0.61)

Numerator adjustments
HVII’s net tangible book value as of March 31, 2026	$(10,086)	$(10,086)	$(10,086)	$(10,086)	$(10,086)
Settlement of deferred underwriting fee payable	—	1,900	3,800	5,700	7,600
Transaction costs attributed to HVII	(2,340)	(2,340)	(2,340)	(2,840)	(2,840)
Funds released from Trust Account	198,568	148,926	99,284	49,642	—
As adjusted net tangible book value	$186,142	$138,400	$90,685	$42,416	$(5,326)

Denominator adjustments
HVII Public Shares outstanding	19,000,000	14,250,000	9,500,000	4,750,000	—
Founder Shares outstanding	6,333,333	6,333,333	6,333,333	6,333,333	6,333,333
Private Placement Shares outstanding	690,000	690,000	690,000	690,000	690,000
HVII Class A Ordinary Shares underlying outstanding HVII Public Rights	1,583,333	1,583,333	1,583,333	1,583,333	1,583,333
HVII Class A Ordinary Shares underlying outstanding Private Placement Rights	57,500	57,500	57,500	57,500	57,500
As adjusted total shares outstanding	27,664,166	27,664,166	18,164,166	13,414,166	8,664,166

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $49.6 million based on a redemption price of approximately $10.45 per share.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $99.3 million based on a redemption price of approximately $10.45 per share.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $148.9 million based on a redemption price of approximately $10.45 per share.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, assuming a $10.45 per share redemption price.

The following tables show, for each redemption scenario, the comparison between HVII’s historical net tangible book value per share and the pro forma net tangible book value per share of New ONE Nuclear after the Business Combination and related shares issuances, and the resulting dilution to existing HVII Shareholders (in thousands, except share and per share data).

	No Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	Maximum Redemption(5)
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00

New ONE Nuclear’s pro forma net tangible book value as of March 31, 2026	$49,429	$1,687	$(46,055)	$(94,297)	$(142,039)
Total pro forma shares outstanding	123,357,945	118,607,945	113,857,945	109,107,945	104,357,945
New ONE Nuclear’s pro forma net tangible book value per share as of March 31, 2026	$0.40	$0.01	$(0.40)	$(0.86)	$(1.36)
Dilution per share to the existing HVII’s Shareholders	$9.60	$9.99	$10.40	$10.86	$11.36
Change in net tangible book value per share attributable to HVII’s Shareholders	$0.79	$0.40	$(0.02)	$(0.48)	$(0.97)

	No Redemption(1)	25% Redemption(2)	50% Redemption(3)	75% Redemption(4)	Maximum Redemption(5)
New ONE Nuclear’s pro forma net tangible book value per share	$0.40	$0.01	$(0.40)	$(0.86)	$(1.36)

Numerator adjustments
HVII’s net tangible book value as of March 31, 2026	$(10,086)	$(10,086)	$(10,086)	$(10,086)	$(10,086)
ONE Nuclear’s net tangible book value as of March 31, 2026	(1,813)	(1,813)	(1,813)	(1,813)	(1,813)
Settlement of deferred underwriting fee payable	—	1,900	3,800	5,700	7,600
Transaction costs attributed to HVII	(2,340)	(2,340)	(2,340)	(2,840)	(2,840)
Transaction costs attributed to ONE Nuclear	(13,887)	(13,887)	(13,887)	(13,887)	(13,887)
Earnout Shares	(121,013)	(121,013)	(121,013)	(121,013)	(121,013)
Funds released from Trust Account	198,568	148,926	99,284	49,642	—
New ONE Nuclear’s pro forma net tangible book value	$49,429	$1,687	$(46,055)	$(94,297)	$(142,039)

Denominator adjustments
HVII’s HVII Public Shares outstanding	19,000,000	14,250,000	9,500,000	4,750,000	—
HVII Founder Shares outstanding	6,333,333	6,333,333	6,333,333	6,333,333	6,333,333
HVII Private Placement Shares outstanding	690,000	690,000	690,000	690,000	690,000
HVII’s Public Rights Shares outstanding	1,583,333	1,583,333	1,583,333	1,583,333	1,583,333
HVII Private Placement Rights Shares outstanding	57,500	57,500	57,500	57,500	57,500
Shares Issued to ONE Nuclear Equity Holders	95,693,779	95,693,779	95,693,779	95,693,779	95,693,779
Pro forma total shares outstanding	123,357,945	118,607,945	113,857,945	109,107,945	104,357,945

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $49.6 million based on a redemption price of approximately $10.45 per share.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $99.3 million based on a redemption price of approximately $10.45 per share.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $148.9 million based on a redemption price of approximately $10.45 per share.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, assuming a $10.45 per share redemption price.

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To the extent that additional shares are issued pursuant to the foregoing, HVII’s Shareholders will experience further dilution. In addition, HVII may enter into other transactions. To the extent it issues such securities, investors and HVII’s Shareholders may experience further dilution. In particular, HVII, the Sponsor and/or their respective affiliates may enter into non-redemption agreements with unaffiliated third-party investors pursuant to which such investors would agree not to redeem HVII Public Shares at the HVII Shareholders’ Meeting. Such non-redemption agreements are expected to increase the amount of funds that remain in the Trust Account following the HVII Shareholders’ Meeting, relative to the amount of funds that would be expected to remain in the Trust Account following the HVII Shareholders’ Meeting had any such non-redemption agreements not been entered into and the HVII Public Shares subject to such agreements had been redeemed. In exchange for the possible foregoing commitment not to redeem such HVII Public Shares, the Sponsor may agree to transfer to such investors a certain aggregate number of Founder Shares held by the Sponsor promptly following Closing, and/or HVII or New ONE Nuclear may agree to issue to such investors additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities promptly following Closing. To the extent HVII or New ONE Nuclear issues additional equity securities, warrants or other securities convertible into or exercisable for shares of New ONE Nuclear Common Stock to HVII Public Shareholders pursuant to non-redemption agreements, it could result in dilution to HVII Public Shareholders who do not redeem their HVII Public Shares, including by decreasing their proportionate ownership interest and voting power in New ONE Nuclear. The economic terms of any such non-redemption agreements, including any transfer of Founder Shares or issuance of additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities, if any, will be publicly disclosed promptly following the execution of any such agreements.

The following table presents all possible sources and the extent of dilution that HVII’s Shareholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share, excluding the shares issuable under the ONE Nuclear Equity Incentive Plan(1).

	Voting Interests in the New ONE Nuclear
	No Redemption(2)		25% Redemption(3)		50% Redemption(4)		75% Redemption(5)		Maximum Redemption(6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders(7)	20,583,333	15.1%	15,833,333	12.0%	11,083,333	8.7%	6,333,333	5.2%	1,583,333	1.3%
Initial Shareholders(8)	7,080,833	5.2%	7,080,833	5.4%	7,080,833	5.6%	7,080,833	5.8%	7,080,833	6.0%
ONE Nuclear Equity Holders(9)	108,693,779	79.7%	108,693,779	82.6%	108,693,779	85.7%	108,693,779	89.0%	108,693,779	92.7%
Total	136,357,945	100.0%	131,607,945	100.0%	126,857,945	100.0%	122,107,945	100.0%	117,357,945	100.0%

(1)	New ONE Nuclear will reserve approximately 12% of the shares of all classes of New ONE Nuclear Common Stock anticipated to be outstanding as of the Closing (as of immediately following the Business Combination) pursuant to the Incentive Plan and expects to grant equity awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will be (i) 14,802,953 shares under no redemption scenario, (ii) 14,232,953 shares under 25% redemptions scenario, (iii) 13,662,953 shares under 50% redemptions scenario, (iv) 13,092,953 shares under 75% redemptions scenario, and (v) 12,522,953 shares under maximum redemptions scenario.
(2)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(3)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $49.6 million based on a redemption price of approximately $10.45 per share.
(4)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $99.3 million based on a redemption price of approximately $10.45 per share.
(5)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $148.9 million, based on a redemption price of approximately $10.45 per share.
(6)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, based on a redemption price of approximately $10.45 per share.
(7)	Includes 1,583,333 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Public Rights.
(8)	Includes 690,000 shares of New ONE Nuclear Common Stock issuable in respect of the outstanding 690,000 HVII Class A Ordinary Shares issued in a private placement and 57,500 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Rights issued in a private placement.
(9)	Assumes the issuance of the maximum amount of 13,000,000 Earnout Shares. During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, HVII may issue up to 13,000,000 additional shares of Common Stock as contingent Earnout Share consideration to the equity holders of ONE Nuclear, subject to the achievement of certain share price milestones.

HVII issued shares in the IPO at $10.00 per share. After giving effect to the IPO, the issued and outstanding HVII Public Shares of HVII are 19,000,000, assuming no redemption. In connection with the Business Combination, 95,693,779 shares of New ONE Nuclear Common Stock will be issued to ONE Nuclear Members. Redemption levels of 0%, 25%, 50%, 75% and maximum have been disclosed in the table below as required by Item 1604(c) (in thousands, except share and per share data).

For purposes of Item 1604(c)(1), New ONE Nuclear would have 123,357,945 total shares after giving effect to the Business Combination under the no redemption scenario. Under a no redemption scenario, the company valuation is based on HVII’s offering price of the securities in the initial registered offering price calculated as: $10.00 (per share IPO price) times 123,357,945 shares, or $1,233,579,450. The following table illustrates the valuation at the offering price of the securities in the initial registered offering of $10.00 per share for each redemption scenario (in thousands, except share and per share data):

	No Redemption(1)	25% Redemption(2)	50% Redemption(3)
HVII shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$276,642	$229,142	$181,642
HVII shares outstanding post Business Combination	27,664,166	22,914,166	18,164,166

ONE Nuclear shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$956,938	$956,938	$956,938
ONE Nuclear shares outstanding post Business Combination	95,693,779	95,693,779	95,693,779

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,233,579	$1,186,079	$1,138,579

Total shares outstanding post Business Combination	123,357,945	118,607,945	113,857,945

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	75% Redemption(4)	Maximum Redemption(5)
HVII shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$134,142	$86,642
HVII shares outstanding post Business Combination	13,414,166	8,664,166

ONE Nuclear shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$956,938	$956,938
ONE Nuclear shares outstanding post Business Combination	95,693,779	95,693,779

Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$1,091,079	$1,043,579

Total shares outstanding post Business Combination	109,107,945	104,357,945

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $49.6 million based on a redemption price of approximately $10.45 per share.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $99.3 million based on a redemption price of approximately $10.45 per share.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $148.9 million, based on a redemption price of approximately $10.45 per share.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, based on a redemption price of approximately $10.45 per share.

The required disclosure is not a guarantee that the trading price of New ONE Nuclear will not be below the IPO offering price of HVII, nor is the disclosure a guarantee the New ONE Nuclear valuation will attain one of the stated levels of valuation.

Q. What will be the relative equity stakes of HVII Shareholders and ONE Nuclear Members in New ONE Nuclear upon completion of the Business Combination?

A. Upon consummation of the Business Combination, the post-Closing share ownership of the New ONE Nuclear under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Earnout Shares and the ONE Nuclear Equity Incentive Plan would be as follows, in each case, assuming a redemption price of $10.45 per share (the estimated redemption price as of March 31, 2026):

	Voting Interests in the New ONE Nuclear
	No Redemption(1)		25% Redemption(2)		50% Redemption(3)		75% Redemption(4)		Maximum Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders(6)	20,583,333	16.7%	15,833,333	13.3%	11,083,333	9.7%	6,333,333	5.8%	1,583,333	1.5%
Initial Shareholders(7)	7,080,833	5.7%	7,080,833	6.0%	7,080,833	6.2%	7,080,833	6.5%	7,080,833	6.8%
ONE Nuclear Equity Holders(8)	95,693,779	77.6%	95,693,779	80.7%	95,693,779	84.1%	95,693,779	87.7%	95,693,779	91.7%
Total	123,357,945	100.0%	118,607,945	100.0%	113,857,945	100.0%	109,107,945	100.0%	104,357,945	100.0%

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders.

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(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed.
(6)	Includes 1,583,333 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Public Rights.
(7)	Includes 690,000 shares of New ONE Nuclear Common Stock issuable in respect of the outstanding 690,000 HVII Class A Ordinary Shares issued in a private placement and 57,500 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Rights issued in a private placement.
(8)	Figures presented on a non-diluted basis to exclude the dilutive effect of Earnout Shares.

The following table illustrates varying ownership levels of the New ONE Nuclear immediately following the Business Combination on a fully diluted basis,(1) excluding the shares issuable under the ONE Nuclear Equity Incentive Plan(2):

	Voting Interests in the New ONE Nuclear
	No Redemption		25% Redemption		50% Redemption		75% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders	20,583,333	15.1%	15,833,333	12.0%	11,083,333	8.7%	6,333,333	5.2%	1,583,333	1.3%
Initial Shareholders	7,080,833	5.2%	7,080,833	5.4%	7,080,833	5.6%	7,080,833	5.8%	7,080,833	6.0%
ONE Nuclear Equity Holders	108,693,779	79.7%	108,693,779	82.6%	108,693,779	85.7%	108,693,779	89.0%	108,693,779	92.7%
Total	136,357,945	100.0%	131,607,945	100.0%	126,857,945	100.0%	122,107,945	100.0%	117,357,945	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table assumes the issuance of the maximum amount of 13,000,000 Earnout Shares. During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, HVII may issue up to 13,000,000 additional shares of New ONE Nuclear Common Stock as contingent Earnout Shares consideration to the equity holders of ONE Nuclear, subject to the achievement of certain share price milestones.
(2)	New ONE Nuclear will reserve approximately 12% of the shares of all classes of New ONE Nuclear Common Stock anticipated to be outstanding as of the Closing (as of immediately following the Business Combination) pursuant to the Incentive Plan and expects to grant equity awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will be (i) 14,802,953 shares under no redemption scenario, (ii) 14,232,953 shares under 25% redemptions scenario, (iii) 13,662,953 shares under 50% redemptions scenario, (iv) 13,092,953 shares under 75% redemptions scenario, and (v) 12,522,953 shares under maximum redemptions scenario.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HVII Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: Will my rights as a shareholder of New ONE Nuclear be different from my rights as a HVII Shareholder?

A. Yes, there are certain material differences between your rights as a HVII Shareholder and your rights as a holder of shares of New ONE Nuclear Common Stock. You are urged to read the sections of this proxy statement/prospectus entitled “Description of New ONE Nuclear Securities” and “Comparison of Stockholders’ Rights.”

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Q. Who will be the officers and directors of HVII if the Business Combination is consummated?

A. Pursuant to the Business Combination Agreement: immediately following the Effective Time, the board of directors of New ONE Nuclear will consist of (i) four (4) independent directors, Kyle Crowley, Elizabeth Williams, Darryl Willis and Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and (ii) three (3) ONE Nuclear management directors, Richard Taylor, Chief Executive Officer and Chairman, Robert Carilli, Chief Strategy Officer, and Kevin Dowd, Chief Operating Officer. The board of directors of New ONE Nuclear as of immediately following the Effective Time will comply with Nasdaq rules and will be divided into three (3) classes of directors with staggered terms. The management team of New ONE Nuclear as of immediately following the Effective Time will consist solely of ONE Nuclear’s current management team. See the section of this proxy statement/prospectus entitled “Board of Directors and Management of New ONE Nuclear Following the Business Combination” for additional information.

Q. Did the HVII Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A. In approving the Business Combination Agreement and the Transactions, the HVII Board determined not to obtain a third-party valuation or fairness opinion. The officers and directors of HVII have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of HVII’s financial advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, HVII’s officers, directors and advisors have substantial experience with public and private mergers and acquisitions, including multiple prior De-SPAC transactions completed by HVII’s management team. See the section of the proxy statement/prospectus entitled “The Business Combination — HVII’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Q. What interests do HVII’s officers and directors and other parties have in the Business Combination?

A. When considering the HVII Board’s recommendation that HVII Public Shareholders vote in favor of the approval of the Business Combination Proposal, HVII Public Shareholders should be aware that the Sponsor and HVII’s executive officers, and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of HVII Public Shareholders. These interests include:

●	the beneficial ownership of the Sponsor and certain members of the HVII Board and officers of an aggregate of (a) 6,333,333 HVII Class B Ordinary Shares, which were acquired for an aggregate purchase price of approximately $25,000 prior to the IPO, which shares would likely be worthless if HVII is unable to effectuate an initial business combination by the end of the Completion Window and HVII is therefore required to liquidate, as HVII Class B Ordinary Shares are not entitled to participate in any redemption or liquidation of the Trust Account and (b) 500,000 HVII Private Placement Units, consisting of 500,000 HVII Class A Ordinary Shares and 500,000 HVII Rights, which were acquired for an aggregate purchase price of approximately $5 million simultaneously with the consummation of the IPO, which underlying HVII Rights would become worthless if HVII does not complete an initial business combination within the Completion Window. Such HVII Class B Ordinary Shares and Private Placement Units have an aggregate market value of approximately $[ ] million and $[ ] million, respectively, based on the closing price of HVII Class A Ordinary Shares of $[ ] and HVII Rights of $[ ] on Nasdaq on [ ], 2026, the record date for the HVII Shareholders’ Meeting;

●	Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and Thomas D. Hennessy, the President and Chief Operating Officer of HVII, are each managing members of the Sponsor, and both are the ultimate beneficial owner with voting and investment discretion with respect to the HVII Ordinary Shares held by the Sponsor;

●	the continued indemnification of current directors and officers of HVII and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and HVII’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on HVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of March 31, 2026, the current directors or officers of HVII had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that at the Closing, ONE Nuclear, ONE Nuclear Members, the Sponsor, and certain of HVII’s current and former directors and officers will enter into the A&R Registration Rights Agreement and Lock-Up Agreement, which, among other things, provide customary registration rights, including piggy-back rights, subject to cooperation and cut-back provisions with respect to the New ONE Nuclear Common Stock held by such parties following the consummation of the Business Combination and will amend the existing transfer restrictions under the Letter Agreement;

●	the fact that the Sponsor, an affiliate of the Sponsor, or HVII’s officers and directors may, but are not obligated to, provide working capital loans to HVII. If HVII completes an initial business combination, HVII would repay the working capital loans. In the event that an initial business combination does not close, HVII may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Up to $2,500,000 of such working capital loans may be convertible into private placement units of New ONE Nuclear at a price of $10.00 per Unit at the option of the lender. As of December 31, 2025, no such working capital loans were outstanding;

●	the fact that Nicholas Geeza, HVII’s chief financial officer, is entitled to an aggregate of $10,000 per month for services rendered to HVII (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as he may notify HVII otherwise);

●	the fact that HVII has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of HVII’s initial business combination, which payments commenced in September 2025 (effective March 1, 2026, the consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise);

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●	the fact that the Sponsor is entitled to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025; and

●	the fact that the Sponsor and HVII’s officers and directors will lose their entire investment in HVII if an initial business combination is not completed within the Completion Window.

The HVII Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to HVII Shareholders that they approve the Business Combination. HVII Public Shareholders should take these interests into account in deciding whether to approve the Business Combination or to exercise their rights of redemption.

ONE Nuclear does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of HVII with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Condition Precedent Proposals.

Q. What interests does CCM have in the Business Combination?

A. In addition to the interests of the Initial Shareholders in the Business Combination, you should be aware that HVII’s agent and advisor, CCM, has financial interests that may conflict with your interests. CCM is serving as the non-exclusive financial advisor, capital markets advisor and placement agent to HVII and is entitled to receive up to $5.32 million of the total Deferred Underwriting Commissions from immediately available funds upon the Closing (subject to reduction based on the funds remaining in the Trust Account after giving effect to the HVII Public Shares that are redeemed in connection with the Business Combination). In addition, as compensation for CCM’s services as financial advisor, capital markets advisor and placement agent to HVII, CCM is entitled to receive (i) a $500,000 cash transaction fee payable upon the closing of HVII’s initial business combination (subject to dollar-for-dollar reduction to the extent CCM’s Deferred Underwriting Commission is in excess of $2.0 million); (ii) 150,000 common shares (or equivalent equity) of the publicly listed post-business combination company (to be issued upon closing of HVII’s initial business combination); and (iii) 5.0% of the gross proceeds raised from investors or other third parties identified by CCM and received by HVII or the target upon closing of the PIPE Investment or other capital raising transaction.

Q. What conditions must be satisfied to complete the Business Combination?

A. There are a number of closing conditions in the Business Combination Agreement, including approval of the Transactions by the HVII Shareholders and ONE Nuclear Members. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Agreement — Conditions to Closing; Termination — Conditions to Closing.” You should be aware that one or more of these conditions may be waived by a party to the Business Combination Agreement. For example, pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the shares of New ONE Nuclear Common Stock to be issued in connection with the Business Combination are to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. In connection with the shares of New ONE Nuclear Common Stock to be approved for listing on Nasdaq, HVII, the Sponsor and/or their respective affiliates may enter into non-redemption agreements with unaffiliated third-party investors pursuant to which such investors would agree not to redeem HVII Public Shares at the HVII Shareholders’ Meeting. Such non-redemption agreements are expected to increase the amount of funds that remain in the Trust Account following the HVII Shareholders’ Meeting, relative to the amount of funds that would be expected to remain in the Trust Account following the HVII Shareholders’ Meeting had any such non-redemption agreements not been entered into and the HVII Public Shares subject to such agreements had been redeemed. In exchange for the possible foregoing commitment not to redeem such HVII Public Shares, the Sponsor may agree to transfer to such investors a certain aggregate number of Founder Shares held by the Sponsor promptly following Closing, and/or HVII or New ONE Nuclear may agree to issue to such investors additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities promptly following Closing. To the extent HVII or New ONE Nuclear issues additional equity securities, warrants or other securities convertible into or exercisable for shares of New ONE Nuclear Common Stock to HVII Public Shareholders pursuant to non-redemption agreements, it could result in dilution to HVII Public Shareholders who do not redeem their HVII Public Shares, including by decreasing their proportionate ownership interest and voting power in New ONE Nuclear. The economic terms of any such non-redemption agreements, including any transfer of Founder Shares or issuance of additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities, if any, will be publicly disclosed promptly following the execution of any such agreements. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the shares of New ONE Nuclear Common Stock are intended to be listed, subject to Nasdaq approval, under the proposed symbol “ONEN.” It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the shares of New ONE Nuclear Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other Proposals without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the shares of New ONE Nuclear Common Stock would not be listed on any nationally recognized securities exchange.

Q. Do ONE Nuclear Members need to approve the Business Combination?

A. Yes. In connection with the execution of the Business Combination Agreement, certain of the ONE Nuclear Members, HVII and ONE Nuclear entered into the Member Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the ONE Nuclear Members parties thereto agreed (a) to attend and vote at any meeting of the ONE Nuclear Members (including any postponement or adjournment thereof) and execute and deliver written consent or approval in any action by written consent or approval of the ONE Nuclear Members requested by ONE Nuclear, all of the ONE Nuclear Units held by the ONE Nuclear Members parties thereto (i) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions, and (ii) against any action, agreement or transaction or proposal that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect and (b) not to transfer or redeem any ONE Nuclear Units held by them prior to Closing, subject to certain exceptions. For further information, please see the section of this proxy statement/prospectus entitled “Certain Agreements Related to The Business Combination — Member Support Agreement.”

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Q. When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the HVII Shareholders’ Meeting which is set for [       ] Eastern time, on [       ], 2026; however, the HVII Shareholders’ Meeting could be adjourned, as described above.

Q. What happens if the Business Combination Proposal is not approved?

A. If the Business Combination Proposal is not approved and HVII does not consummate a business combination within the Completion Window, or amend the HVII Charter to extend the date by which HVII must consummate an initial business combination, HVII will be required to dissolve and liquidate the Trust Account.

Q. What happens if I sell my HVII Class A Ordinary Shares before the HVII Shareholders’ Meeting?

A. The record date for the HVII Shareholders’ Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your HVII Class A Ordinary Shares after the record date, but before the HVII Shareholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the HVII Shareholders’ Meeting. However, you will not be entitled to receive any shares of New ONE Nuclear Common Stock following the Closing because only HVII Shareholders on the date of the Closing will be entitled to receive shares of New ONE Nuclear Common Stock in connection with the Closing.

Q. Do I have redemption rights?

A. HVII will provide HVII Public Shareholders with the opportunity to redeem all or a portion of their HVII Public Shares upon the completion of HVII’s initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of HVII’s initial business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding HVII Public Shares, subject to the limitations described in the section of this proxy statement/prospectus entitled “Business of HVII and Certain Information About HVII — Redemption Rights for HVII Public Shareholders Upon Completion of HVII’s Initial Business Combination.”

Q. If I hold HVII Rights, can I exercise redemption rights with respect to my HVII Rights?

A. No. There will be no redemption rights or liquidating distributions with respect to HVII Rights, which will expire worthless if HVII fails to complete its initial business combination within the Completion Window.

Q. Is there a limit on the number of shares I may redeem?

A. The HVII Charter provides that a HVII Public Shareholder, together with any affiliate of such HVII Public Shareholder or any other person with whom such HVII Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the HVII Public Shares sold in the IPO, without its prior consent. For further information, please see the section of this proxy statement/prospectus entitled “Business of HVII and Certain Information About HVII — Redemption Rights for HVII Public Shareholders Upon Completion of HVII’s Initial Business Combination — Limitation on Redemption Upon Completion of HVII’s Initial Business Combination if it Seeks HVII Public Shareholder Approval.”

Q. Will how I vote affect my ability to exercise Redemption Rights?

A. No. Each HVII Public Shareholder may elect to redeem its HVII Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

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Q. How do I exercise my Redemption Rights?

A. In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern time, on [        ], 2026 (two business days before the HVII Shareholders’ Meeting), both:

●	Submit a request in writing that HVII redeem your HVII Class A Ordinary Shares for cash to Odyssey Transfer and Trust Company, HVII’s transfer agent; and

●	Deliver your HVII Class A Ordinary Shares either physically or electronically through DTC to Odyssey. HVII Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is HVII’s understanding that HVII Shareholders should generally allot at least one week to obtain physical certificates from Odyssey. However, HVII does not have any control over this process and it may take longer than one week. HVII Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your HVII Class A Ordinary Shares as described above, your shares will not be redeemed.

The address of Odyssey is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising Redemption requests and thereafter, with HVII’s consent. If you delivered your HVII Class A Ordinary Shares for redemption to Odyssey and decide within the required timeframe not to exercise your Redemption Rights, you may request that Odyssey return the HVII Class A Ordinary Shares (physically or electronically). It is anticipated that the funds to be distributed to HVII Public Shares electing to redeem their HVII Public Shares will be distributed promptly after the completion of HVII’s initial business combination. You may make such request by contacting Odyssey at the phone number or address listed under the question “Who can help answer my questions?” below.

Q. What are the material U.S. federal income tax considerations of the Domestication?

A. Any HVII Class A Ordinary Shares that are redeemed pursuant to the Redemption Rights described in this proxy statement/prospectus will be canceled prior to the Domestication and will not be exchanged for shares of New ONE Nuclear Common Stock pursuant to the Domestication. Accordingly, U.S. Holders of HVII Ordinary Shares that exercise their redemption rights with respect to their HVII Ordinary Shares are not expected to be subject to the U.S. federal income tax consequences of the Domestication described below with respect to such redeemed shares.

As discussed more fully under “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock” of this proxy statement/prospectus, Sidley Austin LLP has delivered an opinion that the Domestication should qualify as a reorganization under 368(a)(1)(F) of the Code (an “F Reorganization”). Due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets such as HVII, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Assuming that the Domestication qualifies as an F Reorganization, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders — A. Tax Consequences of the Domestication to U.S. Holders — 4. PFIC Considerations”, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

●	a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of HVII shares entitled to vote or 10% or more of the total value of all classes of HVII shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HVII the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HVII Class A Ordinary Shares held directly by such U.S. Holder;

●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HVII Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its HVII Class A Ordinary Shares as if such U.S. Holder exchanged its HVII Class A Ordinary Shares for shares of New ONE Nuclear Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HVII the “all earnings and profits” amount attributable to such U.S. Holder’s HVII Class A Ordinary Shares; and

●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HVII Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

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As discussed more fully under “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders — A. Tax Consequences of the Domestication to U.S. Holders — 4. PFIC Considerations”, HVII believes that it is likely classified as a PFIC for U.S. federal income tax purposes for the taxable year of the consummation of the Business Combination. If HVII were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of HVII Class A Ordinary Shares for shares of New ONE Nuclear Common Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders — A. Tax Consequences of the Domestication to U.S. Holders — 4. PFIC Considerations — e. QEF Election and Mark-to-Market Election” with respect to their HVII Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of HVII Class A Ordinary Shares for shares of New ONE Nuclear Common Stock pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s shares of New ONE Nuclear Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock”.

Q. What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A. The U.S. federal income tax consequences of exercising your Redemption Rights with respect to your HVII Class A Ordinary Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your HVII Class A Ordinary Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a Redemption of your HVII Class A Ordinary Shares qualifies for sale treatment will depend largely on the total number of HVII Ordinary Shares you are treated as owning before and after the Redemption (including any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the HVII Ordinary Shares outstanding both before and after the Redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HVII Class A Ordinary Shares (if the Redemption were treated as a sale of shares) or any corporate distributions deemed received on its HVII Class A Ordinary Shares (if the Redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — Tax Consequences to U.S. Holders of HVII Class A Ordinary Shares Exercising Redemption Rights”.

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All holders of HVII Class A Ordinary Shares considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q. May I seek statutory appraisal rights or dissenter rights with respect to my HVII Ordinary Shares?

A. The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. For additional information, see the section of this proxy statement/prospectus titled “Extraordinary General Meeting of HVII — Appraisal Rights.”

Q. What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A. If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) HVII Public Shareholders who properly exercise their Redemption Rights, (ii) Deferred Underwriting Commissions and (iii) expenses incurred by ONE Nuclear and HVII in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New ONE Nuclear following the Business Combination.

Q. What do I need to do now?

A. HVII urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the financial statements and the annexes, and to consider how the Business Combination will affect you as a HVII Shareholder and/or HVII Right holder. HVII Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your HVII Ordinary Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q. How do I vote?

A. If you are a holder of record, there are four ways to vote your HVII Ordinary Shares at the HVII Shareholders’ Meeting:

●	You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your HVII Ordinary Shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable HVII Shareholders’ Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your HVII Ordinary Shares, your HVII Ordinary Shares will be voted as recommended by the HVII Board. With respect to the Proposals, that means: “FOR” the Business Combination Proposal, “FOR” the he Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal.

●	You can vote over the internet prior to the HVII Shareholders’ Meeting by visiting [ ] and entering the 12-digit meeting control number that is printed on your proxy card. You may vote by internet until the polls are closed during the HVII Shareholders’ Meeting.

●	You can vote over the telephone prior to the HVII Shareholders’ Meeting by following the instructions on your proxy card. You may vote by telephone until the polls are closed during the HVII Shareholders’ Meeting.

●	You can attend the HVII Shareholders’ Meeting and vote in person online. However, if your HVII Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your HVII Ordinary Shares.

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Q. How many votes do I have?

A. HVII Shareholders are entitled to one vote at the HVII Shareholders’ Meeting for each HVII Ordinary Share held of record as of the record date. As of the close of business on the record date for the HVII Shareholders’ Meeting, there were 26,023,333 HVII Ordinary Shares outstanding, of which 19,690,000 are HVII Class A Ordinary Shares and 6,333,333 are HVII Class B Ordinary Shares.

Q. What will happen if I abstain from voting or fail to vote at the HVII Shareholders’ Meeting?

A. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal.

Q. What will happen if I sign and return my proxy card without indicating how I wish to vote?

A. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the HVII Shareholders’ Meeting.

Q. How can I attend the HVII Shareholders’ Meeting?

A. As a registered HVII Shareholder, you received a proxy card from Odyssey. The form contains instructions on how to attend the HVII Shareholders’ Meeting including the URL address [       ], along with your 12-digit control number. You will need your control number for access. If you do not have your control number, contact Odyssey at the phone number or e-mail address below. Beneficial investors who hold HVII Ordinary Shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Odyssey to have a control number generated. Odyssey contact information is as follows: (612) 482-5100, or ContactUs@odysseytrust.com.

If you do not have internet capabilities, you can listen to the HVII Shareholders’ Meeting by dialing: (800) 450-7155 (toll-free) within the U.S. and Canada, or (857) 999-9155 (standard rates apply) outside of the U.S. and Canada. When prompted, enter the pin number [       ]. This is a listen-only option, and you will not be able to vote or enter questions during the HVII Shareholders’ Meeting.

Q. Do I need to attend the HVII Shareholders’ Meeting in person online to vote my shares?

A. No. You can vote over the internet prior to the HVII Shareholders’ Meeting by visiting [       ] and entering the 12-digit meeting control number that is printed on your proxy card, by telephone prior to the HVII Shareholders’ Meeting by following the instructions on your proxy card or by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. You may vote by internet until the polls are closed during the HVII Shareholders’ Meeting. Your vote is important. HVII encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q. If I am not going to attend the HVII Shareholders’ Meeting, should I return my proxy card instead?

A. Yes. Even if you plan to attend the HVII Shareholders’ Meeting, it is strongly recommended you complete and return your proxy card before the HVII Shareholders’ Meeting, to ensure that your shares will be represented at the HVII Shareholders’ Meeting if you are unable to attend.

Q. If my HVII Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. No. If your HVII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the HVII Ordinary Shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your HVII Ordinary Shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your HVII Ordinary Shares. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. HVII believes the Proposals presented to HVII Shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your HVII Ordinary Shares without your instruction. Your broker, bank or other nominee can vote your HVII Ordinary Shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your HVII Ordinary Shares and you should instruct your broker to vote your HVII Ordinary Shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your HVII Ordinary Shares will not be voted on that proposal. This is called a “broker non-vote” if there are other discretionary proposals presented on which your broker may vote your HVII Ordinary Shares without your instruction. Broker non-votes are not considered present for the purposes of establishing a quorum for votes on any Proposal, will not count as votes cast at the HVII Shareholders’ Meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. Because HVII believes the Proposals presented to HVII Shareholders will all be considered non-discretionary, HVII does not believe there will be any broker non-votes.

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Q. How do I change or revoke my vote after I have voted?

A. If you give a proxy, you may revoke it at any time before the HVII Shareholders’ Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date so that it is received by HVII’s Executive Vice President, Chief Financial Officer and Secretary not less than 48 hours prior to the vote at the HVII Shareholders’ Meeting (which is scheduled to take place on [___], 2026 at [___] [a.m. / p.m.], Eastern time, via live webcast);

●	you may notify Nicholas Geeza, HVII’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (847) 447-8504, by email at ngeeza@hennessycapitalgroup.com or in writing to c/o Hennessy Capital Investment Corp. VII, PO Box 1036, 195 US HWY 50, Suite 207, Zephyr Cove, Nevada 89448 before the HVII Stockholders’ Meeting that you have revoked your proxy;

●	you may attend the HVII Shareholders’ Meeting, revoke your proxy, and vote, as indicated above; or

●	you may revoke your proxy and vote over the internet prior to the HVII Shareholders’ Meeting.

However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q. What should I do if I receive more than one set of voting materials?

A. You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards, if your HVII Ordinary Shares are registered in more than one name or are registered in different accounts. For example, if you hold your HVII Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your HVII Ordinary Shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HVII Ordinary Shares.

Q. What is the quorum requirement for the HVII Shareholders’ Meeting?

A. A quorum of HVII Shareholders is necessary to hold a valid meeting. The holders of at least a majority of the issued and outstanding HVII Ordinary Shares, present in person online or by proxy will constitute a quorum.

If a HVII Shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the HVII Shareholders’ Meeting, then the HVII Shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the HVII Shareholders’ Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any Proposal.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal. Because HVII believes the Proposals presented to HVII Shareholders will all be considered non-discretionary, HVII does not believe there will be any broker non-votes. As of the record date for the meeting, 13,011,667 HVII Ordinary Shares would be required to achieve a quorum.

Q. What happens to the HVII Rights I hold if I vote my HVII Ordinary Shares against approval of the Business Combination Proposal and validly exercise my Redemption Rights?

A. Properly exercising your Redemption Rights as a HVII Shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your HVII Rights, and if HVII does not otherwise consummate an initial business combination within the Completion Window or obtain HVII Shareholders’ Approval to extend the deadline for HVII to consummate an initial business combination, HVII will be required to dissolve and liquidate, and your HVII Rights will expire worthless.

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Q. How does the Sponsor intend to vote on the Proposals?

A. The Sponsor and HVII’s officers and directors have agreed to vote any HVII Class A Ordinary Shares and HVII Class B Ordinary Shares owned by them in favor of the Business Combination and the Proposals. Currently, the Sponsor and HVII’s officers and directors own approximately 26.26% of the issued and outstanding HVII Ordinary Shares, including all of the HVII Class B Ordinary Shares.

The Sponsor and HVII’s directors, officers, advisors, or any of their respective affiliates may purchase HVII Units, HVII Class A Ordinary Shares or HVII Rights or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. If the Sponsor or its affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates, will not be voted in favor of approving the Business Combination. However, they have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase HVII Units, HVII Class A Ordinary Shares or HVII Rights in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of HVII Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that Sponsor and HVII’s directors, officers, advisors, or any of their affiliates purchase HVII Class A Ordinary Shares in privately negotiated transactions from HVII Public Shareholders who have already elected to exercise their Redemption Rights, such selling HVII Public Shareholders would be required to revoke their prior elections to redeem their HVII Class A Ordinary Shares. The Sponsor and its affiliates have entered into an agreement with HVII, pursuant to which they have agreed to waive their redemption rights with respect to their HVII Class B Ordinary Shares and HVII Class A Ordinary Shares.

The purpose of such purchases would be to ensure that such shares would not be redeemed in connection with the Business Combination. Any such purchases of HVII securities may result in the completion the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of HVII Class A Ordinary Shares or HVII Rights and the number of beneficial holders of HVII securities may be reduced, possibly making it difficult to maintain the quotation, listing, or trading of New ONE Nuclear securities on a national securities exchange post-Business Combination.

The Sponsor and HVII’s officers, directors, advisors, and/or any of their respective affiliates anticipate that they may identify HVII Public Shareholders with whom the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates may pursue privately negotiated purchases by either HVII Public Shareholders contacting HVII directly or by HVII’s receipt of redemption requests submitted by HVII Public Shareholders following HVII’s mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling HVII Public Shareholders who have expressed their election to redeem their HVII Public Shares for a pro rata share of the Trust Account or vote against the Business Combination, but only if such HVII Ordinary Shares have not already been voted at the HVII Shareholders’ Meeting. Such persons would select the HVII Public Shareholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than, but no greater than, the amount per share a HVII Public Shareholder would receive if it elected to redeem its shares in connection with the Business Combination. The Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates will purchase shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor and HVII’s officers, directors, advisors, and/or any of their respective affiliates enter into any such private purchase prior to the HVII Shareholders’ Meeting, HVII will file a current report on Form 8-K to disclose (i) the amount of securities purchased in any such purchases, along with the purchase price; (ii) the purpose of any such purchases; (iii) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (v) the number of securities for which HVII has received redemption requests pursuant to its HVII Shareholders’ Redemption Rights in connection with the Business Combination.

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Any purchases by the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor or HVII’s officers, directors and/or any of their respective affiliates will be restricted from making purchases of HVII Ordinary Shares if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

For further information, please see the section of this proxy statement/prospectus entitled “Business of HVII and Certain Information About HVII — Permitted Purchases of HVII’s Securities.”

Q. Who will solicit and pay the cost of soliciting proxies?

A. HVII will pay the cost of soliciting proxies for the HVII Shareholders’ Meeting. HVII has engaged Advantage Proxy, Inc. (the “Solicitation Agent”) to assist in the solicitation of proxies for the HVII Shareholders’ Meeting. HVII has agreed to pay the Solicitation Agent approximately $12,500 in connection with its services to HVII, all of which is payable upon the Closing. HVII will reimburse the Solicitation Agent for reasonable out-of-pocket expenses and will indemnify the Solicitation Agent and its affiliates against certain claims, liabilities, losses, damages, and expenses. HVII also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HVII Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HVII Ordinary Shares and in obtaining voting instructions from those owners. HVII’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person online. They will not be paid any additional amounts for soliciting proxies.

Q. Who can help answer my questions?

A. If you have questions about the Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

ADVANTAGE PROXY, INC.

P.O. Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

You may also contact HVII at:

Nicholas Geeza, Executive Vice President,

Chief Financial Officer and Secretary

Hennessy Capital Investment Corp. VII

PO Box 1036, 195 US HWY 50 Suite 207

Zephyr Cove, NV 89448

Tel: (775) 339-1671

Email: ngeeza@hennessycapitalgroup.com

To obtain timely delivery, HVII Shareholders and HVII Rights holders must request the materials no later than five business days prior to the HVII Shareholders’ Meeting.

You may also obtain additional information about HVII from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

If you intend to seek redemption of your HVII Ordinary Shares, you will need to send a letter demanding redemption and deliver your share (either physically or electronically) to Odyssey prior to 5:00 p.m., New York time, on the second business day prior to the HVII Shareholders’ Meeting. If you have questions regarding the certification of your position or delivery of your share, please contact:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Tel: (612) 482-5100

Email: ContactUs@odysseytrust.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the HVII Shareholders’ Meeting, you should read this entire proxy statement/prospectus carefully, including the financial statements and the annexes. See also “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

HVII

HVII is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company with limited liability on September 27, 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as HVII’s initial business combination.

The HVII Units, HVII Class A Ordinary Shares and HVII Public Rights trade on Nasdaq under the symbols “HVIIU,” “HVII” and “HVIIR,” respectively. On the Closing Date prior to Closing, (a) each then issued and outstanding HVII Class B Ordinary Share will convert (the “Sponsor Share Conversion”) automatically, on a one-for-one basis, into one HVII Class A Ordinary Share; (b) immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and (c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding HVII Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of New ONE Nuclear Common Stock, (ii) each then issued and outstanding HVII Right will convert automatically into a right to acquire one-twelfth (1/12) of one share of New ONE Nuclear Common Stock at Closing (each a “Domesticated HVII Right”), and (iii) each then issued and outstanding unit of HVII will be cancelled, and one share of New ONE Nuclear Common Stock and one Domesticated HVII Right will be issued in respect thereof.

The closing price of the HVII Units, HVII Cass A Ordinary Shares, and the HVII Public Rights on October 21, 2025, the trading day before announcement of the execution of the Business Combination Agreement, was $10.71, $10.34, and $0.44, respectively. As of [        ], 2026, the record date for the HVII Shareholders’ Meeting, the closing price of the HVII Units, HVII Cass A Ordinary Shares, and the HVII Public Rights was $[        ], $[        ], and $[        ], respectively.

The mailing address of HVII’s principal executive office is 195 US Hwy 50, Suite 207, Zephyr Cove, NV.

ONE Nuclear

ONE Nuclear is a Delaware limited liability company that was formed under the laws of the State of Delaware on February 10, 2025. ONE Nuclear is a development stage independent power producer dedicated to solving one of the most critical bottlenecks in the 21st-century digital economy: the acute shortage of reliable, high-density, low-carbon baseload electricity and heat. ONE Nuclear is structured to develop, own, and operate a portfolio of behind-the-meter (“BTM”) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. By combining the rapid deployment capabilities of high-efficiency natural gas generation with the long-term decarbonization and baseload potential of advanced Small Modular Reactors (“SMRs”), ONE Nuclear will offer a differentiated, dual-phase infrastructure solution tailored to the inelastic demand of hyperscale artificial intelligence (“AI”) data centers and critical industrial facilities. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants and critical-infrastructure customers. ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

ONE Nuclear’s development model seeks to bring natural-gas capacity online in the near term while advancing staged deployment of factory-built SMRs as regulatory approvals, technology readiness, and customer demands allow. This model is designed to generate early revenue, validate site operations, and support long-term decarbonization objectives while enabling customers to scale load in multi-gigawatt increments. ONE Nuclear believes that this dual-track approach provides a differentiated path to delivering firm, low-carbon power at a pace consistent with emerging customer and market requirements.

ONE Nuclear is advancing a multi-gigawatt development pipeline across key U.S. regions, with priority sites currently in East Texas, New Mexico, Washington and Oklahoma. These efforts are supported by a nationwide screening process that includes more than 75 candidate locations at varying stages of evaluation. ONE Nuclear has executed five memoranda of understanding and letters of intent relating to four sites, in East Texas, New Mexico, Washington, Oklahoma and West Texas. In total across these sites, ONE Nuclear management currently expects first delivery of equipment in 2027, first generation by the second quarter of 2028, with up to 2 GW of natural-gas-powered generation capacity operating by 2029. With a strong pipeline, ONE Nuclear is positioned to capitalize on the super cycle of electrification and AI and data center-driven load growth.

The mailing address of ONE Nuclear is 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

Merger Sub

Merger Sub is a Delaware limited liability company and a direct wholly-owned subsidiary of HVII. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination. The mailing address of Merger Sub’s principal executive office is c/o Hennessy Capital Investment Corp. VII, 195 US Hwy 50, Suite 207, Zephyr Cove, Nevada 89448.

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Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of HVII and ONE Nuclear, respectively.

Post-Closing New ONE Nuclear Structure

The following diagram shows the pro forma ownership structure of New ONE Nuclear immediately following the consummation of the Business Combination.

The Business Combination

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into the Business Combination Agreement, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear surviving the Merger as a wholly owned subsidiary of HVII. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies.

The Merger

The Merger is to become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA or at such later time as is agreed between the parties to the Business Combination Agreement and specified in the Certificate of Merger. The parties to the Business Combination Agreement will hold the Closing no later than the third Business Day after all the conditions set forth in Article VII of the Business Combination Agreement have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as HVII and ONE Nuclear may agree.

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Preliminary Transactions; Domestication

Subject to satisfaction or waiver of the closing conditions under the Business Combination Agreement (as described below), prior to the Closing on the Closing Date, the following events will occur in connection with HVII changing its jurisdiction of organization from the Cayman Islands to Delaware:

●	each then issued and outstanding HVII Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HVII Class A Ordinary Share (the “Sponsor Share Conversion”);

●	immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and

●	in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of New ONE Nuclear Common Stock, (ii) each then issued and outstanding HVII Right will convert automatically into a right to acquire one-twelfth (1/12) of one share of New ONE Nuclear Common Stock at Closing (each a “Domesticated HVII Right”), and (iii) each then issued and outstanding unit of HVII will be cancelled, and one share of New ONE Nuclear Common Stock and one Domesticated HVII Right will be issued in respect thereof.

For more information regarding the Domestication, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Consideration; Conversion of Securities

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the ONE Nuclear Members at the Closing will be in the form of stock, comprised of newly issued shares of New ONE Nuclear Common Stock. Pursuant to a formula set forth in the Business Combination Agreement the number of shares to be issued at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the Redemption Price. For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per HVII Public Share, the total number of shares of New ONE Nuclear Common Stock to be issued as consideration to the ONE Nuclear Members would be 95,693,779 shares of New ONE Nuclear Common Stock, which will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.” In addition, the ONE Nuclear Members will be entitled to receive up to an aggregate of 13.0 million additional shares of New ONE Nuclear Common Stock in contingent consideration, subject to the achievement of certain share price milestones, as described below.

At the Effective Time, by virtue of the Merger and without any action on the part of HVII, Merger Sub, ONE Nuclear or any holder of securities of any of the foregoing:

(a)	each ONE Nuclear Unit that is owned by HVII, Merger Sub or ONE Nuclear (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Unit”) will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor; and

(b)	each ONE Nuclear Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) will be cancelled and converted into the right to receive:

(i)	a number of shares of New ONE Nuclear Common Stock (the “Per Unit Base Consideration”) equal to (x) the Base Purchase Price divided by (y) the Redemption Price and further divided by (z) the sum of the aggregate issued and outstanding ONE Nuclear Units, whether vested or unvested, and the aggregate number of ONE Nuclear Units issuable, exercisable, exchangeable or convertible into ONE Nuclear Units (on an as-converted basis) (the “ONE Nuclear Fully Diluted Capital”); and

(ii)	subject to the vesting conditions specified in Section 2.03 of the Business Combination Agreement, a number of shares of New ONE Nuclear Common Stock equal to the applicable number of Earnout Shares divided by the ONE Nuclear Fully Diluted Capital (the “Per Unit Earnout Consideration”);

provided that the Per Unit Base Consideration and the Per Unit Earnout Consideration received in respect of a ONE Nuclear Unit subject to vesting or forfeiture provisions will continue to have, and be subject to, the same vesting and forfeiture provisions applicable to such ONE Nuclear Unit immediately prior to the Effective Time.

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In addition, all of Merger Sub’s outstanding membership interests immediately prior to the Effective Time will automatically be cancelled and converted into validly issued, fully paid and non-assessable membership interests of ONE Nuclear, which membership interests will constitute the only outstanding membership interests in ONE Nuclear.

ONE Nuclear Earnout

During the Earnout Period, HVII will issue, in addition to the consideration issued at Closing, up to 13.0 million shares of New ONE Nuclear Common Stock to the ONE Nuclear Members as follows upon the satisfaction of the following milestones:

(a)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $12.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,334 shares of New ONE Nuclear Common Stock;

(b)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $15.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,333 shares of New ONE Nuclear Common Stock; and

(c)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $17.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,333 shares of New ONE Nuclear Common Stock.

If, during the Earnout Period, there is a Change of Control of New ONE Nuclear pursuant to which New ONE Nuclear or its stockholders have the right to receive consideration implying a value per share of New ONE Nuclear Common Stock after giving effect to the issuance of any shares of New ONE Nuclear Common Stock pursuant to the earnout provision described above:

(a)	less than $12.50, then no further shares of New ONE Nuclear Common Stock will be issuable under the earnout provisions described above;

(b)	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 4,333,334 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable;

(c)	greater than or equal to $15.00 but less than $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 8,666,667 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable; and

(d)	greater than or equal to $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 13,000,000 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable.

Closing and Conditions to the Closing

Mutual Conditions

The obligations of ONE Nuclear, HVII and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following conditions:

(a)	each of the HVII Shareholder Approval and the ONE Nuclear Member Approval will have been obtained;

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(b)	no Governmental Authority of competent jurisdiction will have enacted issued, promulgated, enforced or entered any law, rule, regulation or other judgement which has the effect of making the Merger illegal or otherwise prevents or prohibits consummation of the Merger;

(c)	the registration statement, of which this proxy statement/prospectus forms a part, will have been declared effective under the Securities Act and shall remain effective as of the Closing; no stop order suspending the effectiveness of such registration statement will be in effect; and no proceedings for purposes of suspending the effectiveness of such registration statement will have been initiated or be threatened in writing by the SEC and not withdrawn; and

(d)	the shares of New ONE Nuclear Common Stock will be conditionally approved for listing on the Nasdaq Stock Market as of the Closing, subject to any requirement to have a sufficient number of round lot holders of the New ONE Nuclear Common Stock.

Conditions of ONE Nuclear

The obligations of ONE Nuclear to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following additional conditions:

(a)	the representations and warranties of HVII and Merger Sub set forth in the first two sentences of paragraph (a) of Section 5.01 of the Business Combination Agreement (Organization and Standing), in the first sentence of paragraph (b) of Section 5.01 of the Business Combination Agreement (Organization and Standing), and in Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), and Section 5.15 (Finders and Brokers) of the Business Combination Agreement (collectively, the “HVII Specified Representations”) that are (i) qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of HVII and Merger Sub set forth in Article V of the Business Combination Agreement other than the HVII Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect;

(b)	HVII and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)	no Purchaser Material Adverse Effect will have occurred after the date of the Business Combination Agreement that is continuing;

(d)	the Domestication will have been completed and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to ONE Nuclear;

(e)	HVII will have delivered to ONE Nuclear a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions;

(f)	HVII will have delivered to ONE Nuclear a certificate executed by HVII’s secretary or other executive officer, certifying as to, and attaching, (i) copies of HVII’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (ii) the resolutions of the HVII Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement, each ancillary agreement to which HVII is a party and the consummation of the Transactions.

(g)	HVII will have delivered a copy of the A&R Registration Rights Agreement, duly executed by HVII and the Sponsor; and

(h)	HVII will have delivered a copy of the Lock-up Agreement, duly executed by HVII and the Sponsor.

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Conditions of HVII and Merger Sub

The obligations of HVII and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following additional conditions:

(a)	the representations and warranties of ONE Nuclear set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), and Section 4.27 (Finders and Brokers) of the Business Combination Agreement (collectively, the “Company Specified Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of ONE Nuclear set forth in Article IV of the Business Combination Agreement other than the Company Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)	ONE Nuclear will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)	no Company Material Adverse Effect will have occurred after the date of the Business Combination Agreement that is continuing;

(d)	ONE Nuclear will have delivered to HVII a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions;

(e)	ONE Nuclear will have delivered to HVII a certificate executed by ONE Nuclear’s secretary, certifying as to the validity and effectiveness of, and attaching, (i) copies of ONE Nuclear’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (ii) the requisite resolutions of the ONE Nuclear Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement, each ancillary agreement to which ONE Nuclear is or is required to be a party and the consummation of the Transactions;

(f)	ONE Nuclear will have delivered a copy of the A&R Registration Rights Agreement, duly executed by each ONE Nuclear Member;

(g)	ONE Nuclear will have delivered a properly completed and duly executed IRS Form W-9 or W-8 of the applicable series from each ONE Nuclear Member, as necessary;

(h)	ONE Nuclear will have delivered a property completed and duly executed FIRPTA certificate; and

(i)	ONE Nuclear will have delivered a copy of the Lock-up Agreement, duly executed by each ONE Nuclear Member.

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Termination

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a)	by mutual written consent of HVII and ONE Nuclear;

(b)	by ONE Nuclear if HVII breaches certain covenants relating to HVII Board’s recommendation that HVII Shareholders vote in favor of the proposals to be presented at the HVII Shareholders’ Meeting;

(c)	by HVII or ONE Nuclear if the HVII Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the HVII Shareholders’ Meeting; provided, however, that the Business Combination Agreement may not be terminated by HVII if HVII has materially breached certain of its obligations thereunder;

(d)	by HVII or ONE Nuclear if any of the conditions to the Closing have not been satisfied or waived by August 15, 2026 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by a party that either directly or indirectly through its affiliates is in breach or violation of any of its representations, warranties, covenants or obligations contained in the Business Combination Agreement and such breach or violation is the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e)	by HVII or ONE Nuclear if a Governmental Authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order or other action has become final and non-appealable; provided, however, that the Business Combination Agreement may not be terminated by a party whose failure to comply with any provision of the Business Combination Agreement is a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f)	by ONE Nuclear if (i) there has been a breach by HVII of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of HVII will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.02(a) and 7.02(b) of the Business Combination Agreement would not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to HVII or (B) the Outside Date; provided, that ONE Nuclear will not have the right to terminate the Business Combination Agreement if at such time there is an uncured breach by ONE Nuclear of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of ONE Nuclear will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.03(a) and 7.03(b) of the Business Combination Agreement would not be satisfied;

(g)	by HVII if (i) there has been a breach by ONE Nuclear of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of ONE Nuclear will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.03(a) and 7.03(b) of the Business Combination Agreement would not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to ONE Nuclear or (B) the Outside Date; provided, that HVII will not have the right to terminate the Business Combination Agreement if at such time there is an uncured breach by HVII of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of HVII will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.02(a) and 7.02(b) of the Business Combination Agreement would not be satisfied;

(h)	by HVII if (i) all the conditions set forth in Section 7.01 and 7.02 of the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (ii) ONE Nuclear fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) HVII will have irrevocably confirmed in writing to ONE Nuclear that it is ready, willing and able to consummate the Closing and (iv) ONE Nuclear fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

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(i)	by ONE Nuclear if (i) all the conditions set forth in Section 7.01 and 7.03 of the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) HVII fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) ONE Nuclear will have irrevocably confirmed in writing to HVII that it is ready, willing and able to consummate the Closing and (iv) HVII fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(j)	by HVII if (i) ONE Nuclear fails to deliver the PCAOB Financial Statements to HVII on or before December 31, 2025 or (ii) ONE Nuclear fails to obtain and deliver to HVII the Company Member Consent within five (5) Business Days after this proxy statement/prospectus is declared effective under the Securities Act.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will no liability on the part of any party thereto or any of their respective representatives, and all rights and obligations of each party will cease, except as set forth in the Business Combination Agreement or in the case of a willful and material breach of the Business Combination Agreement or any claim of fraud thereunder.

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences and Cayman Islands tax consequences of the Business Combination, see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HVII will acquire all of the outstanding equity interests of ONE Nuclear in the Business Combination, HVII will be treated as the “acquired” company and ONE Nuclear will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ONE Nuclear issuing stock for the net assets of HVII, accompanied by a recapitalization. The net assets of HVII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ONE Nuclear. As an accounting acquirer, the financial statements of ONE Nuclear will be stated at historical cost.

ONE Nuclear has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemptions Scenario:

● The equity holders of ONE Nuclear will have the greatest voting interest in the New ONE Nuclear;

● The equity holders of ONE Nuclear will have the ability to control decisions regarding election and removal of directors and officers of the New ONE Nuclear;

● ONE Nuclear will comprise the ongoing operations of the New ONE Nuclear; and

● ONE Nuclear’s existing senior management will be the senior management of the New ONE Nuclear.

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Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the HVII Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Shareholders of HVII Ordinary Shares may have appraisal rights under the Cayman Islands Companies Act, subject to statutory limitations.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Shareholders of HVII Ordinary Shares who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Certain Agreements Related to the Business Combination Agreement

Member Support Agreement

In connection with the execution of the Business Combination Agreement, certain of the ONE Nuclear Members, HVII and ONE Nuclear entered into the Member Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the ONE Nuclear Members parties thereto agreed (a) to attend and vote at any meeting of the ONE Nuclear Members (including any postponement or adjournment thereof) and execute and deliver written consent or approval in any action by written consent or approval of the ONE Nuclear Members requested by ONE Nuclear, all of the ONE Nuclear Units held by the ONE Nuclear Members parties thereto (i) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions, and (ii) against any action, agreement or transaction or proposal that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect and (b) not to transfer or redeem any ONE Nuclear Units held by them prior to Closing, subject to certain exceptions.

For more information regarding the Member Support Agreement, see the section of this proxy statement/prospectus entitled “Other Agreements Related to the Business Combination Agreement — Member Support Agreement.”

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and HVII’s directors and officers executed the Sponsor Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor and the other HVII Shareholders parties thereto agreed (a) to vote all of the HVII Ordinary Shares that they hold in favor of the Business Combination Agreement, the Transactions and any related actions, and against any other transactions or proposals intended, or that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect and (b) not to transfer or redeem any of the HVII Ordinary Shares or HVII Units held by them prior to Closing, subject to certain exceptions.

For more information regarding the Sponsor Support Agreement, see the section of this proxy statement/prospectus entitled “Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement.”

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Lock-Up Agreements

In connection with the Closing, each of certain of the HVII Shareholders (including the Sponsor) (which group in the aggregate holds 6,833,333 HVII Ordinary Shares, or 26.3% of the outstanding HVII Ordinary Shares prior to Closing) and the ONE Nuclear Members enter into a Lock-Up Agreement with HVII limiting their ability to transfer any securities issued upon conversion of the HVII Founder Shares and the shares of New ONE Nuclear Common Stock issued to the ONE Nuclear Members in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”). In particular, such stockholders of New ONE Nuclear will agree, subject to customary exceptions, not to (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities and (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities.

Pursuant to the Letter Agreement and the Lock-Up Agreements entered into with HVII, each of the Initial Shareholders (including the Sponsor) and the ONE Nuclear Members has agreed to restrictions on its ability to transfer any securities of New ONE Nuclear, as summarized in the table below:

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
New ONE Nuclear Common Stock (Issued in respect of outstanding ONE Nuclear Units and HVII Class B Ordinary Shares)	Earliest to occur of (i) the 6 month anniversary of the Closing Date, (ii) such date that the reported last sale price of the New ONE Nuclear Common Stock equals or exceeds $11.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing, or (iii) the date after the Closing on which New ONE Nuclear consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the New ONE Nuclear Stockholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property

HC VII Sponsor LLC

Thomas D. Hennessy

Nicholas Geeza

Grant R. Allen

Brian Bonner

Anna Brunelle

Javier Saade

Poonam Sharma

Richard Taylor

Coen Weddepohl

Robert Carilli

Kevin Dowd

Slater Bayliss

Joseph Gruters

Chris LaCivita

Robert Hayes

The Lock-Up Agreements provide for certain permitted transfers, including transfers to certain affiliates or family members, transfers by gift, will or intestate succession upon death, transfers pursuant to a court order or settlement agreement in connection with the dissolution of a marriage or civil union, transfers pursuant to “piggyback” registration rights under the A&R Registration Rights Agreement, and pledges of up to 5% of a New ONE Nuclear Member’s shares of New ONE Nuclear Common Stock as collateral in bona fide lending or similar financing arrangements.

New ONE Nuclear Common Stock (Issued in respect of outstanding Private Placement Units and the HVII Class A Ordinary Shares underlying such Private Placement Units and the Private Placement Rights included in such Private Placement Units)

	30 days after the Closing	HC VII Sponsor LLC Cohen & Company Clear Street LLC Loop Capital Markets LLC	Transfers permitted (i) to any officer, director, or service provider of HVII, including to a family member or affiliate of such officer, director, or service provider; (ii) by private sales or transfers, in each case, made in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; (iii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement, pursuant to which, upon dissolution of the Sponsor, the Sponsor’s assets will be distributed pro rata to the Sponsor’s members; and (iv) in the event of New ONE Nuclear’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of New ONE Nuclear’s public shareholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property.

For more information regarding the Lock-Up Agreements, see the section of this proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination Agreement — Lock-Up Agreements.”

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Holders (as defined in the A&R Registration Rights Agreement) will enter into the A&R Registration Rights Agreement at Closing, pursuant to which New ONE Nuclear will agree that, within 30 days after the Closing, New ONE Nuclear will file with the SEC (at its sole cost and expense) a registration statement registering the resale or other disposition of the Registrable Securities (as defined in the A&R Registration Rights Agreement), and New ONE Nuclear will use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing of such registration statement. In certain circumstances, the Holders can demand registration or an underwritten offering, and will be entitled to certain customary registration rights, for all or part of their Registrable Securities, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement; provided, that New ONE Nuclear is not obligated to effect more than an aggregate of three (3) demand registrations and three (3) underwritten offerings. All of the Holders will be granted unlimited “piggyback” registration rights, subject to certain requirements and customary conditions.

For more information regarding the A&R Registration Rights Agreement, see the section of this proxy statement/prospectus entitled “Other Agreements Related to the Business Combination Agreement —A&R Registration Rights Agreement.”

Board of New ONE Nuclear following the Business Combination

Pursuant to the Business Combination Agreement: immediately following the Effective Time, the board of directors of New ONE Nuclear will consist of (i) four (4) independent directors, Kyle Crowley, Elizabeth Williams, Darryl Willis and Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and (ii) three (3) ONE Nuclear management directors, Richard Taylor, Chief Executive Officer and Chairman, Robert Carilli, Chief Strategy Officer, and Kevin Dowd, Chief Operating Officer. The board of directors of New ONE Nuclear as of immediately following the Effective Time will comply with Nasdaq rules and will be divided into three (3) classes of directors with staggered terms. The management team of New ONE Nuclear as of immediately following the Effective Time will consist solely of ONE Nuclear’s current management team. See the section of this proxy statement/prospectus entitled “Board of Directors and Management of New ONE Nuclear Following the Business Combination” for additional information.

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Pro Forma Ownership of New ONE Nuclear

Upon consummation of the Business Combination, the post-Closing share ownership of the New ONE Nuclear under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Earnout Shares and the ONE Nuclear Equity Incentive Plan would be as follows, in each case, assuming a redemption price of $10.45 per share (the estimated redemption price as of March 31, 2026):

	Voting Interests in the New ONE Nuclear
	No Redemption(1)		25% Redemption(2)		50% Redemption(3)		75% Redemption(4)		Maximum Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders(6)	20,583,333	16.7%	15,833,333	13.3%	11,083,333	9.7%	6,333,333	5.8%	1,583,333	1.5%
Initial Shareholders(7)	7,080,833	5.7%	7,080,833	6.0%	7,080,833	6.2%	7,080,833	6.5%	7,080,833	6.8%
ONE Nuclear Equity Holders(8)	95,693,779	77.6%	95,693,779	80.7%	95,693,779	84.1%	95,693,779	87.7%	95,693,779	91.7%
Total	123,357,945	100.0%	118,607,945	100.0%	113,857,945	100.0%	109,107,945	100.0%	104,357,945	100.0%

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed.
(6)	Includes 1,583,333 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Public Rights.
(7)	Includes 690,000 shares of New ONE Nuclear Common Stock issuable in respect of the outstanding 690,000 HVII Class A Ordinary Shares issued in a private placement and 57,500 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Rights issued in a private placement.
(8)	Figures presented on a non-diluted basis to exclude the dilutive effect of Earnout Shares.

The following table illustrates varying ownership levels of the New ONE Nuclear immediately following the Business Combination on a fully diluted basis,(1) excluding the shares issuable under the ONE Nuclear Equity Incentive Plan(2):

	Voting Interests in the New ONE Nuclear
	No Redemption		25% Redemption		50% Redemption		75% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders	20,583,333	15.1%	15,833,333	12.0%	11,083,333	8.7%	6,333,333	5.2%	1,583,333	1.3%
Initial Shareholders	7,080,833	5.2%	7,080,833	5.4%	7,080,833	5.6%	7,080,833	5.8%	7,080,833	6.0%
ONE Nuclear Equity Holders	108,693,779	79.7%	108,693,779	82.6%	108,693,779	85.7%	108,693,779	89.0%	108,693,779	92.7%
Total	136,357,945	100.0%	131,607,945	100.0%	126,857,945	100.0%	122,107,945	100.0%	117,357,945	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table assumes the issuance of the maximum amount of 13,000,000 Earnout Shares. During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, HVII may issue up to 13,000,000 additional shares of New ONE Nuclear Common Stock as contingent Earnout Shares consideration to the equity holders of ONE Nuclear, subject to the achievement of certain share price milestones.
(2)	New ONE Nuclear will reserve approximately 12% of the shares of all classes of New ONE Nuclear Common Stock anticipated to be outstanding as of the Closing (as of immediately following the Business Combination) pursuant to the Incentive Plan and expects to grant equity awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will be (i) 14,802,953 shares under no redemption scenario, (ii) 14,232,953 shares under 25% redemptions scenario, (iii) 13,662,953 shares under 50% redemptions scenario, (iv) 13,092,953 shares under 75% redemptions scenario, and (v) 12,522,953 shares under maximum redemptions scenario.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HVII Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination under each of the No Redemption Scenario, 25% Redemption Scenario, 50% Redemption Scenario, 75% Redemption Scenario, and Maximum Redemption Scenario:

No Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	198.6

Total Sources	198.6

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	171.7

Estimated Fees & Expenses Paid at Closing(4)	26.9
Total Uses	198.6

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $26.9 million aggregate fees and expenses, assumes $26.9 million will be paid at Closing.

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25% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	148.9

Total Sources	148.9

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	123.9

Estimated Fees & Expenses Paid at Closing(4)	25.0
Total Uses	148.9

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 25% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $25.0 million aggregate fees and expenses, assumes $25.0 million will be paid at Closing.

50% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	99.3

Total Sources	99.3

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	76.2

Estimated Fees & Expenses Paid at Closing(4)	23.1
Total Uses	99.3

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 50% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $23.1 million aggregate fees and expenses, assumes $23.1 million will be paid at Closing.

75% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	49.6

Total Sources	49.6

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	27.9
Estimated Fees & Expenses Paid at Closing(4)	21.7
Total Uses	49.6

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 75% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $21.7 million aggregate fees and expenses, assumes $21.7 million will be paid at Closing.

Maximum Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	-

Total Sources	-

Uses(1)

(in $ million)
Cash to Balance Sheet	-

Estimated Fees & Expenses Paid at Closing(3)	-
Total Uses	-

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the maximum redemption scenario.
(3)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear; of the estimated $19.8 million aggregate fees and expenses, assumes $0 will be paid at Closing.

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Proposals for HVII Shareholder Approval

Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1, pursuant to which, among other things, at the Closing and following the Domestication, Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear being the surviving company of the Merger and ultimately continuing as a direct wholly-owned subsidiary of HVII (HVII as of and following the Merger, “New ONE Nuclear”), and the transaction contemplated thereby.

Proposal No. 2 — The “Domestication Proposal” — to consider and vote upon a proposal to approve, by special resolution, of holders of HVII Class B Ordinary Shares, a change in the corporate structure and domicile of HVII, which will be accomplished by continuation of HVII from an exempted company with limited liability incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. The Domestication will be effected prior to the Closing on the date of the Closing by HVII filing a certificate of corporate domestication and the New ONE Nuclear Charter with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HVII will become a Delaware corporation and in connection with the Business Combination all outstanding securities of HVII will convert into corresponding securities of common stock of New ONE Nuclear.

Proposal No. 3 — The “Stock Issuance Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear Common Stock to the ONE Nuclear Members as of immediately prior to the Effective Time

Proposal No. 4 — The “Organizational Documents Proposal” — to consider and vote upon a proposal to approve, by special resolution, and adopt the New ONE Nuclear Charter and the New ONE Nuclear Bylaws to be in effect following the Domestication. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

Proposal No. 5A through 5F — The “Advisory Organizational Documents Proposals” — to consider and vote upon six separate governance proposals to approve, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Charter and New ONE Nuclear Bylaws, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures:

●	Proposal No. 5A—Changes to Authorized Share Capital;

●	Proposal No. 5B—Required Vote to Amend Charter;

●	Proposal No. 5C—Director Removal;

●	Proposal No. 5D—Exclusive Forum Provision;

●	Proposal No. 5E—Shareholder Action by Written Consent; and

●	Proposal No. 5F—Removal of Blank Check Company Provisions.

Proposal No. 6 — The “Incentive Plan Proposal” — to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder. The form of the ONE Nuclear Equity Incentive Plan is attached to this proxy statement/prospectus as Annex F.

Proposal No. 7 — The “Director Election Proposal” — to consider and vote upon a proposal to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the New ONE Nuclear Board until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the HVII Shareholders’ Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the HVII Shareholders’ Meeting, there are not sufficient votes to approve one or more proposals presented at the HVII Shareholders’ Meeting to HVII Shareholders for vote, (ii) in order to seek withdrawals from HVII Shareholders who have exercised their Redemption Right, or (iii) as otherwise determined by the Chairman of the HVII Shareholders’ Meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

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Date, Time and Place of Extraordinary General Meeting

The HVII Shareholders’ Meeting will be held on [       ], 2026, at [       ] a.m., Eastern time, conducted via live webcast at the following address: [       ]. You will need the control number that is printed on your proxy card to enter the HVII Shareholders’ Meeting. HVII recommends that you log in at least 15 minutes before the HVII Shareholders’ Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the HVII Shareholders’ Meeting in person.

Record Date and Voting

HVII has fixed the close of business on [___], 2026 as the Record Date for determining the HVII Shareholders entitled to notice of and to attend and vote at the HVII Shareholders’ Meeting, and any adjournments or postponements. HVII’s issued and outstanding HVII Rights do not have voting rights at the HVII Shareholders’ Meeting. As of the close of business on the Record Date, there were [___] HVII Ordinary Shares issued and outstanding and entitled to vote. Each HVII Ordinary Share is entitled to one vote per share.

The Sponsor and HVII’s officers and directors have agreed to vote any HVII Class A Ordinary Shares and HVII Class B Ordinary Shares owned by them in favor of the Business Combination and the Proposals. Currently, the Sponsor and HVII’s officers and directors own approximately 26.26% of the issued and outstanding HVII Ordinary Shares, including all of the HVII Class B Ordinary Shares.

As of the record date, the Sponsor and HVII’s officers and directors beneficially own an aggregate of approximately 6,833,333 HVII Ordinary Shares. As a result, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any HVII Public Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII Charter, vote their HVII Ordinary Shares at the HVII Shareholders’ Meeting, and also assuming that the parties to the Letter Agreement do not acquire any HVII Public Shares, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares (i) HVII would not need any HVII Public Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved.

Solicitation of Proxies and Revoking your Proxy

If you give a proxy, you may revoke it at any time before the HVII Shareholders’ Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify Nicholas Geeza, HVII’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (847) 447-8504, by email at ngeeza@hennessycapitalgroup.com or in writing to c/o Hennessy Capital Investment Corp. VII, PO Box 1036, 195 US HWY 50, Suite 207, Zephyr Cove, Nevada 89448 before the HVII Shareholders’ Meeting that you have revoked your proxy;

●	you may revoke your proxy and vote over the internet prior to the HVII Shareholders’ Meeting, as indicated above;

●	you may attend the HVII Shareholders’ Meeting, revoke your proxy, and vote in person online, as indicated above.

However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Quorum and Vote Required for the HVII Proposals

A quorum of HVII Shareholders is necessary to hold a valid meeting. The holders of at least a majority of the issued and outstanding HVII Ordinary Shares, present in person online or by proxy will constitute a quorum.

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If a HVII Shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the HVII Shareholders’ Meeting, then the HVII Shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the HVII Shareholders’ Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any Proposal.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal. As of the record date for the meeting, 13,011,667 HVII Ordinary Shares would be required to achieve a quorum.

Recommendation to HVII Shareholders

The HVII Board believes that the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus to be presented at the HVII Shareholders’ Meeting are in the best interest of HVII and recommends that HVII’s shareholders vote “FOR” each of the Proposals described in this proxy statement/prospectus.

When you consider the recommendation of the HVII Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that HVII’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as an HVII Shareholder. Please see the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, the HVII Board recommends that HVII Shareholders vote “FOR” each proposal being submitted to a vote of the HVII Shareholders at the HVII Shareholders’ Meeting. The HVII Board considered a number of positive factors including, but not limited to, (i) ONE Nuclear’s dual natural gas and nuclear power generation development strategy, (ii) ONE Nuclear’s commercial relationships, (iii) ONE Nuclear’s differentiated platform with strong pipeline of operational sites, including access to first two priority development sites, (iv) ONE Nuclear’s multi-technology nuclear strategy, (v) ONE Nuclear will benefit substantially from being a public company, (vi) ONE Nuclear’s experienced and committed management team, (vii) growth in electricity consumption and demand, (viii) growing global Support for nuclear, including small modular reactors’ potential to play a large role, (ix) bipartisan political support for nuclear energy sources, (x) attractive market valuation compared to publicly-traded industry peers, (xi) the ONE Nuclear equityholders and Initial Shareholders will be restricted from transferring their shares of New ONE Nuclear Common Stock, (xii) pro forma ownership and (xiii) the terms and conditions of the Business Combination Agreement. The HVII Board also gave consideration to a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, (i) macroeconomic, (ii) regulatory risks, (iii) nuclear risks, (iv) demand risks, (v) no operating history, (vi) commercial contracts risks, (vii) financing risks, (viii) New ONE Nuclear’s public company readiness, (ix) environmental risks, (x) SMR technology risks, (xi) site selection risks, (xii) personnel risks, (xiii) uncertainty of benefits, (xiv) redemption risks, (xv) liquidation of HVII, (xvi) diversion of management attention during the period prior to Closing, (xvii) HVII Shareholder vote, (xviii) non-survival of the representations, warranties or covenants, (xix) satisfaction of the conditions to the Closing, (xx) litigation, (xxi) stock exchange listing risks, (xxii) HVII Shareholders holding a minority ownership in New ONE Nuclear, and (xxiii) significant fees and expenses associated with completing the Business Combination. For a more detailed description of HVII’s reasons for the approval of the Business Combination and the recommendation of the HVII Board, see the section of this proxy statement/prospectus entitled “The Business Combination — HVII’s Board of Directors’ Reasons for the Approval of the Business Combination.”

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Interests of HVII’s Directors and Officers in the Business Combination

When considering the HVII Board’s recommendation that HVII Public Shareholders vote in favor of the approval of the Business Combination Proposal, HVII Public Shareholders should be aware that the Sponsor and HVII’s executive officers, and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of HVII Public Shareholders. These interests include:

●	the beneficial ownership of the Sponsor and certain members of the HVII Board and officers of an aggregate of (a) 6,333,333 HVII Class B Ordinary Shares, which were acquired for an aggregate purchase price of approximately $25,000 prior to the IPO, which shares would likely be worthless if HVII is unable to effectuate an initial business combination by the end of the Completion Window and HVII is therefore required to liquidate, as HVII Class B Ordinary Shares are not entitled to participate in any redemption or liquidation of the Trust Account and (b) 500,000 HVII Private Placement Units, consisting of 500,000 HVII Class A Ordinary Shares and 500,000 HVII Rights, which were acquired for an aggregate purchase price of approximately $5 million simultaneously with the consummation of the IPO, which underlying HVII Rights would become worthless if HVII does not complete an initial business combination within the Completion Window. Such HVII Class B Ordinary Shares and Private Placement Units have an aggregate market value of approximately $[ ] million and $[ ] million, respectively, based on the closing price of HVII Class A Ordinary Shares of $[ ] and HVII Rights of $[ ] on Nasdaq on [ ], 2026, the record date for the HVII Shareholders’ Meeting;

●	Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and Thomas D. Hennessy, the President and Chief Operating Officer of HVII, are each managing members of the Sponsor, and both are the ultimate beneficial owner with voting and investment discretion with respect to the HVII Ordinary Shares held by the Sponsor;

●	the continued indemnification of current directors and officers of HVII and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and HVII’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on HVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 15, 2025, the current directors or officers of HVII had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that at the Closing, ONE Nuclear, ONE Nuclear Members, the Sponsor, and certain of HVII’s current and former directors and officers will enter into the A&R Registration Rights Agreement and Lock-Up Agreement, which, among other things, provide customary registration rights, including piggy-back rights, subject to cooperation and cut-back provisions with respect to the New ONE Nuclear Common Stock held by such parties following the consummation of the Business Combination and will amend the existing transfer restrictions under the Letter Agreement;

●	the fact that the Sponsor, an affiliate of the Sponsor, or HVII’s officers and directors may, but are not obligated to, provide working capital loans to HVII. If HVII completes an initial business combination, HVII would repay the working capital loans. In the event that an initial business combination does not close, HVII may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Up to $2,500,000 of such working capital loans may be convertible into private placement units of New ONE Nuclear at a price of $10.00 per Unit at the option of the lender. As of December 31, 2025, no such working capital loans were outstanding;

●	the fact that Nicholas Geeza, HVII’s chief financial officer, is entitled to an aggregate of $10,000 per month for services rendered to HVII (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as he may notify HVII otherwise);

●	the fact that HVII has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of HVII’s initial business combination, which payments commenced in September 2025 (effective March 1, 2026, the consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise);

●	the fact that the Sponsor is entitled to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025; and

●	the fact that the Sponsor and HVII’s officers and directors will lose their entire investment in HVII if an initial business combination is not completed within the Completion Window.

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Interests of ONE Nuclear’s Members and Officers in the Business Combination

ONE Nuclear does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of HVII with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Condition Precedent Proposals.

Compensation Received by the Sponsor, its Affiliates and HVII Directors and Executive Officers

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its current and former affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by HVII to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Sponsor	5,203,333 shares of New ONE Nuclear Common Stock upon conversion of the HVII Class B Ordinary Shares held by the Sponsor	$25,000
	541,666 shares of New ONE Nuclear Common Stock upon conversion of the HVII Class A Ordinary Shares and HVII Rights underlying the Private Placement Units held by the Sponsor	$5,000,000
	$25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025	Office space, utilities and secretarial and administrative support
	Up to $2.5 million in working capital loans, which loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per private placement unit at the option of the lender	Repayment of working capital loans to finance transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
Thomas D. Hennessy	750,000 Founder Shares	$3,000
Nicholas Geeza	$10,000 per month (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as they may notify HVII otherwise)	Services as Chief Financial Officer
	250,000 Founder Shares	$1,000
Grant R. Allen	25,000 Founder Shares	$100
Brian Bonner	25,000 Founder Shares	$100
Anna Brunelle	25,000 Founder Shares	$100
Javier Saade	25,000 Founder Shares	$100
Poonam Sharma	30,000 Founder Shares	$120

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Redemption Rights

Pursuant to the HVII Charter, any holders of HVII Class A Ordinary Shares may demand that such HVII Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account (net permitted withdrawals), less taxes payable, provided that such HVII Public Shareholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the HVII Shareholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $198.57 million (after giving effect to permitted withdrawals and franchise and income taxes payable) on March 31, 2026, the estimated per share redemption price would have been approximately $10.45.

Redemption rights are not available to holders of HVII Rights in connection with the Business Combination.

In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern time, on [      ], 2026 (two business days before the HVII Shareholders’ Meeting), both:

●	Submit a request in writing that HVII redeem your HVII Class A Ordinary Shares for cash to Odyssey, HVII’s transfer agent, at the following address:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Tel: (612) 482-5100

Email: ContactUs@odysseytrust.com

●	Deliver your HVII Class A Ordinary Shares either physically or electronically through DTC to Odyssey. HVII Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is HVII’s understanding that HVII Shareholders should generally allot at least one week to obtain physical certificates from Odyssey. However, HVII does not have any control over this process and it may take longer than one week. HVII Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your HVII Class A Ordinary Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HVII’s consent, until the vote is taken with respect to the Business Combination. If you delivered your HVII Ordinary Shares for redemption to Odyssey and decide within the required timeframe not to exercise your Redemption Rights, you may request that Odyssey return the HVII Ordinary Shares (physically or electronically). You may make such request by contacting Odyssey at the phone number or address listed above.

Prior to exercising Redemption Rights, HVII Shareholders should verify the market price of their HVII Class A Ordinary Shares as they may receive higher proceeds from the sale of their HVII Class A Ordinary Shares in the public market than from exercising their Redemption Rights if the market price per HVII Public Share is higher than the redemption price. HVII cannot assure you that you will be able to sell your HVII Class A Ordinary Shares in the open market, even if the market price per HVII Public Share is higher than the redemption price stated above, as there may not be sufficient liquidity in the HVII Class A Ordinary Share when you wish to sell your shares.

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If you exercise your Redemption Rights, your HVII Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account (net permitted withdrawals), less taxes payable. You will no longer own those HVII Public Shares. You will be entitled to receive cash for these HVII Public Shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and HVII does not consummate an initial business combination within the Completion Window or obtain the approval of HVII Shareholders to extend the deadline for HVII to consummate an initial business combination, it will be required to dissolve and liquidate and the HVII Rights will expire worthless.

Holders of HVII Units must separate the underlying HVII Class A Ordinary Share and HVII Rights prior to exercising Redemption Rights with respect to the HVII Class A Ordinary Share.

If you hold HVII Units registered in your own name, you must deliver the certificate for such HVII Units to Odyssey with written instructions to separate such HVII Units into HVII Class A Ordinary Share and HVII Rights. This must be completed far enough in advance to permit the mailing of the HVII Class A Ordinary Share certificates back to you so that you may then exercise your Redemption Rights upon the separation of the HVII Class A Ordinary Share from the HVII Units.

Summary Risk Factors

Risks Related to ONE Nuclear’s Business and Industry

In evaluating the Proposals, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some, but not all, of the risks related to HVII, ONE Nuclear the Transaction and New ONE Nuclear are summarized below:

●	ONE Nuclear is a development-stage company with no operating history or historical revenue, and ONE Nuclear faces execution risk across all major components of its business.

●	ONE Nuclear has not yet constructed any power projects. Many of the necessary contracts with landowners, equipment providers or other partners have yet to be executed, and there is no guarantee that ONE Nuclear will be able to do so in the future. ONE Nuclear’s limited commercial operating history makes it difficult to evaluate its prospects, and the risks and challenges ONE Nuclear may encounter. Any delays or setbacks ONE Nuclear may experience could have a material adverse effect on its business, financial condition and results of operations, and could harm its reputation.

●	ONE Nuclear has not yet entered into binding definitive agreements with many of its key business relationships.

●	ONE Nuclear is a development stage company with a history of financial losses (e.g., negative cash flows), and ONE Nuclear expects to incur significant expenses and continuing financial losses at least until its first power project becomes commercially viable, which may never occur. ONE Nuclear will require substantial additional future funding to support its operations and implementation of its growth plans.

●	The risk that certain illustrative unit economics are based on significant risks, assumptions, estimates and uncertainties, including with respect to revenues, timing for achieving business milestones, expenses, capital expenditures, site profitability and site cash flows, that prove to be incorrect for any reason.

●	ONE Nuclear will require significant additional capital to construct and complete its power projects, and ONE Nuclear may not be able to secure such financing on time with acceptable terms, or at all, which could cause delays in construction, lead to inadequate liquidity and increase overall costs.

●	ONE Nuclear will be dependent on third-party manufacturing and supply chain relationships to build and operate its facilities. ONE Nuclear’s reliance on third parties and suppliers involves certain risks that may result in increased costs, delays, and loss of revenue.

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●	ONE Nuclear will need to hire additional skilled employees as ONE Nuclear grows and develops its power projects, and there is no assurance ONE Nuclear will be successful in recruiting, hiring, and training the personnel it needs.

●	The energy markets are highly competitive and rapidly evolving.

●	High demand for, constraints on the supply of, and increasing costs for industrial scale gas-fired turbines and/or reciprocating engines could lead to significant delays in ONE Nuclear’s ability to develop the natural gas fired power generation infrastructure it will need to achieve its power delivery goals.

●	Nuclear reactors and SMRs can be costly and time consuming to construct and commercialize. Delays and cost overruns arising from issues with procurement, regulatory approvals, construction and commercialization of nuclear reactors may materially adversely affect ONE Nuclear’s business.

●	ONE Nuclear may be subject to credit risks.

●	ONE Nuclear may face physical site risks, including severe weather events, environmental conditions, or other disasters which could result in an interruption of its operations, a delay in the completion of its power projects, higher construction costs and the deferral of the dates on which ONE Nuclear could receive revenue, all of which could adversely affect ONE Nuclear.

Risks Related to HVII and the Business Combination

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to HVII and the Business Combination and ONE Nuclear are summarized below:

●	HVII may not be able to complete its initial business combination within the Completion Window, in which case it would cease all operations except for the purpose of winding up and it would redeem HVII Class A Ordinary Shares and liquidate, in which case HVII Shareholders may only receive $10.00 per HVII Public Share, or less than such amount in certain circumstances, and HVII Rights will expire worthless.

●	HVII Shareholders may be held liable for claims by third parties against HVII to the extent of distributions received by them upon redemption of their HVII Public Shares.

●	HVII Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, HVII Public Shareholders may be forced to sell their HVII Class A Ordinary Shares or HVII Rights, potentially at a loss.

●	The Sponsor and HVII’s officers and directors have potential conflicts of interest in recommending that HVII Shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus that are different from, or in addition to, the interests of unaffiliated HVII Shareholders.

●	HVII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of New ONE Nuclear Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan and the HVII Rights. Having a minority stock ownership position may reduce the influence that current HVII Shareholders have on the management of New ONE Nuclear.

●	HVII or ONE Nuclear may waive one or more of the conditions to the Business Combination. There can be no assurance that New ONE Nuclear Common Stock will be approved for listing on Nasdaq or that New ONE Nuclear will be able to comply with the continued listing standards of Nasdaq.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF HVII

The following tables set forth selected historical financial data for HVII derived from HVII’s audited financial statements as of December 31, 2025 and unaudited financial statements for the period from January 1, 2026 through March 31, 2026, each of which is included elsewhere in this proxy statement/prospectus. HVII’s audited financial statements and should be read in conjunction with the related notes included elsewhere in this proxy statement/prospectus. The historical financial statements of HVII have been prepared in accordance with U.S. GAAP.

The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of HVII, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future period. You should read the following selected historical financial data in conjunction with HVII’s historical financial statements and related notes and the section entitled “HVII Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.

	For the Year Ended December 31, 2025	For the Period from January 1, 2026 Through March 31, 2026
Statement of Operations Data

General and administrative costs	$(3,656,556)	$(1,096,944)
Total other income	$7,343,972	$1,672,555
Net income (loss)	$3,687,416	$575,611

	As of December 31, 2025	As of March 31, 2026
Balance Sheet Data

Total current assets	$1,326,329	$703,103
Total assets	$198,284,635	$199,271,377
Total shareholders’ deficit	$(9,050,624)	$(10,084,981)
Class A ordinary shares subject to possible redemption	$196,958,306	$196,568,274
Total current liabilities	$326,953	$103,084
Total liabilities	$10,376,953	$10,788,084

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ONE NUCLEAR

The following tables set forth selected historical financial data for ONE Nuclear derived from ONE Nuclear’s audited financial statements as of December 31, 2025, and for the period from February 10, 2025 (inception) through December 31, 2025 and unaudited financial statements for the three months ended March 31, 2026, each of which was prepared in accordance with U.S. GAAP and is included elsewhere in this proxy statement/prospectus.

The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of ONE Nuclear, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future period. You should read the following selected historical financial data in conjunction with ONE Nuclear’s historical financial statements and related notes and the sections entitled “Risk Factors — Risks Related to ONE Nuclear” and “ONE Nuclear Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.

	For the Three Months Ended March 31, 2026	For the period February 10, 2025 (inception) through December 31, 2025
Statement of Operations Data

General and administrative costs	$767,070	$972,031
Total other expenses	$36,786	$3,871
Net income (loss)	$(803,856)	$(975,902)

	As of March 31, 2026	As of December 31, 2025
Balance Sheet Data

Cash	$40,492	$130
Total current assets	$40,492	$130
Total assets	$40,492	$130
Accounts payable and accrued expenses	$1,371,276	$650,213
Note payable	$414,801	$300,000
Total current liabilities	$1,786,077	$950,213
Total liabilities	$1,786,077	$950,213
Membership units, 10,000,000 units authorized, issued and outstanding	$100	$100
Additional paid in capital	$34,073	$25,719
Accumulated deficit	$(1,779,758)	$(975,902)
Total members’ deficit	$(1,745,585)	$(950,083)
Total liabilities and members’ deficit	$40,492	$130

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HVII will acquire all of the outstanding equity interests of ONE Nuclear in the Business Combination, HVII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of ONE Nuclear issuing shares for the net assets of HVII, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of ONE Nuclear. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2026, gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2026. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2026 and for the year ended December 31, 2025, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2025, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of HVII and ONE Nuclear for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the New ONE Nuclear’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the New ONE Nuclear following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of HVII Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that no Public Shareholders of HVII will exercise redemption rights with respect to the HVII Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions Scenario: This presentation assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, based on a redemption price of approximately $10.45 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	No Redemption	Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the three months ended March 31, 2026
Net loss	$(1,736)	$(1,736)
Weighted average shares outstanding – basic and diluted	123,357,945	104,357,945
Basic and diluted net loss per share	$(0.01)	$(0.02)

	No Redemption	Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2025
Net loss	$(7,726)	$(8,226)
Weighted average shares outstanding – basic and diluted	123,357,945	104,357,945
Basic and diluted net loss per share	$(0.06)	$(0.08)

	No Redemption	Maximum Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2025
Total assets	$172,098	$442
Total liabilities	122,669	142,481
Total stockholders’ equity (deficit)	$49,429	$(142,039)

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for HVII and ONE Nuclear on a stand-alone basis and the unaudited pro forma combined share information for the three months ended March 31, 2026 and for the year ended December 31, 2025, after giving effect to the Business Combination, assuming (i) no Public Shareholders of HVII exercise redemption rights with respect to their HVII Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 19,000,000 HVII Public Shares, or approximately $10.45 per share or $198.6 million. This scenario includes all adjustments contained in the “No Redemption Scenario” and presents additional adjustments to reflect the effect of the “Maximum Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of HVII and ONE Nuclear and the historical financial statements and related notes of each of HVII and ONE Nuclear, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of HVII and ONE Nuclear is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had HVII and ONE Nuclear consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HVII and ONE Nuclear would have been had HVII and ONE Nuclear consummated a business combination during the periods presented.

	ONE Nuclear (Historical)	HVII (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemptions)
As of and for the Three Months Ended March 31, 2026
Book (deficit) value per share(1)	$(0.18)	$(0.39)	$0.40	$(1.36)
Weighted average number of member units/shares outstanding – basic and diluted	10,000,000	19,000,000	123,357,945	104,357,945
Net (loss) income per member unit/share – basic and diluted	$(0.09)	$0.02	$(0.01)	$(0.02)
Weighted average shares outstanding – basic and diluted		690,000
Net income per share – basic and diluted		$0.02
Weighted average shares outstanding – basic and diluted		6,333,333
Net income per share – basic and diluted		0.02

	ONE Nuclear (Historical)	HVII (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemptions)
For the Year Ended December 31, 2025
Weighted average number of member units/shares outstanding – basic and diluted	10,000,000	17,906,849	123,357,945	104,357,945
Net (loss) income per member unit/share – basic and diluted	$(0.10)	$0.15	$(0.07)	$(0.08)
Weighted average shares outstanding – basic and diluted		650,301
Net income per share – basic and diluted		$0.15
Weighted average shares outstanding – basic and diluted		6,304,566
Net income per share – basic and diluted		0.15

(1)	The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including but not limited to statements regarding our expectations, beliefs, intentions, strategies, and projections. All statements other than statements of historical facts contained in this proxy statement/prospectus are forward-looking statements. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words, and the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, ONE Nuclear’s management team’s expectations concerning the outlook for its business, productivity, plans, growth and capital investments, operational and cost performance, revenue generation, development timelines, potential generation capacities of specific sites, regulatory outlook, future market conditions, success of strategic partnerships, developments in the capital and credit markets, expected future financial performance, as well as demand for nuclear energy and the economic outlook for the nuclear energy industry.

Forward-looking statements speak only as of the date of this proxy statement/prospectus and are based on our current beliefs and assumptions. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual results may differ materially due to various factors, including but not limited to:

●	the potential termination of definitive agreements related to the Business Combination;

●	legal proceedings related to the Transactions;

●	failure to obtain necessary HVII Public Shareholder approvals or financing;

●	changes in the Business Combination structure due to regulatory or legal requirements;

●	the ability to meet listing standards;

●	disruption to the ONE Nuclear’s operations;

●	failure to realize anticipated benefits from the Business Combination;

●	ONE Nuclear’s ability to develop and maintain key strategic relationships, including with Rolls-Royce Solutions America Inc. (“Rolls-Royce SA”), MSB Global Services, LLC (“MSB”), Blackstart Digital, LLC (“Blackstart”) and Sunshine Partners US LLC (“Sunshine Partners”), and enter into definitive agreements in connection therewith;

●	competition in the ONE Nuclear’s industry;

●	transaction-related costs;

●	changes in laws or regulations;

●	adverse economic or competitive conditions;

●	the level of redemptions by HVII Public Shareholders in connection with the Business Combination;

●	ONE Nuclear’s ability to execute on the exclusive sites and the commercial viability thereto;

●	the risk that certain illustrative unit economics are based on significant risks, assumptions, estimates and uncertainties, including with respect to revenues, timing for achieving business milestones, expenses, capital expenditures, site profitability and site cash flows, that prove to be incorrect for any reason, including that ONE Nuclear is unable to enter into definitive commercial agreements, such as power purchase agreements and engineering, procurement and construction agreements, on the anticipated terms or timing (or at all), ONE Nuclear is unable to obtain project financing on favorable terms (or at all) or ONE Nuclear’s initial or ongoing capital expenditures or expenses exceed expectations; and

●	other risks and uncertainties detailed in this proxy statement/prospectus, as well as those described in the Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 6, 2026, and other filings with the SEC, including the Registration Statement.

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The foregoing list is not exhaustive, and there may be additional risks that neither HVII nor ONE Nuclear presently know or that HVII and ONE Nuclear currently believe are immaterial.

Use of Projections

This proxy statement/prospectus contains projected operational and financial information, including the projected commencement of revenue, pipeline opportunities and capacity, individual site capacities and site economics, including revenue, costs, profit, profit margin, EBITDA, EBITDA margin and cash flow, with respect to ONE Nuclear. Such projected financial information constitutes forward-looking information, is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The projected financial information presented in this proxy statement/prospectus were prepared by ONE Nuclear’s management team to be provided to potential investors in connection with the PIPE Investment process solely to provide such potential investors with an illustrative example of possible unit economics for the development and operation of a hypothetical 1 GW gas-fired energy park. They were not prepared in accordance with Generally Accepted Accounting Principles (GAAP), the rules and regulations of the SEC, or the standards of the American Institute of Certified Public Accountants.

The assumptions and estimates underlying such projected operational and financial information are inherently uncertain and are subject to a wide variety of significant business, market, regulatory, economic, competitive and other risks and uncertainties. Please refer to the section of this proxy statement/prospectus entitled “Risk Factors”. Actual results may differ materially from the results contemplated by the projected operational and financial information contained in this proxy statement/prospectus and the inclusion of such information in this proxy statement/prospectus should not be regarded as a representation by any person that the results reflected in such projected operational and financial information, including the illustrative ONE Nuclear unit economics model, will be achieved. Neither HVII nor ONE Nuclear intends to or undertakes any obligation to update or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projected financial information are no longer valid. Accordingly, they should not be viewed as “guidance” of any sort.

ONE Nuclear’s Commercial Agreements are Non-Binding

This proxy statement/prospectus contains descriptions of certain non-exclusive, key business relationships of ONE Nuclear, including with Blackstart, MSB, Rolls-Royce SA, Sunshine Partners and other local and regional developers. These descriptions are based on the ONE Nuclear management team’s discussions with such counterparties, the terms of certain existing non-binding collaboration agreements with such counterparties, and latest available information and estimates as of the date of this proxy statement/prospectus. In each case, such descriptions are subject to negotiation and execution of definitive agreements with such counterparties, which have not been completed as of the date of this proxy statement/prospectus. As a result, such descriptions of key business relationships of ONE Nuclear, including with Blackstart, MSB, Rolls-Royce SA, Sunshine Partners and other local and regional developers, remain subject to change, and there can be no assurance that definitive agreements with such business partners will be executed or, if executed, that the terms of such definitive agreements will not vary materially from those described herein. In addition, unless and until a definitive agreement is entered into with Blackstart, MSB, Sunshine Partners or other local and regional developers, ONE Nuclear has no rights to the sites. If ONE Nuclear is unable to enter into a definitive agreement with Blackstart, MSB, Sunshine Partners or other local and regional developers with respect to the identified pipeline development sites, the ONE Nuclear expects to explore alternative locations and arrangements for the deployment of ONE Nuclear’s business plan, though no assurances can be made such efforts will be successful.

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RISK FACTORS

Risks Related to ONE Nuclear’s Business and Industry

ONE Nuclear is a development-stage company with no operating history or historical revenue, and ONE Nuclear faces execution risk across all major components of its business.

The ONE Nuclear project began in 2022, formally incorporated in the first quarter of 2025 and is currently in the early stages of developing its first power projects. ONE Nuclear has not generated any revenue to date and does not expect to do so until its first power project becomes operational, which ONE Nuclear expects will not occur until 2028. Given ONE Nuclear’s early stage of development, it is difficult to predict what results ONE Nuclear might ultimately achieve. While ONE Nuclear presents “illustrative returns” in this prospectus/proxy statement, these returns are not projections for future operating results but what ONE Nuclear believes to be illustrative of potential returns based on information available to ONE Nuclear as of the date of the prospectus/proxy statement. ONE Nuclear’s ability to achieve its illustrative returns and business strategy depends on, among other things, its ability to construct, permit, finance, and operate large-scale infrastructure nuclear and natural gas power projects. If ONE Nuclear fails to timely deliver and make operational its power projects on budget, on time or at all, its business may prove unsuccessful.

ONE Nuclear has not yet constructed any power projects. Many of the necessary contracts with landowners, equipment providers or other partners have yet to be executed, and there is no guarantee that ONE Nuclear will be able to do so in the future. ONE Nuclear’s limited commercial operating history makes it difficult to evaluate its prospects, and the risks and challenges ONE Nuclear may encounter. Any delays or setbacks ONE Nuclear may experience could have a material adverse effect on its business, financial condition and results of operations, and could harm its reputation.

ONE Nuclear’s business plan to develop, construct, own and operate power projects depends on, among other things, its ability to negotiate and enter into binding agreements with landowners, equipment providers, customers and power offtakers. If ONE Nuclear is unable to enter into binding agreements on attractive terms or at all, its planned development, construction and operation of its power projects could be significantly delayed. Such delays would result in delays in revenue and could hinder ONE Nuclear’s ability to enter into other partnerships or relationships for other projects.

As a result of ONE Nuclear’s limited commercial operating history and ongoing changes in its new and evolving industry, including evolving demand for the types of products and services ONE Nuclear offers and the potential development of technologies that may prove more efficient or effective, its ability to forecast future results of operations and plan for and model future growth is limited and subject to a number of uncertainties, which could adversely affect its business, results of operations and prospects.

There can be no assurance that ONE Nuclear will not experience operational or process failures and other problems during the development, construction or operation of its power projects. Any failures or setbacks, particularly in the initial phases of development, could harm its reputation, its ability to gain financing and enter into strategic partnerships and relationships, and have a material adverse effect on its business and financial condition.

ONE Nuclear has not yet entered into binding definitive agreements with many of its key business relationships and its current commercial agreements are non-binding.

ONE Nuclear’s business plan relies on key strategic relationships with certain important business partners. ONE Nuclear has not yet entered into definitive agreements regarding many such business relationships, and therefore such relationships are subject to change, and there can be no assurance that definitive agreements will be executed or, if executed, that the terms of such definitive agreements will not vary materially from ONE Nuclear’s expectations. For example, this proxy statement/prospectus contains descriptions of certain non-exclusive, key business relationships of ONE Nuclear, including with Sunshine Partners US LLC, Blackstart Digital, LLC, MSB Global Services, LLC and Rolls-Royce Solutions America Inc. These descriptions are based on the ONE Nuclear management team’s discussions with such counterparties, the terms of certain existing non-binding collaboration agreements with such counterparties, and latest available information and estimates as of the date of this proxy statement/prospectus. If ONE Nuclear is unable to enter into such definitive agreements, such definitive agreements are on materially different terms than expected or, once entered, such definitive agreements are terminated by the counterparty, ONE Nuclear will not benefit from such relationship and its business and results of operations will be affected.

Specifically, unless and until definitive agreements are entered into directly with landowners, ONE Nuclear has no rights to its physical locations. If ONE Nuclear is unable to enter into a definitive agreement with respect to its sites, including its priority sites, ONE Nuclear will need to explore alternative locations and arrangements for the deployment of its business plan, though no assurances can be made that such efforts will be successful.

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ONE Nuclear is a development stage company with a history of financial losses (e.g., negative cash flows), and ONE Nuclear expects to incur significant expenses and continuing financial losses at least until its first power project becomes commercially viable, which may never occur. ONE Nuclear will require substantial additional future funding to support its operations and implementation of its growth plans.

ONE Nuclear expects its operating expenses to increase over the next several years and to expects to continue to incur operating losses for the foreseeable future as ONE Nuclear expands and develops, and ONE Nuclear will need substantial additional capital from external sources over an extended period to fund such development. See “ONE Nuclear Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources.” If ONE Nuclear is unable to raise additional capital, ONE Nuclear may need to make significant adjustments to its business plan or significantly delay or scale back its power projects, any of which could have a material adverse effect on its results of operations, financial condition and cash available for distribution. If ONE Nuclear is unable to raise additional funding, ONE Nuclear may be forced to liquidate its assets and the value ONE Nuclear receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

ONE Nuclear does not expect to generate meaningful revenue unless and until ONE Nuclear is able to finalize development of and commercialize its first power project, and ONE Nuclear may not be able to do so on its anticipated timetable, if at all. ONE Nuclear expects that its expenses and capital expenditures will increase in connection with its ongoing activities, including developing and advancing its initial power projects. In addition, ONE Nuclear expects to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time, and ONE Nuclear will require additional funding beyond the proceeds received from this offering.

Adequate additional funding may not be available to ONE Nuclear on acceptable terms or at all. ONE Nuclear’s failure to raise capital as and when needed, including as a result of this offering, could have a negative impact on its financial condition and ability to pursue its business strategies. If ONE Nuclear raises additional funds by issuing equity securities, its shareholders will experience dilution. For example, under ONE Nuclear’s amended and restated engagement letter with B. Riley, any portion of the transaction fee owed to B. Riley that is not paid in full at Closing must be repaid through a committed equity facility with B. Riley or one of its affiliates following the Closing. ONE Nuclear is obligated to maximize its use of this facility (subject to standard ownership and volume limitations). As such, any issuances of additional equity securities pursuant to this facility could result in substantial dilution to our shareholders, and the resale of any such additional equity securities issued could negatively impact the market price of New ONE Nuclear Common Stock. If ONE Nuclear raises additional capital through debt financing, ONE Nuclear may be subject to covenants that restrict its operations including limitations on its ability to incur liens or additional debt, pay dividends, repurchase securities, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that ONE Nuclear raises may contain terms that are not favorable to ONE Nuclear or its shareholders. If the needed financing is not available, or if the terms of financing are less desirable than ONE Nuclear expects, ONE Nuclear may be required to delay, scale back or terminate some or all of its projects and ONE Nuclear can provide no assurance that ONE Nuclear will be able to raise the necessary capital or obtain financing on favorable terms, if at all.

ONE Nuclear’s unit economics are subject to significant risks, assumptions, estimates and uncertainties. As a result, ONE Nuclear’s actual revenues, timing for achieving business milestones, expenses, capital expenditures, site profitability and site cash flows may differ materially from its illustrative unit economics model.

This proxy statement/prospectus includes illustrative unit economic calculations (the “Unit Economics”) prepared based on ONE Nuclear management’s estimates related to a hypothetical 1 GW gas-fired energy park. The Unit Economics were prepared by ONE Nuclear’s management team to be provided to potential investors in connection with the PIPE Investment process solely to provide such potential investors with an illustrative example of possible unit economics for the development and operation of a hypothetical 1 GW gas-fired energy park and are being included in this proxy statement/prospectus in order to provide the same information provided to such potential investors. For more information on the Unit Economics, see the section of this proxy statement/prospectus entitled “Information About ONE Nuclear—Unaudited Illustrative Unit Economics Information.”

The Unit Economics are subject to significant risks, assumptions, estimates and uncertainties. They reflect ONE Nuclear management’s then-current views with respect to future events or its estimates regarding the timing, cost, revenues and other factors of a generic 1 GW gas-fired energy park. The Unit Economics are based on assumptions and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the Unit Economics. ONE Nuclear may not actually achieve the plans, expectations or objectives contained in the Unit Economics, and the underlying assumptions may prove incorrect. Such deviations may be due to factors outside of ONE Nuclear’s control or currently unknown to ONE Nuclear. As a result, ONE Nuclear’s actual revenues, timing for achieving business milestones, expenses, capital expenditures, site profitability and site cash flows may differ materially from the Unit Economics. Therefore, undue reliance should not be placed on any of the Unit Economics. Additionally, ONE Nuclear’s development plans are not limited solely to 1 GW gas-fired energy parks. ONE Nuclear may, and it expects to, utilize other power generation technologies in its energy parks, such as SMRs, and develop energy parks greater than or less than 1 GW as appropriate for various development sites, and the Unit Economics do not reflect any of these scenarios, which could have site timing, capital expenditures, profitability and cash flows materially different from the assumed scenario in the Unit Economics.

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The Unit Economics contain estimates and assumptions that are based on a number of internal and third-party estimates, including potential contracted revenue, equipment costs and other assumptions regarding demand, technology and general market conditions. ONE Nuclear has not entered into any definitive agreements covering any of these factors, and ONE Nuclear may not be able to enter into definitive agreements on the assumed terms or at all. See “—ONE Nuclear has not yet entered into binding definitive agreements with many of its key business relationships and its current commercial agreements are non-binding.”

The Unit Economics are intended to provide an example for a generic 1 GW gas-fired energy park. Factors such as geography, local economic conditions, costs of labor and materials, and other factors specific to any individual site may cause the actual results, timing, performance or achievements to differ materially from what is presented in the Unit Economics.

ONE Nuclear will require significant additional capital to construct and complete its power projects, and ONE Nuclear may not be able to secure such financing on time with acceptable terms, or at all, which could cause delays in construction, lead to inadequate liquidity and increase overall costs.

The capital expenditures ONE Nuclear expects to incur as ONE Nuclear completes the development of its power projects will be significant. Additional capital may not be available in the amounts required, or on favorable terms. Furthermore, any adverse changes in power demand that affect the competitiveness of the power projects or any failure on ONE Nuclear’s part to obtain or comply with necessary permits or approvals may also hinder its ability to obtain necessary additional capital or financing.

Delays in the construction of ONE Nuclear’s power projects beyond the estimated development period could increase the cost of completion beyond the amounts that ONE Nuclear estimates, which could require ONE Nuclear to obtain additional sources of financing to fund its operations until its power projects are fully completed and generating revenue (which could cause further delays). Moreover, many factors (including factors beyond ONE Nuclear’s control) could result in a disparity between liquidity sources and cash needs, including factors such as construction delays and breaches of agreements.

ONE Nuclear’s ability to obtain financing that may be needed will depend, in part, on factors beyond its control and there can be no assurances that funding will be available to ONE Nuclear on commercial terms or at all. For example, capital providers or their applicable regulators may elect to cease funding nuclear projects or certain related businesses. Accordingly, ONE Nuclear may not be able to obtain financing on terms that are acceptable to ONE Nuclear, or at all. Even if ONE Nuclear is able to obtain financing, ONE Nuclear may have to accept terms that are disadvantageous to ONE Nuclear or that may have an adverse impact on its business plan and the viability of the relevant project. The failure to obtain any necessary additional funding could cause any or all of ONE Nuclear’s projects to be delayed or not be completed. Any delays in construction could prevent ONE Nuclear from commencing operations when ONE Nuclear anticipates and could prevent ONE Nuclear from realizing anticipated cash flows, all of which could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, financing requirements, liquidity, prospects and the price of its common stock.

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ONE Nuclear will be dependent on third-party manufacturing and supply chain relationships to build and operate its facilities. ONE Nuclear’s reliance on third parties and suppliers involves certain risks that may result in increased costs, delays, and loss of revenue.

ONE Nuclear does not possess the physical materials and labor resources necessary to construct its own facilities, and ONE Nuclear will extensively rely on third parties for materials and labor for its business. As a result, ONE Nuclear is subject to risks associated with these third parties, including:

●	insufficient capacity available to meet its demand on time;

●	inability of its suppliers to obtain the equipment or replacement parts necessary to fully operate its facilities or expand capacity;

●	inadequate manufacturing yields and excessive costs;

●	inability of third parties to obtain an adequate supply of raw materials;

●	extended lead times on supplies used in the building and operation of its facilities;

●	limited warranties on products supplied to ONE Nuclear; and

●	potential increases in prices (including the cost of freight and potential or increased tariffs).

ONE Nuclear’s industry has experienced the effects of manufacturing capacity constraints. The ongoing war in Ukraine and the Middle East, and related international tariffs, sanctions and restrictions have impacted supply chains for manufacturers. To mitigate this, the U.S. government has taken steps to create tariff exemptions for various energy projects, from which ONE Nuclear expect to benefit. Notwithstanding these mitigating steps, these supply challenges have impacted, and may continue to impact, ONE Nuclear’s ability to fully satisfy the necessary supplies, resources and products required by its business. In addition, the rapid growth in demand for natural gas-fired combustion turbine generators caused by the development of new data centers has produced a backlog in orders for new combustion turbines from manufacturers, which could adversely impact ONE Nuclear’s plans to purchase and procure additional gas-fired combustion turbines for timely delivery to its power projects.

ONE Nuclear cannot provide any assurance that its external partners will devote the necessary resources to its business and when requested by ONE Nuclear. Each of these events could increase ONE Nuclear’s costs, lower its gross margin, delay the construction and delivery of its projects, and cause ONE Nuclear to hold more inventories, or materially impact its ability to complete its projects and deliver power on time.

ONE Nuclear will need to hire additional skilled employees as ONE Nuclear grows and develops its power projects, and there is no assurance ONE Nuclear will be successful in recruiting, hiring, and training the personnel it needs.

ONE Nuclear expects that its business will require a large number of skilled nuclear and power professionals, and there is no assurance that ONE Nuclear will be successful in recruiting, hiring, training, and retaining the personnel ONE Nuclear needs. If ONE Nuclear is unable to hire the personnel ONE Nuclear needs, its ability to achieve its aggressive growth and development milestones could be adversely affected.

The energy markets are highly competitive and rapidly evolving.

ONE Nuclear will compete with a variety of power production companies. These competitors may have greater access to capital, deeper vendor relationships, access to cheaper materials and inputs, and fewer regulatory hurdles. In addition, advances in power production technologies could put ONE Nuclear at a competitive disadvantage or require ONE Nuclear to make significant capital investment and continuous innovation. ONE Nuclear may be unable to meet these evolving demands, resulting in lost business or underutilized capacity.

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ONE Nuclear will depend on third-party vendors, contractors, and consultants to support its business.

From licensing and permitting to design, procurement, construction, and operations, ONE Nuclear will depend on a complex ecosystem of third-party providers to execute its construction, development and operation. These parties include, among others, nuclear and gas equipment firms, construction managers, legal advisors, power off-takers, and control system integrators. If any such party experiences delays, disputes, or insolvency, or ONE Nuclear loses its license or use rights to critical third-party technology, it could materially adversely impact the timing of delivery, cost, or quality of its infrastructure solution its ability to produce power on attractive terms.

Terrorist attacks, cyberattacks and threats may compromise the integrity of ONE Nuclear’s power projects and could have a material adverse effect on its business, financial condition, and results of operations.

ONE Nuclear’s energy infrastructure will rely on highly integrated operational technology and industrial control systems, many of which will be internet-connected or exposed to remote access for diagnostics, supervisory control, data acquisition, and maintenance. These systems are increasingly targeted by nation-state and criminal actors, and even advanced cybersecurity protocols cannot fully eliminate risk. In addition, ONE Nuclear will rely on third-party cloud infrastructure providers and Software-as-a-Service platforms to operate and manage core elements of its data, diagnostics, and control environments. Any compromise or service disruption affecting these external providers could impair ONE Nuclear’s visibility into asset performance or interrupt critical operations.

A successful attack on ONE Nuclear’s physical power generation facilities, including nuclear, gas, or infrastructure facilities could result in physical damage, loss of service, ransom demands, data exposure, or regulatory fines. Moreover, nuclear assets are subject to elevated U.S. Nuclear Regulatory Commission (“NRC”) physical security requirements and cybersecurity standards, which imposes specific requirements on digital system integrity. For ONE Nuclear’s nuclear and gas assets, a cyber breach could also raise safety, environmental, or emergency preparedness concerns, potentially triggering regulatory shutdowns, incident investigations, or long-term reputational harm beyond the direct operational impacts. Power and energy infrastructure have been identified as strategic targets for future attacks, and, as such, may face greater risk of disruption or exploitation than other asset classes. In addition, such an incident at any nuclear power facility, globally, may lead to heightened regulatory standards and scrutiny across the entire industry, leading to increased regulatory compliance burdens, loss of revenue, and incidental costs related to the alteration of infrastructure, assets, or systems.

Regarding nuclear assets, ONE Nuclear will be subject to the NRC’s regulations in this area, and for all of its electric generation and related electric infrastructure, ONE Nuclear will be subject to regulation by governmental and regulatory agencies and bodies such as the U.S. Federal Energy Regulatory Commission (“FERC”), the Southwest Power Pool (the “SPP”), the Public Utility Commission of Texas (the “PUCT”), the North American Electric Reliability Corporation (“NERC”), and the Midwest Reliability Organization (“MRO”), the violation of which could carry regulatory enforcement action.

While ONE Nuclear expects to implement a comprehensive set of security measures, its operational technology and industrial control systems, and those of its contractors and consultants, may be vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by its employees, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise ONE Nuclear’s system infrastructure or lead to data leakage. In particular, ransomware attacks could result in prolonged operational outages across ONE Nuclear’s energy infrastructure, delay site commissioning, or trigger fail-safe shutdowns of critical systems. More sophisticated attack vectors, such as spear phishing, credential stuffing, and deepfake-based social engineering, may further undermine ONE Nuclear’s ability to detect and prevent compromise. These disruptions could materially affect its ability to fulfill off-taker and customer obligations and meet development milestones. ONE Nuclear will not be able to anticipate, detect, or prevent all cyberattacks, particularly as attackers adapt methods to evade detection and exploit zero-day vulnerabilities. Additionally, some cyber incidents, including surveillance, data exfiltration, or deepfake impersonation, may go undetected for extended periods.

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As a public company, ONE Nuclear will also be subject to the cybersecurity disclosure and incident reporting requirements adopted by the SEC, which may increase the cost and complexity of its compliance efforts and expose ONE Nuclear to additional scrutiny in the event of a cyber incident.

Additionally, ONE Nuclear’s board of directors will be responsible for overseeing the adequacy of management’s conduct of threat environment and vulnerability assessments, management of cyber incidents, pursuit of projects to strengthen internal cyber security and the cyber security of ONE Nuclear’s operations teams to evaluate the cyber security implications of its products and offerings, and coordination of efforts to monitor, detect, and prevent future cyber threats. In addition, the board of directors, or a duly authorized committee thereof, will annually review ONE Nuclear’s risk profile with respect to cybersecurity matters. To the extent that any disruption or security breach were to result in a loss of, or damage to, ONE Nuclear’s data or applications, or inappropriate disclosure of confidential or proprietary information, ONE Nuclear could incur liability and reputational damage and the further development and commercialization of its projects could be delayed. ONE Nuclear may also be required to expend significant additional capital or operating costs to investigate and remediate vulnerabilities, strengthen controls, or comply with evolving cybersecurity regulations.

ONE Nuclear will be required to continuously upgrade cybersecurity controls, test defenses, and maintain redundancy and isolation protocols. Any failure could materially impair its operations or partner relationships. ONE Nuclear expects to maintain cybersecurity insurance, but such coverage may not be adequate to cover all losses. Certain consequential or reputational damages may not be insurable, and ONE Nuclear may be required to self-fund recovery efforts, litigation costs, and regulatory penalties. As cyberattacks increase globally in frequency and severity, the cost of such insurance may increase and availability of such insurance may also decline. Any failure to prevent, detect, or respond to cybersecurity incidents could materially impair ONE Nuclear’s operations, delay its operational timeline, damage its relationships with off-takers, customers or regulators, and result in significant legal or financial exposure.

ONE Nuclear’s power projects will require extensive permitting, interconnection, and third-party coordination.

ONE Nuclear’s power generation projects will be complicated, spanning substations, cooling corridors, high-pressure gas delivery, nuclear construction, other electric generating and storage facilities, and data center capacity, and necessitate cooperation with dozens of agencies, regulators, vendors, and contractors. A delay or dispute with any one of these counterparties or regulators could cause delays, outages, unforeseen costs and other adverse effects to ONE Nuclear’s business and results of operations. Coordinating these layers in parallel, with differing regulatory timelines, creates risk for budget overruns or missed commercial operation dates for ONE Nuclear.

ONE Nuclear may face significant construction delays and global supply chain disruptions that could materially impact project timelines and costs.

ONE Nuclear’s power projects will require timely procurement of gas turbines, reciprocating engines, transformers, power electronics, and nuclear reactor components (including uranium), among others—many of which originate from international vendors. Geopolitical conflict, trade restrictions and tariffs, maritime shipping delays, or semiconductor shortages may delay site readiness, reduce operational capacity, or force reprioritization of development phases. In addition, recent global supply chain disruptions have increasingly affected both the availability and cost of raw materials (including uranium), component manufacturing and deliveries. These disruptions may result in delays in equipment deliveries and cost escalations that could adversely affect ONE Nuclear’s business. Prolonged disruptions in the supply of any key materials or components, difficulty finding qualifying new sources of supply, implementing the use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on ONE Nuclear’s ability to develop and operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause ONE Nuclear to experience cancellations or delays of scheduled launches, or reductions in its prices and margins, any of which could harm its business, financial condition, results of operations and cash flows.

The ongoing military conflict in Ukraine has escalated tensions between the United States and its North Atlantic Treaty Organization (“NATO”) allies, on one hand, and Russia, on the other hand. The United States and other NATO member states, as well as some non-member states, have imposed sanctions against Russia and certain Russian banks, enterprises, and individuals. These actions include sanctions on Russian companies that supply low-enriched uranium (“LEU”) to fuel nuclear reactors, representing a potential and material supply chain risk to companies that develop and operate nuclear reactors in the United States. These sanctions have impacted the commercial availability of LEU and increased the cost of uranium enrichment services and could potentially increase the cost and timing of receipt of LEU, which could have a material adverse effect on ONE Nuclear’s ability to deploy nuclear reactors.

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In addition, the availability of critical path equipment such as heat exchangers, reactor modules, turbines, reciprocating engines, switchgear, and gas infrastructure is subject to global supply chain variability and vendor capacity. Many components required for nuclear construction, including pressure vessels, reactor coolant pumps and steam generating equipment, are manufactured by a limited number of qualified suppliers and may require long-lead orders with multi-year production timelines.

ONE Nuclear does not have manufacturing assets and will rely on third-party manufacturers and construction firms to build its facilities. Moreover, ONE Nuclear is dependent on future supplier capability to meet production demands attendant to its forecasts. If ONE Nuclear’s supply chain cannot meet the schedule demands of the market, its projected timelines and revenues could be materially impacted.

Additionally, shortages in skilled labor, construction permitting delays, inclement weather, or force majeure events could delay or halt construction of major systems. Each delay can cause cascading impacts on power generation schedules, reducing its ability to generate revenue or meet timelines.

High demand for, constraints on the supply of, and increasing costs for industrial scale gas-fired turbines and/or reciprocating engines could lead to significant delays in ONE Nuclear’s ability to develop the natural gas fired power generation infrastructure it will need to achieve its power delivery goals.

Industrial scale gas fired turbines and reciprocating engines are in high demand in the U.S. and globally for grid power generation, new and expanded LNG facilities and AI hyperscalers, creating significant delays in delivery as well as increasing costs. This increase in demand for gas-fired combustion turbines and/or reciprocating engines, after years of little or no demand for new gas-fired combustion turbines and/or reciprocating engines, appears to have significantly outstripped available supply, resulting in reports of lead-times for delivery of new gas-fired combustion turbines and/or reciprocating engines. As a result, ONE Nuclear could experience significant delays and increased costs in obtaining the gas fired turbines and/or reciprocating engines needed to develop the natural gas-fired power generation infrastructure that ONE Nuclear needs, which could adversely affect its ability to deliver power on the expected schedule, and its operating results and financial condition.

Nuclear reactors and SMRs can be costly and time consuming to construct and commercialize. Delays and cost overruns arising from issues with procurement, regulatory approvals, construction and commercialization of nuclear reactors may materially adversely affect ONE Nuclear’s business.

The development, construction, and commercialization of nuclear reactors and SMR projects involve significant time and cost. The design, engineering, licensing, and construction of nuclear reactors, including the AP1000 and SMRs, are complex, highly regulated, and subject to lengthy timelines. SMRs, while designed to be more cost-effective and scalable than traditional nuclear reactors, are still in early stages of development and deployment globally, with limited operational history and a lack of commercially available, fully licensed designs. This increases the risk of unforeseen technical challenges, delays in regulatory approvals, and higher-than-anticipated costs.

The costs associated with developing and deploying these technologies are substantial, including expenses related to site preparation, specialized materials, and compliance with stringent nuclear safety and environmental regulations. Further, the limited number of nuclear power plants constructed in the U.S. over the last twenty years has reduced the number of skilled laborers, such as welders, necessary to construct new nuclear power plants. Any delays or cost overruns, or failure or delay in securing the services of qualified laborers, could strain ONE Nuclear’s financial resources, require additional capital, or result in project delays or cancellations.

ONE Nuclear’s management team has limited experience in the nuclear energy sector, which may hinder its ability to effectively navigate the complex technical, regulatory, and operational challenges associated with nuclear reactors and SMR projects. This lack of experience could lead to delays, misjudgments, or failure to anticipate critical risks, further increasing project costs and timelines.

Furthermore, the limited availability of commercially viable SMRs poses additional risks. The technology is still emerging, with few operational SMRs globally, and the supply chain for specialized components is underdeveloped. This could result in delays in securing necessary materials, higher costs, or reliance on unproven suppliers. If ONE Nuclear is unable to successfully develop, license, and deploy nuclear reactor or SMR projects on time and within budget, or if ONE Nuclear fails to mitigate the inherent risks of nuclear power, its business prospects, financial condition, and ability to achieve strategic objectives could be materially adversely affected.

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ONE Nuclear may be subject to credit risks.

Credit risk includes the risk that ONE Nuclear’s customers will not pay their bills, which may lead to a reduction in liquidity and an increase in bad debt expense. Credit risk is comprised of numerous factors including the price of products and services provided, the overall economy and local economies in the geographic areas ONE Nuclear serves, including local unemployment rates.

Credit risk also includes the risk that various counterparties that owe ONE Nuclear money or products will breach their obligations. Should the counterparties to these arrangements fail to perform, ONE Nuclear may be forced to enter into alternative arrangements. In that event, ONE Nuclear’s financial results could be adversely affected and it could incur losses.

One alternative available to address counterparty credit risk is to transact on liquid commodity exchanges. The credit risk is then socialized through the exchange central clearinghouse function. While exchanges do remove counterparty credit risk, all participants are subject to margin requirements, which create an additional need for liquidity to post margin as exchange positions change value daily. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires broad clearing of financial swap transactions through a central counterparty, which could lead to additional margin requirements that would impact ONE Nuclear’s liquidity. However, ONE Nuclear may take advantage of an exception to mandatory clearing afforded to commercial end-users who are not classified as a major swap participant, thereby allowing such commercial end-users to enter into uncleared bilateral swaps to hedge their exposure to commercial risk.

ONE Nuclear may at times have direct credit exposure in its short-term wholesale and commodity trading activity to various financial institutions trading for their own accounts or issuing collateral support on behalf of other counterparties. ONE Nuclear may also have some indirect credit exposure due to participation in organized markets, such as SPP, PJM and the Midcontinent Independent System Operator (“MISO”), in which any credit losses are socialized to all market participants.

ONE Nuclear may have additional indirect credit exposures to various domestic and foreign financial institutions in the form of letters of credit provided as security by power suppliers under various long-term physical purchased power contracts. If any of the credit ratings of the letter of credit issuers were to drop below the designated investment grade rating stipulated in the underlying long-term purchased power contracts, the supplier would need to replace that security with an acceptable substitute. If the security were not replaced, the party could be in technical default under the contract, which would enable ONE Nuclear to exercise its contractual rights.

ONE Nuclear may face physical site risks, including severe weather events, environmental conditions, or other disasters which could result in an interruption of its operations, a delay in the completion of its power projects, higher construction costs and the deferral of the dates on which ONE Nuclear could receive revenue, all of which could adversely affect ONE Nuclear.

ONE Nuclear expects that many of its power projects will be located in areas that are subject to certain regional hazards. These risks could include occasional high-wind events, seismic activity, water access variability, and regional dust or environmental permitting restrictions. Severe weather, including winter storms, can be destructive, causing construction delays, outages and property damage that require incurring additional expenses. A major weather or geological event affecting ONE Nuclear’s future infrastructure, especially nuclear or gas, could impair the safety or reliability of its power projects.

Furthermore, ONE Nuclear’s operations could be adversely affected, and its physical facilities could be at risk of damage, should global climate conditions produce, among other conditions, unusual variations in temperature and weather patterns, resulting in more intense, frequent and severe weather events or abnormal levels of precipitation. ONE Nuclear’s physical facilities are expected to have certain safeguards against weather and geological events, but these may not be effective to protect against any or all of these events.

In addition, site access or operation could be affected by new environmental protections or public opposition.

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Any failure of ONE Nuclear’s physical infrastructure, or acts of theft or vandalism to its physical infrastructure, could lead to significant costs and disruptions that could reduce revenue and harm its business reputation and financial results.

ONE Nuclear will need to safehouse its infrastructure, facilities and equipment located at its power projects. Its facilities could be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of ONE Nuclear’s systems may not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any problems at ONE Nuclear’s facilities could result in lengthy interruptions in power generation and its business operations. There can be no assurance that any security or other operational measures that ONE Nuclear or its third-party service providers or vendors have implemented will be effective against any of the foregoing threats or issues.

ONE Nuclear’s power generation will provide at each of its power projects are subject to failure resulting from numerous factors, including:

●	human error;

●	equipment failure;

●	physical, electronic and cybersecurity breaches;

●	fire, earthquake, hurricane, flood, tornado and other natural disasters;

●	extreme temperatures;

●	water damage;

●	fiber cuts;

●	power loss;

●	terrorist acts;

●	theft, sabotage and vandalism; and

●	failure of business partners who provide resale products.

Problems at one or more of ONE Nuclear’s power facilities, whether or not within its control, could result in power generation interruptions or significant equipment damage. Power production, service interruptions or significant equipment damage in ONE Nuclear’s facilities could also result in lost profits or other indirect or consequential damages to its customers. ONE Nuclear cannot guarantee that a court would enforce any contractual limitations on its liability in the event that one of its customers brings a lawsuit against ONE Nuclear as a result of a problem at one of its facilities.

In addition, any loss of service, equipment damage or inability to meet service level commitment obligations could reduce the confidence of ONE Nuclear’s customers and could consequently impair its ability to obtain and retain customers, which would adversely affect both its ability to generate revenues and its operating results.

ONE Nuclear’s construction and delivery timeline estimates for its power projects and other equipment may increase due to a number of factors, including the degree of pre-fabrication, standardization, on-site construction, long-lead procurement, contractor performance, facility pre-operational and startup testing, demand for repairs and other site-specific considerations.

The success of ONE Nuclear’s business will depend in large part on its ability to successfully construct its facilities and provide required levels of power. Its business will require on-time and on-budget services at guaranteed performance levels, which would tend to establish greater confidence in its subsequent customers. There is no guarantee that all necessary components will be commercially available and substantial development of new supply chains might be necessary. Additionally, ONE Nuclear cannot guarantee the level of quality of these third-party supplies or import and export requirements or limitations that might be stipulated by the NRC or the U.S. Department of Energy (“DOE”) for the procurement of these components. Some of ONE Nuclear’s equipment may require repair or replacement, which could further delay development at its planned projects. Only a limited number of large contracting and engineering firms have the skills or experience to design and construct nuclear reactors. The lack of recent nuclear reactor construction projects in the United States means that there are few organizations with substantial institutional and personal knowledge of such projects. In addition, certain craft labor, particularly welding, on a nuclear reactor construction project requires a very high degree of skills and experience on the part of the laborers, meaning few qualified candidates may be available. The resurgent interest in nuclear energy projects, along with strong demand for such labor on other energy or infrastructure projects of similar complexity, means that securing and retaining the properly qualified workforce may be difficult, time consuming, and/or require competitive bidding, representing significant cost and schedule risks to the project.

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There is no guarantee that the planned construction, delivery, and performance of ONE Nuclear’s power projects or the equipment ONE Nuclear needs to generate electricity will be successful, timely, or on budget or that its third-party suppliers and contractors will deliver timely or on budget. There is no guarantee that ONE Nuclear’s facility pre-operational and startup testing, including tests mandated as license conditions by the NRC, will be successfully completed on-time. Furthermore, ONE Nuclear may experience delays, operational or process failures, repair down-times and other problems during its first commercial deployment or any planned deployment thereafter. In addition, there can be no assurance that the construction of ONE Nuclear’s power generation facilities will be completed at the cost and on the timeline ONE Nuclear expects. ONE Nuclear will depend on third-party contractors to perform many of the essential activities needed to complete and deploy its power projects. ONE Nuclear will not control the performance of these contractors and its contracts with them may not provide adequate remedies if they fail to perform. ONE Nuclear does not currently employ any risk sharing structures to mitigate the risks associated with the construction, delivery and performance of its facilities. Any delays or setbacks ONE Nuclear may experience for its first operational project, as well as any failure to obtain final investment decisions for future orders could have a material adverse effect on its business prospects, financial condition, results of operations and cash flows and could harm its reputation.

ONE Nuclear may not receive the full amount of tax abatements or other incentives expected from the jurisdictions in which its projects are located.

ONE Nuclear expects to apply for property tax abatement with many of the jurisdictions in which its power projects are or will be located, which abatement may not be approved on the terms requested, or at all. A denial or reduction of such incentives could impact projected project economics and delay or limit available capital for reinvestment in ONE Nuclear’s sites. Even if approved, abatement eligibility may be subject to ongoing compliance with construction timelines, workforce commitments, and property valuation methodologies.

Risks Related to Regulatory Environment and Energy Generation

Nuclear energy development is subject to extensive regulation and uncertainty, which could materially delay or impair ONE Nuclear’s business.

ONE Nuclear’s business depends heavily on the successful execution of a development plan that includes the identification, development, construction and operation over time of multiple power generation projects, including nuclear reactors and gas-fired generation assets. Each component and project introduces regulatory, financial, operational, and technological risks.

Over time, ONE Nuclear plan to develop multiple nuclear reactors, supplemented by gas-fired generation. This timeline introduces significant long-term capital exposure, regulatory coordination, construction risk, and supply chain vulnerability. While construction of new nuclear power plants in other countries has progressed more efficiently than in the past, construction of nuclear power plants in the U.S. has slowed dramatically in the last twenty years.

Construction of the Southern Company’s recent Vogtle nuclear power plant, built in Georgia, took approximately fifteen years. President Trump’s recent Executive Order, dated May 23, 2025, which requires (i) the NRC to shorten its approval time for new nuclear reactor license applications to no more than 18 months and (ii) the U.S. Department of Energy (“DOE”) to use its licensing authority under the Atomic Energy Act (“AEA”) to authorize at least three new nuclear power plants with the goal that each power plant reach “criticality” by July 4, 2026, seeks to speed U.S. nuclear construction permitting, but there can be no guarantee that this executive order will be effective in doing so or that this or future Presidential administrations will not reverse this executive order. Indeed, certain recent nuclear power plant projects have taken more than ten years from commencement to completion. Delays or disruptions in any phase could impair ONE Nuclear’s overall development timeline, reduce forecasted revenue, and increase financing costs.

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Each reactor will, among other things, require:

●	full compliance with NRC licensing, testing, and inspection frameworks;

●	multi-year site preparation and nuclear-grade infrastructure installation; and

●	ongoing adherence to evolving federal safety standards.

Failure to secure timely approvals, maintain regulatory compliance, or meet critical milestones may delay or prevent the commencement of construction and the operation of ONE Nuclear’s nuclear units.

All elements of nuclear infrastructure will remain subject to the oversight of the NRC and potentially other federal and state agencies. ONE Nuclear intends to submit various applications to the NRC under Part 52 of the NRC’s regulations (10 CFR Part 52) (“Part 52”). The NRC’s review of ONE Nuclear’s COL Application will involve environmental impact assessments, pre-application safety evaluations, analysis of ONE Nuclear’s proposed construction of each nuclear reactor, as well as ONE Nuclear’s proposed operation of each nuclear reactor, which will involve site-specific safety analysis reports, testing, inspection, and operating conditions. The NRC’s review process involves an analysis of the proposed site for the nuclear reactor, which is why some applicants seek an early site permit from the NRC prior to submitting the COL Application.

ONE Nuclear’s license application under Part 52 of the NRC’s regulations (10 CFR Part 52) (“Part 52”) will need to achieve specified milestones prior to final approval. The Part 52 license is a combined construction and operating license, with parallel licensing tracks related to safety and the environment converging on a mandatory hearing and an ultimate decision at the end of the process.

NRC performs a safety review of each reactor application to assess whether it provides reasonable assurance of adequate protection of public health and safety. This involves review of preliminary and Final Safety Analysis Reports. NRC can request additional information during this review, or the parties can agree on a regulatory audit. Prolongation of this process poses a significant cost and schedule risk to ONE Nuclear’s proposed nuclear power projects.

NRC concurrently performs an environmental review which incorporates compliance with the National Environmental Policy Act (“NEPA”). NEPA reviews typically require preparation of an Environmental Impact Statement (“EIS”), which is the most detailed level of review provided for under NEPA, though the NRC has recently attempted to perform less intensive Environmental Assessments (“EA”). It is noteworthy that the DOE has recently proposed a modification of its NEPA review regulations that includes several enumerated “categorical exceptions,” which are intended to safely reduce the time required to produce EA and EIS reviews for components of new nuclear power plants that will be subject to such “categorical exceptions,” thereby not requiring an environmental analysis of such components. However, there is no guarantee that ONE Nuclear will be able to qualify for any of these exceptions. Whether performing an EIS or an EA, the environmental review process may be time consuming, and changes or delays to the process present significant cost and schedule risks for ONE Nuclear’s proposed power projects.

The COL Application will incorporates by reference a chosen reactor design. Though the combined license will include the right to operate the reactor, it will be contingent on construction of the reactors conforming exactly to the design, with accuracy measured by a series of Inspections, Test, Analyses, and Acceptance Criteria (“ITAAC”) derived from both the design certification and certain site specific characteristics, and evaluated by the NRC as part of a quality assurance regime, which involves thousands of hours of inspection during construction. Modifying ITAAC, which may be required due to shifts in the sequence of construction, requires submitting a modification request to the NRC. ITAAC must be successfully “closed” before operation can begin and, no later than 270 days prior to the date of initial fuel loading for the reactor, the NRC will publish a notice of intended operation in the Federal Register which allows any person whose interests may be affected by plant operation the opportunity to request a hearing within 60 days of the publication of the Federal Register notice on whether the facility as constructed complies, or on completion will comply, with the acceptance criteria in the combined license. The possibility of delay, rework, analysis, and other mitigation resulting from ITAAC nonconformances, along with the potential for ITAAC hearings, pose significant cost and schedule risks to reactor completion.

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In addition to potential ITAAC hearings and opportunities for public engagement throughout the licensing process, there is a mandatory license hearing required by the AEA at which the NRC and the license applicant present detailed evidence. This process takes a significant amount of time, and the possibility of delay represents a significant cost and schedule risk to ONE Nuclear’s power projects. While the public cannot directly participate in the mandatory hearing, the public can challenge the NRC’s review of the reactor application through the contested hearing process. Should contested hearings occur, they also present a significant cost and schedule risk to ONE Nuclear’s proposed power projects.

On May 23, 2025, President Trump issued Executive Order 14300 “Ordering the Reform of the Nuclear Regulatory Commission” which directed, among other actions, the NRC to “undertake a review and wholesale revision of its regulations and guidance documents, and issue notice(s) of proposed rulemaking effecting this revision within 9 months of the date of this order.” EO 14300 also imposed a deadline of “no more than 18 months for final decision on an application to construct and operate a new reactor of any type, commencing with the first required step in the regulatory process.” It is unclear how these directions will revise Part 52. Should the directed revisions require new or revised information to be submitted, that submission may delay the project, representing a significant cost and schedule risk. Should the new rules issued be legally challenged, it may delay open applications, also representing a significant cost and schedule risk to ONE Nuclear’s proposed power projects.

The regulatory review and approval process for ONE Nuclear to obtain a license authorizing the construction and the operation of each nuclear reactor can take several years, and any delays, objections, or changes in NRC policy or staff interpretations could materially postpone the start of nuclear power generation at ONE Nuclear’s proposed power projects. If ONE Nuclear’s applications are denied or subject to material conditions, it could significantly impact ONE Nuclear’s ability to deliver nuclear generated electric energy.

ONE Nuclear’s development plan requires ongoing engagement with the NRC, the DOE, and other agencies. For example, if one or more of ONE Nuclear’s nuclear reactors are interconnected to the transmission grid, then (i) that nuclear power plant would become part of the bulk power system and would have to comply with NERC and MRO reliability requirements, and (ii) that nuclear power plant would be subject to the grid interconnection process with various regulatory bodies, and the resulting interconnection agreement may need to be filed with FERC.

Changes in regulatory guidance, inspection regimes, or political oversight of nuclear infrastructure could affect the scope, timing, or cost of reactor design, development, construction, interconnection to the grid (if applicable), and operation.

If the NRC declines to issue a combined construction and operation license for any of ONE Nuclear’s planned reactors, or if FERC, SPP, NERC, MRO or the interconnecting utility imposes unexpected conditions on construction, operation, or interconnection of any of ONE Nuclear’s planned reactors, its strategy could be materially impaired. In addition, evolving federal standards on advanced reactors, emissions, and environmental impact reporting could require redesign or re-licensing of systems already under development.

ONE Nuclear may not obtain timely or successful regulatory approvals for nuclear development, which would materially impair its business model.

ONE Nuclear’s nuclear generation strategy will depend on its ability to obtain one or more combined COLs from the NRC under NRC Regulations. Nuclear power plants are subject to extensive federal regulation and must meet highly specific siting, safety, environmental, and technical criteria under NRC’s regulations. Although ONE Nuclear expects to submit a combined COL Application, the NRC’s review process is extensive and can span multiple years. Delays or denial of license issuance, imposition of additional safety reviews or design modifications, or adverse public or political opposition could prevent or delay construction start or commercial operation dates.

Further, the issuance of a COL is contingent on regulatory findings that satisfy the NRC’s standards for construction and operation, as well as environmental, seismic, and emergency planning criteria, as set forth in a final safety analysis report that addresses the “site” requirements of the NRC regulations. Any change in regulatory posture, litigation, or adverse environmental assessments could substantially impair ONE Nuclear’s ability to bring nuclear units online. The duration of a combined license, if issued, is 40 years from the date the NRC makes its finding that acceptance criteria have been met. ONE Nuclear cannot guarantee that any license will be issued, or that issued licenses will remain valid over the life of its projects.

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The Nuclear Waste Policy Act (“NWPA”) (42 U.S.C. §10101 et seq.) directed the selection and creation of a national deep geological repository for the long-term storage of spent nuclear fuel. Efforts to identify, license, and construct this site have failed, resulting in nearly all spent nuclear fuel being stored on-site at licensee facilities. A fee which the DOE was previously assessing on reactor operators has been suspended pending resolution of the storage issue. The storage of such spent fuel on-site, with the prospect that no geological repository will be available for many years, creates several potential risks to ONE Nuclear’s power projects. Recently, in Nuclear Regulatory Commission v. Texas, 605 U.S. 665 (2025), the Supreme Court of the United States rejected a challenge to the NRC’s ability to license temporary offsite storage of spent nuclear fuel. Such temporary storage onsite would represent an additional cost to ONE Nuclear. Several startups and organizations are exploring the economic potential of fuel recycling, which is a common practice in France, but ONE Nuclear can provide no assurance that ONE Nuclear could incorporate such fuel recycling.

ONE Nuclear may not be able to obtain sufficient water resources for its operations, which could materially impair its operations or impact its ability to expand its operations.

ONE Nuclear’s operations require significant quantities of water for cooling, steam generation and other processes. The availability of adequate water supplies will be essential to the operations and expansion of ONE Nuclear’s proposed power projects. Prolonged droughts, changes in precipitation patterns, increased competition for water resources or the implementation of a more stringent regulatory regime regarding water rights and water usage (or changes to such regulatory regime) could limit ONE Nuclear’s ability to obtain sufficient water for its proposed power projects. If ONE Nuclear is unable to secure the necessary water resources, ONE Nuclear could be forced to limit its operations or undergo a costly relocation. Additionally, increased cost of obtaining and treating water or compliance with other environmental regulations related to water could adversely affect ONE Nuclear’s financial conditions and results of operations.

ONE Nuclear’s costs to comply with federal, state and local environmental laws and regulations—both existing and new—may be material.

ONE Nuclear’s business is subject to extensive, evolving, and increasingly stringent federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern ONE Nuclear’s activities, including those laws and regulations with respect to air emissions, waste disposal, protection of environmentally sensitive areas or endangered, threatened or otherwise protected species, protection of archaeological or cultural resources, water use and discharges, and with respect to the treatment, storage, recycling, disposal, and transportation of hazardous and solid waste and low-level radioactive waste. These laws and regulations impose numerous requirements, including requiring permits to conduct hazardous and non-hazardous activities, incurring costs to limit or prevent pollution or releases of regulated materials to the environment, and imposing substantial civil, administrative and criminal penalties and liabilities for noncompliance. Noncompliance may also result in injunctive relief and potential third-party claims or citizen suits to enforce such laws and regulations. These laws and regulations may impose joint and several liability upon ONE Nuclear to address pollution or contamination on its projected power project sites, regardless of whether ONE Nuclear caused the pollution or contamination. ONE Nuclear may incur substantial costs to obtain and maintain compliance with environmental laws and regulations.

Changes in laws and regulations can occur and these changes can be difficult to predict. New laws or regulations, or more stringent enforcement of existing laws or regulations, could adversely affect ONE Nuclear’s business, financial condition and results of operations.

If ONE Nuclear cannot obtain required permits, licenses and regulatory clearance or approvals for its proposed power projects or its operations, or is unable to maintain such permits, licenses or approvals, ONE Nuclear may not be able to continue or expand its operations.

Under environmental laws and regulations ONE Nuclear will be required to obtain and maintain permits or licenses to conduct its activities and then to conduct those activities in compliance with such permits and licenses as well as with environmental laws and regulations. Issuance of permits for ONE Nuclear’s proposed projects and activities will be subject to the discretion of government authorities, and ONE Nuclear may be unable to obtain or maintain such permits. Permits required for future development may not be obtainable on reasonable terms or on a timely basis. There can be no assurance that ONE Nuclear will be able to obtain or maintain any of the permits required for the development of its proposed power projects (or any other properties that ONE Nuclear may subsequently acquire).

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Failure to obtain and maintain the required permits or licenses or failure to comply with environmental laws and regulations would have a material adverse effect on ONE Nuclear’s operations and financial condition. If any of ONE Nuclear’s facilities are unable to maintain permits or licenses or obtain any additional permits or licenses which may be required to conduct its operations, ONE Nuclear may not be able to continue those operations at these facilities, which could have a material adverse effect on ONE Nuclear’s business and operations.

Decommissioning costs and unresolved spent nuclear fuel storage and disposal policy issues, as well as current U.S. policy related to storage and disposal of used fuel from ONE Nuclear’s power plant, and/or negative customer perception of risks relating to these policies could have a significant negative impact on ONE Nuclear’s business prospects, financial condition, results of operations, and cash flows.

During the licensing process, a nuclear power plant operator must indicate how it will decommission its power plant and must have a “standard agreement” with the DOE related to the storage of the fuel waste created during the plant’s operating life. The requirements for developing the facility for fuel disposal may create both timing and cost challenges.

Specifically, the Nuclear Waste Policy Act of 1982 requires the DOE to provide for the permanent disposal of spent nuclear fuel (“SNF”) and associated high-level nuclear waste (“HLW”). In 1987, Congress amended the Nuclear Waste Policy Act to identify Yucca Mountain, in Nevada, as the only site that the DOE could consider for a permanent repository. The DOE has since failed to pursue the licensing of Yucca Mountain. While operators are currently able to successfully sue the DOE for costs incurred as a result of its continued failure to provide for permanent disposal, there is a potential in the future that operators may have to bear the costs of developing and maintaining these spent fuel storage facilities.

As such, the establishment of a national repository for the storage and/or permanent disposal of SNF, such as the one previously considered at Yucca Mountain, Nevada, the timing of such a facility’s opening and the ability of such a facility to accept waste from ONE Nuclear’s nuclear facilities, and any related regulatory action, could impact the costs associated with its powerhouses’ storage and/or disposal of SNF/HLW. These issues could be material to ONE Nuclear’s operations if potential customers view waste disposal issues or the onsite storage of SNF as problematic, detrimental or a negative factor in considering purchasing power produced by its reactors.

ONE Nuclear will be subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.

ONE Nuclear’s operations will be subject to a variety of federal, state, local environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous, radioactive materials and waste and remediation of releases of hazardous materials. A release of such toxic, hazardous and/or radioactive materials could pose a health risk to humans or animals.

The severity of an accidental release often depends on the volume of the release and the speed of corrective action taken by emergency response personnel, as well as other factors beyond releasor’s control, such as weather and wind conditions. Actions taken in response to an actual or suspected release of these materials, including a precautionary evacuation, could result in significant costs for which ONE Nuclear could be legally responsible. In addition to health risks, a release of these materials may cause reputational damage to the project, and could result in the loss of or damage to property and may adversely affect property values.

Additionally, ONE Nuclear will be responsible for the decommissioning of facilities where ONE Nuclear will conduct, conducts, or previously conducted, commercial, NRC-licensed, operations. Activities of ONE Nuclear’s contractors, suppliers or other counterparties similarly may involve toxic, hazardous, and radioactive materials and ONE Nuclear will be or may be liable, contractually or under applicable law, to contribute to the remediation of damage or other costs arising from such activities, including the decontamination and decommissioning of third-party facilities.

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ONE Nuclear may be liable if ONE Nuclear fails to comply with federal, state, and local environmental, health and safety laws and regulations with respect to hazardous or radioactive materials. Failing to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions. These actions might require ONE Nuclear to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions. The enactment of more stringent laws, regulations or permit requirements or other unanticipated events may arise in the future and adversely impact ONE Nuclear’s ability to operate, which could materially and adversely affect ONE Nuclear’s business, financial condition, and results of operations. ONE Nuclear could incur substantial costs as a result of a violation of, or liabilities under, environmental laws.

Nuclear project execution depends on specialized vendors, whose failure or delay could materially impact ONE Nuclear’s business.

ONE Nuclear’s nuclear facilities will rely heavily on manufacturers of nuclear reactors and their partners for design compliance, engineering support, component manufacturing, and field commissioning. While ONE Nuclear is in active discussions with multiple reactor manufacturers regarding the procurement of reactors, ONE Nuclear does not have a binding agreement with any such manufacturer for such procurement and can provide no assurance regarding the timing or terms of such agreement. Nuclear reactors are highly sophisticated and integrated systems that depend on successful vendor coordination. Failure by any key subcontractor or vendor to meet quality, schedule, or cost obligations could delay commercial operation dates.

ONE Nuclear will be subject to execution risks with respect to its natural gas power sources.

While ONE Nuclear’s planned natural gas offerings will diversify power generation, it introduces risks related to:

●	fuel pricing volatility and natural gas pipeline transportation issues;

●	equipment procurement and construction timing for combined cycle combustion turbine gensets and reciprocating engines; and

●	battery safety, longevity, and regulatory fire protection standards.

ONE Nuclear’s decision to deploy a large number of reciprocating engines on an accelerated schedule introduces execution risks related to equipment availability, procurement timelines, and construction labor. While this approach enhances system reliability and reduces reserve capacity requirements, it also increases the complexity of coordination across multiple vendors, EPC contractors, and commissioning phases. Delays in reciprocating engines delivery, civil works, or fuel routing may materially adversely impact the readiness of initial MW blocks or delay the commissioning of downstream combined cycle assets. In addition, fuel consumption from may expose the project to sensitivity around long-term gas supply contracting and volume stability.

Furthermore, ONE Nuclear will be reliant on third-party OEMs and EPC contractors for project delivery, and disruptions or quality control issues could affect its energy availability and cost structure. Failure to become operational in full compliance with all applicable regulatory standards could materially impair ONE Nuclear’s operational timelines, future project timeline, and long-term value. ONE Nuclear continues to engage proactively with relevant agencies, advisors, and policymakers to mitigate these risks.

ONE Nuclear will be subject to complex, evolving, and potentially burdensome regulatory requirements.

ONE Nuclear’s business will be subject to regulation by various federal, state and local governmental agencies. In the United States, such regulation includes the radioactive material exposure and nuclear facilities regulatory activities of the NRC, the DOE, NERC, MRO, FERC, various state regulators, the anti-trust regulatory activities of the Federal Trade Commission and Department of Justice, the import/export regulatory activities of the Department of Commerce, the Department of State and the Department of Treasury, the regulatory activities of the Department of Labor (including the Occupational Safety and Health Administration), the regulations of the FDA, the environmental regulatory activities of the Environmental Protection Agency, the regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which ONE Nuclear will conduct business. These include licensing of nuclear power plants, environmental reviews, safety assessments, emissions and discharge standards for environmental contaminants (including discharges to air and water, as well as waste disposal), and water use permitting. Regulatory approvals may impose restrictions, conditions, or delays that impact project economics or construction sequencing. For additional information, see the section titled “Government Regulation.”

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The NRC may modify, suspend, or revoke licenses, shut down a nuclear facility and impose civil penalties for failure to comply with the Atomic Energy Act, the NRC’s regulations thereunder, or the terms of the licenses for construction and operation of nuclear facilities.

Interested parties may also intervene and file protests against ONE Nuclear and its power projects, which could result in prolonged proceedings. A change in the Atomic Energy Act, other applicable statutes, or the applicable regulations or licenses, or the NRC’s interpretation thereof, may require a substantial increase in capital expenditures or may result in increased operating or decommissioning costs and could materially affect the results of operations, liquidity, or financial condition of ONE Nuclear. A change in the classification of a plant owned by one of these companies under the NRC’s reactor oversight process, which is the NRC’s program to collect information about plant performance, assess the information for its safety significance, and provide for appropriate licensee and NRC response, also could cause the owner of the plant to incur material additional costs as a result of the increased oversight activity and potential response costs associated with the change in classification.

Changes in laws or regulations, or shifts in political or public sentiment against nuclear or energy development, could materially increase compliance burdens or limit ONE Nuclear’s ability to operate.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island or Fukushima Daiichi nuclear accidents, or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, ONE Nuclear’s customers and the markets in which ONE Nuclear operates and potentially decrease demand for nuclear energy or facilities, increase regulatory requirements and costs or result in liabilities or claims that could materially and adversely affect ONE Nuclear’s business.

Historical nuclear accidents and/or future incidents resulting in the uncontrolled release of radioactive material and fears of a new nuclear accident could hinder ONE Nuclear’s efforts to develop new nuclear facilities. Nuclear power faces strong opposition from certain individuals and organizations both in the United States and abroad. With respect to public perceptions, the accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants and a dampening of the favorable regulatory climate needed to introduce new nuclear technologies. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing and construction periods for new nuclear power plants, sometimes delaying construction schedules by decades, or even shutting down operations at already-constructed nuclear power facilities.

Additionally, such an accident could lead to a pause in regulatory approval by the NRC, a change in regulatory compliance requirements increasing the cost and/or delaying the schedule associated with procuring necessary licenses, the creation of new licenses or regulatory requirements, additional governmental oversight concerns and compliance costs, a change in binding international treaties or agreements altering the rules governing the operation of nuclear power facilities or a change in the liability exposure of the project, a change in rules applying to private ownership of nuclear power facilities, or a ban on nuclear power. Such an accident need not occur at one of ONE Nuclear’s power projects or within the United States to result in these public and governmental reactions and requirements.

Successful execution of ONE Nuclear’s business model will depend upon public and political support for nuclear power in the United States and other countries. The risks associated with uses of radioactive materials by ONE Nuclear’s customers, and the public perception of those risks, can affect ONE Nuclear’s business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear power facilities and in some cases can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect ONE Nuclear’s customers and indirectly affect its business. If a high-visibility or high-consequence nuclear incident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitive, and customer demand could suffer, which could materially and adversely affect ONE Nuclear’s business prospects, financial condition, results of operations and cash flows.

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ONE Nuclear will be subject to federal environmental review processes, including NEPA, that may materially delay or restrict project development.

Portions of ONE Nuclear’s development may trigger federal environmental reviews under NEPA, depending on the use of federal funding, involvement of federal lands or water systems, or participation in programs such as the DOE Loan Programs Office. These processes require environmental assessments or environmental impact statements, which can introduce significant uncertainty and delay. In some cases, NEPA reviews can take multiple years to complete and are subject to litigation by environmental advocacy groups or local stakeholders. The DOE published the interim final rule on July 3, 2025, at 90 FR 29676, which amends much of 10 CFR 1021, the regulations for DOE’s procedures for implementing NEPA. It also proposes an exemption from certain NEPA requirements for emergency situations. Notably, President Trump declared a national energy emergency on January 20, 2025, and there is an ongoing national emergency concerning cyber-enabled activities. These declarations could provide opportunities for ONE Nuclear to seek exemptions to certain resource consuming permitting requirements associated with ONE Nuclear’s planned operations. Alternatively, a change to these policies could result in additional costs and delays in licensing.

Adverse findings or delays in NEPA review could prevent site preparation, construction, or interconnection activities any of which would materially adversely affect ONE Nuclear’s business, results of operations and financial condition. ONE Nuclear may also face indirect delays if third-party infrastructure (e.g., gas pipelines or transmission upgrades) triggers NEPA reviews beyond its control.

Additionally, recent action taken by the current presidential administration has resulted in changes to NEPA regulations. Although guidance released by the administration advises the implementation of NEPA in a way that expedites permitting and prioritizes energy production, the impact of these recent actions may result in delays as these changes are understood and then executed by applicable federal agencies.

Regulatory changes or political shifts could materially adversely affect nuclear licensing and financial feasibility.

Nuclear policy in the United States is evolving, including through the passage of the ADVANCE Act in 2024 and through the efforts of the Trump Administration. While recent years have seen bipartisan support for advanced reactor deployment and DOE funding programs (e.g., the Advanced Reactor Demonstration Program), the regulatory and political environment may change. Shifts in federal administration, state-level opposition, or judicial challenges to nuclear permitting frameworks could create uncertainty or add cost burdens. Similarly, changes in tax credit policy or low-carbon energy investment programs could materially reduce the financial attractiveness of nuclear energy at ONE Nuclear’s proposed power projects.

Commodity prices (particularly for natural gas) could impact the economic viability of ONE Nuclear’s businesses or impair its ability to commence operations if ONE Nuclear is not able to adequately pass through the cost of natural gas and other raw materials to its customers.

Natural gas will represent the primary fuel necessary to generate the initial power at ONE Nuclear’s power projects. Although ONE Nuclear expects to enter into contracts with its customers that will provide for contractual pass-through provisions relating to the cost of natural gas, there are no assurances that the costs of natural gas process will be effectively passed through or that ONE Nuclear will be able to offset fully, or on a timely basis, the effects of higher natural gas costs. Commodity prices are inherently volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond ONE Nuclear’s control. ONE Nuclear’s business depends heavily on the successful execution of an energy development plan that includes the construction and operation of numerous gas-fired generation assets that will require an increase in baseline fuel consumption, which may expose the projects to higher sensitivity around long-term gas supply contracting and volume stability. While ONE Nuclear expects to secure strategic relationships with gas providers, ONE Nuclear will remain exposed to fluctuations in natural gas prices. If ONE Nuclear is not able to effectively pass through the cost of natural gas or other raw materials to its customers, fluctuations in commodity prices have the potential to negatively impact its ability to achieve its earnings or cash flow targets, which could have a material adverse effect on its business, results of operations and financial condition. In addition, actual power prices and fuel costs will differ from those assumed in financial projections used to value ONE Nuclear’s trading and marketing transactions, and those differences may be material. As a result, ONE Nuclear’s financial results may be diminished in the future as those transactions are marked to market.

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Furthermore, worldwide political, economic, and military events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. The broader consequences of the Russian-Ukrainian conflict and unrest in the Middle East, which may include further sanctions, embargoes, supply chain disruptions, regional instability and geopolitical shifts, may have adverse effects on global macroeconomic conditions, increase volatility in the price and demand for oil and natural gas, increase exposure to cyberattacks, cause disruptions in global supply chains, increase foreign currency fluctuations, cause constraints or disruption in the capital markets and limit sources of liquidity. ONE Nuclear cannot predict the extent of the conflicts’ effects on its business and results of operations as well as on the global economy and energy markets.

ONE Nuclear’s natural gas supply will be subject to market volatility and pipeline transportation risk.

While ONE Nuclear expects to secure strategic relationships with natural gas providers and natural gas pipelines, ONE Nuclear will be exposed to fluctuations in natural gas prices. See “—Commodity prices (particularly for natural gas) could impact the economic viability of ONE Nuclear’s businesses and the Company’s ability to commence operations.” Price spikes, regional delivery bottlenecks, pipeline outages, weather-related interruptions to wellhead production and related impacts on available pipeline deliveries, or contractual disputes could increase ONE Nuclear’s levelized cost of energy (“LCOE”) and reduce margin on take-or-pay tenant contracts. Delivery of natural gas will depend on functional and contractual pipeline interconnects. In addition, the use of alternative forms of transportation such as trucks or rail transportation of LNG involve risks as well. For example, recent and well-publicized accidents involving trains delivering energy commodities could result in increased levels of regulation and transportation costs. ONE Nuclear’s gas providers are dependent on third-party pipeline infrastructure to deliver their natural gas production to ONE Nuclear. In addition to causing production curtailments, capacity constraints can also increase the price ONE Nuclear pays for natural gas.

Our energy generation strategy requires multi-year planning and access to specialized equipment.

Nuclear reactors, gas turbines, reciprocating engines, HRSGs, transformers, and utility-scale battery systems all require long lead-times and complex shipping, staging, and installation logistics. Certain assets, like turbines, may only be available on the secondary market or through refurbishment programs. Any failure to source or deploy these assets in a timely manner could affect ONE Nuclear’s development schedule and financial forecast.

In addition, ONE Nuclear may fail to meet requirements for energy-related federal incentives. ONE Nuclear expects to rely on potential eligibility for numerous federal energy programs and tax incentives, such as the:

●	45J Nuclear Production Tax Credit;

●	45Q Carbon Capture Tax Credit;

●	45V Clean Hydrogen Tax Credit; and

●	48C Advanced Manufacturing Credit.

Each of these programs has eligibility thresholds, domestic content rules, prevailing wage mandates, and reporting burdens. If ONE Nuclear is unable to structure its SPEs or operations to meet these requirements, ONE Nuclear may forfeit millions of dollars in expected benefits or financing backstops. In addition, changes to these credits currently under review by President Trump, the U.S. House of Representatives and the U.S. Senate, or under subsequent review in the future, due to tax reforms or political policy redirection initiatives, could materially adversely reduce the return profile of ONE Nuclear’s energy assets.

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ONE Nuclear may be subject to opposition from environmental groups, litigation, or reputational campaigns, which could delay permitting or reduce site flexibility.

New nuclear projects as well as some other types of energy projects (and their associated infrastructure) in the United States frequently face opposition from non-governmental organizations, environmental advocacy coalitions, and some local stakeholders. In addition, there has been a growing, coordinated resistance to the development and operation of AI data centers and other data centers and hyperscalers. These groups may challenge NRC proceedings, file administrative appeals, or initiate litigation under NEPA, the Clean Water Act, or the Endangered Species Act (“ESA”) as well as challenge government activities to grant required environmental permits. Even unsuccessful litigation can delay project timelines, increase legal costs, and discourage investors or tenants.

Furthermore, reputational campaigns in media or political venues, particularly those focused on water usage, emissions from backup gas infrastructure, or perceived AI overreach, may generate public controversy that slows permitting or discourages tenant commitments.

In addition, future power projects will interact with environmental and public stakeholder processes, especially regarding land selection, nuclear permitting, air quality emissions, and water usage. Any local opposition or environmental group litigation could restrict ONE Nuclear’s ability to expand or require costly mitigation efforts.

Risks Related to ONE Nuclear’s Governance and Operating Model

ONE Nuclear will rely on a highly concentrated leadership team and may face succession or key personnel risks.

ONE Nuclear is led by a senior management team with extensive experience in the management and development of energy and infrastructure projects. ONE Nuclear’s team includes individuals with deep institutional knowledge of its operating model, site entitlement history, and financing structure. However, ONE Nuclear’s operations and the growth of its business are still dependent on a relatively small group of key personnel. If one or more of ONE Nuclear’s executive officers or senior advisors, including its CEO, CFO, CSO and COO were to become unavailable to ONE Nuclear, ONE Nuclear may not be able to replace their expertise in a timely manner or at all. The loss of their services, and the inability to recruit or retain key personnel, could delay business decisions, impact external relationships, disrupt execution of critical milestones and have a material adverse effect on ONE Nuclear’s business prospects, financial condition and results of operations.

In addition, the success of ONE Nuclear’s operations will depend, in part, on its ability to identify, attract, develop and retain experienced personnel. There is competition within ONE Nuclear’s industry for experienced technical personnel and certain other professionals, which could increase the costs associated with identifying, attracting and retaining such personnel. If ONE Nuclear cannot identify, attract, develop or retain key personnel, including technical and professional personnel, its ability to compete in its industry and implement its business plans could be materially harmed.

Some members of ONE Nuclear’s management team have limited experience in operating a public company.

Some members of ONE Nuclear’s management team, including its executive officers, have limited experience in the management of a publicly-traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to ONE Nuclear’s business’ management and growth. ONE Nuclear may need to add additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting to maintain what is required of public companies in the United States. The development and implementation of the standards and controls necessary for ONE Nuclear to maintain the level of accounting standards required of a public company in the United States may require greater costs than expected. ONE Nuclear could be required to expand its employee base and hire additional employees and advisors to support its operations as a public company, which will increase its operating costs in future periods.

ONE Nuclear may enter into related-party transactions that could pose conflicts of interest or governance scrutiny.

Certain of ONE Nuclear’s founders, executives, and strategic advisors may in the future be investors, vendors, or partners in Company-related development entities or energy SPEs. However, such dual roles may pose perceived or actual conflicts of interest, particularly in matters of pricing, revenue sharing, or site access. If these conflicts are not properly managed or disclosed, they could damage investor confidence or subject ONE Nuclear to regulatory investigation or litigation.

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Risks Related to Market Conditions and Macroeconomic Factors

Adverse macroeconomic conditions could impair ONE Nuclear’s ability to raise capital or complete development phases.

The success of ONE Nuclear’s proposed power projects will depend on continued access to both equity and project-level debt to fund real estate, energy, and infrastructure development. In the event of economic downturns, financial market volatility, interest rate increases, or reduced investor risk appetite, particularly for real asset or infrastructure investments, ONE Nuclear may be unable to secure sufficient capital on acceptable terms or at all. This could result in construction delays, contract renegotiations, or asset impairments, any of which would have a material adverse effect on ONE Nuclear’s business, results of operations and cash flows.

Cost overruns and inflationary pressures could materially increase development and operating costs and impact ONE Nuclear’s capital budget and profitability.

Construction at the proposed power projects is expected to span multiple years and include capital-intensive civil, electrical, and mechanical engineering work. The prices of steel, concrete, turbine components, piping systems, data center racks, and high-voltage equipment and the associated labor have experienced material inflation in recent years. Similarly, prices for imported materials, equipment and supplies used in ONE Nuclear’s business may also be negatively impacted by tariff policy, which can be inflationary. If inflation or tariffs affect labor rates, raw materials (e.g., steel, concrete), or specialized equipment, ONE Nuclear’s project budgets may increase significantly. Historically, nuclear projects in the U.S. have experienced budget escalations due to engineering rework, licensing scope changes, and schedule slippage. Similarly, labor costs for skilled construction workers, electricians, and qualified engineers continue to rise.

If inflation persists or accelerates, the cost to complete ONE Nuclear’s power projects may exceed estimates, reducing return on investment and increasing reliance on additional capital raises. While ONE Nuclear has incorporated contingency planning into its baseline financial models, these provisions may not be sufficient to cover real-time market variability. Unexpected inflation or commodity price shocks may necessitate budget revisions or additional capital raising.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, may have a material adverse impact on ONE Nuclear’s business and results of operations.

The United States government has indicated its intent to adopt a new approach to trade policy and in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements. It has also initiated or is considering the imposition of tariffs on certain foreign goods and products. Changes in United States trade policy have resulted in many United States trading partners adopting responsive trade policies, and additional responsive trade policies could be adopted in the future. These measures could materially increase the costs ONE Nuclear incurs in developing, deploying and maintaining its reactors, gas turbines and other long-lead time components.

ONE Nuclear will depend on a limited number of suppliers, including suppliers of reactors, gas turbines and other long-lead time system components that may be manufactured oversees, to provide ONE Nuclear, directly or through other suppliers, with items such as equipment for the construction and development of reactors, other components and raw materials. Tariffs on such components would increase ONE Nuclear’s costs to the extent those components are imported into the United States. While a certain portion of the increased costs may be absorbed by certain suppliers, some suppliers may struggle to absorb the increased costs, especially over the long term, potentially leading to supply disruptions or cost pass-throughs to ONE Nuclear, which may lead to an increase in expenditures. Any shortage, delay or component price change from these suppliers, including as a result of changes in exchange rates, taxes or tariffs, could result in sales and installation delays, cancellations and loss of market share. If there are substantial tariffs imposed by the United States on countries from which ONE Nuclear imports certain key products, ONE Nuclear may not be able to pass the cost through to its customers.

ONE Nuclear cannot predict future trade policy or the terms of any renegotiated trade agreements and their impact on its business. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for ONE Nuclear’s products, costs, customers, suppliers, and the United States economy, which in turn could adversely impact its business, financial condition and results of operations. ONE Nuclear’s attempts to mitigate potential disruptions to its supply chain and offset procurement and operational cost pressures, such as through alternative sourcing and/or increases in the selling prices of ONE Nuclear’s products, may not be successful. To the extent that cost increases result in significant increases in expenditures, or if price increases are not sufficient to offset these increased costs adequately or in a timely manner, and/or if revenues decrease, ONE Nuclear’s business, financial condition or operating results may be adversely affected.

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Interest rate fluctuations may increase cost of capital and reduce profitability.

ONE Nuclear’s proposed power projects will utilize a mix of fixed and variable rate financing instruments across SPEs. Increases in benchmark interest rates, lender spreads, or risk premiums for long-duration infrastructure projects may increase debt service costs, reduce debt availability, or constrain financial flexibility. Rising rates may also reduce the relative attractiveness of ONE Nuclear’s common equity to yield-seeking investors, limiting the success of this offering or future follow-on financings.

Shifts in federal, state, or local policy may affect permitting, taxation, or infrastructure incentives.

ONE Nuclear’s development strategy is currently supported by a policy environment that encourages energy innovation, U.S.-based manufacturing, and advanced infrastructure deployment. However, changes in political leadership or budget priorities at the federal or state level could result in the rollback of tax credits (such as 45Q, 45J, 45V, or 48C), delays in DOE funding programs, or new environmental permitting requirements. At the state level, changes in law or interpretation regarding water rights, transmission access, or land use could materially adversely impact ONE Nuclear’s projects’ ability to expand or conduct core business any of which could materially adversely affect ONE Nuclear’s business.

Global supply chain disruptions may delay delivery of critical infrastructure components.

ONE Nuclear’s projects will require timely procurement of reciprocating engines, gas turbines, transformers, power electronics, nuclear reactor components, and HVAC systems, among others—many of which originate from international vendors. Acts of God, geopolitical conflict, war, terrorism, social unrest, global health crises, trade restrictions, maritime shipping delays, or semiconductor shortages may result in global supply chain disruptions that could delay site readiness, reduce operational capacity, or force reprioritization of development phases.

Risks Related to HVII and the Business Combination

The Sponsor and HVII’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the HVII Shareholders vote.

Unlike many other blank check companies in which the sponsor, officers, and directors agree to vote their Founder Shares in accordance with the majority of the votes cast by HVII Public Shareholders in connection with an initial business combination, the Sponsor and HVII’s officers and directors have agreed to vote any HVII Class B Ordinary Shares owned by them in favor of the Business Combination. As of the record date, the Sponsor and HVII’s officers and directors beneficially own an aggregate of approximately 6,833,333 HVII Ordinary Shares. As a result, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any HVII Public Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII Charter, vote their HVII Ordinary Shares at the HVII Shareholders’ Meeting, and also assuming that the parties to the Letter Agreement do not acquire any HVII Public Shares, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares (i) HVII would not need any HVII Public Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved.

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HVII may not be able to complete its initial business combination within the Completion Window, in which case it would cease all operations except for the purpose of winding up and it would redeem HVII Class A Ordinary Shares and liquidate, in which case HVII Shareholders may only receive $10.00 per HVII Public Share, or less than such amount in certain circumstances, and HVII Rights will expire worthless.

The HVII Charter provides that HVII must complete its initial business combination within the Completion Window. HVII may not be able to find a suitable target business and complete its initial business combination within such time period. An increasing number of SPACs have liquidated in 2022 through 2024 due to an inability to complete an initial business combination within such allotted completion window. Furthermore, HVII’s ability to complete its initial business combination within the Completion Window may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including the impact of events such as the war between Russia and Ukraine and the recent escalation of the Israel-Hamas conflict.

If HVII has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the HVII Class A Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to HVII for permitted withdrawals, divided by the number of then outstanding HVII Class A Ordinary Shares, which redemption will completely extinguish HVII Shareholders’ rights as HVII Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HVII’s remaining HVII Shareholders and the HVII Board, liquidate and dissolve, subject in each case to HVII’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, HVII Public Shareholders may only receive $10.00 per share, and HVII Rights will expire worthless. In certain circumstances, the HVII Public Shareholders may receive less than $10.00 per share on the redemption of their HVII Public Shares.

The Sponsor and HVII’s directors, officers, advisors, and their affiliates may elect to purchase HVII Units, HVII Class A Ordinary Share, or HVII Rights from HVII Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of HVII Class A Ordinary Shares.

The Sponsor and HVII’s directors, officers, advisors, or any of their respective affiliates may purchase HVII Units, HVII Class A Ordinary Shares, or HVII Rights or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. If the Sponsor or its affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates, will not be voted in favor of approving the Business Combination. However, they have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase HVII Units, HVII Class A Ordinary Shares or HVII Rights in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such HVII Shareholder, although still the record holder of HVII Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights.

In the event that the Sponsor and HVII’s directors, officers, advisors, or any of their affiliates purchase HVII Class A Ordinary Shares in privately negotiated transactions from HVII Public Shareholders who have already elected to exercise their Redemption Rights, such selling HVII Shareholders would be required to revoke their prior elections to redeem their HVII Class A Ordinary Shares. The Sponsor and its affiliates have entered into an agreement with HVII, pursuant to which they have agreed to waive their redemption rights with respect to their HVII Class B Ordinary Shares and HVII Class A Ordinary Shares.

The purpose of such purchases would be to ensure that such shares would not be redeemed in connection with the Business Combination. Any such purchases of HVII Securities may result in the completion the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

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In addition, if such purchases are made, the public “float” of HVII Class A Ordinary Shares or HVII Rights and the number of beneficial holders of HVII Securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of New ONE Nuclear Securities on a national securities exchange post-Business Combination.

The Sponsor and HVII’s officers, directors, advisors, and/or any of their respective affiliates anticipate that they may identify HVII Public Shareholders with whom the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates may pursue privately negotiated purchases by either HVII Public Shareholders contacting HVII directly or by HVII’s receipt of redemption requests submitted by HVII Public Shareholders following HVII’s mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling HVII Public Shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, but only if such HVII Ordinary Shares have not already been voted at the HVII Shareholders’ Meeting. Such persons would select the HVII Public Shareholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than, but not higher than, the amount per share a HVII Public Shareholder would receive if it elected to redeem its shares in connection with the Business Combination. The Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates will purchase shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Entering into any such arrangements may have an adverse effect on the price of HVII’s and New ONE Nuclear’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting.

HVII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of New ONE Nuclear Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan and the HVII Rights. Having a minority stock ownership position may reduce the influence that current HVII Shareholders have on the management of New ONE Nuclear.

HVII Public Shareholders who do not redeem their HVII Class A Ordinary Shares will experience immediate dilution as a consequence of the issuance of shares of New ONE Nuclear Common Stock as consideration in the Business Combination and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

●	Approximately 95.7 million shares of New ONE Nuclear Common Stock are anticipated to be issued as consideration in the Business Combination, valued at $10.45 per share (based on amount in the Trust Account as of March 31, 2026, net of accrued taxes). This represents approximately 77.6% or 91.7% of the number of shares of New ONE Nuclear Common Stock that will be outstanding following the consummation of the Business Combination, assuming the No Redemption Scenario and the Maximum Redemption Scenario, respectively; and

●	New ONE Nuclear will reserve a number of shares of New ONE Nuclear Common Stock that is equal to the sum of 12% of the shares of all classes of New ONE Nuclear Common Stock anticipated to be outstanding as of the Closing (as of immediately following the Business Combination) pursuant to the Incentive Plan and expects to grant equity awards under the Incentive Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan.

HVII Public Shareholders who do not redeem their HVII Class A Ordinary Shares may also experience dilution in connection with or after the Business Combination as a result of the PIPE Investment, if any, and the amount of any such dilution will depend on the final terms of the PIPE Investment.

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The issuance of additional shares of New ONE Nuclear Common Stock (or other equity securities of equal or senior rank) including through the exercise of rights or options, could have the following effects for HVII Public Shareholders who elect not to redeem their shares:

●	your proportionate ownership interest in New ONE Nuclear will decrease;

●	the relative voting strength of each previously outstanding share of New ONE Nuclear Common Stock will be diminished;

●	the market price of shares of New ONE Nuclear Common Stock may decline; or

●	HVII, the Sponsor and/or their respective affiliates may enter into non-redemption agreements with unaffiliated third-party investors pursuant to which such investors would agree not to redeem HVII Public Shares at the HVII Shareholders’ Meeting. Such non-redemption agreements are expected to increase the amount of funds that remain in the Trust Account following the HVII Shareholders’ Meeting, relative to the amount of funds that would be expected to remain in the Trust Account following the HVII Shareholders’ Meeting had any such non-redemption agreements not been entered into and the HVII Public Shares subject to such agreements had been redeemed. In exchange for the possible foregoing commitment not to redeem such HVII Public Shares, the Sponsor may agree to transfer to such investors a certain aggregate number of Founder Shares held by the Sponsor promptly following Closing, and/or HVII or New ONE Nuclear may agree to issue to such investors additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities promptly following Closing. To the extent HVII or New ONE Nuclear issues additional equity securities, warrants or other securities convertible into or exercisable for shares of New ONE Nuclear Common Stock to HVII Public Shareholders pursuant to non-redemption agreements, it could result in dilution to HVII Public Shareholders who do not redeem their HVII Public Shares, including by decreasing their proportionate ownership interest and voting power in New ONE Nuclear. The economic terms of any such non-redemption agreements, including any transfer of Founder Shares or issuance of additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities, if any, will be publicly disclosed promptly following the execution of any such agreements.

HVII or ONE Nuclear may waive one or more of the conditions to the Business Combination.

HVII may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by the HVII Charter and applicable laws. For example, it is a condition to HVII’s obligations to close the Business Combination that certain of ONE Nuclear’s representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the HVII Board determines that it is in the HVII Public Shareholders’ best interest to waive any such Company Material Adverse Effect (as defined in the Business Combination Agreement), then the HVII Board may elect to waive that condition and close the Business Combination. Additionally, pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the shares of New ONE Nuclear Common Stock to be issued in connection with the Business Combination are to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. In connection with the shares of New ONE Nuclear Common Stock to be approved for listing on Nasdaq, HVII, the Sponsor and/or their respective affiliates may enter into non-redemption agreements with unaffiliated third-party investors pursuant to which such investors would agree not to redeem HVII Public Shares at the HVII Shareholders’ Meeting. Such non-redemption agreements are expected to increase the amount of funds that remain in the Trust Account following the HVII Shareholders’ Meeting, relative to the amount of funds that would be expected to remain in the Trust Account following the HVII Shareholders’ Meeting had any such non-redemption agreements not been entered into and the HVII Public Shares subject to such agreements had been redeemed. In exchange for the possible foregoing commitment not to redeem such HVII Public Shares, the Sponsor may agree to transfer to such investors a certain aggregate number of Founder Shares held by the Sponsor promptly following Closing, and/or HVII or New ONE Nuclear may agree to issue to such investors additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities promptly following Closing. To the extent HVII or New ONE Nuclear issues additional equity securities, warrants or other securities convertible into or exercisable for shares of New ONE Nuclear Common Stock to HVII Public Shareholders pursuant to non-redemption agreements, it could result in dilution to HVII Public Shareholders who do not redeem their HVII Public Shares, including by decreasing their proportionate ownership interest and voting power in New ONE Nuclear. The economic terms of any such non-redemption agreements, including any transfer of Founder Shares or issuance of additional equity securities, warrants to purchase shares of New ONE Nuclear Common Stock or other equity-linked securities, if any, will be publicly disclosed promptly following the execution of any such agreements. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the shares of New ONE Nuclear Common Stock are intended to be listed, subject to Nasdaq approval, under the proposed symbol “ONEN.” It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the shares of New ONE Nuclear Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other Proposals without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the shares of New ONE Nuclear Common Stock would not be listed on any nationally recognized securities exchange.

HVII is not able to waive the condition that HVII Shareholders approve the Business Combination. Additionally, ONE Nuclear may agree to waive, in whole or in part, some of the conditions to their obligations to complete the Business Combination to the extent permitted by the ONE Nuclear Organization Documents and applicable laws.

The existence of the financial and personal interests of the HVII directors may result in a conflict of interest on the part of one or more of the directors between what such director or directors may believe is best for HVII and what such director or directors may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HVII does not believe there will be any material changes or waivers that HVII’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. HVII will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination would have a material impact on HVII Shareholders is required prior to the vote on the Business Combination Proposal.

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HVII Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, HVII Public Shareholders may be forced to sell their HVII Class A Ordinary Shares or HVII Rights, potentially at a loss.

HVII Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) HVII’s completion of an initial business combination, and then only in connection with those HVII Class A Ordinary Shares that such HVII Public Shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any HVII Public Shares properly submitted in connection with a HVII Public Shareholder vote to amend the SPAC Charter (A) to modify the substance or timing of our obligation to provide for the redemption of HVII Public Shares in connection with an initial business combination or to redeem 100% of HVII Class A Ordinary Shares if HVII has not consummated an initial business combination within the Completion Window or (B) with respect to any other provision relating to HVII Shareholders’ rights or pre-initial business combination activity and (iii) the redemption of HVII Public Shares if HVII is unable to complete an initial business combination within the Completion Window, subject to applicable law and as further described herein. In no other circumstances will a HVII Public Shareholder have any right or interest of any kind in the Trust Account. Holders of HVII Rights will not have any right to the proceeds held in the Trust Account. There are no redemption rights with respect to the HVII Rights. Accordingly, to liquidate their investment, HVII Public Shareholders may be forced to sell their HVII Class A Ordinary Shares or HVII Rights, potentially at a loss.

If third parties bring claims against HVII, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by HVII Public Shareholders may be less than $10.00 per HVII Public Share.

HVII’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although HVII has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with HVII waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of HVII Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against HVII’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HVII’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to HVII than any alternative. WithumSmith+Brown, PC (“Withum”), HVII’s independent registered public accounting firm, and the underwriters of the IPO have not executed agreements with HVII waiving such claims to the monies held in the Trust Account. Otherwise, HVII is not aware of any product or service providers who have not or will not provide such waiver.

Examples of possible instances where HVII may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HVII and will not seek recourse against the Trust Account for any reason. Upon redemption of HVII Class A Ordinary Shares, if HVII is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, HVII will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. Accordingly, the per-share redemption amount received by HVII Public Shareholders could be less than the $10.00 per HVII Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to HVII if and to the extent any claims by a third party (other than HVII’s independent registered public accounting firm) for services rendered or products sold to HVII, or a prospective target business with which HVII has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per HVII Class A Ordinary Share and (ii) the actual amount per HVII Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per HVII Public Share due to reductions in the value of the trust assets, less permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under HVII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, HVII has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of HVII. Therefore, HVII cannot assure investors that the Sponsor would be able to satisfy those obligations. None of HVII’s officers or directors will indemnify HVII for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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If HVII consummates a business combination, on the other hand, HVII will be liable for all such claims. These obligations of the Sponsor may have influenced the HVII Board’s decision to approve the Business Combination and to continue to pursue such merger. In considering the recommendations of the HVII Board to vote for the Business Combination Proposal and other proposals herein, HVII Shareholders should consider these interests.

Nasdaq may delist HVII’s securities from trading on its exchange, which could limit investors’ ability to make transactions in HVII’s securities and subject HVII to additional trading restrictions. In addition, if HVII’s securities are delisted from Nasdaq, they will cease to be recognized as “covered securities” under the National Securities Markets Improvement Act of 1996.

HVII Units, HVII Class A Ordinary Shares and HVII Rights are currently listed on Nasdaq. HVII cannot assure investors that its securities will continue to be listed on Nasdaq in the future or prior to HVII’s initial business combination, and if HVII is delisted from Nasdaq, it may harm HVII’s ability to complete the Business Combination or an alternative initial business combination, as HVII may no longer be attractive as a merger partner if it is no longer listed on Nasdaq or another national securities exchange. In order to continue listing HVII’s securities on Nasdaq prior to its initial business combination, HVII must maintain certain financial, distribution and share price levels. Generally, HVII must maintain a minimum market value of listed securities (generally $50,000,000), a minimum number of publicly held shares with a minimum market value (generally 1.1 million publicly held shares with a minimum of $15 million market value), a minimum bid price (generally $1.00 per share) and a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, HVII will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of its securities on Nasdaq. For instance, to list on the Nasdaq Global Market, the HVII Public Share price would generally be required to be at least $4.00 per share, the market value of its listed securities would generally be required to be at least $75 million, the number of unrestricted publicly held shares must be at least 1.1 million with an aggregate market value of at least $20 million and HVII would be required to have a minimum of 400 round lot holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) of its securities. There is no assurance that HVII will be able to meet those initial listing requirements at that time.

Additionally, HVII Units and HVII Rights will not be traded after completion of the Business Combination.

If Nasdaq delists HVII’s securities from trading on its exchange and HVII is not able to list its securities on another national securities exchange, it is expected that HVII’s securities could be quoted on an over-the-counter market. If this were to occur, HVII could face significant material adverse consequences, including:

●	a limited availability of market quotations for HVII’s securities;

●	reduced liquidity for HVII’s securities;

●	a determination that HVII Class A Ordinary Shares are “penny stock” which will require brokers trading in HVII Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for HVII’s securities;

●	institutional investors losing interest in HVII securities:

●	making HVII a less attractive acquisition vehicle to a target business in connection with an initial business combination;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because HVII Units, HVII Class A Ordinary Shares and HVII Rights are listed on Nasdaq, HVII’s securities are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While HVII is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by SPACs, other than the State of Idaho, certain state securities regulators view SPACs unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of SPACs in their states. Further, if HVII were no longer listed on Nasdaq, its securities would not be covered securities and HVII would be subject to regulation in each state in which it offers its securities, including in connection with its initial business combination.

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HVII does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for HVII to complete an initial business combination with which a substantial majority of HVII Public Shareholders do not agree.

The HVII Charter does not provide a specified maximum redemption threshold. HVII’s initial proposed business combination may impose a minimum cash requirement for: (i) cash consideration to be paid to the target or its owners; (ii) cash to be transferred to the target for working capital or other general corporate purposes; or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. As a result, HVII may be able to complete its initial business combination even though a substantial majority of HVII Public Shareholders do not agree with the transaction and have redeemed their HVII Ordinary Shares or, if HVII seeks HVII Public Shareholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their HVII Public Shares to the Sponsor or HVII’s officers, directors or their affiliates. In the event the aggregate cash consideration HVII would be required to pay for all HVII Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to HVII, it will not complete the initial business combination or redeem any HVII Class A Ordinary Shares, all HVII Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and HVII instead may search for an alternate business combination.

If a shareholder fails to receive notice of HVII’s offer to redeem HVII Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

HVII will comply with the proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite HVII’s compliance with these rules, if a shareholder fails to receive HVII’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials that HVII will furnish to holders of HVII Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem HVII Public Shares. In the event that a shareholder fails to comply with these or any other procedures, its shares may not be redeemed. See the section of this proxy statement/prospectus entitled “Business of HVII and Certain Information About HVII — Redemption Rights for Public Shareholders upon Completion of HVII’s Initial Business Combination.”

HVII’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to HVII Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per HVII Class A Ordinary Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to fund permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HVII’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While it is currently expected that HVII’s independent directors would take legal action on behalf of HVII against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to HVII Public Shareholders may be reduced below $10.00 per HVII Public Share.

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HVII may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

HVII has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, HVII’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by HVII only if (i) HVII has sufficient funds outside of the Trust Account or (ii) HVII consummates an initial business combination. HVII’s obligation to indemnify its officers and directors may discourage HVII Shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against HVII’s officers and directors, even though such an action, if successful, might otherwise benefit HVII and HVII Shareholders. Furthermore, a HVII Shareholder’s investment may be adversely affected to the extent HVII pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after HVII distributes the proceeds in the Trust Account to HVII Public Shareholders, HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HVII that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and we and the HVII Board may be exposed to claims of punitive damages.

If, after HVII distributes the proceeds in the Trust Account to HVII Shareholders, HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HVII that is not dismissed, any distributions received by HVII Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by HVII Shareholders. In addition, the HVII Board may be viewed as having breached its fiduciary duty to HVII’s creditors and/or having acted in bad faith, thereby exposing itself and HVII to claims of punitive damages, by paying HVII Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to HVII Public Shareholders, HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HVII that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of HVII Shareholders and the per-share amount that would otherwise be received by HVII Shareholders in connection with HVII’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to HVII Public Shareholders, HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HVII that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy insolvency law, and may be included in HVII’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of HVII Shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by HVII Shareholders in connection with HVII’s liquidation may be reduced.

The Business Combination may be delayed or ultimately prohibited since the Business Combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

Certain investments that involve, directly or indirectly, the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of non-U.S. beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” certain “critical infrastructure” and/or “sensitive personal data.” If a potential business combination falls within CFIUS’s jurisdiction, the parties may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the business combination.

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The Sponsor is a Nevada limited liability company controlled by Hennessy Capital Group LLC, and Daniel J. Hennessy and Thomas D. Hennessy, the Sponsor’s managing members, are citizens of the United States of America. As a result, the Sponsor is a U.S. person under CFIUS regulations. Other entities or individuals associated with or otherwise involved in the Business Combination are controlled by, or have substantial ties with, a U.S. person. Specifically, ONE Nuclear is a Delaware limited liability company and a majority of the ONE Nuclear Units are beneficially owned by citizens of the United States. As a result, ONE Nuclear is a U.S. person under CFIUS regulations. Therefore, ONE Nuclear and HVII do not anticipate the Business Combination will be subject to review by CFIUS.

If CFIUS does determine to intervene in the Business Combination, parties to the Transaction may be required to make a mandatory filing or they may choose to submit a notification to CFIUS. CFIUS ultimately has the power to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or order the divestment of all or a portion of a U.S. business (if any) of ONE Nuclear, which may limit the attractiveness of or prevent ONE Nuclear from pursuing certain opportunities in the United States that ONE Nuclear believes would otherwise be beneficial to it and its shareholders.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because HVII must complete its initial business combination before the Business Combination Deadline, its failure to obtain any required approvals within the requisite time period may require it to liquidate. If HVII winds up and liquidates, HVII Public Shareholders may only receive the redemption value per share, and HVII Rights will expire worthless. This will also cause investors to lose any potential investment opportunity in ONE Nuclear.

HVII Shareholders may be held liable for claims by third parties against HVII to the extent of distributions received by them upon redemption of their HVII Public Shares.

If HVII is forced to enter into an insolvent liquidation, any distributions received by HVII Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, HVII is unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by HVII Public Shareholders. Furthermore, HVII’s directors may be viewed as having breached their fiduciary duties to HVII or HVII’s creditors and/or may have acted in bad faith, thereby exposing themselves and HVII to claims, by paying HVII Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Claims may be brought against HVII for these reasons. HVII and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of HVII’s share premium account while HVII is unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.

The Sponsor and HVII’s officers and directors have potential conflicts of interest in recommending that HVII Shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus that are different from, or in addition to, the interests of unaffiliated HVII Shareholders.

When considering the HVII Board’s recommendation that HVII Public Shareholders vote in favor of the approval of the Business Combination Proposal, HVII Public Shareholders should be aware that the Sponsor and HVII’s executive officers, and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of HVII Public Shareholders. These interests include:

●	the beneficial ownership of the Sponsor and certain members of the HVII Board and officers of an aggregate of (a) 6,333,333 HVII Class B Ordinary Shares, which were acquired for an aggregate purchase price of approximately $25,000 prior to the IPO, which shares would likely be worthless if HVII is unable to effectuate an initial business combination by the end of the Completion Window and HVII is therefore required to liquidate, as HVII Class B Ordinary Shares are not entitled to participate in any redemption or liquidation of the Trust Account and (b) 500,000 HVII Private Placement Units, consisting of 500,000 HVII Class A Ordinary Shares and 500,000 HVII Rights, which were acquired for an aggregate purchase price of approximately $5 million simultaneously with the consummation of the IPO, which underlying HVII Rights would become worthless if HVII does not complete an initial business combination within the Completion Window. Such HVII Class B Ordinary Shares and Private Placement Units have an aggregate market value of approximately $[ ] million and $[ ] million, respectively, based on the closing price of HVII Class A Ordinary Shares of $[ ] and HVII Rights of $[ ] on Nasdaq on [ ], 2026, the record date for the HVII Shareholders’ Meeting;

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●	Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and Thomas D. Hennessy, the President and Chief Operating Officer of HVII, are each managing members of the Sponsor, and both are the ultimate beneficial owner with voting and investment discretion with respect to the HVII Ordinary Shares held by the Sponsor;

●	the continued indemnification of current directors and officers of HVII and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and HVII’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on HVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 15, 2025, the current directors or officers of HVII had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that at the Closing, ONE Nuclear, ONE Nuclear Members, the Sponsor, and certain of HVII’s current and former directors and officers will enter into the A&R Registration Rights Agreement and Lock-Up Agreement, which, among other things, provide customary registration rights, including piggy-back rights, subject to cooperation and cut-back provisions with respect to the New ONE Nuclear Common Stock held by such parties following the consummation of the Business Combination and will amend the existing transfer restrictions under the Letter Agreement;

●	the fact that the Sponsor, an affiliate of the Sponsor, or HVII’s officers and directors may, but are not obligated to, provide working capital loans to HVII. If HVII completes an initial business combination, HVII would repay the working capital loans. In the event that an initial business combination does not close, HVII may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Up to $2,500,000 of such working capital loans may be convertible into private placement units of New ONE Nuclear at a price of $10.00 per Unit at the option of the lender. As of December 31, 2025, no such working capital loans were outstanding;

●	the fact that Nicholas Geeza, HVII’s chief financial officer, is entitled to an aggregate of $10,000 per month for services rendered to HVII (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as he may notify HVII otherwise);

●	the fact that HVII has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of HVII’s initial business combination, which payments commenced in September 2025 (effective March 1, 2026, the consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise);

●	the fact that the Sponsor is entitled to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025; and

●	the fact that the Sponsor and HVII’s officers and directors will lose their entire investment in HVII if an initial business combination is not completed within the Completion Window.

These interests may influence HVII’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby. These interests were considered by the HVII Board when it approved the Business Combination. Please see the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

ONE Nuclear does not believe that any of its directors or officers have any actual or potential material conflicts of interest with unaffiliated security holders of HVII with respect to the Business Combination, including whether to proceed with the Business Combination, or the approval of the Condition Precedent Proposals.

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HVII may engage one or more of its IPO underwriters or one of their respective affiliates to provide additional services to HVII, which may include acting as M&A advisor in connection with an initial business combination or as placement agent in connection with a related financing transaction. HVII’s IPO underwriters are entitled to receive Deferred Underwriting Commissions that will be released from the Trust Account only upon a completion of an initial business combination. These financial incentives may cause them to have potential conflicts of interest in rendering any such additional services to HVII, including, for example, in connection with the sourcing and consummation of an initial business combination.

HVII may engage one or more of its IPO underwriters or one of their respective affiliates to provide additional services to HVII, including, for example, identifying potential targets, providing M&A advisory services, acting as a placement agent in a private offering, or arranging debt financing transactions. For example, CCM is serving as non-exclusive financial advisor, capital markets advisor and placement agent to HVII in connection with the Business Combination and related PIPE Investment. HVII may pay such IPO underwriter or its affiliate fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation. No agreement was entered into with any of the IPO underwriters or their respective affiliates and no fees or other compensation for such services was paid to any of the IPO underwriters or their respective affiliates prior to the date that was 60 days from the date of the IPO.

The IPO underwriters are also entitled to receive Deferred Underwriting Commissions that are conditioned on the completion of an initial business combination. The IPO underwriters’ or their respective affiliates’ financial interests tied to the consummation of a business combination transaction may give rise to potential conflicts of interest in providing any such additional services to HVII, including potential conflicts of interest in connection with the sourcing and consummation of an initial business combination. The IPO underwriters are under no obligation to provide any further services to HVII in order to receive all or any part of the Deferred Underwriting Commissions.

If HVII is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for HVII to complete its initial business combination.

If HVII is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

●	restrictions on the nature of the investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for HVII to complete its initial business combination

In addition, HVII may have imposed upon it burdensome requirements, including

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations

In order not to be regulated as an investment company under the Investment Company Act, unless HVII can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. HVII’s business will be to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. HVII does not plan to buy businesses or assets with a view to resale or profit from their resale. HVII does not plan to buy unrelated businesses or assets or to be a passive investor.

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The SEC recently provided guidance that the determination of whether a SPAC, like HVII, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a special purpose acquisition company’s duration, asset composition, business purpose and activities, and “is a question of facts and circumstances” requiring individualized analysis. When applying these factors to HVII, it does not believe that its principal activities will subject it to the Investment Company Act. To this end, HVII was formed for the purpose of completing an initial business combination with one or more businesses. Since its inception, its business has been and will continue to be focused on identifying and completing an initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, HVII does not plan to buy businesses or assets with a view to resale or profit from their resale and it does not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), HVII intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Investing in HVII’s securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of HVII’s initial business combination; (ii) the redemption of any HVII Public Shares properly submitted in connection with a HVII Public Shareholder vote to amend the HVII Charter (A) to modify the substance or timing of HVII’s obligation to provide for the redemption of HVII Public Shares in connection with an initial business combination or to redeem 100% of HVII Public Shares if HVII has not consummated its initial business combination within the Completion Window or (B) with respect to any other provision relating to HVII Public Shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the Completion Window, HVII’s return of the funds held in the Trust Account to HVII Public Shareholders as part of its redemption of the HVII Public Shares.

Further, under the subjective test of an “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that HVII could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

If HVII were deemed to be subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. Unless HVII is able to modify its activities so that it would not be deemed an investment company, it would either register as an investment company or wind down and abandon its efforts to complete an initial business combination and instead liquidate HVII. As a result, HVII Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of its Trust Account, would lose the investment opportunity in a target company with which HVII may decide to consummate an initial business combination and would be unable to realize the potential benefits of an initial business combination, including the possible appreciation of the combined company’s securities. In addition, under these circumstances, HVII Rights would expire worthless.

HVII is aware of litigation against certain SPACs asserting that, notwithstanding the foregoing, those SPACs should be considered investment companies. Although HVII believes that these claims are without merit, it cannot guarantee that HVII will not be considered an investment company and thus be subject to the Investment Company Act. If HVII’s circumstances change over time, it will update its disclosure to reflect how such changes impact the risk that it may be considered to be operating as an unregistered investment company.

Changes in laws or regulations, or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect HVII’s business, including its ability to negotiate and complete its initial business combination and results of operations.

HVII is subject to laws and regulations, and interpretations and applications of such laws and regulations, enacted by national, regional, state, and local governments and, potentially, non U.S. jurisdictions. In particular, HVII will be required to comply with certain SEC and other legal requirements, and HVII’s consummation of an initial business combination (such as the Business Combination) may be contingent upon HVII’s ability to comply with certain laws, regulations, interpretations, and applications and any post-business combination company (such as New ONE Nuclear) may be subject to additional laws, regulations, interpretations, and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly.

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Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on HVII’s business, investments and results of operations, including HVII’s ability to negotiate and complete an initial business combination. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on HVII’s business, including its ability to negotiate and complete its initial business combination and results of operations.

Effective July 1, 2024, the SEC issued final rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; and increasing the potential liability of certain participants in proposed business combination transactions. These rules may materially adversely affect HVII’s ability to engage financial and capital market advisors, negotiate and complete its initial business combination and may increase the costs and time related thereto.

HVII’s Share Rights Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Share Rights, which could limit the ability of Share Right holders to obtain a favorable judicial forum for disputes with HVII.

HVII’s Share Rights Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against HVII arising out of or relating in any way to the Share Rights Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that HVII irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. HVII has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Share Rights Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the HVII Rights shall be deemed to have notice of and to have consented to the forum provisions in the Share Rights Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Share Rights Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the HVII Rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such HVII Right holder in any such enforcement action by service upon such HVII Right holder’s counsel in the foreign action as agent for such HVII Right holder. This choice-of-forum provision may limit a HVII Right holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HVII, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Share Rights Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, HVII may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect HVII’s business, financial condition and results of operations and result in a diversion of the time and resources of HVII’s management and the HVII Board.

Following the consummation of the Business Combination, New ONE Nuclear’s only significant asset will be ownership of 100% of New ONE Nuclear, and HVII does not currently intend to pay dividends on New ONE Nuclear Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of New ONE Nuclear Common Stock.

Following the consummation of the Business Combination, New ONE Nuclear will have no direct operations and no significant assets other than the ownership of 100% of ONE Nuclear. New ONE Nuclear will depend on ONE Nuclear for distributions, loans and other payments to generate the funds necessary to meet New ONE Nuclear’s financial obligations, including New ONE Nuclear’s expenses as a publicly traded company, and to pay any dividends with respect to shares of New ONE Nuclear Common Stock. Applicable state law and contractual restrictions, including in agreements governing the current or future indebtedness of ONE Nuclear, as well as the financial condition and operating requirements of ONE Nuclear, may limit New ONE Nuclear’s ability to obtain cash from ONE Nuclear. Thus, New ONE Nuclear does not expect to pay cash dividends on shares of New ONE Nuclear Common Stock. Any future dividend payments are within the absolute discretion of the New ONE Nuclear Board and will depend on, among other things, New ONE Nuclear’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that the New ONE Nuclear Board may deem relevant. In addition, in the event that the New ONE Nuclear Board and New ONE Nuclear Stockholders were to approve a sale of all of New ONE Nuclear’s direct and indirect interests in ONE Nuclear, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

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There can be no assurance that New ONE Nuclear Common Stock will be approved for listing on Nasdaq or that New ONE Nuclear will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, HVII intends to list New ONE Nuclear Common Stock on Nasdaq under the symbol “ONEN”. New ONE Nuclear’s continued eligibility for listing may depend on the number of HVII Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists New ONE Nuclear Common Stock from trading on its exchange for failure to meet the listing standards, New ONE Nuclear and New ONE Nuclear Securities holders could face significant material adverse consequences including:

●	a limited availability of market quotations for shares of New ONE Nuclear Common Stock;

●	a determination that New ONE Nuclear Common Stock is a “penny stock” which will require brokers trading in New ONE Nuclear Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New ONE Nuclear Common Stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, New ONE Nuclear may be required to take write-downs or write-offs, or New ONE Nuclear may be subject to restructuring, impairment or other charges that could have a significant negative effect on New ONE Nuclear’s financial condition, results of operations and the price of New ONE Nuclear Common Stock, which could cause you to lose some or all of your investment.

Although HVII has conducted due diligence on ONE Nuclear, this diligence may not reveal all material issues that may be present with ONE Nuclear’s business. Factors outside of ONE Nuclear’s and outside of HVII’s control may, at any time, arise. As a result of these factors, New ONE Nuclear may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in New ONE Nuclear reporting losses. Even if HVII’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with HVII’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New ONE Nuclear’s liquidity, the fact that New ONE Nuclear reports charges of this nature could contribute to negative market perceptions about New ONE Nuclear or its securities. In addition, charges of this nature may cause New ONE Nuclear to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of HVII Securities or, following the Closing, New ONE Nuclear Securities, may decline. A market for HVII Securities may not continue, which would adversely affect the liquidity and price of HVII Securities.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of HVII Securities prior to the Closing may decline. The market values of New ONE Nuclear Securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which HVII Public Shareholders vote on the Business Combination.

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Following the Business Combination, the price of New ONE Nuclear Securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New ONE Nuclear Securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, following the Business Combination, fluctuations in the price of New ONE Nuclear Securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for ONE Nuclear’s securities. Accordingly, the valuation ascribed to ONE Nuclear may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New ONE Nuclear Securities develops and continues, the trading price of New ONE Nuclear Securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New ONE Nuclear’s control. Any of the factors listed below could have a material adverse effect on your investment in New ONE Nuclear Securities and New ONE Nuclear Securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New ONE Nuclear Securities may not recover and may experience a further decline.

Factors affecting the trading price of New ONE Nuclear Securities may include:

●	actual or anticipated fluctuations in New ONE Nuclear’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about New ONE Nuclear’s operating results;

●	success of competitors;

●	New ONE Nuclear’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning New ONE Nuclear or the energy industry in general;

●	operating and share price performance of other companies that investors deem comparable to New ONE Nuclear;

●	New ONE Nuclear’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting New ONE Nuclear’s business;

●	New ONE Nuclear’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving New ONE Nuclear;

●	changes in New ONE Nuclear’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of New ONE Nuclear Common Stock available for public sale;

●	any major change in the New ONE Nuclear Board or New ONE Nuclear’s management;

●	sales of substantial amounts of New ONE Nuclear Common Stock by New ONE Nuclear’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New ONE Nuclear’s securities irrespective of New ONE Nuclear’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New ONE Nuclear Securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New ONE Nuclear could depress New ONE Nuclear Common Stock price regardless of New ONE Nuclear’s business, prospects, financial conditions or results of operations. A decline in the market price of New ONE Nuclear’s securities also could adversely affect New ONE Nuclear’s ability to issue additional securities and New ONE Nuclear’s ability to obtain additional financing in the future.

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Following the consummation of the Business Combination, New ONE Nuclear will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New ONE Nuclear will face increased legal, accounting, administrative and other costs and expenses as a public company that ONE Nuclear does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New ONE Nuclear to carry out activities ONE Nuclear has not done previously. For example, New ONE Nuclear will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New ONE Nuclear could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New ONE Nuclear’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New ONE Nuclear’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New ONE Nuclear Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New ONE Nuclear to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by holders of New ONE Nuclear Common Stock and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New ONE Nuclear’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

ONE Nuclear is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New ONE Nuclear will be required to provide management’s attestation on internal controls commencing with HVII’s annual report for the year ending December 31, 2026 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of ONE Nuclear as a privately-held company. Management of New ONE Nuclear may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New ONE Nuclear is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its New ONE Nuclear Securities.

New ONE Nuclear will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New ONE Nuclear’s securities less attractive to investors and may make it more difficult to compare ONE Nuclear’s performance to the performance of other public companies.

New ONE Nuclear will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New ONE Nuclear will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New ONE Nuclear’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New ONE Nuclear’s stockholders may not have access to certain information they may deem important. New ONE Nuclear will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of HVII Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of HVII Class A Ordinary Shares in the IPO. HVII cannot predict whether investors will find New ONE Nuclear Securities less attractive because it will rely on these exemptions. If some investors find New ONE Nuclear Securities less attractive as a result of New ONE Nuclear’s reliance on these exemptions, the trading prices of New ONE Nuclear’s securities may be lower than they otherwise would be, there may be a less active trading market for New ONE Nuclear’s securities and the trading prices of New ONE Nuclear’s securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New ONE Nuclear’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The unaudited pro forma financial information included herein may not be indicative of what New ONE Nuclear’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New ONE Nuclear’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

The HVII Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the HVII Public Shareholders.

In analyzing the Business Combination, the HVII Board conducted significant due diligence on ONE Nuclear. For a complete discussion of the factors utilized by the HVII Board in approving the Business Combination, see the section of this proxy statement/prospectus entitled, “The Business Combination — HVII’s Board of Directors’ Reasons for the Approval of the Business Combination.” The HVII Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to HVII Public Shareholders and that HVII’s fair market value was at least 80% of HVII’s net assets (excluding any taxes payable on interest earned). Notwithstanding the foregoing, the HVII Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the HVII Board may be incorrect in its assessment of the Business Combination.

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If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New ONE Nuclear, its business, or its market, or if they change their recommendations regarding New ONE Nuclear’s securities adversely, the price and trading volume of New ONE Nuclear’s securities could decline.

The trading market for New ONE Nuclear Securities will be influenced by the research and reports that industry or securities analysts may publish about New ONE Nuclear, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New ONE Nuclear. If no securities or industry analysts commence coverage of New ONE Nuclear, New ONE Nuclear’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New ONE Nuclear change their recommendation regarding New ONE Nuclear Common Stock adversely, or provide more favorable relative recommendations about New ONE Nuclear’s competitors, the price of New ONE Nuclear Common Stock would likely decline. If any analyst who may cover New ONE Nuclear were to cease coverage of New ONE Nuclear or fail to regularly publish reports on it, New ONE Nuclear could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Past performance by HVII’s management team, HVII’s advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in New ONE Nuclear.

Information regarding HVII’s management team, HVII’s advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by HVII’s management team, HVII’s advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for HVII’s initial business combination, that we will be able to provide positive returns to HVII Public Shareholders, or of any results with respect to any initial business combination HVII may consummate. You should not rely on the historical experiences of HVII’s management team, HVII’s advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of HVII’s management team, HVII’s advisors or their respective affiliates. The market price of HVII Securities may be influenced by numerous factors, many of which are beyond HVII’s control, and HVII Public Shareholders may experience losses on their investment in HVII Securities.

Material U.S. Federal Income Tax Considerations of the Domestication and for Holders of HVII Class A Ordinary Shares Exercising Redemption Rights

For a discussion summarizing material U.S. federal income tax considerations and consequences of the Domestication and an exercise of Redemption Rights in connection with the Business Combination, please see “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — I. Tax Treatment of the Domestication” or “— Tax Consequences to U.S. Holders of HVII Class A Ordinary Shares Exercising Redemption Rights”.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of HVII Class A Ordinary Shares.

HVII and New ONE Nuclear intend to take the position that the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders”) of HVII Class A Ordinary Shares generally would recognize gain or loss with respect to its HVII Class A Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New ONE Nuclear Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its HVII Class A Ordinary Shares surrendered. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on shares of New ONE Nuclear Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

●	a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HVII the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HVII Class A Ordinary Shares held directly by such U.S. Holder;

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●	a U.S. Holder whose HVII Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its HVII Class A Ordinary Shares as if such U.S. Holder exchanged its HVII Class A Ordinary Shares for shares of New ONE Nuclear Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HVII the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s HVII Class A Ordinary Shares; and

●	a U.S. Holder whose HVII Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of HVII’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. HVII believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of HVII Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of HVII Class A Ordinary Shares for shares of New ONE Nuclear Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s HVII Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of HVII. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Considerations for Holders of HVII Class A Ordinary Shares and New ONE Nuclear Common Stock — II. U.S. Holders — A. Tax Consequences of the Domestication to U.S. Holders — 4. PFIC Considerations”.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of HVII and ONE Nuclear, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HVII has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, assumes that the Business Combination occurred on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the New ONE Nuclear’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the New ONE Nuclear. The actual financial position and results of operations of the New ONE Nuclear may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of HVII was derived from the unaudited financial statements of HVII as of and for the three months ended March 31, 2026 and the audited financial statements of HVII for the year ended December 31, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of ONE Nuclear was derived from the unaudited financial statements of ONE Nuclear as of and for the three months ended March 31, 2026 and the audited financial statements of ONE Nuclear for the period from February 10, 2025 (inception) through December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with HVII’s and ONE Nuclear’s historical financial statements, and related notes, the sections titled “HVII Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ONE Nuclear Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination, Consideration and Conversion of Securities

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into the Business Combination Agreement, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear surviving the Merger as a wholly owned subsidiary of HVII. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies. Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the ONE Nuclear Members at the Closing will be in the form of stock, comprised of newly issued shares of New ONE Nuclear Common Stock. Pursuant to the formula set forth in the Business Combination Agreement, the number of shares of New ONE Nuclear Common Stock to be issued to the ONE Nuclear Members at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the Redemption Price. For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per HVII Public Share, the total number of shares of New ONE Nuclear Common Stock to be issued as consideration to the ONE Nuclear Members would be 95,693,779 shares of New ONE Nuclear Common Stock, which will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.” In addition, the ONE Nuclear Members will be entitled to receive up to an aggregate of 13.0 million additional shares of New ONE Nuclear Common Stock in contingent consideration, subject to the achievement of certain share price milestones, as described below.

At the Effective Time, by virtue of the Merger and without any action on the part of HVII, Merger Sub, ONE Nuclear or any holder of securities of any of the foregoing:

(a)	each ONE Nuclear Unit that is owned by HVII, Merger Sub or ONE Nuclear (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Unit”) will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor; and

(b)	each ONE Nuclear Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) will be cancelled and converted into the right to receive:

(i)	a number of shares of New ONE Nuclear Common Stock (the “Per Unit Base Consideration”) equal to (x) the Base Purchase Price divided by (y) the Redemption Price and further divided by (z) the sum of the aggregate issued and outstanding ONE Nuclear Units, whether vested or unvested, and the aggregate number of ONE Nuclear Units issuable, exercisable, exchangeable or convertible into ONE Nuclear Units (on an as-converted basis) (the “ONE Nuclear Fully Diluted Capital”); and

(ii)	subject to the vesting conditions specified in Section 2.03 of the Business Combination Agreement, a number of shares of New ONE Nuclear Common Stock equal to the applicable number of Earnout Shares divided by the ONE Nuclear Fully Diluted Capital (the “Per Unit Earnout Consideration”);

provided that the Per Unit Base Consideration and the Per Unit Earnout Consideration received in respect of a ONE Nuclear Unit subject to vesting or forfeiture provisions will continue to have, and be subject to, the same vesting and forfeiture provisions applicable to such ONE Nuclear Unit immediately prior to the Effective Time.

In addition, all of Merger Sub’s outstanding membership interests immediately prior to the Effective Time will automatically be cancelled and converted into validly issued, fully paid and non-assessable membership interests of ONE Nuclear, which membership interests will constitute the only outstanding membership interests in ONE Nuclear. Upon closing of the Merger, ONE Nuclear will become a direct, wholly-owned subsidiary of HVII, and HVII will be a publicly traded company operating under the name “ONE Nuclear Energy Inc.”

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending the Business Combination Agreement to extend the Outside Date from April 30, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending the Business Combination Agreement to extend the Outside Date from June 30, 2026 to August 15, 2026.

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The Domestication

Subject to satisfaction or waiver of the closing conditions of the Business Combination Agreement, prior to the Closing on the Closing Date, the following events will occur in connection with HVII changing its jurisdiction of organization from the Cayman Islands to Delaware:

(a) each then issued and outstanding Class B Ordinary Share of HVII, par value $0.0001 per share will convert automatically, on a one-for-one basis, into one Class A Ordinary Share of HVII, par value $0.0001 per share;

(b) immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation; and

(c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of HVII Domesticated Common Stock, par value $0.0001 per share, (ii) each then issued and outstanding right of HVII will convert automatically into a right to acquire one-twelfth (1/12) of one share of HVII Domesticated Common Stock at Closing, and (iii) each then issued and outstanding unit of HVII will be cancelled and one share of HVII Domesticated Common Stock and one Domesticated HVII Right will be issued in respect thereof.

Earnout Shares

During the Earnout Period, HVII will issue up to 13.0 million additional shares of HVII Domesticated Common Stock as contingent consideration to the equity holders of ONE Nuclear, subject to the achievement of certain share price milestones as follows below:

(a)	4,333,334 Earnout Shares if the closing sale price of one share of HVII Domesticated Common Stock as reported on Nasdaq (or the exchange on which the shares of HVII Domesticated Common Stock are then listed) is greater than or equal to $12.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination;

(b)	4,333,333 Earnout Shares if the closing sale price of one share of HVII Domesticated Common Stock as reported on Nasdaq (or the exchange on which the shares of HVII Domesticated Common Stock are then listed) is greater than or equal to $15.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination; and

(c)	4,333,333 Earnout Shares if the closing sale price of one share of HVII Domesticated Common Stock as reported on Nasdaq (or the exchange on which the shares of HVII Domesticated Common Stock are then listed) is greater than or equal to $17.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination.

If, during the Earnout Period, there is a Change of Control of New ONE Nuclear pursuant to which New ONE Nuclear or its stockholders have the right to receive consideration implying a value per share of New ONE Nuclear Common Stock after giving effect to the issuance of any shares of New ONE Nuclear Common Stock pursuant to the earnout provision described above:

(a)	less than $12.50, then no further shares of New ONE Nuclear Common Stock will be issuable under the earnout provisions described above;

(b)	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 4,333,334 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable;

(c)	greater than or equal to $15.00 but less than $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 8,666,667 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable; and

(d)	greater than or equal to $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 13,000,000 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable.

As the foregoing earnout arrangement involves a variable number of shares based on stock price and a change-of-control occurrence, equity classification is precluded under ASC 815-40. Therefore, management determined it to be classified as a liability, initially measured at fair value and subsequently remeasured through earnings until settlement.

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The following table illustrates varying ownership levels of the New ONE Nuclear immediately following the Business Combination:

	No Redemption		Maximum Redemptions
	Shares	%	Shares	%
HVII Public Shareholders(1)	20,583,333	16.7%	1,583,333	1.5%
Initial Shareholders(2)	7,080,833	5.7%	7,080,833	6.8%
ONE Nuclear Equity Holders(3)	95,693,779	77.6%	95,693,779	91.7%
Total(4)	123,357,945	100.0%	104,357,945	100.0%

(1)	Includes 1,583,333 HVII Public Rights Shares.
(2)	Includes 690,000 HVII Private Placement shares and 57,500 HVII Private Placement Rights Shares.
(3)	Based on an estimated Redemption Price of approximately $10.45 as of March 31, 2026.
(4)	Figures presented on a non-diluted basis to exclude the dilutive effect of Earnout Shares and the ONE Nuclear Equity Incentive Plan.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the Assuming Maximum Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on March 31, 2026. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HVII will acquire all of the outstanding equity interests of ONE Nuclear in the Business Combination, HVII will be treated as the “acquired” company and ONE Nuclear will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ONE Nuclear issuing stock for the net assets of HVII, accompanied by a recapitalization. The net assets of HVII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ONE Nuclear. As an accounting acquirer, the financial statements of ONE Nuclear will be stated at historical cost.

ONE Nuclear has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemptions Scenario:

●	The equity holders of ONE Nuclear will have the greatest voting interest in the New ONE Nuclear;

●	The equity holders of ONE Nuclear will have the ability to control decisions regarding election and removal of directors and officers of the New ONE Nuclear;

●	ONE Nuclear will comprise the ongoing operations of the New ONE Nuclear; and

●	ONE Nuclear’s existing senior management will be the senior management of the New ONE Nuclear.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of HVII Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that no Public Shareholders of HVII will exercise redemption rights with respect to the HVII Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions Scenario: This presentation assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, million based on a redemption price of approximately $10.45 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, are based on the unaudited and audited historical financial statements of HVII and ONE Nuclear. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2026
(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) ONE Nuclear (Historical)	(2) HVII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$40	$323	$198,568	(B)	$172,019	$7,600	(C)	$363
			(7,600	)(C)		(500	)(D)
			(19,312	)(D)		(178,756	)(H)

Note receivable	—	300	(300	)(M)	—	—		—
Prepaid expenses	—	76	—		76	—		76
Short-term prepaid insurance	—	3	—		3	—		3
Total Current Assets	40	702	171,356		172,098	(171,656)		442

Marketable securities held in Trust Account	—	198,568	(198,568	)(B)	—	—		—
Total Assets	$40	$199,270	$(27,212)		$172,098	$(171,656)		$442

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$1,438	$78	$—		$1,516	$19,812	(H)	$21,328
Accrued offering costs	—	25	—		25	—		25
Notes payable	415	—	(300	)(M)	115	—		115

Total Current Liabilities	1,853	103	(300)		1,656	19,812		21,468
Deferred legal fees	—	3,085	(3,085	)(D)	—	—		—
Deferred underwriting fee payable	—	7,600	(7,600	)(C)	—	—		—
Earnout Shares liability	—	—	121,013	(K)	121,013	—		121,013
Total Liabilities	1,853	10,788	110,028		122,669	19,812		142,481

HVII Class A ordinary shares subject to possible redemption, 19,000,000 shares at redemption value	—	198,568	(198,568	)(H)

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2026 — (Continued)
(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) ONE Nuclear (Historical)	(2) HVII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit)
HVII Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—	—		—
HVII Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 690,000 shares issued and outstanding (excluding 19,000,000 shares subject to possible redemption)	—	—	1	(A)	—	(2	)(H)	—
			2	(H)		2	(I)
			(3	)(I)
HVII Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,333,333 shares issued and outstanding	—	1	(1	)(A)	—	—		—
ONE Nuclear membership interests, 10,000,000 shares authorized, issued and outstanding	—	—	—	(E)	—	—		—
HVII Domesticated Common Stock, $0.0001 par value	—	—	10	(E)	13	(2	)(I)	11
			3	(I)
			—	(J)
Additional paid-in capital	34	—	(12,387	)(D)	51,263	7,600	(C)	—
			(10	)(E)		—	(D)
			1,119	(F)		(198,566	)(H)
			(15,046	)(G)		(500	)(G)
			198,566	(H)		140,203	(L)
			—	(J)
			(121,013	)(K)
Accumulated deficit	(1,847)	(10,087)	(3,840	)(D)	(1,847)	(500	)(D)	(142,050)
			(1,119	)(F)		500	(G)
			15,046	(G)		(140,203	)(L)
Total Stockholders’ Equity (Deficit)	(1,813)	(10,086)	61,328		49,429	(191,468)		(142,039)
Total Liabilities, and Stockholders’ Equity (Deficit)	$40	$199,270	$(27,212)		$172,098	$(171,656)		$442

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Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Derived from the unaudited balance sheet of ONE Nuclear as of March 31, 2026.

(2)	Derived from the unaudited balance sheet of HVII as of March 31, 2026.

(A)	Represents the conversion of HVII Class B Ordinary Shares into HVII Class A Ordinary Shares on a one-for-one basis.

(B)	Reflects the transfer of marketable securities held in the Trust Account to cash.

(C)	Under no redemption scenario, reflects the settlement of the Deferred Underwriting Commissions payable by cash upon the Closing of the Business Combination. Under maximum redemptions scenario, there is no cash payment and the payable is reversed to equity.

(D)	Under no redemption scenario, represents preliminary estimated transaction costs expected to be incurred by HVII and ONE Nuclear of approximately $6.9 million and $13.9 million, respectively. Under maximum redemptions scenario, represents preliminary estimated transaction costs expected to be incurred by HVII and ONE Nuclear of approximately $7.4 million and $13.9 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the New ONE Nuclear’s income beyond 12 months after the transaction.

For the HVII transaction costs, $3.1 million have been accrued as of the pro forma balance sheet date. The amount of HVII transaction costs includes the CCM advisory fees. HVII shall pay CCM an advisory fee in the amount up to $0.5 million upon the Closing of the Business Combination if the Deferred Underwriting Commissions payable to CCM are less than $2.5 million plus 150,000 HVII Ordinary Shares or equivalent equity of the New ONE Nuclear. Under no redemption scenario, the amount of $3.8 million is reflected as an adjustment to accumulated losses. Under maximum redemptions scenario, the amount of $4.3 million is reflected as an adjustment to accumulated losses. The HVII estimated transaction costs exclude the Deferred Underwriting Commissions included in (C) above.

For the ONE Nuclear transaction costs, none have been paid or accrued as of the pro forma balance sheet date. The amount includes the third party advisory fees, which is a fixed fee of $12.0 million. The amount of $13.9 million, including $12.0 million third party advisory fees, is included as an adjustment to additional paid-in capital.

(E)	Represents the issuance of 95,693,779 shares of New ONE Nuclear Common Stock to the existing equity holders of ONE Nuclear at the Closing of the Business Combination, which would represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). The number of shares of New ONE Nuclear Common Stock to be issued to the ONE Nuclear Members at Closing as merger consideration will be calculated pursuant to a formula set forth in the Business Combination Agreement equal to the quotient of $1.00 billion (the “Base Purchase Price”), divided by the Redemption Price, and the number of shares (95,693,779) is calculated based on the estimated Redemption Price of approximately $10.45 as of March 31, 2026. For the avoidance of doubt, the numerical values utilized in such formula ($1.00 billion and the Redemption Price) do not represent an actual valuation of ONE Nuclear.

(F)	Represents the recognition of the share-based compensation related to the 1,130,000 shares granted to HVII’s CFO, COO, and its independent directors.

(G)	Represents the elimination of HVII’s historical accumulated deficit after recording the transaction costs as described in Adjustment (D) above and the share-based compensation as described in Adjustment (F) above.

(H)	Reflects the redemption of shares for cash by the Public Shareholders of HVII upon the consummation of the Business Combination. Under no redemption scenario, it assumes that no Public Shareholders of HVII will exercise redemption rights with respect to the HVII Public Shares for a pro rata share of the funds in the Trust Account. Under maximum redemptions scenario, it assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, assuming a $10.45 per share redemption price. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. In addition, assuming 100% redemptions, HVII and ONE Nuclear would not have sufficient funds available to pay for the transaction costs, which would remain due and payable at the Closing of the Business Combination.

(I)	The no redemption scenario represents the conversion of 26,023,333 HVII Class A Ordinary Shares into the same number of shares of New ONE Nuclear Common Stock. The maximum redemptions scenario represents the conversion of 7,023,333 HVII Class A Ordinary Shares into the same number of shares of New ONE Nuclear Common Stock.

(J)	Represents the issuance of 1,583,333 shares of New ONE Nuclear Common Stock underlying the HVII Public Rights and 57,500 shares of New ONE Nuclear Common Stock underlying the HVII Private Placement Rights.

(K)

Reflects the estimated fair value of the Earnout Shares liability based on the assumptions used in the valuation. Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the Earnout Shares are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations.

The Earnout Shares were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Stock price:	$10.00
Volatility:	84.8%
Term:	3.0
Risk-free rate:	3.6%

(L)	Represents the reclassification among equity to avoid negative additional paid-in capital.

(M)	Represents the elimination of the intercompany note receivable and note payable.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) ONE Nuclear (Historical)	(2) HVII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating Expenses
General and administrative expenses	$834	$1,097	$(228	)(BB)	$1,703	$—	$1,703
Total operating expenses	834	1,097	(228)		1,703	—	1,703

Operating Loss	(834)	(1,097)	228		(1,703)	—	(1,703)

Other income (expense)
Interest earned on cash equivalents	—	4	—		4	—	4
Interest earned on cash held in Trust Account	—	1,669	(1,669	)(AA)	—	—	—
Interest expense	(37)	—	—		(37)	—	(37)
Total other (expense) income, net	(37)	1,673	(1,669)		(33)	—	(33)
Net (loss) income	$(871)	$576	$(1,441)		$(1,736)	$—	$(1,736)
Basic and diluted net loss per member unit	$(0.09)
Basic and diluted net income per ordinary share, Class A ordinary shares		$0.02
Basic and diluted net income per ordinary share, non-redeemable Class A ordinary shares		$0.02
Basic and diluted net income per ordinary share, Class B ordinary shares		$0.02
Weighted average number of shares outstanding, basic and diluted					123,357,945		104,357,945
Net loss per share, basic and diluted					$(0.01)		$(0.02)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Derived from the unaudited condensed statement of operations of ONE Nuclear for the three months ended March 31, 2026.

(2)	Derived from the unaudited statement of operations of HVII for the three months ended March 31, 2026.

(AA)	Represents an adjustment to eliminate interest earned on cash held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest periods presented.

(BB)	Represents an adjustment to eliminate administrative service fees and officer and consultants fees that will cease at the Business Combination.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) ONE Nuclear (Historical)	(2) HVII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Operating Expenses
General and administrative expenses	$972	$3,657	$3,840	(CC)	$7,773	$500	(CC)	$8,273
			(696	)(BB)

Total operating expenses	972	3,657	3,144		7,773	500		8,273

Operating Loss	(972)	(3,657)	(3,144)		(7,773)	(500)		(8,273)

Other income
Interest earned on cash equivalents	—	51	—		51	—		51
Interest earned on cash held in Trust Account	—	7,293	(7,293	)(AA)	—	—		—
Interest expense	(4)	—	—		(4)	—		(4)
Total other income, net	(4)	7,344	(7,293)		47	—		47
Net income (loss)	$(976)	$3,687	$(10,437)		$(7,726)	$(500)		$(8,226)
Basic and diluted net loss per member unit	$(0.10)
Basic and diluted net income per ordinary share, Class A ordinary shares		$0.15
Basic and diluted net income per ordinary share, non-redeemable Class A ordinary shares		$0.15
Basic and diluted net income per ordinary share, Class B ordinary shares		$0.15
Weighted average number of shares outstanding, basic and diluted					123,357,945			104,357,945
Net loss per share, basic and diluted					$(0.06)			$(0.08)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Derived from the audited condensed statement of operations of ONE Nuclear for the period from February 10, 2025 (inception) through December 31, 2025.

(2)	Derived from the audited statement of operations of HVII for the year ended December 31, 2025.

(AA)	Represents an adjustment to eliminate interest earned on cash held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest periods presented.

(BB)	Represents an adjustment to eliminate administrative service fees and officer and consultants fees that will cease at the Business Combination.
(CC)	Represents the effect of the pro forma balance sheet adjustment presented in (D) above for the direct, incremental costs of the Business Combination expected to be incurred by HVII. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the New ONE Nuclear beyond 12 months after the Business Combination.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as ONE Nuclear has been determined to be the accounting acquirer, primarily due to the fact that ONE Nuclear’s equity holders will continue to control the New ONE Nuclear. Under this method of accounting, although HVII will acquire all of the outstanding equity interests of ONE Nuclear in the Business Combination, HVII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ONE Nuclear issuing stock for the net assets of HVII, accompanied by a recapitalization. The net assets of HVII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ONE Nuclear.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination and related transactions occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	HVII’s unaudited balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus; and

●	ONE Nuclear’s unaudited balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	HVII’s unaudited statement of operations for the three months ended March 31, 2026, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	ONE Nuclear’s unaudited statement of operations for the three months ended March 31, 2026, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	HVII’s audited statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	ONE Nuclear’s audited statement of operations for the period from February 10, 2025 (inception) through December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HVII Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that no Public Shareholders of HVII will exercise redemption rights with respect to the HVII Public Shares for a pro rata share of the funds in the Trust Account.

●	Assuming Maximum Redemptions Scenario: This presentation assumes that 19,000,000 HVII Public Shares are redeemed for aggregate redemption payments of $198.6 million, assuming a $10.45 per share redemption price. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

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As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that HVII believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. HVII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the New ONE Nuclear would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the New ONE Nuclear. They should be read in conjunction with the historical financial statements and notes thereto of HVII and ONE Nuclear.

Accounting Policies

Upon consummation of the Business Combination, management of the New ONE Nuclear will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the New ONE Nuclear may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the New ONE Nuclear. Based on its initial analysis, management of the New ONE Nuclear did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. HVII has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. ONE Nuclear and HVII have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statements of operations do not reflect a provision for income taxes or any amounts that would have resulted had the New ONE Nuclear filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the New ONE Nuclear as a result of the Business Combination. Since it is likely that the New ONE Nuclear will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

HVII expects that the redemption event and closing of the Business Combination will both occur during 2026. The shares issued for the closing of the Business Combination will exceed the number of shares redeemed in the maximum redemptions scenario. As such, HVII will not be subject to the 1% Federal excise tax and the pro forma financial statements do not reflect any accrual/payment of such tax under the maximum redemptions scenario.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the New ONE Nuclear’s shares outstanding, assuming the Business Combination occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of HVII Public Shares as of March 31, 2026:

	As of March 31, 2026
(in thousands, except share and per share data)	No Redemption	Maximum Redemptions
Net loss	$(1,736)	$(1,736)
Stockholders’ equity (deficit)	49,429	(142,039)
Weighted average shares outstanding of common stock(1)	123,357,945	104,357,945
Net loss per common share, basic and diluted	$(0.01)	$(0.02)
Book value (deficit) per share	$0.40	$(1.36)

(1)	For the purposes of calculating diluted earnings per share, all the 13,000,000 Earnout Shares should have been assumed to have been issued. However, since this results in anti-dilution, the effect of such issuance was not included in calculation of diluted loss per share.

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EXTRAORDINARY GENERAL MEETING OF HVII

General

HVII is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the HVII Board for use at the HVII Shareholders’ Meeting to be held on [___], 2026, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to HVII’s shareholders on or about [___], 2026 in connection with the vote on the proposals described in this proxy statement/prospectus, for the purposes of Cayman Islands law and HVII Charter. This proxy statement/prospectus provides HVII’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the HVII Shareholders’ Meeting.

Date, Time and Place of the HVII Shareholders’ Meeting

The HVII Shareholders’ Meeting will be held on [___], 2026 at [___] [a.m. / p.m.], Eastern time, via live webcast at the following address [___], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, to consider and vote upon the Proposals, including, if necessary or desirable, the Adjournment Proposal.

Purpose of the HVII Shareholders’ Meeting

At the HVII Shareholders’ Meeting, HVII is asking holders of HVII Ordinary Shares to vote in favor of the following proposals:

●	Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1, pursuant to which, among other things, at the Closing and following the Domestication, Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear being the surviving company of the Merger and ultimately continuing as a direct wholly-owned subsidiary of HVII, and the transaction contemplated thereby.

●	Proposal No. 2 — The “Domestication Proposal” — to consider and vote upon a proposal to approve, by special resolution, of holders of HVII Class B Ordinary Shares, a change in the corporate structure and domicile of HVII, which will be accomplished by continuation of HVII from an exempted company with limited liability incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. The Domestication will be effected prior to the Closing on the date of the Closing by HVII filing a certificate of corporate domestication and the New ONE Nuclear Charter with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, HVII will become a Delaware corporation and in connection with the Business Combination all outstanding securities of HVII will convert into corresponding securities of common stock of New ONE Nuclear.

●	Proposal No. 3 — The “Stock Issuance Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of New ONE Nuclear Common Stock to the ONE Nuclear Members as of immediately prior to the Effective Time.

●	Proposal No. 4 — The “Organizational Documents Proposal” — to consider and vote upon a proposal to approve, by special resolution, and adopt the New ONE Nuclear Charter and the New ONE Nuclear Bylaws to be in effect following the Domestication. The form of each of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

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●	Proposal No. 5A through 5F — The “Advisory Organizational Documents Proposals” — to consider and vote upon six separate governance proposals to approve, in each case by way of special resolution and on a non-binding and advisory basis only, certain material changes between the HVII Charter and the New ONE Nuclear Charter and New ONE Nuclear Bylaws, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures:

○	Proposal No. 5A—Changes to Authorized Share Capital;

○	Proposal No. 5B—Required Vote to Amend Charter;

○	Proposal No. 5C—Director Removal;

○	Proposal No. 5D—Exclusive Forum Provision;

○	Proposal No. 5E—Shareholder Action by Written Consent; and

○	Proposal No. 5F—Removal of Blank Check Company Provisions.

●	Proposal No. 6 — The “Incentive Plan Proposal” — to consider and vote upon a proposal, by way of ordinary resolution, to approve and adopt the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder. The form of the ONE Nuclear Equity Incentive Plan is attached to this proxy statement/prospectus as Annex F.

●	Proposal No. 7 — The “Director Election Proposal” — to consider and vote upon a proposal to elect, by ordinary resolution, seven (7) directors, effective as of the Closing, to serve as Class I, Class II and Class III directors with staggered terms on the board of directors of New ONE Nuclear until the date of the first, second and third annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

●	Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

HVII may not consummate the Business Combination unless each of the Condition Precedent Proposals is approved. Each of the Condition Precedent Proposals is cross conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompany proxy statement/prospectus and is not a condition the approval of any of the Condition Precedent Proposals. The Advisory Organization Documents Proposals consists of non-binding advisory proposals.

Recommendation of the HVII Board with Respect to the Proposals

The HVII Board believes that the Business Combination Proposal and the other Proposals to be presented at the HVII Shareholders’ Meeting are in the best interest of HVII and recommends that HVII’s shareholders vote “FOR” each of the Proposals.

When you consider the recommendation of the HVII Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as an HVII Shareholder. Please see the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Record Date; Who is Entitled to Vote

HVII has fixed the close of business on [___], 2026 as the Record Date for determining the HVII Shareholders entitled to notice of and to attend and vote at the HVII Shareholders’ Meeting, and any adjournments or postponements. HVII’s issued and outstanding HVII Rights do not have voting rights at the HVII Shareholders’ Meeting. As of the close of business on the Record Date, there were [___] HVII Ordinary Shares issued and outstanding and entitled to vote. Each HVII Ordinary Share is entitled to one vote per share.

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Quorum

The holders of at least a majority of the issued and outstanding HVII Ordinary Shares, present in person or by proxy will constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each Proposal, you may vote “FOR,” “AGAINST” OR “ABSTAIN”.

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote and does not attend the HVII Shareholders’ Meeting, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the HVII Shareholders’ Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will result in the relevant shares not being counted in connection with the vote on any Proposal.

Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established but will not be counted in connection with the vote on any Proposal. HVII does not believe there will be any broker non-votes because there are no non-discretionary Proposals.

Vote Required for Approval

The following votes are required for each proposal at the HVII Shareholders’ Meeting:

●	Business Combination Proposal: The Business Combination Proposal must be approved by ordinary resolution under the HVII Charter, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Domestication Proposal: The Domestication Proposal must be approved by special resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Class B Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Stock Issuance Proposal: The Stock Issuance Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Organizational Documents Proposal: The Organizational Documents Proposal must be approved by special resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Advisory Organizational Documents Proposals: Approval of each of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by the affirmative vote of at least two-thirds of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon. A vote to approve each of the Advisory Organizational Documents Proposals is an advisory vote, and therefore, is not binding on HVII or ONE Nuclear or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Organizational Documents Proposals, HVII and ONE Nuclear intend that the New ONE Nuclear Charter and New ONE Nuclear Bylaws, in the forms attached to this proxy statement/prospectus as Annex B and Annex C, respectively, will take effect in connection with the Closing.

●	Incentive Plan Proposal: The Incentive Plan Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

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●	Director Election Proposal: The Director Election Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

●	Adjournment Proposal: The Adjournment Proposal, if presented, must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon.

Voting Your Shares

Each HVII Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of HVII Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are four ways to vote your HVII Ordinary Shares at the HVII Shareholders’ Meeting.

●	You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. The proxy card must be received not less than 48 hours prior to the vote at the HVII Shareholders’ Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the HVII Board “FOR” each of the Proposals. Votes received after a matter has been voted upon at the HVII Shareholders’ Meeting will not be counted.

●	You Can Attend the HVII Shareholders’ Meeting and Vote. If you attend the HVII Shareholders’ Meeting and submit your vote at the HVII Shareholders’ Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the HVII Shareholders’ Meeting will be counted.

●

You can vote over the internet prior to the HVII Shareholders’ Meeting. You may vote by internet until the polls are closed during the HVII Shareholders’ Meeting by visiting [         ] and entering the 12-digit meeting control number that is printed on your proxy card.

●	You can vote over the telephone prior to the HVII Shareholders’ Meeting. You may vote by telephone until the polls are closed during the HVII Shareholders’ Meeting by following the instructions on your proxy card.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the HVII Shareholders’ Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date so that it is received by HVII’s Executive Vice President, Chief Financial Officer and Secretary not less than 48 hours prior to the vote at the HVII Shareholders’ Meeting (which is scheduled to take place on [___], 2026 at [___] [a.m. / p.m.], Eastern time, via live webcast);

●	you may notify Nicholas Geeza, HVII’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (847) 447-8504, by email at ngeeza@hennessycapitalgroup.com or in writing to c/o Hennessy Capital Investment Corp. VII, PO Box 1036, 195 US HWY 50, Suite 207, Zephyr Cove, Nevada 89448 before the HVII Stockholders’ Meeting that you have revoked your proxy;

●	you may revoke your proxy and vote over the internet prior to the HVII Shareholders’ Meeting, as indicated above; or

●	you may attend the HVII Shareholders’ Meeting, revoke your proxy, and vote, as indicated above.

However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your HVII Ordinary Shares, you may call Advantage Proxy, Inc., the proxy solicitor for HVII, by calling at (877) 870-8565; banks and brokers can call collect at (206) 870-8565, or by emailing ksmith@advantageproxy.com.

Vote of HVII’s Officers and Directors and the Sponsor

The Sponsor and HVII’s officers and directors have agreed to vote any HVII Class A Ordinary Shares and HVII Class B Ordinary Shares owned by them in favor of the Business Combination and the Proposals. Currently, the Sponsor and HVII’s officers and directors own approximately 26.26% of the issued and outstanding HVII Ordinary Shares, including all of the HVII Class B Ordinary Shares.

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As of the record date, the Sponsor and HVII’s officers and directors beneficially own an aggregate of approximately 6,833,333 HVII Ordinary Shares. As a result, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any HVII Public Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII Charter, vote their HVII Ordinary Shares at the HVII Shareholders’ Meeting, and also assuming that the parties to the Letter Agreement do not acquire any HVII Public Shares, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares (i) HVII would not need any HVII Public Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved.

Redemption Rights

Pursuant to the HVII Charter, any holders of HVII Class A Ordinary Shares may demand that such shares be redeemed in exchange for a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued HVII Class A Ordinary Shares (the “Redemption Price”); provided that such HVII Shareholders follows the specific procedures for redemption set forth in this proxy statement/prospectus relating to the HVII Shareholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will be cancelled and cease to be outstanding and will represent only the right to receive the Redemption Price. For illustrative purposes, based on funds in the Trust Account of approximately $198.57 million (after giving effect to permitted withdrawals and franchise and income taxes payable) on March 31, 2026, the estimated per share Redemption Price would have been approximately $10.45.

HVII Shareholders may elect to redeem their shares whether or not they are holders as of the Record Date and whether or not they vote for the Business Combination Proposal.

Redemption rights are not available to holders of HVII Rights in connection with the Business Combination.

In order to exercise your Redemption Rights, you must, prior to 5:00 p.m., Eastern time, on [          ], 2026 (two business days before the HVII Shareholders’ Meeting), both:

●	Submit a request in writing that HVII redeem your HVII Class A Ordinary Shares for cash to Odyssey Transfer and Trust Company, HVII’s transfer agent, at the following address:

Odyssey Transfer and Trust Company 2155 Woodlane Drive, Suite 100 Woodbury, MN 55125 Tel: (612) 482-5100 Email: ContactUs@odysseytrust.com

●	Deliver your HVII Class A Ordinary Shares either physically or electronically through DTC to Odyssey. HVII Shareholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is HVII’s understanding that HVII Shareholders should generally allot at least one week to obtain physical certificates from Odyssey. However, HVII does not have any control over this process and it may take longer than one week. HVII Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your HVII Class A Ordinary Shares as described above, your shares will not be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. For the purposes of HVII’s Charter, the exercise of Redemption Rights will be treated as an election to have such HVII Class A Ordinary Shares redeemed for cash.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising Redemption requests and thereafter, with HVII’s consent. If you delivered your HVII Class A Ordinary Shares for redemption to Odyssey and decide within the required timeframe not to exercise your Redemption Rights, you may request that Odyssey return the HVII Class A Ordinary Shares (physically or electronically). You may make such request by contacting Odyssey at the phone number or address listed above.

Prior to exercising Redemption Rights, HVII Shareholders should verify the market price of their HVII Class A Ordinary Shares as they may receive higher proceeds from the sale of their HVII Class A Ordinary Shares in the public market than from exercising their Redemption Rights if the market price per HVII Class A Ordinary Shares is higher than the Redemption Price. HVII cannot assure you that you will be able to sell your HVII Class A Ordinary Shares in the open market, even if the market price per HVII Class A Ordinary Shares is higher than the Redemption Price stated above, as there may not be sufficient liquidity in the New ONE Nuclear Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your HVII Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive the Redemption Price. You will no longer own those HVII Class A Ordinary Shares. You will be entitled to receive cash for these HVII Class A Ordinary Shares only if you properly demand Redemption.

If the Business Combination Proposal is not approved and HVII does not consummate an initial business combination within the Completion Window or obtain the approval of HVII Shareholders to extend the deadline for HVII to consummate an initial business combination, HVII will be required to dissolve and liquidate and the HVII Rights will expire worthless.

Holders of HVII Units must separate the underlying HVII Class A Ordinary Shares and HVII Rights prior to exercising Redemption Rights with respect to the HVII Class A Ordinary Shares.

If you hold HVII Units registered in your own name, you must deliver the certificate for such HVII Units to Odyssey with written instructions to separate such HVII Units into HVII Class A Ordinary Shares and HVII Rights. This must be completed far enough in advance to permit the mailing of the HVII Class A Ordinary Shares certificates back to you so that you may then exercise your Redemption Rights upon the separation of the HVII Class A Ordinary Shares from the HVII Units.

Notwithstanding the foregoing Redemption Rights, an HVII Shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding HVII Class A Ordinary Shares sold in the IPO. The Sponsor and HVII’s officers and directors have agreed to waive their redemption rights in connection with the Business Combination with respect to any HVII Class A Ordinary Shares they may hold. HVII Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Odyssey will typically charge the tendering broker $100, and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Appraisal Rights

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the HVII Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Shareholders of HVII Ordinary Shares may have appraisal rights under the Cayman Islands Companies Act, subject to statutory limitations described under this section.

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Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Shareholders of HVII Ordinary Shares who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Proxy Solicitation

HVII is soliciting proxies on behalf of the HVII Board. This solicitation is being made by mail but also may be made by telephone or in person. HVII and HVII’s directors and officers may also solicit proxies in person, by telephone or by other electronic means. HVII will bear the cost of the solicitation.

HVII has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. HVII will pay that firm a fee of $12,500 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.

HVII will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HVII will reimburse them for their reasonable expenses.

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THE BUSINESS COMBINATION

The Background of the Business Combination

The Business Combination with ONE Nuclear is a result of a thorough search for a potential transaction using the extensive network and investing and operating experience of HVII’s management team and the HVII Board. The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of HVII and ONE Nuclear. The following is a brief discussion of the background of these negotiations and the terms of the Business Combination.

Timeline of the General Search Process

HVII is a blank check company incorporated as a Cayman Islands exempted company on September 27, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Hennessy Capital Group, LLC, a Delaware limited liability company (“HCG”), is the sole managing member of the Sponsor. Daniel J. Hennessy, HVII’s Chairman and Chief Executive Officer, and Thomas D. Hennessy, HVII’s President and Chief Operating Officer and Director, are the managing members of HCG.

In January 2025, HVII completed its IPO of 19,000,000 HVII Units, which included 1.5 million HVII Units sold pursuant to the partial exercise of the IPO underwriters’ over-allotment option), each HVII Unit consisting of one HVII Class A Ordinary Share and one HVII Right, generating total gross proceeds of $190,000,000. Substantially concurrently with the closing of the IPO, HVII consummated the private placement of 690,000 Private Placement Units at a price of $10.00 per Private Placement Unit to the Sponsor and the IPO underwriters, generating gross proceeds of $6,900,000. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor and 190,000 Private Placement Units were purchased by the IPO underwriters.

Prior to the consummation of the IPO, neither HVII, nor its directors, officers, or anyone on its behalf, selected any specific target business or initiated any discussions, directly or indirectly, with any target business with respect to a transaction with HVII. While HVII may pursue an acquisition opportunity in any business, industry, sector or geographical location, HVII focused its search on target businesses that would satisfy the criteria set forth in HVII’s final prospectus for the IPO (as described in the section of this proxy statement/prospectus entitled “Business Of HVII and Certain Information About HVII — Acquisition Criteria”), which included target businesses that (i) have an expected aggregate enterprise value of $500 million or greater, (ii) operate in large addressable markets within the industrial technology and energy transition sectors, (iii) are poised for scalable, sustainable growth with distinct intellectual property and highly defensible, differentiated technology, (iv) have an experienced management team and (v) and would benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

From the IPO closing date through the execution of the Business Combination Agreement on October 22, 2025, HVII’s management team considered a number of potential target companies with the objective of consummating an acquisition. Representatives of HVII contacted, and were contacted by, a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the industrial technology and energy transition sectors. HVII’s management team identified potential acquisition targets through multiple channels, including (i) proprietary relationships with founders and institutional investors, (ii) proactive outbound outreach by HVII’s management team to companies that HVII’s management team identified as potentially meeting HVII’s acquisition criteria, (iii) introductions from investment banks with whom HVII’s management team had longstanding relationships, (iv) inbound inquiries from companies and their representatives seeking to explore a potential De-SPAC transaction and (v) re-engagement with companies that HVII’s management team or affiliates of the Sponsor had previously evaluated in connection with prior SPAC vehicles or growth equity investment activities. Upon identifying a potential target, HVII’s management team would typically conduct an initial introductory call with the target company’s management team to understand the company’s business model, growth strategy, competitive positioning and interest in pursuing a potential De-SPAC business combination. If the initial discussions indicated a potential fit based on the criteria set forth in HVII’s final prospectus for the IPO and a potential path to successfully closing a De-SPAC business combination, the parties would enter into a non-disclosure agreement, following which HVII would receive access to the target company’s virtual data room to commence initial due diligence. HVII’s management team would then conduct a preliminary review of available financial, commercial and technical information. To the extent HVII’s management team determined, following such initial due diligence, that the target company continued to meet HVII’s acquisition criteria and there was continued mutual interest, HVII would submit a non-binding indication of interest to the target company outlining proposed deal terms, HVII’s positioning as a SPAC partner and additional background on Hennessy Capital’s platform and track record in order to enable further discussions regarding a potential business combination. As part of its evaluation of potential acquisition targets, HVII’s management and the HVII Board discussed the status of HVII management’s and its representatives’ discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when HVII was evaluating various acquisition targets. HVII’s management team compiled a list of high priority potential targets and continuously updated and maintained this list throughout its search process.

During that period, HVII’s management team and representatives of HVII:

●	identified and evaluated over 160 potential acquisition target companies (including ONE Nuclear);

●	completed meaningful reviews of 37 different opportunities in the industrial technology, energy transition and nuclear energy generation sectors (including ONE Nuclear);

●	entered into non-disclosure agreements with 42 potential acquisition targets (including ONE Nuclear);

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●	provided an initial non-binding indication of interest to 10 potential acquisition targets or their representatives (including ONE Nuclear); and

●	submitted a non-binding letter of intent with respect to one potential acquisition target (i.e., ONE Nuclear).

HVII’s management team reviewed the potential opportunities, including the Business Combination, based on the same criteria set forth in HVII’s final prospectus for the IPO and other relevant considerations, factors and criteria. HVII’s management team did not pursue a potential transaction with the other potential acquisition targets, including each of the other potential acquisition targets for which HVII provided an initial non-binding indication of interest, for a variety of factors, including the inability to reach a valuation that was acceptable to both sides, mutual decisions to pursue potential alternative transactions, concerns regarding certain targets’ readiness to operate as a public company, concerns regarding certain targets’ ability to complete a business combination within the timeframe required by HVII’s organizational documents or such targets’ level of commitment to the process and timeline necessary to consummate a De-SPAC transaction, concerns regarding certain targets’ technology readiness levels or commercial viability, the absence of a sufficiently differentiated business model or intellectual property position, limited scalability of certain targets’ business plans, the quality and depth of certain targets’ management teams relative to the complexity of the business opportunity, and, in certain cases, structural or timing constraints that made a SPAC business combination impracticable. In each case, HVII’s management team concluded that the alternative target did not present as compelling an opportunity as ONE Nuclear when evaluated against the totality of the acquisition criteria set forth in HVII’s final prospectus for the IPO.

HVII decided to pursue a combination with ONE Nuclear because it determined that ONE Nuclear represented a compelling opportunity based upon ONE Nuclear’s dual natural gas and nuclear power generation development strategy, strong commercial relationships, experienced and committed management team and the significant anticipated growth in global electricity consumption and demand, especially for low-carbon baseload power. For additional details about the HVII Board’s reasons for approving the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination — The HVII Board of Directors’ Reasons for the Approval of the Business Combination.”

HVII and its advisors determined that the other alternative business combination targets were less suitable than ONE Nuclear when taking into account their management teams, strategies, business prospects, structures, valuations and likelihood of execution.

Timeline of the Business Combination

The following chronology summarizes the key meetings and events that led to the execution of the LOI (as defined below) and Business Combination Agreement and other ancillary agreements with ONE Nuclear, but it does not purport to describe all correspondence or communications among representatives of HVII, ONE Nuclear and the other parties involved in the business combination search and negotiation.

During early 2025, ONE Nuclear reviewed and evaluated its opportunities and alternatives for financing development of its initial sites. Such opportunities and alternatives included, among other things, a business combination with a SPAC to raise equity financing and to provide ONE Nuclear with greater access to debt and equity sources in the future. On March 13, 2025, ONE Nuclear engaged B. Riley Securities, Inc. (“B. Riley”) as its financial advisor, and ONE Nuclear and B. Riley agreed to contact SPACs to evaluate the terms of a potential business combination. As compensation for B. Riley’s services, B. Riley is entitled to receive a cash transaction fee payable upon closing of the Business Combination equal to 2% of the aggregate transaction value, which includes the Business Combination.

On May 28, 2025, Mr. Chad Ritchie, Managing Director at B. Riley, contacted Mr. Daniel J. Hennessy, HVII’s Chairman and Chief Executive Officer, regarding ONE Nuclear and the opportunity to take ONE Nuclear public through a De-SPAC transaction. Mr. Ritchie and the B. Riley team were familiar with Mr. Daniel Hennessy because Hennessy Capital is a serial SPAC sponsor and has actively reviewed opportunities in the industrial technology, energy transition and nuclear energy generation sectors in connection with prior SPACs, and Mr. Daniel Hennessy was familiar with the B. Riley team from its financial advisory work on numerous SPAC transactions.

On May 29, 2025, HVII and ONE Nuclear executed a non-disclosure agreement, and HVII received access to the ONE Nuclear investor presentation and virtual dataroom. The HVII management team commenced initial due diligence and review of the virtual data room. ONE Nuclear continued to update the virtual dataroom with additional diligence materials until the execution of the Business Combination Agreement.

On June 3, 2025, Richard Taylor, Co-Founder, Chairman and Chief Executive Officer of ONE Nuclear, Robert Carilli, Co-Founder and Chief Strategy Officer of ONE Nuclear, Kevin Dowd, Co-Founder and Chief Operating Officer of ONE Nuclear, and representatives of B. Riley presented an overview of the ONE Nuclear business model, business plan, partnerships and industry demand to Mr. Daniel Hennessy, Mr. Thomas Hennessy, Mr. Nick Geeza and Ms. Megan Cai, a Vice President of HVII, as representatives of HVII.

On June 12, 2025, Ms. Cai, on behalf of HVII, participated in a videoconference with Messrs. Taylor, Carilli and Dowd of ONE Nuclear, as well as representatives from B. Riley, to review and discuss in further detail ONE Nuclear’s business model and historical financial statements.

On June 20, 2025, representatives of B. Riley held a videoconference with HVII’s management team to discuss updates with respect to ONE Nuclear’s business plans, questions HVII had about ONE Nuclear, and the HVII management team’s preliminary assessment of the ONE Nuclear opportunity based on information provided and reviewed.

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On June 23, 2025, HVII submitted a non-binding letter of intent to ONE Nuclear, providing for the following terms:

●	a pre-money equity valuation of ONE Nuclear of $1.75 billion, not subject to any adjustment for cash, debt, working capital, transactions expenses or otherwise (but subject to a commitment to manage working capital in the ordinary course of business consistent with past practice), payable entirely in common shares valued at the Redemption Price at the time of closing of the Business Combination (which valuation was based on a review of other pre-commercial industry peers with public (or publicly announced) market valuations, including the following: Oklo Inc. (NYSE: OKLO) ($9.7 billion), NuScale Power Corp. (NYSE: SMR) ($11.5 billion), Nano Nuclear Energy Inc. (NASDAQ: NNE) ($1.8 billion), Terra Innovatum Global N.V. (NASDAQ: NKLR) ($0.5 billion) and Terrestrial Energy Inc. (NASDAQ: IMSR) ($0.9 billion), in each case as of June 19, 2025, and in the case of each of Terra Innovatum and Terrestrial Energy, based on the implied valuation from its publicly announced De-SPAC business combination (which was pending as of such date, but subsequently completed on October 9, 2025 and October 28, 2025, respectively));

●	a minimum gross cash closing condition of $25 million (prior to all fees and expenses), waivable solely by ONE Nuclear;

●	customary lock-up provisions, including a 180-day post-closing lock-up for all ONE Nuclear Members and holders of Founder Shares;

●	customary registration rights for certain shareholders of the combined company in a form to be mutually agreed upon between the parties;

●	each of ONE Nuclear and HVII would be responsible for all of their expenses prior to the Closing and the combined company would pay all transaction expenses at the Closing from cash sources available to the combined company;

●	completion of ONE Nuclear’s PCAOB audits prior to August 31, 2025;

●	a three-class staggered board of directors of the combined company, of which ONE Nuclear would have the right to designate five of the initial directors, with two additional independent initial directors to be nominated by HVII (subject to ONE Nuclear’s reasonable approval); and

●	a binding mutual exclusivity provision for 45 days, with an automatic extension of 30 additional calendar days if neither party provided written notice of termination to the other party prior to expiration.

On June 27, 2025, Mr. Daniel Hennessy, Mr. Thomas Hennessy, Mr. Nick Geeza and Ms. Megan Cai of HVII held a videoconference with Messrs. Taylor, Carilli and Dowd of ONE Nuclear and representatives of B. Riley to discuss the terms of HVII’s draft letter of intent, the proposed transaction structure, process and valuation.

On June 30, 2025, B. Riley held a videoconference with HVII’s management team to address HVII’s follow-up due diligence questions regarding ONE Nuclear’s business model and plans, including with respect to the technology of, and ONE Nuclear’s commercial relationship with, Rolls-Royce SMR.

On July 9, 2025, Mr. Daniel Hennessy, Mr. Thomas Hennessy, Mr. Nick Geeza and Ms. Megan Cai of HVII held a videoconference with Messrs. Taylor, Carilli and Dowd of ONE Nuclear and representatives of B. Riley to discuss the terms of HVII’s June 23, 2025 draft letter of intent, including a reduction in the pre-money equity valuation to $1 billion and the potential addition of an earnout structure. The revised pre-money equity valuation reflected the parties’ agreement that a $1 billion valuation for ONE Nuclear at closing, coupled with a post-closing earnout, would better facilitate the combined company securing a greater amount of cash at the Closing by making the proposed business combination more attractive both to potential investors in the PIPE Investment and to current HVII Shareholders who might otherwise exercise their Redemption Rights. The reduction from the initial $1.75 billion pre-money equity valuation proposed in the June 23, 2025 draft letter of intent to a $1.0 billion pre-money equity valuation was a product of the ongoing negotiation process between the parties and reflected several considerations discussed during the June 27, 2025, June 30, 2025 and July 9, 2025 videoconferences, including the structure of the consideration to be paid to the ONE Nuclear Members (i.e., shifting a portion of the upfront consideration at closing to a post-closing contingent earnout, and the size and terms of such earnout), the anticipated market reaction from potential PIPE investors and public shareholders, positioning the combined company to successfully raise PIPE capital at closing and access the public capital markets post-closing, the status of ONE Nuclear’s operations and relationships with Rolls-Royce SMR and other key commercial partners and the overall macroeconomic environment (including ongoing tariff and trade-related volatility). In particular, HVII’s management team proposed, and ONE Nuclear agreed, that structuring the transaction with a lower upfront valuation partially offset by a performance-based earnout would better align the long-term incentives of the ONE Nuclear Members with those of existing HVII Shareholders and future public investors. By shifting a portion of the total potential consideration into an earnout, the revised structure would reward the ONE Nuclear Members for creating long-term shareholder value while reducing the initial dilution to existing HVII Shareholders. HVII’s management team also believed the revised valuation and structure would be viewed more favorably by potential PIPE investors and would reduce the risk of significant shareholder redemptions by presenting a more conservative entry valuation. ONE Nuclear’s management team agreed that this revised structure was in the best long-term interests of the combined company, as it would enhance the combined company’s ability to raise capital at closing and position the combined company for stronger post-closing capital markets support.

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On July 10, 2025, HVII sent B. Riley and ONE Nuclear a proposed earnout structure of up to an additional 13.0 million shares of the combined company, one-third of which would be earned upon the achievement during the three-year period following the Closing of the combined company’s share price being greater than or equal to each of the three following share price thresholds: $12.50, $15.00 and $17.50. B. Riley confirmed on July 11, 2025 that the ONE Nuclear team was pleased with the proposed earnout structure and requested that HVII update its non-binding letter of intent accordingly.

On July 18, 2025, HVII submitted a revised non-binding letter of intent to B. Riley and ONE Nuclear based on feedback received during the June 27, 2025 and July 9, 2025 videoconferences. The revised letter of intent provided for the following changes to the June 23, 2025 draft, among others:

●	reducing the pre-money equity valuation of ONE Nuclear to $1.0 billion;

●	adding an earnout providing for the issuance to the ONE Nuclear Members of up to an additional 13.0 million shares of the combined company, one-third of which would be earned upon the achievement during the three-year period following the Closing of the combined company’s share price being greater than or equal to each of the three following share price thresholds: $12.50, $15.00 and $17.50; and

●	increasing the minimum gross cash closing condition to $50 million.

On July 21, 2025, B. Riley (on behalf of ONE Nuclear) submitted a revised letter of intent (the “LOI”) to HVII, which provided for the following changes to HVII’s July 18, 2025 draft letter of intent, among others:

●	the $50 million minimum cash condition would be net of transaction fees and expenses, including any PIPE fees and expenses (the “Minimum Cash Condition”);

●	completion of ONE Nuclear’s PCAOB audits prior to September 30, 2025; and

●	up to 5% of the shares to be issued to ONE Nuclear Members would not be subject to the lock-up solely for the purpose of serving as collateral on loans or margin accounts.

On July 23, 2025, HVII and ONE Nuclear executed the LOI.

Beginning July 24, 2025 through the execution of the Business Combination Agreement, representatives of HVII, ONE Nuclear, B. Riley, CCM, financial advisor to HVII, Sidley Austin LLP, legal counsel to HVII (“Sidley”), and Nelson Mullins Riley & Scarborough LLP, legal counsel to ONE Nuclear (“Nelson Mullins”), met regularly with bi-weekly meetings to discuss various topics, including ONE Nuclear’s business and strategy updates, transaction and documentation status, due diligence matters and marketing and communications strategies.

During August 6, 2025 on August 7, 2025, Mr. Daniel Hennessy, Mr. Thomas Hennessy, Mr. Geeza, Ms. Cai and Mr. Grant Allen, a director of HVII, Messrs. Brandon Sun and Thomas Deloache, as the representatives of CCM, Messrs. Taylor, Carilli and Dowd, as representatives of ONE Nuclear, and Messrs. Chad Ritchie and Dominic Riley, as the representatives of B. Riley, met for multiple in-person meetings in Miami, Florida, which included a detailed management presentation by ONE Nuclear’s management team, various discussions regarding ONE Nuclear’s business plan, commercial due diligence, investor presentation, marketing efforts and strategy, financing options, potential process timeline and business combination documentation and workstreams.

On August 14, 2025, representatives of Sidley and Nelson Mullins met via videoconference to discuss preliminary legal topics, including legal due diligence and transaction structuring.

On August 18, 2025, HVII engaged Teneo Strategy LLC (“Teneo”) to assist HVII with conducting industry and commercial due diligence on the nuclear SMR industry and ONE Nuclear.

On August 25, 2025, HVII and ONE Nuclear amended the LOI to extend the exclusivity period until September 30, 2025. Also on August 25, 2025, Nelson Mullins delivered an initial draft of the Business Combination Agreement to HVII and Sidley.

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On August 29, 2025, Nelson Mullins and Sidley met telephonically to discuss issues related to the draft Business Combination Agreement.

On September 5, 2025, Sidley sent Nelson Mullins a revised draft of the Business Combination Agreement, which provided for the following material modifications, among others: (i) making the Minimum Cash Condition a mutual closing condition, (ii) splitting filing fees related to the Business Combination evenly between ONE Nuclear and HVII, (iii) expanding the representations made by ONE Nuclear and narrowing the representations made by HVII, (iv) narrowing exceptions to ONE Nuclear’s interim operating covenants, (v) with respect to ONE Nuclear’s and HVII’s closing conditions, revising the “bring-down” standard for certain representations and warranties of ONE Nuclear and HVII, (vi) adding a mutual termination right if the HVII Shareholders fail to approve the Business Combination, (vii) adding an outside date of December 31, 2025, with an automatic extension to March 31, 2026 if certain PIPE Investment subscription agreements are executed by December 31, 2025, and (viii) adding a termination right for HVII if ONE Nuclear’s audited financial statements are not delivered by October 31, 2025.

On September 10, 2025, Mr. Taylor, on behalf of ONE Nuclear, gave a management presentation to the HVII Board about ONE Nuclear’s business plan, including an illustrative timeline of developments, near-term natural gas electricity generation focus, various commercial relationships, the state of SMR technology and discussions with Rolls-Royce SMR, ONE Nuclear’s primary SMR technology provider. Mr. Taylor also answered questions from members of the HVII Board relating to ONE Nuclear’s business.

On September 16, 2025, Nelson Mullins sent Sidley a revised draft of the Business Combination Agreement, which provided for the following material modifications, among others: (i) making HVII solely responsible for payment of all filing fees related to the Business Combination and (ii) making the Minimum Cash Condition a unilateral closing condition in favor of ONE Nuclear.

On September 17, 2025, Nelson Mullins delivered the initial draft of the ONE Nuclear disclosure schedules to Sidley, which were periodically updated and supplemented through the execution of the Business Combination Agreement.

On September 18, 2025, the HVII Board held a meeting and received presentations about the findings from the due diligence reviews conducted by HVII and its advisors, including Teneo, Lockton Companies Inc. (“Lockton”), HVII’s adviser with respect to insurance matters, and Sidley. The Teneo presentation summarized key findings from Teneo’s discussions with key ONE Nuclear commercial partners (excluding Rolls-Royce SMR) and certain key business risks presented by ONE Nuclear’s strategy. During this meeting, Sidley provided an overview to the HVII Board regarding key terms of the draft Business Combination Agreement and the key open issues. CCM also delivered a presentation on the valuation of ONE Nuclear compared to comparable public companies with a significant focus on SMRs.

On September 19, 2025, Nelson Mullins distributed an initial draft of the Member Support Agreement to Sidley, which draft was further negotiated prior to the signing of the Business Combination Agreement to provide for customary updates to certain representations and covenants.

On September 20, 2025, Sidley sent Nelson Mullins a revised draft of the Business Combination Agreement, which provided for the following material modifications, among others: (i) setting November 15, 2025 as the deadline for delivery of ONE Nuclear’s PCAOB audited financial statements, (ii) making the Minimum Cash Condition a mutual condition, (iii) extending the outside date to March 31, 2026, while adding a termination right that would allow either party to terminate the Business Combination Agreement after December 31, 2025 if certain PIPE Investment subscription agreements have not been executed by such date, and (iv) splitting filing fees related to the Business Combination evenly between ONE Nuclear and HVII.

On September 25, 2025, Mr. Daniel Hennessy met in-person with Coen Weddepohl, the Chief Financial Officer of ONE Nuclear, and discussed ONE Nuclear’s business plan and strategy and commercial relationships.

On September 26, 2025, Nelson Mullins sent Sidley a revised draft of the Business Combination Agreement, which provided for the following material modifications, among others: (i) making HVII solely responsible for payment of all filing fees related to the Business Combination, (ii) making the Minimum Cash Condition a unilateral closing condition in favor of ONE Nuclear, and (iii) removing the mutual termination right if certain PIPE Investment subscription agreements have not been executed by December 31, 2025.

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On September 30, 2025, HVII and ONE Nuclear amended the LOI to extend the exclusivity period until October 17, 2025.

On October 8, 2025, the HVII Board held a meeting at which CCM presented an update on capital market conditions and the market reaction to other pending De-SPAC business combinations with SMR-focused targets that were anticipated to close in the near-term and to the recently completed Fermi Inc. initial public offering. Additionally, Mr. Taylor presented an update on the ONE Nuclear business model and plans, including efforts to strengthen commercial relationships with multiple SMR providers beyond Rolls-Royce SMR in order to expand ONE Nuclear’s supplier options. Additionally, representatives from Teneo presented on the electricity generation market, focusing on gas and nuclear generation, and Sidley provided an update regarding the Business Combination Agreement and key open issues.

On October 15, 2025, representatives of HVII and B. Riley (on behalf of ONE Nuclear) met via videoconference to discuss the key open issues in the Business Combination Agreement, and they agreed to remove the Minimum Cash Condition and the mutual termination right for failure to enter into certain PIPE Investment subscription agreements by December 31, 2025 in order to increase closing certainty, and on October 17, 2025, Sidley sent Nelson Mullins a revised draft of the Business Combination Agreement reflecting these updates.

On October 17, 2025, HVII and ONE Nuclear amended the LOI to extend the exclusivity period until October 24, 2025.

Between October 17, 2025 and October 22, 2025, representatives of Sidley and Nelson Mullins participated in numerous conference calls and exchanged multiple drafts of the Business Combination Agreement, Sponsor Support Agreement, form of A&R Registration Rights Agreement and form of Lock-Up Agreement. The final material points negotiated in the Business Combination Agreement included: (i) setting December 31, 2025 as the deadline for delivery of ONE Nuclear’s PCAOB audited financial statements and (ii) extending the outside date to April 30, 2026.

On October 21, 2025, Teneo conducted a commercial due diligence call with Rolls-Royce SMR.

On October 22, 2025, the HVII Board met and representatives from CCM, Teneo, Lockton and Sidley provided final due diligence updates, and HVII’s management team discussed the final updates to the investor presentation. At the meeting, Sidley also presented to the HVII Board the proposed final terms of the Business Combination Agreement, including forms of the A&R Registration Rights Agreement and Lock-Up Agreement, Sponsor Support Agreement and Member Support Agreement, and upon conclusion of the presentation, the HVII Board (including all independent directors) unanimously approved and adopted the proposed Business Combination Agreement, Sponsor Support Agreement, Member Support Agreement and all other transactions and transaction documents contemplated thereby.

Later on October 22, 2025, the parties executed the Business Combination Agreement, the Sponsor Support Agreement and the Member Support Agreement.

Before the market opened on October 23, 2025, HVII and ONE Nuclear issued a joint press release announcing the parties’ entrance into the agreements. Shortly afterwards, HVII filed a Current Report on Form 8-K with the SEC, which included the joint press release, the investor presentation, the Business Combination Agreement (and related exhibits), Sponsor Support Agreement and Member Support Agreement.

On November 14, 2025, HVII signed an engagement letter with CCM to formalize its engagement of CCM in connection with the Business Combination, pursuant to which CCM agreed to act as a non-exclusive financial advisor in connection with HVII’s initial business combination (including the Business Combination) and capital markets advisor and placement agent in connection with any private placement of equity, debt or convertible securities or other capital raising transaction by HVII (including the PIPE Investment). As compensation for CCM’s services, CCM is entitled to receive (i) a $500,000 cash transaction fee payable upon the closing of HVII’s initial business combination (subject to dollar-for-dollar reduction to the extent CCM’s Deferred Underwriting Commission is in excess of $2.0 million); (ii) 150,000 common shares (or equivalent equity) of the publicly listed post-business combination company (to be issued upon closing of HVII’s initial business combination); and (iii) 5.0% of the gross proceeds raised from investors or other third parties identified by CCM and received by HVII or the target upon closing of the PIPE Investment or other capital raising transaction.

On December 19, 2025, ONE Nuclear entered into a promissory note (the “Promissory Note”) with HVII providing for loan advances up to an aggregate principal amount of $300,000. The proceeds from these advances are restricted solely for the payment of third-party legal, accounting, and audit services.

On February 18, 2026, ONE Nuclear and B. Riley entered into an amended and restated engagement letter that fixed the transaction fee for the Business Combination at $12 million, with certain amounts deferred depending on the proceeds retained by New ONE Nuclear from the Trust Account and the PIPE Investment after the Closing, including a deferral of up to 100% of the amount payable. The revised engagement letter also required that any amounts deferred must be repaid through a committed equity facility with B. Riley or one of its affiliates following the Closing.

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending (1) the Business Combination Agreement to extend the Outside Date from April 30, 2026 to June 30, 2026 and (2) the Promissory Note to extend the Maturity Date (as defined below) from March 31, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending (1) the Business Combination Agreement to extend the Outside Date from June 30, 2026 to August 15, 2026 and (2) the Promissory Note to extend the Maturity Date (as defined below) from June 30, 2026 to August 15, 2026.

The HVII Board of Directors’ Reasons for the Approval of the Business Combination

Before unanimously approving the Business Combination Agreement and the Transactions and determining that the Transactions are in the best interests of HVII and its shareholders, the HVII Board reviewed the results of the due diligence conducted by its management team and HVII’s advisors, which included:

●	research on comparable companies and transactions within the industrial technology, energy transition and nuclear energy generation sectors;

●	research on the natural gas and nuclear energy generation sectors within the United States, including industry trends, cycles, market growth opportunities, short- and long-term demand drivers, recent and expected technological developments and projections, including meaningful reviews by HVII’s management team of approximately 20 different opportunities in the industrial technology, energy transition and nuclear energy generation sectors;

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●	extensive meetings and calls with ONE Nuclear’s management team and its representatives regarding, among other matters, ONE Nuclear’s planned operations, business plan, expected and potential commercial counterparties, pipeline opportunities, go-to-market strategy, nuclear technology options and strategies, regulatory overlay and operational, financing and developmental risks; and ONE Nuclear’s capital requirements, financial plan and financial prospects;

●	review of ONE Nuclear’s regulatory matters, personnel, strategic collaboration agreements and commercial opportunities;

●	consultation with legal and financial advisors and industry experts; and

●	extensive third-party due diligence, including commercial due diligence with ONE Nuclear’s planned commercial partners, industry assessments of the natural gas and nuclear energy generation sectors in the United States and customary confirmatory due diligence, including financial and accounting, legal, tax, and risk management due diligence.

In approving the Business Combination Agreement and the Transactions, the HVII Board determined not to obtain a third-party valuation or fairness opinion. The officers and directors of HVII have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of HVII’s financial advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, HVII’s officers, directors and advisors have substantial experience with public and private mergers and acquisitions, including multiple prior De-SPAC transactions completed by HVII’s management team.

The HVII Board considered a wide variety of factors in connection with its evaluation of the Transactions. In light of the complexity of those factors, the HVII Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the HVII Board may have given different weight to different factors in reaching the directors’ respective decisions. This explanation of the HVII Board’s reasons for approving the Transactions, and all other information presented in this section, is not intended to be exhaustive but includes all material factors considered by the HVII Board and is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Further, the final prospectus for the IPO identified the general criteria and guidelines that HVII believed would be important in evaluating prospective target businesses, although HVII also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The HVII Board considered these criteria in its evaluation of ONE Nuclear and the Business Combination, which include identifying companies that (i) have an expected aggregate enterprise value of $500 million or greater, (ii) operate in large addressable markets within the industrial technology and energy transition sectors, (iii) are poised for scalable, sustainable growth with distinct intellectual property and highly defensible, differentiated technology, (iv) have an experienced management team and (v) would benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

In considering the Transactions, the HVII Board considered the following material positive factors, which are not necessarily presented in the order of relative importance:

●	Dual Natural Gas and Nuclear Power Generation Development Strategy. ONE Nuclear plans to develop energy parks using multiple fuel sources, which is expected to position ONE Nuclear for scalable, sustainable growth. In particular, ONE Nuclear plans to supplement its long-term nuclear power generation with near-term natural gas power generation. By pursuing natural gas generation, ONE Nuclear expects to accelerate its cash flow generation and strengthen its competitive position while concurrently pursuing longer-term nuclear generation opportunities. ONE Nuclear has a strong commercial relationship with Rolls-Royce SA, a vendor of natural gas power generators, and ONE Nuclear plans to install gigawatt scale natural gas generation capacity to provide power output and projected revenue in 2028, ahead of commissioning of nuclear power generation facilities.

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●	Commercial Relationships. The ONE Nuclear management team has actively worked to establish commercial relationships and framework agreements with key industry participants, including Rolls-Royce SA in connection with future orders of natural gas generators, FutureWorx and Black & Veatch, who bring decades of nuclear, engineering, procurement and construction (EPC), and project-finance expertise and a track record of executing and delivering on complex energy projects, and a global energy company for offtake and market access. ONE Nuclear further has active engagements with multiple leading nuclear SMR technologies in order to secure access, licensing readiness and deployment flexibility across multiple reactor designs.

●	Differentiated Platform with Strong Pipeline of Operational Sites, Including Access to First Two Priority Development Sites. ONE Nuclear’s management team actively works with a diverse array of pipeline sources to identify numerous potential development sites. Once a potential development site is identified, the ONE Nuclear management team analyzes the site with its proprietary screening criteria. ONE Nuclear has identified over 75 potential operational sites, including ten (10) that the ONE Nuclear management team has internally classified as priority sites. As of the date of the Business Combination Agreement, ONE Nuclear had negotiated certain access to its first two priority development sites, one in East Texas and one in West Oklahoma, and ONE Nuclear’s management team was targeting approximately one gigawatt of natural gas power generation at each site by 2028 and up to an aggregate of approximately three gigawatts of additional nuclear power generation by 2034.

●	Multi-Technology Nuclear Strategy. The ONE Nuclear management team has commercial relationships with multiple nuclear technology developers, including a multi-year relationship with one technology vendor, and ONE Nuclear’s management team actively monitors technology developments in the nuclear power generation industry. ONE Nuclear plans to work with multiple nuclear technology providers, which will position ONE Nuclear to select the optimal technology for its various future customers and sites.

●	ONE Nuclear will Benefit Substantially from Being a Public Company. The Business Combination is expected to provide growth capital and enhance ONE Nuclear’s public profile with potential capital sources and other key partners, and ONE Nuclear expects its status as a public company to provide broader access to both debt and equity capital for the future development of its priority sites, beginning with its first two identified development sites.

●	Experienced and Committed Management Team. ONE Nuclear’s management team has extensive industry experience in the energy sector and backgrounds in operations, entrepreneurship, business development, finance, investment, technology and risk management through senior leadership positions at companies ranging from start-ups to BP, one of the world’s largest energy companies. The ONE Nuclear management team intends to continue with New ONE Nuclear following the Closing. For additional information regarding ONE Nuclear’s executive officers, see “Board of Directors and Management of New ONE Nuclear Following Business Combination.”

●	Growth in Electricity Consumption and Demand. Numerous third-party industry sources project strong growth in the consumption and demand for electricity, including as a result of the structural tailwinds of hyperscaler expansion, AI data center growth and rising global energy needs. Additionally, estimates of long-term demand for nuclear electricity generation exceed current publicly-announced planned capacity.

●	Growing Global Support for Nuclear, including Small Modular Reactors’ Potential to Play a Large Role. Nuclear power, and specifically small modular reactors, are expected to play a significant role in the future of energy because of the safety profile of small reactors versus traditional large scale nuclear reactors, as well as the ability of small reactors to scale and provide a reliable source of carbon-free power. In May 2025, President Trump issued multiple executive orders aimed at promoting nuclear power generation.

●	Bipartisan Political Support for Nuclear Energy Sources. The support for advanced nuclear solutions currently spans both sides of the political aisle, despite an otherwise generally polarized domestic political landscape, which is expected to provide more stable support for a favorable regulatory environment for nuclear power generation.

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●	Attractive Market Valuation Compared to Publicly-Traded Industry Peers. The HVII Board, in consultation with its financial advisor, considered the favorable valuation of ONE Nuclear implied by the Business Combination compared to other pre-commercial industry peers with public (or publicly announced) market valuations. In particular, the HVII Board considered that Fermi Inc. (NASDAQ: FRMI), a peer developer of baseload, multi-fuel energy generation also seeking funding to develop its initial site, had a market valuation of $12.9 billion as of October 21, 2025, compared to a pre-money equity value implied by the Business Combination of $1 billion for ONE Nuclear. Similarly, the HVII Board compared the implied valuation of ONE Nuclear to the public market valuations for other pre-commercial publicly-traded companies focused on SMR technology, which consisted of Oklo Inc. (NYSE: OKLO) ($20.4 billion), NuScale Power Corp. (NYSE: SMR) ($10.9 billion), Nano Nuclear Energy Inc. (NASDAQ: NNE) ($1.8 billion), Terra Innovatum Global N.V. (NASDAQ: NKLR) ($0.7 billion) and Terrestrial Energy Inc. (NASDAQ: IMSR) ($0.9 billion), in each case as of October 21, 2025, and in the case of Terrestrial Energy, based on the implied valuation from its publicly announced De-SPAC business combination (which was pending as of such date, but subsequently completed on October 28, 2025).

●	Pro Forma Ownership. The HVII Board took note of the fact that, following completion of the Business Combination and assuming (for illustrative purposes) no redemptions of HVII Class A Ordinary Shares and a PIPE Investment of $15 million, with the outstanding HVII Class A Ordinary Shares and PIPE Investment collectively amounting to 21 million shares of New ONE Nuclear Common Stock, based on an assumed redemption price of $10.27 (the approximate redemption price as of September 30, 2025), immediately following the Closing, existing ONE Nuclear equityholders would own approximately 77% of the outstanding shares of New ONE Nuclear Common Stock and are receiving no cash consideration in the Business Combination, the Sponsor would own approximately 6% of the outstanding shares of New ONE Nuclear Common Stock and public shareholders, including the investors in the $15 million PIPE Investment, would own approximately 6% of the outstanding shares of New ONE Nuclear Common Stock. The pro forma ownership percentages of the preceding sentence exclude the Earnout Shares and shares of New ONE Nuclear Common Stock issuable under the ONE Nuclear Equity Incentive Plan but include the shares of New ONE Nuclear Common Stock issuable in respect of the outstanding HVII Public Rights. While existing HVII shareholders will collectively be minority shareholders of New ONE Nuclear, this is reflective of the existing ONE Nuclear equityholders’ agreement to an all-stock merger, which helps preserve cash proceeds from the Trust Account and the PIPE Investment at the Closing for investment in New ONE Nuclear’s future business plans and growth strategies. Existing ONE Nuclear equityholders are not selling their equity positions in connection with the Business Combination as there is no cash component of the consideration, which the HVII Board believed reflects such equityholders’ belief in and commitment to the continued growth prospects of ONE Nuclear going forward.

●	Lock-Up. All of the existing ONE Nuclear equityholders, the Sponsor, and the other holders of Founder Shares will be restricted from transferring their shares of New ONE Nuclear Common Stock for six months following the Closing, subject to certain early release and permitted transfer exceptions as further described in the section of this proxy statement/prospectus entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreements.”

●	Terms and Conditions of the Business Combination Agreement. In addition to the attractive market valuation of the financial terms of the Business Combination Agreement, the HVII Board considered the other terms and conditions of the Business Combination Agreement, including the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals and the arm’s length negotiations between HVII and ONE Nuclear.

●	Other Alternatives. The HVII Board believes, after a review of other opportunities reasonably available to HVII, that the proposed Business Combination represents an optimal potential business combination opportunity for HVII.

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The HVII Board also gave consideration to a variety of uncertainties and risks and other potentially negative factors concerning the Transactions. The HVII Board considered the following material negative factors, which are not necessarily presented in the order of relative importance:

●	Macroeconomic Risks: Macroeconomic uncertainty and the effects it could have, including on electricity demand, demand for new electricity generation and New ONE Nuclear’s costs, revenues and financing options;

●	Regulatory Risks: The risk of changes in ONE Nuclear’s regulatory environment, including changes to nuclear regulation or laws, and the risks associated with ONE Nuclear’s operations being subject to complex laws, rules and regulations that can adversely affect the cost, manner or feasibility of doing business, in particular the risk of timeline delays relating to regulatory approvals or certifications;

●	Nuclear Risks: The risk that nuclear accidents, even if wholly unrelated to ONE Nuclear’s business, may alter the prevailing industry and political tailwinds with respect to nuclear adoption;

●	Demand Risks: The risk that projected demand for electricity is lower than industry projections, including if the rate of data center construction slows;

●	No Operating History: The fact that ONE Nuclear is an early-stage company in an emerging market with an unproven business model, access to a new and unproven technology model and no operating history or historical revenue, and that ONE Nuclear faces execution risk across all major components of its business, which makes it difficult to evaluate its current business and prospects;

●	Commercial Contracts Risks: The risk that ONE Nuclear has not entered into binding agreements to secure access to or purchase any gas or nuclear generators or entered into any binding contract, offtake arrangement or power purchase agreement with any customers and there is no guarantee that ONE Nuclear will be able to do so in the future, that it will be able to enter into any such agreements on favorable terms, or that ONE Nuclear will be able to obtain and retain all of the intellectual property licenses it requires to conduct its planned business;

●	Financing Risks: The fact that ONE Nuclear’s business plans will require it to raise substantial additional amounts of capital to support its operations and implementation of its growth plans. Future capital needs will likely require ONE Nuclear to sell additional equity or debt securities that would dilute or subordinate the rights of the common stockholders. Any such funding and the associated terms will be highly dependent upon market conditions and the progress of ONE Nuclear’s business at the time ONE Nuclear seeks funding;

●	Public Company Readiness: The challenges associated with preparing ONE Nuclear, a private entity, for the applicable disclosure and listing requirements to which New ONE Nuclear will be subject as a publicly traded company, including the time and attention of management and employees that will be diverted from operating matters to achieve and maintain such requirements;

●	Environmental Risks: The physical site risks that ONE Nuclear may face, including severe weather events, environmental conditions or other disasters which could result in an interruption of ONE Nuclear’s operations, a delay in the completion of its sites, higher construction costs and the deferral of the dates on which it could receive revenue;

●	SMR Technology Risks: The fact that ONE Nuclear’s business as an indirect vendor of SMR technology is exposed directly or indirectly to the risks inherent in the development, construction and operation of nuclear reactors, and the market for SMRs generating nuclear power is not yet established and may not grow as expected;

●	Site Selection Risks: The risk that ONE Nuclear’s screening criteria for selecting sites for developments may be improper or incomplete, leading ONE Nuclear to expend resources on sites that do not produce revenue or that otherwise do not meet ONE Nuclear’s expectations;

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●	Personnel Risks: The risk that certain key employees of ONE Nuclear might not choose to remain with the combined company post-closing and ONE Nuclear’s management team has limited experience in operating a public company;

●	Uncertainty of Benefits: The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe;

●	Redemption Risk: The risk that some of HVII’s shareholders decide to exercise their Redemption Rights, thereby depleting the amount of cash available in the Trust Account to adequately support ONE Nuclear’s growth agenda following completion of the Business Combination;

●	Liquidation of HVII: The risks and costs to HVII if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in HVII being unable to effectuate a business combination within the completion window and force HVII to liquidate in accordance with the HVII Charter;

●	Diversion of Management: The potential for diversion of ONE Nuclear management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on ONE Nuclear’s business as a result thereof;

●	Shareholder Vote: The risk that HVII’s shareholders may fail to provide the respective votes necessary to effectuate the Business Combination;

●	Non-Survival: The risk that the remedies for breach of representations, warranties or covenants will not survive the Closing;

●	Closing Conditions: The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within HVII’s control;

●	Litigation: The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Business Combination;

●	Listing Risks: The risk of the inability of HVII to maintain its listing on Nasdaq prior to the Business Combination and to satisfy Nasdaq’s listing requirements for continued listing post-Closing;

●	Minority Ownership: The risk that current HVII shareholders will hold a minority position in New ONE Nuclear;

●	Fees and Expenses: The significant fees and expenses associated with completing the Business Combination; and

●	Other Risks: Various other risks and uncertainties associated with the Transactions, the business of HVII and the business of ONE Nuclear, as described in the section of this proxy statement/prospectus entitled “Risk Factors.”

In addition to considering the factors described above, the HVII Board also considered that certain of the officers and directors of HVII may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of HVII Stockholders as described in the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.” However, the HVII Board concluded that such potentially disparate interests would be mitigated because (i) these interests were disclosed in the final prospectus for the IPO and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by HVII with any other target business or businesses, and (iii) such officers and directors of HVII hold equity interests in HVII with value that, after the Closing, will be based on the future performance of New ONE Nuclear. Additionally, HVII’s independent directors reviewed and considered these interests during the negotiation of the Transaction and in evaluating and unanimously approving, as members of the HVII Board, the Business Combination Agreement and the Transactions, including the Business Combination. The independent directors of HVII did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination Agreement.

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The HVII Board concluded, based on its review of the foregoing considerations as a whole, that the potential benefits that it expected HVII and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the HVII Board unanimously determined that the Business Combination Agreement and the Transactions were advisable and in the best interests of HVII and its stockholders. The HVII Board realized that there can be no assurance about future results, including results considered or expected, as disclosed in the foregoing reasons.

Interests of Certain Persons in the Business Combination

When considering the HVII Board’s recommendation that HVII Public Shareholders vote in favor of the approval of the Business Combination Proposal, HVII Public Shareholders should be aware that the Sponsor and HVII’s executive officers, and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of HVII Public Shareholders. These interests include:

●	the beneficial ownership of the Sponsor and certain members of the HVII Board and officers of an aggregate of (a) 6,333,333 HVII Class B Ordinary Shares, which were acquired for an aggregate purchase price of approximately $25,000 prior to the IPO, which shares would likely be worthless if HVII is unable to effectuate an initial business combination by the end of the Completion Window and HVII is therefore required to liquidate, as HVII Class B Ordinary Shares are not entitled to participate in any redemption or liquidation of the Trust Account and (b) 500,000 HVII Private Placement Units, consisting of 500,000 HVII Class A Ordinary Shares and 500,000 HVII Rights, which were acquired for an aggregate purchase price of approximately $5 million simultaneously with the consummation of the IPO, which underlying HVII Rights would become worthless if HVII does not complete an initial business combination within the Completion Window. Such HVII Class B Ordinary Shares and Private Placement Units have an aggregate market value of approximately $[ ] million and $[ ] million, respectively, based on the closing price of HVII Class A Ordinary Shares of $[ ] and HVII Rights of $[ ] on Nasdaq on [ ], 2026, the record date for the HVII Shareholders’ Meeting;

●	Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and Thomas D. Hennessy, the President and Chief Operating Officer of HVII, are each managing members of the Sponsor, and both are the ultimate beneficial owner with voting and investment discretion with respect to the HVII Ordinary Shares held by the Sponsor;

●	the continued indemnification of current directors and officers of HVII and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●	the fact that the Sponsor and HVII’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on HVII’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 15, 2025, the current directors or officers of HVII had not incurred any expenses which they expect to be reimbursed at the Closing;

●	the fact that at the Closing, ONE Nuclear, ONE Nuclear Members, the Sponsor, and certain of HVII’s current and former directors and officers will enter into the A&R Registration Rights Agreement and Lock-Up Agreement, which, among other things, provide customary registration rights, including piggy-back rights, subject to cooperation and cut-back provisions with respect to the New ONE Nuclear Common Stock held by such parties following the consummation of the Business Combination and will amend the existing transfer restrictions under the Letter Agreement;

●	the fact that the Sponsor, an affiliate of the Sponsor, or HVII’s officers and directors may, but are not obligated to, provide working capital loans to HVII. If HVII completes an initial business combination, HVII would repay the working capital loans. In the event that an initial business combination does not close, HVII may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Up to $2,500,000 of such working capital loans may be convertible into private placement units of New ONE Nuclear at a price of $10.00 per Unit at the option of the lender. As of December 31, 2025, no such working capital loans were outstanding;

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●	the fact that Nicholas Geeza, HVII’s chief financial officer, is entitled to an aggregate of $10,000 per month for services rendered to HVII (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as he may notify HVII otherwise);

●	the fact that HVII has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of HVII’s initial business combination, which payments commenced in September 2025 (effective March 1, 2026, the consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise);

●	the fact that the Sponsor is entitled to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025; and

●	the fact that the Sponsor and HVII’s officers and directors will lose their entire investment in HVII if an initial business combination is not completed within the Completion Window.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination under each of the No Redemption Scenario, 25% Redemption Scenario, 50% Redemption Scenario, 75% Redemption Scenario, and Maximum Redemption Scenario:

No Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	198.6

Total Sources	198.6

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	171.7

Estimated Fees & Expenses Paid at Closing(4)	26.9
Total Uses	198.6

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $26.9 million aggregate fees and expenses, assumes $26.9 million will be paid at Closing.

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25% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	148.9

Total Sources	148.9

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	123.9

Estimated Fees & Expenses Paid at Closing(4)	25.0
Total Uses	148.9

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 25% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $25.0 million aggregate fees and expenses, assumes $25.0 million will be paid at Closing.

50% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	99.3

Total Sources	99.3

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	76.2

Estimated Fees & Expenses Paid at Closing(4)	23.1
Total Uses	99.3

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 50% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $23.1 million aggregate fees and expenses, assumes $23.1 million will be paid at Closing.

75% Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	49.6

Total Sources	49.6

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	27.9
Estimated Fees & Expenses Paid at Closing(4)	21.7
Total Uses	49.6

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the 75% redemption scenario.
(3)	Reflects Total Sources less Estimated Fees & Expenses.
(4)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear (including the Deferred Underwriting Commissions); of the estimated $21.7 million aggregate fees and expenses, assumes $21.7 million will be paid at Closing.

Maximum Redemption Scenario

Sources(1)

(in $ million)
Proceeds from the Trust Account(2)	-

Total Sources	-

Uses(1)

(in $ million)
Cash to Balance Sheet(3)	-

Estimated Fees & Expenses Paid at Closing(4)	-
Total Uses	-

(1)	Totals may be affected by rounding.
(2)	Balance as of March 31, 2026 and less the assumed redemption payment under the maximum redemption scenario.
(3)	Reflects the repayment of estimated legal, audit, consulting and other transaction-related expenses on behalf of HVII and ONE Nuclear; of the estimated $19.8 million aggregate fees and expenses, assumes $0 will be paid at Closing.

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All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent ONE Nuclear’s and HVII’s good faith estimate of such amounts.

Satisfaction of 80% Test

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The HVII Board has determined that the fair market value of ONE Nuclear meets this test. In making such determination, the HVII Board considered, among other factors, the implied valuation of ONE Nuclear based on the market valuation of comparable companies and the other factors discussed in the section of this proxy statement/prospectus entitled “HVII’s Board of Directors’ Reasons for the Approval of the Business Combination”. As a result, the HVII Board concluded that the fair market value of ONE Nuclear was equal to at least 80% of the funds held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned).

Pro Forma Ownership of New ONE Nuclear

Upon consummation of the Business Combination, the post-Closing share ownership of the New ONE Nuclear under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Earnout Shares and the ONE Nuclear Equity Incentive Plan would be as follows, in each case, assuming a redemption price of $10.45 per share (the estimated redemption price as of March 31, 2026):

	Voting Interests in the New ONE Nuclear
	No Redemption(1)		25% Redemption(2)		50% Redemption(3)		75% Redemption(4)		Maximum Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders(6)	20,583,333	16.7%	15,833,333	13.3%	11,083,333	9.7%	6,333,333	5.8%	1,583,333	1.5%
Initial Shareholders(7)	7,080,833	5.7%	7,080,833	6.0%	7,080,833	6.2%	7,080,833	6.5%	7,080,833	6.8%
ONE Nuclear Equity Holders(8)	95,693,779	77.6%	95,693,779	80.7%	95,693,779	84.1%	95,693,779	87.7%	95,693,779	91.7%
Total	123,357,945	100.0%	118,607,945	100.0%	113,857,945	100.0%	109,107,945	100.0%	104,357,945	100.0%

(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their HVII Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable shares, or 4,750,000 HVII Public Shares, will be redeemed by Public Shareholders.
(3)	Assumes that 50% of maximum redeemable shares, or 9,500,000 HVII Public Shares, will be redeemed by Public Shareholders.
(4)	Assumes that 75% of maximum redeemable shares, or 14,250,000 HVII Public Shares, will be redeemed by Public Shareholders.
(5)	The maximum redemptions scenario assumes that 19,000,000 HVII Public Shares are redeemed.
(6)	Includes 1,583,333 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Public Rights.
(7)	Includes 690,000 shares of New ONE Nuclear Common Stock issuable in respect of the outstanding 690,000 HVII Class A Ordinary Shares issued in a private placement and 57,500 shares of New ONE Nuclear Common Stock issuable upon the conversion of the outstanding HVII Rights issued in a private placement.
(8)	Figures presented on a non-diluted basis to exclude the dilutive effect of Earnout Shares.

The following table illustrates varying ownership levels of the New ONE Nuclear immediately following the Business Combination on a fully diluted basis,(1) excluding the shares issuable under the ONE Nuclear Equity Incentive Plan(2):

	Voting Interests in the New ONE Nuclear
	No Redemption		25% Redemption		50% Redemption		75% Redemption		Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
HVII Public Shareholders	20,583,333	15.1%	15,833,333	12.0%	11,083,333	8.7%	6,333,333	5.2%	1,583,333	1.3%
Initial Shareholders	7,080,833	5.2%	7,080,833	5.4%	7,080,833	5.6%	7,080,833	5.8%	7,080,833	6.0%
ONE Nuclear Equity Holders	108,693,779	79.7%	108,693,779	82.6%	108,693,779	85.7%	108,693,779	89.0%	108,693,779	92.7%
Total	136,357,945	100.0%	131,607,945	100.0%	126,857,945	100.0%	122,107,945	100.0%	117,357,945	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table assumes the issuance of the maximum amount of 13,000,000 Earnout Shares. During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, HVII may issue up to 13,000,000 additional shares of New ONE Nuclear Common Stock as contingent Earnout Shares consideration to the equity holders of ONE Nuclear, subject to the achievement of certain share price milestones.
(2)	New ONE Nuclear will reserve approximately 12% of the shares of all classes of New ONE Nuclear Common Stock anticipated to be outstanding as of the Closing (as of immediately following the Business Combination) pursuant to the Incentive Plan and expects to grant equity awards under the Incentive Plan. The number of shares reserved for issuance under the Incentive Plan will be (i) 14,802,953 shares under no redemption scenario, (ii) 14,232,953 shares under 25% redemptions scenario, (iii) 13,662,953 shares under 50% redemptions scenario, (iv) 13,092,953 shares under 75% redemptions scenario, and (v) 12,522,953 shares under maximum redemptions scenario.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the HVII Public Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

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Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HVII will acquire all of the outstanding equity interests of ONE Nuclear in the Business Combination, HVII will be treated as the “acquired” company and ONE Nuclear will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ONE Nuclear issuing stock for the net assets of HVII, accompanied by a recapitalization. The net assets of HVII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ONE Nuclear. As an accounting acquirer, the financial statements of ONE Nuclear will be stated at historical cost.

ONE Nuclear has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Redemption Scenario and the Maximum Redemptions Scenario:

●	The equity holders of ONE Nuclear will have the greatest voting interest in the New ONE Nuclear;
●	The equity holders of ONE Nuclear will have the ability to control decisions regarding election and removal of directors and officers of the New ONE Nuclear;
●	ONE Nuclear will comprise the ongoing operations of the New ONE Nuclear; and
●	ONE Nuclear’s existing senior management will be the senior management of the New ONE Nuclear.

Regulatory Matters

Neither HVII nor ONE Nuclear are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the other regulatory notices and approvals discussed in the section of this proxy statement/prospectus entitled “The Business Combination Agreement —Conditions to Closing; Termination — Conditions to Closing — Mutual Conditions.” The parties have not yet made the filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. Copies of the Business Combination Agreement, the Omnibus Amendment 1 and the Omnibus Amendment 2 are attached as Annex A-1, Annex A-2 and Annex A-3 to this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement, the Omnibus Amendment 1 and the Omnibus Amendment 2 have been attached to this proxy statement/prospectus to provide you with information regarding their terms. They are not intended to provide any other factual information about HVII, Merger Sub or ONE Nuclear. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, the Omnibus Amendment 1 and the Omnibus Amendment 2. You should refer to the full text of the Business Combination Agreement, the Omnibus Amendment 1 and the Omnibus Amendment 2 for details of the Transactions (as defined below) and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that HVII and Merger Sub, on the one hand, and ONE Nuclear, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While HVII and ONE Nuclear do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about HVII or ONE Nuclear, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between HVII, Merger Sub and ONE Nuclear, and are modified by the disclosure schedules.

The Business Combination

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into the Business Combination Agreement, pursuant to which, among other things, following the Domestication, Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear surviving the Merger as a wholly owned subsidiary of HVII.

The Closing of the Transactions

The Merger is to become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA or at such later time as is agreed between the parties to the Business Combination Agreement and specified in the Certificate of Merger. The parties to the Business Combination Agreement will hold the Closing no later than the third Business Day after all the conditions set forth in Article VII of the Business Combination Agreement have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as HVII and ONE Nuclear may agree.

Preliminary Transactions; Domestication

Subject to satisfaction or waiver of the closing conditions under the Business Combination Agreement (as described below), prior to the Closing on the Closing Date, the following events will occur in connection with HVII changing its jurisdiction of organization from the Cayman Islands to Delaware:

(k)	each then issued and outstanding HVII Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HVII Class A Ordinary Share (the “Sponsor Share Conversion”);

(l)	immediately after the Sponsor Share Conversion, HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and

(m)	in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of New ONE Nuclear Common Stock, (ii) each then issued and outstanding HVII Right will convert automatically into a right to acquire one-twelfth (1/12) of one share of New ONE Nuclear Common Stock at Closing (each a “Domesticated HVII Right”), and (iii) each then issued and outstanding unit of HVII will be cancelled, and one share of New ONE Nuclear Common Stock and one Domesticated HVII Right will be issued in respect thereof.

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For more information regarding the Domestication, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Consideration; Conversion of Securities

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the ONE Nuclear Members at the Closing will be in the form of stock, comprised of newly issued shares of New ONE Nuclear Common Stock. Pursuant to a formula set forth in the Business Combination Agreement, the number of shares to be issued at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the Redemption Price. For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per HVII Public Share, the total number of shares of New ONE Nuclear Common Stock to be issued as consideration to the ONE Nuclear Members would be 95,693,779 shares of New ONE Nuclear Common Stock, which will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

In addition, the ONE Nuclear Members will be entitled to receive up to an aggregate of 13.0 million additional shares of New ONE Nuclear Common Stock in contingent consideration, subject to the achievement of certain share price milestones, as described below.

At the Effective Time, by virtue of the Merger and without any action on the part of HVII, Merger Sub, ONE Nuclear or any holder of securities of any of the foregoing:

(a)	each ONE Nuclear Unit that is owned by HVII, Merger Sub or ONE Nuclear (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Unit”) will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor; and

(b)	each ONE Nuclear Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) will be cancelled and converted into the right to receive:

(i)	a number of shares of New ONE Nuclear Common Stock (the “Per Unit Base Consideration”) equal to (x) the Base Purchase Price divided by (y) the Redemption Price and further divided by (z) the sum of the aggregate issued and outstanding ONE Nuclear Units, whether vested or unvested, and the aggregate number of ONE Nuclear Units issuable, exercisable, exchangeable or convertible into ONE Nuclear Units (on an as-converted basis) (the “ONE Nuclear Fully Diluted Capital); and

(ii)	subject to the vesting conditions specified in Section 2.03 of the Business Combination Agreement, a number of shares of New ONE Nuclear Common Stock equal to the applicable number of Earnout Shares divided by the ONE Nuclear Fully Diluted Capital (the “Per Unit Earnout Consideration”);

provided that the Per Unit Base Consideration and the Per Unit Earnout Consideration received in respect of a ONE Nuclear Unit subject to vesting or forfeiture provisions will continue to have, and be subject to, the same vesting and forfeiture provisions applicable to such ONE Nuclear Unit immediately prior to the Effective Time.

In addition, all of Merger Sub’s outstanding membership interests immediately prior to the Effective Time will automatically be cancelled and converted into validly issued, fully paid and non-assessable membership interests of ONE Nuclear, which membership interests will constitute the only outstanding membership interests in ONE Nuclear.

Earnout

During the Earnout Period, HVII will issue, in addition to the consideration issued at Closing, up to 13.0 million shares of New ONE Nuclear Common Stock to the ONE Nuclear Members as follows upon the satisfaction of the following milestones:

(a)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $12.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,334 shares of New ONE Nuclear Common Stock;

(b)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $15.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,333 shares of New ONE Nuclear Common Stock; and

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(c)	Upon the occurrence of the closing sale price of one share of New ONE Nuclear Common Stock as reported on Nasdaq (or the exchange on which the shares of New ONE Nuclear Common Stock are then listed) being greater than or equal to $17.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, a one-time issuance of 4,333,333 shares of New ONE Nuclear Common Stock.

If, during the Earnout Period, there is a Change of Control of New ONE Nuclear pursuant to which New ONE Nuclear or its stockholders have the right to receive consideration implying a value per share of New ONE Nuclear Common Stock after giving effect to the issuance of any shares of New ONE Nuclear Common Stock pursuant to the earnout provision described above:

(a)	less than $12.50, then no further shares of New ONE Nuclear Common Stock will be issuable under the earnout provisions described above;

(b)	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 4,333,334 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable;

(c)	greater than or equal to $15.00 but less than $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 8,666,667 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable; and

(d)	greater than or equal to $17.50, then (A) immediately prior to such Change of Control, New ONE Nuclear will issue 13,000,000 shares of New ONE Nuclear Common Stock to the ONE Nuclear Members (less any Earnout Shares issued prior to such Change of Control) and (B) thereafter, no further Earnout Shares will be issuable.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of (a) ONE Nuclear and (b) HVII and Merger Sub, in each case relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. The Business Combination Agreement does not provide for indemnification with respect to any of the representations and warranties of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by ONE Nuclear to HVII and Merger Sub relating to a number of matters, including the following:

●	organization and good standing;

●	authority to enter into the Business Combination Agreement;

●	capitalization;

●	no subsidiaries;

●	no conflicts and governmental consents and filings;

●	financial statements;

●	undisclosed liabilities;

●	absence of certain changes;

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●	compliance with laws;

●	government contracts;

●	company permits;

●	litigation;

●	material contracts;

●	intellectual property;

●	taxes and tax returns;

●	real property;

●	personal property;

●	title to assets;

●	employee matters;

●	employee benefit plans;

●	environmental matters;

●	transactions with related persons;

●	insurance;

●	customers and top suppliers;

●	certain business practices;

●	the Investment Company Act;

●	finders and brokers;

●	independent investigation;

●	information supplied; and

●	no additional representations and warranties of ONE Nuclear.

The Business Combination Agreement contains representations and warranties made by HVII and Merger Sub to ONE Nuclear relating to a number of matters, including the following:

●	organization and good standing;

●	authority to enter into the Business Combination Agreement;

●	governmental approvals;

●	non-contravention;

●	capitalization;

●	SEC filings and HVII’s financial statements;

●	absence of certain changes;

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●	undisclosed liabilities;

●	compliance with laws;

●	legal proceedings, orders and permits;

●	taxes and tax returns;

●	properties;

●	the Investment Company Act;

●	the Trust Account;

●	finders and brokers;

●	information supplied;

●	independent investigation; and

●	no additional representations or warranties of HVII and Merger Sub.

Covenants

Conduct of the Business of ONE Nuclear

ONE Nuclear has agreed that, prior to the Closing or the earlier termination of the Business Combination Agreement, it will use commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business, (ii) comply in all material respects with all laws applicable to ONE Nuclear and its businesses and assets and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business, to keep available the services of its current officers, key employees, consultants and advisors and to preserve its current relationships with customers, suppliers and other parties with which it has current or planned significant business relations.

In addition to the general covenants above, ONE Nuclear has agreed that, prior to the Closing or the earlier termination of the Business Combination Agreement, subject to specified exceptions, it will not, without the written consent of HVII (which may not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its units or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities;

●	(A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any benefit plan of ONE Nuclear as of the date of the Business Combination Agreement, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of ONE Nuclear made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by ONE Nuclear, (E) hire, elect, appoint or engage (1) any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, or (2) any new director or officer, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $250,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

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●	enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of ONE Nuclear as the bargaining representative for any employees of ONE Nuclear;

●	(A) make, change or rescind any election relating to taxes (except in the ordinary course of business consistent with past practice), (B) settle or otherwise compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change (or request to change) any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to ONE Nuclear, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, (I) surrender or knowingly allow to expire any right to claim a refund of material taxes, or (J) change its jurisdiction of tax residency;

●	take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments (as defined in the Business Combination Agreement);

●	transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of ONE Nuclear in or to any intellectual property owned by ONE Nuclear material to any of the businesses of ONE Nuclear (other than non-exclusive licenses of intellectual property owned by ONE Nuclear granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of intellectual property registrations or application owned by ONE Nuclear that ONE Nuclear, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property of ONE Nuclear (excluding non-exclusive licenses of registered intellectual property of ONE Nuclear to ONE Nuclear customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting intellectual property owned by ONE Nuclear, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any software of ONE Nuclear any open source software in a manner that would subject such software of ONE Nuclear to copyleft terms;

●	fail to maintain its books, accounts and records in all material respects in accordance with industry standards;

●	terminate or assign any material contract of ONE Nuclear or any material real property lease or enter into any contract that would be a material contract of ONE Nuclear or any material real property lease;

●	establish any subsidiary or enter into any new line of business;

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●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to ONE Nuclear, any material insurance policy insuring ONE Nuclear;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby);

●	effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to ONE Nuclear or any terminations for cause;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

●	make capital expenditures in excess of $100,000 in the aggregate, other than expenses incurred in connection with the consummation of Transactions (including legal or accounting);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

●	voluntarily incur liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $2,500,000 in the aggregate other than pursuant to the terms of a material contract of ONE Nuclear in effect on the date hereof and excluding the expenses incurred in connection with the consummation of Transactions (including legal or accounting);

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of ONE Nuclear;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related party (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or any existing contract (provided such contract is not amended after the date of the Business Combination Agreement) or its organizational documents);

●	(A) limit the right of ONE Nuclear to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (B) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of ONE Nuclear; or

●	authorize or agree to do any of the foregoing actions.

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Conduct of the Business of HVII

HVII has agreed that, prior to the Closing or the earlier termination of the Business Combination Agreement, it will, and will cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all laws applicable to it and its businesses, assets and employees and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

In addition to the general covenants above, HVII and Merger Sub have agreed that, prior to the Closing or the earlier termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the written consent of ONE Nuclear (which may not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness of any person;

●	(A) make, change or rescind any election relating to taxes (except in the ordinary course of business consistent with past practice), (B) settle or otherwise compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change (or request to change) any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to HVII, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, (I) surrender or allow to expire any right to claim a refund of material taxes, or (J) change its jurisdiction of tax residency, except as otherwise contemplated by the Business Combination Agreement or any other Transaction Agreement or the Transactions;

●	take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments;

●	amend, waive or otherwise change the Trust Agreement in any manner adverse to HVII;

●	terminate, waive or assign any material right under any material contract of HVII;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

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●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the HVII or Merger Sub) not in excess of $500,000 (individually or in the aggregate);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment));

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment)) other than pursuant to the terms of a contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the Business Combination Agreement prior to the Closing;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement;

●	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HVII; or

●	authorize or agree to do any of the foregoing actions.

Efforts

Each of HVII, Merger Sub, and ONE Nuclear have agreed that, prior to the Closing or the earlier termination of the Business Combination Agreement, it will use its reasonable best efforts, and shall cooperate fully with the others, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the Transactions.

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Exclusivity

From the date of the Business Combination Agreement until the Closing or the earlier termination of the Business Combination Agreement, each party has agreed not to, and to cause its representatives not to, without the prior written consent of ONE Nuclear and HVII, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	HVII and ONE Nuclear providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

●	the intended tax treatment of the transactions contemplated by the Business Combination Agreement;

●	ONE Nuclear’s delivery of its financial statements audited in accordance with GAAP and PCAOB standards (the “PCAOB Financial Statements”) and other interim financial statements;

●	HVII keeping current its public filings with the SEC and using commercially reasonable efforts to maintain the listing of HVII Class A Ordinary Shares and HVII Public Rights on Nasdaq;

●	prompt notification of certain matters;

●	disbursements from the Trust Account;

●	the preparation, filing, amendment of, and effectiveness of this proxy statement/prospectus, the notification and convening of the HVII Shareholders’ Meeting, and the recommendation of the HVII Board in favor of the proposals set forth in this proxy statement/prospectus;

●	confidentiality and publicity relating to the Business Combination Agreement and the Transactions;

●	the post-Closing board of directors and executive officers;

●	director and officer indemnification and insurance;

●	the PIPE Investments;

●	Redemption Rights; and

●	the Domestication.

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Material Adverse Effect

HVII Material Adverse Effect

Pursuant to the Business Combination Agreement: Purchaser Material Adverse Effect means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of HVII; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of HVII or Merger Sub; (ii) the taking of any action required by the Business Combination Agreement or any ancillary agreement; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of the Business Combination Agreement; (vii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (viii) any change in interest rates or economic, political, business or financial market conditions generally; (ix) any action taken by, or at the written request of, ONE Nuclear; (x) any change, event, or occurrence generally applicable to publicly traded special purpose acquisition companies; or (xi) any change in the trading price or volume of the HVII Units, HVII Ordinary Shares or HVII Rights (provided that the underlying causes of such changes referred to in this clause (xi) may be considered in determining whether there is a Purchaser Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition).

ONE Nuclear Material Adverse Effect

Pursuant to the Business Combination Agreement: Company Material Adverse Effect means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, prospects, assets, results of operations or condition (financial or otherwise) of ONE Nuclear, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of ONE Nuclear to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Business Combination Agreement or any ancillary agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of ONE Nuclear to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining whether a Company Material Adverse Effect has occurred or has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which ONE Nuclear and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of ONE Nuclear (provided that this clause (h) shall not apply to any representations or warranty set forth in Section 4.02 or Section 4.05 of the Business Combination Agreement, but subject to any disclosures set forth in Section 4.02 or Section 4.05 of the disclosure letter delivered to HVII by ONE Nuclear in connection with the Business Combination Agreement), or (i) any action taken by, or at the written request of, HVII; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, prospects, assets, results of operations or condition (financial or otherwise) of ONE Nuclear, relative to similarly situated companies in the industry in which ONE Nuclear conducts its operations, but only to the extent of the incremental disproportionate effect on ONE Nuclear, relative to similarly situated companies in the industry in which ONE Nuclear conducts its operations.

Board of Directors and Officers

Pursuant to the Business Combination Agreement: immediately following the Effective Time, the board of directors of New ONE Nuclear will consist of (i) four (4) independent directors, Kyle Crowley, Elizabeth Williams, Darryl Willis and Daniel J. Hennessy, the Chairman and Chief Executive Officer of HVII, and (ii) three (3) ONE Nuclear management directors, Richard Taylor, Chief Executive Officer and Chairman, Robert Carilli, Chief Strategy Officer, and Kevin Dowd, Chief Operating Officer. The board of directors of New ONE Nuclear as of immediately following the Effective Time will comply with Nasdaq rules and will be divided into three (3) classes of directors with staggered terms. The management team of New ONE Nuclear as of immediately following the Effective Time will consist solely of ONE Nuclear’s current management team.

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Conditions to Closing; Termination

The conditions to Closing for HVII, Merger Sub and ONE Nuclear are described below. You should be aware that HVII or ONE Nuclear may waive one or more of these conditions. For additional information, refer the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HVII — HVII or ONE Nuclear may waive one or more of the conditions to the Business Combination.”

Conditions to Closing

Mutual Conditions

The obligations of ONE Nuclear, HVII and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following conditions:

(a)	each of the HVII Shareholder Approval and the ONE Nuclear Member Approval will have been obtained;

(b)	no Governmental Authority of competent jurisdiction will have enacted issued, promulgated, enforced or entered any law, rule, regulation or other judgement which has the effect of making the Merger illegal or otherwise prevents or prohibits consummation of the Merger;

(c)	the registration statement, of which this proxy statement/prospectus forms a part, will have been declared effective under the Securities Act and shall remain effective as of the Closing; no stop order suspending the effectiveness of such registration statement will be in effect; and no proceedings for purposes of suspending the effectiveness of such registration statement will have been initiated or be threatened in writing by the SEC and not withdrawn; and

(d)	the shares of New ONE Nuclear Common Stock will be conditionally approved for listing on the Nasdaq Stock Market as of the Closing, subject to any requirement to have a sufficient number of round lot holders of the New ONE Nuclear Common Stock.

Conditions of ONE Nuclear

The obligations of ONE Nuclear to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following additional conditions:

(a)	the representations and warranties of HVII and Merger Sub set forth in the first two sentences of paragraph (a) of Section 5.01 of the Business Combination Agreement (Organization and Standing), in the first sentence of paragraph (b) of Section 5.01 of the Business Combination Agreement (Organization and Standing), and in Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), and Section 5.15 (Finders and Brokers) of the Business Combination Agreement (collectively, the “HVII Specified Representations”) that are (i) qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of HVII and Merger Sub set forth in Article V of the Business Combination Agreement other than the HVII Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect;

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(b)	HVII and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants required by the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)	no Purchaser Material Adverse Effect will have occurred after the date of the Business Combination Agreement that is continuing;

(d)	the Domestication will have been completed and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to ONE Nuclear;

(e)	HVII will have delivered to ONE Nuclear a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions;

(f)	HVII will have delivered to ONE Nuclear a certificate executed by HVII’s secretary or other executive officer, certifying as to, and attaching, (i) copies of HVII’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (ii) the resolutions of the HVII Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement, each ancillary agreement to which HVII is a party and the consummation of the Transactions.

(g)	HVII will have delivered a copy of the A&R Registration Rights Agreement, duly executed by HVII and the Sponsor; and

(h)	HVII will have delivered a copy of the Lock-up Agreement, duly executed by HVII and the Sponsor.

Conditions of HVII and Merger Sub

The obligations of HVII and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) at or prior to Closing of the following additional conditions:

(a)	the representations and warranties of ONE Nuclear set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), and Section 4.27 (Finders and Brokers) of the Business Combination Agreement (collectively, the “Company Specified Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of ONE Nuclear set forth in Article IV of the Business Combination Agreement other than the Company Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)	ONE Nuclear will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)	no Company Material Adverse Effect will have occurred after the date of the Business Combination Agreement that is continuing;

(d)	ONE Nuclear will have delivered to HVII a customary officer’s certificate, dated as of the Closing Date, certifying as to the satisfaction of certain conditions;

(e)	ONE Nuclear will have delivered to HVII a certificate executed by ONE Nuclear’s secretary, certifying as to the validity and effectiveness of, and attaching, (i) copies of ONE Nuclear’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (ii) the requisite resolutions of the ONE Nuclear Board authorizing and approving the execution, delivery and performance of the Business Combination Agreement, each ancillary agreement to which ONE Nuclear is or is required to be a party and the consummation of the Transactions;

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(f)	ONE Nuclear will have delivered a copy of the A&R Registration Rights Agreement, duly executed by each ONE Nuclear Member;

(g)	ONE Nuclear will have delivered a properly completed and duly executed IRS Form W-9 or W-8 of the applicable series from each ONE Nuclear Member, as necessary;

(h)	ONE Nuclear will have delivered a property completed and duly executed FIRPTA certificate; and

(i)	ONE Nuclear will have delivered a copy of the Lock-up Agreement, duly executed by each ONE Nuclear Member.

Termination

The Business Combination Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a)	by mutual written consent of HVII and ONE Nuclear;

(b)	by ONE Nuclear if HVII breaches certain covenants relating to HVII Board’s recommendation that HVII Shareholders vote in favor of the proposals to be presented at the HVII Shareholders’ Meeting;

(c)	by HVII or ONE Nuclear if the HVII Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the HVII Shareholders’ Meeting; provided, however, that the Business Combination Agreement may not be terminated by HVII if HVII has materially breached certain of its obligations thereunder;

(d)	by HVII or ONE Nuclear if any of the conditions to the Closing have not been satisfied or waived by August 15, 2026 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by a party that either directly or indirectly through its affiliates is in breach or violation of any of its representations, warranties, covenants or obligations contained in the Business Combination Agreement and such breach or violation is the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e)

by HVII or ONE Nuclear if a Governmental Authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order or other action has become final and non-appealable; provided, however, that the Business Combination Agreement may not be terminated by a party whose failure to comply with any provision of the Business Combination Agreement is a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f)	by ONE Nuclear if (i) there has been a breach by HVII of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of HVII will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.02(a) and 7.02(b) of the Business Combination Agreement would not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to HVII or (B) the Outside Date; provided, that ONE Nuclear will not have the right to terminate the Business Combination Agreement if at such time there is an uncured breach by ONE Nuclear of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of ONE Nuclear will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.03(a) and 7.03(b) of the Business Combination Agreement would not be satisfied;

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(g)	by HVII if (i) there has been a breach by ONE Nuclear of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of ONE Nuclear will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.03(a) and 7.03(b) of the Business Combination Agreement would not be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to ONE Nuclear or (B) the Outside Date; provided, that HVII will not have the right to terminate the Business Combination Agreement if at such time there is an uncured breach by HVII of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of HVII will have become untrue or inaccurate, in any case, such that the conditions described in Section 7.02(a) and 7.02(b) of the Business Combination Agreement would not be satisfied;

(h)	by HVII if (i) all the conditions set forth in Section 7.01 and 7.02 of the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (ii) ONE Nuclear fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) HVII will have irrevocably confirmed in writing to ONE Nuclear that it is ready, willing and able to consummate the Closing and (iv) ONE Nuclear fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(i)	by ONE Nuclear if (i) all the conditions set forth in Section 7.01 and 7.03 of the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) HVII fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) ONE Nuclear will have irrevocably confirmed in writing to HVII that it is ready, willing and able to consummate the Closing and (iv) HVII fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(j)	by HVII if (i) ONE Nuclear fails to deliver the PCAOB Financial Statements to HVII on or before December 31, 2025 or (ii) ONE Nuclear fails to obtain and deliver to HVII the Company Member Consent within five (5) Business Days after this proxy statement/prospectus is declared effective under the Securities Act.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will no liability on the part of any party thereto or any of their respective representatives, and all rights and obligations of each party will cease, except as set forth in the Business Combination Agreement or in the case of a willful and material breach of the Business Combination Agreement or any claim of fraud thereunder.

Amendments; Waivers and Extensions

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by HVII and ONE Nuclear. Any party to the Business Combination Agreement may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of another party) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Business Combination Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. The approval of the Business Combination Agreement by the equityholders of any of the parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the parties to terminate the Business Combination Agreement in accordance with the relevant section therein or to cause such party to enter into an amendment to the Business Combination Agreement pursuant to the relevant section therein.

Expenses

If the Closing occurs, on the Closing Date, HVII shall pay or cause to be paid by wire transfer of immediately available funds all of the transaction costs of HVII, Merger Sub and ONE Nuclear. If the Business Combination Agreement is terminated by HVII due to ONE Nuclear’s material breach or failure to close when required, then ONE Nuclear will pay or cause to be paid to HVII an amount equal to HVII’s reasonable, documented, out-of-pocket legal expenses actually incurred in connection with the Transaction since July 23, 2025. If the Business Combination Agreement is terminated by ONE Nuclear due to HVII’s material breach, breach of certain covenants relating to HVII Board’s recommendation that HVII Shareholders vote in favor of the proposals to be presented at the HVII Shareholders’ Meeting or failure to close when required, then HVII will pay or cause to be paid to ONE Nuclear an amount equal to ONE Nuclear’s reasonable, documented, out-of-pocket legal expenses actually incurred in connection with the Transaction since July 23, 2025.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, are governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. The laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

The parties to the Business Combination Agreement consent to be submitted to the exclusive jurisdiction of the state or federal courts of the State of Delaware.

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CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. You are encouraged to read the Related Agreements in their entirety.

Member Support Agreement

In connection with the execution of the Business Combination Agreement, certain of the ONE Nuclear Members, HVII and ONE Nuclear entered into the Member Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the ONE Nuclear Members parties thereto agreed (a) to attend and vote at any meeting of the ONE Nuclear Members (including any postponement or adjournment thereof) and execute and deliver written consent or approval in any action by written consent or approval of the ONE Nuclear Members requested by ONE Nuclear, all of the ONE Nuclear Units held by the ONE Nuclear Members parties thereto (i) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions, and (ii) against any action, agreement or transaction or proposal that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect, (b) not to transfer or redeem any ONE Nuclear Units held by them prior to Closing, subject to certain exceptions, (c) not to commence, join in, facilitate or encourage, and agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HVII, Merger Sub, ONE Nuclear or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Member Support Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other agreement in connection with the Transactions and (d) take all actions reasonably necessary to consummate the Transactions. As of October 22, 2025, the ONE Nuclear Members who entered into the Member Support Agreement collectively held approximately 94.7% of the outstanding ONE Nuclear Units.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and HVII’s directors and officers executed the Sponsor Support Agreement, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Sponsor and the other HVII Shareholders parties thereto agreed (a) to vote all of the HVII Ordinary Shares that they hold in favor of the Business Combination Agreement, the Transactions and any related actions, and against any other transactions or proposals intended, or that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect, (b) not to transfer or redeem any of the HVII Ordinary Shares or HVII Units held by them prior to Closing, subject to certain exceptions, (c) not to commence, join in, facilitate or encourage, and agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HVII, Merger Sub, ONE Nuclear or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Sponsor Support Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other agreement in connection with the Transactions and (d) take all actions reasonably necessary to consummate the Transactions. As of October 22, 2025, the HVII Shareholders who entered into the Sponsor Support Agreement collectively held all of the outstanding HVII Class B Ordinary Shares and an aggregate of 6,833,333 HVII Ordinary Shares, or 26.3% of the outstanding HVII Ordinary Shares prior to Closing.

Amended and Restated Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated January 16, 2025, by and among HVII, the Sponsor, the IPO underwriters and certain HVII Shareholders, will be amended and restated, and the Holders (as defined in the A&R Registration Rights Agreement) will enter into the A&R Registration Rights Agreement at Closing, pursuant to which the Holders, subject to certain conditions, will be entitled to registration rights.

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Pursuant to the A&R Registration Rights Agreement, New ONE Nuclear will agree that, within 30 days after the Closing, New ONE Nuclear will file with the SEC (at its sole cost and expense) a registration statement registering the resale or other disposition of the Registrable Securities (as defined in the A&R Registration Rights Agreement), and New ONE Nuclear will use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the initial filing of such registration statement. In certain circumstances, the Holders can demand registration or an underwritten offering, and will be entitled to certain customary registration rights, for all or part of their Registrable Securities, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement; provided, that New ONE Nuclear is not obligated to effect more than an aggregate of three (3) demand registrations and three (3) underwritten offerings. All of the Holders will be granted unlimited “piggyback” registration rights, subject to certain requirements and customary conditions.

The registration rights granted under the A&R Registration Rights Agreement will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and a Holder’s right to withdraw a registration statement for any or no reason whatsoever. New ONE Nuclear will generally be required to bear the registration expenses, including registration and filing fees, reasonable underwriter expenses, printing, messenger, telephone and delivery expenses, fees and expenses related to complying with securities or blue sky laws, as well as reasonable fees of counsel of New ONE Nuclear, independent registered public accountants, and one (1) legal counsel of the Holders, but excluding any underwriting fees, commissions or discounts. Under the A&R Registration Rights Agreement, New ONE Nuclear will agree to indemnify, to the extent permitted by law, the Holders against all losses, claims, damages, liabilities and out-of-pocket expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to New ONE Nuclear by such Holder expressly for use in those documents. New ONE Nuclear will also agree to indemnify the underwriters of an underwritten offering effected pursuant to the A&R Registration Right Agreement to the same extent as provided in the foregoing with respect to the indemnification of a Holder.

The A&R Registration Rights Agreement will terminate upon the earlier of (a) the date on which all of the Registrable Securities have been sold pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) the first date on which the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

Lock-Up Agreements

In connection with the Closing, each of certain of the HVII Shareholders (including the Sponsor) (which group in the aggregate holds 6,833,333 HVII Ordinary Shares, or 26.3% of the outstanding HVII Ordinary Shares prior to Closing) and the ONE Nuclear Members enter into a Lock-Up Agreement with HVII limiting their ability to transfer any securities issued upon conversion of the HVII Founder Shares and the shares of New ONE Nuclear Common Stock issued to the ONE Nuclear Members in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”). In particular, such stockholders of New ONE Nuclear will agree, subject to customary exceptions, not to (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities or (c) publicly disclose the intention to do any of the foregoing, whether any such transaction described in the foregoing clauses above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise. These transfer restrictions will be in place for the period commencing on the Closing Date and ending on the earliest to occur of: (x) the six month anniversary of the Closing Date, (y) such date that the reported last sale price of the New ONE Nuclear Common Stock equals or exceeds $11.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing, and (z) the date after the Closing on which New ONE Nuclear consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the New ONE Nuclear Stockholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property. In connection with the execution of the Lock-Up Agreements, the existing transfer restrictions on the HVII Founder Shares set forth in Section 7(a) of the Letter Agreement is expected to be terminated.

Pursuant to the Letter Agreement and the Lock-Up Agreements entered into with HVII, each of the Initial Shareholders (including the Sponsor) and the ONE Nuclear Members has agreed to restrictions on its ability to transfer any securities of New ONE Nuclear, as summarized in the table below:

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
New ONE Nuclear Common Stock (Issued in respect of outstanding ONE Nuclear Units and HVII Class B Ordinary Shares)	Earliest to occur of (i) the 6 month anniversary of the Closing Date, (ii) such date that the reported last sale price of the New ONE Nuclear Common Stock equals or exceeds $11.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing, or (iii) the date after the Closing on which New ONE Nuclear consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the New ONE Nuclear Stockholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property

HC VII Sponsor LLC

Thomas D. Hennessy

Nicholas Geeza

Grant R. Allen

Brian Bonner

Anna Brunelle

Javier Saade

Poonam Sharma

Richard Taylor

Coen Weddepohl

Robert Carilli

Kevin Dowd

Slater Bayliss

Joseph Gruters

Chris LaCivita

Robert Hayes

The Lock-Up Agreements provide for certain permitted transfers, including transfers to certain affiliates or family members, transfers by gift, will or intestate succession upon death, transfers pursuant to a court order or settlement agreement in connection with the dissolution of a marriage or civil union, transfers pursuant to “piggyback” registration rights under the A&R Registration Rights Agreement, and pledges of up to 5% of a New ONE Nuclear Member’s shares of New ONE Nuclear Common Stock as collateral in bona fide lending or similar financing arrangements.

New ONE Nuclear Common Stock (Issued in respect of outstanding Private Placement Units and the HVII Class A Ordinary Shares underlying such Private Placement Units and the Private Placement Rights included in such Private Placement Units)

	30 days after the Closing	HC VII Sponsor LLC Cohen & Company Clear Street LLC Loop Capital Markets LLC	Transfers permitted (i) to any officer, director, or service provider of HVII, including to a family member or affiliate of such officer, director, or service provider; (ii) by private sales or transfers, in each case, made in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; (iii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement, pursuant to which, upon dissolution of the Sponsor, the Sponsor’s assets will be distributed pro rata to the Sponsor’s members; and (iv) in the event of New ONE Nuclear’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of New ONE Nuclear’s public shareholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property.

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PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The Business Combination Proposal

Subject to the approval of the other Condition Precedent Proposals, HVII is asking its shareholders to approve and adopt the Business Combination Agreement and the Transactions contemplated thereby. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. HVII Shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that HVII’s entry into the Business Combination Agreement, dated as of October 22, 2025, by and among HVII, Merger Sub and ONE Nuclear, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in this proxy statement/prospectus and the Transactions contemplated by the Business Combination Agreement, be approved, ratified and confirmed in all respects.

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

The Domestication Proposal

As discussed in this proxy statement/prospectus, subject to the approval of the other Condition Precedent Proposals, HVII is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal, and completion of the Domestication, is a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal or any of the other Condition Precedent Proposals is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the HVII Board has unanimously approved a change of HVII’s jurisdiction of incorporation by deregistering as an exempted company with limited liability in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with HVII’s plan of domestication, included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to effect the Domestication, HVII will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the New ONE Nuclear Charter and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HVII will be domesticated and continue as New ONE Nuclear, a Delaware corporation. Effective immediately following the consummation of the Business Combination, HVII will be renamed “ONE Nuclear Energy Inc.”

Immediately prior to the Domestication, pursuant to the HVII Charter, each HVII Class B Ordinary Share issued and outstanding will be automatically converted into one (1) HVII Class A Ordinary Share. Immediately following such conversion, in the Domestication (a) each HVII Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one (1) share of New ONE Nuclear Common Stock, (b) each HVII Right will be automatically converted into one (1) Domesticated HVII Right, and (c) each HVII Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New ONE Nuclear Common Stock and one Domesticated HVII Right.

The Domestication Proposal, if approved, will authorize a change of HVII’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HVII is currently governed by the Companies Act, upon the Domestication, New ONE Nuclear will be governed by the DGCL. HVII encourages shareholders to carefully consult the information set out in the section entitled “Comparison of Stockholders’ Rights.”

Reasons for the Domestication

The HVII Board believes that it would be in the best interests of HVII to effect the Domestication on the Closing Date. Further, the HVII Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because New ONE Nuclear will operate within the United States following the Business Combination, it was the view of the HVII Board that New ONE Nuclear should be structured as a corporation organized in the United States.

The HVII Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of HVII and its shareholders. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New ONE Nuclear, the New ONE Nuclear Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New ONE Nuclear’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New ONE Nuclear’s incorporation in Delaware may make New ONE Nuclear more attractive to future candidates for the New ONE Nuclear Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws – especially those relating to director indemnification (as discussed below) – draw such qualified candidates to Delaware corporations. The HVII Board therefore believes that providing the benefits afforded directors by Delaware law will enable New ONE Nuclear to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New ONE Nuclear to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The HVII Board believes that it would be in the best interests of HVII to, effective immediately following the consummation of the Business Combination, change its corporate name to “ONE Nuclear Energy Inc.” in order to more accurately reflect the business purpose and activities of New ONE Nuclear.

Regulatory Approvals; Third-Party Consents

The Domestication will require filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication. HVII is not required to make any other filings or to obtain any approvals or clearances in order to complete the Domestication; however, because the Domestication must occur immediately prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the other approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Regulatory Matters.”

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Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, the New ONE Nuclear Charter and the New ONE Nuclear Bylaws will govern the rights of stockholders in New ONE Nuclear.

A chart comparing your rights as a holder of HVII Ordinary Shares as a Cayman Islands exempted company with limited liability with your rights as a holder of New ONE Nuclear Common Shares can be found in the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights.”

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of HVII. There will be no accounting effect or change in the carrying amount of the assets and liabilities of HVII as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of HVII immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires the affirmative vote of the holders of at least two-thirds of all the issued and outstanding HVII Class B Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. The holders of HVII Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 50.1 of the HVII Charter. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of HVII Class B Ordinary Shares, that HVII be de-registered in the Cayman Islands pursuant to Article 50 of the Amended and Restated Memorandum and Articles of Association of Hennessy Capital Investment Corp. VII. and be registered by way of continuation as a corporation in the State of Delaware, and the Amended and Restated Memorandum and Articles of Association of Hennessy Capital Investment Corp. VII. be amended so as to be replaced in their entirety in the form attached to the proxy statement/prospectus and that the registered office provider of HVII and/or Appleby (Cayman) Ltd. be authorized and instructed to take any and all necessary steps and actions and make or cause to be made any and all applications and/or filings with the Registrar of Companies in the Cayman Islands.”

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

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PROPOSAL NO. 3 — THE STOCK ISSUANCE PROPOSAL

The Stock Issuance Proposal

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, HVII’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why HVII Needs Shareholder Approval

HVII is seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New ONE Nuclear may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Upon the consummation of the Business Combination, New ONE Nuclear expects to issue to the ONE Nuclear Members an estimated 95.7 million shares of New ONE Nuclear Common Stock at the Closing (based on an assumed $10.45 Redemption Price based on the amount in the Trust Account as of March 31, 2026) and up to an additional 13 million Earnout Shares . In connection with the Business Combination and as part of the PIPE Investment, New ONE Nuclear may issue additional common stock and securities convertible into or exercisable for common stock pursuant to warrants, options or certain other subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities”.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of shares of New ONE Nuclear Common Stock in connection with the Business Combination be approved in all respects.”

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

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PROPOSAL NO. 4 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

The Organizational Documents Proposal

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, HVII will replace the HVII Charter with the New ONE Nuclear Charter and New ONE Nuclear Bylaws as part of the Domestication.

HVII’s shareholders are asked to approve the Organizational Documents Proposal in connection with the proposed adoption of the New ONE Nuclear Charter and New ONE Nuclear Bylaws. For a summary of the key differences between the HVII Charter and the New ONE Nuclear Organizational Documents, see the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights.” The HVII Board’s reasons for proposing the adoption of the New ONE Nuclear Charter and New ONE Nuclear Bylaws are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposal”.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of two-thirds of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of Hennessy Capital Investment Corp. VII. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively, including, without limitation, the authorization of the change in authorized share capital as indicated therein, with effect from the registration of HVII in the State of Delaware as a corporation with the laws of the State of Delaware.”

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

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PROPOSAL NO. 5A THROUGH 5F — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Condition Precedent Proposals are approved, in connection with the Domestication, HVII will adopt the New ONE Nuclear Organizational Documents. HVII is asking its shareholders to vote, on a non-binding and advisory basis only, on six separate proposals relating to certain material changes between the HVII Charter and the New ONE Nuclear Organizational Documents, which are being presented in accordance with SEC guidance and to give HVII shareholders the opportunity to present their separate views on important corporate governance procedures. The summaries of these changes summarized below are qualified by reference to the complete text of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws, each in the form attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

In the judgment of the HVII Board, these provisions are necessary to adequately address the needs of New ONE Nuclear following the Closing. Furthermore, the Transaction is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Organizational Documents Proposals, HVII and ONE Nuclear intend that the New ONE Nuclear Organizational Documents containing the provisions noted in the Advisory Organizational Documents Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals. HVII shareholders are encouraged to carefully review the terms of the New ONE Nuclear Organizational Documents.

There will be important differences between your current rights as a HVII Shareholder and your rights as a New ONE Nuclear Stockholder. See “Comparison of Stockholders’ Rights” for a further discussion of the different rights associated with the HVII Ordinary Shares and shares of New ONE Nuclear Common Stock.

Advisory Organizational Documents Proposals

You are being asked to consider and vote upon, on a non-binding and advisory basis only, six separate governance proposals relating to the following material changes between the HVII Charter and the New ONE Nuclear Organizational Documents:

Proposal No. 5A — Changes to Authorized Share Capital

The authorized share capital of HVII is US$22,100, and the HVII Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 ordinary shares, of which (i) 200,000,000 shares are HVII Class A Ordinary Shares, and (ii) 20,000,000 shares are HVII Class B Ordinary Shares, and (b) 1,000,000 preference shares. The New ONE Nuclear Charter authorizes the issuance of 501,000,000 total shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. Upon the conversion of the HVII Class B Ordinary Shares to HVII Class A Ordinary Shares and the elimination of the blank check provisions in the HVII Charter, the HVII Board has determined that there will no longer be a need to continue with two series of ordinary shares and, therefore, this amendment eliminates the HVII Class B Ordinary Shares (or their common stock equivalent) from the share structure of New ONE Nuclear.

Proposal No. 5B — Required Vote to Amend the Charter

At present, certain provisions of the HVII Charter relating to the appointment and removal of directors and the continuation of the company in a jurisdiction outside the Cayman Islands, may only be amended by special resolution of the shareholders, being the affirmative vote of the holders of not less than ninety percent (90%) of the issued and outstanding shares who, being present in person (including by virtual attendance) or by proxy and entitled to vote. Pursuant to the terms of the New ONE Nuclear Charter, the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, is required to amend or repeal provisions of the New ONE Nuclear Charter; provided, however, that the affirmative vote of holders of at least 66.67% of the voting power of all the then-outstanding shares of voting stock of New ONE Nuclear, voting together as a single class, shall be required to amend, alter, repeal or rescind certain provisions of the New ONE Nuclear Charter relating to special meetings of New ONE Nuclear stockholders, the absence of action by written consent, directors’ and officers’ limitation of liability and indemnification, exclusive forum, amendment of the New ONE Nuclear Bylaws, and the amendment process of the New ONE Nuclear Charter. We believe that supermajority voting requirements are appropriate at this time to protect stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the HVII Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New ONE Nuclear Common Stock following the Transaction. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New ONE Nuclear to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

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Proposal No. 5C — Director Removal

At present, the HVII Charter provides that, directors may be removed from office at any time, by an ordinary resolution of the holders of the HVII Class B Ordinary Shares. The New ONE Nuclear Charter provides for the removal of directors with cause only by stockholders voting at least 66.67% of the voting power of all of the then outstanding shares of voting stock of New ONE Nuclear entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the HVII Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Transaction. The HVII Board further believes that going forward, a supermajority voting requirement encourages the person seeking control of the post-combination corporation to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 5D — Exclusive Forum Provision

At present, the HVII Charter provides that the courts of the Cayman Islands will be the sole and exclusive forum for any claim or dispute arising out of or in connection with the HVII Charter. The New ONE Nuclear Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New ONE Nuclear; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of New ONE Nuclear to New ONE Nuclear or New ONE Nuclear’s stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the New ONE Nuclear Charter, or the New ONE Nuclear Bylaws (including, without limitation, with respect to the interpretation, validity, or enforceability of any provision hereof or thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine. Furthermore, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New ONE Nuclear Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New ONE Nuclear, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying this Transaction.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New ONE Nuclear or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New ONE Nuclear notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Proposal No. 5E — Shareholder Action by Written Consent

Unless otherwise provided in the articles of association, a Cayman Islands company may take any action required or permitted to be taken at a meeting of the shareholders without a meeting by unanimous written resolutions of the holders of the issued and outstanding shares. At present, the HVII Charter does not prohibit action to be taken by written consent. The New ONE Nuclear Charter provides that stockholders are required to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New ONE Nuclear capital stock to take any action, including the removal of directors.

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Proposal No. 5F — Removal of Blank Check Company Provisions

The HVII Charter contains various provisions applicable only to blank check companies. The New ONE Nuclear Charter eliminates certain provisions related to the company’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Closing. For example, the New ONE Nuclear Charter will not include the requirement to dissolve the post-combination company and will allow it to continue as a corporate entity with perpetual existence following the Closing. Perpetual existence is the usual period of existence for corporations, and HVII believes it is the most appropriate period for New ONE Nuclear following the Closing. In connection with the Domestication, all HVII Class B Ordinary Shares will automatically be converted into HVII Class A Ordinary Shares, pursuant to the terms of the HVII Charter. Upon the conversion of the HVII Class B Ordinary Shares to HVII Class A Ordinary Shares, the HVII Board has determined that there will no longer be a need to continue with two series of ordinary shares (or their common stock equivalents) and, therefore, this amendment eliminates the HVII Class B Ordinary Shares. In addition, certain other provisions in the HVII Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The approval of each of the Advisory Organizational Documents Proposals requires a special resolution under the Companies Act, being the affirmative vote of the holders of two-thirds of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any of the Advisory Organizational Documents Proposals. A vote to approve each of the Advisory Organizational Documents Proposals is an advisory vote, and therefore, is not binding on HVII or ONE Nuclear or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory votes on the Advisory Organizational Documents Proposals, HVII and ONE Nuclear intend that the New ONE Nuclear Organizational Documents, in the forms attached to this proxy statement/prospectus as Annex B and Annex C and containing the provisions noted in the Advisory Organizational Documents Proposals, will take effect in connection with the Closing, assuming approval of the Condition Precedent Proposals.

Each of the Advisory Organizational Documents Proposals is not conditioned upon, or a condition for, the approval of any other Proposal set forth in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, on a non-binding and advisory basis only, to approve each of the following proposals:

●	Proposal No. 5A — Changes to Authorized Share Capital; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of stockholders voting at least 66.67% of the voting power of all of the then outstanding shares of voting stock of New ONE Nuclear entitled to vote at an election of directors for the removal of directors with cause;

●	Proposal No. 5B — Required Vote to Amend the Charter; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, to amend or repeal provisions of the New ONE Nuclear Charter; provided, however, that the affirmative vote of holders of at least 66.67% of the voting power of all the then-outstanding shares of voting stock of New ONE Nuclear, voting together as a single class, shall be required to amend, alter, repeal or rescind certain provisions of the New ONE Nuclear Charter relating to special meetings of New ONE Nuclear stockholders, the absence of action by written consent, directors’ and officers’ limitation of liability and indemnification, exclusive forum, amendment of the New ONE Nuclear Bylaws and the amendment process of the New ONE Nuclear Charter;

●	Proposal No. 5C — Director Removal; a proposal to provide that the New ONE Nuclear Charter would require the affirmative vote of stockholders voting at least 66.67% of the voting power of all of the then outstanding shares of voting stock of New ONE Nuclear entitled to vote at an election of directors for the removal of directors with cause;

●	Proposal No. 5D — Exclusive Forum Provision; a proposal to provide that the New ONE Nuclear Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United State of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended;

●	Proposal No. 5E — Shareholder Action by Written Consent; a proposal to provide that the New ONE Nuclear Charter would provide that stockholders are required to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and

●	Proposal No. 5F — Removal of Blank Check Company Provisions; a proposal to provide that the New ONE Nuclear Charter would eliminate certain provisions related to HVII’s status as a blank check company.”

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

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PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

HVII is asking its shareholders to approve and adopt the New ONE Nuclear Equity Incentive Plan and the material terms thereunder. The New ONE Nuclear Equity Incentive Plan is described in more detail below. A copy of the New ONE Nuclear Equity Incentive Plan is included in this proxy statement/prospectus as Annex F. The following description is qualified in its entirety by reference to the plan document, which is incorporated into this proxy statement/prospectus by reference.

Summary of the New ONE Nuclear Equity Incentive Plan

The following is a brief summary of the New ONE Nuclear Equity Incentive Plan (the “Plan”).

Types of Awards; Shares Available for Awards; Share Counting Rules

The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonus awards and performance compensation awards, as described below (collectively, “awards”).

Awards (other than substitute awards granted in connection with a corporate transaction) may be made under the Plan for a number of shares of New ONE Nuclear Common Stock that is equal to the sum of 12% of the outstanding shares of all classes of New ONE Nuclear Common Stock as determined immediately after the Closing of the Transaction, all of which may be issued as incentive stock options. As of [          ], the closing stock price of a share of HVII common stock, as reported on the Nasdaq Stock Market LLC, was $[          ] per share.

In addition, in no event shall the fair market value of awards made under the Plan to any one non-employee director of New ONE Nuclear or its affiliates exceed $750,000, in the aggregate, in any one fiscal year.

Shares covered by awards under the Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited, in whole or in part, or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will be added back to the shares reserved for issuance and again be available for the grant of awards under the Plan (subject, in the case of incentive stock options, to any limitations under the Code).

Shares of New ONE Nuclear Common Stock that are delivered (by actual delivery, attestation, or net exercise) to New ONE Nuclear by a participant to purchase shares of New ONE Nuclear Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the shares reserved for issuance and again be available for the future grant of awards under the Plan.

In connection with a merger or consolidation of an entity with New ONE Nuclear or New ONE Nuclear’s acquisition of property or stock of an entity, the Plan Committee (as defined below) may grant awards under the Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the Plan Committee determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Plan. No such substitute awards shall count against the Share Reserve, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options. A participant who is awarded an option receives the right to purchase a specified number of shares of New ONE Nuclear Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not designated by the Plan Committee and/or does not qualify as an “incentive stock option” is a “nonqualified stock option.” Except with respect to substitute awards granted in connection with a corporate transaction, options may not be granted at an exercise price that is less than 100% of the fair market value of a share of New ONE Nuclear Common Stock on the date of grant. If the Plan Committee approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of the New ONE Nuclear Common Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of New ONE Nuclear’s stock or the stock of any parent or any of its subsidiaries. Under the terms of the Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of New ONE Nuclear’s stock or stock of any parent or any of its subsidiaries).

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The Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) in cash, check, cash equivalent and/or New ONE Nuclear Common Stock valued at the fair market value at the time the option is exercised (including, pursuant to procedures approved by the Plan Committee, by means of attestation of ownership of a sufficient number of shares of New ONE Nuclear Common Stock in lieu of actual delivery of such shares to the company); provided that such New ONE Nuclear Common Stock are not subject to any pledge or other security interest and are mature shares; and (ii) by such other method as the Plan Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the exercise price; (B) if there is a public market for the New ONE Nuclear Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the company is delivered a copy of irrevocable instructions to a stockbroker to sell the New ONE Nuclear Common Stock otherwise deliverable upon the exercise of the option and to deliver promptly to the company an amount equal to the exercise price; or (C) by a “net exercise” method whereby the company withholds from the delivery of the New ONE Nuclear Common Stock for which the option was exercised that number of New ONE Nuclear Common Stock having a fair market value equal to the aggregate exercise price for the New ONE Nuclear Common Stock for which the option was exercised.

Stock Appreciation Rights (“SARs”). A participant who is awarded a SAR receives, upon exercise, a number of shares of New ONE Nuclear Common Stock, or cash (or a combination of shares of New ONE Nuclear Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of New ONE Nuclear Common Stock over the strike price. The Plan provides that the strike price of a SAR may not be less than 100% of the fair market value of a share of New ONE Nuclear Common Stock on the date the SAR is granted (provided, however, that if the Plan Committee approves the grant of a SAR effective as of a future date, the strike price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the Plan in connection with certain changes in capitalization and reorganization events, New ONE Nuclear may not (i) amend any outstanding option or SAR granted under the Plan to provide an exercise price or strike price per share that is lower than the then-current exercise price or strike price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR where the fair market value of the shares of New ONE Nuclear underlying such option or SAR is less than its exercise price or strike price and replace it with a new option or SAR, another award or cash, or (iii) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the applicable securities exchange or inter-dealer quotation system on which the shares of New ONE Nuclear’s Common Stock are listed or quoted.

Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of New ONE Nuclear Common Stock, subject to New ONE Nuclear’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by New ONE Nuclear with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.

Restricted Stock Unit (“RSU”) Awards. A participant who is granted an RSU award is entitled to receive shares of New ONE Nuclear Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the Plan Committee. The Plan Committee may provide that the settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of New ONE Nuclear Common Stock. Any such dividend equivalent may be settled in cash and/or shares of New ONE Nuclear Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded.

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Stock Bonus Awards. Under the Plan, the Plan Committee may grant other awards of shares of New ONE Nuclear Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of New ONE Nuclear Common Stock or other property, having such terms and conditions as the Plan Committee may determine. Each stock bonus award is evidenced by an award agreement. These types of awards are referred to in this proxy statement/prospectus as “other stock-based awards.”

Performance-Compensation Awards

The Plan Committee may designate any award as performance-based, in which case the award will vest based on achievement of performance goals. The Plan Committee will select the length of the performance period, the performance criteria that will be used to establish the performance goals, the kinds and/or levels of the performance goals that are to apply, and the performance formula. Such performance criteria may be based on the attainment of specific levels of performance of New ONE Nuclear and/or one or more of its affiliates, divisions, business segments or operational units, or any combination of the foregoing (including as compared to a selected group of comparison or peer companies, or a published or special index or stock market index), and may include, without limitation, net earnings or net income (before or after taxes), basic or diluted earnings per share (before or after taxes), revenue or revenue growth (measured on a net or gross basis), gross profit or gross profit growth, operating profit (before or after taxes), return measures, cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital), financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities), earnings before or after taxes, interest, depreciation and/or amortization, gross or operating margins, productivity ratios, share price, expense targets, margins, productivity and operating efficiencies, customer satisfaction, customer growth, working capital targets, measures of economic value added, inventory control, enterprise value, sales, debt levels and net debt, combined ratio, timely launch of new facilities, client or customer retention, employee retention, timely completion of new product rollouts, cost targets, reductions and savings, productivity and efficiencies, strategic partnerships or transactions, personal targets, goals or completion of projects, and any other goal selected by the Plan Committee, whether or not listed in the Plan. The Plan Committee may accelerate vesting awards based on the achievement of performance goals. Performance criteria that are financial metrics may be determined in accordance with GAAP, but may be adjusted by the Plan Committee to include or exclude items otherwise includable or excludable under GAAP. The Plan Committee may also adjust or modify performance goals for a performance period to appropriately reflect certain extraordinary events.

Unless the Plan Committee specifies otherwise in the award agreement, a participant must be continuously employed or in service through the last day of the performance period to be eligible for payment in respect of a performance compensation award. Unless otherwise determined by the Plan Committee or as set forth in the Award agreement, payment in respect of a performance compensation award will only be made to the extent that the Plan Committee determines after the close of the performance period that the performance goals have been achieved at a level that triggers vesting or payment.

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Eligibility to Receive Awards

Participants in the Plan will consist of individuals employed by New ONE Nuclear or an affiliate, directors of New ONE Nuclear or an affiliate; an individual consultant or advisor to New ONE Nuclear or an affiliate, or prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from New ONE Nuclear or its affiliates, in each case, as selected by the Plan Committee. As of December 23, 2025, and assuming the Closing of the Transaction, approximately no employees, four officers, three directors and five consultants, advisors and other service providers would be eligible for awards if selected by the Plan Committee. Incentive stock options may only be granted to employees of New ONE Nuclear or of a present or future parent or subsidiary corporation as defined in Sections 424(e) or (f) of the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the Plan Committee may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if New ONE Nuclear would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the New ONE Nuclear Common Stock subject to such award to the proposed transferee. Further, New ONE Nuclear is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to New ONE Nuclear a written instrument in form and substance satisfactory to New ONE Nuclear confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to New ONE Nuclear.

No Rights as a Stockholder; Clawback

No participant or designated beneficiary shall have any rights as a stockholder with respect to any shares of New ONE Nuclear Common Stock to be distributed with respect to an award granted under the Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the Plan, a participant agrees to be bound by any clawback policy that New ONE Nuclear has in effect or may adopt in the future.

New Plan Benefits

No awards have been previously granted under the Plan as of the date hereof and no awards have been granted under the Plan subject to stockholder approval of the Plan. As the Plan is discretionary, it is not currently possible to determine the amount that may be received by the participants under the Plan at this time.

Administration

The Plan will be administered by a committee of at least three people as the New ONE Nuclear Board may appoint to administer the Plan (the “Plan Committee”) or, if no such Plan Committee has been appointed by the New ONE Nuclear Board or if the New ONE Nuclear Board elects to act as the Plan Committee with respect to any action, the New ONE Nuclear Board. The Plan Committee has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Plan that it deems advisable and to construe and interpret the provisions of the Plan and any award agreements entered into under the Plan. The Plan Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award. All actions and decisions by the Plan Committee with respect to the Plan and any awards made under the Plan will be made in the Plan Committee’s discretion and will be final and binding on all persons having or claiming any interest in the Plan or in any award.

Pursuant to the terms of the Plan, the New ONE Nuclear Board and Plan Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the New ONE Nuclear Board. New ONE Nuclear expects that the Plan Committee will administer certain aspects of the Plan.

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Subject to any requirements of applicable law, the Plan Committee may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the Plan and applicable law) to eligible service providers of New ONE Nuclear and to exercise such other powers under the Plan as the Plan Committee may determine. No Delegated Person may be authorized to grant awards to anyone subject to Section 16 of the Exchange Act.

Subject to applicable limitations contained in the Plan and applicable law, the New ONE Nuclear Board, the Plan Committee, or any other committee or subcommittee or Delegated Person to whom the Plan Committee has delegated authority pursuant to the Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of New ONE Nuclear Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or strike price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the Plan, each award under the Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Plan Committee need not treat participants uniformly. The Plan Committee will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Plan Committee may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

To the extent permitted by applicable law, New ONE Nuclear will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the New ONE Nuclear Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s bad faith, fraud or willful criminal act or omission.

Amendment of Awards. Except as otherwise provided under the Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring stockholder approval, the Plan Committee may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonqualified stock option, provided that the participant’s consent to any such action will be required unless the Plan Committee determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Plan or the change is otherwise permitted under the terms of the Plan in connection with certain corporate events.

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Changes in Capital Structure and Similar Events

Stock Split, Stock Dividend and Similar Events. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of shares of New ONE Nuclear Common Stock or other securities of New ONE Nuclear, issuance of warrants or other rights to acquire shares of New ONE Nuclear Common Stock or other securities of New ONE Nuclear, or other similar corporate transaction or event (including, without limitation, a “change in control” as defined in the Plan) that affects the shares of New ONE Nuclear Common Stock, or (b) unusual or infrequently occurring events affecting New ONE Nuclear or any of its affiliates, or their financial statements, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, to the extent that an adjustment is determined by the Plan Committee to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Plan Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following: (i) adjusting the number of shares of New ONE Nuclear Common Stock or other securities of New ONE Nuclear (or number and kind of other securities or other property) that may be delivered in respect of awards or with respect to which awards may be granted and the terms of any outstanding award, including, without limitation, the number of shares subject to such award, the exercise price or strike price, or the applicable performance measures; (ii) providing for a substitution or assumption of awards in a manner that substantially preserves the applicable terms of such awards; (iii) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event; (iv) modifying the terms of awards to add events, conditions or circumstances (including termination of employment within a specified period after a “change in control”) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate; (v) deeming any performance measures satisfied at target, maximum or actual performance through closing or such other level determined by the Plan Committee, or providing for the performance measures to continue (as is or as adjusted by the Plan Committee) after closing; (vi) providing that for a period prior to the “change in control” any unvested options or SARs will be vested and exercisable (contingent upon the occurrence of the change in control) and that any options or SARs not exercised prior to the consummation of the change in control will terminate as of the change in control; and (vii) canceling outstanding awards in return for cash, shares of New ONE Nuclear Common Stock, other securities or other property, or any combination thereof, equal to the value of such awards, if any, as determined by the Plan Committee (with any underwater option or SAR canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Plan Committee shall make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

Provisions for Foreign Participants

The Plan Committee may establish one or more sub-plans under the Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Plan Committee will establish such sub-plans by adopting supplements to the Plan containing any limitations on the Plan Committee’s discretion under the Plan and any additional terms and conditions not otherwise inconsistent with the Plan as the Plan Committee deems necessary or desirable. All supplements adopted by the Plan Committee will be deemed to be part of the Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant shall be required to pay to the company or any affiliate, and the company or any affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, New ONE Nuclear Common Stock, other securities or other property deliverable under any award or from any compensation or other amounts owing to a participant, the amount (in cash, New ONE Nuclear Common Stock, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Plan Committee) and deduction in respect of an award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Plan Committee or the company to satisfy all obligations for the payment of such taxes.

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Amendment or Termination

Amendment and Termination of the Plan. The New ONE Nuclear Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to the prohibition on repricing shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the New ONE Nuclear Common Stock may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary.

Amendment of Award Agreements. The Plan Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted shall not to that extent be effective without the consent of the affected participant; provided, further, that without stockholder approval, except as otherwise permitted under the Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Plan Committee may not cancel any outstanding option or SAR where the fair market value of the New ONE Nuclear Common Stock underlying such option or SAR is less than its exercise price or strike price, as applicable, and replace it with a new option or SAR, another award or cash and (iii) the Plan Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the New ONE Nuclear Common Stock is listed or quoted.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by New ONE Nuclear or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonqualified Stock Options. A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

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Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock as of the date of grant less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock ceases to be subject to a substantial risk of forfeiture the participant will have compensation income equal to the value of the stock on the date on which the substantial risk of forfeiture lapses (the “vesting date”) less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the stock (or cash equal to the fair market value of any stock) is delivered with respect to the RSUs (which may be upon vesting or, if deferred, may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying New ONE Nuclear Common Stock.

Tax Consequences to New ONE Nuclear. There will be no tax consequences to New ONE Nuclear except that New ONE Nuclear (or, if applicable, the affiliate employer) will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the ONE Nuclear Equity Incentive Plan and any form award agreements thereunder, be approved and adopted in all respects.”

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

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PROPOSAL NO. 7 — THE DIRECTOR ELECTION PROPOSAL

The Director Election Proposal

Pursuant to the HVII Charter, the HVII Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Pursuant to the Business Combination Agreement, at Closing, the New ONE Nuclear board of directors will consist of seven (7) individuals, two (2) of which will be independent directors designated by HVII with the reasonable consent of ONE Nuclear, and the remaining five (5) to be designated by ONE Nuclear. The board of directors of New ONE Nuclear as of immediately following the Effective Time will comply with Nasdaq rules and will be divided into three (3) classes of directors, Class I, Class II and Class III, with staggered terms. If each of the nominated individuals are elected to the board, the classes of the board of directors of New ONE Nuclear will be composed as follows:

●	Class I is anticipated to consist of Daniel J. Hennessy and Elizabeth Williams.

●	Class II is anticipated to consist of Darryl Willis and Kyle Crowley.

●	Class III is anticipated to consist of Richard Taylor, Robert Carilli and Kevin Dowd.

Information regarding each nominee is set forth in the section entitled “Board of Directors and Management of New ONE Nuclear following the Business Combination.”

Vote Required for Approval

The Director Election Proposal must be approved by ordinary resolution under the HVII Charter and Cayman Islands law, being a resolution passed at the HVII Shareholders’ Meeting by a simple majority of the holders of the issued and outstanding HVII Ordinary Shares being entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of HVII Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New ONE Nuclear Board upon the Closing of the Business Combination, with each director to be assigned to the class indicated below.”

●	Richard Taylor — Class III;

●	Robert Carilli — Class III;

●	Kevin Dowd — Class III;

●	Daniel J. Hennessy — Class I;

●	Kyle Crowley — Class II;

●	Darryl Willis — Class II; and

●	Elizabeth Williams — Class I.

Recommendation of the HVII Board

HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

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PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the HVII Board to adjourn the HVII Shareholders’ Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to HVII Shareholders (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by HVII Shareholders, the HVII Board may not be able to adjourn the HVII Shareholders’ Meeting to a later date (i) to permit further solicitation and vote of proxies if, based upon the tabulated votes at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented at the extraordinary general meeting to shareholders for vote, (ii) in order to seek withdrawals from HVII shareholders who have exercised their redemption right, or (iii) as otherwise determined by the Chairman of the extraordinary general meeting, in his sole discretion, to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of all the issued and outstanding HVII Ordinary Shares entitled to do so, voting in person or by proxy thereon at the HVII Shareholders’ Meeting. While abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, they will not be counted in connection with the vote on any Proposal.

The Adjournment Proposal is not conditioned upon, or a condition for, the approval of any other Proposal set forth in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HVII determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

Recommendation of the HVII Board

IF PRESENTED, HVII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HVII SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF HVII CLASS A ORDINARY SHARES AND NEW ONE NUCLEAR COMMON STOCK

The following discussion is a summary of material U.S. federal income tax considerations generally applicable (a) to U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) of HVII Class A Ordinary Shares of the Domestication, (b) to Holders of HVII Class A Ordinary Shares that exercise their Redemption Rights in connection with the Business Combination, and (c) to U.S. Holders and Non-U.S. Holders of the ownership and disposition of share of New ONE Nuclear Common Stock received in connection with the Domestication. This section applies only to Holders that hold their HVII Class A Ordinary Shares and shares of New ONE Nuclear Common Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of HVII, or (ii) to any person holding securities issued by New ONE Nuclear other than shares of New ONE Nuclear Common Stock or any securities issued by New ONE Nuclear pursuant to the PIPE Financing or PIPE Investment. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to the HVII Class A Ordinary Shares or share or New ONE Nuclear Common Stock;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the HVII Class A Ordinary Shares or shares of New ONE Nuclear Common Stock through such partnerships or pass-through entities;

●	U.S. expatriates or former long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively own five percent (5%) or more (by vote or value) of the outstanding HVII Class A Ordinary Shares or shares or New ONE Nuclear Common Stock;

●	persons that acquired their HVII Class A Ordinary Shares or shares of New ONE Nuclear Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold or will hold their HVII Class A Ordinary Shares or shares of New ONE Nuclear Common Stock as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

●	“specified non-U.S. corporations” (including “controlled non-U.S. corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

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If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HVII Class A Ordinary Shares or shares of New ONE Nuclear Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any HVII Class A Ordinary Shares or shares of New ONE Nuclear Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger, the exercise of Redemption Rights with respect to HVII Class A Ordinary Shares, and the ownership and disposition of shares of New ONE Nuclear Common Stock.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. HVII has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HVII CLASS A ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF NEW ONE NUCLEAR COMMON STOCK. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HVII CLASS A ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF NEW ONE NUCLEAR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I. Tax Treatment of the Domestication

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Because the Domestication will occur after the Redemption, U.S. Holders exercising Redemption Rights generally should not be subject to the tax consequences of the Domestication with respect to any HVII Class A Ordinary Shares redeemed in the Redemption.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the Domestication, HVII will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will be renamed “New ONE Nuclear Inc.”

HVII and New ONE Nuclear intend that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. Based upon customary assumptions, representations and covenants, it is the opinion of Sidley Austin LLP that the Domestication should qualify as a reorganization under Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets such as HVII, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If any of the facts, assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated, the accuracy of the opinion may be affected or if the IRS were to successful challenge the F Reorganization status of the Domestication, the U.S. federal income tax consequences of the Domestication could differ from those described herein. Except to the extent otherwise discussed herein, the remainder of this discussion assumes the Domestication qualifies as an F Reorganization.

The material tax consequences of the Domestication for U.S. Holders and Non-U.S. Holders are further discussed below. All Holders are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication.

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II. U.S. Holders

As used in this section, a “U.S. Holder” is a beneficial owner of an HVII’s Class A Ordinary Share or a share of New ONE Nuclear Common Stock, as applicable, who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A. Tax Consequences of the Domestication to U.S. Holders

1. Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of HVII Class A Ordinary Shares generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of HVII Class A Ordinary Shares” and “— 4. PFIC Considerations”.

Subject to the discussion below under the section entitled “— 4. PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of HVII Class A Ordinary Shares generally would recognize gain or loss with respect to its HVII Class A Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New ONE Nuclear Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its HVII Class A Ordinary Shares surrendered.

2. Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 4. PFIC Considerations”: (a) the tax basis of a share of New ONE Nuclear Common Stock received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the HVII Class A Ordinary Share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New ONE Nuclear Common Stock received by a U.S. Holder will include such U.S. Holder’s holding period for the HVII Class A Ordinary Share surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the shares of New ONE Nuclear Common Stock be equal to the fair market value of such shares of New ONE Nuclear Common Stock on the date of the Domestication, and such U.S. Holder’s holding period for such shares of New ONE Nuclear Common Stock would begin on the day following the date of the Domestication. Holders who hold different blocks of HVII Class A Ordinary Shares (generally, HVII Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of HVII Class A Ordinary Shares

3. Effects of Section 367 to U.S. Holders of HVII Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving non-U.S. corporations, including a domestication of a non-U.S. corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— 4. PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. The following discussion assumes the Domestication will qualify as an F Reorganization, and as such, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

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U.S. Holders Who Own 10 Percent or More of HVII

Subject to the discussion below under the section entitled “— 4. PFIC Considerations”, a U.S. Holder who on the date of the Domestication that actually or constructively owns 10% or more of the total combined voting power of all classes of HVII stock entitled to vote or 10% or more of the total value of all classes of HVII stock (a “10% U.S. Shareholder”) must include in income as a deemed dividend deemed paid by HVII the “all earnings and profits amount” attributable to the HVII Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its HVII Class A Ordinary Shares is the net positive earnings and profits of HVII (as determined under Treasury Regulations under Section 367 of the Code) attributable to such HVII Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such HVII Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a non-U.S. corporation is the ratably allocated portion of the non-U.S. corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Accordingly, under Treasury Regulations Section 1.367(b)-3(b)(3), a 10% U.S. Shareholder should be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) with respect to its HVII shares. If HVII’s cumulative earnings and profits through the date of the Domestication are not greater than zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its HVII shares. However, if HVII’s earnings and profits are greater than zero through the date of the Domestication, depending upon the period in which a U.S. Holder held its HVII shares, such U.S. Holder could be required to include its earnings and profits amount in income as a deemed dividend under Treasury Regulations Section 1.367(b)-3(b)(3) as a result of the Domestication. The determination of HVII’s earnings and profits is complex and may be impacted by numerous factors.

U.S. Holders Who Own Less Than 10% of HVII

Subject to the discussion below under the section entitled “— 4. PFIC Considerations”, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HVII Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its HVII Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HVII Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— 4. PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New ONE Nuclear Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New ONE Nuclear Common Stock over the U.S. Holder’s adjusted tax basis in the HVII Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of HVII Class A Ordinary Shares (generally, HVII Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by HVII the “all earnings and profits amount” attributable to its HVII Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from HVII (or New ONE Nuclear) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s HVII Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified HVII (or New ONE Nuclear) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New ONE Nuclear no later than the date such tax return is filed. In connection with this election, New ONE Nuclear intends to provide each U.S. Holder eligible to make such an election with information regarding HVII’s earnings and profits upon written request.

If HVII’s cumulative earnings and profits are not greater than zero through the date of the Domestication, a U.S. Holder who makes this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. If HVII had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its HVII Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Domestication.

Each U.S. Holder is urged to consult its tax advisor regarding the consequences to it of making an election to include in income the “all earnings and profits amount” attributable to its HVII Class A ordinary shares under Section 367(b) of the Code and the appropriate filing requirements with respect to such an election.

U.S. Holders that Own HVII Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HVII Class A Ordinary Shares have a fair market value of less than $50,000 generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 4. PFIC Considerations”.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TIMING, THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

4. PFIC Considerations

In addition to the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HVII Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if HVII is considered a PFIC.

Definition of a PFIC

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (a) at least seventy five percent (75%) of its gross income, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets during the taxable year (ordinarily determined based on fair market value of the assets determined at the end of each quarterly period), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are “passive assets”, which generally means that they are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. For purposes of these rules, which may apply to HVII prior to the Domestication, interest income earned by HVII would be considered passive income and cash held by HVII would generally be considered a passive asset. The determination of whether a non-U.S. corporation is a PFIC is made annually.

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PFIC Status of HVII

Because HVII is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, HVII believes that it likely was a PFIC for its most recent taxable year and likely a PFIC for its current taxable year which will end as a result of the Domestication. The determination of whether HVII is a PFIC for the previous taxable year depends (in part) on the application of a start-up exception, the application of which is unclear in certain respects.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of HVII Class A Ordinary Shares as a result of the Domestication if:

(i)	HVII were classified as a PFIC at any time during such U.S. Holder’s holding period in such HVII Class A Ordinary Shares; and

(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such HVII Class A Ordinary Shares or in which HVII was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such HVII Class A Ordinary Shares.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of HVII. Under these rules (the “Excess Distributions Regime”):

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s HVII Class A Ordinary Shares;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HVII was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by HVII, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of HVII Class A Ordinary Shares”.

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It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of HVII Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their HVII Class A Ordinary Shares under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its HVII Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder”.

Any gain recognized by a Non-Electing Shareholder of HVII Class A Ordinary Shares as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if HVII is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of HVII Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat HVII as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of HVII Class A Ordinary Shares during which HVII qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s HVII Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its HVII Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its HVII Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its HVII Class A Ordinary Shares is contingent upon, among other things, the provision by HVII of a “PFIC Annual Information Statement” to such U.S. Holder. If HVII determines that HVII is a PFIC for any taxable year, upon written request, HVII will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that HVII will timely provide such required information. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their HVII Class A Ordinary Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of HVII Class A Ordinary Shares”, and subject to the discussion above under “— A. Tax Consequences of the Domestication to U.S. Holders”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of HVII, whether or not such amounts are actually distributed.

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The impact of the PFIC rules on a U.S. Holder of HVII Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a non-U.S. corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that HVII Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the Excess Distributions Regime with respect to their HVII Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its HVII Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its HVII Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its HVII Class A Ordinary Shares over the fair market value of its HVII Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its HVII Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its HVII Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the HVII Class A Ordinary Shares in which HVII is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, HVII Class A Ordinary Shares, including in connection with the Domestication.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED NON-U.S. CORPORATIONS. ALL U.S. HOLDERS OF HVII CLASS A ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B. Tax Consequences to U.S. Holders of HVII Class A Ordinary Shares Exercising Redemption Rights

1. Generally

The U.S. federal income tax consequences to a U.S. Holder of HVII Class A Ordinary Shares that exercises its Redemption Rights with respect to its HVII Class A Ordinary Shares will depend on whether the Redemption qualifies as a sale of shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the Redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “C. Tax Consequences of Ownership and Disposition of New ONE Nuclear Common Stock — 2. Sale, Taxable Exchange or Other Taxable Disposition of New ONE Nuclear Common Stock”. If the Redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “C. Tax Consequences of Ownership and Disposition of New ONE Nuclear Common Stock — 1. Taxation of Distributions” .

Whether a Redemption of shares qualifies for sale treatment will depend largely on the total number of shares of HVII treated as held by the redeemed U.S. Holder before and after the Redemption relative to all of the stock of HVII outstanding both before and after the Redemption. The Redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the Redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in HVII or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a Redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the Redemption.

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In order to meet the substantially disproportionate test, the percentage of HVII’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of HVII’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account redemptions by other holders and possibly the shares of New ONE Nuclear stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest HVII if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares. The Redemption will not be essentially equivalent to a dividend if the Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in HVII. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in HVII will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If none of the foregoing tests are satisfied, then the redemption of shares will be treated as a distribution with respect to the shares, the U.S. federal income tax consequences of which are described below under will be as described below under the section entitled “— C. Tax Consequences of Ownership and Disposition of Shares of New ONE Nuclear Common Stock — 1. Taxation of Distributions”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining HVII Ordinary Shares.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of HVII Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR HVII ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

C. Tax Consequences of Ownership and Disposition of Shares of New ONE Nuclear Common Stock

1. Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of shares of New ONE Nuclear Common Stock (other than certain distributions of shares of New ONE Nuclear stock or rights to acquire shares of New ONE Nuclear stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New ONE Nuclear’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New ONE Nuclear Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New ONE Nuclear Common Stock and will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Shares of New ONE Nuclear Common Stock”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2. Sale, Taxable Exchange or Other Taxable Disposition of Shares of New ONE Nuclear Common Stock

Upon a sale or other taxable disposition of shares of New ONE Nuclear Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of New ONE Nuclear Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New ONE Nuclear Common Stock so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

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Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New ONE Nuclear Common Stock so disposed of. See the section entitled “— A. Tax Consequences of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its shares of New ONE Nuclear Common Stock following the Domestication.

D. Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of shares of New ONE Nuclear Common Stock will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III. Non-U.S. Holders

As used in this section, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of an HVII’s Class A ordinary shares or shares of New ONE Nuclear Common Stock, as applicable, who is not a U.S. Holder.

A. Tax Consequences of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of HVII Class A Ordinary Shares unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its HVII Class A Ordinary Shares in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock of a U.S. corporation, i.e., New ONE Nuclear, rather than a non-U.S. corporation, i.e., HVII, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise Redemption Rights with respect to HVII Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such Redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising Redemption Rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the Redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the Redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

B. Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of HVII Class A Ordinary Shares that exercises its Redemption Rights will depend on whether the Redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders — B. Tax Consequences to U.S. Holders of Exercising Redemption Rights — 1. Generally”. Regardless of whether it is treated as a sale of HVII Class A Ordinary Shares or as a corporate distribution on the HVII Class A Ordinary Shares for U.S. federal income tax purposes, the Redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such HVII Class A Ordinary Shares in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

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C. Tax Consequences of Ownership and Disposition of Shares of New ONE Nuclear Common Stock

1. Taxation of Distributions

In general, any distributions made to a Non-U.S. Holder of shares of New ONE Nuclear Common Stock, to the extent paid out of New ONE Nuclear’ s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New ONE Nuclear will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E, or another IRS Form W-8, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New ONE Nuclear Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New ONE Nuclear Common Stock, which will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Shares of New ONE Nuclear Common Stock”. In addition, if New ONE Nuclear determines that it is likely to be classified as a “United States real property holding corporation”, the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds New ONE Nuclear’ s current and accumulated earnings and profits. See the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of Shares of New ONE Nuclear Common Stock” below.

Dividends paid by New ONE Nuclear to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

A Non-U.S. Holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2. Sale, Taxable Exchange or Other Taxable Disposition of Shares of New ONE Nuclear Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its shares of New ONE Nuclear Common Stock, unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

●	such Non-U.S. Holder is an individual who was present in the United States for one hundred eighty-three (183) days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

●	New ONE Nuclear is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held shares of New ONE Nuclear Common Stock and, in the case where shares of New ONE Nuclear Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of the outstanding shares of New ONE Nuclear Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of New ONE Nuclear Common Stock. There can be no assurance that shares of New ONE Nuclear Common Stock will be treated as regularly traded on an established securities market for this purpose.

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Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the Redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New ONE Nuclear may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. New ONE Nuclear is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether New ONE Nuclear would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its New ONE Nuclear Common Stock.

D. Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New ONE Nuclear Common Stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

E. Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New ONE Nuclear Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed applicable IRS Form W-8). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of shares of New ONE Nuclear Common Stock.

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BUSINESS OF HVII AND CERTAIN INFORMATION ABOUT HVII

Overview

HVII is a newly organized special purpose acquisition company (a “SPAC”) incorporated as a Cayman Islands exempted company with limited liability on September 27, 2024 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as HVII’s initial business combination.

The registration statement for the IPO became effective on January 16, 2025. On January 21, 2025, HVII consummated its initial public offering of 19,000,000 units, which included 1.5 million units sold pursuant to the partial exercise of the IPO underwriters’ over-allotment option, generating gross proceeds of $190.0 million, and incurring offering costs of approximately $12.6 million, inclusive of $7,600,000 in Deferred Underwriting Commissions.

Substantially concurrently with the closing of the IPO, HVII consummated the private placement of 690,000 Private Placement Units at a price of $10.00 per Private Placement Unit to the Sponsor and the IPO underwriters, generating gross proceeds of $6,900,000. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor and 190,000 Private Placement Units were purchased by the IPO underwriters.

Upon the closing of the IPO and the concurrent private placement, $190,000,000 ($10.00 per HVII Public Share) of the net proceeds of the IPO and certain of the proceeds of the private placement were placed in the Trust Account located in the United States and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, and/or deposited in an interest-bearing demand deposit account at a U.S.-chartered commercial bank with consolidated assets of $50 billion or more. Except with respect to permitted withdrawals, the proceeds from the IPO and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of HVII’s initial business combination and (ii) the distribution of the funds in the Trust Account as described below.

On January 30, 2025, HVII announced that, commencing February 6, 2025, holders of the units sold in the IPO may elect to separately trade the HVII Class A Ordinary Shares and the HVII Public Rights included in the units. Those units not separated continued to trade on the Nasdaq Global Market under the symbol “HVIIU” and the HVII Class A Ordinary Shares and the HVII Public Rights that were separated trade under the symbols “HVII” and “HVIIR,” respectively.

While HVII may pursue an acquisition opportunity in any business, industry, sector or geographical location, HVII intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business, focusing on the industrial technology and energy transition sectors. HVII is seeking to acquire one or more businesses with an expected aggregate enterprise value of $500 million or greater.

The Sponsor

The Sponsor is a Nevada limited liability company formed for the purpose of serving as HVII’s sponsor in connection with its search for an initial business combination. The roles and responsibilities of HVII’s sponsor and its affiliates are to initiate HVII’s formation through an initial public offering, to identify, acquire and operate one or more businesses, and to hold security interests in HVII.

The following entities and individuals have a direct or indirect material interest in the sponsor:

(i)	Hennessy Capital Group, LLC, a Delaware limited liability company (“HCG”) has a direct material interest in HVII’s sponsor as its sole managing member;

(ii)	Daniel J. Hennessy has an indirect material interest in HVII’s sponsor as a managing member and majority equity owner of HCG; and

(iii)	Thomas D. Hennessy has an indirect material interest in HVII’s sponsor as a managing member and minority equity owner of HCG.

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Below are experiences the Sponsor, its affiliates, and any of its promoters have had in organizing special purpose acquisition companies and other special purpose acquisition companies in which the Sponsor, its affiliates, and any of its promoters are involved, along with certain other information:

●	Hennessy I (2014): SPAC (Hennessy Capital Acquisition Corp. (“Hennessy I”)), Target (Blue Bird Corp. (“Blue Bird”)). Hennessy I’s initial public offering closed January 16, 2014, at approximately $115 million. There was no extension of the SPAC term and there were approximately 64.8% redemptions in connection with the business combination. Hennessy I’s business combination with School Bus Holdings, Inc. to form Blue Bird closed on February 24, 2015. Shares of Blue Bird common stock trade on the Nasdaq Stock Market under the symbol “BLBD”, and the price of the common stock has ranged from $7.14 to $81.51 following the consummation of the business combination, with a closing price of $78.96 on June 30, 2026;

●	Hennessy II (2015): SPAC (Hennessy Capital Acquisition Corp. II (“Hennessy II”)), Target (Daseke, Inc. (“Daseke”)). Hennessy II’s initial public offering closed July 22, 2015, at approximately $200 million. There was no extension of the SPAC term and there were approximately 58.1% redemptions in connection with the business combination. Hennessy II’s business combination with Daseke, Inc. closed on February 27, 2017. Shares of Daseke common stock traded on the Nasdaq Stock Market under the symbol “DSKE”, and the price of the common stock has ranged from $0.86 to $14.47 following the consummation of the business combination. Daseke was acquired by TFI International (NYSE and TSX: TFII) on April 3, 2024 for $8.30 per share;

●	Hennessy III (2017): SPAC (Hennessy Capital Acquisition Corp. III (“Hennessy III”)), Target (NRC Group Holdings Corp. (“NRC Group”)). Hennessy III’s initial public offering closed June 22, 2017, at approximately $258 million. There was no extension of the SPAC term and there were approximately 81.6% redemptions in connection with the business combination. Hennessy III’s business combination with NRC Group closed on October 17, 2018. Prior to its acquisition by US Ecology, Inc., shares of NRC Group common stock traded on the NYSE American under the symbol “NRCG”, and the price of the common stock ranged from $6.65 to $13.00 following the consummation of the business combination. NRC Group was acquired by US Ecology, Inc. on November 1, 2019 for $12.16 per share;

●	Hennessy IV (2019): SPAC (Hennessy Capital Acquisition Corp. IV (“Hennessy IV”)), Target (Canoo Inc. (“Canoo”)). Hennessy IV’s initial public offering closed February 28, 2019, at approximately $303 million. The SPAC term was extended and there were approximately 0.8% redemptions in connection with the extension and no redemptions in connection with the business combination. Hennessy IV’s business combination with Canoo closed on December 21, 2020. Shares of Canoo common stock traded on the Nasdaq Stock Market under the symbol “GOEV” until Canoo filed for Chapter 7 bankruptcy and ceased all operations on January 17, 2025, and the price of the common stock, after giving effect to its reverse stock splits, ranged from $1.12 to $11,453.60 following the consummation of the business combination, with a closing price of $1.35 on January 17, 2025, the date on which Canoo filed for bankruptcy;

●	Hennessy V (2021): SPAC (Hennessy Capital Investment Corp. V (“Hennessy V”)). Hennessy V’s initial public offering closed September 28, 2021. Hennessy V was liquidated in December 2022.

●	two (2021) (members of HVII’s management team acquired the SPAC sponsor): SPAC (two (“two”)), Target (Logistics Properties of the Americas (“Logistics”)). Two’s initial public offering closed March 30, 2021, at approximately $200 million. The SPAC term was extended twice and there were approximately 76.7% and 16.2% redemptions, respectively, in connection with extensions and approximately 97.5% redemptions in connection with the business combination. two’s business combination with Logistics closed on March 27, 2024. Shares of Logistics common stock trade on the NYSE American under the symbol “LPA”, and the price of the common stock, after giving effect to its stock split, has ranged from $2.04 to $525.00 following the consummation of the business combination, with a closing price of $3.36 on June 30, 2026;

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●	PropTech I (2019): SPAC (PropTech Acquisition Corp (“PropTech I”)), Target (Porch Group, Inc. (“Porch”)). PropTech I’s initial public offering closed November 21, 2019, at approximately $173 million. There was no extension of the SPAC term and there were approximately 0.00002% redemptions in connection with the business combination. PropTech I’s business combination with Porch closed on December 23, 2020. Shares of Porch common stock trade on the Nasdaq Stock Market under the symbol “PRCH”, and the price of the common stock has ranged from $0.50 to $27.50 following the consummation of the business combination, with a closing price of $15.04 on June 30, 2026;

●	PropTech II (2020): SPAC (PropTech Investment Corporation II (“PropTech II”)), Target (Appreciate Holdings, Inc. (“Appreciate”)). PropTech II’s initial public offering closed December 3, 2020, at approximately $230 million. There was no extension of the SPAC term and there were approximately 56.8% redemptions in connection with the business combination. PropTech II’s business combination with Appreciate closed on November 29, 2022. Shares of Appreciate common stock traded on the Nasdaq Stock Market under the symbol “SFRT” until November 30, 2023, and the price of the common stock ranged from $0.0001 to $13.40 following the consummation of the business combination;

●	7GC (2020): SPAC (7GC & Co. Holdings Inc. (“7GC”)), Target (Banzai International, Inc. (“Banzai”)). 7GC’s initial public offering closed December 22, 2020, at approximately $230 million. The SPAC term was extended twice and there were approximately 77.9% and 34.4% redemptions, respectively, in connection with extensions and approximately 99.3% redemptions in connection with the business combination. 7GC’s business combination with Banzai closed on December 14, 2023. Shares of Banzai common stock trade on the Nasdaq Stock Market under the symbol “BNZI”, and the price of the common stock, after giving effect to its stock splits, has ranged from $0.88 to $8,285.00 following the consummation of the business combination, with a closing price of $3.02 on June 30, 2026;

●	Hennessy VI (2021): SPAC (Hennessy Capital Investment Corp. VI (“Hennessy VI”)), Target (Namib Minerals (“Namib”)). Hennessy VI’s initial public offering closed September 28, 2021, at approximately $341 million. The SPAC term was extended three times and there were approximately 24.3%, 79.6%, and 37.8% redemptions, respectively, in connection with extensions and approximately 96% redemptions in connection with the business combination. Hennessy VI’s business combination with Namib closed on June 5, 2025. Namib is an established African gold producer with an attractive portfolio of mines in Zimbabwe supported by high-grade, low-cost production, extensive infrastructure and pro-mining government policy. Shares of Namib ordinary shares trade on the Nasdaq Stock Market under the symbol “NAMM”, and the price of the ordinary shares has ranged from $0.91 to $55.00 following the consummation of the business combination, with a closing price of $1.88 on March 31, 2026;

●	Compass Digital (2021) (members of HVII’s management team acquired the SPAC sponsor): SPAC (Compass Digital Acquisition Corp. (“Compass Digital”)), Target (Key Mining Corp.). Compass Digital’s initial public offering closed October 14, 2021 at approximately $212 million. The SPAC term was extended three times and there were approximately 76%, 52% and 48% redemptions, respectively, in connection with extensions. On January 6, 2026, Compass Digital announced the execution of a business combination agreement with Key Mining Corp., an exploration stage global critical minerals and infrastructure company deploying a multi-jurisdiction strategy with assets initially located in Chile and the United States. The business combination is expected to close in the third quarter of 2026;

●	Jaguar Global (2022): SPAC (Jaguar Global Growth Corporation I (“Jaguar Global”)), Target (Captivision Inc. (“Captivision”)). Jaguar Global’s initial public offering closed February 11, 2022, at approximately $235 million. The SPAC term was extended and there were approximately 56% redemptions in connection with extensions and approximately 99.6% redemptions in connection with the business combination. Jaguar Global’s business combination with Captivision closed on November 15, 2023. Shares of Captivision common stock traded on the Nasdaq Stock Market under the symbol “CAPT” until they were delisted on April 9, 2026, and the price of the common stock ranged from $0.015 to $7.92 following the consummation of the business combination;

●	Twin Ridge (2021) (members of HVII’s management team advised Twin Ridge and were equityholders in the SPAC sponsor): SPAC (Twin Ridge Capital Acquisition Corp. (“Twin Ridge”)), Target (Carbon Revolution Public Limited Company (“Carbon Revolution”)). Twin Ridge’s initial public offering closed March 3, 2021, at approximately $213 million. The SPAC term was extended and there were approximately 70.6% redemptions in connection with the extension and 99.7% redemptions in connection with the business combination. Twin Ridge’s business combination with Carbon Revolution closed on November 3, 2023. Shares of Carbon Revolution common stock traded on the Nasdaq Stock Market under the symbol “CREV” until they were delisted on February 9, 2026, and the price of the common stock ranged from $1.48 to $197.99 following the consummation of the business combination;

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●	Learn CW (2021) (members of HVII’s management team advised Learn CW and were equityholders in the SPAC sponsor): SPAC (Learn CW Investment Corporation (“LCW”)), Target (Innventure, Inc. (“Innventure”)). LCW’s initial public offering closed October 7, 2021, at approximately $200 million. The SPAC term was extended and there were approximately 59.4% redemptions in connection with extensions and approximately 89.0% redemptions in connection with the business combination. LCW’s business combination with Innventure closed on October 2, 2024. Shares of LCW common stock trade on the Nasdaq Stock Market under the symbol “INV”, and the price of the common stock has ranged from $2.36 to $18.75 following the consummation of the business combination, with a closing price of $5.07 on June 30, 2026;

●	Hennessy VIII (2026): SPAC (Hennessy Capital Investment Corp. VIII (“Hennessy VIII”)). Hennessy VIII’s initial public offering closed on February 6, 2026; and

●

Launch Two (2026) (members of HVII’s management team advised Launch Two and were equityholders in the SPAC sponsor): SPAC (Launch Two Acquisition Corp. (“Launch Two”)), Target (NuCube Energy, Inc. (“NuCube”). Launch Two’s initial public offering closed October 8, 2024, at approximately $230 million. On June 25, 2026, Launch Two announced the execution of a business combination agreement with NuCube Energy, Inc., an advanced-nuclear technology company developing factory-built, solid-state microreactors that deliver firm, carbon-free power or high-temperature process heat. The business combination is expected to close in the second half of 2026.

Investment Strategy

HVII’s investment strategy is directed at industrial technology and energy transition targets of $500 million or greater in expected aggregate enterprise value and is informed and validated by its research and analysis and complemented by what it believes are favorable market conditions for the SPAC asset class.

Acquisition Criteria

HVII has identified the following general criteria and guidelines that it believes are important in evaluating prospective target businesses. HVII has used these criteria and guidelines in evaluating acquisition opportunities, but it may decide to enter into its initial business combination with a target business that does not meet these criteria and guidelines.

●	$500 Million+ Target Business Size. HVII will seek to acquire one or more businesses with an expected aggregate enterprise value of $500 million or greater, determined at the sole discretion of its officers and directors according to reasonably accepted valuation standards and methodologies.

●	Large Addressable Market. HVII will target companies that operate in large addressable markets within industrial technology and energy transition sectors. HVII believes its management team and its board are skilled in analyzing and evaluating companies in these markets based on their significant past SPAC execution, investing and operating experience.

●	Scalable and Sustainable Growth Platform. HVII intends to focus on segments and businesses within its target sectors that are poised for scalable, sustainable growth due to shifting customer preferences in favor of products and technologies that enable improvements in automation, efficiency, safety and customer experience.

●	Strong Competitive Positioning and Differentiated Technology. HVII plans to focus on attractive companies with distinct intellectual property and highly defensible, differentiated technology aimed at solving critical challenges in their areas of focus. Companies with unique and disruptive platforms and product offerings, including technology innovators, will be at the forefront of HVII’s evaluation process. HVII’s management team and the HVII Board have extensive operational, commercial and transactional experience with technology-driven companies in its target sectors, and HVII intends to use these skills to identify market leaders and category winners.

●	Experienced Management Team. HVII will seek to acquire one or more businesses with a complete, experienced management team that provides a platform for HVII to further develop the acquired business’s management capabilities. HVII will seek to partner with a potential target’s management team and expects that the operating and financial abilities of its executive team and board will complement management’s capabilities.

●	Partnership Approach. HVII will pursue a partnership approach to working with a management team that shares its strategic vision and believes HVII can help them achieve the full potential of their business. HVII’s management team and the HVII Board have a long history of founding and scaling businesses, and HVII will use its collective experience to help guide management teams of target businesses.

●	Benefit from Being a Public Company. HVII intends to acquire one or more businesses that will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

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These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that HVII’s management may deem relevant.

Initial Business Combination

HVII has up to 24 months from the closing of the IPO to consummate an initial business combination. HVII may hold a Public Shareholder vote at any time to amend the HVII Charter to modify the amount of time it will have to consummate an initial business combination (as well as to modify the substance or timing of its obligation to redeem 100% of the HVII Public Shares if it has not consummated an initial business combination within the completion window or with respect to any other provisions relating to HVII Shareholders’ rights or pre-initial business combination activity), in which case the HVII Public Shareholders will be offered an opportunity to redeem their HVII Public Shares. The Sponsor and HVII’s executive officers and directors have agreed that they will not propose any such amendment unless HVII provides the HVII Public Shareholders with the opportunity to redeem their HVII Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals), divided by the number of then outstanding HVII Public Shares, subject to the limitations described herein.

If HVII does not complete its initial business combination within the completion window, while it does not currently intend to seek Public Shareholder approval to amend the HVII Charter to extend the amount of time it will have to consummate an initial business combination, it may elect to do so in the future. There is no limit on the number of extensions that HVII may seek. If HVII determines not to extend, or fails to obtain HVII Public Shareholder approval to extend, the time period to consummate its initial business combination, and the time to consummate its initial business combination expires, the Sponsor’s investment in its Founder Shares and its Private Placement Units will be worthless.

If HVII does not complete its initial business combination within the completion window and does not hold a HVII Public Shareholder vote to amend the HVII Charter to extend the amount of time it has to consummate an initial business combination, HVII will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the HVII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding HVII Public Shares, which redemption will completely extinguish HVII Public Shareholders’ rights as HVII Public Shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HVII’s remaining HVII Public Shareholders and the HVII Board, liquidate and dissolve, subject, in each case, to HVII’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There is no limitation on HVII’s ability to raise funds privately or through loans in connection with its initial business combination.

The HVII Charter requires the affirmative vote of a majority of the HVII Board, which must include a majority of its independent directors, to approve its initial business combination (or such other vote as the applicable law or stock exchange rules then in effect may require).

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HVII does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if HVII’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to its initial business combination. Moreover, HVII may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of its initial business combination, in which case it may issue additional securities or incur debt in connection with such initial business combination. If HVII raises additional funds through equity or convertible debt issuances, HVII Public Shareholders may suffer significant dilution, and these securities could have rights that rank senior to HVII Public Shares. If HVII raises additional funds through the incurrence of indebtedness, such indebtedness would have rights that are senior to its equity securities and could contain covenants that restrict its operations. Further, as described above, due to the anti-dilution rights of HVII’s Founder Shares, HVII Public Shareholders may incur material dilution. In addition, HVII intends to target businesses with enterprise values that are greater than it could acquire with the net proceeds of the IPO and the sale of the Private Placement Units, and, as a result, if the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy redemptions by HVII Public Shareholders, HVII may be required to seek additional financing to complete such proposed initial business combination. HVII may also obtain financing prior to the closing of its initial business combination to fund its working capital needs and transaction costs in connection with its search for and completion of its initial business combination. There is no limitation on HVII’s ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with its initial business combination, including pursuant to any backstop or similar agreements it may enter into following the consummation of its initial public offering or otherwise. Subject to compliance with applicable securities laws, HVII would only complete such financing simultaneously with the completion of its business combination. If HVII is unable to complete its initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the Trust Account. In addition, following HVII’s initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations.

Nasdaq rules require that HVII must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any Deferred Underwriting Commissions and taxes payable on the interest earned on the Trust Account) at the time of its agreement to enter into its initial business combination. If HVII’s securities are no longer listed on Nasdaq, it will not be obligated to satisfy such 80% test. The HVII Board will make the determination as to the fair market value of its initial business combination. If the HVII Board is not able to independently determine the fair market value of the target business or businesses, HVII will obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent registered public accounting firm, with respect to the satisfaction of such criteria. While HVII considers it unlikely that the HVII Board will not be able to make an independent determination of the fair market value of its initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of HVII’s independent directors.

HVII anticipates structuring its initial business combination either (i) in such a way so that the post-transaction company in which the HVII Public Shareholders own shares will own or acquire 100% of the outstanding equity interests or assets of the target business or businesses, or (ii) in such a way that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons. However, HVII will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, HVII Shareholders prior to its initial business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and HVII in its initial business combination transaction. For example, HVII could pursue a transaction in which it issues a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, HVII would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, HVII Shareholders immediately prior to its initial business combination could own less than a majority of its outstanding shares subsequent to its initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of Nasdaq’s 80% of net assets test. If the initial business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the transactions, and HVII will treat the target businesses together as the initial business combination for purposes of a tender offer or for seeking HVII Public Shareholder approval, as applicable.

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HVII’s Business Combination Process

In evaluating prospective business combinations, HVII expects to conduct a thorough due diligence review process that encompasses, among other things, a review of historical and projected financial and operating data, meetings with management and their advisors (if applicable), on-site inspection of facilities and assets, discussion with customers and suppliers, legal reviews and other reviews as deemed appropriate. HVII’s management and directors utilize their expertise in analyzing companies in industrial technology sectors in evaluating operating projections, financial projections and determining the appropriate return expectations given the risk profile of the target business.

HVII is not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor or HVII’s officers or directors. In the event HVII seeks to complete its initial business combination with a company that is affiliated with the Sponsor or HVII’s officers or directors, HVII or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that the initial business combination is fair to HVII from a financial point of view.

HVII’s officers and directors currently own, either directly or indirectly, Founder Shares and Private Placement Units. Because of this ownership, HVII’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the initial business combination. Further, each of HVII’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors were to be included by a target business as a condition to any agreement with respect to the initial business combination.

Each of HVII’s officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities, including Hennessy VIII pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of HVII’s officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she may honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to HVII if such entities reject the opportunity and he or she determines to present the opportunity to HVII. These conflicts may not be resolved in HVII’s favor and a potential target business may be presented to another entity prior to its presentation to HVII. The HVII Charter provides that HVII renounces its interest in any corporate opportunity offered to any director or officer unless (i) such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of HVII, (ii) such opportunity is one HVII is legally and contractually permitted to undertake and would otherwise be reasonable for HVII to pursue and (iii) the director or officer is permitted to refer the opportunity to HVII without violating another legal obligation. As a result, the fiduciary, contractual or other obligations or duties of HVII’s officers or directors could materially affect HVII’s ability to complete its initial business combination.

The Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other SPAC prior to completion of HVII’s initial business combination. As a result, the Sponsor or HVII’s officers or directors could have conflicts of interest in determining whether to present business combination opportunities to HVII or to any other SPAC with which they may become involved. For example, each of Mr. Daniel J. Hennessy, Mr. Thomas Hennessy and Mr. Geeza is currently an officer of Hennessy VIII and owes fiduciary duties to Hennessy VIII, which may compete with HVII for acquisition opportunities. Although HVII has no formal policy in place for vetting potential conflicts of interest, the HVII Board will review any potential conflicts of interest on a case-by-case basis. In particular, affiliates of HVII’s sponsor are currently sponsoring one other SPAC, Hennessy VIII. Any such companies, including Hennessy VIII may present additional conflicts of interest in pursuing an acquisition target. However, HVII does not believe that any potential conflicts with Hennessy VIII would materially affect HVII’s ability to complete its initial business combination, because HVII’s management team has significant experience in identifying and executing multiple acquisition opportunities simultaneously, HVII is not limited by industry or geography in terms of the acquisition opportunities it can pursue, and HVII has executed the Business Combination Agreement with ONE Nuclear, and HVII expects that HVII will have priority over Hennessy VIII with respect to acquisition opportunities until it completes an initial business combination.

Financial Position

With funds in the Trust Account available for a business combination in the amount of approximately $198,568,273.56, as of March 31, 2026, (which amount includes the Deferred Underwriting Commissions of up to $7,600,000), assuming no redemptions, HVII believes it offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because HVII is able to complete its initial business combination using its cash, debt or equity securities or a combination of the foregoing, HVII has the flexibility to use the most efficient combination that will allow it to tailor the consideration to be paid to the target business to fit its needs and desires. However, HVII has not taken any steps to secure third-party financing and there can be no assurance it will be available to HVII.

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Effecting the Initial Business Combination

HVII is not presently engaged in, and will not engage in, any operations until it consummates an initial business combination. HVII intends to effectuate its initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Units, the proceeds of the sale of its securities in connection with its initial business combination (pursuant to any forward purchase, backstop or similar agreements HVII may enter), if any, its equity, debt or a combination of these as the consideration to be paid in its initial business combination. HVII may seek to complete its initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject HVII to the numerous risks inherent in such companies and businesses.

If HVII’s initial business combination is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with its initial business combination or used for redemption of HVII Public Shares, HVII may apply the balance of the cash released to it from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of post-transaction businesses, the payment of principal or interest due on indebtedness incurred in completing its initial business combination, to fund the purchase of other companies, or for working capital.

HVII may seek to raise additional funds in connection with the completion of its initial business combination through a private offering of equity securities or debt securities or loans, and HVII may effectuate its initial business combination using the proceeds of such offerings or loans rather than using the amounts held in the Trust Account. In the case of an initial business combination funded with assets other than the Trust Account assets, HVII’s tender offer documents or proxy materials disclosing the business combination would disclose the terms of the financing and, only if required by applicable law, HVII would seek HVII Public Shareholder approval of such financing. There are no prohibitions on HVII’s ability to raise funds privately or through loans in connection with its initial business combination. At this time, HVII is not a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities or otherwise.

Although HVII’s management will assess the risks inherent in a particular target business with which HVII may combine, HVII cannot assure investors that this assessment will result in identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of HVII’s control, meaning that HVII can do nothing to control or reduce the chances that those risks will adversely impact a target business.

The time required to select and evaluate a target business and to structure and complete HVII’s initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which HVII’s initial business combination is not ultimately completed will result in HVII incurring losses and will reduce the funds HVII can use to complete another business combination.

Permitted Purchases of HVII’s Securities

In the event HVII seeks HVII Public Shareholder approval of HVII’s initial business combination and HVII does not conduct redemptions in connection with HVII’s initial business combination pursuant to the tender offer rules, the Sponsor and HVII’s directors, officers, advisors, or any of their respective affiliates may purchase HVII Units, HVII Public Shares or HVII Rights or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of HVII’s initial business combination. There is no limit on the number of securities HVII’s directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. If the Sponsor or its affiliates engage in such transactions prior to the completion of HVII’s initial business combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by the Sponsor or its affiliates, or any other third party that would vote at the direction of the Sponsor or its affiliates, will not be voted in favor of approving HVII’s initial business combination. However, they have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase HVII Units, HVII Public Shares or HVII Rights in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such HVII Public Shareholder, although still the record holder of HVII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. HVII has an insider trading policy which will require insiders to (1) refrain from purchasing securities when they are in possession of any material non-public information and (2) to clear all trades with HVII’s compliance personnel or legal counsel prior to execution. HVII cannot currently determine whether its insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, HVII’s insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

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In the event that the Sponsor and HVII’s directors, officers, advisors, or any of their respective affiliates purchase HVII Public Shares or HVII Rights in privately negotiated transactions from HVII Public Shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against HVII’s initial business combination, such selling HVII Public Shareholders would be required to revoke their prior elections to redeem their shares. The Sponsor and its affiliates have entered into an agreement with HVII, pursuant to which they have agreed to waive their redemption rights with respect to their shares of Founder Shares and HVII Public Shares. HVII does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to ensure that such HVII Public Shares would not be redeemed in connection with an initial business combination. This may result in the completion of HVII’s initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of HVII Public Shares or HVII Rights may be reduced and the number of beneficial holders of HVII Securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of HVII Securities on a national securities exchange.

The Sponsor and HVII’s officers, directors, advisors, and/or any of their respective affiliates anticipate that they may identify HVII Public Shareholders with whom the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates may pursue privately negotiated purchases by either HVII Public Shareholders contacting HVII directly or by the receipt of redemption requests submitted by HVII Public Shareholders following HVII’s mailing of proxy materials in connection with HVII’s initial business combination. To the extent that the Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling HVII Public Shareholders who have expressed their election to redeem their HVII Public Shares for a pro rata share of the Trust Account or vote against HVII’s initial business combination, but only if such HVII Public Shares have not already been voted at the Extraordinary General Meeting. Such persons would select the HVII Public Shareholders from whom to acquire HVII Public Shares based on the number of HVII Public Shares available, the negotiated price per HVII Public Share and such other factors as any such person may deem relevant at the time of purchase. The price per HVII Public Share paid in any such transaction may be different than, but not higher than, the amount per HVII Public Share a HVII Public Shareholder would receive if it elected to redeem its HVII Public Shares in connection with HVII’s initial business combination. The Sponsor or HVII’s officers, directors, advisors, or any of their respective affiliates will purchase HVII Public Shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Additionally, in the event the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates were to purchase HVII Securities from HVII Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following (i) HVII’s registration statement/proxy statement filed for HVII’s initial business combination transaction would disclose the possibility that the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates may purchase HVII Public Shares or HVII Rights from HVII Public Shareholders outside the redemption process, along with the purpose of such purchases; (ii) if the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates were to purchase HVII Public Shares or HVII Rights from HVII Public Shareholders, they would do so at a price no higher than the price offered through HVII’s redemption process; (iii) HVII’s registration statement/proxy statement filed for HVII’s initial business combination would include a representation that any HVII Securities purchased by the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates would not be voted in favor of approving the initial business combination; and (iv) the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates would not possess any redemption rights with respect to HVII Securities or, if they do acquire and possess redemption rights, they would waive such rights. To the extent that the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates enter into any such private purchase prior to the Extraordinary General Meeting, HVII will file a current report on Form 8-K to disclose (i) the amount of HVII Securities purchased in any such purchases, along with the purchase price; (ii) the purpose of any such purchases; (iii) the impact, if any, of any such purchases on the likelihood that HVII’s initial business combination will be approved; (iv) the identities or the nature of the HVII Security holders (e.g., 5% HVII Security holders) who sold their HVII Securities in any such purchases; and (v) the number of HVII Securities for which HVII has received redemption requests pursuant to HVII Public Shareholders’ redemption rights in connection with HVII’s initial business combination.

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Any purchases by the Sponsor or HVII’s officers, directors, advisors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor or HVII’s officers, directors and/or any of their respective affiliates will be restricted from making purchases of HVII Public Shares if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for HVII Public Shareholders Upon Completion of HVII’s Initial Business Combination

HVII will provide HVII Public Shareholders with the opportunity to redeem all or a portion of their HVII Public Shares upon the completion of its initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of its initial business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account as of March 31, 2026 is approximately $10.45 per HVII Public Share, net of accrued taxes. The per share amount HVII will distribute to investors who properly redeem their shares will not be reduced by the Deferred Underwriting Commissions HVII will pay to the IPO underwriters. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Each HVII Public Shareholder may elect to redeem HVII Public Shares irrespective of whether they vote for or against, or vote at all in connection with, the proposed transaction. There will be no redemption rights upon the completion of HVII’s initial business combination with respect to HVII Share Rights. The Initial Shareholders and HVII’s officers and directors have entered into the Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to any Founder Shares and any HVII Public Shares held by them in connection with the completion of HVII’s initial business combination.

Manner of Conducting Redemptions

HVII will provide HVII Public Shareholders with the opportunity to redeem all or a portion of their HVII Public Shares upon the completion of its initial business combination either: (1) in connection with a general meeting called to approve the business combination; or (2) by means of a tender offer. The decision as to whether HVII will seek HVII Public Shareholder approval of a proposed business combination or conduct a tender offer will be made by HVII, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require HVII to seek HVII Public Shareholder approval under applicable law or stock exchange listing requirements. Under Nasdaq rules, asset acquisitions and share purchases would not typically require HVII Public Shareholder approval while direct mergers with HVII where it does not survive and any transactions where it issues more than 20% of its outstanding HVII Ordinary Shares or seeks to amend the HVII Charter would require HVII Public Shareholder Approval. If HVII structures a business combination transaction with a target company in a manner that requires HVII Public Shareholder approval, it will not have discretion as to whether to seek a HVII Public Shareholder vote to approve the proposed business combination. HVII currently intends to conduct redemptions pursuant to a HVII Public Shareholder vote unless HVII Public Shareholder approval is not required by applicable law or stock exchange listing requirements and it chooses to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons. So long as HVII maintains a listing for its securities on Nasdaq, it is required to comply with such rules.

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If a HVII Public Shareholder vote is not required and HVII does not decide to hold a HVII Public Shareholder vote for business or other reasons, it will, pursuant to the HVII Charter:

●	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

●	file tender offer documents with the SEC prior to completing its initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of its initial business combination, HVII and the Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase HVII Class A Ordinary Shares in the open market if HVII elects to redeem its Public Shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

In the event HVII conducts redemptions pursuant to the tender offer rules, its offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and it will not be permitted to complete its initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on HVII Public Shareholders not tendering more than the number of HVII Public Shares HVII is permitted to redeem. If HVII Public Shareholders tender more shares than HVII has offered to purchase, it will withdraw the tender offer and not complete such initial business combination.

If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or HVII decides to obtain HVII Public Shareholder approval for business or other reasons, it will, pursuant to the HVII Charter:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

●	file proxy materials with the SEC.

HVII expects that a final proxy statement would be mailed to HVII Public Shareholders at least 20 days prior to the HVII Public Shareholder vote. However, it expects that a draft proxy statement would be made available to such HVII Public Shareholders well in advance of such time, providing additional notice of redemption if HVII conducts redemptions in conjunction with a proxy solicitation. Although HVII is not required to do so, it currently intends to comply with the substantive and procedural requirements of Regulation 14A in connection with any HVII Public Shareholder vote even if it is not able to maintain its Nasdaq listing or Exchange Act registration.

In the event that HVII seeks HVII Public Shareholder approval of its initial business combination, it will distribute proxy materials and, in connection therewith, provide its public shareholders with the redemption rights described above upon completion of the initial business combination.

If HVII seeks HVII Public Shareholder approval, unless otherwise required by applicable law, regulation or stock exchange rules, it will complete its initial business combination only if it receives approval pursuant to an ordinary resolution under the HVII Charter and under Cayman Islands law, which requires the affirmative vote of a simple majority of the HVII Shareholders who attend and vote at a general meeting of HVII, voting together as a single class. In such case, the Sponsor and each member of its management team have agreed to vote their Founder Shares and HVII Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of its initial business combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of HVII’s initial business combination once a quorum is obtained. As a result, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares, HVII would need (i) 6,178,334, or 32.52%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal and (ii) 10,515,556, or 55.3%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any HVII Public Shares. Assuming that only the holders of one-half of its issued and outstanding HVII Ordinary Shares, representing a quorum under the HVII Charter, vote their HVII Ordinary Shares at the HVII Shareholders’ Meeting, and also assuming that the parties to the Letter Agreement do not acquire any HVII Public Shares, in addition to the Initial Shareholders’ Founder Shares and HVII Class A Ordinary Shares (i) HVII would not need any HVII Public Shares to be voted in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Director Election Proposal in order to approve the Business Combination but (ii) HVII would need 1,841,112, or 9.7%, of the 19,000,000 HVII Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to have the Business Combination approved. However, if its initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, the approval of its initial business combination will require a special resolution, which requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of HVII, voting together as a single class. In addition, prior to the closing of HVII’s initial business combination, only holders of HVII Class B Ordinary Shares (i) will have the right to vote to appoint and remove directors prior to or in connection with the completion of its initial business combination and (ii) will be entitled to vote on continuing HVII in a jurisdiction outside the Cayman Islands (including any special resolution required to adopt new constitutional documents as a result of its approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). These quorum and voting thresholds and the agreement of the Initial Shareholders may make it more likely that HVII will consummate its initial business combination. Each HVII Public Shareholder may elect to redeem their HVII Public Shares irrespective of whether they vote for or against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

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HVII’s proposed initial business combination may impose a minimum cash requirement for: (i) cash consideration to be paid to the target or its owners; (ii) cash to be transferred to the target for working capital or other general corporate purposes; or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration HVII would be required to pay for all HVII Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to HVII, it will not complete the business combination or redeem any shares, and all HVII Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.

Limitation on Redemption Upon Completion of HVII’s Initial Business Combination if it Seeks HVII Public Shareholder Approval

Notwithstanding the foregoing, if HVII seeks HVII Public Shareholder approval of its initial business combination and it does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the HVII Charter provides that a HVII Public Shareholder, together with any affiliate of such HVII Public Shareholder or any other person with whom such HVII Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the HVII Public Shares sold in the IPO (“Excess Shares”), without its prior consent. HVII believes this restriction will discourage HVII Public Shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force HVII or its affiliates to purchase their HVII Public Shares at a significant premium to then-current market price or on other undesirable terms. Absent this provision, a HVII Public Shareholder holding more than an aggregate of 15% of the Public Shares sold in the IPO could threaten to exercise its redemption rights if such holder’s HVII Public Shares are not purchased by HVII or its affiliates at a premium to then-current market price or on other undesirable terms. By limiting HVII Public Shareholders’ ability to redeem no more than 15% of the HVII Public Shares sold in the IPO, HVII believes it will limit the ability of a small group of HVII Public Shareholders to unreasonably attempt to block its ability to complete its initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that HVII have a minimum net worth or a certain amount of cash. However, HVII would not be restricting HVII Public Shareholders’ ability to vote all of their HVII Public Shares (including Excess Shares) for or against its initial business combination.

Tendering Share Certificates in Connection with a Tender Offer or Redemption Rights

HVII may require the HVII Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to its transfer agent prior to the date set forth in the tender offer documents or proxy materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the business combination in the event HVII distributes proxy materials or to deliver their HVII Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, rather than simply voting against the initial business combination at the holder’s option. The tender offer or proxy materials, as applicable, that HVII will furnish to holders of HVII Public Shares in connection with its initial business combination will indicate whether it is requiring HVII Public Shareholders to satisfy such delivery requirements, which will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Accordingly, a HVII Public Shareholder would have from the time HVII sends out its tender offer materials until the close of the tender offer period, or up to two business days prior to the vote on the business combination if HVII distributes proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Pursuant to the tender offer rules, the tender offer period will be not less than 20 business days and, in the case of a HVII Public Shareholder vote, a final proxy statement would be mailed to HVII Public Shareholders at least 20 days prior to the HVII Public Shareholder vote. However, HVII expects that a draft proxy statement would be made available to such HVII Public Shareholders well in advance of such time, providing additional notice of redemption if it conducts redemptions in conjunction with a proxy solicitation. Given the relatively short exercise period, it is advisable for HVII Public Shareholders to use electronic delivery of their HVII Public Shares.

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There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not HVII requires holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the shareholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s ordinary shares in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the general meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the general meeting set forth in HVII’s proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of HVII Public Shares electing to redeem their HVII Public Shares will be distributed promptly after the completion of HVII’s initial business combination.

If HVII’s initial business combination is not approved or completed for any reason, then HVII Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their HVII Public Shares for the applicable pro rata share of the Trust Account. In such case, HVII will promptly return any certificates delivered by holders of HVII Public Shares who elected to redeem their HVII Public Shares.

If HVII’s initial proposed business combination is not completed, it may continue to try to complete a business combination with a different target until the end of the completion window.

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Redemption of HVII Public Shares and Liquidation if no Initial Business Combination

The HVII Charter provides that HVII will have only the time of the completion window to complete its initial business combination. If HVII is unable to complete its initial business combination within such completion window, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding HVII Public Shares, which redemption will completely extinguish HVII Public Shareholders’ rights as HVII Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HVII’s remaining shareholders and the HVII Board, liquidate and dissolve, subject in each case to HVII’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to HVII Share Rights, which will expire worthless if HVII fails to complete its initial business combination within the completion window.

The Initial Shareholders and HVII’s officers and directors have entered into the Letter Agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if HVII fails to complete its initial business combination within the completion window. However, if the Sponsor or any of HVII’s officers and directors acquires HVII Public Shares after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such HVII Public Shares if HVII fails to complete its initial business combination within the completion window.

The Initial Shareholders and HVII’s officers and directors have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the HVII Charter (i) to modify the substance or timing of HVII’s obligation to provide for the redemption of HVII Public Shares in connection with an initial business combination or to redeem 100% of HVII Public Shares if HVII has not consummated its initial business combination within the completion window or (ii) with respect to any other provision relating to HVII Public Shareholders’ rights or pre-initial business combination activity, unless HVII provides HVII Public Shareholders with the opportunity to redeem their HVII Public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals), divided by the number of then outstanding HVII Public Shares.

HVII expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing HVII’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes, HVII may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If HVII were to expend all of the net proceeds of the IPO and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by shareholders upon HVII’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of HVII’s creditors which would have higher priority than the claims of HVII Public Shareholders. There is no assurance that the actual per share redemption amount received by HVII Public Shareholders will not be substantially less than $10.00. Please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HVII and the Business Combination — If third parties bring claims against HVII, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Shareholders may be less than $10.00 per share” and other risk factors described above.

Although HVII has sought and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which HVII does business execute agreements with HVII waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of HVII Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against HVII’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HVII’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to HVII than any alternative. Examples of possible instances where HVII may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where HVII is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HVII and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to HVII if and to the extent any claims by a third party (other than HVII’s independent registered public accounting firm) for services rendered or products sold to HVII, or a prospective target business with which HVII has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per HVII Public Share or (2) the actual amount per HVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under HVII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. HVII has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of HVII and, therefore, the Sponsor may not be able to satisfy these obligations. HVII has not asked the Sponsor to reserve for such obligations. Therefore, there is no assurance that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for redemptions could be reduced to less than $10.00 per HVII Public Share and the funds available for HVII’s initial business combination could be reduced as well. In such event, HVII may not be able to complete its initial business combination, and investors would receive such lesser amount per share in connection with any redemption of their public shares. None of HVII’s officers will indemnify HVII for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per HVII Public Share; or (1) the actual amount per HVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, HVII’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HVII currently expects that its independent directors would take legal action on HVII’s behalf against the Sponsor to enforce its indemnification obligations to HVII, it is possible that HVII’s independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per HVII Public Share. Please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HVII and the Business Combination — If third parties bring claims against HVII, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by HVII Public Shareholders may be less than $10.00 per share.”

HVII will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than HVII’s independent registered public accounting firm), prospective target businesses or other entities with which HVII does business execute agreements with HVII waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under HVII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that HVII liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, HVII Public Shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in HVII’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of HVII Public Shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, there is no assurance that HVII will be able to return $10.00 per share to HVII Public Shareholders. Additionally, if HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by HVII Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by HVII shareholders. Furthermore, the HVII Board may be viewed as having breached its fiduciary duty to HVII’s creditors and/or may have acted in bad faith, and thereby exposing itself and HVII to claims of punitive damages, by paying HVII Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against HVII for these reasons. Please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HVII — If, after HVII distributes the proceeds in the Trust Account to HVII Public Shareholders, HVII files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HVII that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and HVII and its board may be exposed to claims of punitive damages.”

HVII Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) HVII’s completion of an initial business combination, and then only in connection with those HVII Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any HVII Public Shares properly submitted in connection with a HVII Public Shareholder vote to amend the HVII Charter (A) to modify the substance or timing of HVII’s obligation to provide for the redemption of HVII Public Shares in connection with an initial business combination or to redeem 100% of HVII Public Shares if HVII has not consummated its initial business combination within the completion window or (B) with respect to any other provision relating to HVII Public Shareholders’ rights or pre-initial business combination activity and (iii) the redemption of HVII Public Shares if HVII is unable to complete an initial business combination within the completion window, subject to applicable law and as further described herein. In no other circumstances will a HVII Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event HVII seeks HVII Public Shareholder approval in connection with its initial business combination, a HVII Public Shareholder’s voting in connection with HVII’s initial business combination alone will not result in a HVII Public Shareholder’s redeeming its HVII Public Shares to HVII for an applicable pro rata share of the Trust Account. Such HVII Public Shareholder must have also exercised its redemption rights described above.

The HVII Charter

The HVII Charter contains certain requirements and restrictions relating to the IPO that will apply to HVII until the consummation of its initial business combination. If HVII seeks to amend any provisions of the HVII Charter (A) to modify the substance or timing of HVII’s obligation to provide for the redemption of HVII Public Shares in connection with an initial business combination or to redeem 100% of HVII Public Shares if HVII has not consummated its initial business combination within the completion window or (B) with respect to any other provision relating to HVII Shareholders’ rights or pre-initial business combination activity, HVII will provide HVII Public Shareholders with the opportunity to redeem their HVII Public Shares in connection with any such vote. The Initial Shareholders and HVII’s officers and directors have agreed to waive any redemption rights with respect to any Founder Shares and any HVII Public Shares held by them in connection with the completion of HVII’s initial business combination. Specifically, the HVII Charter provides, among other things, that:

●	prior to the consummation of HVII’s initial business combination, HVII shall either: (1) seek HVII Public Shareholder approval of its initial business combination at a general meeting called for such purpose at which HVII Public Shareholders may seek to redeem their HVII Public Shares, regardless of whether they vote for or against, or abstain from voting on, the proposed business combination, into their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of HVII’s initial business combination, including interest (net of permitted withdrawals); or (2) provide HVII Public Shareholders with the opportunity to tender their HVII Class A Ordinary Shares to HVII by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of HVII’s initial business combination, including interest (net of permitted withdrawals), in each case subject to the limitations described herein;

●	HVII will consummate its initial business combination only if it seeks HVII Public Shareholder approval, a majority of the outstanding HVII Ordinary Shares voted are voted in favor of the business combination at a duly held HVII Public Shareholders meeting;

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●	if HVII’s initial business combination is not consummated within the completion window, then HVII’s existence will terminate and it will distribute all amounts in the Trust Account; and

●	prior to HVII’s initial business combination, HVII may not issue additional HVII Ordinary Shares that would entitle the holders thereof to (1) receive funds from the Trust Account or (2) vote on any initial business combination.

These provisions cannot be amended without the approval of a special resolution, meaning the approval of holders of at least two-thirds of HVII’s Ordinary Shares who attend and vote at a general meeting of HVII. In the event HVII seeks HVII Public Shareholder approval in connection with its initial business combination, the HVII Charter provide that, unless otherwise required by applicable law or stock exchange rules, HVII may consummate its initial business combination only if approved by a majority of the HVII Ordinary Shares voted by HVII Public Shareholders at a duly held HVII Public Shareholders meeting.

Sponsor Indemnity

The Sponsor has agreed that it will be liable to HVII if and to the extent any claims by a third party (other than HVII’s independent registered public accounting firm) for services rendered or products sold to HVII, or a prospective target business with which HVII has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.00 per HVII Public Share; or (2) the actual amount per HVII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case, net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under HVII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. HVII has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of HVII and, therefore, the Sponsor may not be able to satisfy those obligations. HVII has not asked the Sponsor to reserve for such obligations. Therefore, HVII cannot assure investors that the Sponsor would be able to satisfy those obligations. HVII believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because HVII will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with HVII waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

HVII currently has three individual independent contractor service providers for its various officer positions and does not intend to have any employees prior to the completion of its initial business combination. Members of HVII’s management team are not obligated to devote any specific number of hours to HVII’s matters but they devote as much of their time as they deem necessary to HVII’s affairs and intend to continue doing so until HVII has completed its initial business combination. The amount of time that any such person devotes in any time period to HVII may vary based on whether a target business has been selected for HVII’s initial business combination and the current stage of the business combination process.

Periodic Reporting and Financial Information

HVII will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to, GAAP or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses HVII may acquire because some targets may be unable to provide such financial statements in time for HVII to disclose such financial statements in accordance with federal proxy rules and complete its initial business combination within the completion window. There is no assurance that any particular target business identified by HVII as a potential business combination candidate will have financial statements prepared in accordance with GAAP or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, HVII may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, HVII does not believe that this limitation will be material.

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Section 404 of the Sarbanes-Oxley Act requires that HVII evaluate and report on its system of internal controls beginning with HVII’s Annual Report on Form 10-K for the year ended December 31, 2025. Only in the event HVII is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will HVII be required to have its internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

HVII has filed a registration statement on Form 8-A with the SEC to voluntarily register its securities under Section 12 of the Exchange Act. As a result, HVII is subject to the rules and regulations promulgated under the Exchange Act and has reporting obligations, including the requirement that HVII file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, HVII’s annual reports will contain financial statements audited and reported on by its independent registered public accounting firm. HVII has no current intention of filing a Form 15 to suspend its reporting or other obligations under the Exchange Act prior or subsequent to the consummation of its initial business combination.

HVII is a Cayman Islands exempted company with limited liability. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company with limited liability, HVII has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to HVII or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of HVII Ordinary Shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by HVII to HVII Shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of HVII.

HVII is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, HVII is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find HVII’s securities less attractive as a result, there may be a less active trading market for HVII’s securities and the prices of HVII’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HVII intends to take advantage of the benefits of this extended transition period.

HVII will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of HVII’s initial public offering, (b) in which HVII has total annual gross revenue of at least $1.235 billion or (c) in which HVII is deemed to be a large accelerated filer, which means the aggregate worldwide market value of HVII’s Class A ordinary shares that is held by non-affiliates equals or exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which HVII has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, HVII is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. HVII will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of HVII Class A Ordinary Shares held by non-affiliates equaled or exceeded $250.0 million as of the end of the prior June 30th, and (2) HVII’s annual revenues equaled or exceeded $100.0 million during such completed fiscal year or the aggregate worldwide market value of HVII Class A Ordinary Shares held by non-affiliates equaled or exceeded $700.0 million as of the prior June 30th.

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Properties

HVII does not own any real estate or other physical properties materially important to HVII’s operation. HVII currently maintains a principal executive offices at 195 US Hwy 50, Suite 207 Zephyr Cove, Nevada 89448. The cost for this space is included in the $15,000 per-month aggregate fee an affiliate of the Sponsor charges HVII for general and administrative services, which amount increased to $25,000 per month beginning September 1, 2025. HVII considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for HVII’s current operations.

Legal Proceedings

To the knowledge of HVII’s management, there is no litigation currently pending against HVII, any of HVII’s officers or directors in their capacity as such or against any of HVII’s property.

Directors and Executive Officers

As of the date of this proxy statement/prospectus, HVII’s directors and officers are as follows:

Name	Age	Title
Daniel J. Hennessy	68	Chairman of the Board of Directors and Chief Executive Officer
Thomas D. Hennessy	41	President and Chief Operating Officer and Director
Nicholas Geeza	41	Executive Vice President, Chief Financial Officer and Secretary
Grant R. Allen	47	Independent Director
Brian Bonner	70	Independent Director
Anna Brunelle	58	Independent Director
Javier Saade	55	Independent Director
Poonam Sharma	49	Independent Director

Daniel J. Hennessy, HVII’s Chairman and Chief Executive Officer since HVII’s formation, is also a Managing Member of Hennessy Capital Group LLC, an alternative investment firm he established in 2013 that focuses on sustainable industrial technology and infrastructure sectors. Mr. Hennessy currently serves as the Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. VIII (NASDAQ: HCIC) Mr. Hennessy has also served as a director of Innventure, Inc. (NASDAQ: INV) since October 2024. Since September 2023, Mr. Hennessy has served as the Chairman of the Board of Directors of Compass Digital Acquisition Corp. (NASDAQ: CDAQ). On January 6, 2026, Compass Digital announced the execution of a business combination agreement with Key Mining Corp., an exploration stage global critical minerals and infrastructure company deploying a multi-jurisdiction strategy with assets initially located in Chile and the United States. He also has served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. VI, or Hennessy VI, from January 2021 until its business combination with Namib Minerals (NASDAQ: NAMM), which closed on June 5, 2025. He also served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. V, or Hennessy V, from October 2020 until its liquidation in December 2022. Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. IV, or Hennessy IV from March 2019 until its business combination with Canoo Holdings Ltd, which closed on December 21, 2020 and changed its name to Canoo Inc. Canoo Inc. filed for bankruptcy and ceased all operations on January 17, 2025. He also served as a senior advisor to PropTech Investment Corporation II, a special purpose acquisition company targeting businesses in the real estate technology industry, and 7GC & Co. Holdings Inc., a special purpose acquisition company targeting businesses in the technology industry. Mr. Hennessy previously served as senior advisor to PropTech Acquisition Corporation, a special purpose acquisition company targeting businesses in the real estate technology industry, which closed its initial business combination with Porch Group Inc. (Nasdaq: PRCH) in December 2020. From January 2017 to October 2018, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. III, or Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, in October 2018, and in November 2019, NRC Group Holdings Corp. merged with U.S. Ecology, Inc., and Mr. Hennessy served as a director of NRC Group Holdings Corp. from October 2018 to October 2019. From April 2015 to February 2017, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. II, or Hennessy II, which merged in February 2017 with Daseke, which was subsequently acquired in April 2024 by TFI International (NYSE and TSX: TFII). Mr. Hennessy served as Vice Chairman of the Board of Daseke from February 2017 to June 2021. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., or Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and Mr. Hennessy served as Vice Chairman of the Board of Blue Bird Corporation from February 2015 to April 2019. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy was selected to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy I, Hennessy II, Hennessy III, Hennessy IV, Hennessy V and Hennessy VI.

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Thomas D. Hennessy, the son of Mr. Daniel J. Hennessy and HVII’s President and Chief Operating Officer since HVII’s formation, and a director since November 2024, is also a Managing Member of Hennessy Capital Group LLC, an alternative investment firm founded in 2013 that focuses on investing in industrial, infrastructure, real estate and sustainable technologies. Mr. Hennessy currently serves as President and a director of Hennessy VIII. Mr. Hennessy also serves as a director of Launch Two Acquisition Corp., a SPAC, which in June 2026 announced the execution of a business combination agreement with NuCube Energy, Inc., an advanced-nuclear technology company developing factory-built, solid-state microreactors that deliver firm, carbon-free power or high-temperature process heat. Since August 2023, Mr. Hennessy has served as Chief Executive Officer and as a director of Compass Digital Acquisition Corp. (Nasdaq: CDAQ), a SPAC, which in January 2026, announced the execution of a business combination agreement with Key Mining Corp., an exploration stage global critical minerals and infrastructure company deploying a multi-jurisdiction strategy with assets initially located in Chile and the United States. Previously, amongst other roles, Mr. Hennessy served as: (i) Chairman of the Board and Chief Executive Officer of Global Technology Acquisition Corp. I (a SPAC that liquidated its trust account and delisted its securities from Nasdaq in October 2024) since April 2024; (ii) Director of TortoiseEcofin Acquisition Corp. III from August 2023 until its liquidation in September 2024; (iii) Chairman of the Board and Chief Executive Officer of two, a SPAC, which in March 2024 closed a business combination agreement with LatAm Logistic Properties S.A. (NYSE: LPA), a leading developer, owner and manager of institutional quality, class A industrial and logistics real estate in Central and South America; (iv) Director of Jaguar Global Growth Corporation I, a SPAC, which in October 2023 closed a business combination with Captivision Inc. (Nasdaq: CAPT), a leading designer and manufacturer of architectural media display glass; (v) Director of 7GC & Co. Holdings Inc., a SPAC, which in December 2023 closed a business combination with Banzai International, Inc. (Nasdaq: BNZI), a leading marketing technology company that provides data-driven marketing and sales solutions; (vi) Chairman of the Board and Co-Chief Executive Officer of PropTech Investment Corporation II, a SPAC, which in November 2022 closed a business combination with Appreciate Holdings, Inc.; and (vii) Chairman of the Board and Co-Chief Executive Officer of PropTech Acquisition Corporation, a SPAC, which in December 2020, closed a business combination with Porch Group Inc. (Nasdaq: PRCH) and subsequently served as an independent director of Porch Group Inc. Mr. Hennessy previously served as a Portfolio Manager of Abu Dhabi Investment Authority (ADIA). Mr. Hennessy holds a B.A. degree from Georgetown University and an MBA from the University of Chicago Booth School of Business. Mr. Hennessy was selected to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Compass Digital Acquisition Corp., Global Technology Acquisition Corp. I, TortoiseEcofin Acquisition Corp. III, two, Jaguar Global Growth Corporation I, 7GC & Co. Holdings Inc., PropTech Investment Corporation II and PropTech Acquisition Corporation.

Nicholas Geeza, HVII’s Executive Vice President, Chief Financial Officer and Secretary since HVII’s formation, has served since July 2025 as Executive Vice President, Chief Financial Officer and Secretary, and the principal financial and accounting officer of Hennessy VIII, a special purpose acquisition company, since April 2023, as Head of Business Development of Hennessy Capital Growth Strategies, an alternative investment company, since April 2023, and as Chief Financial Officer of Compass Digital Acquisition Corp (NASDAQ: CDAQ), a special purpose acquisition company, since August 2023, and since April 2024, as Chief Financial Officer of Global Technology Acquisition Corp. I, a special purpose acquisition company that liquidated its trust account and delisted its securities from Nasdaq in October 2024.

Mr. Geeza previously served as Executive Vice President, Chief Financial Officer and Secretary, and the principal financial and accounting officer of Hennessy Capital Investment Corp. VI, a special purpose acquisition company until its business combination with Namib Minerals (NASDAQ: NAMM), which closed on June 5, 2025, from August 2024 to June 2025, Chief Financial Officer of two, a special purpose acquisition company, from May 2023 to March 2024, and as Enterprise Sales Director for Capital Preferences, Ltd., a wealth technology platform focused on using behavioral economics to reveal client preferences and drive increased assets under management for global enterprise financial institutions, from March 2022 to April 2023. From November 2007 to March 2022, Mr. Geeza served as Senior Vice President in the Derivative Products Group at U.S. Bank National Association, where he was responsible for developing and servicing client relationships in the National Corporate Banking Technology, Automotive and Insurance divisions. During his tenure, Mr. Geeza assisted in the development and successful implementation of a dynamic hedging platform, advised on compliance with U.S. GAAP accounting requirements, and negotiated International Swaps and Derivatives Association, Dodd-Frank, and collateral management documentation. Prior to U.S. Bank, Mr. Geeza worked at JP Morgan Chase & Co. in New York. Mr. Geeza graduated cum laude with a B.S. from Georgetown University and earned an MBA from the University of Chicago Booth School of Business.

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Grant R. Allen has served as a member of HVII’s board of directors since HVII’s initial public offering. Mr. Allen has served as a Venture Partner of Giant Ventures since May 2024. Mr. Allen previously served as founding General Partner from August 2019 to January 2024 at SE Ventures, a financially oriented, single LP fund created in partnership with Schneider Electric. Prior to SE Ventures, Mr. Allen served as global head of venture investing at Zurich-based ABB Ltd. where he was also a member of ABB’s Technology Leadership Team and served on the Board of Directors of Enbala Power Networks, acquired in 2020 by Generac, and Industrial Defender, acquired by Lockheed Martin in 2014. Prior to joining ABB in 2010, Mr. Allen worked at Core Capital Partners, Microsoft Corporation, Dean & Company and Bates White. Mr. Allen graduated cum laude from Duke University’s Pratt School of Engineering with a BSE in Civil and Environmental Engineering and received his MBA from The Wharton School of the University of Pennsylvania. Mr. Allen was selected to serve as director due to his extensive experience investing and venture capital background.

Brian Bonner has served as a member of HVII’s board of directors since HVII’s initial public offering and chairs HVII’s compensation committee. Mr. Bonner currently serves as a director of Hennessy VIII (since February 2026). Mr. Bonner served on Board of Directors of Daseke from February 2015 to April 2024, including roles as Executive Chairman (August 2019 until August 2020), Independent Chairman of the Board of Directors of Daseke (August 2020 until June 2022) and Chair of the Compensation Committee of the Board of Directors of Daseke (January 2020 until July 2022) and the Audit and Compensation Committees of the Board of Directors of Daseke. Mr. Bonner’s 33-year career with Texas Instruments, Inc. (NASDAQ: TXN), a Fortune 500 publicly traded technology company that designs and manufactures semiconductors and various integrated circuits, spanned several executive leadership positions, including Vice President and Chief Information Officer from 2000 to 2014 and other leadership positions in product profit and loss management, worldwide marketing, and post-acquisition integration. Mr. Bonner served as a member on the Board of Directors of Copper Mobile from 2012 to 2015 and as an advisory board member for Gemini Israel Funds from June 2004 to May 2015. He holds an MBA in Marketing and Finance from the Fuqua School of Business at Duke University, an MSEE and BSEE from the University of Michigan, and a BA in Physics from Kalamazoo College. Mr. Bonner was selected to serve as director due to his experience and insight in sales management; human capital management, organization and compensation; corporate oversight and governance; business performance; business scaling post-acquisition implementation/integration; information technology management and development; and cybersecurity and information technology systems.

Anna Brunelle has served as a member of HVII’s board of directors since HVII’s initial public offering. Ms. Brunelle has served as Chief Financial Officer of May Mobility, an autonomous driving company, since October 2023, and Compass Digital Acquisition Corp. since September 2023. Ms. Brunelle served as an Independent Director of Hennessy Capital Investment Corp. VI from October 2021 to June 2025. Previously, Ms. Brunelle served as Chief Financial Officer of Ouster Inc. from August 2020 to May 2023, which completed a business combination with Colonnade Acquisition Corp., a SPAC, in March 2021, which subsequently merged with Velodyne Lidar, Inc. (previously NASDAQ: VLDR) in February 2023. She previously served as Chief Financial Officer of Kinestral Technologies from April 2018 through May 2020 and Chief Financial Officer and Interim Chief Operating Officer of Soylent from March 2016 through October 2017. She has also served as Chief Financial Officer of GlobalLogic, Chief Financial Officer of Tivo, Inc. and Senior Consultant for Deloitte & Touche, LLP. Ms. Brunelle currently serves as a director of Compass Digital Acquisition Corp. (NASDAQ: CDAQ) and as a director of Bolt Threads, Inc. and previously served as a director of Halio International from March 2019 through May 2020. During her tenure in leadership positions, she has worked on successful IPOs of technology companies and completed multiple private and public acquisitions and divestitures. Ms. Brunelle received her B.S. in Business Administration (accounting concentration) from California Polytechnic State University — San Luis Obispo. Ms. Brunelle was selected to serve as a director due to her background in accounting and finance and her experience as the chief financial officer for both public and private companies and as a director.

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Javier Saade has served as a member of HVII’s board of directors since HVII’s initial public offering. Mr. Saade currently serves as a director of Hennessy VIII (since February 2026). Mr. Saade is Founder & Managing Partner of Impact Master Holdings since 2019, Venture Partner at Fenway Summer since 2016, and Operating Partner at Presidio Investors since 2023. He also serves as Chairman of the Board of Directors of GP Funding, Inc. (private-equity-owned financial services company) since 2019, Chairman of the Board of Directors of The Only Agency (private equity-owned media & entertainment company) since 2024, Member of the Board of Directors of VCheck Global Holdings (private-equity-owned tech services company) since 2024, Member of the Board of Trustees of Swedish Providence (a large health services enterprise), Member of the Board of Advisors of Harvard University’s Arthur Rock Center for Entrepreneurship, Executive Fellow at Harvard Business School, Lecturer at University of Washington’s Foster School of Business, CNBC Contributor and host of “Top Of The Game”. Mr. Saade Javier served as Audit Committee Chair of the Board of Directors of SoftBank Vision Fund Investment Corp. (NASDAQ: SVFA) from January 2021 to March 2023, Lead Independent Director and Nominations & Governance Committee Chair of the Board of Directors of Porch Group, Inc. (NASDAQ: PRCH) December 2020 to March 2022, Board Member of Global Technology Acquisition Corp. (NASDAQ: GTAC) from 2023 to 2024, Board Member of two inc. from 2023 to 2024, now Logistics Properties of the Americas (NYSE: LPA), Member of the Boards of Trustees of The Nature Conservancy and Pan American Development Foundation and Member of the Board of Advisors of DocuSign, Inc. (NASDAQ: DOCU). In 2013, he was appointed by the White House to serve as Associate Administrator, Chief of Investment & Innovation of the U.S. Small Business Administration (SBA), concurrently served on the Committee for Small and Emerging Companies at the U.S. Securities & Exchange Commission (SEC) and subsequently served on the Presidential Transition at the Department of Treasury and the White House’s Advisory Committee for Trade Policy and Negotiations. Prior to public service he spent over 20 years in investing, entrepreneurial, operating and advisory roles at McKinsey & Company, Booz Allen & Hamilton (NYSE: BAH), Bridgewater Associates, Abbott Laboratories (NYSE: ABT) and Air America, a company he co-founded. He holds an MBA from Harvard Business School, an MS in Operations & Technology from Illinois Institute of Technology and a BS in Industrial Management from Purdue University. Mr. Saade was selected to serve as a director of the Company due to his extensive operating, entrepreneurial, strategy, capital allocation and governance experience with public and private companies.

Poonam Sharma has served as a member of HVII’s board of directors since HVII’s initial public offering and chairs HVII’s audit committee. Ms. Sharma has served as an Investment Committee Advisor of Healthy Home Innovation Fund since March 2024 and as an Independent Director of Lumen Energy since January 2024. Ms. Sharma previously served as an Independent Director of Fifth Wall Acquisition Corp. III from May 2021 to December 2023, which completed its business combination with Mobile Infrastructure Corporation (NYSE American: BEEP). Ms. Sharma is also a serial entrepreneur, real estate industry veteran and public speaker with a passion for innovating around the built world. Most recently CEO of Raise, she aimed to revolutionize childcare for the future of work. Previously, she founded StealthForce, (the gig economy of real estate; a resource and project management platform for CRE), which was exited in early 2019. Prior to StealthForce, she was Deputy to the Head of Global Real Estate Asset Management at Partners Group AG ($40 billion AUM), and earlier employee 13 at The Gerson Lehrman Group, which was the world’s first institutional expert network. Ms. Sharma earned her Bachelor of Arts at Harvard and Master of Business Administration at Wharton, and spent over a decade in real estate development and investment. Ms. Sharma was selected to serve as a director due to her past leadership experience.

Number and Terms of Office of Officers and Directors

The HVII Board consists of seven members. Holders of the Founder Shares have the right to elect all of HVII’s directors or remove any one of them for any reason prior to consummation of HVII’s initial business combination, and holders of HVII Public Shares will not have the right to vote on the appointment or removal of directors during such time. These provisions of the HVII Charter may only be amended if approved by a majority of at least 90% of HVII Ordinary Shares voting at a general meeting. HVII may not hold an annual meeting of HVII Shareholders until after it consummates its initial business combination. In accordance with Nasdaq corporate governance requirements, HVII is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. Subject to any other special rights applicable to the HVII Shareholders, any vacancies on the HVII Board may be filled by the vote of the remaining directors then in office.

HVII’s officers are appointed by the HVII Board and serve at the discretion of the HVII Board, rather than for specific terms of office. The HVII Board is authorized to appoint persons to the offices set forth in the HVII Charter as it deems appropriate. The HVII Charter provides that its officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the HVII Board.

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Director Independence

Nasdaq listing standards require that a majority of the HVII Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. As of the date of this proxy statement/prospectus, HVII has determined that directors Mr. Allen, Mr. Bonner, Ms. Brunelle, Mr. Saade and Ms. Sharma are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. The audit committee of HVII is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. The independent directors of HVII have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

As of the date of the IPO, none of HVII’s officers or directors received any compensation for services rendered to it.

The Sponsor and HVII’s officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on HVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In addition, commencing on the date on which HVII’s securities were first listed on Nasdaq, HVII pays an amount equal to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025, and HVII pays Nicholas Geeza, its Chief Financial Officer, $10,000 per month for his services until the earlier of the consummation of HVII’s initial business combination or its liquidation (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as they may notify HVII otherwise). Each of Mr. Allen, Mr. Bonner, Ms. Brunelle and Mr. Saade received 25,000 founder shares for his or her service as a director and Ms. Sharma received 30,000 founder shares for her service as a director. HVII’s audit committee reviews on a quarterly basis all payments that were made by it to its sponsor, officers, directors or any of their respective affiliates.

After the completion of HVII’s initial business combination, directors or members of its management team who remain with HVII may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to HVII Public Shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to HVII Public Shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to HVII’s officers after the completion of its initial business combination will be determined by a compensation committee constituted solely by independent directors.

HVII is not party to any agreements with its executive officers and directors that provide for benefits upon termination of providing services to it. The existence or terms of any such employment, independent contractor or service provider arrangements may influence HVII’s management’s motivation in identifying or selecting a target business, and HVII does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any potential business combination.

Committees of the HVII Board

The HVII Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the HVII Board and has the composition and responsibilities described below.

Audit Committee

HVII has established an audit committee of the HVII Board. The members of HVII’s audit committee are Ms. Sharma, Mr. Bonner and Ms. Brunelle, with Ms. Sharma chairing the audit committee. Under Nasdaq listing standards and applicable SEC rules, HVII is required to have at least three members on the audit committee, all of whom must be independent. Each of Ms. Sharma, Mr. Bonner and Ms. Brunelle meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

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Each member of the audit committee is financially literate, and the HVII Board has determined that Ms. Sharma qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

HVII has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting HVII Board oversight of (1) the integrity of HVII’s financial statements, (2) HVII’s compliance with legal and regulatory requirements, (3) HVII’s independent registered public accounting firm’s qualifications and independence and (4) the performance of HVII’s internal audit function and independent registered public accounting firm;

●	reviewing the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by HVII;

●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by HVII, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with HVII in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss HVII’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing HVII’s specific disclosures under “HVII Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to HVII entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and HVII’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding HVII’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

HVII has established a compensation committee of the HVII Board. The members of HVII’s compensation committee are Mr. Bonner, Mr. Allen and Mr. Saade, with Mr. Bonner chairing the compensation committee. Under Nasdaq listing standards and applicable SEC rules, HVII is required to have at least two members on the compensation committee, all of whom must be independent. Each of Mr. Bonner, Mr. Allen and Mr. Saade are independent.

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HVII has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to HVII’s Chief Executive Officer’s compensation, evaluating HVII’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of HVII’s Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to the HVII Board with respect to (or approving, if such authority is so delegated by the HVII Board) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of HVII’s other officers;

●	reviewing HVII’s executive compensation policies and plans;

●	implementing and administering HVII’s incentive compensation equity-based remuneration plans;

●	assisting management in complying with HVII’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for HVII’s officers and service providers;

●	producing a report on executive compensation to be included in HVII’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

HVII does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The HVII Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Allen, Mr. Bonner, Ms. Brunelle, Mr. Saade and Ms. Sharma. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, HVII does not have a nominating committee charter in place.

HVII has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the HVII Board considers educational background, diversity of professional experience, knowledge of HVII’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of HVII Shareholders. Prior to HVII’s initial business combination, holders of HVII Public Shares will not have the right to recommend director candidates for nomination to the HVII Board.

Code of Ethics

HVII has adopted a Code of Ethics applicable to its directors, officers and service providers. HVII has filed a copy of its Code of Ethics and its audit and compensation committee charters as exhibits to its registration statement on Form S-1 (File No. 333-283087) filed in connection with the IPO.

Investors may review these documents by accessing HVII’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from HVII. HVII intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

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Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

HVII’s management team is responsible for the management of HVII’s affairs. As described above and below, each of HVII’s officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of HVII’s officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to HVII. These conflicts may not be resolved in HVII’s favor and a potential target business may be presented to another entity, prior to its presentation to HVII. The HVII Charter will provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as HVII; and (ii) HVII renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity to any director or officer on the one hand, and HVII, on the other. As a result, the fiduciary, contractual or other obligations or duties of HVII’s officers or directors could materially affect HVII’s ability to complete an initial business combination.

HVII is not prohibited from pursuing an initial business combination with a company that is affiliated with members of HVII’s management team. In the event HVII seeks to complete an initial business combination with a business that is affiliated with members of HVII’s management team, HVII, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, or from an independent registered public accounting firm, that such an initial business combination is fair to HVII from a financial point of view.

Members of HVII’s management team may participate in the formation of, invest in (on behalf of themselves, their affiliates or its and their clients), or become an officer or director of, any other blank check company prior to completion of HVII’s initial business combination. As a result, members of HVII’s management team could have conflicts of interest in determining whether to present business combination opportunities to HVII or to any other blank check company with which they may become involved.

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Potential investors should also be aware of the following other potential conflicts of interest:

●	None of HVII’s officers or directors is required to commit his or her full time to HVII’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, HVII’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to HVII as well as the other entities with which they are affiliated. HVII’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	The Initial Shareholders and HVII’s officers and directors will agree to waive their redemption rights with respect to any Founder Shares and any HVII Public Shares held by them in connection with the consummation of HVII’s initial business combination. Additionally, the Initial Shareholders and HVII’s officers and directors will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if HVII fails to consummate HVII’s initial business combination within the Completion Window. However, if the Initial Shareholders or any of HVII’s officers, directors or affiliates acquire HVII Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such HVII Public Shares if HVII fails to consummate an initial business combination within the Completion Window. If HVII does not complete an initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of HVII Public Shares, and the Private Placement Units will expire worthless. Except as described herein, (1) pursuant to the Letter Agreement entered into with HVII, the Initial Shareholders and HVII’s officers and directors will agree not to transfer, assign or sell any Founder Shares held by them until 180 days after completion of HVII’s initial business combination. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares, and (2) pursuant to the Letter Agreement entered into with HVII, the Sponsor will agree not to transfer, assign or sell any Private Placement Units and the HVII Class A Ordinary Shares underlying such Private Placement Units and the Private Placement Rights included in such Private Placement Units until 30 days after the completion of HVII’s initial business combination. HVII refers to such transfer restrictions throughout this proxy statement/prospectus as the lock-up. Notwithstanding the foregoing, if HVII completes a liquidation, merger, stock exchange, reorganization or other similar transaction after HVII’s initial business combination that results in all of the HVII Public Shareholders having the right to exchange their HVII Class A Ordinary Shares for cash, securities or other property, the Founder Shares will be released from the lock-up. Since the Sponsor, members of HVII’s management team may directly or indirectly own HVII Ordinary Shares and HVII Rights following this offering, HVII’s officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination.

●	HVII’s key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following HVII’s initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

●	HVII’s key personnel may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such key personnel was included by a target business as a condition to any agreement with respect to HVII’s initial business combination.

●	The Sponsor and members of HVII’s management team directly or indirectly own HVII Securities, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination. The Sponsor invested in HVII an aggregate of $5,025,000, comprised of the $25,000 purchase price for the Founder Shares (or approximately $0.004 per Founder Share) and the $5,000,000 purchase price for the Private Placement Units (or $10.00 per Private Placement Unit).

●	Certain members of HVII’s management team will receive compensation upon consummation of HVII’s initial business combination, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination as such compensation will not be received unless HVII consummates such business combination.

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●	In the event the Sponsor or members of HVII’s management team provide loans to HVII to finance transaction costs and/or incur expenses on HVII’s behalf in connection with an initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless HVII consummates such business combination.

●	Similarly, if HVII agrees to pay the Sponsor or a member of HVII’s management team a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the completion of HVII’s initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination as any such fee may not be paid unless HVII consummates such business combination.

●	HVII is not prohibited from pursuing an initial business combination with a company that is affiliated with the Sponsor, HVII’s directors or members of HVII’s management team; accordingly, such affiliated person(s) may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate HVII’s initial business combination as such affiliated person(s) would have interests different from HVII Public Shareholders and would likely not receive any financial benefit unless HVII consummated such business combination.

The conflicts described above may not be resolved in HVII’s favor.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties:

Individual	Entity	Entity’s Business	Affiliation
Daniel J. Hennessy	Hennessy Capital Group LLC Hennessy Capital Investment Corp. VIII	Investments Blank Check Company	Managing Member Chairman of the Board and Chief Executive Officer
	Compass Digital Acquisition Corp.	Blank Check Company	Chairman
	Innventure, Inc.	Technology Solutions	Director
Thomas D. Hennessy	Hennessy Capital Group LLC Hennessy Capital Investment Corp. VIII	Investments Blank Check Company	Managing Member President and Director
	Launch Two Acquisition Corp.	Blank Check Company	Director
	Compass Digital Acquisition Corp.	Blank Check Company	Chief Executive Officer and Director
	Global Technology Acquisition Corp. I	Blank Check Company	Chairman of the Board and Chief Executive Officer
Nicholas Geeza	Hennessy Capital Investment Corp. VIII Compass Digital Acquisition Corp.	Blank Check Company Blank Check Company	Chief Financial Officer Chief Financial Officer
	Global Technology Acquisition Corp. I	Blank Check Company	Chief Financial Officer
Brian Bonner Grant R. Allen	Hennessy Capital Investment Corp. VIII Giant Ventures	Blank Check Company Venture Capital	Director Venture Partner
Anna Brunelle	May Mobility	Autonomous Vehicle Technology	Chief Financial Officer
	Compass Digital Acquisition Corp.	Blank Check Company	Director
Javier Saade	Hennessy Capital Investment Corp. VIII Presidio Investors	Blank Check Company Financial Services/Private Equity	Director Operating Partner
	Impact Master Holdings	Business Advisory, Media & Entertainment	Founder & Managing Partner
Poonam Sharma	Lumen Energy	Technology	Director
	Healthy Home Innovation Fund	Venture Capital	Independent Advisor

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HVII is not prohibited from pursuing an initial business combination with a company that is affiliated with members of HVII’s management team. In the event we seek to complete an initial business combination with a business that is affiliated with members of HVII’s management team, HVII, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, or from an independent registered public accounting firm, that such an initial business combination is fair to HVII from a financial point of view. HVII is not required to obtain such an opinion in any other context.

In addition, the Sponsor or any of its affiliates, or any of their respective clients, may make additional investments in the company in connection with the initial business combination, although the Sponsor and its affiliates have no obligation or current intention to do so. If the Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence the Sponsor’s motivation to complete an initial business combination.

In the event that HVII submits HVII’s initial business combination to HVII Public Shareholders for a vote, the initial shareholders and HVII’s officers and directors will agree to vote any Founder Shares and any HVII Public Shares held by them in favor of HVII’s initial business combination, and HVII’s officers and directors also will agree to vote HVII Public Shares purchased by them (if any) during or after this offering in favor of HVII’s initial business combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction).

The Business of the Sponsor

HVII’s sponsor is a Nevada limited liability company formed for the purpose of serving as HVII’s sponsor in connection with its search for an initial business combination. The Sponsor has no prior or current involving in other special acquisition companies. The business of the Sponsor is managed by HCG. The roles and responsibilities of the Sponsor and its affiliates are to initiate HVII’s formation through the IPO, to identify, acquire and operate one or more businesses, and to hold security interests in HVII.

The following entities and individuals have a direct or indirect material interest in the Sponsor:

(i)	Hennessy Capital Group, LLC, a Delaware limited liability company (“HCG”) has a direct material interest in HVII’s sponsor as its sole managing member;

(ii)	Daniel J. Hennessy has an indirect material interest in the Sponsor as a managing member and majority equity owner of HCG; and

(iii)	Thomas D. Hennessy has an indirect material interest in the Sponsor as a managing member and minority equity owner of HCG.

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HVII MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

HVII is a SPAC incorporated in the Cayman Islands on September 27, 2024, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. HVII intends to effectuate its initial business combination using cash derived from the proceeds of the IPO and the sale of the Private Placement Units and any sale of securities in connection with the IPO, its shares, debt or a combination of cash, shares and debt.

The issuance of additional HVII Ordinary Shares in an initial business combination:

●	may significantly dilute the equity interest of the HVII Public Shareholders, which dilution would increase if the anti-dilution provisions in the HVII Class B Ordinary Shares resulted in the issuance of HVII Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the HVII Class B Ordinary Shares;

●	may subordinate the rights of holders of HVII Ordinary Shares if preference shares is issued with rights senior to those afforded to HVII Ordinary Shares;

●	could cause a change of control if a substantial number of HVII Ordinary Shares are issued, which may affect, among other things, HVII’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of HVII’s present officers and directors;

●	may have the effect of delaying or preventing a change of control of HVII by diluting the equity ownership or voting rights of a person seeking to obtain control of HVII; and

●	may adversely affect prevailing market prices for HVII Class A Ordinary Shares and/or HVII Rights.

Similarly, if HVII issues debt securities or otherwise incur significant indebtedness, it could result in:

●	default and foreclosure on HVII’s assets if its operating revenues after an initial business combination are insufficient to repay its debt obligations;

●	acceleration of HVII’s obligations to repay the indebtedness even if it makes all principal and interest payments when due if HVII breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	HVII’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	HVII’s inability to obtain necessary additional financing if the debt contains covenants restricting its ability to obtain such financing while the debt is outstanding;

●	HVII’s inability to pay dividends on HVII Ordinary Shares;

●	using a substantial portion of HVII’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on HVII Ordinary Shares, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on HVII’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

●	limitations on HVII’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes; and

●	other disadvantages compared to its competitors who have less debt.

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HVII expects to continue to incur significant costs in the pursuit of its acquisition plans. It cannot provide any assurance that its plans to complete an initial business combination will be successful.

Factors That May Adversely Affect HVII’s Results of Operations

HVII’s results of operations and its ability to complete a business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond HVII’s control. HVII’s results of operations and its ability to consummate a business combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. HVII cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact HVII’s business and its ability to complete an initial business combination.

Recent Events

Business Combination Agreement

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into the Business Combination Agreement, that contemplates an all-stock business combination transaction. Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the ONE Nuclear Members at the Closing will be in the form of stock, comprised of newly issued shares of New ONE Nuclear Common Stock. Pursuant to a formula set forth in the Business Combination Agreement, the number of shares of New ONE Nuclear Common Stock to be issued at the Closing will be calculated by dividing $1.00 billion by an amount equal to the price at which each HVII Public Share may be redeemed in connection with the proposed business combination. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies. ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending the Business Combination Agreement to extend the Outside Date from April 30, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending the Business Combination Agreement to extend the Outside Date from June 30, 2026 to August 15, 2026.

Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction by which, among other things, (i) HVII will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation and (ii) Merger Sub will merge with and into ONE Nuclear, with ONE Nuclear being the surviving entity of the Merger and becoming a direct, wholly-owned subsidiary of New ONE Nuclear. Upon Closing, ONE Nuclear will become a direct, wholly-owned subsidiary of New ONE Nuclear, and New ONE Nuclear will be a publicly traded company operating under the name “ONE Nuclear.” Following the Closing, shares of New ONE Nuclear Common Stock are expected to trade on Nasdaq under the ticker symbol “ONEN.”

The Closing will occur no later than the third business day following the satisfaction or waiver of all of the closing conditions, or at such other time or in such other manner as agreed upon by HVII and ONE Nuclear in writing.

The obligations of the parties to consummate the Merger and the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of customary closing conditions set forth in the Business Combination Agreement, including: (i) approval of the Transactions by HVII Public Shareholders and ONE Nuclear Members; (ii) a registration statement on Form S-4 having become effective under the Securities Act; (iii) shares of New ONE Nuclear Common Stock to be issued in connection with the Transactions will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of New ONE Nuclear Common Stock; (iv) no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect that makes the Merger illegal or otherwise prevents or prohibits the Closing; (v) no Purchaser Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement) will have occurred since the date of the Business Combination Agreement that is continuing; and (vi) the Domestication will have been completed. There is no minimum cash condition or financing condition to Closing. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement” for additional information.

Results of Operations

HVII has neither engaged in any operations nor generated any operating revenues to date. The only activities from inception through March 31, 2026, were organizational activities and those necessary to prepare for the IPO, described below, and identifying a target company for an initial business combination after completion of the IPO. HVII does not expect to generate any operating revenues until after the completion of its initial business combination. Subsequent to the IPO, HVII has generated non-operating income in the form of interest income from funds held after the IPO. Subsequent to the IPO, HVII has incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

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For the year ended December 31, 2025, HVII had net income of $3,687,416, which consisted of interest earned on marketable securities held in the Trust Account of $7,293,022 and interest earned on cash equivalents of $50,950 offset by $3,656,556 of general and administrative costs.

For the three months ended March 31, 2026, HVII had net income of $575,611, which consisted of interest earned on cash held in the Trust Account of $1,668,676 and interest earned on cash equivalents of $3,879 offset by $1,096,944 of general and administrative costs.

Liquidity and Capital Resources; Going Concern

Until the consummation of the IPO, HVII’s only source of liquidity was an initial purchase of Founder Shares by the Sponsor for $25,000 and loans from the Sponsor, which were repaid at the closing of the IPO.

On January 21, 2025, HVII consummated the IPO of 19,000,000 HVII Units, which includes the partial exercise by the IPO underwriters of their over-allotment option in the amount of 1,500,000 HVII Units, at $10.00 per HVII Unit, generating gross proceeds of $190,000,000. Simultaneously with the closing of the IPO, HVII consummated the sale of an aggregate of 690,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,900,000. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor, and an aggregate of 190,000 Private Placement Units were purchased by the IPO underwriters: CCM (133,000); Clear Street LLC (28,500); and Loop Capital Markets LLC (28,500).

Following the closing of the IPO and the sale of the Private Placement Units, a total of $190,000,000 was placed in the Trust Account. HVII incurred $12,656,782 of transaction costs consisting of $3,800,000 of cash underwriting fee, $7,600,000 of Deferred Underwriting Commissions and $1,256,782 of other offering costs.

HVII intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of permitted withdrawals and excluding Deferred Underwriting Commissions), to complete its initial business combination. To the extent that HVII’s share capital or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Excluding funds held in the Trust Account, HVII had approximately $984,245 and $323,217 in cash and cash equivalents and working capital of $999,376 and $600,019 of working capital at December 31, 2025 and March 31, 2026, respectively.

HVII intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses and structure, negotiate and complete an initial business combination and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay HVII’s income taxes. As discussed above under “—Recent Events,” on October 22, 2025, HVII entered into a Business Combination Agreement. In addition, HVII may pay commitment fees for financing, fees to consultants to assist it with its search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular initial proposed business combination, although HVII does not have any current intention to do so. If HVII entered into an agreement where it paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific proposed initial business combination and the amount of HVII’s available funds at the time. HVII’s forfeiture of such funds (whether as a result of its breach or otherwise) could result in its not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

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On December 19, 2025, HVII loaned ONE Nuclear an aggregate principal amount of $300,000 solely to pay expenses incurred in connection with third-party legal, accounting, and audit services, including, without limitation, expenses related to the preparation, filing, and review of ONE Nuclear’s financial statements, regulatory filings, and other related corporate and compliance matters. In consideration of HVII’s commitment to make available up to $392,325.00 for advances thereunder, and additionally to compensate HVII for any and all outstanding advances (including a reasonable rate of interest), ONE Nuclear agreed to pay to HVII a monthly non-refundable fee equal to $10,000 (the “Commitment Fee”), which fee shall be fully earned by HVII and paid in-kind in arrears, on the last calendar day of each month until the Maturity Date (as defined below) and on the Maturity Date (to the extent the Maturity Date does not occur on the last calendar day of a month), in each case pro-rated for any partial period. All outstanding and unpaid obligations shall be payable by ONE Nuclear to HVII upon the earliest of (the earliest such date, the “Maturity Date”): (i) August 15, 2026 (as extended), (ii) the date upon which all or any part of the obligations have been declared or automatically have become due and payable (whether by acceleration or otherwise), and (iii) the date upon which the Business Combination between ONE Nuclear and HVII or any third-party bridge financing, outside financing or similar capital-raising transaction by ONE Nuclear is consummated. The obligations may be prepaid at any time without penalty.

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending the Promissory Note to extend the Maturity Date from April 30, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending the Promissory Note to extend the Maturity Date from June 30, 2026 to August 15, 2026.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of HVII’s officers and directors may, but are not obligated to, loan HVII funds as may be required. If HVII completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to HVII. In the event that an initial business combination does not close, HVII may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $2,500,000 of such loans may be convertible into HVII Units, at a price of $10.00 per HVII Unit, at the option of the lender. The HVII Units would be identical to the Private Placement Units. Except for the foregoing, the terms of such loans by the Sponsor, an affiliate of the Sponsor or HVII’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. HVII does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or HVII’s officers and directors, if any, as HVII does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

HVII does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if HVII’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, HVII may have insufficient funds available to operate its business prior to its initial business combination. Moreover, HVII may need to obtain additional financing either to complete its initial business combination or because it becomes obligated to redeem a significant number of HVII Public Shares upon completion of its initial business combination, in which case HVII may issue additional securities or incur debt in connection with such initial business combination. If HVII raises additional funds through the incurrence of indebtedness, such indebtedness would have rights that are senior to HVII’s equity securities and could contain covenants that restrict HVII’s operations. Further, due to the anti-dilution rights of the Founder Shares, HVII Public Shareholders may incur material dilution. In addition, HVII intends to target businesses with enterprise values that are greater than it could acquire with its current funds, and, as a result, if the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy redemptions by HVII Public Shareholders, HVII may be required to seek additional financing to complete such proposed business combination. HVII may also obtain financing prior to the closing of its initial business combination to fund its working capital needs and transaction costs in connection with its search for and completion of its initial business combination. There is no limitation on HVII’s ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with its initial business combination, any backstop or similar agreements HVII may enter into following the consummation of its initial business combination. Subject to compliance with applicable securities laws, HVII would only complete such financing simultaneously with the completion of HVII’s initial business combination. If HVII is unable to complete its initial business combination because it does not have sufficient funds available to it, HVII will be forced to cease operations and liquidate the Trust Account. In addition, following its initial business combination, if cash on hand is insufficient, HVII may need to obtain additional financing in order to meet its obligations.

HVII assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern”. HVII has until January 21, 2027 (absent any extensions of such period by the HVII shareholders) to consummate an initial business combination. While HVII intends to complete an initial business combination before the mandatory liquidation date, it is uncertain that the HVII will be able to consummate an initial business combination by that time. If an initial business combination is not consummated by that date, there will be a mandatory liquidation and subsequent dissolution of HVII. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution, raises substantial doubt about the HVII’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should HVII be required to liquidate after January 21, 2027.

Off-Balance Sheet Financing Arrangements

HVII has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025 or March 31, 2026. HVII does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. HVII has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities or purchased any non-financial assets.

Contractual Obligations

HVII does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay, commencing on January 17, 2025, an aggregate of $15,000 per month for office space, utilities and secretarial and administrative support services, which amount increased to an aggregate of $25,000 per month beginning September 1, 2025, and an agreement to pay Nicholas Geeza, HVII’s chief financial officer, an aggregate of $10,000 per month. HVII began incurring these fees on January 17, 2025, and will continue to incur these fees monthly until the earlier of the completion of its initial business combination and its liquidation. HVII has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of an initial business combination, which payments commenced in September 2025. An aggregate of approximately $42,068 and $9,355 was charged to operations for the year ended December 31, 2025 and the three months ended March 31, 2026, respectively, for such consulting and advisory services. In addition, in January 2025, HVII began to compensate a Vice President of HVII $16,500 per month, with a discretionary annual bonus of up to $165,000, for her services. An aggregate of approximately $212,258 and $121,734, was charged to operations for the year ended December 31, 2025 and the three months ended March 31, 2026, respectively, for such services. Effective March 1, 2026, the CFO, consultant advisor and Vice President agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise.

The IPO underwriters were entitled to a cash underwriting discount of $0.20 per unit, or $3,800,000 in the aggregate, which was paid to the IPO underwriters in cash at the closing of the IPO. Additionally, the IPO underwriters are entitled to the Deferred Underwriting Commissions of up to $0.40 per unit, or up to $7,600,000 in the aggregate (subject to reduction based on the funds remaining in the Trust Account after giving effect to the HVII Public Shares that are redeemed in connection with an initial business combination), payable to the IPO underwriters for Deferred Underwriting Commissions on amounts remaining in the Trust Account after all redemptions by HVII Public Shareholders have been met. The Deferred Underwriting Commissions will become payable to the IPO underwriters from the amounts held in the Trust Account solely in the event HVII completes its initial business combination.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the periods reported. Actual results could materially differ from those estimates. HVII has not identified any critical accounting estimates.

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CERTAIN HVII RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

On October 8, 2024, the Sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per Founder Share. On January 10, 2025, HVII issued an additional 958,333 Founder Shares for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 Founder Shares. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 25% of the outstanding HVII Ordinary Shares upon completion of the IPO. In December 2024, the Sponsor transferred 250,000 Founder Shares to Nicholas Geeza, HVII’s Executive Vice President, Chief Financial Officer and Secretary, and an aggregate of 130,000 Founder Shares to its independent directors. In January 2025, the Sponsor transferred 750,000 Founder Shares to Thomas D. Hennessy, HVII’s President and Chief Operating Officer.

Private Placement Units

The Sponsor and the IPO underwriters purchased an aggregate of 690,000 Private Placement Units for a purchase price of $10.00 per Private Placement Unit in the private placement, for a total of $6,900,000. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor, and an aggregate of 190,000 Private Placement Units were purchased by the IPO underwriters. The Private Placement Units (including the securities underlying such Private Placement Units) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor or the IPO underwriters until 30 days after the completion of HVII’s initial business combination.

If any of HVII’s officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to HVII if such entities reject the opportunity and he or she determines to present the opportunity to us. HVII’s officers and directors currently have other relevant fiduciary, contractual or other obligations or duties that may take priority over their duties to HVII.

The Sponsor and HVII’s officers and directors or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on HVII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. HVII’s audit committee reviews on a quarterly basis all payments that were made by HVII to the Sponsor and HVII’s officers, directors or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on HVII’s behalf.

Related Party Loans

The Sponsor agreed to loan HVII of up to $250,000 to be used for a portion of the expenses of the IPO. The loan was non-interest bearing, unsecured and due at the earlier of March 31, 2025 or the closing of the IPO. As of December 31, 2024, HVII had borrowed $76,790 under the note. On January 21, 2025, HVII repaid the total outstanding balance of the note amounting to $109,994. Borrowings under the note are no longer available.

Administrative Support Agreement and Payments to Certain Officers

HVII pays an amount equal to $25,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, which amount was an aggregate of $15,000 per month prior to September 1, 2025. Upon completion of HVII’s initial business combination or its liquidation, it will cease paying these monthly fees. Accordingly, in the event the consummation of HVII’s initial business combination takes the maximum 24 months, the Sponsor’s affiliates will be paid a total of $520,000 ($15,000 per month until August 31, 2025 and $25,000 per month beginning September 1, 2025) and will be entitled to be reimbursed for any out-of-pocket expenses.

HVII pays Nicholas Geeza, its Chief Financial Officer, $10,000 per month for his services until the earlier of the consummation of HVII’s initial business combination or its liquidation. HVII has agreed to pay, beginning in September 2025, consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of an initial business combination, which payments commenced in September 2025. Effective March 1, 2026, the CFO and consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise.

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In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor or HVII’s officers and directors may, but none of them is obligated to, loan HVII funds as may be required. If HVII completes its initial business combination, HVII would repay such loaned amounts out of the proceeds of the Trust Account released to HVII. In the event that HVII’s initial business combination does not close, it may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $2.5 million of such loans may be convertible into Private Placement Units at a price of $10.00 per Private Placement Unit at the option of the lender. The Private Placement Units would be identical to the Private Placement Units issued to the Sponsor. Except for the foregoing, the terms of such loans by the Sponsor, an affiliate of the Sponsor or HVII’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. HVII does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or HVII’s officers and directors, if any, as HVII does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After HVII’s initial business combination, members of its management team who remain with HVII, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to HVII Public Shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to HVII Public Shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider HVII’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Registration Rights

HVII has entered into a registration rights agreement with respect to the Founder Shares, Private Placement Units, Private Placement Units that may be issued upon conversion of working capital loans (and any HVII Class A Ordinary Shares underlying the Private Placement Units and any HVII Class A Ordinary Shares issuable upon conversion of the Founder Shares). At the Closing, the registration rights agreement will be amended and restated, which is described under the section of this proxy statement/prospectus entitled “Certain Agreements Related To the Business Combination — Amended and Restated Registration Rights Agreement.”

Related Party Transactions Policy

HVII has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

HVII has adopted a Code of Ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the HVII Board (or the appropriate committee of the HVII Board) or as disclosed in its public filings with the SEC. Under HVII’s Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, HVII’s audit committee, pursuant to a written charter that HVII adopted prior to the consummation of the IPO, is responsible for reviewing and approving related party transactions to the extent that HVII enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. HVII’s audit committee reviews on a quarterly basis all payments that were made by HVII to the Sponsor or HVII’s officers or directors, or HVII’s or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or service provider.

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To further minimize conflicts of interest, HVII has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or HVII’s officers or directors unless HVII, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent registered public accounting firm that HVII’s initial business combination is fair to HVII from a financial point of view.

HVII is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsor, officers or directors, or HVII’s or their affiliates, for services rendered to HVII prior to or in connection with the completion of its initial business combination, including the following payments, all of which, if made prior to the completion of HVII’s initial business combination, will be paid from funds held outside the Trust Account:

●	repayment of an aggregate of up to $250,000 in loans made to HVII by the Sponsor to cover offering-related and organizational expenses;

●	payment to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support, in an amount equal to $15,000 per month, which amount increased to $25,000 per month on September 1, 2025;

●	payment of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of HVII’s initial business combination;

●	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

●	repayment of loans which may be made by the Sponsor, an affiliate of the Sponsor or its officers and directors to finance transaction costs in connection with an initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $2.5 million of such loans may be convertible into Private Placement Units of the post-business combination entity at a price of $10.00 per Private Placement Unit at the option of the lender;

●	payment of $10,000 per month until the earlier of the consummation of HVII’s initial business combination or its liquidation to HVII’s Chief Financial Officer (effective March 1, 2026, HVII’s Chief Financial Officer agreed to waive further payments for his services to HVII until such time as they may notify HVII otherwise);

●	payment of consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of an initial business combination (effective March 1, 2026, the consultant advisor agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise); and

●	payment to a Vice President of HVII of $16,500 per month, with a discretionary annual bonus of up to $165,000 (effective March 1, 2026, the Vice President agreed to waive further payments for their services to HVII until such time as they may notify HVII otherwise).

These payments may be made using funds that are not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to HVII in connection therewith.

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INFORMATION ABOUT ONE NUCLEAR

Business Overview

ONE Nuclear Energy LLC (“ONE Nuclear,” “the Company,” or “ONE”) is a development stage independent power producer dedicated to solving one of the most critical bottlenecks in the 21st-century digital economy: the acute shortage of reliable, high-density, low-carbon baseload electricity and heat. The Company is structured to develop, own, and operate a portfolio of behind-the-meter (“BTM”) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. By combining the rapid deployment capabilities of high-efficiency natural gas generation with the long-term decarbonization and baseload potential of advanced Small Modular Reactors (“SMRs”), ONE Nuclear will offer a differentiated, dual-phase infrastructure solution tailored to the inelastic demand of hyperscale artificial intelligence (“AI”) data centers and critical industrial facilities. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants and critical-infrastructure customers. ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

ONE Nuclear’s development model seeks to bring natural-gas capacity online in the near term while advancing staged deployment of factory-built SMRs as regulatory approvals, technology readiness, and customer demands allow. This model is designed to generate early revenue, validate site operations, and support long-term decarbonization objectives while enabling customers to scale load in multi-gigawatt increments. ONE Nuclear believes that this dual-track approach provides a differentiated path to delivering firm, low-carbon power at a pace consistent with emerging customer and market requirements.

ONE Nuclear is advancing a multi-gigawatt development pipeline across key U.S. regions, with priority sites currently in East Texas, New Mexico, Washington and Oklahoma. These efforts are supported by a nationwide screening process that includes more than 75 candidate locations at varying stages of evaluation. ONE Nuclear has executed five memoranda of understanding and letters of intent relating to four sites, in East Texas, New Mexico, Washington, Oklahoma and West Texas. In total across these sites, ONE Nuclear management currently expects first delivery of equipment in 2027, first generation by the second quarter of 2028, with up to 2 GW of natural-gas-powered generation capacity operating by 2029. With a strong pipeline, ONE Nuclear is positioned to capitalize on the super cycle of electrification and AI and data center-driven load growth.

ONE Nuclear Platform

ONE Nuclear’s goal is to establish a nationwide platform delivering large, reliable, and scalable energy solutions for data centers, industrial, and next-generation infrastructure customers.

“Build-Own-Operate” Model

ONE Nuclear intends to hold assets on its balance sheet for the long term, rather than adopting a “develop-and-flip” model common among energy project developers. The “Build-Own-Operate” model has a number of advantages, including:

●	Alignment of Incentives: Long-term ownership ensures that ONE Nuclear is incentivized to prioritize build quality, operational safety, and lifecycle maintenance, aligning the Company’s interests with those of its anticipated customers, who typically enter into long-term Power Purchase Agreements (PPAs) with 10-25 year tenors.

●	Maximizing Long-Term Cash Flows for Shareholders: Nuclear assets have operating lifespans of 60 to 80 years. Once the initial capital cost is amortized (typically over 20 years), these plants generate significant cash flow relative to their low marginal fuel costs.

ONE Nuclear’s energy-park model is structured as an integrated, multi-technology platform that enables the staged deployment of natural-gas generation, energy storage systems and advanced SMR capacity in a manner aligned with customer needs, regulatory timelines, and capital efficiency. ONE Nuclear expects its initial sites to be designed as a long-lived, scalable campus anchored initially by high-efficiency gas units capable of producing hundreds of megawatts (MW) of dispatchable power, and energy storage systems consisting of battery arrays to ensure 24/7 availability and reliability of power, followed by the phased installation of factory-built SMRs that provide zero-carbon baseload over multi-decade horizons. This sequencing will allow the Company to deliver reliable power and begin generating meaningful revenues while advancing the nuclear commissioning, engineering, licensing, and construction workstreams necessary to transition each campus into a fully integrated low-carbon energy park.

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The first development phase centers on the rapid deployment of natural-gas generation at the Company’s priority sites. Under ONE Nuclear’s Strategic Collaboration Agreement with Rolls-Royce SA, ONE has access to Rolls-Royce branded gas generation systems sized for multi-gigawatt parks. On the first site, the installation is expected to start in 2027 with the first 250 MW capacity in commercial operation in 2028, ramping up to 1 GW by the end of 2029, and up to 1.7 GW by the end of 2030. To support the technical and engineering requirements of this near-term buildout, ONE executed a Technical Services Agreement with Black & Veatch, a global engineering firm specializing in large-scale power-generation and grid-integration projects. Under this agreement, Black & Veatch agreed to provide professional engineering services in accordance with recognized industry standards, including site engineering, and technical reviews across the full lifecycle of ONE Nuclear’s gas and SMR development activities. Their role strengthens the Company’s ability to maintain consistent engineering quality across multiple sites, accelerate development timelines, and de-risk early-stage design and interconnection pathways that are critical for multi-gigawatt campus builds. ONE Nuclear is currently in commercial discussions with other similar internationally recognized EPC contractors to ensure availability of services in multiple locations.

Beyond equipment and engineering, ONE Nuclear has advanced the commercial architecture that will underpin both gas and nuclear phases of the platform. ONE entered into a Strategic Collaboration Agreement with a leading global energy company, one of the world’s most sophisticated commodity-trading and power-marketing organizations, to explore a structured market-facing partnership spanning trading, risk management, PPA origination, and hybrid offtake structures. Under this agreement, the parties may evaluate using the counterparty as ONE Nuclear’s trading partner for carbon-free nuclear output and excess gas-fired generation not covered by long-term PPAs; assess market-optimization strategies for SMR power, including participation in spot, forward, and ancillary-services markets; and collaborate on structuring PPAs, indexed contracts, and “carbon-pollution-free electricity” products for hyperscaler and industrial customers. The agreement also contemplates developing innovative trading processes, risk-management tools, and customer-development pathways that could expand market access for SMR-generated power while enhancing portfolio value across different time horizons.

The nuclear phase of the platform is designed around modularity, repeatability, and operational excellence. ONE Nuclear’s plan is to engineer its sites to host multiple SMR units delivered as standardized, factory-built modules, an approach ONE believes enhances cost and schedule predictability compared with traditional on-site nuclear construction. To strengthen operational readiness for this phase, ONE executed a Memorandum of Understanding (MOU) with Quadrant Nuclear Industries (“QNI”), a firm specializing in engineered nuclear components, High-Assay Low-Enriched Uranium fuel-cycle support, Nuclear Regulatory Commission (NRC)-compliant training programs, and operational best practices derived from U.S. Navy nuclear standards. The MOU establishes a structured discovery period in which the Company and QNI will jointly assess the feasibility of forming a long-term business partnership and identify alignment across workforce development frameworks, operations-support structures, regulatory-readiness initiatives, and long-term operating-model requirements, with QNI designating ONE as the only company with whom it is it is pursuing a long-term business arrangement for training and operational services directly related to ONE’s SMR Projects for the duration of the MOU.

Beyond equipment and operations, ONE Nuclear has also strengthened the commercial engine enabling it to be a holistic provider of energy. Under ONE’s Strategic Advisory Agreement with FutureWorx, the Company will benefit from a dedicated business-development partner focused on identifying and introducing data center developers, real-estate sponsors, and large energy offtakers suitable for co-located development at ONE’s energy parks. FutureWorx supports customer engagement at the earliest stage of project formation, including AI-compute build-outs, industrial-facility planning, and the integration of SMR deployment strategies into hyperscale campus design. This agreement enhances the Company’s ability to align site development timelines with anticipated customer load ramp-up and ensures that potential SMR orders are paired with strategic commercial partners from the outset.

Taken together, these strategic agreements reinforce the fundamental strengths of ONE Nuclear’s business platform: rapid near-term gas deployment; scalable multi-unit SMR build-out; engineering excellence supported by globally recognized technical-services providers; market-facing commercialization capabilities strengthened by a leading global energy-trading company; operational expertise grounded in nationally recognized nuclear-operations standards; and structured access to hyperscaler and industrial offtake counterparties. As ONE Nuclear’s pipeline advances, ONE expects the integration of equipment supply, engineering, operational readiness, commercialization, regulatory alignment, and phased capital deployment to form a standardized playbook for replicating multi-gigawatt energy parks across multiple regions. This model is intended to support the long-term expansion of ONE’s portfolio, allowing the Company to evolve into a fully integrated develop-own-operate power company capable of delivering reliable, low-carbon energy at scale to the most demanding customers.

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Core Revenue Sources

ONE Nuclear’s revenue model is designed for resilience and growth. Core contracted revenues from power and capacity sales are expected to provide stable cash flows and project bankability, while certain ancillary revenues such as training services, heat sales, and grid service opportunities offer significant upside potential. As the Company scales its business operations, the portfolio of revenue streams is expected to diversify across behind-the-meter, grid-connected, and advanced manufacturing applications, positioning ONE Nuclear to capture value across the full energy ecosystem. While power sales remain the Company’s primary value driver, this multi-faceted revenue approach maximizes project economics and de-risks individual projects by reducing dependence on any single revenue source.

Behind-the-Meter (BTM) Power Sales ($/MWh).

Power sales represent the primary revenue driver, structured as long-term Power Purchase Agreements (“PPAs”) with investment-grade counterparties. These contracts will provide predictable cash flows with 10-25 year tenors, insulating the project from merchant market volatility while offering customers price certainty and energy security. Power pricing will be structured to reflect the customer’s alternative cost of electricity, including avoided grid electricity costs (such as transmission and distribution costs), avoided backup generator costs and fuel hedging expenses.

Capacity Sales ($/kW-month).

Capacity payments will compensate ONE Nuclear for maintaining generation availability to meet customer peak demand requirements, in markets that include this payment mechanism. These payments recognize the resource adequacy value of having reliable, dispatchable generation capacity ready to serve load at all times. Capacity pricing reflects avoided costs including utility capacity charges, backup generation costs, and capacity market clearing prices in organized markets.

Ancillary Revenue Sources

Training and Operations Services.

The U.S. nuclear industry is facing a severe human-capital crisis. After decades of stagnation, more than half of today’s licensed operators are approaching retirement, while the emerging SMR and advanced reactor build-out will require thousands of new, highly trained personnel. Utilities and new developers lack both the institutional knowledge and the training infrastructure to meet this demand, especially under stringent NRC licensing requirements. This creates a multibillion-dollar services opportunity for a scalable, compliant, and high-quality nuclear workforce platform.

ONE Nuclear is exploring the development of a joint venture with Quadrant Nuclear Industries (“QNI”) to solve this gap by commercializing the Systematic Approach to Training (“SAT”) pioneered by the U.S. Navy and leveraging one of the only scalable pipelines of nuclear-qualified talent: U.S. Navy veterans. QNI is led by former Vice Admiral of the U.S. Navy, Dee Mewbourne, and built on Navy nuclear propulsion culture. This joint venture can transform operator training from a cost center into a revenue-generating, defensible business that de-risks ONE Nuclear’s own projects while helping to establish the Company as a leader in the emerging global nuclear services market.

Low Carbon Heat.

In a standard power-only model, up to two-thirds of revenue-generating potential is vented as waste heat. Capturing and utilizing this heat creates a second, potentially significant revenue stream. Every MW of power generated by advanced nuclear SMRs is expected to generate triple the amount of thermal energy (“MWt”) relative to electrical energy. As a result, ONE Nuclear believes that potential revenues from the sale of low carbon heat may rival power sales in some projects. Projected demand for low carbon heat is high; industrial customers are currently exposed to volatile natural gas prices and aggressive decarbonization mandates, creating a market willing to sign long-term, fixed-price “Steam Purchase Agreements” (SPAs).

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The U.S. industrial heat market is massive and almost entirely dependent on fossil fuels, making it a prime target for disruption. According to estimates by the U.S. Energy Information Administration, the industrial sector accounts for ~33% of total U.S. energy consumption, with process heat making up the majority of this demand. Light Water SMRs produce steam at approximately 300°C (572°F), which falls within the low-to-medium temperature range (under 500°C (932°F)) that accounts for about 76% of total industrial thermal demand in the United States, specifically serving sectors that require low-to-medium temperature steam (e.g., desalination, district heating, paper drying, and many chemical processes) (Center for Climate and Energy Solutions 2025 Report). This market has no other viable baseload low-carbon alternative. Solar/wind cannot provide constant process heat, and electric resistance heating is prohibitively expensive. The following facilities are strong potential targets for heat offtake as they operate 24/7 and have high steam loads: chemical processing, oil refineries, hydrogen production, district heating, and data centers (cooling via steam-driven absorption chillers).

Grid Ancillary Services.

Although the immediate objective of most projects will be to deliver rapid, behind-the-meter power, the long-term intention is to connect projects to the grid, enabling a bi-directional flow of power to and from the grid. When projects interconnect with wholesale electricity markets or provide services to the broader grid, ONE’s assets can participate in ancillary service markets, such as frequency regulation, spinning & non-spinning reserves, voltage support, and black start capability. ONE’s assets can also participate in utility and independent system operators demand response programs, such as emergency demand-response, economic demand response, and capacity performance.

Growth Strategies

ONE Nuclear believes that the following strategies will enable it to achieve its objective:

Advance Priority Energy Parks Through Multi-Phase Deployment

ONE Nuclear’s near-term growth will be anchored by its initial development sites in East Texas, New Mexico, Washington and Oklahoma. These locations were selected based on a proprietary multi-factor screening process, including robust infrastructure, access to high-pressure natural gas, availability of water resources, proximity to major transmission corridors, and adjacency to hyperscale AI and industrial load centers. Across these sites, ONE Nuclear intends to commence generation in 2028 and deploy up to 2 GW of natural-gas capacity by 2029, with approximately 3 GW of SMR capacity by the fourth quarter of 2034, subject to permitting, customer contracting, financing, technology readiness and availability and construction execution. ONE Nuclear expects these early developments to refine its commercial model, demonstrate project viability, and create repeatable processes for replication across the Company’s broader pipeline.

Expand Strategic Relationships with Multiple Nuclear Technology Providers

As part of ONE Nuclear’s long-term nuclear deployment strategy, it is building and maintaining relationships with a diversified set of nuclear technology providers. ONE Nuclear believes that engaging with multiple reactor developers enhances its ability to evaluate technological readiness, align deployment timelines with customer demand, and mitigate vendor and supply-chain concentration risks. ONE Nuclear is conducting parallel assessments of reactor designs, fuel strategies, manufacturing capabilities, and regulatory progress across both established and emerging SMR platforms.

Developing these relationships early supports informed vendor selection, strengthens ONE’s negotiating position, and provides optionality as the U.S. nuclear market matures. In addition, maintaining engagement with multiple technology providers enables ONE to match specific technologies to site characteristics, customer requirements, and regional regulatory frameworks. ONE Nuclear believes that this multi-vendor approach will position the Company to accelerate nuclear deployment at scale, improve long-term cost competitiveness, and ensure that ONE’s energy-park platform remains flexible as next-generation nuclear technologies reach commercialization.

Enhance Development Pipeline and Site Control

ONE Nuclear is building a growing pipeline of development opportunities across the United States, with more than 75 additional locations identified through its national screening program. This pipeline represents an estimated 15 GW of natural-gas and nuclear development potential. As ONE Nuclear progresses its anchor projects, it intends to convert additional sites into full development assets, providing scheduling flexibility and geographic diversification to meet customer timelines and regional load growth.

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Strengthen Regulatory, Licensing, and Technology Positioning

A core component of ONE Nuclear’s strategy is preparing its sites and commercial structure for staged nuclear deployment. ONE Nuclear is advancing technology evaluation, site suitability work, preliminary safety analysis, and early engagement with the U.S. Nuclear Regulatory Commission and state regulators. While some sites may stay as gas-only, ONE’s goal is to establish clear licensing pathways that will allow commercial arrangements to evolve from gas-only or hybrid solutions into full nuclear energy parks over time. ONE Nuclear believes that successfully navigating licensing processes and vendor selection early will provide a competitive advantage as SMR technologies begin commercial rollout.

Build Long-Term Customer Partnerships with High-Growth Load Sectors

ONE Nuclear expects demand for firm, scalable power to grow substantially, driven by AI and cloud data centers, industrial reshoring, desalination and other energy-intensive sectors. ONE’s strategy is to work directly with customers to align power delivery schedules, commercial structures and long-term offtake arrangements. ONE Nuclear believes that its phased development model, rapid initial gas deployment followed by nuclear expansion, will allow the Company to meet customers’ operational timelines while offering a credible, long-term low-carbon pathway.

Develop and Institutionalize a Standardized Energy-Park Template

A central component of ONE Nuclear’s growth plan is the creation of a repeatable development and operating framework that can be applied across multiple geographies. As ONE’s first projects advance, the Company intends to standardize procurement, site design, interconnection planning, civil works, commercial structures, and community-engagement playbooks. ONE Nuclear believes that refining this template early will reduce development time, lower costs, mitigate construction risk, and accelerate expansion across its multi-site portfolio.

Competitive Strengths

Integrated Gas-to-Nuclear Platform Providing Both Near-Term Power and Long-Term Decarbonization

ONE Nuclear believes that its core competitive advantage is its dual-technology model that unites fast-track natural-gas generation with scalable SMR deployment. This approach will enable ONE Nuclear to deliver gigawatt-scale firm power in the near term while transitioning sites into long-duration, low-carbon nuclear baseload capacity. This model allows ONE to meet the immediate needs of AI/data centers and industrial customers while building the foundation for multi-decade decarbonized supply.

Multi-Technology Energy Park Platform

ONE Nuclear’s energy-park platform is intentionally designed to integrate multiple generation technologies. Unlike developers tied to a single proprietary reactor design, ONE is SMR-agnostic and will evaluate multiple advanced reactor technologies to align each site with customer requirements, fuel-cycle considerations, regulatory readiness, levelized cost of energy, and long-term scalability. This technology-agnostic approach will allow ONE to select the most appropriate SMR solution for each location as designs mature and regulatory pathways evolve.

By combining rapid natural-gas deployment with flexible SMR selection, ONE Nuclear’s multi-technology architecture enhances reliability, improves commercial optionality, and supports a phased transition to zero-carbon baseload power. This flexibility differentiates ONE Nuclear from single-technology developers and will enable ONE to tailor each energy park to the unique operational, regulatory and load-growth needs of the customers. This approach also will enable ONE to tailor its sites for key customer applications, including Hyperscale AI/data centers and industrial manufacturers.

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Robust Equipment Procurement Strategy

The global supply chain for data center power equipment is becoming severely constrained, with delivery times for long lead items, such as CCGTs (Combined Cycle Gas Turbines), currently being quoted for 2030 and beyond. In this environment, a well-structured equipment procurement strategy can add tremendous value to the project. ONE Nuclear’s equipment procurement strategy can be summarized as follows:

●	Build strong vendor relationships with a wide range of equipment manufacturers domestically, as well as globally.

●	Secure bankable, long-term equipment supply for its development pipeline (multi-site, multi-year).

●	Lock in price and delivery slots for long-lead items to de-risk schedule and capex.

●	Standardize plant design around a small number of OEM platforms to simplify engineering, operations, and financing.

●	Align equipment contracts with project finance requirements, including performance guarantees, warranties, and LTSAs (long-term service agreements).

●	Seek tariff mitigation for imported components, negotiate DDP (Delivery Duty Paid) terms where possible, and build in a tariff contingency in the capex model.

Over the last few years, ONE Nuclear has developed a deep and wide network with equipment manufacturers. ONE’s strategic relationship with Rolls-Royce SA, for example, positions the Company well for the supply of gas engines. To reduce the reliance on a single supplier, ONE aims to have a back-up supplier in place for key components.

Long Lead Items (“LLIs”), such as step-up transformers, switch gear, gas engines, gas turbines, batteries, are a critical dependency for fast power deployment. ONE Nuclear’s LLI strategy involves locking in production slots directly with suppliers and handing the equipment over to the EPC contractor for installation. This reduces the cost from equipment mark-ups by the EPC, and it helps to avoid delays in project schedules when relying on the EPC to procure LLIs.

Rapid Power Deployment

Under the strategic relationship with Rolls-Royce, ONE Nuclear expects to receive preferential access to production slots, generator allocation, and delivery scheduling, positioning ONE ahead of standard industry lead times for comparable equipment procurement. This access will enable ONE to deploy early-stage gas-generation capacity at gigawatt scale substantially faster than traditional greenfield development pathways. Early deployment will allow ONE to initiate site operations, demonstrate reliable power availability, and enter into long-term offtake arrangements prior to the commissioning of SMRs. As a result, ONE Nuclear expects to be able to accelerate customer engagement, establish recurring revenue profiles earlier in the project lifecycle, and reduce overall development risk.

Strategic Relationship with a Leading Global Energy Company

ONE Nuclear’s commercialization strategy is supported by a strategic relationship with a leading global energy company that provides the Company with demand aggregation, energy marketing, trading, structuring and offtake expertise. This partnership enhances ONE’s ability to contract with high-value customers, optimize power sales, structure long-term PPAs, manage market exposure, and coordinate development of dedicated, behind-the-meter or near-the-meter solutions. The involvement of a global energy major also enhances ONE’s financial credibility and execution certainty with counterparties, customers, and capital providers.

Strategic Relationships Enhancing Delivery, Execution and Financeability

Beyond ONE Nuclear’s global energy company relationship, the Company maintains relationships with leading EPC and program management firms, including Black & Veatch and FutureWorx, that ONE Nuclear believes strengthens delivery capability, schedule certainty and supply-chain depth across both the gas and SMR phases. These relationships reinforce project financeability and help ensure execution reliability across multiple sites.

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Development Plan

Phase 1 – Site Acquisition and Pre-Generation Development (2025 – 2028)

ONE Nuclear’s mission is to deliver a fully integrated “develop–own–operate” platform for utility-scale natural-gas and advanced nuclear generation. At the foundation of ONE’s model is a disciplined approach to site selection and control. ONE Nuclear evaluates candidate locations against stringent criteria, including contiguous acreage capable of supporting multi-gigawatt development, proximity to high-pressure natural-gas pipelines, access to sufficient water resources, robust transmission interconnection options, and adjacency to large-scale data centers and industrial load centers. Securing long-term site control early in the process will enable the Company to advance engineering concurrently with customer engagement, creating a repeatable framework for scaling ONE’s energy-parks.

Phase 2: Natural Gas as a Near-Term Bridge to Nuclear Deployment (2028 – 2034)

To address the acute power shortages facing hyperscalers today, ONE Nuclear will initially deploy high-efficiency natural gas generation assets. The Company has established a strategic relationship with Rolls-Royce S.A. to secure access to reciprocating internal combustion engine (“RICE”) gen-sets, which offer a number of advantages:

●	Rapid Deployment: Unlike large Combined Cycle Gas Turbine (“CCGT”) plants, which require massive civil works and 3-4 year construction timelines, modular RICE units can be delivered and installed in under 12-18 months, allowing ONE Nuclear to target first revenue generation as early as the second quarter of 2028.

●	Financial De-Risking: The primary risk for nuclear developers is the “cash valley” - the extended period of high expenditures on licensing and engineering with zero revenue. By bringing gas assets online early, ONE Nuclear generates substantial free cash flow that helps service debt, fund corporate operations, and finance the nuclear licensing process. This will help ensure that the Company remains solvent and liquid even if nuclear regulatory approvals take longer than anticipated.

●	Operational Flexibility: Reciprocating engines possess fast-start and rapid-ramping capabilities, making them ideal for load-following. Once the nuclear SMRs (which prefer to run at 100% power) are brought online, the gas units can be retained to provide peaking power, backup resilience, or ancillary services to the grid. RICE gensets are also easier to relocate to other sites.

Given the multi-year federal licensing process and construction timeline associated with new nuclear assets, efficient natural-gas generation remains a critical accelerant in meeting near-term capacity needs. Modern gas turbines and reciprocating engines can be deployed and commissioned within 9 to 18 months, enabling developers to establish early operational capability, anchor offtake contracts, and begin generating revenue well before SMR units reach commercial operation.

As data centers and industrial loads come online far faster than nuclear development cycles, integrated gas-nuclear energy parks represent a practical and financeable development path, allowing customers to move from early, flexible capacity to long-term low-carbon baseload without interrupting their growth trajectory. This approach is increasingly reflected in utility IRPs, state energy planning documents, and federal energy-security assessments that identify gas-nuclear combinations as essential to maintaining reliability while supporting deep decarbonization.

Phase 3: Nuclear SMR Deployment (2034+)

As regulatory approvals are secured and technology matures, ONE Nuclear will transition selected energy parks to nuclear baseload. The Company focuses on SMRs, which represent a paradigm shift from the bespoke, site-fabricated construction projects of the past (e.g., Vogtle units 3 & 4) to a manufacturing-based model.

●	Modular Construction: SMRs are designed to be comprised of factory-built modules that are shipped to the site for assembly. This approach reduces the risk of weather delays, improves quality control, and allows for more predictable cost curves.

●	Technology Agnosticism: ONE Nuclear will maintain a vendor-neutral stance, evaluating multiple leading SMR designs including the GE Vernova BWRX-300, Westinghouse AP300/AP1000, and Rolls-Royce SMR. This allows the Company to select the optimal reactor for each specific site’s geology and load profile, while exerting competitive pressure on vendors regarding pricing and delivery guarantees.

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ONE Nuclear’s multi-vendor approach will allow the Company to select among leading reactor technologies based on project economics, thermal output, licensing maturity, and compatibility with the site’s physical characteristics and customer timelines. SMRs are intended to be manufactured in controlled factory environments and transported to the site as standardized modules, which ONE believes improves cost predictability, construction quality, and schedule certainty relative to conventional nuclear builds. Across the full asset lifecycle, the Company intends to develop, own, and operate these generation assets, supported by experienced operating partners, long-term service agreements, and project-level financing structures anchored by long-duration offtake contracts. This integrated model aligns incentives toward long-term asset performance, operational excellence, and the expansion of each energy park in tandem with multi-gigawatt customer growth.

ONE Nuclear expects to generate revenue primarily through long-term power sales and capacity-based agreements with large energy-intensive customers, including hyperscale AI and cloud operators, industrial manufacturers, and other critical-infrastructure providers seeking multi-decade firm-power commitments. At each site, initial revenue is anticipated from the sale of electricity produced by fast-deploying natural-gas generation units, which are designed to deliver early cash flow while establishing contracted baseload capacity. Over time, as advanced SMR units are deployed, ONE Nuclear expects a growing portion of revenue to come from fixed-price or inflation-indexed PPAs, tolling arrangements, and long-duration offtake contracts tied to nuclear generation, which typically feature higher availability requirements, longer contract tenors, and premium pricing for carbon-advantaged baseload power. In addition to energy sales, ONE Nuclear may generate incremental revenue from ancillary services, grid-stability products, potential heat-offtake arrangements for industrial processes, and site-level infrastructure offerings, such as dedicated substations, fiber connectivity, and microgrid services. By owning and operating each energy park, ONE Nuclear expects to capture margins across the full asset lifecycle, creating a long-duration, recurring revenue model anchored by contracted cash flows and supported by the scalability of both gas and nuclear capacity additions over time.

Development Pipeline of Energy Parks

ONE Nuclear is building a diverse pipeline of large-format energy park locations anchored by executed Memoranda of Understanding (“MOUs”) and Letters of Intent (“LOIs”) that define land access, phased development responsibilities, natural-gas and nuclear deployment rights, exclusivity zones, and clear contractual pathways into Joint Development Agreements (“JDAs”) or Definitive Development Agreements (“DDAs”). ONE Nuclear’s MOUs and LOIs are non-binding with respect to commercial and development rights, meaning that unless and until ONE Nuclear enters into definitive binding agreements with the applicable counterparties, ONE Nuclear has no development rights to these sites. These sites will establish the physical and commercial foundation for ONE’s multi-gigawatt “gas-first, SMR-scalable” development strategy. Across its first four anchor sites located in East Texas, New Mexico, Washington and Oklahoma, ONE Nuclear has acquired potential access to more than 17,000 acres of industrial-ready land with direct proximity to transmission infrastructure, high-pressure natural-gas pipelines, water resources, and major industrial and digital-load centers. Collectively, these agreements are representative of a larger multi-phase pipeline capable of supporting up to 15 GW of combined natural-gas and advanced nuclear generation.

East Texas Energy Park

ONE Nuclear’s largest near-term development opportunity is located in East Texas, through an executed MOU with MSB Global Services, LLC (“MSB”), which is developing of an approximately 5,000-acre site, which includes >1,500 acres designated specifically for hyperscale data center development. The MOU contemplates 3–6 GW of power generation located directly adjacent to one of Texas’s most ambitious digital-infrastructure clusters. The site benefits from exceptional fundamentals: adjacency to high-capacity natural-gas transmission, multiple redundant fiber pathways, significant pre-zoned industrial acreage, and direct integration potential with ERCOT or private-use networks.

The development scope includes rapid deployment of natural-gas units to deliver capacity in 200 MW phases. The MOU also includes provisions for the possible co-location of a supply chain manufacturing facility, which would materially enhance long-term supply-chain efficiency and provide regional economic benefits. ONE Nuclear is responsible for the full federal and technical permitting processes, including EPA and air-quality permits, technology selection, EPC contracting, and project financing. MSB leads land subdivision, zoning, water-rights acquisition, master planning, community engagement, and ERCOT interconnection facilitation.

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The parties have agreed to complete feasibility studies and initial designs and work towards a Joint Development Agreement within six months. The MOU lays out detailed commercial options: fixed-fee land leases, carried-interest structures, revenue royalties, equity participation, and milestone compensation plans, all to be finalized in the JDA. With multiple hyperscaler tenants already engaged through the MSB’s existing’ platform, this site represents a unique near-term development opportunity to deploy natural-gas at significant scale. Consistent with this phased approach, the MOU provides for early installation of more than 500 MW of gas-fired capacity to meet initial anticipated customer load and enhance system reliability.

New Mexico Energy Park

ONE Nuclear’s Southwest development opportunity is located on a premier site in New Mexico. ONE has entered into an LOI with regional development partners, providing for an exclusivity framework to develop an initial 1 GW tranche of natural gas power generation on a third party site comprising approximately 6,000 acres, with potential for phased expansion across tens of thousands of additional acres. The site is planned as an integrated energy and digital infrastructure hub, featuring a dedicated data center campus targeting up to 10 GW of power demand. ONE believes that the location offers exceptional strategic fundamentals, including proximity to major gas pipeline interconnections, existing transmission infrastructure, and significant water resources essential for large-scale data center cooling and energy generation. The regional development partners and the site owner have entered into a publicly announced MOU regarding the development of the site and are targeting execution of definitive documentation, including the establishment of a joint venture holding company with a long-term lease for the site, in the first half of 2026.

The development scope focuses on the rapid deployment of natural gas generation and energy storage to serve as the primary power source for the adjacent digital infrastructure. The project framework also includes provisions for third party solar power generation and a solar cell and module manufacturing campus, materially enhancing the regional clean energy supply chain. ONE Nuclear is responsible for the technical development lifecycle, including tribal and federal permitting, air quality compliance, technology selection, and the negotiation of transmission and distribution agreements. The development partners lead site-wide civil infrastructure, including access roads, wastewater treatment, fiber optic telecommunications, and high-level sovereign interface with regional authorities.

The parties have agreed to exclusivity during a four-month negotiation period to finalize a definitive Joint Development Agreement (JDA), supported by a simultaneous 120-day technical and environmental due diligence window. The LOI outlines a sophisticated commercial alignment including a mutual equity swap, and various revenue-sharing options such as royalty structures, infrastructure fee models, and equity promotes. With a phased exclusivity framework that could scale to 10 GW of power generation, this site represents a unique opportunity in New Mexico. Consistent with this strategy, the LOI prioritizes the initial 1 GW gas-fired capacity to meet the urgent load requirements of prospective hyperscale tenants.

Mutual Equity Swap

The New Mexico LOI provides that the parties intend to execute a mutual 5% equity swap at equal valuation with one of the regional developer partners with the intention to align long-term incentives. The equity swap is a condition precedent to the applicability and effectiveness of any further exclusivity provisions under the LOI.

Washington State Energy Park

In Washington state, ONE Nuclear has executed an MOU with a local master developer for the development of a site spanning approximately 7,200 acres of industrial land, one of the largest contiguous development zones in the Pacific Northwest. The MOU contemplates deployment of 2–6 GW of Generation III/III+ SMR capacity to serve large-scale industrial loads, advanced manufacturing facilities and data centers. This site benefits from significant existing infrastructure, proximity to the transmission backbone of public utility Grant PUD, extensive water and gas availability, multimodal transportation corridors, and multiple fiber conduits already serving industrial tenants.

The master developer provides comprehensive site-preparation and entitlement leadership, including zoning modifications, subdivision, environmental permitting, and coordination with local entities, Grant County, Grant PUD, and regional tribes. ONE Nuclear is responsible for all SMR licensing through the NRC, EPC contracting, technology and fuel procurement, site engineering, and long-term operations and decommissioning planning. The MOU establishes a mutual 24-month exclusivity period for nuclear power generation with fifty mile of the site. The Parties are developing the scope of feasibility studies covering interconnection, water rights, gas access, seismic suitability, and land title, to then complete a Definitive Development Agreement within six months, including commercial terms such as land arrangements, financing structures, and potential revenue-sharing models.

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This site’s scale, regulatory momentum, and location within one of the most energy-intensive industrial regions in the western United States will give the Company a strategic foothold for future SMR expansion and potential cross-border power-export strategies. In addition, the parties have agreed to evaluate a separate arrangement for natural-gas generation to support early-stage power needs at the site, though neither party is obligated to enter into such an agreement.

Oklahoma Energy Park

ONE Nuclear’s Oklahoma energy-park initiative is structured under a comprehensive MOU with Blackstart Digital, LLC (“Blackstart”). The agreement covers multiple candidate parcels and outlines the development of up to 1+ GW of natural-gas and advanced SMR capacity, implemented through a phased development framework. Under the terms of the MOU, ONE Nuclear is responsible for leading all technical, financial, and regulatory aspects of the project, including technology selection, EPC contracting, interconnection planning, and complete oversight of the NRC licensing process for SMRs, to include preparation and submission of the site-specific Combined Operating License (“COL”) application. Blackstart, in turn, provides critical regional execution capability, including land access and subdivision, securing water rights, handling zoning, leading master planning, and coordinating with local authorities, utilities, tribes, and environmental groups.

The MOU identifies a structured multi-phase progression beginning with (i) completion of grid interconnection studies and the natural-gas plant development plan, followed by (ii) execution of long-term PPAs for gas units and submission of the SMR COL application, and culminating in (iii) receipt of NRC approvals and commencement of SMR commercial operations in the early 2030s. It also contemplates a detailed Commercial Framework that may include land leases, milestone payments, equity participation, revenue-sharing arrangements, or hybrid structures, all to be negotiated in the JDA. Importantly, the MOU includes a mutual 36-month exclusivity period for gas and nuclear power generation (ONE Nuclear’s restrictions are limited to 60 miles from the contemplated sites), during which both parties commit substantial time and capital toward licensing, community planning, environmental studies, and interconnection work, providing development certainty and protecting project economics.

Together, ONE Nuclear and Blackstart will jointly coordinate community engagement, stakeholder communications, local economic-development efforts, and customer outreach to major regional industrial users. This framework helps establish Oklahoma as a flagship site positioned to demonstrate ONE’s ability to sequence early natural-gas operations into multi-reactor SMR buildouts across a large, scalable acreage footprint.

The Oklahoma site remains an opportunity and the development activity is now positioned towards the end of the 36-month exclusivity period to match Blackstart’s development program and the additional opportunity for ONE Nuclear on 6,000 acres in New Mexico described above.

Conversion of MOUs/LOI to Binding Agreements

Conversion of each MOU and LOI into a binding agreement is expected to follow a standardized and disciplined process. The parties will begin with a joint workstream that includes forming a steering committee, conducting technical and commercial feasibility studies, and negotiating the core commercial framework. This will lead into a 4-6 month target window to finalize either a Joint Development Agreement or a Definitive Development Agreement, which will set forth land-control provisions, capital-commitment mechanics, offtake structures, construction responsibilities, and incentive-sharing terms. In parallel, the parties prepare PPAs, site-control instruments, financial-incentive applications (including DOE programs, IRA tax credits, and state-level incentives), and advance NRC, EFSEC, and air-quality permit submissions. Each MOU/LOI also incorporates an exclusivity period of up to 36 months, ensuring development certainty and strategic alignment until the Joint Development Agreement or a Definitive Development Agreement is in place.

Together, ONE’s East Texas, New Mexico, Washington and Oklahoma sites are expected to serve as the foundation of a nationwide multi-technology development platform. Across these and seven additional screened locations, ONE’s expects its pipeline to encompass up to 15 GW of combined gas and nuclear capacity potential. Each site will undergo a structured diligence process that evaluates land control, gas access, water availability, redundant fiber, transmission strength, permitting pathways, and proximity to AI data centers and industrial loads.

Expansion and Growth of the Development Pipeline

Beyond its four anchor sites, ONE Nuclear continues to advance a national screening effort encompassing more than 75 candidate locations, applying a consistent methodology focused on land control, proximity to high-pressure gas, water sufficiency, multi-path fiber availability, grid interconnection optionality, and adjacency to large AI and industrial loads. For example, ONE Nuclear recently announced it has signed a letter of intent with Sunshine Partners to evaluate the joint development of power generation projects across a portfolio of five sites representing approximately 18,275 acres located in West Texas, spanning five key counties within the ERCOT West market, representing a significant energy infrastructure development opportunity. ONE Nuclear’s expansion strategy utilizes the standardized development template proven across its MOUs: early site control, rapid deployment of near-term natural-gas capacity, parallel advancement of nuclear licensing and regulatory workstreams, staged SMR additions, and long-term offtake-anchored financing. Each new site ONE Nuclear assesses builds on institutional knowledge acquired and honed at the East Texas, New Mexico, Washington and Oklahoma projects, enabling a scalable, repeatable model capable of supporting multi-gigawatt buildouts across multiple U.S. regions. Over time, ONE Nuclear intends to convert a subset of these screened sites into executed MOUs, LOIs, JDAs, and ultimately operating energy parks, creating a long-duration growth engine for ONE’s national development platform.

Industry and Market Opportunity

Overview of the Evolving Power Landscape

The U.S. power sector is entering a structurally new growth era marked by rapid electrification, tightening decarbonization mandates, and the emergence of unprecedented energy-intensive loads. After two decades of near-zero demand growth, as of July 2025 the U.S. Energy Information Administration (“EIA”) projected that national electricity consumption will increase nearly 20% by 2035, compared to only 8% total growth from 2000 to 2020 (EIA Annual Energy Outlook 2024). This shift is being accelerated by industrial reshoring, electrified manufacturing, clean hydrogen production, and surging digital-infrastructure activity, particularly in support of AI.

At the same time, retirement of aging baseload plants and limited transmission expansion are constraining the ability of utilities and independent system operators to add firm capacity. The North American Electric Reliability Corporation (“NERC”) warns that approximately half of the continental U.S. faces elevated reliability risks as early as 2026 due to capacity shortages and delayed transmission expansion (NERC Reliability Assessment 2023–2024). This growing imbalance between supply and demand creates a compelling market need for large-scale, long-duration, firm power, particularly in regions where data centers and industrial loads are scaling far faster than the grid can expand.

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AI, Cloud, and Digital Infrastructure as a Structural Demand Driver

Electricity demand stemming from AI and hyperscale cloud computing represents one of the most significant structural load additions in modern U.S. grid history. McKinsey estimates that data centers electricity consumption will triple between 2022 and 2030, driven in large part by AI clusters that exhibit 30%+ annual growth in compute needs (McKinsey, The Future of Data Centers, 2023). Major utilities, including Dominion, Georgia Power, and TVA, report data centers load growth of 13–18% annually, levels they characterize as unprecedented in the last century of grid planning. Goldman Sachs projects that AI-oriented data centers alone may require an incremental 200 Terawatt (TW)-hours (TWh) per year by 2030, equivalent to adding the electricity consumption of Spain (Goldman Sachs Global Research, 2023).

AI workloads are a primary driver of this acceleration. As of September 2025, AI is responsible for 5-15% of data center power consumption, but this could increase to 35-50% by 2030 according to International Energy Agency (IEA)-commissioned research (CarbonBrief). Training large language models requires substantial power. GPT-4 training consumed approximately 50 GWh of energy (MIT Technology Review) but inference workloads, which run continuously to serve user requests, account for 80% of AI power consumption and are projected to reach 85% by 2028 according to Schneider Electric.

At the same time, data centers are rapidly becoming more efficient by increasing the power density of server racks. This escalation in power density is governed by the Jevons Paradox: as computational efficiency increases, the reduced unit cost of intelligence spurs exponentially greater demand, leading to higher aggregate energy consumption. Historical precedent in the electricity sector confirms this phenomenon; a 65% reduction in the real price of electricity over the last 70 years coincided with a 15-fold expansion in the global electricity market.

The major hyperscalers have responded with historic capital expenditure commitments. Combined 2025 capital spending guidance from Amazon, Google, Microsoft, and Meta totals approximately $350 billion, with the majority directed toward AI and data center infrastructure (Fusion Worldwide, 2025). Amazon’s annualized 2025 capital expenditures reached approximately $118 billion, while Google increased guidance by $10 billion to $85 billion. Microsoft CEO Satya Nadella acknowledged the supply crunch in Q3 2024 earnings: “This demand all showed up pretty fast. We ran into a set of constraints.”

These clusters typically require highly reliable power with 24/7 availability, along with long-term price certainty, rapid scalability, and, critically, access to firm, dispatchable baseload resources. As interconnection queues extend and renewable intermittency limits the ability to serve these loads from the existing grid, customers are increasingly shifting toward purpose-built, co-located energy parks capable of delivering dedicated capacity, thermal integration, and multi-decade contractual structures.

Winning the AI Race is Considered a Matter of National Security

The strategic necessity of ONE Nuclear’s mission is reinforced by the geopolitical dimension of the AI race. The United States government has identified leadership in AI as a critical national security priority. Sustaining this leadership requires domestic compute capacity (“sovereign compute”), which in turn requires domestic power. The “AI Gigafactories” currently being planned – facilities housing hundreds of thousands of GPUs – cannot be offshored to regions with unstable power grids or geopolitical adversaries.

This alignment between private sector demand and public sector security priorities significantly de-risks the regulatory environment for new nuclear deployment. Initiatives such as the ADVANCE Act (Accelerating Deployment of Versatile, Advanced Nuclear for Clean Energy) and recent Executive Orders aimed at streamlining NRC licensing reflect a bipartisan consensus that expanding firm nuclear capacity is a matter of national interest. ONE Nuclear’s focus on U.S.-based deployment positions the Company to benefit from these regulatory tailwinds and potentially access low-cost capital through the Department of Energy (“DOE”) Loan Programs Office.

Supply Growth is Constrained by Intermittency of the U.S. Power Stack and Transmission Limits

While penetration of renewable, intermittent energy continues to grow, system constraints now limit its ability to meet the energy-dense, 24/7 load profiles. Transmission congestion and multi-year interconnection queues have slowed new generating capacity significantly; more than 2,600 GW of generation and storage projects were awaiting connection approval in the United States as of 2023. The median wait time from interconnection request to commercial operation has stretched to 5 years nationally and over 8 years in PJM (Microgridknowledge, 2025).

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On top of this, the grid is facing a “thermal cliff”: the scheduled retirement of aging coal and natural gas plants that currently provide the bulk of the system’s inertia and reliability. The DOE projects that over 100 GW of firm generation capacity will retire by 2030, while only ~22 GW of new firm capacity is planned to replace it.

This disparity creates a structural short position in reliability. As synchronous thermal generators retire, the grid loses “inertia” - the kinetic energy stored in large spinning turbines that stabilizes grid frequency during disturbances. The remaining system, increasingly reliant on asynchronous inverter-based resources (wind/solar), becomes more fragile. For data center operators, who require a high degree of reliability, the macro grid is becoming an increasingly risky partner.

Furthermore, the transmission system itself is deadlocked. The interconnection queues in the U.S. are clogged with speculative renewable projects, creating a backlog of over 2.6 TW, according to the Americans for a Clean Energy Grid July 2024 report (the “ACEG 2024 Report”). The median time to bring a new project online has doubled over the last decade to more than five years (Berkeley Lab, Queued Up, 2024) .. High-voltage transmission line construction has plummeted from an average of 1,700 miles per year in the early 2010s to less than 350 miles annually in recent years (ACEG 2024 Report). This physical bottleneck means that even if power is generated elsewhere, it cannot necessarily be delivered to where load centers want to build.

The Need for Reliable Baseload Power

Data center operators face extreme reliability requirements that favor dedicated power solutions. Industry surveys reveal that 97% of large enterprises report hourly downtime costs exceeding $100,000, while 41% of enterprises face costs of $1-5+ million per hour (ITIC 2024). Meta’s 2024 outage cost nearly $100 million in revenue, while Amazon estimates a one-hour outage would cost $34 million in sales (Queue it, 2025). These economics explain why data center operators are pursuing dedicated power sources at unprecedented scale.

The Need for Behind-the-Meter Solutions

ONE Nuclear will address these structural failures through a “Behind-the-Meter” (“BTM”) development strategy. By co-locating large-scale generation directly on the customer’s site, ONE Nuclear seeks to create a microgrid that is physically or contractually isolated from the constraints of the broader transmission system. The advantages of this approach are threefold:

(1)	Speed: BTM projects bypass the multi-year federal and ISO interconnection queues, allowing power to be delivered in alignment with the 24-36 month construction timelines of data centers.

(2)	Reliability: The customer is insulated from regional grid failures, transmission congestion, and frequency instability.

(3)	Cost Savings: By avoiding the grid, customers avoid escalating transmission and distribution (“T&D”) charges, congestion pricing, and ancillary service fees. FTI Consulting estimates BTM arrangements provide transmission and distribution savings of $7-12 per MWh.

Behind-the-meter arrangements bypass these bottlenecks while delivering material cost savings. PJM capacity prices have surged from $29/MW-day in 2024/25 to $329/MW-day in 2026/27 (PJM, 2025), a 10x increase that BTM arrangements can avoid. A Bloom Energy survey projects that 38% of data center facilities will use onsite generation as primary power by 2030, up from 13% in 2024 (CoreSite).

The Nuclear Energy Institute’s June 2024 analysis concluded that colocation “can significantly reduce project costs and delays by eliminating the need for new transmission infrastructure and grid interconnection studies.” (Utility Drive). Nuclear plants’ reliability, 92%+ capacity factors, and 18-24 month refueling cycles match data center operational requirements. Constellation estimated that co-locating data centers at Illinois nuclear plants could reduce wind/solar curtailment by 80%.

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Nuclear Energy as Critical Firm-Power Infrastructure

Federal and state policy momentum behind nuclear energy has accelerated meaningfully. The Inflation Reduction Act created the first-ever production tax credit for new nuclear and contributed to expand DOE Loan Programs Office capacity to over $400 billion, enabling financing support for next-generation reactor development. More than a dozen states have taken steps to streamline nuclear siting or reconsider legacy moratoria, while the U.S. Department of Energy estimates that up to 200 GW of new nuclear capacity may be required by 2050 to meet national decarbonization goals (DOE Pathways to Commercial Liftoff: Advanced Nuclear, 2023).

We believe SMRs are fully aligned with this strategy due to their modular fabrication, standardized designs, enhanced passive safety systems, and ability to scale capacity in discrete increments with customer demand. Their smaller land footprint, factory-built module delivery, and integration compatibility with gas, district heat, or industrial processes make SMRs increasingly attractive to utilities and large-scale commercial customers seeking firm, low-carbon baseload power with long-term cost visibility.

Large Addressable Market for Integrated Energy Parks

Across these converging trends, ONE Nuclear believes that a significant and expanding market exists for multi-technology energy parks. Customer segments most exposed to the new reliability and decarbonization constraints include hyperscale AI and cloud operators seeking multi-gigawatt dedicated baseload, clean-hydrogen producers incentivized under the Inflation Reduction Act’s 45V tax credit, industrial manufacturers pursuing electrification and thermal-load decarbonization, utilities facing thermal retirements and reserve-margin deficits, and state or federal agencies requiring secure, long-duration energy infrastructure.

These customers increasingly prioritize reliability guarantees, long-term price visibility, co-location optionality, and compliance with ESG and decarbonization commitments. As the U.S. transitions into a structurally higher load-growth environment at the same time that firm capacity additions lag materially, ONE Nuclear believes the demand for integrated gas-nuclear energy parks will expand sharply over the coming decade and aligns directly with our phased development strategy and long-term competitive positioning.

The Coal-to-Nuclear Opportunity

A key differentiator in ONE Nuclear’s site strategy is the targeting of retired or retiring coal power plants. Transitioning these “brownfield” sites to nuclear offers distinct economic and regulatory advantages:

●	Infrastructure Reuse: These sites already possess high-capacity grid interconnections, water intake structures, rail spurs, and security perimeters. Repurposing this infrastructure can reduce the upfront capital cost of a nuclear project by an estimated 15% to 35% compared to a “greenfield” build.

●	Regulatory & Tax Incentives: The Inflation Reduction Act (“IRA”) designates areas with closed coal mines or plants as “Energy Communities.” Projects built in these zones are eligible for a 10% bonus Investment Tax Credit, increasing above the base 30% credit (or up to 50% with domestic content adders). This materially enhances the internal rate of return for these projects.

●	Workforce Retention: Coal plants employ skilled thermal operators, electricians, and maintenance staff whose skills are highly transferable to nuclear operations. By retaining this workforce, ONE Nuclear preserves the local tax base and generates community goodwill, which is essential for securing local zoning and permitting approvals.

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Customer and Offtake Framework

ONE Nuclear’s target customers include hyperscale and enterprise AI and cloud data centers, operators of electrolysis-based processes, energy-intensive industrial manufacturers, utilities and grid operators seeking firm low-carbon capacity, and federal, state, and local government infrastructure programs requiring resilient, low-emission power. These sectors increasingly demand large-scale, highly reliable, and price-stable electricity supply, often with multi-decade commitments and co-location opportunities that support operational continuity. While data centers represent a large part of the addressable market for large scale baseload consumption, ONE’s intention is to cultivate a diversified client profile to avoid having too much exposure to a single client segment / sector.

●	Primary Market: Hyperscale Data Centers. The data center market is characterized by price inelasticity regarding capacity. For a hyperscaler, the cost of power is significant, but the cost of downtime is catastrophic. ONE Nuclear will structure its contracts to reflect this value, negotiating long-term PPAs (15-20 years) that essentially function as capacity availability payments. These contracts insulate the Company from short-term fluctuations in wholesale power prices and provide the revenue certainty required to underpin project financing.

●	Industrial Onshoring and Manufacturing. The introduction of tariffs and post-COVID reconfiguration of global supply chains is driving a wave of “onshoring” in critical industries such as semiconductors, pharmaceuticals, and petrochemicals. Like data centers, these facilities run continuously.

●	Desalination and Water Security. Water scarcity is becoming a critical constraint for economic growth in the Western and Southern United States. Desalination, and specifically Reverse Osmosis, is highly energy-intensive and requires constant baseload power to operate efficiently. ONE Nuclear identifies desalination plants as ideal co-location partners. By providing firm power to municipal or private water utilities, the Company can lock in government-backed revenue streams that are uncorrelated with the tech sector, providing portfolio resilience.

ONE Nuclear intends to structure long-term offtake arrangements through a mix of fixed-price or indexed power purchase agreements with data centers and industrial customers, tolling structures and capacity-based contracts, and framework agreements with a leading international energy trading company to optimize dispatch and market participation where merchant exposure is appropriate. ONE Nuclear’s commercialization strategy is designed to synchronize project development timelines with customer build-out schedules, particularly for AI data centers clusters and large hydrogen or industrial complexes, enabling the Company to deliver contracted power as load is brought online.

Strategic Collaboration with an Energy Major. To execute its complex commercial strategy, ONE Nuclear has entered into a Strategic Collaboration Agreement with one of the energy majors. This partnership provides ONE Nuclear with access to the major’s sophisticated energy trading capabilities, risk management desks, and deep relationships with industrial energy consumers. The energy major will act as the market interface, managing fuel supply hedging for the gas fleet and optimizing the sale of any excess capacity into the merchant market, allowing ONE Nuclear to focus on asset development and operation.

Nuclear Operations

The Opportunity

The U.S. nuclear industry is facing a severe human-capital crisis. After decades of stagnation, more than half of today’s licensed operators are approaching retirement, while the emerging SMR and advanced reactor build-out will require thousands of new, highly trained personnel. Utilities and new developers lack both the institutional knowledge and the training infrastructure to meet this demand, especially under stringent NRC licensing requirements. Furthermore, next-generation digital control rooms and distributed SMR fleets require operational models very different from the legacy, single-site utility paradigm. This mismatch between soaring workforce needs and limited training capacity is now one of the largest bottlenecks to U.S. nuclear deployment. Developers seeking to build new reactors increasingly view operator training, licensing, and operational readiness as critical path risks—both financially and regulatorily—creating a multibillion-dollar services opportunity for a scalable, compliant, and high-quality nuclear workforce platform.

ONE Nuclear is exploring the development of a joint venture (the “JV”) with Quadrant Nuclear Industries (“QNI”) to address this gap by commercializing the Navy-proven Systematic Approach to Training (“SAT”) and leveraging one of the only scalable pipeline of nuclear-qualified talent: U.S. Navy veterans. QNI is led by former Vice Admiral of the U.S. Navy, Dee Mewbourne, and is built on Navy nuclear propulsion culture. The JV plans to offer centralized SAT-as-a-Service, turnkey workforce development programs producing 600–800 certified operators per plant, contract operations with performance-based incentives, continued education, and advisory services. This would transform operator training from a cost center into a revenue-generating, defensible business that would help de-risk ONE Nuclear’s own projects while establishing the Company as a leader in the emerging global nuclear services market.

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Value Proposition

The JV’s unique value proposition lies in its centralized approach to training, which is structured around the NRC-mandated Systematic Approach to Training (SAT), and a proactive safety culture based on U.S. Navy best practices. Core to the strategy is the local recruitment through community partnerships, scholarships, and benefit agreements, which fosters goodwill, reduces costs, and secures social licenses to operate. Unlike legacy providers, the JV intends to go beyond compliance, pursuing Institute of Nuclear Power Operations (INPO) accreditation for peer-validated excellence and delivering “SAT-as-a-Service” for seamless regulatory assurance.

ONE Nuclear’s planned core services include the following:

●	Centralized Training Program: the current nuclear training model is mostly site-based. As nuclear power sites are anticipated to proliferate all over the country, it makes economic sense to centralize as much of the training as possible, followed by on-site training to complete certification. Training will be split into generalized knowledge, which can be centralized, and technology- and plant-specific knowledge, which is more site and plant specific.

●	Turnkey Workforce Development: Custom programs producing 600-800 certified operators per site, with fixed fees, per-trainee charges, and annual management fees.

●	Contract Plant Operations: Full management with performance-based revenue shares, incentives for over 95% uptime and safety, and cost-plus options for startups.

●	Continued Education Programs: Addressing the regulatory requirements for periodic re-certification and re-licensing of nuclear plant operators.

●	Consulting Services: Advisory for nuclear power companies and international governments on fleet building, regulatory navigation, and talent strategies, expanding global reach.

This JV would diversify ONE Nuclear’s revenue beyond SMR sales, and position the Company as a potential leader in the nascent global nuclear services market. The JV is expected to position ONE Nuclear as an industry leader, transforming a cost center into a scalable enterprise with recurring income and competitive moats.

Unaudited Illustrative Unit Economics Information

ONE Nuclear has not historically made public projections as to future operations, earnings or other results. However, the Unit Economics were prepared to be provided to potential investors in connection with the PIPE Investment process solely to provide such potential investors with an illustrative example of possible unit economics for the development and operation of a hypothetical 1 GW gas-fired energy park and are being included in this proxy statement/prospectus in order to provide the same information provided to such potential investors. The Unit Economics should not be viewed as a projection or forecast of ONE Nuclear’s overall financial performance, as the Unit Economics model relates exclusively to a generic 1 GW gas-fired energy park, and not to the entire ONE Nuclear business model or any specific site or project.

The Unit Economics were prepared in good faith by ONE Nuclear’s management team in March 2026 and are based on ONE Nuclear’s management team’s reasonable current estimates and assumptions with respect to the expected cost and performance of a 1 GW gas-fired energy park at the time they were prepared and continue to reflect the views of ONE Nuclear’s management as of the date of this proxy statement/prospectus. The Unit Economics have been prepared solely by ONE Nuclear’s management team, have not been reviewed or verified by independent third parties and do not reflect cost quotes from potential or actual vendors, partners or suppliers.

The statements included in this section constitute forward-looking statements that are inherently subject to significant risks, uncertainties, estimates and assumptions, many of which are beyond ONE Nuclear’s and HVII’s control. The various risks and uncertainties include those set forth in the sections of this proxy statement/prospectus entitled “Risk Factors,” “ONE Nuclear Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Cautionary Note Regarding Forward-Looking Statements.” The Unit Economics reflect numerous estimates and assumptions with respect to matters specific to ONE Nuclear’s business, a 1 GW gas-fired energy park and general matters, including estimates and assumptions with respect to industry-wide business, economic, regulatory, market and financial conditions, availability of major equipment and long-lead items and other future events, all of which are difficult to predict and many of which are beyond ONE Nuclear’s and HVII’s control. Please see below under “—Key Assumptions for Illustrative Unit Economics for a 1 GW Gas-Fired Energy Park” for further information as to the key assumptions underlying the Unit Economics. In particular, the cost estimates shown in the Unit Economics were based on ONE Nuclear’s estimates after discussions with potential suppliers, potential partners and third-party advisors. Moreover, the Unit Economics are not subject to any escalation or discounting. The time at which the assumptions underlying the Unit Economics will be realized, if at all, is highly uncertain, and no definitive agreements with any suppliers or partners have been entered into and there’s no guarantee that any such definitive agreements will be entered into. As a result, there can be no assurance that the Unit Economics will be realized or that actual cost, timing and performance of a 1 GW energy park, if operational, will yield similar results (i.e., not significantly higher or lower than those set forth in the Unit Economics).

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Because the Unit Economics cover multiple years, such information by its nature becomes less predictive with each successive year. In addition, the more time that elapses until FID and COD, the more uncertainty and variability can occur and such information also becomes less predictive. These Unit Economics are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The inclusion of the Unit Economics in this proxy statement/prospectus should not be regarded as an indication that HVII, the HVII Board, ONE Nuclear, the ONE Nuclear Board or their respective affiliates, advisors or other representatives considered, or now considers, such Unit Economics necessarily to be predictive of actual future results. When considering the Unit Economics, you should keep in mind the risk factors and other cautionary statements under the section of this proxy statement/prospectus entitled “Risk Factors.” Any of the risks discussed in this proxy statement/prospectus, to the extent they are realized, could cause actual results to vary significantly from those presented in the Unit Economics. For more information, see the risk factor in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry —  ONE Nuclear’s unit economics are subject to significant risks, assumptions, estimates and uncertainties. As a result, ONE Nuclear’s actual revenues, timing for achieving business milestones, expenses, capital expenditures, site profitability and site cash flows may differ materially from its illustrative unit economics model.” No person has made or makes any representation or warranty to any HVII shareholder regarding the information included in the Unit Economics. The Unit Economics are not fact, are not based on any definitive agreements, are not based on any specific site or project and are not necessarily indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

The Unit Economics were not prepared with a view toward complying with GAAP, any published guidelines of the SEC or any guidelines established by the American Institute of Certified Public Accountants. The Unit Economics included in this proxy statement/prospectus have been prepared by, and are the responsibility of, ONE Nuclear’s management. Neither WithumSmith+Brown, PC, nor the independent registered public accounting firms of ONE Nuclear or HVII, nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Unit Economics contained in this proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of ONE Nuclear and HVII assume no responsibility for, and disclaim any involvement with, the Unit Economics. Further, to that end, the report of WithumSmith+Brown, PC included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of ONE Nuclear. It does not extend to the Unit Economics and should not be read to do so.

HVII urges you to review the financial statements of ONE Nuclear included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

ONE Nuclear uses certain financial measures in its Unit Economics that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While ONE Nuclear believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of ONE Nuclear’s competitors and may not be directly comparable to similarly titled measures of ONE Nuclear’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Neither HVII nor ONE Nuclear is providing a quantitative reconciliation of the non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Neither HVII nor ONE Nuclear is able to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of their control or cannot be reasonably predicted. For the same reasons, neither HVII nor ONE Nuclear is able to address the probable significance of the unavailable information. Accordingly, no reconciliation of the financial measures included in the Unit Economics was prepared, and therefore none have been provided in this proxy statement/prospectus.

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Illustrative Facility Scenario

The following discussion presents illustrative unit economics for a hypothetical 1 GW gas-fired energy park (the “Illustrative Facility”) deploying reciprocating engine generator sets designed for prime-power, behind-the-meter service to a dedicated hyperscale data center customer. The Illustrative Facility is designed for multi-phase delivery, with initial 200 MW capacity targeted to be commissioned approximately 18 months following the final investment decision (“FID”) and receipt of financing (“Financial Close”) and the full 1 GW capacity targeted to be commissioned within approximately 30 months of the FID.

Estimated Project Development Timeline

The Illustrative Facility contemplates a multi-phase delivery approach designed to offer the potential for a rapid ramp rate of early power delivery and optionality for later power delivery tranches. The Illustrative Facility development timeline is organized into three principal stages: Phase 0 (Pre-FID Development), Phase 1 (initial 200 MW capacity) and Phases 2 through 5 (remaining 800 MW capacity to reach full 1 GW).

Phase 0 – Pre-FID Development. Prior to the FID, ONE Nuclear would undertake development and permitting activities, complete preliminary front-end engineering and design (“FEED”) studies and finalize site selection. Following Pre-FID activities, ONE Nuclear would make a final investment decision, followed by completion of engineering and design work, and achievement of the Financial Close. The Pre-FID development phase is estimated to require approximately 6 to 12 months.

Phase 1 – Initial 200 MW Capacity. Following the Financial Close , ONE Nuclear would plan to award the engineering, procurement and construction (“EPC”) contract, close on project-level debt financing, begin site preparation and commence civil foundation work. The Phase 1 period encompasses procurement of major equipment, long-lead items, packages, and bulk materials, as well as system integration and testing. ONE Nuclear estimates that initial commissioning of 200 MW capacity would occur approximately 12 months following the Financial Close.

Phases 2 through 5 – Remaining 800 MW Capacity. Following initial commissioning of 200 MW capacity, ONE Nuclear would expect to continue with the construction and commissioning of additional capacity in consecutive blocks of purpose-designed buildings, with each subsequent phase adding approximately 200 MW of installed capacity. ONE Nuclear’s management estimates that commissioning of an additional 400 MW of capacity would occur approximately midway between the commissioning of the initial 200 MW capacity and full 1 GW commercial operation. Full 1 GW commercial operation would be expected within approximately 3 to 4 years following the commencement of the Pre-FID Development. The estimated post-FID phased deployment period would be approximately 2 to 3 years in total.

The phased delivery model is a core element of ONE Nuclear’s de-risking strategy. By bringing initial gas generation capacity online approximately 12 months ahead of full COD, ONE Nuclear would plan to establish customer relationships, demonstrate site infrastructure readiness and begin generating revenue while subsequent phases are under construction. This approach is consistent with ONE Nuclear’s broader gas-first, nuclear-second deployment model, in which near-term gas generation revenue supports the longer-term development of SMR capacity at each energy park.

The development timeline described above is illustrative only. Actual timelines may differ materially from the estimates presented due to, among other things, delays in permitting and regulatory approvals, site-specific conditions, availability of major equipment and long-lead items, supply chain disruptions, availability of financing, counterparty negotiations, labor availability, weather conditions and other factors described under the section of this proxy statement/prospectus entitled “Risk Factors.” ONE Nuclear has not entered into any EPC contract or any other definitive agreements, and there is no assurance that any EPC contract or definitive agreement will be entered into on the terms described herein or at all.

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Key Assumptions for Illustrative Unit Economics for a 1 GW Gas-Fired Energy Park

Key Economic and Commercial Assumptions

The key economic and commercial assumptions for the illustrative Unit Economics of the Illustrative Facility include:

●	Expected Operating Life. The Illustrative Facility would have a 20-year operating life from the commercial operations date (“COD”).

●	Plant Capital Expenditures. Total initial construction capital expenditure for the Illustrative Facility would be approximately $1,960 million, consisting of:

–	Power generation equipment (gas-fired reciprocating engine generator sets): approximately $1,368 million, based on an assumed unit cost of approximately $1,260 per kW, inclusive of radiators, selective catalytic reduction (SCR) systems, fire suppression, baseframes and enclosures.

–	Microgrid and utility infrastructure: approximately $456 million, including 75 Mega Volt-Ampere (MVA) transformers (13.8/34.5 kV), 13.8 kV medium-voltage switchgear, controls, Supervisory Control and Data Acquisition (SCADA) and commissioning allowances.

–	Illustrative Facility owner’s costs and capital expenditures contingency: approximately $136 million, consisting of approximately $77 million in capital expenditures contingency and approximately $59 million in owner’s costs.

●	Pre-FID and Phased Development Expenditures. Expenditures during Pre-FID and the phased development of the Illustrative Facility would be as follows:

–	Pre-FID Expenditures. Pre-FID expenditures would be funded entirely from equity and are estimated by ONE Nuclear management at approximately $20 million to $50 million per site, covering initial equipment deposits, site investigations and pre-construction costs, permitting and environmental and engineering work.

–	Phase 1 Generation Capital Expenditures. Capital expenditures for Phase 1 would be approximately $270 million.

–	Phases 2 through 5 Generation Capital Expenditures. Capital expenditures for Phases 2 through 5 would be approximately $272 million to $278 million per phase, reflecting assumed 2.5% annual inflation escalation.

●	Anticipated Revenue from Power Sales. The Illustrative Facility would annually generate and sell electricity pursuant to a base power purchase agreement (“PPA”) at an illustrative rate of $95 per MWh, subject to annual escalation of 2.5%. Based on total installed capacity of 1.0 GW, net power output of approximately 746 MW (reflecting parasitic losses and a 90% capacity factor), the Illustrative Facility is expected to generate first-year revenue of approximately $616 million. Natural gas fuel costs would be structured as a pass-through to the offtake counterparty under the PPA and are excluded from ONE Nuclear’s revenue and cost basis for purposes of these illustrative Unit Economics. This assumption represents the type of PPA structure ONE Nuclear expects to enter into with creditworthy counterparties, primarily hyperscale data center operators.

●	Estimated Operating Costs.

–	The Illustrative Facility would incur annual variable operating expenses of approximately $165 million (approximately $28 per MWh), including a base variable O&M rate of $20 per MWh (inclusive of SCR catalytic converter maintenance), maintenance expense, and a $1 per MWh microgrid management fee.

–	The Illustrative Facility would incur annual fixed operating expenses of approximately $90 million (approximately $15 per MWh), including fixed O&M at $45 per kW applied to 1.0 GW installed capacity ($45 million), power plant insurance, property tax, general and administrative costs, and an operating expense contingency.

–	All operating costs would escalate at 2.5% per annum from base-year levels, consistent with the assumed inflation rate.

●	Assumed Tax Rate. The combined effective income tax rate would be approximately 25%, consisting of the 21% U.S. federal corporate income tax rate and an estimated blended state income tax rate of approximately 4%.

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No PPAs or other definitive agreements have been entered into, and there is no assurance that any PPAs or other definitive agreements will be executed on the terms described above or at all. Actual terms may differ materially. See the section of this proxy statement/prospectus entitled “Risk Factors.”

Supplemental Assumptions

In addition to the economic and commercial assumptions above, ONE Nuclear management also relied upon certain estimates and key assumptions in preparing the Unit Economics. These estimates and key assumptions included the following:

●	Engine Technology. The Illustrative Facility would be based on reciprocating engines, rated at 2.5 MW per unit at 0.8 power factor, 60 Hz, 13.8 kV. Assumed initial engine electrical efficiency would be 43%, with an assumed efficiency degradation rate of 0.2% per year (compounding). The assumed installed cost per engine would be approximately ~$3,200,000, inclusive of all auxiliary systems.

●	Capacity and Delivery. Total installed capacity would be 1,000 MW. The Illustrative Facility would have an acidic loss factor of 0.91 and a capacity factor of 90%, yielding net power output of approximately 746 MW. The Illustrative Facility design would incorporate approximately 17% backup/redundancy reserve. Annual power production at full capacity would be approximately 5,872,000 MWh.

●	Financing Assumptions. Post-FID construction spend would be majority funded through non-recourse project financing secured against contracted PPA cash flows. Project financing may not be available to ONE Nuclear on acceptable terms or at all, and the Unit Economics do not include any payments for interest or principal.

●	Regulatory Approvals. All necessary permitting and regulatory approvals would have been obtained to permit construction and operation of the Illustrative Facility on the estimated timeline. However, the permitting process is subject to a number of uncertainties and potential delays and there can be no assurance that the necessary approvals will be obtained on the timeline or terms expected.

Certain of the above assumptions, including the variable O&M rate, fixed O&M rate, engine capital cost and performance parameters, are derived in part from the independent engineering cost analysis prepared by ONE Nuclear’s engineering procurement consultant. That analysis was performed at a screening level using normalized cost benchmarks and industry-average values and is not a bankable or investment-grade estimate. ONE Nuclear intends to obtain investment-grade cost estimates prior to any FID.

Estimated First-Year Site Unit Economics

The illustrative Unit Economics set forth below are based on ONE Nuclear management’s estimates and assumptions as of the date of this proxy statement/prospectus and are not indicative of actual or expected results. No definitive agreements have been entered into with respect to the Illustrative Facility, and there is no assurance that definitive agreements will be executed on the assumed terms or at all. The illustrative Unit Economics are examples and subject to change.

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Based on the assumptions described above, ONE Nuclear’s management team estimated that the Illustrative Facility would generate the following economics in its first full year after COD:

	Estimated ($mm)	Est. $/MWh	Margin
Estimated Revenue	$616	$95	—
(-) Estimated Variable O&M	$(165)	$(28)	—
Estimated Site Profit	$451	$77	~73%
(-) Estimated Fixed O&M / Other	$(90)	$(15)	—
Estimated EBITDA	$361	$61	~59%
(-) Estimated Maintenance Capex	$(1)	$(0.1)	—
(-) Estimated Taxes	$(54)	$(9)	—
Estimated Unlevered Illustrative Facility Site Cash Flow	$306	$52	~50%

Important Information Regarding the Illustrative Information

The illustrative information described in this section, including the estimated project development timeline, the estimated capital expenditure schedule and amounts and the estimated first-year site economics, are based on ONE Nuclear management’s estimates and are for illustrative purposes only. The Unit Economics do not represent the projected economics of any specific 1 GW project that ONE Nuclear intends to develop, and are not indicative of actual or expected results. The Unit Economics should not be relied upon and are subject to risks and uncertainties, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.”

No definitive agreements have been entered into with respect to the Illustrative Facility, including any PPA, EPC contract or financing arrangement, and there is no assurance that definitive agreements will be executed on the assumed terms or at all. The Unit Economics are examples and subject to change. Actual project economics may differ materially from the Unit Economics as a result of, among other things:

●	changes in the cost of materials, labor and equipment;

●	changes in natural gas prices, interest rates, tax rates and inflation;

●	delays in permitting, regulatory approvals or construction;

●	inability to obtain financing on acceptable terms or at all;

●	inability to enter into PPAs on terms consistent with the assumptions described herein;

●	changes in the competitive environment for power generation;

●	technology performance that differs from ONE Nuclear’s management’s assumptions; and

●	other factors described under the section of this proxy statement/prospectus entitled “Risk Factors”

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The target development schedules and metrics included in this section assume that regulatory permitting and zoning approvals have been obtained to permit construction and operation of the Illustrative Facility. However, the regulatory permitting and zoning processes are lengthy, complex processes and projected timelines could vary materially from the actual time necessary to obtain all required approvals. See the risk factors in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry,” including those with the headings “ONE Nuclear’s construction and delivery timeline estimates for its power projects and other equipment may increase due to a number of factors, including the degree of pre-fabrication, standardization, on-site construction, long-lead procurement, contractor performance, facility pre-operational and startup testing, demand for repairs and other site-specific considerations,” “ONE Nuclear has not yet constructed any power projects. Many of the necessary contracts with landowners, equipment providers or other partners have yet to be executed, and there is no guarantee that ONE Nuclear will be able to do so in the future. ONE Nuclear’s limited commercial operating history makes it difficult to evaluate its prospects, and the risks and challenges ONE Nuclear may encounter. Any delays or setbacks ONE Nuclear may experience could have a material adverse effect on its business, financial condition and results of operations, and could harm its reputation,” and “ONE Nuclear has not yet entered into binding definitive agreements with many of its key business relationships and its current commercial agreements are non-binding.”

THE UNIT ECONOMICS CONTAINED HEREIN SPEAK AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE UNIT ECONOMICS RELATED TO A HYPOTHETICAL 1 GW GAS-FIRED ENERGY PLANT, NONE OF HVII, ONE NUCLEAR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE UNIT ECONOMICS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE UNIT ECONOMICS. THEREFORE, YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNIT ECONOMICS.

Competition

The markets for utility-scale power generation, advanced nuclear technology, and energy-infrastructure development are competitive and rapidly evolving. ONE Nuclear competes with a wide range of entities across different segments of the energy value chain, including independent power producers, traditional utility developers, large engineering firms, advanced reactor companies, merchant-generation developers, and integrated energy companies. Many of these competitors possess greater financial resources, longer operating histories, established customer relationships, and more extensive experience in permitting, constructing, and operating large-scale energy assets.

Competition for Large-Scale Customer Load

ONE Nuclear will compete with conventional power producers, renewable-energy developers, and emerging behind-the-meter energy suppliers for long-term contracts with hyperscale AI and cloud data centers, industrial customers, hydrogen producers, utilities, and municipal entities. These customers often evaluate multiple suppliers simultaneously and may select providers based on price, reliability, commercial flexibility, siting proximity, decarbonization attributes, and ability to scale generation capacity quickly.

Competition in Natural-Gas Development

ONE Nuclear’s near-term natural-gas deployment competes with traditional thermal developers, midstream companies seeking to integrate power production, and independent power producers with established gas-plant development platforms. Many of these companies have long-standing relationships with turbine manufacturers and EPC firms, potentially enabling them to negotiate favorable terms. ONE Nuclear believes that its ability to combine gas with long-term SMR deployment differentiates it, but the Company nonetheless competes directly with developers offering gas-only solutions.

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Competition in Advanced Nuclear and SMR Deployment

The advanced nuclear development landscape is increasingly active, shaped by a broad mix of SMR vendors, utility-backed nuclear programs, DOE-funded demonstration projects, and private developers pursuing both light-water and next-generation reactor designs. Across this ecosystem, ONE Nuclear competes with other developers building nuclear power projects, sponsors repowering retired coal sites, and utilities seeking to extend and expand nuclear generation within their regulated asset base. In parallel, several vertically integrated reactor vendors are attempting to own the full value chain, offering reactor technology, EPC execution, fuel services, and long-term operating support as comprehensive bundled solutions companies commercializing proprietary SMR technologies.

ONE Nuclear’s model is differentiated by design. ONE does not manufacture its own SMRs; rather, it maintains flexibility by being able to choose from many different nuclear technologies, and partnering with vendors that can deliver proven, scalable, and commercially compelling solutions. This ability to remain technology-agnostic allows ONE Nuclear to tailor deployments to customer needs, site characteristics, and regulatory pathways, rather than being locked into the constraints of a single proprietary design. In a market where commercial readiness, supply-chain maturity, and licensing progress vary widely across vendors, this optionality is a strategic advantage.

However, the competitive environment also introduces constraints. Manufacturing slots for first-wave SMRs are expected to be limited, and competition for qualified EPC partners, key reactor components, and experienced nuclear personnel will remain intense. These supply-chain conditions, combined with growing demand from utilities, industrials, and data centers operators, may exert pressure on project timelines and overall costs. As a result, success in advanced nuclear development will depend not just on-site control and customer offtake, but also on securing early vendor allocation, building durable EPC relationships, and assembling a highly experienced development and operations team.

Competition for Development Sites

ONE Nuclear competes with renewable developers, data centers operators, hydrogen projects, industrial firms, and other power-infrastructure developers for access to large parcels of suitable land, high-capacity transmission interconnection points, water resources, and natural-gas infrastructure. Demand for these attributes, particularly grid interconnection capacity, exceeds supply in many regions.

Human Capital Resources

ONE Nuclear’s team is composed of experienced professionals across project development, nuclear licensing, engineering, grid integration, commercial structuring and government affairs. Collectively, ONE’s leadership team has more than 95 years of experience in managing companies.

ONE Nuclear’s Directors and Executive Officers

As of the date of this proxy statement/prospectus, ONE Nuclear’s directors and officers are as follows:

Name	Age	Title
Richard Taylor	69	Chief Executive Officer and Chairman
Coen Weddepohl	50	Chief Financial Officer
Robert Carilli	61	Chief Strategy Officer and Director
Kevin Dowd	54	Chief Operating Officer and Director

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Richard Taylor is a co-founder and has served as the Chief Executive Officer and Chairman of the Board of ONE Nuclear since January 2022. Mr. Taylor has over 40 years of experience in engineering, commercial, general management and new business development, including 25 years with BP (1983 to 2008). With BP he led international engineering and M&A projects, developed corporate strategy, and managed Europe’s largest onshore oilfield. In 2000, as the President of BP in Brazil, he led complex joint ventures, upstream and downstream businesses, and delivered Brazil’s largest rural photovoltaic solar energy project. Richard left BP to start-up his own technology and renewable energy ventures. With over 15 years developing his own businesses, he is the co-founder of innovative companies operating in the UK, Brazil, East Africa and India. His enterprises have employed over 2,000 people, with over a million customers, and have generated several million tons of carbon reductions per year. Richard is fluent in English and Portuguese, is an honorary councillor of Britcham in Brazil, a Fellow of the UK Institution of Civil Engineers, and holds an MA in Engineering from Cambridge University and an MBA from Warwick University. Mr. Taylor was selected to serve as director due to his extensive leadership experience in global energy markets, proven track record in building and scaling innovative businesses, deep expertise in engineering and strategic management, as well as the unique combination of skills he brings as our co-founder and Chief Executive Officer.

Coen Weddepohl has served as the Chief Financial Officer of ONE Nuclear since June 2025. He brings 27 years of experience investing and capital formation in energy infrastructure and hedge funds, working in global markets including New York, London, Zurich, Rio de Janeiro, and Rotterdam. Prior to joining ONE Nuclear, Coen has served as an advisor at energyRe, a US clean energy IPP, since the beginning of 2025. In 2021 he co-founded Schroders Greencoat’s US business, and prior to that co-founded energy infrastructure and private equity firms in Brazil (Brazil Logistics Group, 2009), and the UK (Earth Capital Partners, 2007). As Head of Environmental Finance at Man Group, where he served from 2002 to 2007, Coen co-founded a private equity group focused on clean energy investments, raising capital from institutional investors and family offices globally while managing investments in waste-to-energy projects and agriculture. During his tenure at Man Group, he also managed large external hedge fund portfolios, and launched innovative investment products across carbon finance, clean energy, water, and electricity trading sectors. He started his career in 1998 with Robeco in the Netherlands, participating in the launch of the country’s first quantitative hedge fund. He speaks nine languages and holds a BA in Finance from Maastricht University.

Robert Carilli is a co-founder and has served as the Chief Strategy Officer and Director of ONE Nuclear since January 2022. Mr. Carilli has over 30 years of experience spread throughout multiple sectors of the economy. He began his career at Merrill Lynch where he was focused on corporate debt products, later moving to the Banker’s Trust Company within the commercial and investment banking divisions (1988 to 1991). Robert has also worked closely with numerous private financial institutions. Robert has participated in ventures involved in the areas of energy, finance, wholesale, retail sales and entertainment. Having operated in the private equity and debt sectors since 2004, Robert has assisted many of the major investment banks, private equity firms and hedge funds looking to establish themselves in various markets. He is fluent in both English and Portuguese and holds a BA in Economics from Fordham University. Mr. Carilli was selected to serve as a director due to his significant experience in corporate finance and executive leadership, as well as his familiarity with the Company’s business as its co-founder and Chief Strategy Officer.

Kevin Dowd has served as the Chief Operating Officer and Director of ONE Nuclear since January 2022. Mr. Dowd has spent 25 years in the startup, distressed and restructuring industries focusing on projects with heavy operational components. He began his career in 2000 with Nightingale & Associates, a boutique advisory firm in Stamford, Connecticut, specializing in restructurings and reorganizations of companies in highly distressed situations. In 2003, he co-founded the Berkeley Square Group where he began to take senior management roles in businesses across multiple industries, often acting as Chief Operating Officer and General Counsel in such varied sectors as telecom, defense, manufacturing, retail, medical, consumer goods, automotive supply and building products. Kevin’s experience with the daily operations of businesses and the legal issues associated with them has allowed him to successfully advise companies, lenders, creditors and investors throughout the investment and restructuring processes in both domestic and offshore environments. Kevin holds a BA from Vanderbilt University and received both an MBA and JD from Wake Forest University. Mr. Dowd was selected to serve as a director due to his extensive experience in operational leadership, restructuring, and legal matters across diverse industries, as well as his deep familiarity with the Company’s business as a co-founder and Chief Operating Officer.

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ONE Nuclear’s Advisory Board

To support strategic decision-making in areas that require specialized experience, ONE Nuclear has established a world-class Advisory Board composed of leaders with significant backgrounds in nuclear policy, regulatory affairs, federal government operations, national-security–relevant energy programs, and advanced-technology governance. ONE’s advisory board consists of:

●	Joseph Gruters — Chairman of the Republican National Committee and former Florida State Senator; experienced policymaker with extensive background in state-level legislative processes, economic-development initiatives and regulatory affairs. Mr. Gruters brings strategic insight into government relations, permitting environments and regional economic-development priorities relevant to siting large-scale energy-infrastructure assets.

●	Margo Black — Former senior banking executive with more than two decades of experience in capital markets, energy finance and structured transactions. Ms. Black advises the Company on financing strategy, capital formation pathways and investor communications, particularly as they relate to large-scale, multi-phase energy-infrastructure projects.

●	Chris LaCivita — Veteran political strategist with deep experience in federal policy, national-level governmental engagement and communications strategy. Mr. LaCivita provides strategic guidance on federal affairs, regulatory positioning and stakeholder engagement across agencies relevant to advanced nuclear deployment.

●	Slater Bayliss — Veteran public-policy strategist and co-founder of The Advocacy Partners, with more than two decades of experience advising senior government leaders, running successful statewide initiatives, and being recognized as one of Florida’s most influential lobbyists. He has held multiple appointed roles, including positions under Governors Jeb Bush and Ron DeSantis and service on Senator Rubio’s Military Academy Commission.

●	Dr. Robert Hayes — Nuclear engineer and tenured professor with subject-matter expertise in reactor physics, radiation detection and nuclear-safety analysis. Dr. Hayes provides technical insight on reactor technology selection, safety-case development and NRC licensing frameworks, supporting ONE Nuclear’s long-term SMR deployment strategy.

Facilities

At present, ONE Nuclear’s business is in the development stage. ONE Nuclear does not yet own or operate power-generating assets, and all sites are under development or evaluation. ONE Nuclear possesses certain rights to multiple sites, including its priority locations in East Texas, New Mexico, Washington and Oklahoma, and ONE is actively advancing diligence, engineering, permitting, and customer discussions across a broader pipeline of more than 75 evaluated locations.

Over time, ONE expects substantially all revenue to be derived from its portfolio of gas and nuclear energy parks. ONE’s long-term objective is to develop, own, and operate a diversified fleet of integrated energy parks providing multi-gigawatt, highly reliable, low-carbon baseload power to support the rapidly expanding AI, industrial, and clean-energy economy.

Government Regulation

The development, construction, ownership and operation of natural-gas generation facilities and advanced nuclear small modular reactors (“SMRs”) are subject to extensive federal, state and local laws and regulations. These requirements govern nearly every stage of ONE Nuclear’s business, including site selection, environmental review, licensing, construction, fuel management, operations, decommissioning, land use, water use, and market participation. Compliance obligations may change over time as federal and state policy evolves, and failure to obtain or maintain required authorizations could delay or impair project development.

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Nuclear Licensing and Regulation

ONE Nuclear’s planned SMR facilities will be subject to comprehensive regulation by the U.S. Nuclear regulatory Commission (“NRC”), which exercises federal jurisdiction over the licensing, construction, operation and decommissioning of commercial nuclear reactors.

Key NRC requirements applicable to ONE’s SMR development include:

●	Reactor design certification and approval.

○	Deployment of SMRs generally requires NRC approval of the underlying reactor design or licensing framework for non-light-water concepts.

●	Site licensing and environmental review

○	Each SMR site must undergo detailed environmental analysis under the National Environmental Policy Act (“NEPA”), along with site-specific safety evaluations.

●	Construction permits and operating licenses

○	SMRs may require either a combined license (“COL”), or sequential construction and operating approvals, depending on the regulatory path selected.

●	Physical security, safeguards and fuel-cycle requirements

○	Facilities must comply with strict standards regarding materials control, emergency planning, physical security, cybersecurity and spent fuel storage.

●	Decommissioning and financial assurance

○	Owners of nuclear facilities must maintain decommissioning funds and adhere to NRC-approved decommissioning plans.

Nuclear licensing can be a lengthy and resource-intensive process. The timing, cost, and ultimate outcome depend on regulatory capacity, stakeholder engagement, design maturity and evolving federal policy. NRC regulatory developments may materially affect ONE Nuclear’s project timelines.

Environmental and Energy Regulation

ONE Nuclear’s projects are subject to a wide range of federal and state environmental statutes and regulations, including but not limited to:

●	Clean Air Act (CAA) – governing air emissions from natural-gas facilities and certain construction activities.

●	Clean Water Act (CWA) – regulating water withdrawals, discharges, cooling-water systems, and stormwater management.

●	Endangered Species Act (ESA) – requiring review of potential impacts on protected species and habitats.

●	National Environmental Policy Act (NEPA) – requiring detailed environmental assessments or environmental impact statements for certain federal actions, including nuclear licensing and federal loan-program participation.

●	Resource Conservation and Recovery Act (RCRA) – governing handling and disposal of certain waste streams.

Compliance obligations may require extensive environmental studies, mitigation measures, and coordination with federal and state agencies. Environmental approvals may be challenged by third parties, potentially delaying or affecting project development.

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State and Local Permitting

In addition to federal oversight, ONE Nuclear’s projects require a range of state and local permits and approvals, including:

●	zoning, land-use and building permits;

●	water-use rights and groundwater/extraction approvals;

●	environmental permits for air, water and construction;

●	state energy-facility siting board approvals, where applicable; and

●	local community, tribal, and regional authority reviews.

State-level requirements vary widely across jurisdictions and may impact siting, timelines, and development costs.

Transmission Interconnection and Market Participation

●	ONE Nuclear’s energy parks will need to comply with the rules and procedures of regional transmission organizations (“RTOs”) and independent system operators (“ISOs”) for grid interconnection, capacity accreditation, and market participation. These include:

○	interconnection studies under FERC-regulated processes;

○	compliance with RTO/ISO market rules for energy and capacity;

○	operational standards governing reliability and dispatch; and

○	tariffs affecting market access and settlement.

Grid interconnection queues across many regions remain congested, and timelines are uncertain. Regulatory reforms or interconnection delays could materially affect project schedules.

Natural-Gas Infrastructure and Regulation

ONE Nuclear’s near-term natural-gas deployment relies on access to interstate or intrastate natural-gas pipeline systems. These systems are subject to federal and state regulation, including:

●	Federal Energy Regulatory Commission (“FERC”) jurisdiction over interstate pipelines;

●	state utility-commission oversight of intrastate gas systems; and

●	permitting requirements for new gas laterals or compression facilities.

Availability of pipeline capacity and permitting timelines may affect site selection and project viability.

Federal Incentives, Loan Programs and Tax Policies

Federal policy includes several incentives relevant to advanced nuclear and low-carbon energy infrastructure, such as:

●	production tax credits for new nuclear generation;

●	provisions of the Inflation Reduction Act supporting clean-energy deployment;

●	DOE Loan Programs Office financing for eligible nuclear and clean-energy projects; and

●	potential state-level tax incentives, grants or development programs.

Changes in tax law, appropriations, or regulatory interpretation could affect project economics or financing options.

Evolving Regulatory Landscape

Energy and environmental regulations continue to evolve in response to decarbonization goals, national-security priorities, reliability needs, and emerging technologies. Future policy developments, including nuclear licensing reform, grid-market redesign, gas-infrastructure regulation, or environmental-permitting modernization, could create opportunities or impose new obligations on ONE Nuclear’s business.

Legal Proceedings

From time to time, ONE Nuclear may become involved in claims, regulatory matters, or legal and administrative proceedings that arise in the ordinary course of business. Such matters can vary in scope and complexity and may involve significant uncertainty. These proceedings could, in certain circumstances, result in monetary damages, fines, penalties, or other forms of relief.

At present, ONE Nuclear is not a party to any claim, lawsuit, or proceeding that, individually or in the aggregate, ONE believes would be material to its business or would be expected to have a material adverse effect on its financial condition, operating results, or cash flows.

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ONE NUCLEAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the selected financial and operating data, the audited financial statements and related notes of ONE Nuclear Energy (the “Company” or “ONE Nuclear”) as of December 31, 2025 and the unaudited financial statements and related notes of ONE Nuclear as of March 31, 2026, included elsewhere in this proxy statement/prospectus. These financial statements have been prepared in accordance with U.S. GAAP standards.

The discussion below contains forward-looking statements and reflects the current view of the Company with respect to future events and financial performance. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

The Company is structured to develop, own, and operate a portfolio of behind-the-meter (BTM) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants and critical-infrastructure customers.

Recent Developments

The Business Combination

On October 22, 2025, Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company, with limited liability (the “Purchaser” or “HVII”), Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”), and ONE Nuclear Energy LLC entered into a business combination agreement (the “Business Combination Agreement”) that contemplates an all-stock business combination transaction and aggregate share consideration payable to the ONE Nuclear Members based on a formula equal to $1.0 billion divided by the Redemption Price. The Company is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

The Business Combination will be funded by a combination of HVII cash held in trust, proceeds from potential transaction financing, and equity contributed by existing ONE Nuclear equity holders

Promissory Notes

On December 19, 2025, the Company entered into a Promissory Note with Hennessy Capital Investment Corp. VII (the “Lender”) providing for loan advances up to an aggregate principal amount of $300,000. The proceeds from these advances are restricted solely for the payment of third-party legal, accounting, and audit services.

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $10,000. This fee is paid in-kind in arrears on the last calendar day of each month and capitalized into the outstanding principal balance. The Company is not required to make cash payments on these fees until the Maturity Date. The outstanding principal and capitalized fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) the acceleration of the obligations due to an Event of Default, or (iii) the consummation of a business combination between the Company and the Lender or another specified capital-raising transaction.

On February 18, 2026, the Company entered into a Promissory Note with B. Riley Principal Capital, LLC providing for loan advances up to an aggregate principal amount of $150,000. The proceeds from these advances are restricted solely to pay reasonable expenses to advance the Company’s business, primarily including third-party consultants and expenses related to the contemplated business combination with Hennessy Capital Investment Corp. VII (such as accounting, audit, regulatory filings, and travel). As of April 3, 2026, the Company borrowed approximately $114,800 under the Promissory Note with B. Riley.

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $5,000. This fee is fully earned and paid in-kind in arrears on the last calendar day of each month (pro-rated for partial periods), effectively capitalizing into the aggregate outstanding principal balance. Cash payments for these capitalized fees are not required until the Maturity Date. The outstanding principal and capitalized fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) acceleration of the obligations due to an Event of Default, (iii) the consummation of the business combination with Hennessy Capital Investment Corp. VII or another specified financing transaction, or (iv) the termination of the Hennessy business combination.

Omnibus Amendments

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending (1) the Business Combination Agreement to extend the Outside Date from April 30, 2026 to June 30, 2026 and (2) the Promissory Note to extend the Maturity Date from March 31, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending (1) the Business Combination Agreement to extend the Outside Date from June 30 2026, to August 15, 2026 and (2) the Promissory Note to extend the Maturity Date from June 30, 2026 to August 15, 2026.

Coen Weddepohl Consulting Agreement

On August 18, 2025, ONE Nuclear entered into a consulting agreement with BCR-ABL LLC, an affiliate of Coen Weddepohl, its Chief Financial Officer. Under the agreement, Mr. Weddepohl agrees to act as Chief Financial Officer and Chief Investment Officer to ONE Nuclear. The consulting agreement is terminable by either party with six (6) months’ prior written notice to the other party, or terminable immediately upon material default of the consulting agreement by the other party that is not cured within ten (10) days. Until consummation of the Business Combination, Mr. Weddepohl is due a consulting fee equal to $200,004 annually, payable in 12 equal monthly payments. Effective January 1, 2026, this annual consulting fee was increased to $400,000. Until ONE Nuclear has received an initial capital investment or loan of at least $3,000,000, payments of the consulting fee accrue but are unpaid.

Consulting Agreements

In February 2026, the Company entered into consulting agreements with each of Mark Taylor, who is the son of the Company’s Chief Executive Officer Richard Taylor, and Al Vickers that contain payment obligations contingent upon the successful closing of a Special Purpose Acquisition Company (“SPAC”) transaction. The aggregate cash obligations under these agreements are $170,000, payable within five business days of the SPAC closing. Additionally, the Company is committed to granting equity awards upon the initial public trading day, in the aggregate valued at $160,000. These equity awards are subject to Board approval and standard vesting terms, with no lock-up period.

Key Components of Statements of Operations

General and Administrative expenses

General and administrative expenses primarily consist of personnel expenses, professional fees, equity-based compensation expenses, and other general and administrative expenses.

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Results of Operations

The following selected financial data are derived from the audited financial statements of the Company for the period from February 10, 2025 (inception) through December 31, 2025 and unaudited financial statements of the Company for the three months ended March 31, 2026, and should be read in conjunction with our financial statements, the related notes and the rest of the section of this proxy statement/prospectus entitled “— Key Components of Statements of Operations.” The historical results are not necessarily indicative of the results of future operations.

The following tables set forth our Statement of Operations data for the period presented:

	For the period from February 10, 2025 (inception) through December 31, 2025	For the Three Months Ended March 31, 2026
Operating expenses
General and administrative	$972,031	$767,070
Loss from operations	(972,031)	(767,070)

Other expense
Commitment fees	3,871	36,786
Total	3,871	36,786

Net loss	$(975,902)	$(803,856)

Operating Expenses

General and administrative expenses

The Company incurred $972,031 and $767,070 in general and administrative expenses primarily consist of personnel expenses, professional fees and equity-based compensation expenses, from February 10, 2025 (inception) through December 31, 2025 and for the three months ended March 31, 2026, respectively.

Other Income (Expense)

Commitment fees

The Company accrued $3,871 pro-rated commitment fees, which are included in accrued expenses and accounts payable on the accompanying balance sheet from February 10, 2025 (inception) through December 31, 2025.

The Company accrued $36,786 pro-rated commitment fees, which are capitalized into the principal balance in accordance with the terms of the Promissory Note for the three months ended March 31, 2026.

Liquidity and Capital Resources

The Company’s only sources of liquidity have been cash from financing activities. The Company had an operating loss in 2025 and had an accumulated deficit of $975,902 as of December 31, 2025. As of December 31, 2025, working capital deficit was $950,083 and cash was $130. The Company had an accumulated deficit of $1,779,758 as of March 31, 2026. As of March 31, 2026, working capital deficit was $1,745,585 and cash was $40,492.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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Cash flows for the period from February 10, 2025 (inception) through December 31, 2025

The following table summarizes the Company’s cash flows from operating and financing activities for the period of February 10, 2025 (inception) through December 31, 2025:

CASH USED IN OPERATING ACTIVITIES	$(300,070)
CASH PROVIDED BY FINANCING ACTIVITIES	$300,200

Cash flows for the three months ended March 31, 2026

The following table summarizes the Company’s cash flows from operating and financing activities for the three months ended March 31, 2026:

CASH USED IN OPERATING ACTIVITIES	$(74,439)
CASH PROVIDED BY FINANCING ACTIVITIES	$114,801

Cash flows used in operating activities

Net cash used in operating activities for period from February 10, 2025 (inception) through December 31, 2025, was $300,070. Net cash used in operating activities for the three months ended March 31, 2026, was $74,439. This was primarily driven by the Company’s net loss, partially offset by increases in accounts payable and accrued expenses and the recognition of non-cash equity-based compensation.

Cash flows provided by financing activities

Cash provided by financing activities for the period from February 10, 2025 (inception) through December 31, 2025 was $300,200. This was primarily related to the December 2025 promissory note.

Cash provided by financing activities for the three months ended March 31, 2026 was $114,801. This was primarily related to the promissory notes.

Credit Risk

Credit risk includes the risk that ONE Nuclear’s customers will not pay their bills, which may lead to a reduction in liquidity and an increase in bad debt expense. Credit risk is comprised of numerous factors including the price of products and services provided, the overall economy and local economies in the geographic areas ONE Nuclear serves, including local unemployment rates.

Credit risk also includes the risk that various counterparties that owe ONE Nuclear money or products will breach their obligations. Should the counterparties to these arrangements fail to perform, ONE Nuclear may be forced to enter into alternative arrangements. In that event, ONE Nuclear’s financial results could be adversely affected and it could incur losses.

One alternative available to address counterparty credit risk is to transact on liquid commodity exchanges. The credit risk is then socialized through the exchange central clearinghouse function. While exchanges do remove counterparty credit risk, all participants are subject to margin requirements, which create an additional need for liquidity to post margin as exchange positions change value daily. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires broad clearing of financial swap transactions through a central counterparty, which could lead to additional margin requirements that would impact ONE Nuclear’s liquidity. However, ONE Nuclear may take advantage of an exception to mandatory clearing afforded to commercial end-users who are not classified as a major swap participant, thereby allowing such commercial end-users to enter into uncleared bilateral swaps to hedge their exposure to commercial risk.

ONE Nuclear may at times have direct credit exposure in its short-term wholesale and commodity trading activity to various financial institutions trading for their own accounts or issuing collateral support on behalf of other counterparties. ONE Nuclear may also have some indirect credit exposure due to participation in organized markets, such as SPP, PJM and the Midcontinent Independent System Operator (“MISO”), in which any credit losses are socialized to all market participants.

ONE Nuclear may have additional indirect credit exposures to various domestic and foreign financial institutions in the form of letters of credit provided as security by power suppliers under various long-term physical purchased power contracts. If any of the credit ratings of the letter of credit issuers were to drop below the designated investment grade rating stipulated in the underlying long-term purchased power contracts, the supplier would need to replace that security with an acceptable substitute. If the security were not replaced, the party could be in technical default under the contract, which would enable ONE Nuclear to exercise its contractual rights.

Material Accounting Policies and Estimates

ONE Nuclear management’s discussion and analysis of financial condition and results of operations is based on our financial statements which have been prepared in accordance with US GAAP standards. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our results of operations and net loss, as well as on the value of certain assets and liabilities on our balance sheet during and as of the reporting period. These estimates, assumptions, and judgments are necessary because future events and their effects on our results and the value of our assets cannot be determined with certainty and are based on our historical experience and on other assumptions that we believe to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.

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CERTAIN ONE NUCLEAR RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Non-Exclusive Representative Agreement with Daniel Taylor

On July 1, 2025, ONE Nuclear entered into a non-exclusive representative and non-disclosure agreement with Daniel Taylor, who is the son of ONE Nuclear’s Chief Executive Officer Richard Taylor. Pursuant to the agreement, Daniel Taylor has been engaged as an independent contractor to assist ONE Nuclear in identifying potential investors for its various nuclear energy projects. Compensation under the agreement is commission-based, with Daniel Taylor entitled to receive 3% of investments up to $2 million and 2% of amounts above $2 million. The agreement is non-exclusive, has a three-year term, and includes confidentiality and indemnification provisions. As of the date of this proxy statement/prospectus, no payment has been made to Daniel Taylor under the agreement.

Daniel Taylor also provides services to ONE Nuclear as a Senior Project Manager, reporting to Kevin Dowd. Daniel Taylor is not compensated by ONE Nuclear for his services in this role.

Real Estate Services Agreement

On May 21, 2025, ONE Nuclear entered into a real estate services agreement (the “Cushman Agreement”), with Cushman & Wakefield U.S., Inc. (“Cushman”). Peter Menna, the brother-in-law of Kevin Dowd, ONE Nuclear’s Chief Operating Officer, is a commercial real estate agent with Cushman. The Cushman Agreement establishes Cushman as a preferred real estate broker, agent and real estate services provider and grants Cushman the right to represent ONE Nuclear with respect to certain services enumerated in the agreement. The agreement contemplates that commissions are paid either by third parties (when customary) or by ONE Nuclear (when not customary), at prevailing market rates. The agreement is non-exclusive, has a three-year term, and includes confidentiality and indemnification provisions. As of the date of this proxy statement/prospectus, no payment has been made to Cushman pursuant to the Cushman Agreement.

Strategic Advisory Agreement

On May 5, 2025, ONE Nuclear entered into a strategic advisory agreement (the “ASPM Agreement”) with ASPM Nuclear Sales Advisory LLC (“ASPM”). Mr. Menna is one of two members of ASPM. Pursuant to the agreement, ASPM has been engaged to help ONE Nuclear identify, contact, and introduce real estate and data center developers who may be interested in collaborating with the company. ASPM will arrange and participate in these introductions and provide strategic advice on implementing SMR nuclear development programs in connection with data center projects in the United States. Pursuant to the terms of the agreement, ASPM will receive a fee of $3,000,000 for each Rolls-Royce SMR ordered as a result of an introduction made by ASPM, provided certain participation criteria are met. As of the date of this proxy statement/prospectus, no payment has been made to ASPM pursuant to the ASPM Agreement.

Promissory Note and Personal Guarantees

On December 19, 2025, ONE Nuclear issued a promissory note to HVII (the “Note”). Under the terms of the Note, ONE Nuclear may request from HVII up to an aggregate of $300,000 (collectively, the “Advances”), solely to pay expenses incurred in connection with third-party legal, accounting, and audit services, including, without limitation, expenses related to the preparation, filing, and review of ONE Nuclear’s financial statements, regulatory filings, and other related corporate and compliance matters.

In consideration of HVII’s commitment to make available up to $300,000 for Advances under the Note and to compensate HVII for any and all outstanding Advances, ONE Nuclear agreed to pay to HVII a monthly non-refundable fee equal to $10,000 (the “Commitment Fee”), which fee shall be fully earned by HVII and paid in-kind in arrears, on the last calendar day of each month until the Maturity Date and on the Maturity Date, in each case pro-rated for any partial period. The aggregate amount of capitalized Commitment Fees, collectively with the aggregate unpaid principal amount of all Advances, is referred to as, the “Obligations.” “Maturity Date” means the earlier of (i) March 31, 2026, (ii) the date upon which all or any part of the Obligations have been declared or automatically have become due and payable (whether by acceleration or otherwise), and (iii) the date upon which the Business Combination or any third-party bridge financing, outside financing or similar capital-raising transaction by ONE Nuclear is consummated. The Obligations may be prepaid at any time without penalty. As of July 27, 2026, the aggregate unpaid principal amount of all Advances is $550,336.50.

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending the Promissory Note to extend the Maturity Date from March 31, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending the Promissory Note to extend the Maturity Date from June 30, 2026 to August 15, 2026.

The obligation of HVII to make Advances under the Note became effective on December 19, 2025, upon receipt of executed guaranties by and among HVII and each of Richard Taylor, ONE Nuclear’s Chief Executive Officer, Robert Carilli, ONE Nuclear’s Chief Strategy Officer, and Kevin Dowd, ONE Nuclear’s Chief Operating Officer (collectively, the “Guaranty Agreements”).

Pursuant to the terms of the Guaranty Agreements, each of Mr. Taylor, Mr. Carilli and Mr. Dowd (each an “Obligor”) agreed to guarantee, as primary obligor and not merely as a surety, the full and prompt payment and performance of all of the Obligations which may become due and owing (the “Guaranteed Obligations”). Upon the occurrence of an Event of Default (as defined in the Guaranty Agreements), the Obligors shall pay to HVII the amount of the Guaranteed Obligations.

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EXECUTIVE AND DIRECTOR COMPENSATION OF ONE NUCLEAR

Throughout this section, unless otherwise noted, references to “we,” “us,” “our,” “ONE Nuclear,” the “Company” and similar terms refer to ONE Nuclear prior to the consummation of the Business Combination, and references to “New ONE Nuclear” refer to New ONE Nuclear and its subsidiaries after the Business Combination.

ONE Nuclear was formed in February 2025 and, accordingly, did not engage any non-employee directors or executive officers during 2024. Upon the consummation of the Business Combination, New ONE Nuclear will be considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, New ONE Nuclear will be required to provide tabular disclosure of summary compensation and outstanding equity awards at fiscal year-end, as well as limited narrative disclosures. Prior to the Business Combination, ONE Nuclear has not paid, and, except as set forth below, does not expect to pay, any compensation to its executives or directors.

Coen Weddepohl Consulting Agreement

On August 18, 2025, ONE Nuclear entered into a consulting agreement with BCR-ABL LLC, an affiliate of Coen Weddepohl, its Chief Financial Officer. Under the agreement, Mr. Weddepohl agrees to act as Chief Financial Officer and Chief Investment Officer to ONE Nuclear. The consulting agreement is terminable by either party with six (6) months’ prior written notice to the other party, or terminable immediately upon material default of the consulting agreement by the other party that is not cured within ten (10) days. Until consummation of the Business Combination, Mr. Weddepohl is due a consulting fee equal to $200,004 annually, payable in 12 equal monthly payments. Until ONE Nuclear has received an initial capital investment or loan of at least $3,000,000, payments of the consulting fee accrue but are unpaid. As of December 31, 2025, ONE Nuclear had accrued $117,850 in such consulting fee payable to Mr. Weddepohl. In addition, under the consulting agreement, Mr. Weddepohl is entitled to 150,000 membership rights in ONE Nuclear, which vest 75,000 after one year, 37,500 after two years and 37,500 after three years, subject to his continued service through each vesting date. The consulting agreement also provides that the membership rights granted to Mr. Weddepohl under the terms of the consulting agreement, will not be diluted by any amount of an initial capital investment by an outside investor equal to or less than $5,000,000 of a pre-public event capital investment into ONE Nuclear. ONE Nuclear will also reimburse Mr. Weddepohl for certain reasonable business expenses, and pay a monthly payment of $10,000 in lieu of healthcare related benefits. If the consulting agreement is terminated “without cause,” Mr. Weddepohl will be entitled to all vested and unvested membership rights and a severance payment of $100,000. The consulting agreement includes standard confidentiality provisions and an agreement not to compete in the nuclear energy sector for 12 months after separation.

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BOARD OF DIRECTORS AND MANAGEMENT OF NEW ONE NUCLEAR FOLLOWING BUSINESS COMBINATION

Unless the context requires otherwise, references to “ONE Nuclear,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of ONE Nuclear prior to the Transaction and the business and operations of New ONE Nuclear as directly or indirectly affected by ONE Nuclear by virtue of New ONE Nuclear’s ownership of the business of ONE Nuclear following the Transaction.

Board of Directors and Management of New ONE Nuclear

The following is a list of the persons who we anticipate will be New ONE Nuclear’s executive officers, directors and other significant employees following the Transaction, and their ages and positions.

Name	Age	Title
Richard Taylor	69	Chief Executive Officer and Chairman
Coen Weddepohl	50	Chief Financial Officer
Robert Carilli	61	Chief Strategy Officer and Director
Kevin Dowd	54	Chief Operating Officer and Director
Daniel J. Hennessy	68	Director
Kyle Crowley	55	Director
Darryl Willis	57	Director
Elizabeth Williams	57	Director

Executive Officers

Richard Taylor is expected to serve as the Chief Executive Officer and Chairman of New ONE Nuclear. Mr. Taylor is a co-founder and has served as the Chief Executive Officer and Chairman of the Board of ONE Nuclear since January 2022. Mr. Taylor has over 40 years of experience in engineering, commercial, general management and new business development, including 25 years with BP (1983 to 2008). With BP he led international engineering and M&A projects, developed corporate strategy, and managed Europe’s largest onshore oilfield. In 2000, as the President of BP in Brazil, he led complex joint ventures, upstream and downstream businesses, and delivered Brazil’s largest rural photovoltaic solar energy project. Richard left BP to start-up his own technology and renewable energy ventures. With over 15 years developing his own businesses, he is the co-founder of innovative companies operating in the UK, Brazil, East Africa and India. His enterprises now employ over 2000 people, have over a million customers, and generate several million tons of carbon reductions every year. He is a co-founder of the award-winning energy technology company KOKO Networks where he served as Chairman until 2024. Richard is fluent in English and Portuguese, is an honorary councillor of Britcham in Brazil, a Fellow of the UK Institution of Civil Engineers, and holds an MA in Engineering from Cambridge University and an MBA from Warwick University. Mr. Taylor was selected to serve as director due to his extensive leadership experience in global energy markets, proven track record in building and scaling innovative businesses, deep expertise in engineering and strategic management, as well as the unique combination of skills he brings as our co-founder and Chief Executive Officer.

Coen Weddepohl is expected to serve as the Chief Financial Officer of New ONE Nuclear. Mr. Weddepohl has served as the Chief Financial Officer of ONE Nuclear since June 2025. He brings 27 years of experience investing and capital formation in energy infrastructure and hedge funds, working in global markets including New York, London, Zurich, Rio de Janeiro, and Rotterdam. Prior to joining ONE Nuclear, Coen has served as an advisor at energyRe, a US clean energy IPP, since the beginning of 2025. In 2021 he co-founded Schroders Greencoat’s US business, and prior to that co-founded energy infrastructure and private equity firms in Brazil (Brazil Logistics Group, 2009), and the UK (Earth Capital Partners, 2007). As Head of Environmental Finance at Man Group, where he served from 2002 to 2007, Coen co-founded a private equity group focused on clean energy investments, raising capital from institutional investors and family offices globally while managing investments in waste-to-energy projects and agriculture. During his tenure at Man Group, he also managed large external hedge fund portfolios, and launched innovative investment products across carbon finance, clean energy, water, and electricity trading sectors. He started his career in 1998 with Robeco in the Netherlands, participating in the launch of the country’s first quantitative hedge fund. He speaks nine languages and holds a BA in Finance from Maastricht University.

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Robert Carilli is expected to serve as the Chief Strategy Officer and Director of New ONE Nuclear. Mr. Carilli is a co-founder and has served as the Chief Strategy Officer and Director of ONE Nuclear since January 2022. Mr. Carilli has over 30 years of experience spread throughout multiple sectors of the economy. He began his career at Merrill Lynch where he was focused on corporate debt products, later moving to the Banker’s Trust Company within the commercial and investment banking divisions (1988 to 1991). Robert has also worked closely with numerous private financial institutions. Robert has participated in ventures involved in the areas of energy, finance, wholesale, retail sales and entertainment. Having operated in the private equity and debt sectors since 2004, Robert has assisted many of the major investment banks, private equity firms and hedge funds looking to establish themselves in various markets. He is fluent in both English and Portuguese and holds a BA in Economics from Fordham University. Mr. Carilli was selected to serve as a director due to his significant experience in corporate finance and executive leadership, as well as his familiarity with the Company’s business as its co-founder and Chief Strategy Officer.

Kevin Dowd is expected to serve as the Chief Operating Officer and Director of New ONE Nuclear. Mr. Dowd has served as the Chief Operating Officer and Director of ONE Nuclear since January 2022. Mr. Dowd has spent 25 years in the startup, distressed and restructuring industries focusing on projects with heavy operational components. He began his career in 2000 with Nightingale & Associates, a boutique advisory firm in Stamford, Connecticut, specializing in restructurings and reorganizations of companies in highly distressed situations. In 2003, he co-founded the Berkeley Square Group where he began to take senior management roles in businesses across multiple industries, often acting as Chief Operating Officer and General Counsel in such varied sectors as telecom, defense, manufacturing, retail, medical, consumer goods, automotive supply and building products. Kevin’s experience with the daily operations of businesses and the legal issues associated with them has allowed him to successfully advise companies, lenders, creditors and investors throughout the investment and restructuring processes in both domestic and offshore environments. Kevin holds a BA from Vanderbilt University and received both an MBA and JD from Wake Forest University. Mr. Dowd was selected to serve as a director due to his extensive experience in operational leadership, restructuring, and legal matters across diverse industries, as well as his deep familiarity with the Company’s business as a co-founder and Chief Operating Officer.

Non-Employee Directors

Daniel J. Hennessy is expected to continue serving as Director of New ONE Nuclear and is expected to serve as the Chair of the Nominating and Corporate Governance Committee and serve on the Audit Committee. Mr. Hennessy is also expected to serve as a Class I Director. For Mr. Hennessy’s biographical information, please see “Business of HVII and Certain Information About HVII—Directors and Executive Officers.”

Kyle Crowley is expected to serve as an Independent Director on the Board of Directors for New ONE Nuclear. Mr. Crowley is also expected to serve as a member of both the Audit and Compensation Committees. Since February 2026, Mr. Crowley has served as an independent director of Hennessy Capital Investment Corp. VIII (NASDAQ: HCIC). Since July 2025, Mr. Crowley has served as a member of the Board of Directors of, and advisor to, Cogentrix Energy, an independent power producer that develops, owns, and operates natural gas generation facilities with 5.5 gigawatts of capacity, and as advisor to its parent, Quantum Capital, a global energy-focused private equity firm. From July 2025 until March 2026, Mr. Crowley also served as a member of the Board of Managers of Fullmark Energy, a battery energy storage system developer. Since June 2024, Mr. Crowley has provided strategic advisory and consulting services to businesses in the energy industry as an independent advisor. Mr. Crowley’s 21-year career with Exelon Corporation (NASDAQ: EXC), one of the largest fully regulated utility companies in the United States, spanned several executive leadership positions, including Senior Vice President, Corporate Finance and Development from October 2022 to June 2024, where he provided executive oversight of corporate development, corporate financial planning and analysis, treasury, and insurance functions; Senior Vice President, Chief Development Officer from December 2010 to October 2022, where he managed all mergers, acquisitions, divestitures, joint ventures, and strategic transactions for the company; Vice President, Chief Development Officer from November 2009 to December 2010; and Vice President, Corporate Development from May 2008 to November 2009. During his tenure at Exelon, Mr. Crowley led over $38 billion in closed transactions, including the acquisition of Pepco Holdings, the acquisition of Constellation Energy, and the successful spin-off of Constellation Energy (NASDAQ: CEG). He holds an MBA with concentrations in Finance and Accounting from the University of Chicago Booth School of Business and a BS in Finance from the Indiana University Kelley School of Business. Mr. Crowley was selected to serve as director due to his extensive experience in and deep insight into the energy industry; board governance and corporate oversight; mergers, acquisitions, divestitures, joint ventures, and strategic transactions; corporate financial planning and analysis and business performance; strategic planning; and risk mitigation and oversight.

Darryl Willis is expected to serve as an Independent Director on the Board of Directors for New ONE Nuclear. Mr. Willis is also expected to serve as the Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Since 2018, Mr. Willis has served as a Director and member of the Compensation Committee of Nine Energy Service (NYSE: NINE), a North American onshore completion and production services provider that targets unconventional oil and gas resource development. From 2022 to 2024, Mr. Willis previously served as a Director and member of the Audit Committee of Dril-Quip, Inc. (formerly NYSE: DRQ), an oilfield equipment and technology provider. Mr. Willis is the Corporate Vice President of the Energy & Resources Industry at Microsoft Corporation (NASDAQ: MSFT), a technology company that creates platforms and tools powered by artificial intelligence. In this position, which he has held since 2019, he serves as Microsoft’s thought leader in the energy space and is responsible for driving digital transformation for organizations across the energy sector globally. Prior to joining Microsoft, Mr. Willis served as Vice President of Oil, Gas and Energy for Google Cloud at Alphabet Inc. (NASDAQ: GOOG) in 2018 and 2019. From 1993 to 2017, he served internationally and in the United States in various technical, operational and management positions at BP p.l.c. (NYSE: BP), an integrated energy company, including President and Chief Executive Officer for its Angola division from 2015 to 2017 and Senior Vice President and Deputy Head of Subsurface from 2012 to 2017. Mr. Willis holds a BS in Chemistry and Literature from Northwestern State University, a MS in Geology and Geophysics from the University of New Orleans and a MS in Business from Stanford University Graduate School of Business. Mr. Willis was selected to serve as a director due to his extensive leadership experience in the global energy sector and prior public company experience.

Elizabeth Williams is expected to serve as an Independent Director on the Board of Directors for New ONE Nuclear. Ms. Williams is also expected to serve as the Chair of the Audit Committee and member of both the Compensation Committee and Nominating and Corporate Governance Committee. Ms. Williams currently serves as a Director of Innventure, Inc (NASDAQ: INV) since October 2024 and as an independent director of Hennessy Capital Investment Corp. VIII (NASDAQ: HCIC) since February 2026. Ms. Williams was formerly the Vice President of Commercial and Industrial Customer Journey and Products at Entergy from 2021-2022, where she helped large industrial processing businesses achieve sustainability goals through emission reduction solutions. From 2017-2019, Ms. Williams was the Senior Vice President of Strategy and Corporate Development at Tenneco, where she focused on improving financial and capital markets performance by defining long-term strategy. Ms. Williams served as the Vice President and Head of Corporate Strategy from 2014-2016 at Maersk, where she simultaneously helped capitalize on end of life oil fields, and reduced portfolio risk from oil price exposures. From 2011-2014, she was the Senior Vice President and Head of Corporate Strategy at ABB, where she spearheaded the strategic planning, implementation, and execution of $20 billion in institutional investments over four years, including R&D allocation, SG&A, M&A, and capital expenditure initiatives. Prior to 2011, Ms. Williams served as the Director of Corporate Development at United Technologies. Ms. Williams has a B.A. in economics from Stanford University, and an MBA from the University of Chicago. We believe that Ms. Williams is well qualified to serve as a director due to her significant experience in corporate strategy and development.

Corporate Governance

New ONE Nuclear will structure its corporate governance in a manner that ONE Nuclear and HVII believe will closely align New ONE Nuclear’s interests with those of its stockholders following the Merger. Notable features of this corporate governance structure include:

●	independent director representation on the audit committee immediately at the time of the Merger, and the independent directors will meet regularly in executive sessions without the presence of New ONE Nuclear’s corporate officers or non-independent directors;

●	at least one of New ONE Nuclear’s directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	other corporate governance best practices such as implementing a robust director education program.

Role of Board in Risk Oversight

The New ONE Nuclear Board will have extensive involvement in the oversight of risk management related to New ONE Nuclear and its business and will accomplish this oversight through the regular reporting to the New ONE Nuclear Board by the audit committee. The audit committee will represent the New ONE Nuclear Board by periodically reviewing New ONE Nuclear’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New ONE Nuclear’s business and summarize for the New ONE Nuclear Board all areas of risk and the appropriate mitigating factors. In addition, the New ONE Nuclear Board will receive periodic detailed operating performance reviews from management.

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Board Committees

After the completion of the Transaction, the standing committees of the New ONE Nuclear Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New ONE Nuclear Board may from time to time establish other committees.

New ONE Nuclear’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the New ONE Nuclear Board will provide appropriate risk oversight of New ONE Nuclear’s activities.

Audit Committee

Upon the completion of the Transaction, we expect New ONE Nuclear to have an audit committee consisting of Ms. Williams (chair) and Messrs. Hennessy and Crowley. Each proposed member of the audit committee is financially literate, qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Merger, the New ONE Nuclear Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New ONE Nuclear’s proxy statement and to assist the New ONE Nuclear Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New ONE Nuclear’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New ONE Nuclear’s internal audit function and (5) the performance of New ONE Nuclear’s independent registered public accounting firm.

The New ONE Nuclear Board will adopt a written charter for the audit committee which will be available on New ONE Nuclear’s website upon the completion of the Transaction.

Compensation Committee

Upon the completion of the Transaction, we expect New ONE Nuclear to have a compensation committee consisting of Messrs. Willis (chair) and Crowley and Ms. Williams.

The purpose of the compensation committee is to assist the New ONE Nuclear Board in discharging its responsibilities relating to (1) setting New ONE Nuclear’s compensation program and compensation of its executive officers and directors, (2) monitoring New ONE Nuclear’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New ONE Nuclear’s proxy statement under the rules and regulations of the SEC.

The New ONE Nuclear Board will adopt a written charter for the compensation committee which will be available on New ONE Nuclear’s website upon the completion of the Transaction.

Nominating and Corporate Governance Committee

Upon the completion of the Transaction, we expect New ONE Nuclear to have a nominating and corporate governance committee consisting of Messrs. Hennessy (chair) and Willis and Ms. Williams.

The purpose of the nominating and corporate governance committee will be to assist the New ONE Nuclear Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new members of the New ONE Nuclear Board, consistent with criteria approved by the New ONE Nuclear Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the New ONE Nuclear Board select, the director nominees for the next annual meeting of stockholders, (3) identifying potential members qualified to fill vacancies on any New ONE Nuclear Board committee and recommending that the New ONE Nuclear Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the New ONE Nuclear Board corporate governance principles applicable to New ONE Nuclear, (5) overseeing the evaluation of the New ONE Nuclear Board and management and (6) handling such other matters that are specifically delegated to the committee by the New ONE Nuclear Board from time to time.

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The New ONE Nuclear Board will adopt a written charter for the nominating and corporate governance committee which will be available on New ONE Nuclear’s website upon completion of the Transaction.

Code of Business Conduct

New ONE Nuclear will adopt a code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New ONE Nuclear’s website upon the completion of the Transaction. New ONE Nuclear’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that New ONE Nuclear’s Internet website address is provided as an inactive textual reference only. New ONE Nuclear will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2024, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the New ONE Nuclear Board or member of our compensation committee.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Messrs. Hennessy, Crowley and Willis and Ms. Williams is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Related Party Transactions Policy Following the Transaction

Effective upon the consummation of the Transaction, the New ONE Nuclear Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, the New ONE Nuclear will develop and implement processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, New ONE Nuclear’s audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of New ONE Nuclear’s code of business conduct and ethics (which will also be put in place in connection with the Transaction), and either approve or disapprove the related person transaction. In particular, New ONE Nuclear’s policy will require New ONE Nuclear’s audit committee to consider, among other factors it deems appropriate:

●	the related person’s relationship to New ONE Nuclear and interest in the transaction;

●	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

●	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

●	the benefits to New ONE Nuclear of the proposed transaction;

●	if applicable, the availability of other sources of comparable products or services; and

●	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. New ONE Nuclear’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related person.

In addition, under New ONE Nuclear’s code of business conduct and ethics, which will be adopted effective upon the consummation of the Transaction, New ONE Nuclear’s employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

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DESCRIPTION OF NEW ONE NUCLEAR SECURITIES

The following description summarizes the most important terms of the New ONE Nuclear securities, as expected to be in effect upon the consummation of the Transaction. We expect to adopt the New ONE Nuclear Charter and the New ONE Nuclear Bylaws in connection with the Closing, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of New ONE Nuclear Securities,” you should refer to the New ONE Nuclear Charter and the New ONE Nuclear Bylaws, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively, and to the DGCL and other applicable provisions of Delaware law.

Authorized Capitalization

Upon the consummation of the Transaction, New ONE Nuclear’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. Unless the New ONE Nuclear Board determines otherwise, New ONE Nuclear will issue all shares of its capital stock in uncertificated form.

New ONE Nuclear Common Stock

Voting rights

Holders of shares of New ONE Nuclear Common Stock will be entitled to one (1) vote for each share of New ONE Nuclear Common Stock held as of the record date on all matters submitted to a vote of stockholders, provided, however, that, except as otherwise required in the New ONE Nuclear Charter or by applicable law, the holders of New ONE Nuclear Common Stock will not be entitled to vote on any amendment to the New ONE Nuclear Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the New ONE Nuclear Charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.

Dividend rights

Subject to applicable law and the rights and preferences of the holders of any outstanding series of New ONE Nuclear preferred stock and to the other provisions of the New ONE Nuclear Charter, the holders of New ONE Nuclear Common Stock shall be entitled to the payment of dividends on the New ONE Nuclear Common Stock in cash, in property or in shares of New ONE Nuclear Common Stock when, as and if declared thereon by the New ONE Nuclear Board from time to time out of assets or funds of the New ONE Nuclear legally available therefor.

Rights upon liquidation

Subject to the rights of holders of New ONE Nuclear preferred stock, upon New ONE Nuclear’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, the holders of New ONE Nuclear Common Stock will be entitled to receive pro rata New ONE Nuclear’s remaining assets available for distribution.

New ONE Nuclear Preferred Stock

Under the terms of the New ONE Nuclear Charter, the New ONE Nuclear Board is authorized to direct New ONE Nuclear to issue shares of preferred stock in one or more series without stockholder approval. The New ONE Nuclear Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

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The purpose of authorizing the New ONE Nuclear Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New ONE Nuclear Common Stock by restricting dividends on the New ONE Nuclear Common Stock, diluting the voting power of the New ONE Nuclear Common Stock or subordinating the liquidation rights of the New ONE Nuclear Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the New ONE Nuclear Common Stock.

Anti-Takeover Provisions of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws

The New ONE Nuclear Charter and the New ONE Nuclear Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New ONE Nuclear. New ONE Nuclear expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New ONE Nuclear to first negotiate with the New ONE Nuclear Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the New ONE Nuclear Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of New ONE Nuclear Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New ONE Nuclear by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The New ONE Nuclear Charter provides that the New ONE Nuclear Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-half of the New ONE Nuclear Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New ONE Nuclear Board.

Stockholder Action; Special Meetings of Stockholders

The New ONE Nuclear Bylaws will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New ONE Nuclear capital stock would not be able to amend the New ONE Nuclear Bylaws or remove directors without holding a meeting of stockholders called in accordance with the New ONE Nuclear Bylaws. Further, the New ONE Nuclear Bylaws will provide that only the chairperson of the New ONE Nuclear Board, a majority of the New ONE Nuclear Board or the Chief Executive Officer of New ONE Nuclear may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New ONE Nuclear capital stock to take any action, including the removal of directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the New ONE Nuclear Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the New ONE Nuclear Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the New ONE Nuclear Board, or (c) otherwise properly brought before the meeting by a stockholder who (1) is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) has complied with the advance notice procedures specified in the New ONE Nuclear Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, New ONE Nuclear’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New ONE Nuclear Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to New ONE Nuclear of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

No Cumulative Voting

Under the DGCL, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The New ONE Nuclear Charter does not authorize cumulative voting.

Amendment of New ONE Nuclear Charter or New ONE Nuclear Bylaws

The New ONE Nuclear Bylaws may be amended or repealed by a majority vote of the New ONE Nuclear Board or by the holders of at least 66 2∕3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of the New ONE Nuclear Board and at least 66 2∕3% in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of the New ONE Nuclear Charter.

Limitations on Liability and Indemnification of Officers and Directors

The New ONE Nuclear Charter and New ONE Nuclear Bylaws provide indemnification and advancement of expenses for New ONE Nuclear’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. New ONE Nuclear intends to enter into indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the New ONE Nuclear Charter includes a provision that eliminates the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict New ONE Nuclear’s rights and the rights of New ONE Nuclear stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New ONE Nuclear Stockholders will have appraisal rights in connection with a merger or consolidation of New ONE Nuclear. Pursuant to Section 262 of the DGCL, stockholders who properly demands and perfects appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares, as determined by the Delaware Court of Chancery.

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Stockholders’ Derivative Actions

Under the DGCL, any of the New ONE Nuclear Stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New ONE Nuclear Common Stock at the time of the transaction to which the action relates.

Forum Selection

The New ONE Nuclear Bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New ONE Nuclear; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of New ONE Nuclear to New ONE Nuclear or New ONE Nuclear’s stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, the New ONE Nuclear Charter, or the New ONE Nuclear Bylaws (including, without limitation, with respect to the interpretation, validity, or enforceability of any provision hereof or thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine. These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New ONE Nuclear Charter and New ONE Nuclear Bylaws further provide that the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. For the avoidance of doubt, this provision is intended to benefit, and may be enforced by, New ONE Nuclear, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New ONE Nuclear or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New ONE Nuclear notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the New ONE Nuclear Common Stock is Odyssey Transfer and Trust Company.

Trading Symbol and Market

The shares of New ONE Nuclear Common Stock are expected to be listed on Nasdaq under the symbol “ONEN.”

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COMPARISON OF STOCKHOLDERS’ RIGHTS

HVII is an exempted company with limited liability incorporated under the Companies Act. The Companies Act, Cayman Islands law generally and the HVII Charter governs the rights of its shareholders. The Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the HVII Charter differs in certain material respects from the New ONE Nuclear Organizational Documents. ONE Nuclear is a limited liability company organized under the laws of the State of Delaware and is currently governed by the ONE Nuclear Operating Agreement. As a result, when you become a stockholder of New ONE Nuclear, your rights will differ in some regards as compared to when you were a shareholder of HVII. In addition, the rights of current ONE Nuclear shareholders will differ in certain material respects from those of the shareholders of New ONE Nuclear following the completion of the Transaction.

Since the HVII Charter will, if approved, ultimately be replaced by the New ONE Nuclear Organizational Documents at Closing, the chart below is a summary outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of HVII, ONE Nuclear and New ONE Nuclear according to applicable law and/or the organizational documents of HVII, ONE Nuclear and New ONE Nuclear. This summary is qualified by reference to the complete text of the forms of New ONE Nuclear Charter and the New ONE Nuclear Bylaws attached to this proxy statement/prospectus as Annex B and Annex C, respectively. You should review the forms of the New ONE Nuclear Charter and the New ONE Nuclear Bylaws, as well as the Delaware corporate law, including the DGCL, DLLCA, and corporate laws of the Cayman Islands, including the Companies Act, to understand how these laws apply to HVII, ONE Nuclear and New ONE Nuclear.

HVII	ONE Nuclear	New ONE Nuclear
Organizational Documents
The rights of HVII’s shareholders are governed by the HVII Charter and the Companies Act.	The rights of ONE Nuclear’s shareholders are governed by the ONE Nuclear Operating Agreement and the DLLCA.	The rights of New ONE Nuclear Stockholders will be governed by the New ONE Nuclear Charter, the New ONE Nuclear Bylaws and the DGCL.
Authorized Capital Stock
HVII is authorized to issue up to 220,000,000 ordinary shares, including 200,000,000 Class A ordinary shares and 20,000,000 Class B ordinary shares, as well as 1,000,000 preference shares, $0.0001 par value each.	ONE Nuclear is authorized and has issued 10,000,000 ONE Nuclear Units, representing 100% of the company’s equity.	New ONE Nuclear will be authorized to issue two classes of capital stock which will be designated, respectively, “common stock” and “preferred stock.” The total number of shares that New ONE Nuclear will be authorized to issue is 501,000,000, of which 500,000,000 shares will be common stock, par value $0.0001 per share, and 1,000,000 shares will be preferred stock, par value $0.0001 per share. The number of authorized shares of New ONE Nuclear common stock or preferred stock may be increased or decreased by an amendment to the New ONE Nuclear Charter adopted by resolution of the New ONE Nuclear Board and approved by the stockholders holding shares representing at least a majority of the voting power, provided that the proposed amendment does not adversely alter or change any preference or relative or other right given to any class or series of outstanding shares (in which event, unless the New ONE Nuclear Charter specifically deny the right to vote on such an amendment, the amendment must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof).

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Number and Qualification of Directors
There shall be a board of directors consisting of not less than one person provided, however, that HVII may by ordinary resolution increase or reduce the limits in the number of directors.	The ONE Nuclear Operating Agreement sets the number of directors at three.	The number of New ONE Nuclear directors will be fixed from time to time by the New ONE Nuclear Board. The New ONE Nuclear Board is expected to consist of seven members following the Closing. No decrease in the authorized number of directors constituting the New ONE Nuclear Board will shorten the term of any incumbent director. Directors need not be stockholders of New ONE Nuclear.
Structure of Board of Directors; Term of Directors; Election of Directors
The HVII Board is divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the HVII Board. At each annual general meeting, directors are appointed for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, directors appointed to each class hold office until their successors are duly appointed or until their earlier resignation, death or removal.	The board of directors of ONE Nuclear is not classified.

Other than any directors elected by the separate vote of the holders of any class or series of New ONE Nuclear’s preferred stock, the New ONE Nuclear Board will be divided into three classes, designated as Class I, Class II and Class III, respectively, with directors assigned to each class by the New ONE Nuclear Board. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors constituting the New ONE Nuclear Board is changed , any resulting increase or decrease shall be apportioned by the New ONE Nuclear Board among the director classes so as to maintain the proportion of directors in each class as nearly equal as possible.

Notwithstanding the foregoing, directors elected to each class will hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Directors will be elected by a plurality of the votes properly cast.

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Removal of Directors
The HVII Charter provides that before a business combination, holders of HVII Class B Ordinary Shares may remove any director, and that after a business combination, shareholders may by ordinary resolution remove any director.	The ONE Nuclear Operating Agreement does not provide a process by which directors may be removed. Under such circumstances, removal is generally not permitted except by unanimous consent of the members, or as otherwise provided by law or court order.	Subject to the rights of the holders of any series of New ONE Nuclear’s preferred stock to elect directors, or except as otherwise provided by the DGCL or the New ONE Nuclear Charter, any director may be removed from office only (i) with cause and (ii) by the affirmative vote of the holders of not less than 66.67% of the voting power of the outstanding shares of common stock of New ONE Nuclear then entitled to vote in an election of directors.
Vacancies on the Board of Directors

The office of a director shall be vacated if:

(a) the director gives notice in writing to HVII that he or she resigns from the office of director; or

(b) the director is absent (without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office; or

(c) the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

(d) the director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that he or she should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the HVII Charter or by a resolution in writing signed by all of the other directors.

The directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the HVII Charter as the maximum number of directors.

	The ONE Nuclear Operating Agreement does not provide a process by which vacancies on the board of directors may be filled. Under such circumstances, filling a vacancy is generally not permitted except by unanimous consent of the members, or as otherwise provided by law or court order.	Any director may resign at any time upon notice given in a writing (including one sent by electronic transmission) to the New ONE Nuclear Board, the Chairman of the board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery, unless the resignation otherwise provides. Subject to any limitations imposed by applicable law and the rights of the holders of any class or series of New ONE Nuclear’s preferred stock, all vacancies, however occurring, including, without limitation, by reason of an increase in the size of the New ONE Nuclear Board, shall be filled solely and exclusively by a majority of the remaining directors then in office, even if less than a quorum, and not by the stockholders. Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy was created or occurred and until such director’s successor is elected and qualified or until his or her earlier resignation, death or removal.

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Stockholder Action by Written Consent
Action may be taken by the shareholders by unanimous written resolution.	The ONE Nuclear Operating Agreement does not provide for action by written consent of the members.	No action may be taken by the common stockholders except at an annual or special meeting of stockholders called in accordance with the New ONE Nuclear Bylaws, and no action may be taken by the stockholders by written consent.
Quorum
No business shall be transacted at any general meeting unless a quorum is present. The holders of at least a majority of the issued and outstanding share capital of HVII being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.	The ONE Nuclear Operating Agreement does not specify a quorum requirement for meetings of members.	Except as otherwise required by law, the New ONE Nuclear Charter or the New ONE Nuclear Bylaws, at any meeting of stockholders, the holders of a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting, then the chair of the meeting shall have power to adjourn or recess the meeting from time to time, until a quorum is present or represented.

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HVII	ONE Nuclear	New ONE Nuclear

Special Meetings of Stockholders

Extraordinary general meetings of shareholders may be called by the HVII Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or the chairman of the board of directors. Extraordinary general meetings may not be called by any other person or persons, including the shareholders of HVII.

Only those matters set forth in the notice of the extraordinary general meeting may be considered or acted upon at such special meeting. Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of HVII not less than 120 calendar days before the date of HVII’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if HVII did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before HVII begins to print and send its related proxy materials.

The ONE Nuclear Operating Agreement does not contemplate a procedure for convening special meetings of members.

Except as otherwise required by statute and subject to the rights, if any, of the holders of any class or series of preferred stock, special meetings of stockholders may be called only by the New ONE Nuclear Board, chairman of the New ONE Nuclear Board or Chief Executive Officer. Special meetings may not be called by any other person or persons.

Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting. Nominations of persons for election to the New ONE Nuclear Board may be made at a special meeting of stockholders pursuant to notice of the special meeting (i) by or at the direction of the New ONE Nuclear Board or a committee thereof or (ii) provided the New ONE Nuclear Board determines that one or more directors are to be elected at such special meeting, by any stockholder of New ONE Nuclear who is a stockholder of record at the time of giving notice provided for in the New ONE Nuclear Bylaws, who is entitled to vote and who otherwise complies with the requirements of the New ONE Nuclear Bylaws.

Notice of Stockholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.	The ONE Nuclear Operating Agreement does not provide for specific notice requirements for meetings of its members.	Notice of each meeting of stockholders stating the date, time and physical location, if any, of such meeting and the means of remote communication, if any, by which stockholders and proxies may be deemed to be present in person and vote at such meeting shall be given not less than ten (10) days nor more than sixty (60) days before the meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder, by mailing it to the stockholder’s address of record or by timely filing a proxy statement or an amendment thereto with the SEC, containing the notice, pursuant to Section 14(a) of the Exchange Act. Notice of special meetings will also be required to state the purpose(s) for which the meeting has been called.
Advance Notice Requirements for Stockholder Proposals
Nominations of persons for election to the HVII Board and the proposal of business other than nominations to be considered by the shareholders may be made at an annual meeting of shareholders only (i) by or at the direction of the HVII Board or (ii) by any shareholder of HVII who is a shareholder of record at the time of giving notice provided for in the HVII Charter, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in the HVII Charter. For the avoidance of doubt, the foregoing clause (ii) is the exclusive means for a shareholder to make director nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of shareholders and proxy statement under Rule 14a-8 under the Exchange Act) before an annual meeting of shareholders.	The ONE Nuclear Operating Agreement does not provide for advance notice requirements for proposals to be brought forward by its members.	Nominations of persons for election to the New ONE Nuclear Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (i) by or at the direction of the New ONE Nuclear Board or (ii) by any stockholder of New ONE Nuclear who is a stockholder of record at the time of giving notice provided for in the New ONE Nuclear Bylaws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in the New ONE Nuclear Bylaws. For the avoidance of doubt, the foregoing clause (ii) will be the exclusive means for a stockholder to make director nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Exchange Act) before an annual meeting of stockholders.

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HVII	ONE Nuclear	New ONE Nuclear
Amendment of Certificate of Incorporation
Subject to the Companies Act, HVII may at any time and from time to time by ordinary resolution (the approval of which requires: (i) the affirmative vote of a majority of HVII shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter certain provisions of the HVII Charter; provided, however, that a special resolution, requiring the affirmative vote of not less than ninety percent (90%) of the issued and outstanding HVII Ordinary Shares is required to amend or repeal certain provisions of the HVII Charter relating to the appointment and removal of directors and the continuation of the company in a jurisdiction outside the Cayman Islands.	An amendment or repeal of any provision of the ONE Nuclear Operating Agreement requires the unanimous affirmative vote of the Board and approval by a special resolution of the members.	The affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, and the affirmative vote of a majority of the voting power of the outstanding shares of each class of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, will be required to amend or repeal provisions of the New ONE Nuclear Charter; provided, however, that the affirmative vote of not less than 66.67% of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 66.67% of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend, repeal or rescind certain provisions of the ONE Nuclear Charter relating to special meetings of stockholders, the absence of action by written consent, directors’ and officers’ limitation of liability and indemnification, exclusive forum, amendment of the New ONE Nuclear Bylaws, and the amendment process of the New ONE Nuclear Charter.
Amendment of Bylaws
Subject to the Companies Act, HVII may at any time and from time to time by ordinary resolution (the approval of which requires: (i) the affirmative vote of a majority of HVII shareholders who attend and vote in person or by proxy at a general meeting; or (ii) unanimous written consent) alter certain provisions of the HVII Charter; provided, however, that a special resolution, requiring the affirmative vote of not less than ninety percent (90%) of the issued and outstanding HVII Ordinary Shares is required to amend or repeal certain provisions of the HVII Charter relating to the appointment and removal of directors and the continuation of the company in a jurisdiction outside the Cayman Islands.	An amendment or repeal of any provision of the ONE Nuclear Operating Agreement requires the unanimous affirmative vote of the Board and approval by a special resolution of the members.	The New ONE Nuclear Board will have the power to amend the New ONE Nuclear Bylaws. The New ONE Nuclear Bylaws may also be amended by the affirmative vote of not less than 66.67% of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

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Limitation on Director and Officer Liability
The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.	The ONE Nuclear Operating Agreement does not include a provision related to director or officer liability.	The New ONE Nuclear Charter will provide that liability of the directors and officers of New ONE Nuclear is eliminated or limited to the fullest extent permitted by the DGCL. The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting monetary damages for a director and for certain executive officers for breaches of fiduciary duties, provided that a corporation may not eliminate liability for a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or in the case of a director, for unlawful dividends, stock purchases or redemptions; or for any transaction from which the director or officer derived an improper personal benefit; or in the case of an officer, in any action by or in the right of the corporation (i.e., any derivative action).
Indemnification
The HVII Charter provides for indemnification of HVII’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.	The ONE Nuclear Operating Agreement does not provide for director or officer indemnification.	To the fullest extent permitted by the DGCL, New ONE Nuclear will be authorized to provide indemnification of (and advancement of expenses to) directors, officers and non-officer employees of New ONE Nuclear (and any other persons to which applicable law permits New ONE Nuclear to provide indemnification) through provisions of the New ONE Nuclear Bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by the DGCL.
Preemptive Rights
HVII shareholders do not have preemptive rights. Thus, if additional HVII ordinary share are issued, the current holders of HVII Ordinary Shares will own a proportionately smaller interest in a larger number of outstanding ordinary shares to the extent that they do not participate in the additional issuance.	ONE Nuclear members do not have preemptive rights.	New ONE Nuclear Stockholders will not have preemptive rights. Thus, if additional shares of New ONE Nuclear Common Stock are issued, the then current holders of New ONE Nuclear Common Stock will own, after such issuance, a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.
HVII	ONE Nuclear	New ONE Nuclear
Distributions to Stockholders
Subject to the provisions of the HVII Charter and applicable law, and except as otherwise provided by the rights attached to any HVII Ordinary Shares, the directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of HVII lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of HVII, out of the share premium account or as otherwise permitted by law.	Dividends and other distributions may be declared and paid or set apart for payment upon ONE Nuclear Units out of any assets or funds of ONE Nuclear legally available for the payment of dividends and other distributions, but only when and as declared by the members.	Subject to any preferential rights to dividends and other distributions of any outstanding shares of preferred stock and subject to the provisions of applicable law, dividends and other distributions may be declared and paid or set apart for payment upon New ONE Nuclear Common Stock out of any assets or funds of New ONE Nuclear legally available for the payment of dividends and other distributions, but only when and as declared by the New ONE Nuclear Board or any authorized committee thereof.

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Exclusive Forum
The HVII Charter provides that the Cayman Islands will be the sole and exclusive forum or any claim or dispute arising out of or in connection with the HVII Charter.	The ONE Nuclear Operating Agreement does not contain exclusive forum provisions.

The New ONE Nuclear Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New ONE Nuclear; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of New ONE Nuclear to New ONE Nuclear or New ONE Nuclear’s stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any the DGCL, the New ONE Nuclear Charter, or the New ONE Nuclear Bylaws (including, without limitation, with respect to the interpretation, validity, or enforceability of any provision hereof or thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine.

Furthermore, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New ONE Nuclear Bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant to such complaint.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New ONE Nuclear or its directors, officers, or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. New ONE Nuclear notes that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

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Registration Rights
Certain HVII shareholders are party to an existing registration rights agreement and have demand registration rights, short-form registration rights and piggyback registration rights. At the Closing, the registration rights agreement will be amended and restated and be replaced by the A&R Registration Rights Agreement.	None of the existing ONE Nuclear members have registration rights.	Assuming HVII enters into the A&R Registration Rights Agreement, New ONE Nuclear will have comparable obligations pursuant to the existing registration rights agreement.
Stock Transfer Restrictions Applicable to Stockholders
Shares of HVII are transferable in the manner prescribed by the Companies Act and in accordance with any Nasdaq rules and regulations.	Units of ONE Nuclear are transferable in the manner prescribed by the ONE Nuclear Operating Agreement and the DLLCA.	Shares of New ONE Nuclear will be transferable in the manner prescribed by the DGCL.

Comparison of Stockholder or Shareholder Rights under Cayman Islands and Delaware Law

The statutory corporate laws of Delaware, as governed by the DGCL, are similar in many respects to those of the Cayman Islands, as governed by the Companies Act. However, there are certain differences that may affect the rights of a stockholder of New ONE Nuclear, as well as the corporate governance of New ONE Nuclear. The following are brief summaries of material differences between the current rights of shareholders of HVII under the Companies Act and the rights of stockholders of New ONE Nuclear following completion of Transaction under the DGCL.

Increasing or Decreasing Authorized Capital Stock or Share Capital

Under Delaware law, stockholders must approve an amendment to the corporation’s charter to increase or decrease in the number of authorized shares in accordance with the provisions of the applicable statute.

Under Cayman Islands law, the memorandum and articles of association of a Cayman Islands exempted company sets the authorized share capital. Any changes made to the authorized share capital of a Cayman Islands exempted company will require an ordinary resolution and any amendment to the memorandum and articles of association of a Cayman Islands exempted company will require a special resolution.

Classified Board of Directors

The DGCL permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. If this is done, the stockholders elect only one class each year and each class would have a term of office of three years. While the Companies Act does not provide for the classification of directors into classes with staggered terms of office, Cayman Islands law allows companies to implement a classified board structure through their articles of association.

The New ONE Nuclear Charter provides for a board of directors classified into three classes, and thus our stockholders will continue to elect one class of directors each year for a three-year term following the consummation of the Transaction.

Cumulative Voting

Under Delaware law, cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder, multiplied by the number of directors to be elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.

Although the DGCL does not generally grant stockholders cumulative voting rights, a Delaware corporation may provide in its certificate of incorporation for cumulative voting in the election of directors.

The Companies Act does not provide for cumulative voting as a mechanism for electing directors and if a Cayman Islands exempted company wants to allow cumulative voting, it must explicitly be set out in its articles of association.

The HVII Charter does not provide for cumulative voting in the appointment of directors. Similarly, the New ONE Nuclear Charter does not provide for cumulative voting.

Vacancies

Under the DGCL, subject to the certificate of incorporation, bylaws, and the rights of any holders of any outstanding series of preferred stock, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board.

Under Cayman Islands law, there is no statutory rule governing how board of director vacancies may be filled. Instead, the process is governed by a Cayman Islands exempted company’s articles of association, which generally give the remaining directors discretion to appoint a replacement until the next annual meeting or for the remainder of the term, and may also require shareholder approval.

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Both the HVII Charter and the New ONE Nuclear Charter provide that only the board of directors, and not the stockholders or shareholders, may fill vacancies on the board.

Removal of Directors

Under the DGCL, the holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against their removal would be sufficient to elect him or her. Currently, as permitted by the DGCL when a company’s board of directors is classified, the New ONE Nuclear Charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of not less than 66.67% of the outstanding shares of capital stock of the Delaware corporation then entitled to vote at an election of directors. The New ONE Nuclear Charter will permit removal only with cause and by the affirmative vote of the holders of not less 66.67 of the outstanding New ONE Nuclear Common Stock entitled to vote generally in the election of directors.

Under Cayman Islands law, there is no statutory right for shareholders to remove directors. Instead, the removal process is governed by a Cayman Islands exempted company’s articles of association. Under the HVII Charter, a director may be removed without cause by an ordinary resolution; however, prior to a business combination, only holders of HVII Class B Ordinary Shares have the right to remove any director.

Fiduciary Duties and Business Judgment

Under Delaware law, members of the board of directors or any committee designated by the board of directors are entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.

Similar to Delaware law, Cayman Islands law permits directors to rely on information, opinions, reports and statements prepared by officers, employees, committees or professional advisors, provided such reliance is reasonable and made in good faith. While Cayman Islands law does not have a statutory business judgment rule, as a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest and Cayman Islands courts will generally defer to directors’ decisions if made in good faith, for a proper purpose and without conflicts of interest.

Flexibility for Decisions, Including Takeovers

The DGCL does not provide a list of statutory factors that corporate directors and officers may consider in making takeover decisions. Instead, in a number of cases and in certain situations, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders.

Cayman Islands law does not provide a list of statutory facts that directors and officers may consider in making takeover decisions.

Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.

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Limitation on Personal Liability of Directors and Officers

The DGCL by way of statutory provisions or permitted provisions in corporate charter documents, eliminate or limit the personal liability of directors and officers to the corporation and their stockholders for monetary damages for breach of a director’s fiduciary duty.

The DGCL permits corporations to adopt charter provisions exculpating directors from monetary liability to the corporation and its stockholders for breaches of the directors’ duty of care, but the statute precludes liability limitation for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and for paying dividends or repurchasing stock out of other than lawfully available funds. With respect to a corporation’s most senior officers namely, the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, controller, treasurer and chief accounting officer, as well as any other persons identified as “named executive officers” in a public company’s most recent SEC filings or who otherwise consent to jurisdiction under Delaware’s long-arm statute applicable to directors and officers of Delaware corporations the DGCL authorizes similar limitations of liability, but only in connection with direct claims brought by stockholders, including class actions. The DGCL does not, however, authorize a limitation on liability of officers for breach of fiduciary duty arising out of claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exempting its directors or officers from liability for negligence or a breach of duty or a breach of trust, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime.

Under Cayman Islands law, in most cases, HVII will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) HVII’s directors or officers usually may not be brought by a shareholder. However, based on both Cayman Islands and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.” In those instances, a shareholder may have a direct right of action against HVII where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification

The DGCL has statutory mechanisms that permit corporations to indemnify directors, officers, employees and agents in similar circumstances.

In suits that are not brought by or in the right of the corporation, the DGCL’s statutory indemnification mechanisms permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and believed their actions were either in the best interests of or not opposed to the best interests of the corporation.

In derivative suits brought in connection with a Delaware corporation, a corporation may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

Under Cayman Islands law, in most cases, a Cayman Islands exempted company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) a Cayman Islands exempted company’s directors or officers usually may not be brought by a shareholder. However, based on both Cayman Islands and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.” In those instances, a shareholder may have a direct right of action against a Cayman Islands exempted company where the individual rights of that shareholder have been infringed or are about to be infringed.

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Under the statutory indemnification mechanism in Delaware law, no corporation may indemnify a party unless it decides that indemnification is proper. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel will determine whether the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity.

The Companies Act does not restrict the authority of a Cayman Islands exempted company to indemnify its directors, officers, employees or agents, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The HVII Charter provides for indemnification for every director and officer of HVII.

Advancement of Expenses

The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that they are not entitled to be indemnified by the corporation as authorized under the DGCL. A Delaware corporation has the discretion to decide whether or not to advance such defense expenses, unless its certificate of incorporation or bylaws provide for mandatory advancement.

Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The HVII Charter provides for expense advancement provisions for indemnified persons.

Director Compensation

Both the DGCL and the Companies Act do not have a specific statute governing either the establishment of director compensation, or the fairness of director compensation. The New ONE Nuclear Board after the Transaction will establish the compensation of its directors.

Action by Written Consent of Directors

The DGCL provides that, unless the certificate or articles of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.

The Companies Act does not prescribe rules for the written consent of directors and the process is governed by a Cayman Islands exempted company’s articles of association which typically allows board decisions to be made by unanimous written consent in lieu of a meeting of the board of directors.

Neither the HVII Charter, nor the New ONE Nuclear Charter or the New ONE Nuclear Bylaws, limit the type or nature of a board action taken by written consent.

Actions by Written Consent of Stockholders and Shareholders

The DGCL provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, consent to the action in writing. In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

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Under Cayman Islands law, there is no statutory restriction on shareholder action by written consent and the process is governed by a Cayman Islands exempted company’s articles of association. The HVII Charter permits a resolution to be signed in writing by all shareholders of HVII entitled to receive notice of and to attend and vote at general meetings of HVII, in lieu of a general meeting and provides that an ordinary resolution or a special resolution in writing signed by all shareholders entitled to vote at a general meeting will be valid and effective as if such resolution had been passed at a meeting of the shareholders. The New ONE Nuclear Charter prohibits action by written consent of the stockholders.

Dividends and Distributions

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.

Under the Companies Act and the HVII Charter, the directors, by resolution, may declare dividends on shares in issue and authorize payment out of the funds of HVII lawfully available therefor.

Restrictions on Business Combinations

While Delaware law provides certain protections to stockholders in connection with certain business combinations, which can be found in Section 203 of the DGCL, Cayman Islands law does not provide equivalent statutory protections to shareholders. Under Cayman Islands law, any specific provisions relating to business combinations needs to be set out expressly in the articles of association of a Cayman Islands exempted company. See “Stockholder and Shareholder Vote for Mergers and Other Corporation Reorganizations” below.

Under Section 203 of the DGCL, certain “business combinations” with “interested stockholders” of the New ONE Nuclear are subject to a three-year moratorium unless specified conditions are met. For purposes of Section 203, the term “interested stockholders” generally is defined as any person (including its affiliates and associates) that beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time in the last three-year period, and the term “business combination” is defined broadly to include (i) mergers with or caused by the interested stockholder; (ii) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of either the corporation’s consolidated assets or its outstanding stock; (iii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or (iv) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary. The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time on which such stockholder becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by at least two-thirds (66-2/3%) of the outstanding voting stock not owned by the interested stockholder. Delaware companies are entitled to opt out of the business combination provisions of the DGCL. New ONE Nuclear has not opted out of the business combination provisions of Section 203 of the DGCL.

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Stockholder and Shareholder Vote for Mergers and Other Corporate Reorganizations

Under the DGCL, unless the certificate of incorporation specifies a higher percentage, the stockholders of a corporation that is being acquired in a merger or sale involving substantially all of its assets must authorize such merger or sale of assets by vote of an absolute majority of outstanding shares entitled to vote. The corporation’s board of directors must also approve such transaction.

The DGCL does not require a stockholder vote of a constituent corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the plan of merger does not amend the existing certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the effective date of merger and (iii) either no shares of the common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of the common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Under Cayman Islands law, a company may merge with another company (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of that company) pursuant to the Companies Act. A merger under Cayman Islands law requires the approval by a special resolution, which in the context of a general meeting of HVII requires (i) not less than a two-thirds majority of the votes cast by such shareholders attending and voting in person or, where proxies are allowed, by proxy at a quorate general meeting of HVII or (ii) the written resolution of all shareholders entitled to vote at such general meeting.

No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger (including the memorandum and articles of association of the company) is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Under Cayman Islands law, a Cayman Islands exempted company may be acquired through a tender offer by a third party. Where the holders of 90% or more in value of a class of the HVII’s shares (excluding any shares already beneficially owned by the offeror) have within four months of the making of an offer accepted an offer for their shares in HVII, the remaining shareholders in that class may be statutorily required to also transfer their shares by notice given at any time within two months of the expiry of the four month period, unless, within one month, the non-tendering shareholders can obtain a Cayman court order otherwise providing. If the offeror has acquired acceptances of 90% of all HVII’s shares but does not exercise its “squeeze out” right, then the non-accepting shareholders have no statutory right to require the offeror to acquire their shares on the same terms as the original offer.

A Cayman Islands exempted company may also be acquired by a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Cayman court and the approval of shareholders representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are effectively excluded from the tally of a vote on the scheme because such shares will be considered to belong to a separate class for the purposes of approving the scheme.

Appraisal or Dissenter’s Rights

Under Delaware law, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal or dissenter’s rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.

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Under Section 262 of the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger, consolidation or conversion, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

In addition, Section 262 of the DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a nominal plaintiff. Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval. The New ONE Nuclear Charter and New ONE Nuclear Bylaws do not provide for appraisal rights in addition to those provided by the DGCL.

The Cayman Islands Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise their right of redemption representing fair value of their shares.

Section 238. (1) of the Cayman Islands Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Islands Companies Act provides that no rights under section 238 of the Cayman Islands Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Islands Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Islands Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) or (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

The mechanics and timing procedures vary somewhat between Delaware and the Cayman Islands, but both require technical compliance with specific notice and payment protocols.

Special Meetings of Stockholders and General Meetings of Shareholders

The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.

Under Cayman Islands law, there is no statutory right for shareholders to call a general meeting where the articles of association provide for the calling of meetings. Where the articles of association provide for calling of meetings, the ability to convene such a meeting will be governed by the company’s articles of association.

Meetings Pursuant to Petition of Stockholders and Shareholders

The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.

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Under Cayman Islands law, there is no statutory provision allowing shareholders to petition a court to compel a general meeting and Cayman Islands exempted companies are not required to hold annual general meetings, unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.

Adjournment of Stockholder and Shareholder Meetings

Under the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

Under Cayman Islands law, the adjournment of shareholder meetings is not regulated by statute and is instead governed by a Cayman Islands exempted company’s articles of association. Typically, a Cayman Islands exempted company’s articles provide that if a meeting is not quorate, it may be adjourned to a later date without requiring new notice. There is no statutory requirement to provide notice of an adjourned meeting unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.

Duration of Proxies

Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period. Under Cayman Islands law, there is no statutory equivalent.

Quorum and Voting

The DGCL provides that the certificate of incorporation and bylaws may establish quorum and voting requirements, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. If the certificate of incorporation and bylaws are silent as to specific quorum and voting requirements: (a) a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders; (b) in all matters other than the election of directors, the affirmative vote of the majority of shares present at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors; and (d) where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series present at the meeting shall be the act of such class or series, or classes or series. A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board.

Under Cayman Islands law, quorum requirements are not regulated by statute and are instead governed by a Cayman Islands exempted company’s articles of association. Business may only be transacted at a meeting of shareholders of a Cayman Islands exempted company if a quorum is present. The HVII Charter provides that a quorum for an annual or general meeting of shareholders of HVII is a simple majority of the issued and outstanding shares of HVII present in person or by proxy and entitled to vote at that meeting.

Stockholder and Shareholder Inspection Rights

The DGCL grants any stockholder or beneficial owner of shares the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from certificate, bylaws, minutes and signed consents of stockholder meetings, formal communications to stockholders as a whole, minutes and resolutions of the board and committees, materials provided to the board and committees, annual financial statements, Section 122(18) (i.e., Moelis) agreements, and director independence questionnaires within three years of the demand for a proper purpose. In the event that the corporation does not have specified books and records, including minutes of board and committee meetings, actions of board or any committee, financial statements and director and officer independence questionnaires, the Court of Chancery of the State of Delaware may order the production of additional corporate records necessary and essential for the stockholder’s proper purpose. A stockholder demand must describe its proper purpose and the records it seeks with reasonable particularity. A proper purpose is one reasonably related to such person’s interest as a stockholder. Information from books and records obtained by a stockholder from a production under Section 220 will be deemed to be incorporated by reference into any complaint filed by or at the direction of a stockholder on the basis of information obtained through a demand for books and records.

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Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company, though directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of a Cayman Islands exempted company or any of them will be open to the inspection of shareholders not being directors.

Business Opportunities

Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for their own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for their own, the corporate fiduciary will thereby be placed in a position inimical to his or her duties to the corporation. The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of the board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

Unlike Delaware law, Cayman Islands law does not have a codified corporate opportunity doctrine and a director’s obligations in relation to business opportunities are governed by general fiduciary duties which include the duty to act in good faith and in the best interests of the company, the duty to avoid conflicts of interests and a duty to exercise independent judgement and avoid self-dealing. A Cayman Islands director may engage in business activities outside a Cayman Islands exempted company, provided that they have disclosed any personal interest in the opportunity and such action is provided for in the articles of association of the exempted company. If the director properly declares their interest at a board meeting, Cayman Islands law permits the company to approve the transaction, if the articles of association of the exempted company provide for such action. A director may also vote on resolutions related to such a contract provided the interest has been disclosed, provided the articles of association of the exempted company approve such disclosure.

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SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this proxy statement/prospectus, there are 26,023,333 HVII Ordinary Shares outstanding. Of these shares, the 19,000,000 HVII Class A Ordinary Shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of HVII’s affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the remaining 7,023,333 HVII Ordinary Shares owned collectively by the Initial Shareholders (including the Sponsor) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 19,690,000 HVII Rights outstanding, which will automatically be exchanged for up to an aggregate of 1,640,833 shares of New ONE Nuclear Common Stock at the Closing. Of these HVII Rights, the 19,000,000 HVII Public Rights sold in the IPO (and the shares of New ONE Nuclear Common to be issued at the Closing in exchange therefor) are freely tradable without restriction or further registration under the Securities Act, except for any HVII Public Rights purchased by one of HVII’s affiliates within the meaning of Rule 144. All of the remaining 690,000 HVII Rights (and the shares of New ONE Nuclear Common to be issued at the Closing in exchange therefor) owned collectively by the Initial Shareholders (including the Sponsor) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

At the Closing, New ONE Nuclear will issue approximately 95.7 million shares of New ONE Nuclear Common Stock to ONE Nuclear Members in connection with the Business Combination, assuming the Redemption Price used to calculate the number of shares of New ONE Nuclear Common Stock to be issued at Closing to the ONE Nuclear Members is $10.45 (based on amount in the Trust Account as of March 31, 2026, net of accrued taxes). All of the shares of New ONE Nuclear Common Stock issued in connection with the Business Combination will be freely transferable by persons other than “affiliates” of HVII and ONE Nuclear without restriction or further registration under the Securities Act, subject to any lock-up restrictions.

Lock-Up Agreements

In connection with the Closing, the Initial Shareholders (including the Sponsor) and the ONE Nuclear Members will enter into Lock-Up Agreements with HVII. Each Lock-Up Agreement will provide that the New ONE Nuclear Securities held by such stockholder of will be subject to transfer restrictions (subject to certain customary exceptions) for the period commencing on the Closing Date and ending on the earliest to occur of: (x) the six month anniversary of the Closing Date, (y) such date that the reported last sale price of the New ONE Nuclear Common Stock equals or exceeds $11.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing, and (z) the date after the Closing on which New ONE Nuclear consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of New ONE Nuclear’s stockholders having the right to exchange their shares of New ONE Nuclear Common Stock for cash, securities or other property. Additional details of these transfer restrictions can be found under the section of this proxy statement/proxy entitled “Certain Agreements Related to the Business Combination — Lock-Up Agreements.”

A&R Registration Rights Agreement

In connection with the Closing, New ONE Nuclear, the Initial Shareholders (including the Sponsor) and the ONE Nuclear Members will enter into the A&R Registration Rights Agreement, which will amend and restate HVII’s existing registration rights agreement. Pursuant to the terms of the A&R Registration Rights Agreement, effective upon the Closing, New ONE Nuclear will, within 30 days after the Closing, file with the SEC (at New ONE Nuclear’s sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the resale of certain securities held by or issuable to New ONE Nuclear’s stockholders party thereto (“Registration Rights Holders”), and New ONE Nuclear will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand underwritten offerings and will be entitled to certain customary piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement, provided, that New ONE Nuclear is not obligated to effect more than an aggregate of three (3) underwritten offerings. Additional details of these rights can be found under the section entitled “Certain Agreements Related to the Business Combination — A&R Registration Rights Agreement.”

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Rule 144

Pursuant to Rule 144, and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a person who has beneficially owned restricted shares of New ONE Nuclear Common Stock for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New ONE Nuclear at the time of, or at any time during the three (3) months preceding, a sale and (ii) New ONE Nuclear is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as New ONE Nuclear was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as New ONE Nuclear was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of New ONE Nuclear Common Stock for at least six (6) months but who are affiliates of New ONE Nuclear at the time of, or at any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of New ONE Nuclear Common Stock then outstanding; or

●	the average weekly reported trading volume of shares of New ONE Nuclear Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New ONE Nuclear under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New ONE Nuclear.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC reflecting its status as an entity that is not a shell company.

HVII anticipates that following the Closing, New ONE Nuclear will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of ONE Nuclear’s employees, consultants or advisors who purchases shares of New ONE Nuclear Common Stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transaction is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period, if applicable, expires.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of HVII Ordinary Shares as of [      ], 2026 which is the record date for the HVII Public Shareholders’ Meeting prior to the consummation of the Business Combination (pre-Business Combination), and (ii) the expected beneficial ownership of New ONE Nuclear Common Stock immediately following the Closing (post-Business Combination), assuming that no HVII Public Shares are redeemed, and alternatively that the maximum number of HVII Public Shares are redeemed, by:

●	each person known by HVII to beneficially own more than 5% of any class of outstanding HVII Ordinary Shares;

●	each of HVII’s current executive officers and directors;

●	each person who will (or is expected to) become an executive officer or director New ONE Nuclear following the Closing; and

●	all executive officers and directors of HVII as a group pre-Business Combination and all executive officers and directors of New ONE Nuclear post-Business Combination.

At any time prior to the HVII Public Shareholders’ Meeting, during a period when they are not then aware of any material nonpublic information regarding HVII or HVII Securities, the Sponsor, HVII’s directors and officers and/or their affiliates may enter into a written plan to purchase HVII Securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to HVII and the Business Combination — The Sponsor and HVII’s directors, officers, advisors, and their affiliates may elect to purchase HVII Units, HVII Class A Ordinary Share, or HVII Rights from HVII Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of HVII Class A Ordinary Shares.”

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options and share rights that are currently exercisable or exercisable within 60 days of the measurement date.

The beneficial ownership of HVII Ordinary Shares pre-Business Combination is based on 26,023,333 outstanding HVII Ordinary Shares (including 19,690,000 HVII Class A Ordinary Shares and 6,333,333 HVII Class B Ordinary Shares) issued and outstanding as of [         ], 2026. The ownership percentages listed below do not include any such HVII Class A Ordinary Shares that may be purchased after [        ], 2026.

Before the Business Combination

Name and Address of Beneficial Owner (1)(2)	Number of Class A Ordinary Shares Beneficially Owned	%	Number of Class B Ordinary Shares Beneficially Owned (2)%
HC VII Sponsor LLC (3)	500,000	1.9%	5,203,333	77.6%
Daniel J. Hennessy(3)	500,000	1.9%	5,203,333	77.6%
Thomas D. Hennessy (3)(4)	500,000	1.9%	5,953,333	88.7%
Nicholas Geeza (5)	—	—	250,000	3.7%
Grant R. Allen (5)	—	—	25,000	*	%
Brian Bonner (5)	—	—	25,000	*	%
Anna Brunelle (5)	—	—	25,000	*	%
Javier Saade (5)	—	—	25,000	*	%
Poonam Sharma (5)	—	—	30,000	*	%
All officers, directors and director nominees as a group (8 persons)	500,000	1.9%	6,333,333	100%
Other Five Percent Shareholders
Highbridge Capital Management, LLC(6)	1,500,000	7.6%	—	—
Lighthouse Investment Partners, LLC(7)	1,222,740	6.21%	—	—
Linden Capital L.P.(8)	1,463,732	7.4%	—	—
AQR Capital Management, LLC(9)	1,059,589	5.4%	—	—

Notes: —

* Less than 1%.

(1) This table does not include the HVII Ordinary Shares underlying the HVII Rights because these securities are not exercisable until the Closing.

(2) Unless otherwise indicated, the business address of each of the persons and entities is c/o Hennessy Capital Investment Corp. VII, 195 US Hwy 50, Suite 207, Zephyr Cove, Nevada 89448.

(3) HC VII Sponsor LLC is the record holder of the shares reported herein. HCG is the managing member of the Sponsor. Daniel J. Hennessy, HVII’s Chairman and Chief Executive Officer, and Thomas D. Hennessy, HVII’s President and Chief Operating Officer and a director, are the managing members of HCG. Consequently, Messrs. Hennessy and Hennessy may be deemed the beneficial owners of the Founder Shares held by the Sponsor and have shared voting and dispositive control over such securities. Messrs. Hennessy and Hennessy disclaim beneficial ownership over any securities owned by the Sponsor in which they do not have any pecuniary interest.

(4) Mr. Thomas D. Hennessy is the record holder of 750,000 of HVII Class B Ordinary Shares.

(5) Does not include any shares indirectly owned by this individual as a result of his or her direct or indirect ownership interest in the Sponsor.

(6) This information is based solely on a Schedule 13G filed on February 17, 2026 by Highbridge Capital Management, LLC. Highbridge Capital Management, LLC has voting power and dispositive power of 1,500,000 shares. The principal business address of the Highbridge Reporting Persons is 390 Madison Avenue, 28th Floor, New York, NY 10017.

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(7) This information is based on a Schedule 13G filed on May 14, 2026 jointly by Lighthouse Investment Partners, LLC (“Lighthouse”) and North Rock Capital Management, LLC (“North Rock”), and a Schedule 13G filed on June 5, 2026 by Aaron Diamond (“Mr. Diamond) and Verbena Value LP (“Verbena”, together with Mr. Diamond, Lighthouse and North Rock, the “Lighthouse Reporting Persons”). Mr. Diamond is the general partner of Verbena. Verbena serves as the investment adviser of North Rock. Lighthouse serves as the platform services provider for North Rock, a wholly owned affiliate and relying adviser of Lighthouse. The Lighthouse Reporting Persons have a shared voting power and a shared dispositive power of 1,222,740 shares. The principal business address for each of Lighthouse and North Rock is 3801 PGA Boulevard, Suite 604, Palm Beach Gardens, FL 33410. The principal business address for each of Mr. Diamond and Verbena is 55 Post Rd W, 2nd Flr, Westport, CT 06880.

(8) This information is based solely on a Schedule 13G/A filed on February 12, 2026 jointly by Linden Capital L.P. (“Linden Capital”), Linden GP LLC (“Linden GP”), Linden Advisors LP (“Linden Advisors”) and Siu Min (Joe) Wong (“Mr. Wong”, together with Linden Capital, Linden GP and Linden Advisors, the “Linden Reporting Persons”). Linden GP is the general partner of Linden Capital, Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for one or more separately managed accounts and Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. Linden Advisors and Mr. Wong have a shared voting power and a shared dispositive power of 1,463,732 Shares, and Linden GP and Linden Capital have a shared voting power and a shared dispositive power of 1,394,634 Shares. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(9) This information is based solely on a Schedule 13G/A filed on February 12, 2026 jointly by AQR Capital Management, LLC (“AQR”), AQR Capital Management Holdings, LLC (“AQR Holdings”) and AQR Arbitrage, LLC (together with AQR and AQR Holdings, the “AQR Reporting Persons”). AQR is a wholly owned subsidiary of AQR Holdings, and AQR Arbitrage, LLC is deemed to be controlled by AQR. The AQR Reporting Persons have a shared voting power and a shared dispositive power of 1,059,589 shares. The principal business address of the AQR Reporting Persons is One Greenwich Plaza Suite 130, Greenwich, Connecticut 06830.

The expected beneficial ownership of shares of New ONE Nuclear Common Stock post-Business Combination assuming the No Redemption Scenario in the table below has been determined based upon the following assumptions: (i) no HVII Public Shareholders exercise their redemption rights and (ii) that there are 124,096,181 shares of New ONE Nuclear Common Stock outstanding.

The expected beneficial ownership of shares of New ONE Nuclear Common Stock post-Business Combination assuming the 50% Redemption Scenario in the table below has been determined based upon the following assumptions: (i) that 9,500,000 HVII Class A Ordinary Shares are redeemed for an aggregate payment of approximately $99.3 million (based on the estimated per share redemption price of approximately $10.45 per share based on the fair value of marketable securities held in the Trust Account as of March 31, 2026 of approximately $198.57 million), and (ii) that there are 113,857,945 shares of New ONE Nuclear Common Stock outstanding.

The expected beneficial ownership of shares of New ONE Nuclear Common Stock post-Business Combination assuming the Maximum Redemption Scenario in the table below has been determined based upon the following assumptions: (i) that all 19,000,000 HVII Class A Ordinary Shares are redeemed for an aggregate payment of approximately $198.57 million (based on the estimated per share redemption price of approximately $10.45 per share based on the fair value of marketable securities held in the Trust Account as of March 31, 2026 of approximately $198.57 million) from the Trust Account, and (ii) that there are 104,357,945 shares of New ONE Nuclear Common Stock outstanding.

After the Business Combination

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares upon No Redemptions	Approximate Percentage of Outstanding Shares upon 50% Redemptions	Approximate Percentage of Outstanding Maximum Redemptions
Robert Carilli(1)	30,021,160	24.3%	26.4%	28.8%
Kevin Dowd(1)	30,021,160	24.3%	26.4%	28.8%
Richard Taylor(1)	30,021,160	24.3%	26.4%	28.8%
Coen Weddepohl(1)	1,435,275	1.2%	1.3%	1.4%
All directors and executive officers as a group (4 individuals)	91,498,756	74.2%	80.4%	87.7%
Five Percent Holders:
Robert Carilli(1)	30,021,160	24.3%	26.4%	28.8%
Kevin Dowd(1)	30,021,160	24.3%	26.4%	28.8%
Richard Taylor(1)	30,021,160	24.3%	26.4%	28.8%
Thomas D. Hennessy (2)	6,536,665	5.3%	5.7%	6.3%
Daniel J. Hennessy (2)	5,744,999	4.7%	5.0%	5.5%

(1) Unless otherwise indicated, the business address of each of the persons and entities is c/o ONE Nuclear Energy Inc., 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401.

(2) The address of Daniel J. Hennessy, Thomas D. Hennessy and HC VII Sponsor LLC is c/o Hennessy Capital Group LLC, 195 US Hwy 50, Suite 207 Zephyr Cove, NV. HC VII Sponsor LLC is the current record holder of the shares reported herein. HCG is the managing member of the Sponsor. Daniel J. Hennessy, HVII’s Chairman and Chief Executive Officer, and Thomas D. Hennessy, HVII’s President and Chief Operating Officer and a director are the managing members of HCG. Consequently, Messrs. Hennessy and Hennessy may be deemed the beneficial owners of the Founder Shares held by the Sponsor and have shared voting and dispositive control over such securities. Messrs. Hennessy and Hennessy disclaim beneficial ownership over any securities owned by the Sponsor in which they do not have any pecuniary interest.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

Market Price

HVII Units, HVII Class A Ordinary Shares, and the HVII Public Rights are currently listed on the Nasdaq Global Market under the symbols “HVIIU,” “HVII,” and “HVIIR,” respectively. The closing price of the HVII Units, HVII Class A Ordinary Shares, and the HVII Public Rights on October 22, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.71, $10.32 and $0.42, respectively. As of [        ], the record date for the HVII Shareholders’ Meeting, the closing price of the HVII Units, HVII Class A Ordinary Shares, and the HVII Public Rights was $[      ], $[       ], and $[           ], respectively.

There is currently no public market for the equity securities of ONE Nuclear.

Dividends

HVII and ONE Nuclear have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by New ONE Nuclear in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the New ONE Nuclear Board will consider whether or not to institute a dividend policy. It is presently intended that New ONE Nuclear will retain its earnings for use in business operations and, accordingly, it is not anticipated that the New ONE Nuclear Board will declare dividends in the foreseeable future. The New ONE Nuclear Board may decide, in the future, to declare cash dividends after New ONE Nuclear has retained sufficient capital to fund the development and expansion of its projects. However, no assurance can be made that dividends will be declared, or the timing thereof. Such decision remains within the New ONE Nuclear Board’s discretion, subject to applicable legal, financial, and contractual requirements.

271

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

HVII’s board of directors is not currently aware of any business to be acted upon at the HVII Shareholders’ Meeting other than the matters discussed in this proxy statement/prospectus. The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of HVII Shareholders’ Meeting and with respect to any other matters which may properly come before the HVII Shareholders’ Meeting.

Future Stockholder Proposals

If the Business Combination is completed, you will be entitled to attend and participate in New ONE Nuclear’s annual meetings of stockholders. If the Company holds a 2026 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting will be held. For any proposal to be considered for inclusion in New ONE Nuclear’s proxy statement and form of proxy for submission to the stockholders at New ONE Nuclear’s 2026 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and New ONE Nuclear’s Bylaws. Because New ONE Nuclear did not hold an annual meeting in 2025, under Rule 14a-8, such proposals must be received by New ONE Nuclear at its principal executive offices at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, within a reasonable time before New ONE Nuclear begins to print and send proxy materials for the meeting.

In addition, New ONE Nuclear’s Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice to the secretary with respect to such business must be received by the secretary at the principal executive offices of New ONE Nuclear not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New ONE Nuclear. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this section.

Further, New ONE Nuclear’s Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice to the secretary must be received by the secretary at the principal executive offices of New ONE Nuclear (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by New ONE Nuclear; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the New ONE Nuclear. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

Notwithstanding anything in the preceding paragraph to the contrary, in the event that the number of directors to be elected to the New ONE Nuclear Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by New ONE Nuclear naming all of the nominees for the additional directors to be elected or specifying the size of the increased New ONE Nuclear Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the secretary at the principal executive offices of New ONE Nuclear not later than the close of business on the 10th day following the date on which such public announcement was first made by New ONE Nuclear. The Chairperson of the New ONE Nuclear Board may refuse to acknowledge any stockholder nomination not made in compliance with the foregoing procedures.

272

Stockholder Communications

Stockholders and interested parties may communicate with the HVII Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 195 US Hwy 50, Suite 207, Zephyr Cove, Nevada 89448. Following the Business Combination, such communications should be sent to the New ONE Nuclear Board at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Shareholders

Pursuant to the rules of the SEC, unless HVII has received contrary instructions, HVII and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. Upon written or oral request, HVII will deliver a separate copy of this proxy statement/prospectus to any HVII Shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. HVII Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. If any HVII Shareholder desires to make such a request, such shareholder should follow these instructions:

●	If the shares are registered in the name of the shareholder, the shareholder should contact HVII at its offices at ATTN: Nicholas Geeza, Executive Vice President, Chief Financial Officer and Secretary, 195 US Hwy 50, Suite 207, Zephyr Cove, NV 89448; or

●	If a broker, bank or other nominee holds the shares, the shareholder should contact the broker, bank or other nominee directly.

Transfer Agent and Registrar

The registrar and transfer agent for HVII and New ONE Nuclear securities is Odyssey Transfer and Trust Company.

273

LEGAL MATTERS

The validity of the shares of New ONE Nuclear Common Stock and the Domesticated HVII Rights to be issued in connection with the Business Combination and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Sidley Austin LLP.

274

EXPERTS

The financial statements of ONE Nuclear as of December 31, 2025 and for the period from January 1, 2026 through March 31, 2026, included elsewhere in this proxy statement/prospectus, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of HVII as of December 31, 2025 and 2024, for the year ended December 31, 2025, and for the period from January 1, 2025 through March 31, 2026, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein, which contains an explanatory paragraph about the Company’s ability to continue as a going concern. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

275

ENFORCEABILITY OF CIVIL LIABILITIES

HVII is a Cayman Islands exempted company with limited liability. If HVII does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon HVII and it may not be possible to enforce against HVII judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. However, HVII may be served with process in the United States with respect to actions against HVII arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of HVII’s securities by serving HVII’s U.S. agent irrevocably appointed for that purpose.

The courts of the Cayman Islands are unlikely (i) to recognize, or enforce against HVII, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against HVII predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

276

WHERE YOU CAN FIND MORE INFORMATION

HVII files annual, quarterly, and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read HVII’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the HVII Shareholders’ Meeting, you should contact us by telephone or in writing:

ATTN: Nicholas Geeza, Executive Vice President, Chief Financial Officer and Secretary

Hennessy Capital Investment Corp. VII

PO Box 1036, 195 US HWY 50 Suite 207

Zephyr Cove, NV 89448

Tel: (775) 339-1671

Email: ngeeza@hennessycapitalgroup.com

You may also obtain these documents by requesting them in writing or by telephone from HVII’s proxy solicitation agent at the following address, telephone number and email:

ADVANTAGE PROXY, INC.

P.O. Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Collect: (206) 870-8565

Email: ksmith@advantageproxy.com

If you are a shareholder of HVII and would like to request documents, please do so by [      ], 2026 to receive them before the HVII Shareholders’ Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to HVII has been supplied by HVII, and all such information relating to ONE Nuclear has been supplied by ONE Nuclear. Information provided by either HVII or ONE Nuclear does not constitute any representation, estimate or projection of any other party.

ONE Nuclear does not file any annual, quarterly, and current reports, proxy statements and other information with the SEC.

Neither HVII nor ONE Nuclear has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

277

INDEX TO FINANCIAL STATEMENTS

HENNESSY CAPITAL INVESTMENT CORP. VII

Consolidated Audited Financial Statements	Page
Report of Independent Registered Public Accounting Firm PCAOB ID Number 100	F-17
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-18
Consolidated Statements of Operations for the Year Ended December 31, 2026 and for the Period from September 27, 2024 (Inception) Through December 31, 2024	F-19
Consolidated Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2025 and for the Period from September 27, 2024 (Inception) through December 31, 2024	F-20
Consolidated Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from September 27, 2024 (Inception) Through December 31, 2024	F-21
Notes to Consolidated Financial Statements	F-22 to F-33

ONE NUCLEAR ENERGY LLC

F-1

HENNESSY CAPITAL INVESTMENT CORP. VII

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets
Cash	$323,217	$984,245
Note receivable	300,000	300,000
Prepaid expenses	76,448	18,021
Short-term prepaid insurance	3,438	24,063
Total current assets	703,103	1,326,329
Cash held in the Trust Account	198,568,274	196,958,306
Total Assets	$199,271,377	$198,284,635

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$78,084	$226,953
Accrued offering costs	25,000	100,000
Total current liabilities	103,084	326,953
Deferred legal fees	3,085,000	2,450,000
Deferred underwriting fee payable	7,600,000	7,600,000
Total Liabilities	10,788,084	10,376,953

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 19,000,000 shares at redemption value of $10.45 and $10.37 per share at March 31, 2026 and December 31, 2025, respectively	198,568,274	196,958,306

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at March 31, 2026 and December 31, 2025
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 690,000 issued and outstanding (excluding 19,000,000 shares subject to possible redemption) at March 31, 2026 and December 31, 2025, respectively	69	69
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,333,333 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	633	633
Additional paid-in capital	-	-
Accumulated deficit	(10,085,683)	(9,051,326)
Total Shareholders’ Deficit	(10,084,981)	(9,050,624)
Total Liabilities and Shareholders’ Deficit	$199,271,377	$198,284,635

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-2

HENNESSY CAPITAL INVESTMENT CORP. VII

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$1,096,944	$489,035
Loss from operations	(1,096,944)	(489,035)

Other income:
Interest earned on cash equivalents	3,879	12,553
Interest earned on cash held in the Trust Account	1,668,676	1,494,489
Total other income	1,672,555	1,507,042

Net income (loss)	$575,611	$1,018,007

Weighted average shares outstanding of redeemable Class A ordinary shares, basic and diluted	19,000,000	14,566,667
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.02	$0.05
Weighted average shares outstanding of non-redeemable Class A ordinary shares, basic and diluted	690,000	529,000
Basic and diluted net income per ordinary share, non-redeemable Class A ordinary shares	$0.02	$0.05
Weighted average shares outstanding, Class B ordinary shares, basic and diluted	6,333,333	6,216,666
Basic and diluted net income ( ) per ordinary share, Class B ordinary shares	$0.02	$0.05

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-3

HENNESSY CAPITAL INVESTMENT CORP. VII

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2026	690,000	$69	6,333,333	$633	$-	$(9,051,326)	$(9,050,624)

Accretion for Class A ordinary shares to redemption amount	-	-	-	-	-	(1,609,968)	(1,609,968)

Net income	-	-	-	-	-	575,611	575,611

Balance - March 31, 2026 (unaudited)	690,000	$69	6,333,333	$633	$-	$(10,085,683)	$(10,084,981)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2025	-	$-	6,708,333	$671	$24,329	$(47,952)	$(22,952)

Sale of 690,000 Private Placement Units	690,000	69	-	-	6,899,931	-	6,900,000

Fair value of public Share Rights at issuance	-	-	-	-	1,577,000	-	1,577,000

Allocated value of transaction costs to Class A ordinary shares	-	-	-	-	(148,727)	-	(148,727)

Forfeiture of founder shares	-	-	(375,000)	(38)	38	-	-

Accretion for Class A ordinary shares to redemption amount	-	-			(8,352,571)	(7,152,248)	(15,504,819)

Net income	-	-	-	-	-	1,018,007	1,018,007

Balance - March 31, 2025 (Unaudited)	690,000	$69	6,333,333	$633	$-	$(6,182,193)	$(6,181,491)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-4

HENNESSY CAPITAL INVESTMENT CORP. VII

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$575,611	$1,018,007
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash held in the Trust Account	(1,668,676)	(1,494,489)
Changes in operating assets and liabilities:
Prepaid expenses	(58,427)	(63,022)
Prepaid insurance	20,625	(85,938)
Accounts payable and accrued expenses	(148,869)	11,931
Deferred legal fees	635,000	125,000
Net cash used in operating activities	(644,736)	(488,511)

Cash flows from investing activities:
Investment of cash into Trust Account	-	(190,000,000)
Cash withdrawn from Trust Account for working capital purposes	58,708	-
Net cash provided by (used in) investing activities	58,708	(190,000,000)

Cash flows from financing activities:
Proceeds from sale of Units, net of underwriting discounts paid	-	186,200,000
Proceeds from sale of Private Placement Units	-	6,900,000
Proceeds from promissory note - related party	-	33,203
Repayment of promissory note - related party	-	(109,993)
Payment of deferred offering costs	(75,000)	(510,412)
Net cash provided (used in) by financing activities	(75,000)	192,512,798

Net change in cash and cash equivalents	(661,028)	2,024,287
Cash and cash equivalents, beginning of the period	984,245	20,005
Cash and cash equivalents, end of the period	$323,217	$2,044,292

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$-	$100,000
Deferred offering costs included in deferred legal fees	$-	$150,000
Deferred underwriting fee payable	$-	$7,600,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-5

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Hennessy Capital Investment Corp. VII (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 27, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Initial Business Combination”). The Company has one wholly-owned subsidiary that was formed on October 22, 2025, Solis Merger Sub LLC, a Delaware corporation (“Merger Sub”).

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from September 27, 2024 (inception) through March 31, 2026, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), as described below and, subsequent to the Initial Public Offering, identifying and completing a suitable Initial Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 16, 2025. On January 21, 2025, the Company consummated the Initial Public Offering of 19,000,000 units (the “Units”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $190,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share and one right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination (“Share Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 690,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,900,000, which is described in Note 4. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by HC VII Sponsor LLC, the Company’s sponsor (the “Sponsor”), and an aggregate of 190,000 Private Placement Units were purchased by the underwriters of the Initial Public Offering (collectively, the “Underwriters”): Cohen & Company Capital Markets, a division of J.V.B Financial Group, LLC (133,000); Clear Street LLC (28,500); and Loop Capital Markets LLC (28,500). The Private Placement Units are identical to the Units sold in the Initial Public Offering, except that (i) the Private Placement Units (and the Class A ordinary shares (the “private placement shares”) and share rights underlying the Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights) may not be transferred, assigned or sold, subject to certain limited exceptions, until 30 days after the completion of its Initial Business Combination and (ii) the holders of the Private Placement Units are entitled to certain registration rights in respect thereof (and with respect to the private placement shares and share rights underlying such Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights).

Transaction costs of the Initial Public Offering amounted to $12,656,782, consisting of $3,800,000 of cash underwriting fee, $7,600,000 of deferred underwriting fee and $1,256,782 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating an Initial Business Combination (less deferred underwriting commissions).

The Company’s Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

F-6

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Following the closing of the Initial Public Offering on January 21, 2025, an amount of $190,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in the trust account (the “Trust Account”), located in the United States, with Odyssey Transfer and Trust Company acting as trustee. The funds will be (i) invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, and/or (ii) deposited in an interest-bearing demand deposit account at a U.S.-chartered commercial bank with consolidated assets of $50 billion or more. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing account until the earlier of consummation of the Company’s Initial Business Combination or liquidation of the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to fund its working capital requirements, subject to an annual limit of 5.0%, and to pay its taxes, other than excise taxes, if any, (“permitted withdrawals”) and up to $100,000 of interest to pay dissolution expenses, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s Initial Business Combination, (ii) the redemption of the Company’s Class A ordinary shares sold as part of the Units in the Initial Public Offering (the “public shares”) if the Company is unable to complete its Initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the Company’s board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with its Initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated its Initial Business Combination within the Completion Window or (B) with respect to any other provisions relating to shareholders’ rights or pre-Initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of its Initial Business Combination either in connection with a general meeting called to approve the Initial Business Combination or by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an Initial Business Combination, including interest earned on the funds held in the Trust Account (less permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations.

The Class A ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the Initial Business Combination. However, if the Company is unable to complete the Initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less the amount of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares of the Company (“founder shares”), private placement shares and public shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and private placement shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private placement shares if the Company fails to complete the Initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares or private placement shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Initial Business Combination) in favor of the Initial Business Combination.

F-7

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Initial Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Going Concern

As of March 31, 2026, the Company had cash and cash equivalents of $323,217 and working capital of $600,019. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The Company assessed going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation - Going Concern”. The Company has until January 21, 2027 (absent any extensions of such period by the Company’s shareholders) to consummate an Initial Business Combination. While the Company intends to complete an Initial Business Combination before the mandatory liquidation date, it is uncertain that the Company will be able to consummate an Initial Business Combination by that time. If an Initial Business Combination is not consummated by that date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should an Initial Business Combination not occur, and potential subsequent dissolution, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 21, 2027.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2026. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any other future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-8

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $323,217 and $984,245 in cash and had no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Cash Held in the Trust Account

Following the closing of the Initial Public Offering on January 21, 2025, an amount of $190,000,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Rights was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Articles (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-Initial Business Combination activity; or (iii) absent an Initial Business Combination within the Combination Period, the return of the funds held in the Trust Account to the public shareholders as part of redemption of the public shares. As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account of $198,568,274 and $196,958,306 were held in an interest bearing deposit account, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds, on January 21, 2025, from the Units between Class A ordinary shares and share rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the share rights and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the share rights included in the Units and Private Placement Units were charged to shareholders’ deficit because the share rights included in the Units and Private Placement Units, after management’s evaluation, were accounted for under equity treatment.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited condensed consolidated financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

F-9

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Rights

The Company accounted for the share rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and classified the share rights under equity treatment at its assigned values.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets. As of December 31, 2024, there were no Class A ordinary shares subject to possible redemption. As of March 31, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the unaudited condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$190,000,000
Less:
Proceeds allocated to Share Rights	(1,577,000)
Class A ordinary shares issuance costs	(12,508,055)
Plus:
Remeasurement of carrying value to redemption value	21,043,361
Class A ordinary shares subject to possible redemption, December 31, 2025	196,958,306
Plus:
Remeasurement of carrying value to redemption value	1,609,968
Class A ordinary shares subject to possible redemption, March 31, 2026	$198,568,274

Net Income per Ordinary Share

Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture, through the date of the Initial Public Offering. At March 31, 2026 and 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income per ordinary share is the same as basic income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2026			2025
	Redeemable Class A	Non-Redeemable Class A	Class B	Redeemable Class A	Non-Redeemable Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$420,262	15,262	$140,087	$695,793	25,268	$296,946

Denominator:
Basic and diluted weighted average shares outstanding	19,000,000	690,000	6,333,333	14,566,667	529,000	6,216,666
Basic and diluted net income per ordinary share	$0.02	0.02	$0.02	$0.05	0.05	$0.05

F-10

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the unaudited condensed consolidated statements of operations.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3 - INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on January 21, 2025, the Company sold 19,000,000 Units, which includes the partial exercise by the Underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one Share Right entitling the holder thereof to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination.

NOTE 4 - PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Underwriters purchased an aggregate of 690,000 Private Placement Units, each Private Placement Unit consisting of one Class A ordinary share and one Share Right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination, at a price of $10.00 per Private Placement Unit, or $6,900,000 in the aggregate, in a private placement. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor, and an aggregate of 190,000 Private Placement Units were purchased by the Underwriters: Cohen & Company Capital Markets (133,000); Clear Street LLC (28,500); and Loop Capital Markets LLC (28,500).

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that, (i) so long as they are held by the Sponsor, the Underwriters or their permitted transferees, the Private Placement Units (including the private placement shares and share rights underlying the Private Placement Units and the Class A ordinary shares issuable upon conversion of the underlying share rights) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Initial Business Combination and (ii) the holders of Private Placement Units are entitled to certain registration rights in respect thereof (and with respect to the private placement shares and share rights underlying such Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights).

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and private placement shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private placement shares if the Company fails to complete the Initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares or private placement shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Initial Business Combination) in favor of the Initial Business Combination.

NOTE 5 - RELATED PARTY TRANSACTIONS

Founder Shares

On October 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 founder shares to the Sponsor. On January 10, 2025, the Company issued an additional 958,333 founder shares (up to 125,000 shares of which were subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option is exercised) for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 founder shares (up to 875,000 of which are subject to forfeiture by the holders thereof depending on the extent to which the Underwriters’ option to purchase additional Units is exercised). All share and per share data have been retrospectively presented. On January 21, 2025, the Underwriters partially exercised their over-allotment option and forfeited the unexercised balance. As a result of the partial exercise and the subsequent forfeiture of the over-allotment option by the Underwriters, 500,000 founder shares are no longer subject to forfeiture and 375,000 founder shares were forfeited, resulting in the Sponsor (after giving effect to the founder share transfers described below) holding 5,203,333 founder shares.

F-11

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

On December 1, 2024 and January 1, 2025, the Sponsor transferred 250,000 and 750,000 founder shares to each of Nicholas Geeza, the Company’s Executive Vice President, Chief Financial Officer (“CFO”) and Secretary, and Thomas Hennessy, the Company’s President and Chief Operating Officer (“COO”), respectively. The founder shares were transferred for total consideration of $0.004 per share, or $1,000 and $3,000, respectively, due to the Sponsor. On December 19, 2024, the Sponsor transferred an aggregate of 130,000 founder shares to its independent directors, for total consideration of $0.004 per share, or $520, due to the Sponsor. The founder shares are automatically forfeited back to the Sponsor if the holder of such founder shares is no longer providing services to the Company prior to the Initial Business Combination. The sale of the founder shares to the Company’s CFO, COO, and its independent directors, are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 1,130,000 shares granted to the Company’s CFO, COO, and its independent directors was $1,118,700, or $0.99 per share. The founder shares were granted subject to a performance condition (i.e., providing services through the Company’s Initial Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) 180 days after the completion of the Company’s Initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”).

Promissory Note - Related Party

The Sponsor agreed to loan the Company an aggregate of up to $250,000 to be used for a portion of the expenses of the Initial Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing, unsecured and due at the earlier of March 31, 2025 or the closing of the Initial Public Offering. During the year ended December 31, 2024, the Company had borrowed $76,790 under the Promissory Note. On January 21, 2025, the Company repaid the total outstanding balance of the Promissory Note amounting to $109,994. No further borrowings are available under the Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans. In the event that an Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,500,000 of such Working Capital Loans may be convertible into Private Placement Units of the post Initial Business Combination entity at a price of $10.00 per Unit at the option of the lender. As of March 31, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

Administrative Services Agreement and Payments to Officer and Consultants

The Company entered into an agreement with the Sponsor, commencing on January 17, 2025 through the earlier of the Company’s consummation of an Initial Business Combination and its liquidation, to pay an aggregate of $15,000 per month for office space, utilities, and secretarial and administrative support services, which amount increased to $25,000 per month beginning September 1, 2025. For the three months ended March 31, 2026 and 2025, the Company incurred and paid $75,000 and $37,258 administrative services fees, respectively.

The Company entered into an agreement with its Chief Financial Officer, commencing on January 17, 2025, to pay an aggregate of $10,000 per month for services prior to the consummation of the Company’s Initial Business Combination or until the Company’s liquidation. For the three months ended March 31, 2026, the Company incurred and paid $21,761, under this agreement with the Chief Financial Officer. For the three months ended March 31, 2025, the Company incurred $24,839 under this agreement with the CFO and are included in accounts payable and accrued expenses on the unaudited condensed consolidated balance sheets. The Company has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of an Initial Business Combination, which payments commenced in September 2025. An aggregate of approximately $9,355 was charged to operations for the three months ended March 31, 2026 for such consulting and advisory services. In addition, in January 2025, the Company began to compensate a Vice President of the Company $16,500 per month, with a discretionary annual bonus of up to $165,000, for her services. An aggregate of approximately $121,734, was charged to operations for the three months ended March 31, 2026, for such services. For the three months ended March 31, 2025, the Company did not incur any fees for these services. Effective March 1, 2026, the CFO, consultant advisor and Vice President agreed to waive further payments for their services to the Company until such time as they may notify the Company otherwise.

F-12

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the Israel-Hamas war and the conflict between the United States and Israel and Iran, as well as recent developments to U.S. tariff policies. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the U.S., the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia, the Israel-Hamas war, the conflict between the United States and Israel and Iran and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas war, and the conflict between the United States and Israel and Iran and subsequent sanctions or related actions or the ongoing trade and tariff policy changes by the U.S. or other countries could adversely affect the Company’s search for an Initial Business Combination and any target business with which the Company may ultimately consummate an Initial Business Combination.

Registration Rights

The holders of the founder shares, Private Placement Units and the private placement shares and share rights underlying such Private Placement Units and any Private Placement Units that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Initial Business Combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. On January 21, 2025, the Underwriters partially exercised their over-allotment option in the amount of 1,500,000 Units and forfeited the remaining unexercised balance of 1,125,000 Units.

The Underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $3,800,000 in the aggregate, paid to the Underwriters in cash at the closing of the Initial Public Offering. Additionally, the Underwriters are entitled to a deferred underwriting discount of up to $0.40 per Unit, or up to $7,600,000 in the aggregate (subject to reduction based on the funds remaining in the Trust Account after giving effect to the public shares that are redeemed in connection with the Company’s Initial Business Combination), payable to the Underwriters for deferred underwriting commissions on amounts remaining in the Trust Account after all redemptions by public shareholders have been met. The deferred underwriting discount will become payable to the Underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Deferred Legal Fees

As of March 31, 2026 and December 31, 2025, the Company had a total deferred legal fee of $3,085,000 and $2,450,000, respectively, of which $2,485,000 and $1,850,000, respectively, was related to general matters and $600,000 was related to the Initial Public Offering and charged to offering costs, all of which is to be paid to the Company’s legal advisors upon consummation of its Initial Business Combination. As the settlement or liquidation of amounts of deferred legal fees are not reasonably expected to require the use of current assets or require the creation of current liabilities, the amount is classified as a non-current liability in the accompanying condensed consolidated balance sheets as of March 31, 2026 and December 31, 2025.

Merger Agreement

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into a business combination agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”) that contemplates an all-stock business combination transaction (the “Proposed Business Combination”). Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the existing equity holders of ONE Nuclear at the Closing (as defined below) will be in the form of stock, comprised of newly issued shares of Common Stock (as defined below). The number of shares to be issued at the Closing will be calculated by dividing $1.00 billion by an amount equal to the price at which each HVII Public Share may be redeemed in connection with the Proposed Business Combination. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies. ONE Nuclear is a development stage company, with nominal assets, no operating history or revenue to date and no developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of the S-4 Registration Statement (as defined below) entitled “Risk Factors - Risks Related to ONE Nuclear’s Business and Industry.”

F-13

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

On March 31, 2026, HVII, Merger Sub, and ONE Nuclear entered into an Omnibus Amendment, amending the Business Combination Agreement to extend the Outside Date (as defined in the Business Combination Agreement) from April 30, 2026 to June 30, 2026.

Pursuant to the Business Combination Agreement, the parties thereto will enter into the Proposed Business Combination by which, among other things, (i) the Company will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (the “Domestication”) and (ii) Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear being the surviving entity of the Merger and becoming a direct, wholly owned subsidiary of the Company. Upon closing of the Merger (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), ONE Nuclear will become a direct, wholly owned subsidiary of the Company, and the Company will be a publicly traded company operating under the name “ONE Nuclear.” Following the Closing, the Company’s shares of common stock following the Domestication (“Common Stock”) are expected to trade on Nasdaq under the ticker symbol “ONEN.”

The Closing will occur no later than the third business day following the satisfaction or waiver of all of the closing conditions, or at such other time or in such other manner as agreed upon by the Company and ONE Nuclear in writing.

The obligations of the parties to consummate the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of customary closing conditions set forth in the Business Combination Agreement, including (i) approval of the Transactions by the shareholders of the Company and the equityholders of ONE Nuclear; (ii) the registration statement on Form S-4 (the “S-4 Registration Statement”) having become effective under the Securities Act; (iii) the Company’s shares of Common Stock to be issued in connection with the Transactions will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of Common Stock; (iv) no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect that makes the Merger illegal or otherwise prevents or prohibits the Closing; (v) no Purchaser Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement) will have occurred since the date of the Business Combination Agreement that is continuing; and (vi) the Domestication will have been completed. There is no minimum cash condition or financing condition to Closing.

For more information about the Proposed Business Combination and the Business Combination Agreement, see the Company’s Current Report on Form 8-K filed with the SEC on October 23, 2025.

Note Receivable

On December 19, 2025, the Company (the “Lender”) has agree to loan or advance ONE Nuclear, as defined in Note 6 (the “Borrower”), up to an aggregate principal amount of $300,000 solely to pay expenses incurred in connection with third-party legal, accounting, and audit services, including, without limitation, expenses related to the preparation, filing, and review of the Borrower’s financial statements, regulatory filings, and other related corporate and compliance matters. In consideration of the Lender’s commitment to make available up to $300,000 for advances thereunder, and additionally to compensate the Lender for any and all outstanding advances (including a reasonable rate of interest), the Borrower agreed to pay to the Lender a monthly non-refundable fee equal to $10,000, which fee shall be fully earned by the Lender and paid in-kind in arrears, on the last calendar day of each month until the Maturity Date (as defined below) and on the Maturity Date (to the extent the Maturity Date does not occur on the last calendar day of a month), in each case prorated for any partial period. All outstanding and unpaid obligations shall be payable by the Borrower to the Lender upon the earliest of (the earliest such date, the “Maturity Date”): (i) June 30, 2026 (as extended), (ii) the date upon which all or any part of the obligations have been declared or automatically have become due and payable (whether by acceleration or otherwise); and (iii) the date upon which the Proposed Business Combination (as defined below) between the Borrower and the Lender or any third-party bridge financing, outside financing or similar capital-raising transaction by the Borrower is consummated. The obligations may be prepaid at any time without penalty. As of March 31, 2026 and December 31, 2025, there was $300,000 loaned to ONE Nuclear under this agreement, included in notes receivable in the accompanying condensed consolidated balance sheets.

NOTE 7 - SHAREHOLDERS’ DEFICIT

Preference Shares - The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. As of March 31, 2026 and December 31, 2025, there were 690,000 Class A ordinary shares issued or outstanding, respectively, excluding the 19,000,000 Class A ordinary shares subject to possible redemption as of December 31, 2025.

Class B Ordinary Shares - The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On October 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 founder shares to the Sponsor. On January 10, 2025, the Company issued an additional 958,333 founder shares (up to 125,000 shares of which are subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option was exercised) for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 founder shares (up to 875,000 of which were subject to forfeiture by the holders thereof depending on the extent to which the Underwriters’ option to purchase additional units was exercised). On January 21, 2025, the Underwriters partially exercised their over-allotment option in the amount of 1,500,000 Units and forfeited the remaining unexercised balance of 1,125,000 Units, resulting in the forfeiture of 375,000 founder shares. As of March 31, 2026 and December 31, 2025, there were 6,333,333 Class B ordinary shares issued or outstanding, respectively.

F-14

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustments as provided in the Company’s amended and restated memorandum and articles of association.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s Initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the Initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the Initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Share Rights - Except in cases where the Company is not the surviving company in the Initial Business Combination, each holder of a share right will automatically receive one-twelfth (1/12) of one Class A ordinary share upon consummation of its Initial Business Combination. The Company will not issue fractional shares in connection with an exchange of share rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of its Initial Business Combination, each holder of a share right will be required to affirmatively convert his, her or its share rights in order to receive the one-twelfth (1/12) of one Class A ordinary share underlying each share right upon consummation of its Initial Business Combination. If the Company is unable to complete its Initial Business Combination within the required time period and the Company will redeem the public shares for the funds held in the Trust Account, holders of share rights will not receive any of such funds for their share rights and the share rights will expire worthless.

NOTE 8 - FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

F-15

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

The fair value of the share rights as of January 21, 2025 issued in the Initial Public Offering was $1,577,000, or $0.083 per share right. The share rights issued in the Initial Public Offering have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the share rights issued in the Initial Public Offering:

January 21, 2025
Underlying share price	$9.91
Pre-adjusted value per Share Right	$0.83
Market adjustment(1)	10.0%
Fair value per Share Right	$0.083

(1)	Market adjustment reflects additional factors not fully captured by low volatility selection, which may include likelihood of the Initial Business Combination occurring, market perception of lack of available or suitable targets, or possible post-acquisition decline of stock price prior to beginning of the exercise period. The adjustment is determined by comparing traded right prices to simulated model outputs. The market adjustment was determined by calibrating traded share rights prices as of the valuation dates.

NOTE 9 - SEGMENT REPORTING

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the condensed consolidated statements of operations as net income or loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

	March 31, 2026	December 31, 2025
Cash	$323,217	$984,245
Cash held in the Trust Account	$198,568,274	$196,958,306

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$1,096,944	$489,035
Interest earned on cash held in the Trust Account	$1,668,676	$1,494,489

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete the Initial Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the condensed consolidated statements of operations and described within their respective disclosures.

NOTE 10 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. The Company has concluded that all such events and transactions that would require adjustment or disclosure in the unaudited condensed consolidated financial statements have been recognized or disclosed.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Hennessy Capital Investment Corp. VII:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hennessy Capital Investment Corp. VII (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from September 27, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from September 27, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The Company assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation – Going Concern”. The Company has until January 21, 2027 (absent any extensions of such period by the Company’s shareholders) to consummate an initial business combination. While the Company intends to complete a business combination before the mandatory liquidation date, it is uncertain that the Company will be able to consummate an initial business combination by that time. If an initial business combination is not consummated by that date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 21, 2027.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 6, 2026

PCAOB Number 100

F-17

HENNESSY CAPITAL INVESTMENT CORP. VII

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash	$984,245	$20,005
Note receivable	300,000	—
Prepaid expenses	18,021	20,829
Short-term prepaid insurance	24,063	—
Total current assets	1,326,329	40,834
Deferred offering costs	—	952,432
Cash held in the Trust Account	196,958,306	—
Total Assets	$198,284,635	$993,266

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$226,953	$33,366
Accrued offering costs	100,000	456,062
Promissory note – related party	—	76,790
Total current liabilities	326,953	566,218
Deferred legal fees	2,450,000	450,000
Deferred underwriting fee payable	7,600,000	—
Total Liabilities	10,376,953	1,016,218

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 19,000,000 and 0 shares at redemption value of $10.37 and $0 per share at December 31, 2025 and 2024, respectively	196,958,306	—

Shareholders’ Deficit

Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 690,000 and 0 issued and outstanding (excluding 19,000,000 and 0 shares subject to possible redemption) at December 31, 2025 and 2024, respectively	69	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,333,333 and 6,708,333 shares issued and outstanding(1)(2) at December 31, 2025 and 2024, respectively	633	671
Additional paid-in capital	—	24,329
Accumulated deficit	(9,051,326)	(47,952)
Total Shareholders’ Deficit	(9,050,624)	(22,952)
Total Liabilities and Shareholders’ Deficit	$198,284,635	$993,266

(1)	As of December 31, 2024, this amount includes up to 875,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 5). Subsequently, on January 21, 2025, the Underwriters partially exercised their over-allotment option in the amount of 1,500,000 Units and forfeited the remaining unexercised balance of 1,125,000 Units.
(2)	On January 10, 2025, the Company issued an additional 958,333 founder shares for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 founder shares (Note 7). All share and per share data have been retrospectively presented.

The accompanying notes are an integral part of the consolidated financial statements.

F-18

HENNESSY CAPITAL INVESTMENT CORP. VII

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,	For the Period from September 27, 2024 (Inception) Through December 31,
	2026	2024
General and administrative costs	$3,656,556	$47,952
Loss from operations	(3,656,556)	(47,952)

Other income:
Interest earned on cash equivalents	50,950	—
Interest earned on cash held in the Trust Account	7,293,022	—
Total other income	7,343,972	—

Net income	$3,687,416	$(47,952)

Weighted average shares outstanding of redeemable Class A ordinary shares, basic and diluted	17,906,849	—
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.15	$—
Weighted average shares outstanding of non-redeemable Class A ordinary shares, basic and diluted	650,301	—
Basic and diluted net income per ordinary share, non-redeemable Class A ordinary shares	$0.15	$—
Weighted average shares outstanding, Class B ordinary shares, basic and diluted	6,304,566	5,833,333
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.15	$(0.01)

The accompanying notes are an integral part of the consolidated financial statements.

F-19

HENNESSY CAPITAL INVESTMENT CORP. VII

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025 AND

FOR THE PERIOD FROM SEPTEMBER 27, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — September 27, 2024 (inception)	—	$—	—	$—	$—	$—	$—

Class B ordinary shares issued to Sponsor	—	—	6,708,333	671	24,329	—	25,000

Net loss	—	—	—	—	—	(47,952)	(47,952)

Balance — December 31, 2024	—	—	6,708,333	671	$24,329	$(47,952)	$(22,952)

Sale of 690,000 Private Placement Units	690,000	69	—	—	6,899,931	—	6,900,000

Fair value of public Share Rights at issuance	—	—	—	—	1,577,000	—	1,577,000

Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(148,727)	—	(148,727)

Forfeiture of founder shares	—	—	(375,000)	(38)	38	—	—

Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,352,571)	(12,690,790)	(21,043,361)

Net income	—	—	—	—	—	3,687,416	3,687,416

Balance – December 31, 2025	690,000	$69	6,333,333	$633	$—	$(9,051,326)	$(9,050,624)

The accompanying notes are an integral part of the consolidated financial statements.

F-20

HENNESSY CAPITAL INVESTMENT CORP. VII

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,	For the Period from September 27, 2024 (Inception) Through December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$3,687,416	$(47,952)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(7,293,022)	—
Changes in operating assets and liabilities:
Note receivable	(300,000)	—
Prepaid expenses	2,808	(20,829)
Prepaid insurance	(24,063)	—
Accounts payable and accrued expenses	193,587	33,366
Deferred legal fees	1,850,000	—
Net cash used in operating activities	(1,883,274)	(35,415)

Cash flows from investing activities:
Investment of cash into Trust Account	(190,000,000)	—
Cash withdrawn from Trust Account for working capital purposes	334,716	—
Net cash used in investing activities	(189,665,284)	—

Cash flows from financing activities:
Proceeds from issuance of founder shares	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	186,200,000	—
Proceeds from sale of Private Placement Units	6,900,000	—
Proceeds from promissory note - related party	33,203	76,790
Repayment of promissory note - related party	(109,993)	—
Payment of deferred offering costs	(510,412)	(46,370)
Net cash provided by financing activities	192,512,798	55,420

Net change in cash	964,240	20,005
Cash, beginning of the period	20,005	—
Cash, end of the period	$984,245	$20,005

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$100,000	$—
Deferred offering costs included in deferred legal fees	$150,000	$450,000
Deferred offering costs included in accrued offering costs	$—	$456,062
Deferred underwriting fee payable	$7,600,000	$—
Forfeiture of founder shares	$38	$—

The accompanying notes are an integral part of the consolidated financial statements.

F-21

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Hennessy Capital Investment Corp. VII (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 27, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Initial Business Combination”). The Company has one wholly-owned subsidiary that was formed on October 22, 2025, Solis Merger Sub LLC, a Delaware corporation (“Merger Sub”).

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from September 27, 2024 (inception) through December 31, 2025, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), as described below and, subsequent to the Initial Public Offering, identifying and completing a suitable Initial Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on January 16, 2025. On January 21, 2025, the Company consummated the Initial Public Offering of 19,000,000 units (the “Units”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $190,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share and one right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination (“Share Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 690,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,900,000, which is described in Note 4. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by HC VII Sponsor LLC, the Company’s sponsor (the “Sponsor”), and an aggregate of 190,000 Private Placement Units were purchased by the underwriters of the Initial Public Offering (collectively, the “Underwriters”): Cohen & Company Capital Markets, a division of J.V.B Financial Group, LLC (133,000); Clear Street LLC (28,500); and Loop Capital Markets LLC (28,500). The Private Placement Units are identical to the Units sold in the Initial Public Offering, except that (i) the Private Placement Units (and the Class A ordinary shares (the “private placement shares”) and share rights underlying the Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights) may not be transferred, assigned or sold, subject to certain limited exceptions, until 30 days after the completion of its Initial Business Combination and (ii) the holders of the Private Placement Units are entitled to certain registration rights in respect thereof (and with respect to the private placement shares and share rights underlying such Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights).

Transaction costs of the Initial Public Offering amounted to $12,656,782, consisting of $3,800,000 of cash underwriting fee, $7,600,000 of deferred underwriting fee and $1,256,782 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Units, although substantially all of the net proceeds are intended to be generally applied toward consummating an Initial Business Combination (less deferred underwriting commissions).

The Company’s Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

F-22

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Following the closing of the Initial Public Offering on January 21, 2025, an amount of $190,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in the trust account (the “Trust Account”), located in the United States, with Odyssey Transfer and Trust Company acting as trustee. The funds will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, and/or (ii) deposited in an interest-bearing demand deposit account at a U.S.-chartered commercial bank with consolidated assets of $50 billion or more. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on the management team’s ongoing assessment of all factors related to the Company’s potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing account until the earlier of consummation of the Company’s Initial Business Combination or liquidation of the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to fund its working capital requirements, subject to an annual limit of 5.0%, and to pay its taxes, other than excise taxes, if any, (“permitted withdrawals”) and up to $100,000 of interest to pay dissolution expenses, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s Initial Business Combination, (ii) the redemption of the Company’s Class A ordinary shares sold as part of the Units in the Initial Public Offering (the “public shares”) if the Company is unable to complete its Initial Business Combination within 24 months from the closing of the Initial Public Offering or by such earlier liquidation date as the Company’s board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with its Initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated its Initial Business Combination within the Completion Window or (B) with respect to any other provisions relating to shareholders’ rights or pre-Initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of its Initial Business Combination either in connection with a general meeting called to approve the Initial Business Combination or by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an Initial Business Combination, including interest earned on the funds held in the Trust Account (less permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations.

The Class A ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

F-23

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company will have only the duration of the Completion Window to complete the Initial Business Combination. However, if the Company is unable to complete the Initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less the amount of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares of the Company (“founder shares”), private placement shares and public shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and private placement shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private placement shares if the Company fails to complete the Initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares or private placement shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would not be voted in favor of approving the Initial Business Combination) in favor of the Initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Initial Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Liquidity and Going Concern

As of December 31, 2025, the Company had cash and cash equivalents of $984,245 and working capital of $999,376. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The Company assessed going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation – Going Concern”. The Company has until January 21, 2027 (absent any extensions of such period by the Company’s shareholders) to consummate an Initial Business Combination. While the Company intends to complete an Initial Business Combination before the mandatory liquidation date, it is uncertain that the Company will be able to consummate an Initial Business Combination by that time. If an Initial Business Combination is not consummated by that date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should an Initial Business Combination not occur, and potential subsequent dissolution, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 21, 2027.

F-24

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $984,245 and $20,005 in cash and had no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash Held in Trust Account

Following the closing of the Initial Public Offering on January 21, 2025, an amount of $190,000,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Rights was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Articles (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-Initial Business Combination activity; or (iii) absent an Initial Business Combination within the Combination Period, the return of the funds held in the Trust Account to the public shareholders as part of redemption of the public shares. As of December 31, 2025, the assets held in the Trust Account of $196,958,306 were held in an interest bearing deposit account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

F-25

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Deferred Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds, on January 21, 2025, from the Units between Class A ordinary shares and share rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the share rights and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the share rights included in the Units and Private Placement Units were charged to shareholders’ deficit because the share rights included in the Units and Private Placement Units, after management’s evaluation, were accounted for under equity treatment. As of December 31, 2025 and 2024, the Company has $0 and $952,432, respectively, in deferred offering costs as recorded on the accompanying consolidated balance sheets.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Share Rights

The Company accounted for the share rights issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and classified the share rights under equity treatment at its assigned values.

Class A Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheet. As of December 31, 2024, there were no Class A ordinary shares subject to possible redemption. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the consolidated balance sheet are reconciled in the following table:

Gross proceeds	$190,000,000
Less:
Proceeds allocated to Share Rights	(1,577,000)
Class A ordinary shares issuance costs	(12,508,055)
Plus:
Remeasurement of carrying value to redemption value	21,043,361
Class A ordinary shares subject to possible redemption, December 31, 2025	$196,958,306

F-26

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture, through the date of the Initial Public Offering. At December 31, 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2025			For the Period from September 27, 2024 (Inception) Through December 31, 2024
	Non-Redeemable	Redeemable		Non-Redeemable	Redeemable
	Class A	Class A	Class B	Class A	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$96,451	$2,655,891	$935,074	$—	$—	$(47,952)
Denominator:
Basic and diluted weighted average shares outstanding	650,301	17,906,849	6,304,566	—	—	5,833,333
Basic and diluted net income (loss) per ordinary share	$0.15	$0.15	$0.15	$—	$—	$(0.01)

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the consolidated statements of operations.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on January 21, 2025, the Company sold 19,000,000 Units, which includes the partial exercise by the Underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one Share Right entitling the holder thereof to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination.

F-27

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Underwriters purchased an aggregate of 690,000 Private Placement Units, each Private Placement Unit consisting of one Class A ordinary share and one Share Right to receive one-twelfth (1/12) of one Class A ordinary share upon the consummation of an Initial Business Combination, at a price of $10.00 per Private Placement Unit, or $6,900,000 in the aggregate, in a private placement. Of the 690,000 Private Placement Units, 500,000 Private Placement Units were purchased by the Sponsor, and an aggregate of 190,000 Private Placement Units were purchased by the Underwriters: Cohen & Company Capital Markets (133,000); Clear Street LLC (28,500); and Loop Capital Markets LLC (28,500).

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that, (i) so long as they are held by the Sponsor, the Underwriters or their permitted transferees, the Private Placement Units (including the private placement shares and share rights underlying the Private Placement Units and the Class A ordinary shares issuable upon conversion of the underlying share rights) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Initial Business Combination and (ii) the holders of Private Placement Units are entitled to certain registration rights in respect thereof (and with respect to the private placement shares and share rights underlying such Private Placement Units and the Class A ordinary shares issuable upon conversion of the share rights).

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the Initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and private placement shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the Initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private placement shares if the Company fails to complete the Initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares or private placement shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Initial Business Combination) in favor of the Initial Business Combination.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On October 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 founder shares to the Sponsor. On January 10, 2025, the Company issued an additional 958,333 founder shares (up to 125,000 shares of which were subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option is exercised) for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 founder shares (up to 875,000 of which are subject to forfeiture by the holders thereof depending on the extent to which the Underwriters’ option to purchase additional Units is exercised). All share and per share data have been retrospectively presented. On January 21, 2025, the Underwriters partially exercised their over-allotment option and forfeited the unexercised balance. As a result of the partial exercise and the subsequent forfeiture of the over-allotment option by the Underwriters, 500,000 founder shares are no longer subject to forfeiture and 375,000 founder shares were forfeited, resulting in the Sponsor (after giving effect to the founder share transfers described below) holding 5,203,333 founder shares.

On December 1, 2024 and January 1, 2025, the Sponsor transferred 250,000 and 750,000 founder shares to each of Nicholas Geeza, the Company’s Executive Vice President, Chief Financial Officer (“CFO”) and Secretary, and Thomas Hennessy, the Company’s President and Chief Operating Officer (“COO”), respectively. The founder shares were transferred for total consideration of $0.004 per share, or $1,000 and $3,000, respectively, due to the Sponsor. On December 19, 2024, the Sponsor transferred an aggregate of 130,000 founder shares to its independent directors, for total consideration of $0.004 per share, or $520, due to the Sponsor. The founder shares are automatically forfeited back to the Sponsor if the holder of such founder shares is no longer providing services to the Company prior to the Initial Business Combination. The sale of the founder shares to the Company’s CFO, COO, and its independent directors, are in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 1,130,000 shares granted to the Company’s CFO, COO, and its independent directors was $1,118,700, or $0.99 per share. The founder shares were granted subject to a performance condition (i.e., providing services through the Company’s Initial Business Combination). Compensation expense related to the founder shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance.

F-28

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) 180 days after the completion of the Company’s Initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”).

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $250,000 to be used for a portion of the expenses of the Initial Public Offering (the “Promissory Note”). The Promissory Note is non-interest bearing, unsecured and due at the earlier of March 31, 2025 or the closing of the Initial Public Offering. During the year ended December 31, 2024, the Company had borrowed $76,790 under the Promissory Note. On January 21, 2025, the Company repaid the total outstanding balance of the Promissory Note amounting to $109,994. As of December 31, 2025 and 2024, the Company had $0 and $76,790, respectively, outstanding balance under the Promissory Note. No further borrowings are available under the Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans. In the event that an Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,500,000 of such Working Capital Loans may be convertible into Private Placement Units of the post Initial Business Combination entity at a price of $10.00 per Unit at the option of the lender. As of December 31, 2025 and 2024, no such Working Capital Loans were outstanding.

Administrative Services Agreement and Payments to Officer and Consultants

The Company entered into an agreement with the Sponsor, commencing on January 17, 2025 through the earlier of the Company’s consummation of an Initial Business Combination and its liquidation, to pay an aggregate of $15,000 per month for office space, utilities, and secretarial and administrative support services, which amount increased to $25,000 per month beginning September 1, 2025. For the year ended December 31, 2025, the Company incurred and paid $327,097 administrative services fees.

The Company entered into an agreement with its Chief Financial Officer, commencing on January 17, 2025, to pay an aggregate of $10,000 per month for services prior to the consummation of the Company’s Initial Business Combination or until the Company’s liquidation. For the year ended December 31, 2025, the Company incurred and paid $114,839, under this agreement with the Chief Financial Officer. The Company has agreed to pay consulting and advisory fees of $11,000 per month, with a discretionary annual bonus of up to $25,000, to an affiliate of the Sponsor for services related to the execution and consummation of an Initial Business Combination, which payments commenced in September 2025. An aggregate of approximately $42,068 was charged to operations for the year ended December 31, 2025 for such consulting and advisory services. In addition, in January 2025, the Company began to compensate a Vice President of the Company $16,500 per month, with a discretionary annual bonus of up to $165,000, for her services. An aggregate of approximately $212,258, was charged to operations for the year ended December 31, 2025, for such services. For the period from September 27, 2024 (inception) through December 31, 2024, the Company did not incur any fees for these services.

F-29

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the Israel-Hamas war and the conflict between the United States and Israel and Iran, as well as recent developments to U.S. tariff policies. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the U.S., the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia, the Israel-Hamas war, the conflict between the United States and Israel and Iran and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas war, and the conflict between the United States and Israel and Iran and subsequent sanctions or related actions or the ongoing trade and tariff policy changes by the U.S. or other countries could adversely affect the Company’s search for an Initial Business Combination and any target business with which the Company may ultimately consummate an Initial Business Combination.

Registration Rights

The holders of the founder shares, Private Placement Units and the private placement shares and share rights underlying such Private Placement Units and any Private Placement Units that may be issued upon conversion of the Working Capital Loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Initial Business Combination. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,625,000 Units to cover over-allotments, if any. On January 21, 2025, the Underwriters partially exercised their over-allotment option in the amount of 1,500,000 Units and forfeited the remaining unexercised balance of 1,125,000 Units.

The Underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $3,800,000 in the aggregate, paid to the Underwriters in cash at the closing of the Initial Public Offering. Additionally, the Underwriters are entitled to a deferred underwriting discount of up to $0.40 per Unit, or up to $7,600,000 in the aggregate (subject to reduction based on the funds remaining in the Trust Account after giving effect to the public shares that are redeemed in connection with the Company’s Initial Business Combination), payable to the Underwriters for deferred underwriting commissions on amounts remaining in the Trust Account after all redemptions by public shareholders have been met. The deferred underwriting discount will become payable to the Underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

F-30

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Deferred Legal Fees

As of December 31, 2025, the Company had a total deferred legal fee of $2,450,000, of which $1,850,000 was related to general matters and $600,000 was related to the Initial Public Offering and charged to offering costs, all of which is to be paid to the Company’s legal advisors upon consummation of its Initial Business Combination. As of December 31, 2024, the Company had a total deferred legal fee of $450,000, all of which was related to the Initial Public Offering and charged to offering costs. As the settlement or liquidation of amounts of deferred legal fees are not reasonably expected to require the use of current assets or require the creation of current liabilities, the amount is classified as a non-current liability in the accompanying consolidated balance sheets as of December 31, 2025 and 2024.

Merger Agreement

On October 22, 2025, HVII, Merger Sub and ONE Nuclear entered into a business combination agreement (as may be amended or supplemented from time to time, the “Business Combination Agreement”), which contemplates an all-stock business combination transaction and aggregate consideration of $1.0 billion payable to the ONE Nuclear Members. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies. ONE Nuclear is a development stage entity, with de minimis assets, no historic business operations and no revenues or developments currently under construction, and investors and potential investors should consider the financial constraints, uncertainties and risks described in the section of the S-4 Registration Statement entitled “Risk Factors — Risks Related to ONE Nuclear’s Business and Industry.”

Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction by which, among other things, (i) the Company will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (the “Domestication”) and (ii) Merger Sub will merge with and into ONE Nuclear (the “Merger”), with ONE Nuclear being the surviving entity of the Merger and becoming a direct, wholly owned subsidiary of the Company. Upon closing of the Merger (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), ONE Nuclear will become a direct, wholly owned subsidiary of the Company, and the Company will be a publicly traded company operating under the name “ONE Nuclear.” Following the Closing, the Company’s shares of common stock following the Domestication (“Common Stock”) are expected to trade on Nasdaq under the ticker symbol “ONEN.”

The Closing will occur no later than the third business day following the satisfaction or waiver of all of the closing conditions, or at such other time or in such other manner as agreed upon by the Company and ONE Nuclear in writing.

The obligations of the parties to consummate the Merger and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of customary closing conditions set forth in the Business Combination Agreement, including (i) approval of the Transactions by the shareholders of the Company and the equityholders of ONE Nuclear; (ii) the registration statement on Form S-4 (the “Registration Statement”) having become effective under the Securities Act; (iii) the Company’s shares of Common Stock to be issued in connection with the Transactions will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of Common Stock; (iv) no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect that makes the Merger illegal or otherwise prevents or prohibits the Closing; (v) no Purchaser Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement) will have occurred since the date of the Business Combination Agreement that is continuing; and (vi) the Domestication will have been completed. There is no minimum cash condition or financing condition to Closing.

For more information about the Proposed Business Combination and the Business Combination Agreement, see the Company’s Current Report on Form 8-K filed with the SEC on October 23, 2025.

Note Receivable

On December 19, 2025, the Company (the “Lender”) has agree to loan or advance ONE Nuclear, as defined in Note 6 (the “Borrower”), up to an aggregate principal amount of $300,000 solely to pay expenses incurred in connection with third-party legal, accounting, and audit services, including, without limitation, expenses related to the preparation, filing, and review of the Borrower’s financial statements, regulatory filings, and other related corporate and compliance matters. In consideration of the Lender’s commitment to make available up to $300,000 for advances thereunder, and additionally to compensate the Lender for any and all outstanding advances (including a reasonable rate of interest), the Borrower agrees to pay to the Lender a monthly non-refundable fee equal to $10,000 (the “Commitment Fee”), which fee shall be fully earned by the Lender and paid in-kind in arrears, on the last calendar day of each month until the Maturity Date (as defined below) and on the Maturity Date (to the extent the Maturity Date does not occur on the last calendar day of a month), in each case prorated for any partial period. All outstanding and unpaid obligations shall be payable by the Borrower to the Lender upon the earliest of (the earliest such date, the “Maturity Date”) (i) March 31, 2026, (ii) the date upon which all or any part of the Obligations have been declared or automatically have become due and payable (whether by acceleration or otherwise); and (iii) the date upon which the Proposed Business Combination (as defined below) between the Borrower and the Lender or any third-party bridge financing, outside financing or similar capital-raising transaction by the Borrower is consummated (each, a “Specified Financing”). The Obligations may be prepaid at any time without penalty. As of December 31, 2025, there was $300,000 loaned to ONE Nuclear under this agreement, included in note receivable in the accompanying consolidated balance sheet.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2025 and 2024, there were 690,000 and 0 Class A ordinary shares issued or outstanding, respectively, excluding the 19,000,000 Class A ordinary shares subject to possible redemption as of December 31, 2025.

Class B Ordinary Shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each. On October 8, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, for which the Company issued 5,750,000 founder shares to the Sponsor. On January 10, 2025, the Company issued an additional 958,333 founder shares (up to 125,000 shares of which are subject to forfeiture depending on the extent to which the Underwriters’ over-allotment option was exercised) for no additional consideration, resulting in the Sponsor holding a total of 6,708,333 founder shares (up to 875,000 of which were subject to forfeiture by the holders thereof depending on the extent to which the Underwriters’ option to purchase additional units was exercised). On January 21, 2025, the Underwriters partially exercised their over-allotment option in the amount of 1,500,000 Units and forfeited the remaining unexercised balance of 1,125,000 Units, resulting in the forfeiture of 375,000 founder shares. As of December 31, 2025 and 2024, there were 6,333,333 and 6,708,333 Class B ordinary shares issued or outstanding, respectively.

F-31

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the Initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the Underwriters’ over-allotment option and excluding the private placement shares), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any private placement-equivalent shares issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an Initial Business Combination; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Company’s amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s Initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the Initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the Initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Share Rights — Except in cases where the Company is not the surviving company in the Initial Business Combination, each holder of a share right will automatically receive one-twelfth (1/12) of one Class A ordinary share upon consummation of its Initial Business Combination. The Company will not issue fractional shares in connection with an exchange of share rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of its Initial Business Combination, each holder of a share right will be required to affirmatively convert his, her or its share rights in order to receive the one-twelfth (1/12) of one Class A ordinary share underlying each share right upon consummation of its Initial Business Combination. If the Company is unable to complete its Initial Business Combination within the required time period and the Company will redeem the public shares for the funds held in the Trust Account, holders of share rights will not receive any of such funds for their share rights and the share rights will expire worthless.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

F-32

HENNESSY CAPITAL INVESTMENT CORP. VII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The fair value of the share rights as of January 21, 2025 issued in the Initial Public Offering was $1,577,000, or $0.083 per share right. The share rights issued in the Initial Public Offering have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the share rights issued in the Initial Public Offering:

January 21, 2025
Underlying share price	$9.91
Pre-adjusted value per Share Right	$0.83
Market adjustment(1)	10.0%
Fair value per Share Right	$0.083

(1)	Market adjustment reflects additional factors not fully captured by low volatility selection, which may include likelihood of the Initial Business Combination occurring, market perception of lack of available or suitable targets, or possible post-acquisition decline of stock price prior to beginning of the exercise period. The adjustment is determined by comparing traded right prices to simulated model outputs. The market adjustment was determined by calibrating traded share rights prices as of the valuation dates.

NOTE 9 — SEGMENT REPORTING

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statements of operations as net income or loss. The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

	March 31, 2026	December 31, 2025
Cash	$984,245	$20,005
Cash held in the Trust Account	$196,958,306	$—

	For the Year Ended December 31, 2025	For the Period from September 27, 2024 (Inception) Through December 31, 2024
General and administrative costs	$3,656,556	$47,952
Interest earned on cash held in Trust Account	$7,293,022	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete the Initial Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the consolidated statements of operations and described within their respective disclosures.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. The Company has concluded that all such events and transactions that would require adjustment or disclosure in the consolidated financial statements have been recognized or disclosed.

F-33

ONE NUCLEAR ENERGY LLC

CONDENSED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash	$40,492	$130
Total current assets	40,492	130
TOTAL ASSETS	$40,492	$130

LIABILITIES AND MEMBERS’ DEFICIT
Accounts payable and accrued expenses	$1,371,276	$650,213
Note payable	414,801	300,000
Total current liabilities	1,786,077	950,213
TOTAL LIABILITIES	1,786,077	950,213

COMMITMENTS AND CONTINGENCIES (Note 8)

MEMBERS’ DEFICIT
Membership units, 10,000,000 units authorized, issued and outstanding	100	100
Additional paid-in capital	34,073	25,719
Accumulated deficit	(1,779,758)	(975,902)
Total members’ deficit	(1,745,585)	(950,083)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$40,492	$130

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-34

ONE NUCLEAR ENERGY LLC

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

Operating expenses
General and administrative	$767,070
Loss from operations	(767,070)

Other expenses
Commitment fees	36,786
Total other expenses	36,786

Net loss	$(803,856)

Weighted average number of member units outstanding, basic and diluted	10,000,000
Basic and diluted net loss per number of member units	$(0.08)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-35

ONE NUCLEAR ENERGY LLC

CONDENSED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

	Membership Interests		Additional	Accumulated
	Units	Amount	Paid-in Capital	deficit	Total
Balance, December 31, 2025	10,000,000	$100	$25,719	$(975,902)	$(950,083)
Equity-based compensation	-	-	8,354	-	8,354
Net loss	-	-	-	(803,856)	(803,856)
Balance, March 31, 2026	10,000,000	$100	$34,073	$(1,779,758)	$(1,745,585)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-36

ONE NUCLEAR ENERGY LLC

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(803,856)
Adjustments to reconcile net loss to net cash used in operations:
Equity-based compensation	8,354
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	721,063
CASH USED IN OPERATING ACTIVITIES	(74,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	114,801
CASH PROVIDED BY FINANCING ACTIVITIES	114,801

NET CHANGE IN CASH	40,362
Cash, beginning of period	130
Cash, end of period	$40,492

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-37

ONE NUCLEAR ENERGY LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

One Nuclear Energy LLC (“ONE Nuclear,” “the Company,” or “ONE”) was formed on February 10, 2025 (inception) under the laws of Delaware to engage as a development stage Independent Power Producer (“IPP”). The Company is structured to develop, own, and operate a portfolio of behind-the-meter (BTM) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. By combining the rapid deployment capabilities of high-efficiency natural gas generation with the long-term decarbonization and baseload potential of advanced Small Modular Reactors (SMRs), ONE Nuclear will offer a differentiated, dual-phase infrastructure solution tailored to the inelastic demand of hyperscale artificial intelligence (AI) data centers and critical industrial facilities. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants, and critical-infrastructure customers.

Basis of Presentation

The accompanying condensed financial statements of the Company as of March 31, 2026 and December 31, 2025, have been prepared in accordance with GAAP issued by the Financial Accounting Standards Board (“FASB”). The accompanying condensed financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented. References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Comparative information for the period February 10, 2025 (inception) through March 31, 2025 has been omitted as there were no related party transactions, activity or balances during the period, as such information would not be meaningful.

Business Combination Agreement

On October 22, 2025, Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company, with limited liability (the “Purchaser” or “HVII”), Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”), and ONE Nuclear Energy, LLC, entered into a business combination agreement (the “Business Combination Agreement”) which contemplates an all-stock business combination transaction and aggregate consideration of $1.0 billion payable to the ONE Nuclear Members (See Note 8). ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies.

NOTE 2 – GOING CONCERN

The Company’s only sources of liquidity have been cash from financing activities. The Company had an operating loss of $803,856 for the three months ended March 31, 2026, and a working capital deficit of $1,745,585. Cash held as of March 31, 2026 was $40,492.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

F-38

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these unaudited condensed financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, and expenses. Actual results may differ from such estimates, judgments, and assumptions.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

For the three months ended March 31, 2026, the Company recorded significant estimates related to equity-based compensation expense, including assumptions used in determining the fair value of equity awards. Changes in these assumptions or differences between estimated and actual outcomes could result in material adjustments to equity-based compensation expense in future periods.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits with financial institutions with original maturities of three months or less. At March 31, 2026 and December 31, 2025, cash totaled $40,492 and $130, respectively. There were no cash equivalents held during either period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include unpaid vendor invoices and accrued professional services owed totaling $1,371,276 and $650,213 at March 31, 2026 and December 31, 2025, respectively.

Operating Expenses

Operating expenses consist primarily of professional fees, consulting, legal, and general administrative costs. Total operating expenses for the three months ended March 31, 2026 were $767,070. During the period from February 10, 2025 (inception) through March 31, 2025, the Company incurred no operating expenses.

F-39

Income Taxes (ASC 740)

The Company is treated as a pass-through entity for U.S. federal income tax purposes. Accordingly, no provision for income taxes has been recorded, as taxable income or losses are included in the Company Member’s tax return.

Management has evaluated uncertain tax positions under ASC 740-10 and determined no liabilities for unrecognized tax benefits are required.

Fair Value Measurements (ASC 820)

The Company measures certain assets and liabilities at fair value using a three-level hierarchy based on observability of inputs. As of March 31, 2026 and December 31, 2025, the Company held no assets or liabilities measured at fair value.

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

Equity-based compensation (ASC 718)

The Company grants equity-classified awards, including, membership units, to directors, and consultants. The Company accounts for equity-based compensation arrangements granted to employees in accordance with ASC 718, Stock Compensation, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The fair value of the membership units was determined using a Black-Scholes model, which incorporated assumptions including enterprise value, discount rates, expected volatility, lack of marketability, and other relevant factors. These assumptions include the Company’s enterprise value, expected volatility, and adjustments for lack of marketability, among other relevant factors. The expected term of the awards is estimated using the simplified method, which management believes is appropriate given the lack of sufficient historical exercise data.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”). The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that is also reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets when evaluating the Company’s performance and making key decisions regarding resource allocation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recently Adopted Accounting Standards

There were no new accounting standards adopted during the three months ended March 31, 2026 and the year ended December 31, 2025 that had a material impact on the Company’s unaudited condensed consolidated financial statements.

Accounting Standards Not Yet Adopted

On November 4, 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), requiring additional disclosure of the nature of expenses included in the statements of operations. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the statement of operations as well as disclosures about selling expenses. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

	March 31, 2026	December 31, 2025
Professional fees	$309,651	$191,652
Officers’ compensation	523,378	-
Legal expenses	451,225	423,001
Other accrued liabilities	87,022	35,560
	$1,371,276	$650,213

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NOTE 5 – PROMISSORY NOTE

Promissory Note - Hennessy Capital Investment Corp.

On December 19, 2025, the Company entered into a Promissory Note with Hennessy Capital Investment Corp. VII (the “Lender”) providing for loan advances up to an aggregate principal amount of $300,000. The proceeds from these advances are restricted solely for the payment of third-party legal, accounting and audit services. Certain Company Members have provided personal guarantees of the Company’s obligations under the Promissory Note.

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $10,000. This fee is paid in-kind in arrears on the last calendar day of each month. The Company is not required to make cash payments on these capitalized fees until the Maturity Date. The outstanding principal and fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) the acceleration of the obligations due to an Event of Default, or (iii) the consummation of a business combination between the Company and the Lender or another specified capital-raising transaction.

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment, amending the Promissory Note to extend the Maturity Date from March 31, 2026 to June 30, 2026.

As of March 31, 2026 and December 31, 2025, the outstanding balance under the Promissory Note was $333,871 and $303,871, respectively. For both periods, these balances consist of $300,000 in principal advances, which are included in note payable on the accompanying balance sheets. Additionally, the balances include pro-rated commitment fees of $33,871 and $3,871 for the respective periods, which are included in accounts payable and accrued liabilities on the accompanying balance sheets.

Promissory Note - B. Riley

On February 18, 2026, the Company entered into a Promissory Note with B. Riley Principal Capital, LLC providing for loan advances up to an aggregate principal amount of $150,000. The proceeds from these advances are restricted solely to pay reasonable expenses to advance the Company’s business, primarily including third-party consultants and expenses related to the contemplated business combination with Hennessy Capital Investment Corp. VII (such accounting, audit, regulatory filings, and the like).

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $5,000. This fee is fully earned and paid in-kind in arrears on the last calendar day of each month (pro-rated for partial periods), effectively capitalizing into the aggregate outstanding principal balance. Cash payments for these capitalized fees are not required until the Maturity Date. The outstanding principal and capitalized fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) acceleration of the obligations due to an Event of Default, (iii) the consummation of the business combination with Hennessy Capital Investment Corp. VII or another specified financing transaction, or (iv) the termination of the Hennessy business combination. As of March 31, 2026, the Maturity Date has been extended through June 30, 2026, and is since due upon demand.

As of March 31, 2026, the outstanding balance under the Promissory Note was $121,587. This amount consists of $114,801 in principal advances, which is included in note payable on the accompanying balance sheet and $6,786 in pro-rated commitment fees, which is included in accounts payable and accrued liabilities on the accompanying balance sheet.

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NOTE 6 – MEMBERS’ DEFICIT

The Company is a limited liability company with 10,000,000 member units authorized, issued and outstanding. All profits and losses are allocated to the Company Members.

NOTE 7 – EQUITY-BASED COMPENSATION

The Company accounts for equity-based compensation arrangements in accordance with ASC 718, Compensation - Stock Compensation. Equity-based compensation expense is recognized for equity awards issued to employees and non-employee service providers in exchange for services.

During the three months ended March 31, 2026, the Company issued membership units to certain service providers in exchange for services rendered. No membership units were issued during the period from February 10, 2025 (inception) through March 31, 2025. The membership units are classified as equity-settled awards. Compensation cost is measured at the grant-date fair value of the membership units issued.

The fair value of the membership units was determined using an invested capital model, which incorporated assumptions including enterprise value, discount rates, expected volatility, lack of marketability, and other relevant factors.

For awards that were fully vested upon issuance, the Company recognized compensation expense immediately. For awards subject to service-based vesting conditions, the Company recognizes compensation expense on a straight-line basis over the requisite service period, which represents the period over which the related services are expected to be provided. The Company accounts for forfeitures as they occur.

Equity-based compensation expense related to the issuance of membership units was $8,354 for the three months ended March 31, 2026 and is included in general and administrative expense in the accompanying unaudited condensed statement of operations. The issuance of membership units for services resulted in an increase to members’ capital and did not involve the use of cash.

As of March 31, 2026, total unrecognized compensation cost related to unvested membership units was $33,973, which is expected to be recognized over a weighted-average period of 2.1 years.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On October 22, 2025, HVII, a Cayman Islands exempted company, with limited liability, the Merger Sub, and the Company, entered into a Business Combination Agreement which contemplates an all-stock business combination transaction and aggregate consideration of $1.0 billion payable to the ONE Nuclear Members. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies (see Note 1).

The Domestication

Subject to satisfaction or waiver of the closing conditions of the Business Combination Agreement (as described below), prior to the Closing on the Closing Date, the following events will occur in connection with the Purchaser changing its jurisdiction of organization from the Cayman Islands to Delaware:

(a) each then issued and outstanding Class B ordinary share of the Purchaser, par value $0.0001 per share (each a “Class B Ordinary Share”), will convert (the “Sponsor Share Conversion”) automatically, on a one-for-one basis, into one Class A ordinary share of the Purchaser, par value $0.0001 per share (each a “Class A Ordinary Share”);

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(b) immediately after the Sponsor Share Conversion, the Purchaser will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and

(c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of the Purchaser, par value $0.0001 per share (“Common Stock”), (ii) each then issued and outstanding right of the Purchaser will convert automatically into a right to acquire one-twelfth (1/12) of one share of Common Stock at Closing (each a “Domesticated Company Right”), and (iii) each then issued and outstanding membership unit of the Company will be cancelled and one share of Common Stock and one Domesticated Company Right will be issued in respect thereof.

Conversion of Securities

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the existing equity holders of the Company (the “Company Members”) at Closing will be in the form of stock, comprised of newly issued shares of common stock of New ONE Nuclear, par value $0.0001 per share (the “Common Stock”). The number of shares to be issued at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the price per share equal to the amount at which Class A Ordinary Shares issued in the Purchaser’s initial public offering may be redeemed in connection with the Closing (the “Redemption Price”). For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per Class A Ordinary Shares, the total number of shares of Common Stock to be issued as consideration to the Company Members would be 95,693,779 shares of Common Stock. In addition, the Company Members will be entitled to receive up to an aggregate of 13.0 million additional shares of Common Stock in contingent consideration, subject to the achievement of certain share price milestones, as described below under the section titled “Company Earnout.”

At the effective time of the Merger (the “Effective Time”), each membership unit of the Company (each a “Company Unit”) that is issued and outstanding immediately prior to the Effective Time will be exchanged for such fraction of a newly issued share of Common Stock that is equal to the quotient of (a) the Base Purchase Price, divided by the (b) Company Fully Diluted Capital (as defined in the Business Combination Agreement), divided by (c) the Redemption Price (the shares of Common Stock issued in exchange for Company Units, collectively, the “Company Members Closing Consideration”).

Company Earnout

During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, the Purchaser will issue up to 13.0 million additional shares of Common Stock as contingent consideration (collectively, the “Earnout Shares”) to the Company Members, subject to the achievement of certain share price milestones as follows below:

(a) 4,333,334 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $12.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination;

(b) 4,333,333 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $15.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination; and

(c) 4,333,333 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $17.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination.

Coen Weddepohl Consulting Agreement

On August 18, 2025, ONE Nuclear entered into a consulting agreement with BCR-ABL LLC, an affiliate of Coen Weddepohl, its Chief Financial Officer. Under the agreement, Mr. Weddepohl agrees to act as Chief Financial Officer and Chief Investment Officer to ONE Nuclear. The consulting agreement is terminable by either party with six (6) months’ prior written notice to the other party, or terminable immediately upon material default of the consulting agreement by the other party that is not cured within ten (10) days. Until consummation of the Business Combination, Mr. Weddepohl is due a consulting fee equal to $200,004 annually, payable in 12 equal monthly payments. Effective January 1, 2026, this annual consulting fee was increased to $400,000. Until ONE Nuclear has received an initial capital investment or loan of at least $3,000,000, payments of the consulting fee accrue but are unpaid.

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As of March 31, 2026 and December 31, 2025, ONE Nuclear had accrued $223,377 and $117,851, respectively, in such consulting fee payable to Mr. Weddepohl. In addition, under the consulting agreement, Mr. Weddepohl is entitled to 150,000 membership rights in ONE Nuclear, which vest 75,000 after one year, 37,500 after two years, and 37,500 after three years, subject to his continued service through each vesting date. The consulting agreement also provides that the membership rights granted to Mr. Weddepohl under the terms of the consulting agreement, will not be diluted by any amount of an initial capital investment by an outside investor equal to or less than $5,000,000 of a pre-public event capital investment into ONE Nuclear. ONE Nuclear will also reimburse Mr. Weddepohl for certain reasonable business expenses, and pay a monthly payment of $10,000 in lieu of healthcare related benefits. If the consulting agreement is terminated “without cause,” Mr. Weddepohl will be entitled to all vested and unvested membership rights and a severance payment of $100,000. The consulting agreement includes standard confidentiality provisions and an agreement not to compete in the nuclear energy sector for 12 months after separation.

Amended and Restated Engagement Letter

On February 18, 2026, the Company entered into an Amended and Restated Engagement Letter with B. Riley Securities, Inc. (“B. Riley”) to serve as the exclusive financial advisor in connection with a potential Sale Transaction (as defined therein) and as sole placement agent for any offerings of debt or equity. The term of the engagement began on March 13, 2025, and continues until terminated by either party upon ten days’ written notice. The agreement supersedes prior agreements and contains a 12-month tail period for fee entitlements following termination.

If the Company consummates a business combination with Hennessy Capital Investment Corp. VII, the Company is obligated to pay B. Riley a fixed Sale Transaction Fee of $12.0 million. For any other Sale Transaction, the Company must pay a cash fee equal to 2.0% of the Aggregate Transaction Value, subject to a minimum fee of $1.5 million. If the Company completes a private or public offering, B. Riley is entitled to a cash fee equal to 6.0% of the first $100 million of gross proceeds (plus 5.5% of proceeds above $100 million) for equity or equity-linked securities, and 3.0% of the first $100 million of gross proceeds (plus 2.0% above $100 million) for debt financings. If a Sale Transaction is not consummated and the Company receives a reverse termination or breakup fee, B. Riley is entitled to 50% of the fair market value of such fee. The Company is also obligated to reimburse B. Riley for all reasonable out-of-pocket, accountable expenses incurred in connection with its services, regardless of whether a transaction is consummated.

Consulting agreements

In February 2026, the Company has entered into consulting agreements with each of Mark Taylor, who is the son of the Company’s Chief Executive Officer Richard Taylor, and Al Vickers that contain payment obligations contingent upon the successful closing of a Special Purpose Acquisition Company (“SPAC”) transaction. The aggregate cash obligations under these agreements are $170,000 in cash payments, payable within five business days of the SPAC closing. Additionally, the Company is committed to granting equity awards upon the initial public trading day, in the aggregate valued at $160,000. These equity awards are subject to Board approval and standard vesting terms, with no lock-up period.

NOTE 9 – SEGMENT REPORTING

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

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The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer in accordance with ASC 280-10-50-5, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets when evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

For the Three Months Ended March 31, 2026
Operating expenses
General and administrative	$767,070
Loss from operations	$(767,070)

As the Company has not earned revenues yet, the key measures of segment profit or loss reviewed by the Company’s CODM are general and administrative expenses to monitor, manage and forecast cash to ensure enough capital is available for working capital needs. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10 – SUBSEQUENT EVENTS

Management evaluated subsequent events through July 27, 2026, the date the unaudited condensed financial statements were issued. Based upon review management identified the following subsequent events for disclosure:

In July, 2026, the Company entered into amended promissory note agreements with both HVII and B. Riley Promissory Notes and additionally borrowed approximately $13,000 and $89,000, respectively.

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Report of Independent Registered Public Accounting Firm

To the Members and Board of Directors of

One Nuclear Energy LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of One Nuclear Energy LLC (the “Company”) as of December 31, 2025, and the related statements of operations, changes in members’ deficit, and cash flows for the period from February 10, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from February 10, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered a loss from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America (“U.S. GAAS”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Company’s auditor since 2025.

Whippany, New Jersey

April 3, 2026

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ONE NUCLEAR ENERGY LLC

BALANCE SHEET

December 31, 2025
ASSETS
Cash	$130
Total current assets	130
TOTAL ASSETS	$130

LIABILITIES AND MEMBERS’ DEFICIT
Accounts payable and accrued expenses	$650,213
Note payable	300,000
Total current liabilities	950,213
TOTAL LIABILITIES	950,213

COMMITMENTS AND CONTINGENCIES (Note 8)

MEMBERS’ DEFICIT
Membership units, 10,000,000 units authorized, issued and outstanding	100
Additional paid-in capital	25,719
Accumulated deficit	(975,902)
Total members’ deficit	(950,083)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$130

The accompanying notes are an integral part of these financial statements.

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ONE NUCLEAR ENERGY LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 10, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Operating expenses
General and administrative	$972,031
Loss from operations	(972,031)

Other expenses
Commitment fees	3,871
Total other expenses	3,871

Net loss	$(975,902)

Weighted average number of member units outstanding, basic and diluted	10,000,000
Basic and diluted net loss per number of member units	$(0.10)

The accompanying notes are an integral part of these financial statements.

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ONE NUCLEAR ENERGY LLC

STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

FOR THE PERIOD FEBRUARY 10, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

			Additional
	Membership Interests		Paid-in	Accumulated
	Units	Amount	Capital	deficit	Total
Balance, February 10, 2025 (inception)	$-	$-	$-	$-	$-
Issuance of membership units	10,000,000	100	-	-	100
Members’ contribution	-	-	100	-	100
Equity-based compensation	-	-	25,619	-	25,619
Net loss	-	-	-	(975,902)	(975,902)
Balance, December 31, 2025	10,000,000	$100	$25,719	$(975,902)	$(950,083)

The accompanying notes are an integral part of these financial statements.

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ONE NUCLEAR ENERGY LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 10, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(975,902)
Adjustments to reconcile net loss to net cash used in operations:
Equity-based compensation	25,619
Non-cash interest expense	3,871
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	646,342
CASH USED IN OPERATING ACTIVITIES	(300,070)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	200
Proceeds from note payable	300,000
CASH PROVIDED BY FINANCING ACTIVITIES	300,200

NET CHANGE IN CASH	130
Cash, beginning of period	-
Cash, end of period	$130

The accompanying notes are an integral part of these financial statements.

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One Nuclear Energy LLC

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

One Nuclear Energy LLC (“ONE Nuclear,” “the Company,” or “ONE”) was formed on February 10, 2025 (inception) under the laws of Delaware to engage as a development stage Independent Power Producer (“IPP”). The Company is structured to develop, own, and operate a portfolio of behind-the-meter (BTM) microgrids and energy parks that bypass the congested centralized energy transmission infrastructure of the United States. By combining the rapid deployment capabilities of high-efficiency natural gas generation with the long-term decarbonization and baseload potential of advanced Small Modular Reactors (SMRs), ONE Nuclear will offer a differentiated, dual-phase infrastructure solution tailored to the inelastic demand of hyperscale artificial intelligence (AI) data centers and critical industrial facilities. ONE Nuclear’s objective is to cultivate a diverse and sector-agnostic client base of energy-intensive end-users, including not just hyperscale AI and cloud data centers, but also industrial manufacturers, refineries, desalination plants and critical-infrastructure customers.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s fiscal year ends on December 31.

Business Combination Agreement

On October 22, 2025, Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company, with limited liability (the “Purchaser” or “HVII”), Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”), and ONE Nuclear Energy, LLC, entered into a business combination agreement (the “Business Combination Agreement”) which contemplates an all-stock business combination transaction and aggregate consideration of $1.0 billion payable to the ONE Nuclear Members (See Note 8). ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies.

Note 2—Going Concern

The Company’s only sources of liquidity have been cash from financing activities. The Company had an operating loss of $975,902 and as of December 31, 2025, a working capital deficit was $950,083. Cash held as of December 31, 2025 was $130.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 205-40, “Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, and expenses. Actual results may differ from such estimates, judgments and assumptions.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

For the period from February 10, 2025 (inception) through December 31, 2025, the Company recorded significant estimates related to stock-based compensation expense, including assumptions used in determining the fair value of equity awards. Changes in these assumptions or differences between estimated and actual outcomes could result in material adjustments to stock-based compensation expense in future periods.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits with financial institutions with original maturities of three months or less. Cash totaled $130 and there were no cash equivalents at December 31, 2025.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include unpaid vendor invoices and accrued professional services owed totaling $650,213 at December 31, 2025.

Operating Expenses

Operating expenses consist primarily of professional fees, consulting, legal, and general administrative costs. Total operating expenses for the period from February 10, 2025 (inception) through December 31, 2025 were $972,031.

Income Taxes (ASC 740)

The Company is treated as a pass-through entity for U.S. federal income tax purposes. Accordingly, no provision for income taxes has been recorded, as taxable income or losses are included in the Company Member’s tax return.

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Management has evaluated uncertain tax positions under ASC 740-10 and determined no liabilities for unrecognized tax benefits are required.

Fair Value Measurements (ASC 820)

The Company measures certain assets and liabilities at fair value using a three-level hierarchy based on observability of inputs. As of December 31, 2025, the Company held no assets or liabilities measured at fair value.

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable, market-based inputs, other than quoted prices included in Level 1, for the assets or liabilities either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

Equity-based compensation (ASC 718)

The Company grants equity-classified awards, including, membership units, to directors, and consultants. The Company accounts for stock-based compensation arrangements granted to employees in accordance with ASC 718, Stock Compensation, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

The fair value of the membership units was determined using a Black-Scholes model, which incorporated assumptions including enterprise value, discount rates, expected volatility, lack of marketability, and other relevant factors. These assumptions include the Company’s enterprise value, expected volatility, and adjustments for lack of marketability, among other relevant factors. The expected term of the awards is estimated using the simplified method, which management believes is appropriate given the lack of sufficient historical exercise data.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

The Company has a single operating and reportable segment. The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”). The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets when evaluating the Company’s performance and making key decisions regarding resource allocation.

F-54

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this ASU related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. The other amendments in this update improve the effectiveness and comparability of disclosures by adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application-General Notes to Financial Statements: Income Tax Expense, and removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The amendments in this update were applied on a prospective basis and did not have an impact on the Company’s financial statements.

On November 4, 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), requiring additional disclosure of the nature of expenses included in the statements of operations. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the statement of operations as well as disclosures about selling expenses. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

F-55

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

December 31, 2025
Professional fees	$191,652
Legal expenses	423,001
Other accrued liabilities	35,560
Total accounts payable and accrued liabilities	$650,213

NOTE 5 – PROMISSORY NOTE

On December 19, 2025, the Company entered into a Promissory Note with Hennessy Capital Investment Corp. VII (the “Lender”) providing for loan advances up to an aggregate principal amount of $300,000. The proceeds from these advances are restricted solely for the payment of third-party legal, accounting and audit services. Certain Company Members have provided personal guarantees of the Company’s obligations under the Promissory Note.

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $10,000. This fee is paid in-kind in arrears on the last calendar day of each month. The Company is not required to make cash payments on these capitalized fees until the Maturity Date. The outstanding principal and fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) the acceleration of the obligations due to an Event of Default, or (iii) the consummation of a business combination between the Company and the Lender or another specified capital-raising transaction.

On March 31, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 1, amending the Promissory Note to extend the Maturity Date from March 31, 2026 to June 30, 2026.

On June 1, 2026, HVII, Merger Sub and ONE Nuclear entered into the Omnibus Amendment 2, amending the Promissory Note to extend the Maturity Date from June 30, 2026 to August 15, 2026.

As of December 31, 2025, the outstanding balance under the Promissory Note was $303,871. This amount consists of $300,000 in principal advances, which is included in note payable on the accompanying balance sheet and $3,871 in pro-rated commitment fees, which is included in accounts payable and accrued liabilities on the accompanying balance sheet.

NOTE 6 – MEMBERS’ DEFICIT

The Company is a limited liability company with 10,000,000 member units authorized, issued and outstanding. All profits and losses are allocated to the Company Members.

NOTE 7 – EQUITY-BASED COMPENSATION

The Company accounts for equity-based compensation arrangements in accordance with ASC 718, Compensation - Stock Compensation. Equity-based compensation expense is recognized for equity awards issued to employees and non-employee service providers in exchange for services.

During the period February 10, 2025 (inception) through December 31, 2025, the Company issued membership units to certain service providers in exchange for services rendered. The membership units are classified as equity-settled awards. Compensation cost is measured at the grant-date fair value of the membership units issued.

The fair value of the membership units was determined using an invested capital model, which incorporated assumptions including enterprise value, discount rates, expected volatility, lack of marketability, and other relevant factors.

For awards that were fully vested upon issuance, the Company recognized compensation expense immediately. For awards subject to service-based vesting conditions, the Company recognizes compensation expense on a straight-line basis over the requisite service period, which represents the period over which the related services are expected to be provided. The Company accounts for forfeitures as they occur.

F-56

Equity-based compensation expense related to the issuance of membership units was $25,619 the period February 10, 2025 (inception) through December 31, 2025 and is included in general and administrative expense in the accompanying statement of operations. The issuance of membership units for services resulted in an increase to members’ capital and did not involve the use of cash.

As of December 31, 2025, total unrecognized compensation cost related to unvested membership units was $76,018, which is expected to be recognized over a weighted-average period of 2.2 years.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Business Combination Agreement

On October 22, 2025, HVII, a Cayman Islands exempted company, with limited liability, the Merger Sub, and the Company, entered into a Business Combination Agreement which contemplates an all-stock business combination transaction and aggregate consideration of $1.0 billion payable to the ONE Nuclear Members. ONE Nuclear is an independent developer of large-scale energy solutions powered by natural gas and advanced nuclear small modular reactor (SMR) technologies (see Note 1).

The Domestication

Subject to satisfaction or waiver of the closing conditions of the Business Combination Agreement (as described below), prior to the Closing on the Closing Date, the following events will occur in connection with the Purchaser changing its jurisdiction of organization from the Cayman Islands to Delaware:

(a) each then issued and outstanding Class B ordinary share of the Purchaser, par value $0.0001 per share (each a “Class B Ordinary Share”), will convert (the “Sponsor Share Conversion”) automatically, on a one-for-one basis, into one Class A ordinary share of the Purchaser, par value $0.0001 per share (each a “Class A Ordinary Share”);

(b) immediately after the Sponsor Share Conversion, the Purchaser will transfer by way of continuation and deregistration to and domesticate as a Delaware corporation (such continuation and domestication, the “Domestication”); and

(c) in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of the Purchaser, par value $0.0001 per share (“Common Stock”), (ii) each then issued and outstanding right of the Purchaser will convert automatically into a right to acquire one-twelfth (1/12) of one share of Common Stock at Closing (each a “Domesticated Company Right”), and (iii) each then issued and outstanding membership unit of the Company will be cancelled and one share of Common Stock and one Domesticated Company Right will be issued in respect thereof.

Conversion of Securities

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration to be paid to the existing equity holders of the Company (the “Company Members”) at Closing will be in the form of stock, comprised of newly issued shares of common stock of New ONE Nuclear, par value $0.0001 per share (the “Common Stock”). Pursuant to a formula set forth in the Business Combination Agreement, the number of shares to be issued at the Closing will be calculated by dividing $1.00 billion (the “Base Purchase Price”) by the price per share equal to the amount at which Class A Ordinary Shares issued in the Purchaser’s initial public offering may be redeemed in connection with the Closing (the “Redemption Price”). For example, based on the estimated per share redemption price as of March 31, 2026 of approximately $10.45 per Class A Ordinary Shares, the total number of shares of Common Stock to be issued as consideration to the Company Members would be 95,693,779 shares of Common Stock, which will represent the net deficit of ONE Nuclear ($1.8 million as of March 31, 2026). In addition, the Company Members will be entitled to receive up to an aggregate of 13.0 million additional shares of Common Stock in contingent consideration, subject to the achievement of certain share price milestones, as described below under the section titled “Company Earnout.”

At the effective time of the Merger (the “Effective Time”), each membership unit of the Company (each a “Company Unit”) that is issued and outstanding immediately prior to the Effective Time will be exchanged for such fraction of a newly issued share of Common Stock that is equal to the quotient of (a) the Base Purchase Price, divided by the (b) Company Fully Diluted Capital (as defined in the Business Combination Agreement), divided by (c) the Redemption Price (the shares of Common Stock issued in exchange for Company Units, collectively, the “Company Members Closing Consideration”).

F-57

Company Earnout

During the two-year period beginning on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, the Purchaser will issue up to 13.0 million additional shares of Common Stock as contingent consideration (collectively, the “Earnout Shares”) to the Company Members, subject to the achievement of certain share price milestones as follows below:

(a) 4,333,334 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $12.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination;

(b) 4,333,333 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $15.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination; and;

(c) 4,333,333 Earnout Shares if the closing sale price of one share of Common Stock as reported on Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $17.50 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination.

Coen Weddepohl Consulting Agreement

On August 18, 2025, ONE Nuclear entered into a consulting agreement with BCR-ABL LLC, an affiliate of Coen Weddepohl, its Chief Financial Officer. Under the agreement, Mr. Weddepohl agrees to act as Chief Financial Officer and Chief Investment Officer to ONE Nuclear. The consulting agreement is terminable by either party with six (6) months’ prior written notice to the other party, or terminable immediately upon material default of the consulting agreement by the other party that is not cured within ten (10) days. Until consummation of the Business Combination, Mr. Weddepohl is due a consulting fee equal to $200,004 annually, payable in 12 equal monthly payments. Until ONE Nuclear has received an initial capital investment or loan of at least $3,000,000, payments of the consulting fee accrue but are unpaid. As of December 31, 2025, ONE Nuclear had accrued $117,850 in such consulting fee payable to Mr. Weddepohl. In addition, under the consulting agreement, Mr. Weddepohl is entitled to 150,000 membership rights in ONE Nuclear, which vest 75,000 after one year, 37,500 after two years and 37,500 after three years, subject to his continued service through each vesting date. The consulting agreement also provides that the membership rights granted to Mr. Weddepohl under the terms of the consulting agreement, will not be diluted by any amount of an initial capital investment by an outside investor equal to or less than $5,000,000 of a pre-public event capital investment into ONE Nuclear. ONE Nuclear will also reimburse Mr. Weddepohl for certain reasonable business expenses, and pay a monthly payment of $10,000 in lieu of healthcare related benefits. If the consulting agreement is terminated “without cause,” Mr. Weddepohl will be entitled to all vested and unvested membership rights and a severance payment of $100,000. The consulting agreement includes standard confidentiality provisions and an agreement not to compete in the nuclear energy sector for 12 months after separation.

NOTE 9 – SUBSEQUENT EVENTS

Subsequent to March 31, 2026, the Company had additional borrowings under the HVII and B. Riley Promissory Notes and additionally borrowed approximately $13,000 and $89,000, respectively.

Amended and Restated Engagement Letter

On February 18, 2026, the Company entered into an Amended and Restated Engagement Letter with B. Riley Securities, Inc. (“B. Riley”) to serve as the exclusive financial advisor in connection with a potential Sale Transaction (as defined therein) and as sole placement agent for any offerings of debt or equity. The term of the engagement began on March 13, 2025, and continues until terminated by either party upon 10 days’ written notice. The agreement supersedes prior agreements and contains a 12-month tail period for fee entitlements following termination.

If the Company consummates a business combination with Hennessy Capital Investment Corp. VII, the Company is obligated to pay B. Riley a fixed Sale Transaction Fee of $12.0 million. For any other Sale Transaction, the Company must pay a cash fee equal to 2.0% of the Aggregate Transaction Value, subject to a minimum fee of $1.5 million. If the Company completes a private or public offering, B. Riley is entitled to a cash fee equal to 6.0% of the first $100 million of gross proceeds (plus 5.5% of proceeds above $100 million) for equity or equity-linked securities, and 3.0% of the first $100 million of gross proceeds (plus 2.0% above $100 million) for debt financings. If a Sale Transaction is not consummated and the Company receives a reverse termination or breakup fee, B. Riley is entitled to 50% of the fair market value of such fee. The Company is also obligated to reimburse B. Riley for all reasonable out-of-pocket, accountable expenses incurred in connection with its services, regardless of whether a transaction is consummated.

Promissory Note - B. Riley

On February 18, 2026, the Company entered into a Promissory Note with B. Riley Principal Capital, LLC providing for loan advances up to an aggregate principal amount of $150,000. The proceeds from these advances are restricted solely to pay reasonable expenses to advance the Company’s business, primarily including third-party consultants and expenses related to the contemplated business combination with Hennessy Capital Investment Corp. VII (such as accounting, audit, regulatory filings, and travel).

In consideration for the advances, the Company is subject to a non-refundable monthly Commitment Fee of $5,000. This fee is fully earned and paid in-kind in arrears on the last calendar day of each month (pro-rated for partial periods), effectively capitalizing into the aggregate outstanding principal balance. Cash payments for these capitalized fees are not required until the Maturity Date. The outstanding principal and capitalized fees mature and become payable upon the earliest of: (i) March 31, 2026, (ii) acceleration of the obligations due to an Event of Default, (iii) the consummation of the business combination with Hennessy Capital Investment Corp. VII or another specified financing transaction, or (iv) the termination of the Hennessy business combination. As of June 1, 2026, the Maturity Date has been extended through August 15, 2026.

As of April 3, 2026, the Company has borrowed approximately $114,800 under the Promissory Note.

Consulting agreements

In February 2026, the Company entered into two separate consulting arrangements where compensation will be paid upon closing of the business combination, along with equity stock grants that will be awarded in the post combination entity.

F-58

ANNEX A-1

Dated October 22, 2025

Business Combination Agreement
by and among

Hennessy Capital Investment Corp. VII

Solis Merger Sub LLC

and

ONE Nuclear Energy, LLC

Annex A-1-1

Table of Contents

Article I THE TRANSACTIONS		Annex A-1-8

Section 1.01	The Domestication	Annex A-1-8
Section 1.02	The Merger	Annex A-1-8
Section 1.03	Further Assurances	Annex A-1-9

Article II CONSIDERATION		Annex A-1-9

Section 2.01	Consideration for Company Securities	Annex A-1-9
Section 2.02	Conversion of Securities	Annex A-1-9
Section 2.03	Earnout	Annex A-1-10
Section 2.04	No Fractional Shares	Annex A-1-12
Section 2.05	Withholding	Annex A-1-12

Article III CLOSING		Annex A-1-12

Section 3.01	Closing	Annex A-1-12
Section 3.02	Closing Documents	Annex A-1-12
Section 3.03	Payment of Expenses	Annex A-1-13

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		Annex A-1-13

Section 4.01	Organization and Standing	Annex A-1-13
Section 4.02	Authorization; Binding Agreement	Annex A-1-14
Section 4.03	Capitalization	Annex A-1-14
Section 4.04	No Subsidiaries	Annex A-1-15
Section 4.05	No Conflict; Governmental Consents and Filings	Annex A-1-15
Section 4.06	Financial Statements	Annex A-1-16
Section 4.07	Undisclosed Liabilities	Annex A-1-16
Section 4.08	Absence of Certain Changes	Annex A-1-17
Section 4.09	Compliance with Laws	Annex A-1-17
Section 4.10	Government Contracts	Annex A-1-17
Section 4.11	Company Permits	Annex A-1-17
Section 4.12	Litigation	Annex A-1-17
Section 4.13	Material Contracts	Annex A-1-19
Section 4.14	Intellectual Property	Annex A-1-21
Section 4.15	Taxes and Returns	Annex A-1-23
Section 4.16	Real Property	Annex A-1-25
Section 4.17	Personal Property	Annex A-1-26
Section 4.18	Title to Assets	Annex A-1-27
Section 4.19	Employee Matters	Annex A-1-27
Section 4.20	Benefit Plans	Annex A-1-28
Section 4.21	Environmental Matters	Annex A-1-30
Section 4.22	Transactions with Related Persons	Annex A-1-31
Section 4.23	Insurance	Annex A-1-32
Section 4.24	Customers and Top Suppliers	Annex A-1-32
Section 4.25	Certain Business Practices	Annex A-1-33
Section 4.26	Investment Company Act	Annex A-1-34

Annex A-1-2

Section 4.27	Finders and Brokers	Annex A-1-34
Section 4.28	Independent Investigation	Annex A-1-34
Section 4.29	Information Supplied	Annex A-1-35
Section 4.30	No Additional Representations or Warranties	Annex A-1-35

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB		Annex A-1-36

Section 5.01	Organization and Standing	Annex A-1-36
Section 5.02	Authorization; Binding Agreement	Annex A-1-36
Section 5.03	Governmental Approvals	Annex A-1-36
Section 5.04	Non-Contravention	Annex A-1-37
Section 5.05	Capitalization	Annex A-1-37
Section 5.06	SEC Filings and Purchaser Financials	Annex A-1-38
Section 5.07	Absence of Certain Changes	Annex A-1-40
Section 5.08	Undisclosed Liabilities	Annex A-1-40
Section 5.09	Compliance with Laws	Annex A-1-40
Section 5.10	Legal Proceedings; Orders; Permits	Annex A-1-40
Section 5.11	Taxes and Returns	Annex A-1-41
Section 5.12	Properties	Annex A-1-42
Section 5.13	Investment Company Act	Annex A-1-42
Section 5.14	Trust Account	Annex A-1-43
Section 5.15	Finders and Brokers	Annex A-1-43
Section 5.16	Information Supplied	Annex A-1-44
Section 5.17	Independent Investigation	Annex A-1-44
Section 5.18	No Additional Representations or Warranties	Annex A-1-44

Article VI COVENANTS		Annex A-1-45

Section 6.01	Access and Information; Cooperation	Annex A-1-45
Section 6.02	Conduct of Business of the Company	Annex A-1-46
Section 6.03	Conduct of Business of the Purchaser	Annex A-1-50
Section 6.04	Annual and Interim Financial Statements	Annex A-1-53
Section 6.05	Purchaser Public Filings	Annex A-1-53
Section 6.06	No Solicitation	Annex A-1-53
Section 6.07	No Trading	Annex A-1-54
Section 6.08	Notification of Certain Matters	Annex A-1-55
Section 6.09	Efforts	Annex A-1-55
Section 6.10	Trust Account	Annex A-1-57
Section 6.11	Certain Tax Matters	Annex A-1-57
Section 6.12	Further Assurances	Annex A-1-59
Section 6.13	The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals	Annex A-1-60
Section 6.14	Employee Matters	Annex A-1-63
Section 6.15	Public Announcements	Annex A-1-63
Section 6.16	Confidential Information	Annex A-1-64
Section 6.17	Documents and Information	Annex A-1-66
Section 6.18	Post-Closing Board of Directors and Executive Officers	Annex A-1-66
Section 6.19	Indemnification of Directors and Officers; Tail Insurance	Annex A-1-67

Annex A-1-3

Section 6.20	PIPE Investment	Annex A-1-69
Section 6.21	Redemption	Annex A-1-69
Section 6.22	Domestication	Annex A-1-70
Section 6.23	Adoption of Proxy Statement/Registration Statement	Annex A-1-70

Article VII CLOSING CONDITIONS		Annex A-1-70

Section 7.01	Conditions to Each Party’s Obligations	Annex A-1-70
Section 7.02	Conditions to Obligations of the Company	Annex A-1-71
Section 7.03	Conditions to Obligations of the Purchaser and Merger Sub	Annex A-1-72
Section 7.04	Frustration of Conditions	Annex A-1-73

Article VIII TERMINATION AND EXPENSES		Annex A-1-74

Section 8.01	Termination	Annex A-1-74
Section 8.02	Expense Reimbursement	Annex A-1-75
Section 8.03	Effect of Termination	Annex A-1-76

Article IX MISCELLANEOUS		Annex A-1-76

Section 9.01	No Survival	Annex A-1-76
Section 9.02	Notices	Annex A-1-76
Section 9.03	Binding Effect; Assignment	Annex A-1-77
Section 9.04	Third Parties	Annex A-1-77
Section 9.05	Governing Law	Annex A-1-77
Section 9.06	Jurisdiction	Annex A-1-78
Section 9.07	WAIVER OF JURY TRIAL	Annex A-1-78
Section 9.08	Specific Performance	Annex A-1-78
Section 9.09	Severability	Annex A-1-78
Section 9.10	Amendment; Waiver	Annex A-1-79
Section 9.11	Entire Agreement	Annex A-1-79
Section 9.12	Interpretation	Annex A-1-79
Section 9.13	Counterparts; Electronic Signatures	Annex A-1-80
Section 9.14	Legal Representation	Annex A-1-80
Section 9.15	Waiver of Claims Against Trust	Annex A-1-81
Section 9.16	Company and Purchaser Disclosure Letters	Annex A-1-81

Article X DEFINITIONS		Annex A-1-82

Section 10.01	Certain Definitions	Annex A-1-82

Annex A-1-4

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 22, 2025, by and among (i) Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) Solis Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and (iii) ONE Nuclear Energy, LLC, a Delaware limited liability company (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware limited liability company, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (ii) immediately following the Sponsor Share Conversion, in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding right of the Purchaser (each a “Cayman Purchaser Right”) shall convert automatically into a right to acquire one-twelfth (1/12) of one share of Domesticated Purchaser Common Stock upon consummation of a business combination (each a “Domesticated Purchaser Right”); and (z) each then issued and outstanding unit of the Purchaser (the “Cayman Purchaser Units”) shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Common Stock and one Domesticated Purchaser Right;

WHEREAS, prior to the Closing but after the Sponsor Share Conversion and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation and deregistration to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), and Part 12, Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

Annex A-1-5

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, applicable shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) obtain a certificate of de-registration from the Registrar of Companies in the Cayman Islands, (c) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware and (d) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of the DLLCA and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving company of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Members of the Company have executed and delivered to the Purchaser a Member Support Agreement, dated as of the date hereof, pursuant to which such Members have agreed to, among other things, support the transactions contemplated by this Agreement and the Ancillary Documents and oppose any Acquisition Proposal or Alternative Transaction and vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit D, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

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WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (i) the Sponsor and the Company Equityholders will enter into a lock-up Agreement (the “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (i) the Domestication shall be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Sponsor Share Conversion shall be treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Directors of the Company have unanimously, pursuant to and in accordance with the Company LLC Agreement: (a) determined that it is in the best interests of the Company and the Members of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; and (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Merger is in the best interests of the Purchaser and the Purchaser Shareholders as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents, to which it is a party, and the Transactions, to which it is a party, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions, to which it is a party, be approved by the Purchaser Shareholders;

WHEREAS, the Purchaser, as the sole member of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents, the Merger and the other Transactions; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur prior to the Domestication (the “Redemption”).

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NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, after the Redemption and prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Purchaser Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12, Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding Cayman Purchaser Right shall convert automatically into one (1) Domesticated Purchaser Right; and (z) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one Domesticated Purchaser Right.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

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(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, the operating agreement of the Surviving Company shall be that of Merger Sub.

(e) Managers and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of managers and executive officers of the Surviving Company shall be that of the Company.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Article II
CONSIDERATION

Section 2.01 Consideration for Company Securities. The aggregate consideration to be paid to holders of equity interests of the Company in, or in connection with, the Merger shall be the Aggregate Base Consideration plus, subject to the vesting and forfeiture conditions specified in Section 2.03, the Aggregate Earnout Consideration. The consideration to be paid in, or in connection with, the Merger in respect of each Company Unit immediately prior to the Effective Time shall be (i) a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Unit Base Consideration”) and (ii) the right to receive, subject to the vesting conditions specified in Section 2.03, a number of shares of Domesticated Purchaser Common Stock equal to the Earnout Exchange Ratio (the “Per Unit Earnout Consideration”).

Section 2.02 Conversion of Securities.

(a) Effect on Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Unit that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

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(ii) each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earnout Consideration; provided that the Per Unit Base Consideration and the Per Unit Earnout Consideration received in respect of a Company Unit subject to vesting or forfeiture provisions will continue to have, and be subject to, the same vesting and forfeiture provisions applicable to such Company Unit immediately prior to the Effective Time.

(b) Effect on Merger Sub Membership Interests. All of Merger Sub’s outstanding membership interests immediately prior to the Effective Time shall automatically be cancelled and converted into validly issued, fully paid and non-assessable membership interests of the Company, which membership interests shall constitute the only outstanding membership interests in the Surviving Company.

Section 2.03 Earnout.

(a)  Earnout Consideration. Following the Closing, within five (5) Business Days after the occurrence of a Triggering Event, the Purchaser shall issue or cause to be issued to the Eligible Stockholders (based on their respective Pro Rata Shares), the following shares of Domesticated Purchaser Common Stock (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing, the “Aggregate Earnout Consideration”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 4,333,334 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 4,333,333 Earnout Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 4,333,333 Earnout Shares.

(b) If, during the Earnout Period, there is a Change of Control pursuant to which the Purchaser or its stockholders have the right to receive consideration implying a value per share of Domesticated Purchaser Common Stock after giving effect to the issuance of any Earnout Shares to be issued (as determined in good faith by the Post-Closing Purchaser Board) of:

(i) less than $12.50, then Section 2.03(a) and this Section 2.03(b) shall terminate and no further shares of Domesticated Purchaser Common Stock shall be issuable thereunder or hereunder;

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(ii) greater than or equal to $12.50 but less than $15.00, then, (A) immediately prior to such Change of Control, the Company shall issue 4,333,334 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.03(a)(i), (ii) or (iii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.03(a) and this Section 2.03(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(iii) greater than or equal to $15.00 but less than $17.50, then (A) immediately prior to such Change of Control, the Company shall issue 8,666,667 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Sections 2.03(a)(i), (ii) or (iii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.03(a) and this Section 2.03(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder; and

(iv) greater than or equal to $17.50, then (A) immediately prior to such Change of Control, the Company shall issue 13,000,000 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Sections 2.03(a)(i), (ii) or (iii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.03(a) and this Section 2.03(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(c) The Common Stock Price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in Sections Section 2.03(a)(i), (ii) and (iii) shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing.

(d) The Parties intend that none of the rights to receive Earnout Shares, and any interest therein, shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. The right to receive Earnout Shares is deemed a contractual right in connection with the Merger and the Parties do not view the right to receive the Earnout Shares as an investment by the holders thereof. No certificates or scrip or shares representing fractional Earnout Shares shall be issued pursuant to this Section 2.03 and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder. In lieu of any fractional Earnout Shares to which any holder of Eligible Stockholder would otherwise be entitled, the Company shall round down to the nearest whole Earnout Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding. No interest in the right to receive Earnout Shares may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, except (A) by operation of law or (B) transfers or distributions by entity holders to their controlled Affiliates, and any attempt to do so shall be null and void.

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(e) If any Triggering Event is not satisfied during the Earnout Period, the obligation of Purchaser to issue the number of Earnout Shares pursuant to this Section 2.03 with respect to such Triggering Event shall automatically terminate and no longer apply. For the avoidance of doubt, the failure to achieve a Triggering Event shall not preclude the satisfaction of any other Triggering Event.

Section 2.04 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 2.05 Withholding. Notwithstanding any other provision of this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

Article III
CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. Four (4) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; and (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing, including fees associated with the PIPE Investment.

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(b) Company Closing Certificate. Four (4) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser).

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs to be paid on the Closing Date.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the DLLCA and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently planned to be conducted, except as would not be material to the Company. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Company has heretofore made available to Purchaser accurate and complete copies of its Organizational Documents as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

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Section 4.02 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Member Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DLLCA, any other applicable Law or any Contract to which the Company or any of its Members is a party or by which it or its securities are bound and (b) other than the Company Member Approval, no other organizational proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, other than the filing of the Certificate of Merger with the Delaware Secretary of State. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and its Members and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DLLCA, the Company’s Organizational Documents and any other applicable Law.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, and other than such securities, the Company does not have any other issued or outstanding membership or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any membership interests or other Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, there are no outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of the Company convertible, exercisable or exchangeable for or measured by reference to any Company Securities, including equity appreciation, phantom equity or similar rights with respect to the Company, and there are no outstanding or authorized commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance or sale by the Company of any Company Securities. Except as set forth on Section 4.03(b)(iv) of the Company Disclosure Letter, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Securities.

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(c) The Company has no Indebtedness as of the date of this Agreement.

(d) The Company has not declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

Section 4.04 No Subsidiaries. The Company has no direct or indirect Subsidiaries.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Assuming the truth and completeness of the representations and warranties of Purchaser and Merger Sub contained in this Agreement, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.05(b), and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order, Company Permit or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, except in the case of clauses (b) or (c), as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of Purchaser and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Company of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or delay the Closing Date beyond the Outside Date.

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Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser true, correct and complete copies of: (i) the unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto) as of and for the (x) period from February 10, 2025 (inception) ending June 30, 2025, consisting of the consolidated balance sheets of the Company as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Company Financials that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of the Company. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintains a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. The Company has no Liabilities, except for Liabilities: (a) reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

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Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since June 30, 2025 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action nor committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. The Company has, during the past five (5) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. No written, or to the Knowledge of the Company, oral notice alleging non-compliance with any applicable Law in any material respect by the Company has been received by the Company.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company, as applicable. Except as would not reasonably be expected to be material to the Company, and except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Company; and (ii) in full force and effect and enforceable against the Company, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 4.11 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”), and to the Knowledge of the Company, there is no basis for a Governmental Authority to deny to the Company (or its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) a Permit that will be required for the operations of the Company as currently planned to be conducted. The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company has at all times operated in material compliance with all Company Permits.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against the Company; (c) pending or threatened in writing Legal Proceedings by the Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or, to the Company’s Knowledge, any of the directors or officers of the Company with regard to their actions as such.

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Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xviii) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of the Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of the Company or another Person;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any assets of the Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions;

(vi) Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

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(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

(viii) Each Contract that by its terms, individually or with all related Contracts, is reasonably anticipated to call for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or $100,000 in the aggregate;

(ix) Each Contract with any customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable customer or Top Supplier relationship);

(x) Each Contract entered into with a Governmental Authority;

(xi) Each Contract involving Indebtedness;

(xii) Each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(xiii) Each Contract that is reasonably anticipated to obligate the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof;

(xiv) Each Contract that is between the Company and any directors, officers or employees of the Company that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xv) Each Contract that obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture);

(xvi) Each Contract that relates to a settlement;

(xvii) Any Contract that provides another Person with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company;

(xviii) Each Contract which (A) contains any assignment or any covenant not to assert or enforce any Intellectual Property material to the business of the Company; (B) pursuant to which any Intellectual Property material to the business of the Company is or was developed by, with or for the Company; or (C) pursuant to which the Company either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of the Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of the Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions;

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(xix) Each Contract involving transactions with an Affiliate or a Related Person of the Company; and

(xx) Each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company will have material outstanding obligations after the date hereof.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Company, the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto (A) to terminate such Company Material Contract, (B) amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect or (C) not to renew such Company Material Contract; and (vi) the Company has not waived any material rights under any such Company Material Contract.

(c) Section 4.13(c) of the Company Disclosure Letter sets forth a true, correct and complete list of any term sheet, memorandum of understanding, letter of intent, or similar document, whether or not binding, to which the Company is a party (each, a “Company Material MOU”). True, correct, complete copies of the Company Material MOUs, including amendments thereto, have been delivered or made available to the Purchaser. The Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any Company Material MOU (A) to terminate such Company Material MOU, (B) not to proceed with the arrangements or transactions contemplated by such Company Material MOU, (C) amend the terms or conditions of such Company Material MOU, (D) modify the terms or conditions of the arrangements or transactions contemplated by such Company Material MOU, or (E) delay the execution of such definitive agreements beyond the Company’s current expectations for definitive agreements.

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Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: all U.S. and foreign registered or issued Intellectual Property and applications owned by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter), has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b) The Company has a valid and enforceable written license or other valid right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to the Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has a reasonable basis for obtaining on commercially reasonable terms any additional Intellectual Property necessary to operate the Company as currently planned to be conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of the Company. The Company is not a party to any Contract that requires the Company to assign to any Person any or all of its rights in any Intellectual Property developed by the Company under such Contract.

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(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, nor has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by the Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Company, or that would conflict with the business of the Company as presently conducted or as currently planned to be conducted. The Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company (or all such right, title, and interest vested in the Company by operation of Law).

(e) The Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

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(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by the Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. The Company is not a member of or party to, nor has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) To the Knowledge of the Company, no Person has obtained unauthorized access to information, data (including personally identifiable information), IT Assets or Software in the possession of the Company or in its custody, control, or otherwise held or processed on its behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. To the Knowledge of the Company, the Company has not experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Company owns, operates, or outsources or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by the Company nor has the Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by the Company, or (b) any Company IP License.

Section 4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) The Company (i) has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

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(b) There is no Legal Proceeding currently pending or otherwise in progress or threatened in writing against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or otherwise in progress or threatened in writing against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Company’s assets, other than Permitted Liens.

(e) The Company has timely and properly collected or withheld all Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending. There are no outstanding requests by the Company for any extension of time to file any Tax Return or to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(g) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(h) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

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(i) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Company does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Company is, and has at all times since August 25, 2025, been classified as an association taxable as a corporation for U.S. federal, state and local income tax purposes and a “United States person” within the meaning of Section 7701(a)(30)(C) of the Code. The Company was at all times since its formation until and through August 24, 2025, classified as a disregarded entity or partnership for U.S. federal income tax purposes.

(l) The Company is not and has never owned (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(m) The Company has never had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(n) The Company has not been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(o) The Company has not taken any action or agreed to take any action (or permit any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Company (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Company does not own any real property. There are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceeding pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

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(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of its business (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) the Company is not in material breach of or material default under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by the Company and, (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company, there is no condemnation or eminent domain proceeding pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than $25,000 is set forth on Section 4.17 of the Company Disclosure Letter, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Section 4.17 of the Company Disclosure Letter, all such items of Personal Property are in operating condition (reasonable wear and tear excepted), as are reasonably suitable for their intended use in the business of the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

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Section 4.18 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, or in the case of Company Owned Property good and indefeasible title to, its respective material tangible and intangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than (a) Permitted Liens and (b) the rights of lessors under material leasehold interests. The material assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Company in all material respects as they are now conducted, and the Company has a reasonable basis for obtaining on commercially reasonable terms any additional assets, rights and properties necessary to operate the Company as currently planned to be conducted. The material tangible assets or personal property of the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.19 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and in the past three (3) years, there have not been, any activities or proceedings of any labor union to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current officer or other key employee of the Company, as of the date of this Agreement, has provided the Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Company is, and, within the past three (3) years has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. The Company has not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) No employee is a party to a written employment arrangement with the Company and each is employed “at will,” and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) In the past three (3) years, the Company has not received (i) notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against it, (ii) notice of any material grievances or arbitrations arising out of any collective bargaining agreement to which the Company is a party, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, or immigration to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(e) To the Knowledge of the Company, no present or former employee at the level of vice president or above of the Company is in material violation of (i) any restrictive covenant or nondisclosure obligation to the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or (B) the knowledge or use of trade secrets.

(f) In the past three (3) years, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee or individual service provider by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee.

Section 4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials, in all material respects. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

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(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents, service agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Form 5500s, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter (or opinion letter) received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) Neither the Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Company does not and has not ever maintained, and is not and has never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

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(g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or its assets or properties alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

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(c) Neither the Company nor any of its properties, facilities or operations, is the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, nor owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company, or any other property that could reasonably be expected to result in the Company incurring any material Environmental Liability.

(e) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that could lead to the imposition of any material Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by the Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) There are no (i) underground storage tanks, (ii) asbestos-containing materials, or (iii) equipment containing polychlorinated biphenyls located at any of the properties of the Company.

(h) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company and concerning the environmental condition of any properties of the Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, the Company is not a party to any transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Except as set forth on Section 4.22 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than such Contracts that relate to any such Person’s ownership of the Company Units as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company), and (y) the assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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Section 4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing. The Company does not have self-insurance or co-insurance programs. In the past three (3) years, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $50,000 made by the Company in the past three (3) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.24 Customers and Top Suppliers.

(a) As of the date hereof the Company currently has no customers.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the six months ended June 30, 2025 and the 12 months ended December 31, 2024 to which the Company made payments or accrued obligations in excess of $1,000,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company, taken as a whole, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

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(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified the Company in writing that it is in a material dispute with the Company or its businesses.

Section 4.25 Certain Business Practices.

(a) Neither the Company, nor any of its officers or directors, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf, has since February 10, 2025, directly or indirectly, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where the Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business for the Company or direct business to the Company (in each case in violation of any Anti-Bribery Laws). Neither the Company, nor any of its officers and directors, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf, has, since February 10, 2025, directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder the Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. Neither the Company, nor any of its officers and directors, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf, has, since February 10, 2025, been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company, nor any of its officers and directors, nor, to the Knowledge of the Company, any Representatives acting on its behalf has, since February 10, 2025, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of the Company are and have been since February 10, 2025, conducted at all times in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which the Company operates, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

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(d) The Company has since February 10, 2025, maintained in place and implemented risk-based controls and systems designed to promote compliance with economic sanctions administered and maintained by the U.S. government.

(e) The Company has not since February 10, 2025, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

Section 4.27 Finders and Brokers. Except as reflected on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Article V of this Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in Article V (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of Purchaser and Merger Sub and, except as provided in Article V, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Purchaser and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Purchaser and Merger Sub as conducted after the Closing, or as contained in any materials provided by Purchaser and Merger Sub or any of their Affiliates or any of their directors, officers, employees, shareholders, partners, members or representatives or otherwise.

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Section 4.29 Information Supplied. None of the information about the Company or supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information about the Purchaser, Merger Sub or their respective Affiliates.

Section 4.30 No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, and the Company hereby disclaims, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth (i) in any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions, other than the filing of the Certificate of Merger with the Delaware Secretary of State. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

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Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract to which Purchaser or Merger Sub is a party or by which its assets are bound, except in the case of clauses (b) or (c), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $22,100.00 divided into (i) 200,000,000 shares of Purchaser Class A Ordinary Shares, 19,690,000 of which are issued and outstanding, (ii) 20,000,000 shares of Purchaser Class B Ordinary Shares, of which 6,333,333 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. In addition, 19,690,000 Cayman Purchaser Rights are issued and outstanding, which entitle the holders thereof to one-twelfth (1/12) of one Purchaser Class A Ordinary Share. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

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(b) Other than the Redemption or as contemplated by this Agreement, Purchaser’s Organizational Documents and the Trust Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(c) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of the Purchaser until the date hereof, and except for the Redemption and as contemplated by this Agreement, Purchaser’s Organizational Documents and the Trust Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares.

(e) Purchaser owns all of the membership interests in Merger Sub. No other membership interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding membership interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, as they have been amended since the time of their filing or furnishing, the “Purchaser SEC Reports”). As of the date hereof, all of the Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) As of their respective dates, the Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing, then on the date of such filing), with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HVIIU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HVII.” The issued and outstanding Cayman Purchaser Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HVIIR.” There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Rights or to terminate the listing of Purchaser on Nasdaq. Except in connection with the Transactions, none of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Rights under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in all material respects in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

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Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions, Purchaser has no Liabilities, except for Liabilities (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser, (c) incurred in connection with the Transactions (for the avoidance of doubt, including those incurred in connection with or relating to this Agreement and the consummation of the Transactions, such as Liabilities incurred by Purchaser in connection with or relating to the negotiation of this Agreement or performance hereunder, any diligence relating hereto, the satisfaction of the required closing conditions, or the PIPE Investment) or (d) which would not be, or would not reasonably be expected to be, material to Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or Merger Sub.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser nor Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

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Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or otherwise in progress or, threatened in writing against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or otherwise in progress, or threatened in writing against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has timely and properly collected or withheld all Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending. There are no outstanding requests by the Purchaser for any extension of time to file any Tax Return or to pay any Taxes shown to be due on any Tax Return, other than extensions in the ordinary course of business consistent with past practice.

(g) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

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(h) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Purchaser has not taken any action or agreed to take any action (or permit any action to be taken), nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments.

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser nor Merger Sub owns or leases any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Sub membership interests).

Section 5.13 Investment Company Act. To the Knowledge of Purchaser, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940.

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Section 5.14 Trust Account. As of the date of this Agreement, Purchaser has at least $193,300,000 in the Trust Account, such monies held in cash and interest-bearing demand deposit account or in or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of January 16, 2025, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the Purchaser’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, there are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened in writing with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement in any material respects, and, to the Knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that any remaining funds available in the Trust Account after payment of Purchaser Transaction Costs will not be available to Purchaser on the Closing Date.

Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the Purchaser or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the Purchaser or Merger Sub or any of their Affiliates.

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Section 5.16 Information Supplied. None of the information about Purchaser or Merger Sub or supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information about the Company or its Affiliates.

Section 5.17 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement/Registration Statement; and (b) neither the Company nor its Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Company and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, or as contained in any materials provided by the Company or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.18 No Additional Representations or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, and Purchaser and Merger Sub hereby disclaim, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

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Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Company as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of its Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

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(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Company and its businesses and assets, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses, to keep available the services of the current officers, key employees, consultants and advisors of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has current or planned significant business relations.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its units or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities;

(v) (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Company made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company, (E) hire, elect, appoint or engage (1) any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, or (2) any new director or officer, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $250,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(vii) (A) make, change or rescind any election relating to Taxes (except in the ordinary course of business consistent with past practice), (B) settle or otherwise compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, (I) surrender or knowingly allow to expire any right to claim a refund of material Taxes, or (J) change its jurisdiction of tax residency;

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(viii) take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property material to any of the businesses of the Company (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

(x) fail to maintain its books, accounts and records in all material respects in accordance with industry standards;

(xi) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease;

(xii) establish any Subsidiary or enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Company, any material insurance policy insuring the Company;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

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(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby);

(xvi) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Company or any terminations for cause;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xviii) make capital expenditures in excess of $100,000 in the aggregate, other than expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $2,500,000 in the aggregate other than pursuant to the terms of a Company Material Contract in effect on the date hereof and excluding the expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xxii) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or any existing Contract (provided such Contract is not amended after the date of this Agreement) or its Organizational Documents);

(xxv) (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company; or

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(xxvi) authorize or agree to do any of the foregoing actions.

(c) Additional Company Distribution. At the Closing Date, if Available Closing Cash exceeds the sum of (i) $50,000,000, (ii) the aggregate Purchaser Transaction Costs and Company Transaction Costs, and (iii) Company working capital reserves in an amount mutually agreed by the Company and Purchaser, then the Company shall be permitted to pay cash transaction bonuses to its officers in amounts mutually agreed by the Company and Purchaser.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness of any Person (provided, that this Section 6.03(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (including the PIPE Investment));

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(v) (A) make, change or rescind any election relating to Taxes (except in the ordinary course of business consistent with past practice), (B) settle or otherwise compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, (I) surrender or allow to expire any right to claim a refund of material Taxes, or (J) change its jurisdiction of tax residency, except as otherwise contemplated by this Agreement or any other Transaction Agreement or the Transactions;

(vi) take or agree to take any action (or permit any action to be taken), or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

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(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment));

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

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Section 6.04 Annual and Interim Financial Statements.

(a) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than December 31, 2025, the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the period from inception through September 30, 2025, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which have been audited in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement and the representations and warranties set forth in Section 4.06 shall be deemed to apply to such PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Company that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such other audited or unaudited financial statements of the Company, the representations and warranties set forth in Section 4.06 shall be deemed to apply to such other audited or unaudited financial statements of the Company, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and any of its subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Company, (y) any of the units or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of units or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Company and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving Purchaser or any of its Affiliates. For the avoidance of doubt, the Company acknowledges and agrees the Representatives of Purchaser and its Affiliates have been and in the future intend to be involved with other special purpose acquisition companies, and it shall not constitute an “Alternative Transaction” for one or more Persons to propose or discuss a potential business combination with the Representatives of Purchaser and its Affiliates unless such Person specifically identifies the Purchaser as a potential counterparty for a Business Combination.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Parties promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (c) becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied; or (d) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions or the business, properties, assets, or liabilities of the Company. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 6.08 shall not give rise to any Liability of the Company or Purchaser or be taken into account in determining whether the conditions in Article VII have been satisfied or give rise to any right of termination set forth in Article VIII.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

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(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Company, on the other hand), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Neither the Company nor Purchaser shall enter into any agreement with any Governmental Authority relating to the Transactions without the prior written consent of the other Party.

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(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Certain Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would prevent or impede, or would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatments. The Parties hereby agree to prepare and file all Tax Returns on a basis consistent with the Intended Tax Treatments and not to take any action or position inconsistent with the Intended Tax Treatments in any Tax Return, any Tax Proceeding or otherwise for any Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

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(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, to the extent such opinion or disclosure relates to the Company or any of their direct or indirect owners, the Company shall cause such opinion to be provided by Nelson Mullins Riley & Scarborough LLP (or another nationally recognized tax advisor to the Company if Nelson Mullins Riley & Scarborough LLP is unable to provide such tax opinion), and to the extent such opinion or disclosure relates to Purchaser or any of its direct or indirect owners, Purchaser shall cause such opinion to be provided by Sidley Austin LLP (or another nationally recognized tax advisor to Purchaser if Sidley Austin LLP is unable to provide such tax opinion), and if such Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to (i) cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholders, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, in each case, for the avoidance of doubt, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the Company. The Company shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

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(d) With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) of the Company for U.S. federal, or applicable state or local, income tax purposes for any taxable period (or portion thereof) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law) (such provisions, “Partnership Tax Audit Rules”), the Company shall, and shall cause its eligible subsidiaries to, (i) timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law, (ii) to the extent any Member has a prior consent right to the making of any such election, to use reasonable efforts to cause each such Member to consent to the making of such election, and (iii) take any and all necessary actions to cause the resignation of all applicable “partnership representatives” and “designated individuals” (each, within the meaning of the Partnership Tax Audit Rules) in favor of such Persons as are nominated by Purchaser.

(e) The Company shall provide a certificate signed by a responsible officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Purchaser (“FIRPTA Certificate”); provided, that the Company shall promptly notify Purchaser, and in all cases no later than seven (7) Business Days prior to the Closing, if it determines that it will not be able to deliver such certificate and form of notice as contemplated herein, and following such notice Purchaser and the Company shall reasonably cooperate to establish any other available exemption from withholding under Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

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Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements and any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and to be sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Rights to be issued in exchange for the issued and outstanding Cayman Purchaser Ordinary Shares and the Cayman Purchaser Rights, respectively, in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, and (C) the shares of Domesticated Purchaser Common Stock to be issued in exchange for the Domesticated Purchaser Rights (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the Purchaser as a Purchaser Transaction Cost. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement when filed with the SEC, or when subsequently supplemented or amended, to comply in all material respects with all Laws applicable thereto and with the rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders. No information received or provided pursuant to this Section 6.13(a)(iv) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Letters.

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(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, unless otherwise agreed in writing by the Company and Purchaser, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as Nasdaq or the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”), except to the extent Purchaser’s board of directors determines in good faith, with the opinion of its outside legal counsel, that a failure to withhold, withdraw, qualify, amend or modify its recommendation would reasonably be expected to violate its fiduciary obligations to Purchaser under applicable Law. To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals. Without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than thirty (30) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled, except Purchaser may adjourn or postpone the Purchaser Shareholders’ Meeting to a date that is more than thirty (30) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled, (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Registration Statement that the Company or Purchaser reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Purchaser Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, there are insufficient Purchaser Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Shareholders’ Meeting, (3) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Purchaser Shareholders’ Meeting is necessary to enable Purchaser to solicit additional proxies required to obtain the Purchaser Shareholder Approval, or (4) to comply with applicable Laws.

(c) Company Member Approval. Upon the terms set forth in this Agreement, the Company shall seek to obtain the Company Member Approval in the form of a written resolution (the “Company Member Consent”) by all of the Members within seventy-two (72) hours after the Proxy Statement/Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to the Members. The Company shall take all other action reasonably necessary or advisable to secure the Company Member Approval as soon as reasonably practicable after the Proxy Statement/Registration Statement is declared effective. The directors of the Company shall recommend to the Members the approval of this Agreement and the Transactions.

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Section 6.14 Employee Matters.

(a) As promptly as practicable after the execution of this Agreement, the Company shall engage an independent outside compensation advisor. As promptly as practicable after the execution of this Agreement, and in any event, prior to the effective date of the Registration Statement, the Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan, effective as of the Effective Time, and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve which shall be mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies and in consultation with its independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. Prior to the Closing, Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a Party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(a) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Company, the Transactions or the Company Confidential Information.

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Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules) to be determined by the Company and which such Post-Closing Purchaser Board shall consist of three classes of directors that are as evenly sized as possible. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) Persons that are designated by the Purchaser prior to the Closing, each of which Persons shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and shall be independent for the purposes of the Nasdaq and the Exchange Act, and (ii) the remaining Persons, all of whom will be designated by the Company prior to the Closing. At or prior to the Closing, one of the Purchaser designees to the Post-Closing Purchaser Board shall be designated lead independent director. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such roles.

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Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Company, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Company’s respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the Purchaser or the Company currently covered by a directors’ and officers’ liability insurance policy of the Purchaser or the Company, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall the Purchaser be required to expend on the premium thereof in excess of $1,500,000 (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of the Company shall be settled without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

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(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Company under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(d) If the Purchaser or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as applicable, assume the obligations set forth in this Section 6.19.

(e) Purchaser and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the D&O Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of Purchaser, the Company, and Merger Sub hereunder. The Parties hereby agree (i) Purchaser and the Surviving Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the D&O Indemnified Parties are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by the D&O Indemnified Parties are secondary), (ii) that Purchaser and the Surviving Company and their Subsidiaries shall be required to advance the full amount of expenses incurred by the D&O Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by Purchaser, the Surviving Company and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the D&O Indemnified Parties may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

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Section 6.20 PIPE Investment.

(a) Prior to the Closing, Purchaser and/or the Company may execute subscription agreements with potential investors for the PIPE Investment (the “Subscription Agreements”) on terms and conditions mutually consented to in writing by the Company and Purchaser (in each case, such consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such PIPE Investment (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Purchaser, including by (a) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) assisting with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information); provided, that, the Company shall have the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any such materials prior to their distribution, (c) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Purchaser or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (d) taking or appointing a representative of Purchaser to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the PIPE Investment immediately prior to or following the Closing Date, (e) providing the Company Financials and such other financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such financing, (f) executing and delivering reasonable and customary certificates and other documentation required by any such equity investor and the Subscription Agreement; provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the transactions contemplated by the Subscription Agreement, (g) furnishing Purchaser with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (h) otherwise reasonably cooperating in Purchaser’s efforts to obtain such PIPE Investment.

(b) Each of the Company and Purchaser shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein. Without limiting the generality of the foregoing, each of the Company and Purchaser shall give the other written notice (i) of any requested amendment to any Subscription Agreement, (ii) of any breach or default, to the knowledge of the Company or Purchaser, as applicable, by any party to any Subscription Agreement, (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to the knowledge of the Company or Purchaser, as applicable, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement, and (iv) if the Company or Purchaser, as applicable, does not expect to receive all or any portion of the applicable purchase price under any investor’s Subscription Agreement in accordance with its terms.

(c) Notwithstanding any other provision of this Agreement, each of the Company and Purchaser agrees, for the benefit of the other, to take all necessary, legally available steps to enforce against any investor in the PIPE Investment the terms of that investor’s Subscription Agreement if such investor is in material breach of its obligations thereunder, including any breach caused by such investor’s failure to fund its Subscription Amount (as defined in its Subscription Agreement) at the time and in the amount required pursuant to its Subscription Agreement.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such shares of Purchaser Class A Ordinary Shares, as required by the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

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Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, and Part 12 of the Cayman Companies Act, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication and (c) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands. In connection with applicable Law, Purchaser shall cause the certificate of domestication filed with the Delaware Secretary of State with respect to the Domestication to provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any holder of the issued Purchaser Ordinary Shares, (i) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (ii) each Cayman Purchaser Right shall convert automatically into a Domesticated Purchaser Right; and (iii) each Cayman Purchaser Unit shall be automatically cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one (1) Domesticated Purchaser Right.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where legally permitted) by the Company and the Purchaser of the following conditions:

(a) Required Approvals. Each of the Purchaser Shareholder Approval and the Company Member Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the consummation of the Merger illegal or which otherwise prevents or prohibits consummation of the Merger.

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(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) by the Company of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser and Merger Sub set forth in the first two sentences of Section 5.01(a) (Organization and Standing), in the first sentence of Section 5.01(b) (Organization and Standing), and in Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization), and Section 5.15 (Finders and Brokers) (collectively, the “Purchaser Specified Representations”) that are (i) qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Purchaser Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Purchaser and Merger Sub set forth in Article V other than the Purchaser Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

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(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Transactions.

(iii) Ancillary Documents. The Purchaser shall have delivered to the Company:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor; and

(B) A copy of the Lock-up Agreement, duly executed by the Purchaser and the Sponsor.

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (where legally permitted) by Purchaser of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), and Section 4.27 (Finders and Brokers) (collectively, the “Company Specified Representations”) that are (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Company set forth in Article IV other than the Company Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

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(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), 7.03(b) and 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party, and the consummation of the Transactions.

(iii) Ancillary Documents. The Company shall have delivered to the Purchaser:

(A) a copy of the A&R Registration Rights Agreement, duly executed by each of the Members;

(B) A properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Member, as necessary;

(C) A properly completed and duly executed FIRPTA Certificate pursuant to Section 6.11(e); and

(D) A copy of the Lock-up Agreement, duly executed by each of the Company Equityholders.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article VIII
TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by written notice from either the Company or Purchaser to the other if the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Shareholders’ Meeting; provided that such termination right shall not be exercisable by Purchaser if Purchaser has materially breached any of its obligations under Section 6.13(b);

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by April 30, 2026, (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time there is an uncured breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied;

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(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time there is an uncured breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(j) by written notice from Purchaser to the Company if (i) the Company fails to deliver the PCAOB Financial Statements to Purchaser on or before December 31, 2025 or (ii) the Company fails to obtain and deliver to the Purchaser the Company Member Consent within five (5) Business Days after the Proxy Statement/Registration Statement is declared effective under the Securities Act.

Section 8.02 Expense Reimbursement.

(a) In the event this Agreement is terminated by the Purchaser pursuant to Section 8.01(g) or Section 8.01(h), at a time when the Company does not have a right to terminate this Agreement pursuant to Section 8.01(f) or Section 8.01(i), then the Company shall pay or cause to be paid to Purchaser an amount equal to the Purchaser’s reasonable, documented, out-of-pocket legal expenses actually incurred in connection with the Transaction since July 23, 2025.

(b) In the event this Agreement is terminated by the Company pursuant to Section 8.01(b), Section 8.01(f) or Section 8.01(i), at a time when the Purchaser does not have a right to terminate this Agreement pursuant to Section 8.01(g) or Section 8.01(h), then the Purchaser shall pay or cause to be paid to the Company an amount equal to the Company’s reasonable, documented, out-of-pocket legal expenses actually incurred in connection with the Transaction since July 23, 2025.

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(c) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if either Party fails to pay in a timely manner any amount due to the other Party pursuant to this Section 8.02, then such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts.

Section 8.03 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, Section 8.02 and this Section 8.03 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful and material breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX
MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.03 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by electronic means (including email), with evidence of transmission or (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

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If to the Purchaser:	with a copy (which will not constitute notice) to:
Hennessy Capital Investment Corp. VII	Sidley Austin LLP

195 US HWY 50 Suite 207 Zephyr Cove, NV 89448	One South Dearborn Chicago, Illinois 60603
Attn: Daniel Hennessy, Thomas Hennessy, and Nick Geeza	Attn: Jeffrey Smith and Michael Heinz
Email: dhennessy@hennessycapitalgroup.com; thennessy@hennessycapitalgroup.com; ngeeza@hennessycapitalgroup.com	Email: jnsmith@sidley.com; mheinz@sidley.com

If to the Company, to:	with a copy (which will not constitute notice) to:
ONE Nuclear Energy, LLC	Nelson Mullins Riley & Scarborough LLP
700 S. Rosemary Ave, Suite 204 West Palm Beach, FL 33401	101 Constitution Ave, NW, Suite 900 Washington, DC 20001
Attn: Richard Taylor and Kevin Dowd	Attn: Jon Talcott and Peter Strand
Email: rtaylor@onenuclearenergy.com; kdowd@onenuclearenergy.com	Email: jon.talcott@nelsonmullins.com; peter.strand@nelsonmullins.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

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Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any Contract, instrument, Law or Order defined or referred to herein or in any Contract, instrument, Law or Order that is referred to herein means such Contract, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of Contract or instruments) by waiver or consent and (in the case of Laws and Orders) by succession of comparable successor Laws or Orders and any statutes, regulations, rules or Orders promulgated thereunder, and to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted at least twenty-four (24) hours prior to the date hereof to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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Section 9.13 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the Closing deliverables contemplated hereby) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the Closing deliverables contemplated hereby) by electronic transmission (including by email or in .pdf format) and electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement or any such Ancillary Document or Closing deliverable.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “HVII Group”), on the one hand, and (y) the Purchaser following the Closing, the Company and/or any member of the ONE Group, on the other hand, any legal counsel, including Sidley Austin LLP, that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the HVII Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the HVII Group, on the one hand, and Sidley Austin LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the HVII Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “ONE Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the HVII Group, on the other hand, any legal counsel, including Nelson Mullins Riley & Scarborough LLP (“NMRS”) that represented the Company prior to the Closing may represent any member of the ONE Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the ONE Group, on the one hand, and NMRS, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) NMRS has represented the ONE Group and the Company with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the HVII Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have NMRS be disqualified from representing (a) any member of the ONE Group in connection with any dispute that may arise between such parties and the HVII Group or the Company or (b) the Purchaser or the Company in connection with any dispute that may arise between such parties and the members of the ONE Group.

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Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Article X
DEFINITIONS

Section 10.01 Certain Definitions. For the purposes of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Base Purchase Price, divided by (b) the Redemption Price.

“Aggregate Consideration” means the Aggregate Base Consideration and the Aggregate Earnout Consideration.

“Aggregate Earnout Consideration” has the meaning specified in Section 2.03(a).

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

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“Anti-Bribery Law” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977; (ii) the UK Bribery Act 2010; (iii) legislation implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states and (v) any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Available Closing Cash” means, as of the Closing, without duplication, (a) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the Redemption), plus (b) the amount of funds available to consummate the Transactions pursuant to a PIPE Investment and other sources of financing net of any fees and expenses associated with such financing, plus (c) the positive amount of Company cash, if any, minus (d) unpaid Purchaser Transaction Costs.

“Base Purchase Price” means $1,000,000,000.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Amended and Restated Articles of Association as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Rights” means the rights to receive one-twelfth (1/12) of one Purchaser Class A Ordinary Share upon consummation of the Business Combination sold in the Purchaser’s IPO.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in the Recitals.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Purchaser; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Purchaser or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Purchaser.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

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“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Stock Price” means the share price equal to the closing sale price of one share of Domesticated Purchaser Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Purchaser Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into the Domesticated Purchaser Common Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable good faith determination of the Post-Closing Purchaser Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Domesticated Purchaser Common Stock).

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Equityholders” means holders of the Company Units.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of (i) the aggregate number of Company Units that are issued and outstanding, whether vested or unvested, plus (ii) the aggregate number of Company Units issuable (on an as-converted basis) upon the exercise, exchange or conversion, as applicable, of any and all options, warrants, securities, instruments or other similar items exercisable, exchangeable or convertible into Company Units, in each case of the foregoing clauses (i) and (ii) as of immediately prior to the Effective Time.

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“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Company.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that the Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company LLC Agreement” means the Operating Agreement of the Company, dated as of February 10, 2025.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, prospects, assets, results of operations or condition (financial or otherwise) of the Company, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining whether a Company Material Adverse Effect has occurred or has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company (provided that this clause (h) shall not apply to any representations or warranty set forth in Section 4.02 or Section 4.05, but subject to any disclosures set forth in Section 4.02 or Section 4.05 of the Company Disclosure Letter), or (i) any action taken by, or at the written request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, prospects, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conducts its operations.

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“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Material MOU” has the meaning specified in Section 4.13(c).

“Company Member Approval” means the vote of Members holding a majority of the Company Units at a duly called meeting of the Members or by way of written consents representing the vote of Members holding a majority of the Company Units, in each case, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the transactions contemplated hereby and thereby, including the Merger.

“Company Member Consent” has the meaning specified in Section 6.13(c).

“Company Owned Properties” has the meaning specified in Section 4.16(a).

“Company Permits” has the meaning specified in Section 4.11.

“Company Personal Property Leases” has the meaning specified in Section 4.17.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Units and all other units, warrants and other securities of the Company.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Specified Representations” has the meaning specified in Section 7.03(a).

“Company Transaction Costs” means all fees, costs and expenses of the Company, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail, but excluding any other amounts payable by the Purchaser hereunder.

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“Company Units” means the Ordinary Membership Units, as defined in the Company LLC Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Right” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Earnout Exchange Ratio” means the Earnout Shares divided by the Company Fully Diluted Capital.

“Earnout Period” means the time period beginning on the date that is the first anniversary of the Closing Date and ending on the date that is the third anniversary of the Closing Date.

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“Earnout Shares” means the up to 13,000,000 shares of Domesticated Purchaser Common Stock that may be issued to the Eligible Stockholders pursuant to Section 2.03.

“Effective Time” has the meaning set forth in Section 1.02(a).

“Eligible Stockholder” means a holder of Company Units as of immediately prior to the Effective Time and each of their respective successors and assigns.

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

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“Exchange Ratio” means the Aggregate Base Consideration divided by the Company Fully Diluted Capital.

“Excluded Unit” has the meaning specified in Section 2.02(a)(i).

“Federal Securities Laws” has the meaning specified in Section 6.07.

“FIRPTA Certificate” has the meaning specified in Section 6.11(e).

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department, or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, any self-regulated organization or stock exchange or any government-owned entity.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical,” or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“HVII Group” has the meaning specified in Section 9.14(a)(i).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligations described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Indemnitee Affiliates” has the meaning specified in Section 6.19(e).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of January 16, 2025 (File No. 333-283087).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

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“IT Assets” means technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems, services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Company in the conduct of its businesses.

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing or proceeding, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Members” means the Persons who are members of the Company pursuant to the Company LLC Agreement.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

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“Nasdaq” has the meaning specified in Section 5.06(a).

“NMRS” has the meaning specified in Section 9.14(a)(ii).

“OFAC” has the meaning specified in Section 4.25(c).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $10,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“ONE Group” has the meaning specified in Section 9.14(a)(ii).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, subpoena, mandate, precept, command, directive, or other similar action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Partnership Tax Audit Rules” has the meaning specified in Section 6.11(d).

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Per Unit Base Consideration” has the meaning specified in Section 2.01(a).

“Per Unit Earnout Consideration” has the meaning specified in Section 2.01(a).

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“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respect; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Company’s ability to conduct its current or planned business at such property; (e) all matters that would be disclosed on an accurate survey of the Company’s real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; or (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” means (a) the purchase from the Purchaser of shares of Domesticated Purchaser Common Stock, shares of one or more series of Purchaser preferred stock or debt securities of Purchaser, with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day on which the Domestication is consummated), (b) the purchase from the Company of any common equity of the Company, and (c) any other form of equity financing (including backstops, recycling facilities and forward purchase agreements), project financing, debt financing or other credit products of Purchaser or the Company, in each case, that are funded prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day on which the Domestication is consummated with respect to any financing of the Purchaser).

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

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“Premium Cap” has the meaning specified in Section 6.19(b).

“Pro Rata Share” means, for each Eligible Stockholder, a percentage determined by dividing (a) the total number of shares of Domesticated Purchaser Common Stock issued to such Eligible Stockholder in the Merger in exchange for such Eligible Stockholder’s Company Units, by (b) the total number of shares of Domesticated Purchaser Common Stock issued to all Eligible Stockholders in the Merger in exchange for the Company Units.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the consummation of the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the consummation of the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (vii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (viii) any change in interest rates or economic, political, business or financial market conditions generally; (ix) any action taken by, or at the written request of, the Company; (x) any change, event, or occurrence generally applicable to publicly traded special purpose acquisition companies; or (xi) any change in the trading price or volume of the Cayman Purchaser Units, Purchaser Ordinary Shares or Cayman Purchaser Rights (provided that the underlying causes of such changes referred to in this clause (xi) may be considered in determining whether there is a Purchaser Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition).

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“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting (or any adjournment or postponement thereof in accordance with Section 6.13(b)), (ii) those Transaction Proposals identified in clauses (A), (D), (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a simple majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), at the Purchaser Shareholders’ Meeting, (or any adjournment or postponement thereof in accordance with Section 6.13(b)), and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting (or any adjournment or postponement thereof in accordance with Section 6.13(b)).

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Specified Representations” has the meaning specified in Section 7.02(a).

“Purchaser Transaction Costs” means: (a) except as otherwise expressly contemplated in the definition of “Company Transaction Costs” or elsewhere in this Agreement, all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date, including in connection with the negotiation, preparation and execution of this Agreement and the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders; (c) any and all costs, fees and expenses of the Purchaser incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC or in connection with filings and applications to any Governmental Authorities relating to Antitrust Laws; and (d) any and all costs, fees and expenses incurred by the Purchaser in connection with the listing on, or to otherwise satisfy the listing standards of, Nasdaq of the shares of Domesticated Purchaser Common Stock issued in connection with the Transactions.

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“Redemption” has the meaning specified in the Recitals.

“Redemption Price” shall mean an amount equal to the price at which each Purchaser Class A Ordinary Share may be redeemed pursuant to the Redemption.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(c).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any country in which the Purchaser or the Company or any agent acting on behalf of the foregoing is performing activities.

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“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means HC VII Sponsor LLC, a Nevada limited liability company.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subscription Agreements” has the meaning specified in Section 6.20(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in the Recitals.

“Tax Proceeding” has the meaning specified in Section 6.11(d).

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“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information or any amendment thereof) filed or submitted or required to be filed or submitted in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) any direct or indirect federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, environmental, premium, personal property, real property, escheat or unclaimed property, windfall, capital stock, profits, disability, registration, value added, estimated, customs, duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority (or relating to an obligation to file a Tax Return), (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or as a result of being a transferee or successor, by operation of Contract or Law or otherwise and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

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“Triggering Event” means either Triggering Event I, Triggering Event II or Triggering Event III.

“Triggering Event I” shall occur if, within the Earnout Period, the Common Stock Price of the Domesticated Purchaser Common Stock is greater than or equal to $12.50 per share.

“Triggering Event II” shall occur if, within the Earnout Period, the Common Stock Price of the Domesticated Purchaser Common Stock is greater than or equal to $15.00 per share.

“Triggering Event III” shall occur if, within the Earnout Period, the Common Stock Price of the Domesticated Purchaser Common Stock is greater than or equal to $17.50 per share.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-1-99

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:

The Company:

ONE NUCLEAR ENERGY, LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Co-Founder, Chairman, Chief Executive Officer

Merger Sub:

SOLIS MERGER SUB LLC

By:	Hennessy Capital Investment Corp. VII, its sole and managing member

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

Annex A-1-100

ANNEX A-2

OMNIBUS amendMENT No. 1

to THE

BUSINESS COMBINATION AGREEMENT AND PROMISSORY NOTE

______________

This OMNIBUS AMENDMENT NO. 1 (this “Amendment”), dated as of March 31, 2026, to: (i) the Business Combination Agreement, dated as of October 22, 2025 (as amended, the “Business Combination Agreement”) and (ii) the Promissory Note, dated as of December 19, 2025 (as amended, the “Promissory Note”), is by and among Hennessy Capital Investment Corp. VII (“Purchaser”), Solis Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and ONE Nuclear Energy, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Section 9.10 of the Business Combination Agreement permits the amendment of the Business Combination Agreement in accordance with the terms set forth therein;

WHEREAS, Section 12 of the Promissory Note permits the amendment of the Promissory Note in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend both (i) the Business Combination Agreement and (ii) the Promissory Note, each as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amendment of Section 8.01(d). Section 8.01(d) of the Business Combination Agreement is hereby amended by deleting the text “April 30, 2026” and replacing it with “June 30, 2026”.

ARTICLE II

AMENDMENT TO THE PROMISSORY NOTE

1. Amendment of Section 3(a). Section 3(a) of the Promissory Note is hereby amended by deleting the text “March 31, 2026” and replacing it with “June 30, 2026”.

ARTICLE III

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, both (i) the Business Combination Agreement and (ii) the Promissory Note are in all respects ratified and confirmed and all the respective terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of either (i) the Business Combination Agreement or (ii) the Promissory Note, or any of the respective documents referred to therein.

Annex A-2-1

2. Effect of Amendment. This Amendment shall form a part of both (i) the Business Combination Agreement and (ii) the Promissory Note for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby and any reference to the Promissory Note shall be deemed a reference to the Promissory Note as amended hereby. Notwithstanding the foregoing, (i) references to the date of the Business Combination Agreement, “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to October 22, 2025, and (ii) references to the date of the Promissory Note and “the date hereof” shall in all instances continue to refer to December 19, 2025.

3. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

4. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT.

5. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Amendment is, to any extent, held invalid or unenforceable in any respect under the laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained in this Amendment that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6. Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Amendment.

[Signature Page Follows.]

Annex A-2-2

IN WITNESS WHEREOF the parties hereto have hereunto caused this Amendment to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

ONE NUCLEAR ENERGY, LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Chairman, Chief Executive Officer

SOLIS MERGER SUB LLC

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

[Signature Page to Amendment]

Annex A-2-3

ANNEX A-3

OMNIBUS amendMENT No. 2

to THE

BUSINESS COMBINATION AGREEMENT AND PROMISSORY NOTE

______________

This OMNIBUS AMENDMENT NO. 2 (this “Amendment”), dated as of June 1, 2026, to: (i) the Business Combination Agreement, dated as of October 22, 2025 (as amended, the “Business Combination Agreement”) and (ii) the Promissory Note, dated as of December 19, 2025 (as amended, the “Promissory Note”), is by and among Hennessy Capital Investment Corp. VII (“Purchaser”), Solis Merger Sub LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Purchaser (“Merger Sub”) and ONE Nuclear Energy, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the parties hereto entered into that certain Omnibus Amendment No. 1, dated as of March 31, 2026, amending (i) the Outside Date (as defined therein) of the Business Combination Agreement and (ii) the Maturity Date (as defined therein), in part, of the Promissory Note;

WHEREAS, Section 9.10 of the Business Combination Agreement permits the amendment of the Business Combination Agreement in accordance with the terms set forth therein;

WHEREAS, Section 12 of the Promissory Note permits the amendment of the Promissory Note in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to further amend both (i) the Business Combination Agreement and (ii) the Promissory Note, each as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1. Amendment of Section 8.01(d). Section 8.01(d) of the Business Combination Agreement is hereby amended by deleting the text “June 30, 2026” and replacing it with “August 15, 2026”.

ARTICLE II

AMENDMENT TO THE PROMISSORY NOTE

1. Amendment of Section 3(a). Section 3(a) of the Promissory Note is hereby amended by deleting the text “June 30, 2026” and replacing it with “August 15, 2026”.

2. Amendment of Section 1(a). Section 1(a) of the Promissory Note is hereby amended by deleting the text “$300,00.00” and replacing it with “316,975.00”.

Annex A-3-1

ARTICLE III

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, both (i) the Business Combination Agreement and (ii) the Promissory Note are in all respects ratified and confirmed and all the respective terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of either (i) the Business Combination Agreement or (ii) the Promissory Note, or any of the respective documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of both (i) the Business Combination Agreement and (ii) the Promissory Note for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby and any reference to the Promissory Note shall be deemed a reference to the Promissory Note as amended hereby. Notwithstanding the foregoing, (i) references to the date of the Business Combination Agreement, “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to October 22, 2025, and (ii) references to the date of the Promissory Note and “the date hereof” shall in all instances continue to refer to December 19, 2025.

3. Governing Law. This Amendment, and any claim or cause of action hereunder based upon, arising out of or related to this Amendment (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

4. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT.

5. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Amendment is, to any extent, held invalid or unenforceable in any respect under the laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained in this Amendment that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

6. Counterparts; Electronic Signatures. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Amendment.

[Signature Page Follows.]

Annex A-3-2

IN WITNESS WHEREOF the parties hereto have hereunto caused this Amendment to be duly executed as of the date first above written.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

ONE NUCLEAR ENERGY, LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Chairman, Chief Executive Officer

SOLIS MERGER SUB LLC

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

[Signature Page to Omnibus Amendment No. 2]

Annex A-3-3

ANNEX B

CERTIFICATE OF INCORPORATION

OF

ONE NUCLEAR ENERGY INC.

ARTICLE I

NAME

The name of the Corporation is ONE Nuclear Energy Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue a total of 501,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 500,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class (unless a separate vote of any holders of one or more series of Preferred Stock is required by the express terms of such series), irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the fullest extent provided by the DGCL, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Voting.

(a) Voting Power. Except as otherwise required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

Annex B-1

(b) Nature of Voting Rights. Except as may be otherwise provided in this Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, at all meetings of the stockholders and on all matters properly submitted to a vote of the stockholders, each holder of Common Stock, as such, shall (i) have the right to one vote per share of Common Stock held of record by such holder; (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”); and (iii) be entitled to vote only upon such matters and in such manner as may be provided by this Certificate or the Bylaws; provided, however, that, except as otherwise required by any non-waivable provision of applicable law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation). This Certificate does not authorize cumulative voting.

(c) Modification. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 4.3.

Section 4.4 Dividends. Except as otherwise provided in this Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, the Board may from time to time declare, and the Corporation may pay, dividends on outstanding shares of Common Stock from funds lawfully available therefor. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 4.5 Liquidation, Dissolution, or Winding Up of the Corporation. Except as otherwise provided in this Certificate (including any Preferred Stock Designation) or required by any non-waivable provision of applicable law, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders. Notwithstanding the foregoing, the Board may pay or make a disparate distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

Section 4.6 Nature of Rights. Except as may be otherwise provided in this Certificate or required by any non-waivable provision of applicable law, all shares of Common Stock shall have the same rights, privileges, and powers, shall rank equally (including, without limitation, as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), shall share ratably, and shall be identical in all respects and as to all matters.

Section 4.7 Rights, Warrants, and Options. The Corporation may create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of Common Stock of any class or classes, with such rights, warrants, and options to be evidenced by or in such instruments approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise, and other terms and conditions of such rights, warrants, or options; provided, however, that the consideration to be received for any shares of Common Stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The Board shall manage and direct the business and affairs of the Corporation. The Board is empowered to exercise all such powers and to do all such acts as may be exercised or done by the Corporation. This grant of power to the Board does not limit any of the powers expressly given to the Board under, but is subject to any conflicting provision of, the DGCL (to the extent that such provision is non-waivable), this Certificate, and the Bylaws; provided, however, that a provision or a modification of a provision of the Bylaws adopted by the stockholders shall not invalidate any prior act of the Board that would have been valid if such addition or modification of a provision to the Bylaws had not been adopted.

Annex B-2

Section 5.2 Number. As of the Effective Date, the number of directors constituting the Board shall be seven (7). Other than those, if any, who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, this number may be increased or decreased at any time and from time to time by the written resolution of the Board. However, in no event may a decrease in the number of directors constituting the Board shorten the term of any incumbent director or result in there being less than one director.

Section 5.3 Classification; Term.

(a) Classification and Initial Term. The Board shall be classified into three classes: Class I, Class II, and Class III. As of the date hereof, the number of directors in Class I shall be two (2), the number of directors in Class II shall be two (2), and the number of directors in Class III shall be three (3). The initial terms of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effectiveness of this Certificate. The initial terms of the initial Class II directors shall expire at the second annual meeting of the stockholders following the effectiveness of this Certificate. The initial terms of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate. If the number of directors constituting the Board is changed pursuant to Section 5.2, any resulting increase or decrease shall be apportioned by the Board among the director classes so as to maintain the proportion of directors in each class as nearly equal as possible.

(b) Term. Except as set forth in Section 5.3(a) with respect to the initial terms of the initial directors in the director classes, a director’s term shall expire at the third annual meeting of the stockholders following his or her most recent election or re-election as such. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law. In the event of any increase or decrease in the authorized number of directors each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member.

(c) Limitation. Notwithstanding anything to the contrary in Section 5.3(a), Section 5.3(b), or Section 5.5, (i) if the stockholders do not re-elect (or elect, with respect to a director appointed by the Board pursuant to Section 5.5) a director upon the expiration of his or her then-current term, he or she shall nonetheless remain in office until the qualification of his or her successor and (ii) a director’s term shall end early upon his or her resignation, removal, or death.

Section 5.4 Election. At the Corporation’s annual meeting of the stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present, in person or represented by proxy, at the meeting and entitled to vote thereon. The immediately preceding sentence is subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock. Unless required by the Bylaws, the directors need not be elected by written ballot.

Section 5.5 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from a director’s resignation, removal, or death may be filled solely and exclusively by the vote of a majority of the remaining directors then in office (or, if applicable, the sole remaining director), even if such directors constitute less than a quorum. Any director so appointed shall hold office until the expiration of the remaining full term of the class of directors to which the new directorship was added or in which the vacancy occurred, subject to Section 5.3(c).

Section 5.6 Removal. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66.67% of the voting power of all then-outstanding shares of Common Stock entitled to vote generally in the election of directors. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Section 5.6.

Section 5.7 Preferred Stock-Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by any non-waivable provision of applicable law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Annex B-3

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of outstanding Preferred Stock, the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors. The stockholders may not adopt, amend, alter, or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate (including any Preferred Stock Designation), by the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of the Common Stock entitled to vote thereon. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner provided in the Bylaws.

Section 7.3 Effectuation; No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders may be effected only at a duly called annual or special meeting of the stockholders and may not be effected by any written consent in lieu thereof by such stockholders.

Section 7.4 Modification. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Liability. To the fullest extent permitted by the DGCL, a director or officer shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law; (c) in the case of directors, under Section 174 of the DGCL; or (d) for any transaction from which the director or officer derived an improper personal benefit. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, or repeal. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be further eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Annex B-4

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, other enterprise, or nonprofit entity, including, without limitation, service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director, officer, employee, or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent permitted by the DGCL pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by any non-waivable provision of the DGCL, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 are contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 arising for any reason shall, unless otherwise required by any non-waivable provision of applicable law or by the express provisions of such repeal or amendment, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced, or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.

Section 8.3 Modification. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

Annex B-5

ARTICLE IX

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

This Certificate may not be amended, amended and restated, or repealed except with the approval of the Board and, except as otherwise set forth in this Certificate, with the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock entitled to vote thereon; provided, however, that the foregoing is subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock. Notwithstanding the foregoing, except as otherwise required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

EXCLUSIVE FORUM

Section 10.1 Forum.

(a) Claims Arising Under State Law. Subject to Section 10.1(b), to the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including any beneficial owner thereof) to bring (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Certificate, or the Bylaws (including, without limitation, with respect to the interpretation, validity, or enforceability of any provision hereof or thereof); or (iv) any action asserting a claim governed by the internal affairs doctrine.

(b) Claims Arising Under Federal Law. To the fullest extent permitted by applicable law and absent the Corporation’s express written consent to an alternative forum, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 is filed in a court other than in accordance therewith (a “Foreign Action”) in the name of any stockholder (or a beneficial owner thereof), such stockholder or beneficial owner, as applicable, shall be deemed to have consented to (a) the personal jurisdiction of the state located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1(a) or the personal jurisdiction of the United States District Court for the District of Delaware in connection with any action brought in any such court to enforce Section 10.1(b) (an “FSC Enforcement Action”) and (b) having service of process made upon him, her, or it in any such FSC Enforcement Action by service upon such his, her, or its counsel in the Foreign Action as agent for such stockholder or beneficial owner, as applicable.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Section 10.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

Section 10.5 Modification. Notwithstanding any other provisions of applicable law, this Certificate, or the Bylaws that may otherwise permit a lesser vote of the stockholders, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by any non-waivable provision of applicable law or this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.67% of the voting power of the outstanding shares of Common Stock entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article X.

***

Annex B-6

IN WITNESS WHEREOF, [__] has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ONE Nuclear Energy Inc.

By:
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

Annex B-7

ANNEX C

BY LAWS

OF

ONE Nuclear Energy Inc.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Board pursuant to a resolution adopted by a majority of the Board or the Chief Executive Officer, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Annex C-1

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

Annex C-2

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Annex C-3

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Annex C-4

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these By Laws, and no action shall be taken by the stockholders by written consent or electronic transmission.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

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(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee, to serve as a director if elected, to the Corporation’s engaging in a background check of such nominee (including through a third party investigation firm), and information reasonably necessary to complete such a background check, in a manner consistent with background checks customarily engaged in by the Corporation for prospective new members of the Board of Directors, and to requests for information and regulatory filings and disclosures reasonably requested by the Board in connection with any regulations applicable to, or licenses held by, the Corporation.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

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(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

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ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, a Chairman of the Board, a President, Vice Presidents, Assistant Secretaries, a Treasurer and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

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(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

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(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

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Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

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Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

Annex C-14

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Annex C-15

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Annex C-16

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66.67% of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

Section 9.15. Federal Forum. In supplement to, not in replacement of, and, except as otherwise specifically provided in, the Certificate of Incorporation, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, and specifically the United States District Court for the District of Delaware, shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act, Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated under the Exchange Act or Securities Act. If any action the subject matter of which is (i) within the scope of Section 12.1 of the Certificate of Incorporation is filed in the name of any stockholder in a court other than a court located within the State of Delaware or (ii) outside the scope of Section 12.1 of the Certificate of Incorporation by virtue of the second sentence thereof is filed in the name of any stockholder in a court other than the United States District Court for the District of Delaware (the foregoing (i) and (ii), each a “Foreign Action”), such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 of the Certificate of Incorporation, (b) the personal jurisdiction of the United States District Court for the District of Delaware in connection with any action brought in any such court to enforce this Section 9.15 (the foregoing (a) and (b) each a “FSC Enforcement Action”), and (c) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Annex C-17

ANNEX D

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 202[_], is made and entered into by and among ONE Nuclear Energy Inc., a Delaware corporation (formerly known as Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company) (the “Company”), HC VII Sponsor LLC, a Nevada limited liability company (the “Sponsor”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen”), Loop Capital Markets LLC (“Loop Capital”) and Clear Street LLC (“Clear Street” and, together with Cohen and Loop Capital, the “IPO Underwriters”), each of the undersigned parties listed under “Other Existing Holders” on the signature pages hereto (each such party, together with the Sponsor and the IPO Underwriters, the “Existing Holders”) and each of the undersigned parties listed under “New Holders” on the signature pages hereto (collectively, the “New Holders” and collectively with the Existing Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each a “Holder”).

RECITALS

WHEREAS, pursuant to that certain Amended & Restated Founder Share Subscription Agreement, dated as of January 10, 2025, by and between the Company and the Sponsor, the Sponsor purchased an aggregate of 6,333,333 Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), of the Company (after giving effect to the required forfeitures);

WHEREAS, the Sponsor subsequently transferred an aggregate of 1,130,000 Class B Ordinary Shares to the Company’s initial independent directors and executive officers;

WHEREAS, the Class B Ordinary Shares were convertible into the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in the Company’s previous amended and restated memorandum and articles of association;

WHEREAS, on January 16, 2025, the Sponsor and the IPO Underwriters each entered into a private placement unit purchase agreement, pursuant to which the Sponsor and the IPO Underwriters purchased an aggregate of 690,000 private placement units (the “Private Placement Units”), each unit consisting of one Class A Ordinary Share and one share right (the “Private Placement Share Right”) to receive one-twelfth (1/12) of one Class A Ordinary Share upon the consummation of the Company’s initial business combination, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, the Company entered into that certain Business Combination Agreement, dated as of October 22, 2025 (as amended, the “Business Combination Agreement”), with ONE Nuclear Energy LLC, a Delaware limited liability company (“Old One Nuclear”), and Solis Merger Sub LLC, a Delaware limited liability company and a former wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, on or about the date hereof, (a) each then issued and outstanding Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share (the “Sponsor Share Conversion”); (b) after the Sponsor Share Conversion, the Company transferred by way of continuation and deregistration to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part 12, Section 206 of the Companies Act (As Revised) of the Cayman Islands (such continuation and domestication, the “Domestication”); (c) immediately following the Sponsor Share Conversion, in connection with, and after giving effect to, the Domestication, (i) each then issued and outstanding Class A Ordinary Share converted automatically, on a one-for-one basis, into one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), (ii) each then issued and outstanding right of the Company, including the Private Placement Share Rights, converted automatically into a right to acquire one-twelfth (1/12) of one share of Common Stock upon consummation of a business combination (each a “Domesticated Company Right”), and (iii) each then issued and outstanding unit of the Company, including the Private Placement Units, were cancelled and one share of Common Stock and one Domesticated Company Right were issued in respect thereof; and (d) the transactions contemplated by the Business Combination Agreement were consummated (the “Closing”), including that (i) Merger Sub merged with and into Old One Nuclear (the “Merger”), with Old One Nuclear surviving the Merger and becoming a wholly-owned subsidiary of the Company and (ii) the Domesticated Company Rights were automatically surrendered in exchange for one share of Common Stock for each twelve Domesticated Company Rights;

Annex D-1

[WHEREAS, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors loaned to the Company $[___], of which [up to $2,500,000 of such loans] were converted into private placement units at a price of $10.00 per private placement unit immediately prior to the Domestication, which underlying shares and rights of the Company were ultimately converted into [___] shares of Common Stock at the Closing (“Working Capital Shares”);]1

WHEREAS, each of the Company and the Existing Holders is a party to, and hereby consents to, this amendment and restatement of that certain Registration Rights Agreement, dated January 16, 2025 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company will grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

1 Note to Draft: References to Working Capital Units to be included if issued prior to the Closing.

Annex D-2

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demanding Holder” shall mean any Holder or group of Holders that (in the case of a group of Holders, together) elects to dispose of Registrable Securities having an aggregate value of at least $25 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Domesticated Company Right” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.2.

“Form S-3” shall have the meaning given in subsection 2.3.

“Holders” shall have the meaning given in the Preamble.

“IPO Underwriters” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

Annex D-3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Old One Nuclear” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any applicable transfer restriction period pursuant to an agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Share Right” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) all shares of Common Stock issued or issuable pursuant to the Domestication, (b) all shares of Common Stock issued or issuable pursuant to the Merger (including the Earnout Shares), (c) the shares of Common Stock underlying the Domesticated Company Rights, (d) any outstanding shares of Common Stock (including, without limitation, the shares of Common Stock issued or issuable upon the exercise, exchange or conversion of any other equity security) of the Company held by a Holder from time to time, [(e) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $2,500,000 made to the Company by a Holder (including the Working Capital Shares)] and (f) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Annex D-4

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) reasonable Underwriter expenses (other than fees, commissions or discounts);

(C) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(D) printing, messenger, telephone and delivery expenses;

(E) reasonable fees and disbursements of counsel for the Company;

(F) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(G) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.4.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Share Conversion” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.4.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

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[“Working Capital Shares” shall have the meaning given in the Recitals hereto.]

Article II
REGISTRATIONS

2.1 Shelf Registration and Demand Registration.

2.1.1 Shelf Registration. The Company agrees that as promptly as reasonably possible, but in no event later than within thirty (30) days after the Closing, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the resale or other disposition of the Registrable Securities by the Holders pursuant to any method or combination of methods legally available to the Holders. If at any time a Registration Statement filed with the Commission pursuant to subsection 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its reasonable best efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to cause the Shelf Registration filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.2 Request for Registration. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, to the extent that any Registrable Securities are not registered pursuant to the Shelf Registration a Demanding Holder may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Registration Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from one or more Demand Registration Requesting Holder(s) to the Company, such Demand Registration Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Registration Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than three (3) Registrations in the aggregate pursuant to Demand Registrations under this subsection 2.1.2, with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Demanding Holders and Demand Registration Requesting Holders to be registered on behalf of the Demanding Holders and Demand Registration Requesting Holders (subject to subsection 2.1.5) in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Registration Requesting Holders (if any), pursuant to a Registration under this subsection 2.1.2 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal.

Annex D-6

2.1.3 Effective Registration. Notwithstanding the provisions of subsection 2.1.2 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.4 Underwritten Offering. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof, any Demanding Holder may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or subsection 2.1.2 (an “Underwritten Demand”) for all or a portion of the Demanding Holder’s Registrable Securities. The Company shall, within three (3) Business Days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder that requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have the designated portion of their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating such Underwritten Offering, and the Company shall enter into such underwriting agreement and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.4; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders, the Demand Registration Requesting Holders (if any) and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders, the Demand Registration Requesting Holders (if any) and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders, the Demand Registration Requesting Holders (if any) and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) holds prior to such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to an Underwritten Offering under subsection 2.1.4 shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.1.7 Holder Information Required for Participation in Underwritten Offering. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities;

Annex D-9

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 and shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or an Underwritten Offerings pursuant to subsection 2.1.4.

2.3 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission if so requested), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”). Within three (3) Business Days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $25,000,000.

Annex D-10

Any request for an underwritten offering pursuant to a Form S-3 shall follow the procedures of Section 2.1 (including Section 2.1.5) but shall not count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.2.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.2 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration or Underwritten Demand would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Waiver. Notwithstanding anything in this Agreement to the contrary, any Holder may notify the Company of its election to waive any and all rights (i) to receive notice of an Underwritten Demand or Piggyback Registration as provided for in this Article II or (ii) to participate in any such Underwritten Offering or Piggyback Registration. As long as any such waiver remains outstanding and has not been rescinded in writing, the Company agrees not to notify any such Holder of any Underwritten Demand or Piggyback Registration or provide any such Holder with any information relating thereto.

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

Annex D-11

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or share rights agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend and supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters from the staff of the Commission with respect to any such Registration Statement or Prospectus;

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3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Annex D-13

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations, warranties or agreements to or with the Company or the Underwriters, other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representations, warranties or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person or entity under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it receives from such Underwritten Offering.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Annex D-14

3.6 Limitations of Registration Rights. Notwithstanding anything herein to the contrary, (i) the IPO Underwriters and/or their respective designees may not exercise their rights under Sections 2.1 and 2.2 hereunder after five (5) and seven (7) years from the commencement of sales relating to the Company’s initial public offering, respectively, and (ii) the IPO Underwriters and/or their respective designees may not exercise their rights under Section 2.1 more than one time.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the total liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Annex D-15

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

Annex D-16

Article V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: ONE Nuclear Energy LLC, Attn: Richard Taylor and Kevin Dowd, 700 S. Rosemary Ave, Suite 204, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to a Permitted Transferee who agrees to become bound by the transfer restrictions applicable to the assigning or delegating Holder, if any, pursuant to any agreement between such Holder and the Company.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

Annex D-17

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include the IPO Underwriters if such amendment or modification affects in any way the rights of the IPO Underwriters hereunder), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, so affected at the time in question; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement, the Company shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

5.7 Term. This Agreement shall terminate upon the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5, Article IV and Article V shall survive any termination.

Annex D-18

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

5.9 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required or requested by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of Company counsel), and the Company shall instruct and cause its transfer agent not to require a medallion guarantee in connection with any permitted transfer of Registrable Securities.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

[Signature pages follow]

Annex D-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ONE Nuclear Energy Inc., a Delaware Corporation

By:
Name:	Richard Taylor
Title:	Chief Executive Officer

SPONSOR:

HC VII Sponsor LLC, a Nevada limited liability company

By:
Name:	Daniel J. Hennessy
Title:	Managing Member

IPO UNDERWRITERS:

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC

By:
Name:
Title:	Authorized Signatory

Loop Capital Markets LLC

By:
Name:
Title:	Authorized Signatory

Clear Street LLC

By:
Name:
Title:	Authorized Signatory

[Signature Page to A&R Registration Rights Agreement]

Annex D-20

OTHER EXISTING HOLDERS:

Daniel J. Hennessy

Thomas D. Hennessy

Nicholas Geeza

Grant Allen

Brian Bonner

Anna Brunelle

Javier Saade

Poonam Sharma

[Signature Page to A&R Registration Rights Agreement]

Annex D-21

NEW HOLDERS:

Richard Taylor

Kevin Dowd

Robert Carilli

BCR-ABL LLC

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

Annex D-22

ANNEX E

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and between (i) Hennessy Capital Investment Corp. VII, a Cayman Islands exempted company (including its successor by redomestication and continuance, the “Company”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA (as defined herein). Company and Holder may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, on October 22, 2025, the Company, ONE Nuclear Energy LLC (“ONE”), Merger Sub, and certain other persons entered into that certain Business Combination Agreement (the “BCA”), pursuant to which, subject to the terms and conditions thereof, the Company will redomesticate and continue as a Delaware corporation named ONE Nuclear Energy Inc., and Merger Sub will merge with and into ONE, with the merged company surviving as a wholly-owned subsidiary of the Company (the “Merger”), and with ONE’s equityholders receiving shares (the “Merger Shares”) of the post-redomestication Company’s common stock, par value $0.0001 per share (the “Company Common Stock”);

WHEREAS, upon the Closing, Holder will be a holder of Company Common Stock; and

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by Holder thereunder, the Parties desire to enter into this Agreement, pursuant to which, (1) any securities issued upon conversion of the Purchaser Class B Ordinary Shares and (2) the Merger Shares (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

Annex E-1

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period commencing on the Closing and ending on the earlier of (x) the six month anniversary of the Closing Date, (y) such date that the reported last sale price of the Company Common Stock equals or exceeds $11.00 per share (as adjusted for share splits, share dividends, right issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their common stock of the Company for cash, securities or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing restrictions shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, (IV) with respect to up to five percent (5%) of such Holder’s Merger Shares, pledges in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and such Holder and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Holder or (V) pursuant to any “piggyback” registration rights under the A&R Registration Rights Agreement; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings) or Holder’s affiliates, (2) any trust for the direct or indirect benefit of Holder or affiliates or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) in the case of an entity, partners, members, managers, investment managers or equityholder of such entity that receive such transfer as a distribution or a dividend, (5) any charitable organization, (6) any transferee to satisfy any U.S. federal, state, or local income tax obligations of a Holder (or its direct or indirect owners) arising from such Holder’s ownership (including prior to and after the Business Combination) of the Restricted Securities or any interests in the Company, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Restricted Securities or any interests in the Company, (7) any transferee whereby there is no change in beneficial ownership, and (8) the nominee or custodian of any of the foregoing persons or entities. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period except in compliance with the foregoing restrictions.

Annex E-2

(c) During the Lock-Up Period (which the Company shall cause to be promptly removed as soon as possible following the end of the Lock-Up Period), each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

2.	Miscellaneous.

(a) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except to a Permitted Transferee. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(b) Third Parties. Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party or a successor or permitted assign of such a Party.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware. Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the State of Delaware to determine all issues, whether at law or in equity, arising from this Agreement. To the extent permitted by applicable Law, each Party:

(i)	irrevocably waives any objection, including any claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this agreement in the courts of that State, or that the subject matter of this agreement may not be enforced in those courts;

(ii)	irrevocably agrees not to seek, and waives any right to, judicial review by any court that may be called upon to enforce the judgment of the courts referred to in this Section 2 (c), of the substantive merits of any suit, action or proceeding; and

Annex E-3

(iii)	to the extent that party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, irrevocably waives that immunity in connection with its obligations under this Agreement.

(d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(d).

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Annex E-4

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, or (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

ONE Nuclear Energy LLC

700 S Rosemary Ave

Suite 204

West Palm Beach, FL 33401

Attn: Richard Taylor and Kevin Dowd

Email: rtaylor@onenuclearenergy.com;

kdowd@onenuclearenergy.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW

Suite 900

Washington, DC 20001

Attention: Jon Talcott and Peter Strand

Email: jon.talcott@nelsonmullins.com;

peter.strand@nelsonmullins.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. The Company shall not amend or waive any similar lock-up restrictions agreed with any other stockholders of the Company or otherwise release any such stockholder of the Company from such lock-up restrictions, unless the Company extends such amendment, waiver and/or release to Holder. The Company shall provide at least ten (10) business days’ advance written notice to Holder of any such amendment or waiver.

(h) Authorization on Behalf of the Company. The Parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of the Company, including enforcing the Company’s rights and remedies under this Agreement, or providing any waivers with respect to the provisions hereof, shall solely be made, taken and authorized by the majority of the Company’s disinterested directors (the “Disinterested Directors”). In the event that the Company at any time does not have any Disinterested Directors, so long as Holder has any remaining obligations under this Agreement, the Company will promptly appoint one in connection with this Agreement. Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of the Company or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Company or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

Annex E-5

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the Company may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the BCA or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures. This Agreement may also be executed and delivered electronically, by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. This Agreement may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(n) Effectiveness. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the BCA is validly terminated in accordance with its terms prior to the consummation of the Merger, this Agreement shall automatically terminate and become null and void, and the Parties shall have no obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

HENNESSY CAPITAL INVESTMENT CORP. VII

By:
Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number of Shares of Common Stock to be issued:

Shares of Common Stock: _____________________________

Address for Notice:

_______________________________

_______________________________

_______________________________

_______________________________

Email: _____________________________

{Signature Page to Lock-Up Agreement}

ANNEX F

ONE NUCLEAR ENERGY INC. 2026 EQUITY AND INCENTIVE PLAN

1. Purpose. The purpose of the ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates (each as defined below) may attract and retain key personnel and align their interests with those of the Company’s shareholders by providing them the opportunity to acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares (as defined below).

2. Definitions. The following definitions shall be applicable throughout the Plan:

(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliate or any third party who has a business relationship with the Company, other than in connection with the disclosure of a trade secret or confidential information that is made (1) in confidence to a federal, state, or local government official, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; (D) the Participant’s commission or conviction of, or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company or any of its Affiliates, its goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

Annex F-1

(f) “Change in Control” shall, in the case of a particular Award, be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to an unrelated third party;

(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company principally for bona fide equity financing purposes, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (D) any acquisition by any corporation pursuant to a transaction that complies with paragraph 2(f)(iv), (E) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company;

(iii) During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or

(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

Annex F-2

(h) “Committee” means a committee of at least three (3) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board or if the Board elects to act as the Committee with respect to any action, the Board.

(i) “Common Shares” means shares of the Company’s common stock, par value $0.001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(j) “Company” means [_______________], a Delaware corporation, and its successors and assignees.

(k) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(l) “Disability” means, unless the applicable Award agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which such Participant participates.

(m) “Effective Date” means the date this Plan is approved by the Board, as set forth on the signature page hereto.

(n) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(o) “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) an individual consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies, such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(p) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(q) “Exercise Price” has the meaning given such term in paragraph 7(b) of the Plan.

Annex F-3

(r) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee, in accordance with Section 409A of the Code.

(s) “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein) as defined in the applicable Award agreement.

(t) “Immediate Family Members” shall have the meaning set forth in paragraph 15(b).

(u) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(v) “Indemnifiable Person” shall have the meaning set forth in paragraph 4(e) of the Plan.

(w) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(x) “Nonqualified Stock Option” means an Option that is not designated by the Committee and/or does not qualify as an Incentive Stock Option.

(y) “Option” means an Award granted under Section 7 of the Plan.

(z) “Option Period” has the meaning given such term in paragraph 7(c) of the Plan.

(aa) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(bb) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(cc) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

Annex F-4

(dd) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.

(ee) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(ff) “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(gg) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(hh) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(ii) “Permitted Transferee” shall have the meaning set forth in paragraph 15(b) of the Plan.

(jj) “Person” has the meaning given such term in the definition of “Change in Control.”

(kk) “Plan” means this ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan, as amended from time to time.

(ll) “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 12-month period following (or such other period specified in the applicable Award agreement) the consummation of a Change in Control.

(mm) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(nn) “Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Common Shares or, as specified in the applicable Award agreement, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(oo) “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

Annex F-5

(pp) “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award agreement.

(qq) “SAR Period” has the meaning given such term in paragraph 8(b) of the Plan.

(rr) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(ss) “Share Pool” has the meaning given such term in paragraph 5(b) of the Plan.

(tt) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(uu) “Stock Bonus Award” means an Award granted under Section 10 of the Plan.

(vv) “Strike Price” has the meaning given such term in paragraph 8(b) of the Plan.

(ww) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(xx) “Substitute Award” has the meaning given such term in paragraph 5(e).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

Annex F-6

(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan including rules related to insider trading restrictions; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) The Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(e) To the maximum extent permitted by applicable law, no member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. To the maximum extent permitted by applicable law, each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

Annex F-7

(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards other than as may be prohibited by applicable securities laws (including, without limitation, Rule 16b-3 promulgated under the Exchange Act). Provided that such authority is not prohibited by applicable securities laws, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b) Subject to Section 12 of the Plan, the Committee is authorized to deliver under the Plan an initial amount equal to the aggregate of [__________] Common Shares (the “Share Pool”), all of which may be issued through the exercise of Incentive Stock Options granted under the Plan. The Share Pool shall be reduced by the sum of the aggregate number of Common Shares which become subject to Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards, other than Substitute Awards.

(c) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall not count against the Common Shares available for grant from the Share Pool. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards from the Share Pool. Notwithstanding the provisions of this paragraph 5(c), any such reverted Common Shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the Share Pool, except as required by reason of Section 422 and related provisions of the Code.

(f) In any fiscal year of the Company during any part of which this Plan is in effect, no Participant who is an Eligible Person solely by reason of being a non-employee director of the Company or an Affiliate may be awarded cash compensation and Awards that have a fair value that exceeds [______] in the aggregate (with the “fair value” of Awards issued under the Plan, determined as of their Dates of Grant in accordance with FASB ASC Topic 718 (or other applicable accounting guidance)).

6. Eligibility. Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan and who have accepted (or, if required by the Committee, entered into) an Award agreement.

Annex F-8

7. Options.

(a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option and such Incentive Stock Option so qualifies as an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and Affiliates that constitutes a “parent” or “subsidiary corporation” within the meaning of Section 424 of the Code, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Date of Grant; provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided further, that notwithstanding any vesting dates set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or Disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) three (3) months following termination of employment or service for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

Annex F-9

(d) Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two (2) years after the Date of Grant of the Incentive Stock Option or (ii) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

Annex F-10

8. Stock Appreciation Rights.

(a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

(b) Strike Price. Except with respect to Substitute Awards, the strike price (“Strike Price”) per Common Share for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share determined as of the Date of Grant.

(c) Vesting and Expiration. A SAR shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or Disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) three (3) months following termination of employment or service for any reason other than such Participant’s death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee and set forth in the Award agreement. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

Annex F-11

(b) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable; provided, however, that any dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the dividends withheld at a rate and subject to such terms as determined by the Committee. The dividends so withheld and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee and as set forth in the Award agreement, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee as specified in the Award agreement, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share. If such share is forfeited, the Participant shall have no right to such dividends.

Annex F-12

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one (1) Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Shares in lieu of delivering only Common Shares in respect of such Restricted Stock Units, as specified in the Award agreement, or (B) defer the delivery of Common Shares (or cash or part cash and part Common Shares, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid. The Award agreement with respect to a Restricted Stock Unit Award may specify that the Participant shall be eligible to receive dividend equivalents; provided, however, that any dividend equivalents with respect to the Restricted Stock Units shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the dividend equivalents withheld at a rate and subject to such terms as determined by the Committee. The dividend equivalents so withheld and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee and as set forth in the Award agreement, in shares of Common Stock having a Fair Market Value equal to the amount of such dividend equivalents, if applicable, upon the settlement of the underlying Restricted Stock Units and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such dividend equivalents.

10. Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.

11. Performance Compensation Awards.

(a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.

(b) Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, and the Performance Formula.

(c) Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client or customer retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects and (xxxiv) any other goal selected by the Committee, whether or not listed herein. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

Annex F-13

(d) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e) Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must remain continuously employed by or in service with the Company through the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Unless otherwise determined by the Committee or as set forth in the Award agreement, Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(f) Timing of Award Payments. Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with paragraph 11(e).

Annex F-14

12. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(iii) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(iv) modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(v) deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(vi) providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(vii) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Annex F-15

13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to paragraph 13(b) (to the extent required by the proviso in such paragraph 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price or Strike Price and replace it with a new Option or SAR, another Award or cash; and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

14. General.

(a) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

Annex F-16

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee in its sole discretion, or (2) as provided in the applicable Award agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option or SAR unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option or SAR if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option or SAR shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(b) Tax Withholding and Deductions.

(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case-by-case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.

Annex F-17

(c) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(d) Addenda. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(e) Designation and Change of Beneficiary. Each Participant may file with the Committee (or its designee) a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee (or its designee). The last such designation received by the Committee (or its designee) shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee (or its designee) prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(f) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence, nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa), shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate, provided that there is no break in such service.

(g) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

Annex F-18

(h) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order for such Award to comply with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the earlier of (i) the applicable Award cancellation date, or (ii) the exercise date or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(i) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly-appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

Annex F-19

(j) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(k) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(l) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(m) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(n) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(o) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Annex F-20

(p) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(q) Code Section 409A.

(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Unless otherwise specifically provided in the Award agreement, each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii) If a Participant is a “specified employee” at the time of his or her “separation from service” (as each such term is defined for purposes of Code Section 409A), no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such “separation from service” shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (A) the first business day after the date that is six (6) months following the date of the Participant’s termination of service, and (B) within thirty (30) days following the date of the Participant’s death. For purposes of determining the timing of any payment, references in the Plan and any Award agreement to “termination of employment,” “termination of service” or similar terms shall mean a “separation from service” as defined for purposes of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii) Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Code Section 409A, or (B) comply with the requirements of Code Section 409A.

(r) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(s) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(t) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(u) Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.

[Signature page follows]

Annex F-21

IN WITNESS WHEREOF, this ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.

Adopted by consent of the Board: [______________, 2026]

Shareholder Approved: [____________________, 2026]

ONE Nuclear Energy Inc.

By:

Title:

Date:

[Signature page to ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan]

Annex F-22

ADDENDUM A

ONE NUCLEAR ENERGY INC. 2026 EQUITY AND INCENTIVE PLAN

CALIFORNIA PARTICIPANTS

Prior to the date, if ever, on which the Common Shares of the Company become a listed security and/or the Company is subject to the reporting requirements of the Exchange Act, the terms of this Addendum shall apply to Awards issued to a Participant whose Award is issued in reliance on Section 25102(o) of the California Corporations Code (a “California Participant”). This Addendum is intended to satisfy the requirements of Section 25102(o) of the California Corporations Code and the regulations issued thereunder (“Section 25102(o)”). Definitions in the Plan and Award agreement are applicable to this Addendum.

1. In the event of termination of the Participant’s employment or other service other than for Cause, Options that are exercisable on the date of termination may not terminate prior to the earlier to occur of the Option expiration date or thirty (30) days from termination (six (6) months, if termination is due to death or Disability).

2. Notwithstanding anything to the contrary in the Plan, no Option Award may be exercisable on or after the tenth (10th) anniversary of the grant date and any Award agreement shall terminate on or before the tenth (10th) anniversary of the grant date.

3. Options granted under the Plan shall be non-transferable other than by will, by the laws of descent and distribution, to a revocable trust or as permitted by Rule 701 of the Securities.

4. Notwithstanding anything to the contrary in the Plan dealing with capital adjustments, the Board shall in any event make such adjustments as may be required by Section 25102(o).

5. The Company shall furnish summary financial information (audited or unaudited) of the Company’s financial condition and results of operations, consistent with the requirements of applicable laws, at least annually to each California Participant during the period such Participant has one or more Awards outstanding, and in the case of an individual who acquired shares of Common Stock pursuant to the Plan, during the period such Participant owns such shares of Common Stock; provided, however, the Company shall not be required to provide such information if (a) the issuance is limited to key persons whose duties in connection with the Company assure their access to equivalent information or (b) the Plan complies with all conditions of Rule 701 of the Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701.

6. The Plan must be approved by a majority of the outstanding securities entitled to vote by the later of (a) within 12 months before or after the date the Plan is adopted or (b) prior to or within 12 months of the granting of any Option or issuance of any security under the Plan in the State of California. Any Option granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained. This provision shall not apply to a foreign private issuer, as defined by Rule 3b-4 of the Exchange Act, provided that the aggregate number of persons in the State of California granted options under all option plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed 35.

Annex F-23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The HVII Organizational Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. HVII has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures HVII against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HVII pursuant to the foregoing provisions, HVII has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HVII’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by HVII only if (i) HVII has sufficient funds outside of the Trust Account or (ii) HVII consummates an initial business combination.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement:

Exhibit No	Exhibit
2.1†	Business Combination Agreement, dated as of October 22, 2025, by and among Hennessy Capital Investment Corp. VII, Solis Merger Sub LLC, and ONE Nuclear Energy LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1).
2.2	Omnibus Amendment No. 1 to the Business Combination Agreement and Promissory Note, dated as of March 31, 2026, by and among Hennessy Capital Investment Corp. VII, Solis Merger Sub LLC, and ONE Nuclear Energy LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-2).
2.3	Omnibus Amendment No. 2 to the Business Combination Agreement and Promissory Note, dated as of June 1, 2026, by and among Hennessy Capital Investment Corp. VII, Solis Merger Sub LLC, and ONE Nuclear Energy LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-3).
2.4*	Plan of Domestication.
3.1	Amended and Restated Memorandum and Articles of Association of Hennessy Capital Investment Corp. VII (incorporated herein by reference to Exhibit 3.1 filed with Hennessy Capital Investment Corp. VII’s Form 8-K filed with the SEC on January 21, 2025).
3.2	Form of Certificate of Incorporation of Hennessy Capital Investment Corp. VII (to be renamed ONE Nuclear Energy Inc.) to become effective upon Domestication (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Form of Bylaws of Hennessy Capital Investment Corp. VII (to be renamed ONE Nuclear Energy Inc.) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
3.4*	Form of Certificate of Corporate Domestication of Hennessy Capital Investment Corp. VII, to be filed with the Secretary of the State of Delaware.
4.1*	Specimen Unit Certificate of Hennessy Capital Investment Corp. VII (incorporated by reference to Exhibit 4.1 of HVII’s Registration Statement on Form S-1/A (File No. 333-283087) filed with the SEC on January 15, 2025).
4.2*	Specimen HVII Class A Ordinary Share Certificate of Hennessy Capital Investment Corp. VII (incorporated by reference to Exhibit 4.2 of HVII’s Registration Statement on Form S-1/A (File No. 333-283087) filed with the SEC on January 15, 2025).
4.3*	Specimen Common Stock Certificate of ONE Nuclear Energy Inc. (post-Business Combination)
5.1*	Legal Opinion of Sidley Austin LLP.
8.1*	Tax Opinion of Sidley Austin LLP
10.1	Form of A&R Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.2	Form of Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.3	Form of ONE Nuclear Equity Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.4*	Executive Services Agreement, dated August 18, 2025, by and between ONE Nuclear and BCR-ABL LLC
10.5*	Promissory Note, dated December 19, 2025, issued by ONE Nuclear Energy LLC to Hennessy Capital Investment Corp. VII
21.1*	List of Subsidiaries of Hennessy Capital Investment Corp. VII
23.1	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Sidley Austin LLP. (incorporated by reference to 5.1)
23.3	Consent of WithumSmith+Brown, PC.
24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1	Form of Proxy Card.
99.2*	Consent of Kyle Crowley to be Named as a Director.
99.3*	Consent of Darryl Willis to be Named as a Director.
99.4	Consent of Elizabeth Williams to be Named as a Director.
99.5	Consent of Daniel J. Hennessy to be Named as a Director.
99.6	Consent of Kevin Dowd to be Named as a Director.
99.7	Consent of Richard Taylor to be Named as a Director.
99.8	Consent of Robert Carilli to be Named as a Director.
101.INS	XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table

* Previously Filed

†	Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Hennessy Capital Investment Corp. VII agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

II-1

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zephyr Cove, Nevada on July 27, 2026.

HENNESSY CAPITAL INVESTMENT CORP. VII

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the HVII Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel J. Hennessy	Chairman and Chief Executive Officer
Daniel J. Hennessy	(Principal Executive Officer)	July 27, 2026

*	President and Chief Operating Officer and Director
Thomas D. Hennessy		July 27, 2026

/s/ Nicholas Geeza	Executive Vice President, Chief Financial Officer and Secretary
Nicholas Geeza	(Principal Financial and Accounting Officer)	July 27, 2026

*
Grant R. Allen	Director	July 27, 2026

*
Brian Bonner	Director	July 27, 2026

*
Anna Brunelle	Director	July 27, 2026

*
Javier Saade	Director	July 27, 2026

*
Poonam Sharma	Director	July 27, 2026

*By:	/s/ Nicholas Geeza
Nicholas Geeza
Attorney-in-Fact

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SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida on July 27, 2026.

ONE NUCLEAR ENERGY LLC

By:	/s/ Richard Taylor
Name:	Richard Taylor
Title:	Co-Founder, Chairman of the ONE Nuclear Board, Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard Taylor	Co-Founder, Chairman of the ONE Nuclear Board, Chief Executive Officer
Richard Taylor	(Principal Executive Officer)	July 27, 2026

/s/ Coen Weddepohl	Chief Financial Officer
Coen Weddepohl	(Principal Financial and Accounting Officer)	July 27, 2026

*	Co-Founder and Chief Strategy Officer and Director
Robert Carilli		July 27, 2026

*	Co-Founder and Chief Operating Officer and Director
Kevin Dowd		July 27, 2026

*By:	/s/ Richard Taylor
Richard Taylor
Attorney-in-Fact

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